As filed the Securities and Exchange Commission on January 28, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PROFESSIONAL HOLDING CORP.
(Name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code)	46-5144312 (I.R.S. Employer Identification Number)
396 Alhambra Circle, Suite 255
Coral Gables, Florida 33134
(786) 483-1757
(Address and telephone number of principal executive offices)
Daniel R. Sheehan
Chairman and Chief Executive Officer
Professional Holding Corp.
5100 PGA Boulevard, Suite 101
Palm Beach Gardens, Florida 33418
(561) 868-1275
(Name, address and telephone number of agent for service)

With copies to:
John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue Suite 1200 Orlando, Florida 32801 Phone: (407) 843-7300 Facsimile: (407) 843-2448	Javier J. Holtz Marquis Bancorp, Inc. 355 Alhambra Circle Suite 125 Coral Gables, Florida 33134 Phone: (305) 443-2922 Facsimile: (305) 774-9937	Matthew M. Guest, Esquire Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Phone: (212) 403-1000 Facsimile: (212) 403-2000

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement has become effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share	5,287,956 shares(1)	N/A	$74,789,821(2)	$9,707.72(3)
(1)
Represents the maximum number of shares of Class A common stock, par value $0.01 per share, of Professional Holding Corp. (“Professional Class A common stock”) estimated to be issuable upon consummation of the transaction described herein.

(2)
Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is equal to the product of  (x) $17.04, the book value per share of common stock, par value $5.00 per share, of Marquis Bancorp, Inc. (“Marquis common stock”) as of December 31, 2019 and (y) 4,389,074, the estimated maximum number of shares of Marquis common stock that may be exchanged for the merger consideration.

(3)
Computed in accordance with Rules 457(f) of the Securities Act solely for the purpose of calculating the registration fee and based upon a rate of  $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION DATED JANUARY 28, 2020
PROFESSIONAL HOLDING CORP.	MARQUIS BANCORP, INC.

To the Shareholders of Professional Holding Corp. and Marquis Bancorp, Inc.:
We are pleased to report that the boards of directors of Professional Holding Corp. (“Professional”) and Marquis Bancorp, Inc. (“Marquis”) have entered into a definitive merger agreement that provides for the combination of the two companies. Under the merger agreement, Marquis will merge with and into Professional, with Professional as the surviving company in the merger. We cannot complete the merger transaction without your approval. Holders of shares of Professional Class A common stock will vote to approve the issuance of Professional Class A common stock in connection with the merger pursuant to the requirements of the Nasdaq Listing Rules at a special meeting of shareholders to be held on [           ]. Holders of shares of Marquis common stock will vote to approve the merger agreement at a special meeting of shareholders to be held on [           ]. This document, which serves as a joint proxy statement for the special meetings of Professional and Marquis shareholders and as a prospectus for the shares of Class A common stock, par value $0.01 per share, of Professional (the “Professional Class A common stock”) to be issued in the merger to Marquis shareholders, gives you detailed information about the special meetings and the merger.
Under the terms of the merger agreement, each share of Marquis common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and certain shares held by Professional, Marquis or their wholly owned subsidiaries) will be converted into the right to receive 1.2048 shares of Professional Class A common stock, subject to cash in lieu of fractional shares.
The value of the shares of Professional Class A common stock to be issued in the merger will fluctuate between now and the closing date of the merger, including as a result of the completion of Professional’s previously announced initial public offering, the consummation of which is a condition to each party’s obligation to consummate the merger. Based on a price of  $18.25 per share of Professional Class A common stock, which represents the valuation of Professional’s December 2018 capital raise, the merger consideration represented approximately $21.99 for each share of Marquis common stock. We encourage you to obtain current market quotations for Professional Class A common stock before you vote. Professional has applied to list its Class A common stock on the Nasdaq Global Market under the symbol “PFHD.”
Based on the current number of shares of Marquis common stock outstanding, Professional currently expects to issue approximately 4.1 million shares upon completion of the merger. However, an increase or decrease in the number of outstanding shares of Marquis common stock prior to completion of the merger could cause the actual number of shares issued upon completion of the merger to change.
Marquis shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to Marquis. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for Marquis Shareholders” beginning on page 107.
Your vote is very important. To ensure your representation at the Professional or Marquis special meeting, as applicable, please complete and return the enclosed proxy card. Whether or not you expect to attend the Professional or Marquis special meeting, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the applicable special meeting. If you do not vote your shares of Class A common stock, it will have the same effect as voting “AGAINST” the merger.
Each of the Marquis and Professional boards of directors has adopted and approved the merger agreement and the transactions contemplated by the merger agreement and recommends that its respective shareholders vote “FOR” approval of the merger agreement and the issuance of Professional Class A common stock to be issued in the merger, respectively, and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.
You should read this entire joint proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meetings and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 44 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
On behalf of the Professional and Marquis boards of directors, thank you for your prompt attention to this important matter.
Sincerely,
Daniel R. Sheehan Chairman and Chief Executive Officer Professional Holding Corp.	Javier J. Holtz Chairman and Chief Executive Officer Marquis Bancorp, Inc.
The shares of Professional Class A common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either Professional or Marquis, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Florida Office of Financial Regulation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [           ], 2020, and is being first mailed to Professional and Marquis shareholders on or about [           ], 2020.

PROFESSIONAL HOLDING CORP.
396 Alhambra Circle, Suite 255
Coral Gables, Florida 33134
(786) 483-1757
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [      ]
NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Professional Holding Corp. (“Professional”) will be held at the main office of Professional at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134 on [      ], at [      ] local time, for the following purposes:
1.   Approval of Share Issuance.   To approve the issuance of Professional Class A common stock in connection with the Agreement and Plan of Merger, dated as of August 9, 2019 (as it may be amended from time to time, the “merger agreement”), by and between Professional and Marquis Bancorp, Inc. (“Marquis”), providing for the merger of Marquis with and into Professional (“Professional share issuance proposal”). A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
2.   Adjourn or Postpone the Special Meeting.   To consider and vote upon a proposal of the Professional board of directors to adjourn or postpone the Professional special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Professional special meeting to approve the Professional share issuance proposal (“Professional adjournment proposal”).
The Professional board of directors has set [      ] as the record date for the Professional special meeting. Only shareholders of record at the close of business on [      ] are entitled to notice of, and to vote at, the Professional special meeting.
Assuming a quorum is present, approval of each of the Professional share issuance proposal and the Professional adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal at the Professional special meeting. Professional will transact no other business at the Professional special meeting, except for business properly brought before the Professional special meeting or any adjournment or postponement thereof.
Professional shareholders must approve the Professional share issuance proposal in order for the merger to occur. If Professional shareholders fail to approve the Professional share issuance proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Professional special meeting. Please review the joint proxy statement/prospectus carefully.
Your vote is very important. You are cordially invited to attend the Professional special meeting in person. To ensure your representation at the Professional special meeting, please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as promptly as possible, even if you plan to attend the Professional special meeting. No additional postage is required if mailed within the United States. If you choose to attend the Professional special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Professional shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the Professional special meeting as specified in the accompanying joint proxy statement/prospectus.

The Professional board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interest of, Professional and its shareholders. The Professional board of directors unanimously recommends that Professional shareholders vote “FOR” the Professional share issuance proposal and “FOR” the Professional adjournment proposal.
By Order of the Board of Directors
Daniel R. Sheehan
Daniel R. Sheehan
Chairman and Chief Executive Officer
Professional Holding Corp.
[           ], 2020

YOUR VOTE IS VERY IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE PROFESSIONAL SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE PROFESSIONAL SPECIAL MEETING. THE PROFESSIONAL SHARE ISSUANCE PROPOSAL WILL BE APPROVED IF A MAJORITY OF THE VOTES CAST ON THE PROFESSIONAL SHARE ISSUANCE PROPOSAL AT THE PROFESSIONAL SPECIAL MEETING ARE VOTED IN FAVOR OF THE PROPOSAL. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL PROFESSIONAL AT (786) 483-1757.

MARQUIS BANCORP, INC.
355 Alhambra Circle, Suite 125
Coral Gables, Florida 33134
(305) 443-2922
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [      ]
NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Marquis Bancorp, Inc. (“Marquis”) will be held at the La Gorce Country Club, 5685 Alton Road, Miami Beach, Florida 33140 on [      ], at [      ] local time, for the following purposes:
1.   Approve Agreement and Plan of Merger.   To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 9, 2019 (as it may be amended from time to time, the “merger agreement”), by and between Marquis and Professional Holding Corp. (“Professional”), pursuant to which Marquis will merge with and into Professional, with Professional as the surviving company in the merger (“Marquis merger proposal”). A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
2.   Adjourn or Postpone the Special Meeting.   To consider and vote upon a proposal of the Marquis board of directors to adjourn or postpone the Marquis special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Marquis special meeting to approve the Marquis merger proposal (“Marquis adjournment proposal”).
The Marquis board of directors has set [      ] as the record date for the Marquis special meeting. Only shareholders of record at the close of business on [      ]are entitled to notice of, and to vote at, the Marquis special meeting.
Holders of Marquis common stock who comply with the provisions of Florida law relating to appraisal rights applicable to the merger are entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Annex D to this joint proxy statement/prospectus.
The affirmative vote of the holders of at least a majority of the outstanding shares of Marquis common stock entitled to vote thereon is required to approve the Marquis merger proposal. Assuming a quorum is present, approval of the Marquis adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Marquis special meeting. Marquis will transact no other business at the Marquis special meeting, except for business properly brought before the Marquis special meeting or any adjournment or postponement thereof.
Marquis shareholders must approve the Marquis merger proposal in order for the merger to occur. If Marquis shareholders fail to approve the Marquis merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Marquis special meeting.
Your vote is very important. You are cordially invited to attend the Marquis special meeting in person. To ensure your representation at the Marquis special meeting, please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as promptly as possible, even if you plan to attend the Marquis special meeting. No additional postage is required if mailed within the United States. If you choose to attend the Marquis special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Marquis shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the Marquis special meeting as specified in the accompanying joint proxy statement/prospectus.

The Marquis board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interest of, Marquis and its shareholders. The Marquis board of directors unanimously recommends that Marquis shareholders vote “FOR” the Marquis merger proposal and “FOR” the Marquis adjournment proposal.
By Order of the Board of Directors
Javier J. Holtz
Javier J. Holtz
Chairman and Chief Executive Officer
Marquis Bancorp, Inc.
[           ], 2020

YOUR VOTE IS VERY IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MARQUIS SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MARQUIS SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF MARQUIS COMMON STOCK ENTITLED TO VOTE IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL MARQUIS AT (305) 443-2922.

WHERE YOU CAN FIND MORE INFORMATION
No information regarding Professional or Marquis has been incorporated by reference into this joint proxy statement/prospectus.
Professional
Professional does not currently have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not currently subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not currently file documents and reports with the Securities and Exchange Commission (“SEC”) pursuant to such sections. Upon the consummation of Professional’s initial public offering, Professional expects that its Class A common stock will be registered under Section 12 of the Exchange Act, and Professional will thereafter file annual, quarterly and special reports, joint proxy statements and other business and financial information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be accessed at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Professional by accessing Professional’s website at www.myprobank.com. Copies can also be obtained, free of charge, by directing a written request to:
Professional Holding Corp.
396 Alhambra Circle, Suite 255
Coral Gables, Florida 33134
Attention: Corporate Secretary
Phone: (786) 483-1757
Professional has filed a Registration Statement on Form S-4 to register with the SEC the shares of Professional Class A common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is available, free of charge, by accessing the websites of the SEC and Professional or upon written request to Professional at the address set forth above.
Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4.
To obtain timely delivery of these documents, you must request them no later than [           ], 2020 in order to receive them before the special meeting of Professional shareholders.
Marquis
Marquis does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Marquis common stock, please contact Marquis at:
Marquis Bancorp, Inc.
355 Alhambra Circle, Suite 125
Coral Gables, Florida 33134
Attention: Chairman and Chief Executive Officer
Phone: (305) 443-2922
To obtain timely delivery of these documents, you must request them no later than [           ], 2020 in order to receive them before the special meeting of Marquis shareholders.
i

You should rely only on the information contained in this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Marquis or Professional that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to Marquis shareholders or Professional shareholders nor the issuance of Professional Class A common stock or the payment of cash in lieu of fractional shares by Professional in the merger shall create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, Professional supplied all information contained in this joint proxy statement/prospectus relating to Professional, and Marquis supplied all information contained in this joint proxy statement/prospectus relating to Marquis.

MARKET AND INDUSTRY DATA
This joint proxy statement/prospectus includes government, industry and trade association data, forecasts and information that Professional and Marquis have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Statements as to market position are based on market data currently available to Professional and Marquis. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although Professional and Marquis believe these sources are reliable, Professional and Marquis have not independently verified the information. Some data is also based on Professional’s and Marquis’s good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Professional and Marquis believe their internal research is reliable, even though such research has not been verified by any independent sources. While Professional and Marquis are not aware of any misstatements regarding industry data presented herein, Professional’s and Marquis’s estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this joint proxy statement/prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this joint proxy statement/prospectus.
IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than $1.07 billion in total annual gross revenue during its last fiscal year, Professional qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:
•
Professional is permitted to present only two years of audited financial statements, in addition to any required interim financial statements, and only two years of related discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Professional”;

•
Professional is exempt from the requirement to obtain an attestation from its auditors on management’s assessment of Professional’s internal control over financial reporting under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•
Professional will be permitted an extended transition period for complying with new or revised accounting standards affecting public companies and such new or revised accounting standards will not be applicable to Professional until such time as they are applicable to private companies;

•
Professional is permitted to provide reduced disclosure regarding its executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means Professional does not have to include a compensation discussion and analysis and certain other disclosures regarding its executive compensation arrangements; and

•
Professional is not required to hold non-binding shareholder advisory votes on executive compensation or golden parachute arrangements.

Professional may take advantage of some or all of these provisions for up to five years or such earlier time as Professional ceases to qualify as an emerging growth company, which will occur if Professional has more than $1.07 billion in total annual gross revenue, if Professional issues more than $1.0 billion of non-convertible debt in a three-year period, or if the market value of Professional’s common stock (including the Professional Class A common stock and Class B common stock) held by non-affiliates exceeds $700.0 million as of any June 30, in which case Professional would no longer be an emerging growth company as of the following December 31.

Professional has taken advantage of certain reduced reporting obligations in this joint proxy statement/prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold securities. In addition, Professional expects to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports it will file with the SEC and proxy statements that Professional uses to solicit proxies from its shareholders.

v

APPENDICES:
Annex A
Agreement and Plan of Merger dated as of August 9, 2019, by and between Professional
Holding Corp. and Marquis Bancorp, Inc.

Annex B
Opinion of Janney Montgomery Scott, LLC

Annex C
Opinion of Stephens Inc.

Annex D
Provisions of Florida Business Corporation Act Relating to Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are answers to certain questions that you may have regarding the special meetings. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this document.
Q:
What am I being asked to vote on and why is this approval necessary?

A:
Marquis shareholders are being asked to vote to approve the Agreement and Plan of Merger, dated as of August 9, 2019 (as it may be amended from time to time, the “merger agreement”), entered into between Professional Holding Corp. (“Professional”) and Marquis Bancorp, Inc. (“Marquis”). Pursuant to the merger agreement, Marquis will be merged with and into Professional, with Professional being the surviving company (the “merger”). Immediately following the merger, Marquis’s wholly owned bank subsidiary, Marquis Bank, will be merged with and into Professional’s wholly owned bank subsidiary, Professional Bank, with Professional Bank being the surviving subsidiary bank of Professional (the “bank merger”).

Professional shareholders are being asked to vote to approve the issuance of Professional Class A common stock in connection with the merger pursuant to the merger agreement (the “Professional share issuance”), as required under applicable Nasdaq Listing Rules.
In order to complete the merger, each party needs not only the approval of its respective shareholders, but the approval of both of these mergers by the applicable banking regulators.
This document constitutes both a joint proxy statement of Professional and Marquis and a prospectus of Professional. It is a joint proxy statement because each of the board of directors of Professional and Marquis is soliciting proxies using this document from their respective shareholders. It is a prospectus because Professional, in connection with the merger, is offering shares of its Class A common stock in exchange for outstanding shares of Marquis common stock in the merger.
Q:
Why do Professional and Marquis want to merge?

A:
We believe the combination of Professional and Marquis will create one of the leading community banking franchises in the state of Florida. Each of the Professional and Marquis boards of directors has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interest of, its respective shareholders, and unanimously recommends that its shareholders vote for their respective proposals. You should review the reasons for the merger described in greater detail under “The Merger — Recommendation of the Marquis Board of Directors and Reasons for the Merger” and “The Merger — Recommendation of the Professional Board of Directors and Reasons for the Merger.”

Q:
What will Marquis shareholders receive in the merger?

A:
Under the terms of the merger agreement, Marquis shareholders will be entitled to receive 1.2048 shares of Professional Class A common stock (the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”) for each share of Marquis common stock, except for dissenting shares and shares of Marquis common stock owned by Marquis, Professional or their wholly owned subsidiaries (other than (i) shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Marquis or Professional in respect of a debt previously contracted), they hold immediately prior to the effective time of the merger (which we refer to as the “effective time”). Professional will not issue any fractional shares of Professional Class A common stock in the merger. Instead, for each fractional share of Professional Class A common stock that would otherwise be issued, Professional will pay cash in an amount equal to the fraction of a share of Professional Class A common stock which the holder would otherwise be entitled to receive multiplied by the market value of Professional Class A common stock as agreed by the parties prior to the effective time. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Q:
Will the value of the merger consideration change between the date of this document and the time the merger is completed?

A:
Yes. Although the number of shares of Professional Class A common stock that each Marquis shareholder will receive in the merger is fixed, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value for Professional Class A common stock. Any fluctuation in the market price of Professional Class A common stock after the date of this document will change the value of the shares of Professional Class A common stock that Marquis shareholders will receive. Therefore, at the time of the Marquis special meeting, holders of Marquis common stock will not know the market value of the consideration to be received by holders of Marquis common stock at the effective time of the merger.

Marquis shareholders should obtain current sale prices for the Professional Class A common stock. Professional Class A common stock is currently quoted on the OTC Pink Sheets, but has experienced very limited trading volume in the over-the-counter market. As a result, there has been no significant public market for Professional Class A common stock historically and an active trading market for the Professional Class A common stock may not develop or be sustained after Professional’s initial public offering. In connection with its initial public offering, Professional has applied to list its Class A common stock on the Nasdaq Global Market under the symbol “PFHD. Following the initial public offering, Marquis shareholders may obtain current sale prices through the Nasdaq Global Market.
Q:
What will happen to Marquis equity awards in the merger?

A:
At the effective time of the merger, each stock option to purchase shares of Marquis common stock granted under a Marquis equity plan that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be converted into an option to acquire the number of shares of Professional Class A common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Marquis common stock subject to such Marquis stock option immediately prior to the effective time by (ii) the exchange ratio, at an exercise price per share of Professional Class A common stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Marquis common stock subject to such Marquis stock option divided by (y) the exchange ratio. Such converted stock options will be generally subject to substantially the same terms and conditions (including vesting) as were applicable prior to the effective time, subject to certain exceptions as described in the section entitled “The Merger Agreement — Treatment of Marquis Equity Awards” beginning on page 115.

Q:
What are the conditions to completion of the merger?

A:
The obligations of Professional and Marquis to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, approval of the Marquis merger proposal by Marquis shareholders, approval of the Professional share issuance proposal by Professional shareholders and the consummation of Professional’s initial public offering. For further information, please see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 124.

Q:
When will the merger be completed?

A:
Professional and Marquis are working to complete the merger as soon as possible. They expect the merger to be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including regulatory and shareholder approvals, and other customary closing conditions. While Professional and Marquis currently expect the merger to be completed during the first quarter of 2020, because fulfillment of some of the conditions to completion of the merger is not entirely within either party’s control, neither Professional nor Marquis can assure you that the merger will be completed within such time period or at all.

Q:
Who can vote at the special meetings of shareholders?

A:
Professional Special Meeting.   Holders of shares of Professional Class A common stock at the close of business on [   ], which is the date that the Professional board of directors has fixed as the record date for the Professional special meeting, are entitled to vote at the Professional special meeting.

Marquis Special Meeting.   Holders of record of Marquis common stock at the close of business on [•], which is the date that the Marquis board of directors has fixed as the record date for the Marquis special meeting, are entitled to vote at the Marquis special meeting.
Q:
What constitutes a quorum and what vote is required to approve the respective proposals?

A:
The presence at the Professional and Marquis special meetings, in person or represented by proxy, of the holders of a majority of the outstanding shares of Professional and Marquis common stock entitled to vote at its respective special meeting will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum; however, broker non-votes will not be included.

Assuming the presence of a quorum at each special meeting, approval of the Marquis merger proposal requires the affirmative vote of the holders of a majority of the shares of Marquis common stock outstanding and entitled to vote on the record date, and the approval of the Professional share issuance proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shareholders will have one vote for each share of Professional or Marquis voting common stock owned by them.
Q:
Do the Professional and Marquis boards of directors support the merger?

A:
Yes. The Professional and Marquis boards of directors have unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interest of, its respective shareholders and recommends that shareholders vote for approval of their respective proposals. As described elsewhere in this document, the directors of Professional and Marquis have each agreed to vote their shares of Professional Class A common stock and Marquis common stock, respectively, for the approval of their company’s respective proposals, subject to the terms of their respective voting agreements.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or nominee.

Q:
How do I vote?

A:
If you are a shareholder of record of Professional as of the record date, you may submit your proxy before the Professional special meeting in one of the following ways:

•
Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or

•
You may also cast your vote in person at the Professional special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.
If you are a shareholder of record of Marquis as of the record date, you may submit your proxy before the Marquis special meeting in one of the following ways:
•
Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelop, or

•
You may also cast your vote in person at the Marquis special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:
When and where is the special meeting of Professional shareholders?

A:
The Professional special meeting will take place on [•], at [•], local time, at the main office of Professional at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134. Subject to space availability, all Professional shareholders as of the record date, or their duly appointed proxies, may attend the Professional special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [•], local time.

Q:
When and where is the special meeting of Marquis shareholders?

A:
The Marquis special meeting will take place on [•], at [•], local time, at the La Gorce Country Club, 5685 Alton Road, Miami Beach, Florida 33140. Subject to space availability, all Marquis shareholders as of the Marquis record date, or their duly appointed proxies, may attend the Marquis special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [•], local time.

Q:
If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
No. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Professional or Marquis or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:
What if I do not vote or I abstain?

A:
For purposes of each of the Professional special meeting and the Marquis special meeting, an abstention occurs when a shareholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting.

For the Professional share issuance proposal and the Professional adjournment proposal, if a Professional shareholder present in person at the Professional special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for such proposal. If a Professional shareholder is not present in person at the Professional special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.
For the Marquis merger proposal, if a Marquis shareholder present in person at the Marquis special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Marquis shareholder is not present in person at the Marquis special meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” such proposal.
For the Marquis adjournment proposal, if a Marquis shareholder present in person at the Marquis special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for such proposal. If a Marquis shareholder is not present in person at the Marquis special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.
Q:
What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares represented by your proxy will be voted as recommended by your company’s board of directors.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. There are four ways in which you may revoke your proxy and change your vote prior to the applicable special meeting. First, you may send a written notice to the Corporate Secretary of Professional or Marquis, as the case may be, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, if you voted by telephone or the Internet, you may log onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card. Fourth, you may attend the special meeting of Professional or Marquis shareholders, as the case may be, and vote in person. Simply attending the applicable special meeting, however, will not revoke your proxy.
If you choose any of the first three methods, you must take the described action such that the notice, Internet or telephone vote or proxy card, as applicable, is received no later than the beginning of the applicable special meeting.
If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.
Q:
Do I need identification to attend the Professional or Marquis special meeting in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Professional Class A common stock or Marquis common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Professional Class A common stock or Marquis common stock, as applicable, on the record date.

Q:
Can Marquis shareholders exercise dissenters’ rights in connection with the merger?

A:
Yes. If a Marquis shareholder wants to exercise appraisal rights and receive the fair value of shares of Marquis common stock in cash instead of the merger consideration, then you must file a written objection with Marquis prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as set forth in Annex D to this joint proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for Marquis Shareholders” beginning on page 107. Due to the complexity of the procedures for exercising the right to seek appraisal, Marquis shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:
What are the U.S. federal income tax consequences of the merger to Marquis shareholders?

A:
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the completion of the merger that Professional and Marquis receive written opinions from their respective advisors to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127) of Marquis common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Marquis common stock for shares of Professional Class A common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Professional Class A common stock. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127.

All holders of Marquis common stock should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Marquis shareholders will not receive any consideration for their shares of Marquis common stock in connection with the merger. Instead, Marquis will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Marquis or Professional may be required to pay the other party a fee with respect to such termination. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee” beginning on pages 125 and 125, respectively.

Q:
Should Marquis shareholders send in their Marquis stock certificates now?

A:
No. Marquis shareholders SHOULD NOT send in any stock certificates now. After the merger is completed, you will receive separate written instructions explaining how you should exchange your Marquis stock certificates.

Q:
What should I do if I receive more than one set of voting materials?

A:
Professional shareholders and Marquis shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of Professional and/or Marquis common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Professional Class A common stock or Marquis common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of Professional Class A common stock and/or Marquis common stock that you own.

Q:
Whom should I call with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:
If you are a Professional shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Professional at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134, telephone: (786) 483-1757.

If you are a Marquis shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Marquis at 355 Alhambra Circle, Suite 125, Coral Gables, Florida 33134, telephone: (305) 443-2922, Attn: Chairman and Chief Executive Officer.

SUMMARY
The following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Professional and Marquis encourage you to read the merger agreement because it is the legal document that governs the merger.
Unless the context otherwise requires throughout this document, “Professional” refers to Professional Holding Corp., “Marquis” refers to Marquis Bancorp, Inc. and “we,” and “our” refer collectively to Professional and Marquis. The parties refer to the proposed merger of Marquis with and into Professional as the “merger,” the merger of Marquis Bank with and into Professional Bank as the “bank merger,” and the Agreement and Plan of Merger dated as of August 9, 2019, by and between Professional and Marquis, as it may be amended from time to time, as the “merger agreement.”
Information Regarding Professional and Marquis
Professional Holding Corp.
396 Alhambra Circle, Suite 255
Coral Gables, Florida 33134
(786) 483-1757
Professional is a financial holding company incorporated in 2014 and headquartered in Coral Gables, Florida. Professional operates primarily through its wholly owned subsidiary, Professional Bank, a Florida state-chartered bank, which commenced operations in 2008. Professional focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of its clients. Professional’s clients are small to medium sized businesses, the owners and operators of these businesses, and other professionals, entrepreneurs and high net worth individuals. Professional currently conducts its banking operations from five branches and four loan production offices located exclusively in the Miami-Fort Lauderdale-West Palm Beach or Miami-Dade metropolitan statistical area, which encompasses three rapidly growing counties in Florida: Miami-Dade, Broward, and Palm Beach counties. As of September 30, 2019, Professional had total assets of  $963.2 million, total net loans of  $764.7 million, total deposits of  $823.1 million and total shareholders’ equity of  $78.0 million.
Marquis Bancorp, Inc.
355 Alhambra Circle, Suite 125
Coral Gables, Florida 33134
(305)443-2922
Marquis, a Florida corporation incorporated in 2016, is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Marquis Bank, a Florida-chartered non-member bank, and is subject to the supervision and regulation of the Federal Reserve Board and Florida Office of Financial Regulation. Marquis conducts all of its material business operations through Marquis Bank, its primary asset. Marquis Bank is a full-service commercial bank and commenced operations in 2007. Marquis Bank is headquartered in Coral Gables, Florida and has branches in Aventura and Fort Lauderdale, Florida. At September 30, 2019, Marquis had total consolidated assets of approximately $676.8 million, total consolidated deposits of approximately $557.4 million, total consolidated net loans of approximately $560.0 million, and total consolidated shareholders’ equity of approximately $56.4 million.
The Merger and the Merger Agreement (see pages 83 and 113)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Subject to the terms and conditions of the merger agreement, in the merger, Marquis will merge with and into Professional, with Professional as the surviving company in the merger. Immediately following the merger, Marquis’s wholly owned bank subsidiary, Marquis Bank, will be merged with and into Professional’s wholly owned bank subsidiary, Professional Bank, with Professional Bank being the surviving subsidiary bank of Professional.
Closing and Effective Time of the Merger (see page 113)
The closing date is currently expected to occur in the first quarter of 2020. In connection with the merger, Professional will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Professional nor Marquis can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective shareholders’ approvals will be received.
Merger Consideration (see page 113)
Under the terms of the merger agreement, Marquis shareholders will be entitled to receive 1.2048 shares of Professional Class A common stock (the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”) for each share of Marquis common stock, except for dissenting shares and shares of Marquis common stock owned by Marquis, Professional or their wholly owned subsidiaries (other than (i) shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Marquis or Professional in respect of a debt previously contracted), they hold immediately prior to the effective time of the merger (which we refer to as the “effective time”). Professional will not issue any fractional shares of Professional Class A common stock in the merger. Instead, for each fractional share of Professional Class A common stock that would otherwise be issued, Professional will pay cash in an amount equal to the fraction of a share of Professional Class A common stock which the holder would otherwise be entitled to receive multiplied by the market value of Professional Class A common stock as agreed by the parties prior to the effective time. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
The value of the shares of Professional Class A common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on a price of  $18.25 per share of Professional Class A common stock, which represents the valuation of Professional’s December 2018 capital raise, the merger consideration represented approximately $21.99 for each share of Marquis common stock. Marquis shareholders should obtain current sale prices for the Professional Class A common stock. Professional intends to apply to list its Class A common stock on the Nasdaq Global Market under the symbol “PFHD.”
Exchange of Stock Certificates (see page 114)
Promptly after the effective time of the merger, Professional’s exchange agent, Computershare Limited, will mail to each holder of record of Marquis common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Marquis stock certificate(s) for the merger consideration (including cash in lieu of any fractional Professional shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificate until you receive these instructions.
Material U.S. Federal Income Tax Consequences of the Merger (see page 127)
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that Professional and Marquis receive written opinions from their respective advisors to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder of Marquis common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Marquis common stock for shares of Professional Class A common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Professional Class A common stock. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127.
All holders of Marquis common stock should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Appraisal Rights (see page 107 and Annex D)
Under Florida law, Marquis shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Marquis common stock instead of receiving the merger consideration. To exercise appraisal rights, Marquis shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1340 of the Florida Business Corporation Act (the “FBCA”), which include filing a written objection with Marquis prior to the Marquis special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.
Recommendation of the Marquis Board of Directors (see page 86)
After careful consideration, the Marquis board of directors recommends that Marquis shareholders vote “FOR” the approval of the merger agreement and the approval of the other proposals described in this document. Each of the directors of Marquis has entered into a voting agreement with Professional, pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of Marquis to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreements.
For more information regarding the voting agreements, please see the section entitled “Information About the Marquis Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
For a more complete description of Marquis’s reasons for the merger and the recommendations of the Marquis board of directors, please see the section entitled “The Merger — Recommendation of the Marquis Board of Directors and Reasons for the Merger” beginning on page 86.
Opinion of Marquis’s Financial Advisor (see page 92 and Annex B)
Janney Montgomery Scott, LLC (“Janney”) was engaged by the board of directors of Marquis to act as financial advisor and to render a fairness opinion for the board of directors of Marquis in connection with a potential business combination with Professional. Janney delivered to the board of directors of Marquis its opinion dated August 12, 2019 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to the shareholders of Marquis is fair to the shareholders of Marquis from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by Marquis with respect to the investigations made or procedures followed by it in rendering this opinion.
The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annex B. Shareholders of Marquis should read these opinions in their entirety. Janney’s opinion speaks only as of August 12, 2019, the date of the opinion.
For further information, please see the section entitled “The Merger — Opinion of Marquis’s Financial Advisor” beginning on page 92.
Recommendation of the Professional Board of Directors (see page 89)
After careful consideration, the Professional board of directors recommends that Professional shareholders vote “FOR” the approval of the Professional share issuance proposal and the approval of the other proposals described in this document. Each of the directors of Professional has entered into a voting agreement with Marquis, pursuant to which each has agreed to vote “FOR” the Professional share issuance proposal and any other matter required to be approved by the shareholders of Professional to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreements.
For more information regarding the voting agreements, please see the section entitled “Information About the Professional Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
For a more complete description of Professional’s reasons for the merger and the recommendations of the Professional board of directors, please see the section entitled “The Merger — Recommendation of the Professional Board of Directors and Reasons for the Merger” beginning on page 89.
Opinion of Professional’s Financial Advisor (see page 99 and Annex C)
Professional engaged Stephens Inc. (“Stephens”) to render financial advisory and investment banking services to Professional, including an opinion to the Professional board of directors as to the fairness, from a financial point of view, to Professional, of the Exchange Ratio in the proposed acquisition of Marquis. Professional selected Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
On August 9, 2019, Stephens rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated August 9, 2019, as to the fairness, as of such date, from a financial point of view, to Professional, of the Exchange Ratio, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
The full text of the written opinion of Stephens is attached as Annex C to this document. The summary of the opinion of Stephens set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Professional common stock are urged to read this opinion in its entirety.
For further information, please see the section entitled “The Merger — Opinion of Professional’s Financial Advisor” beginning on page 99.
Interests of Marquis Directors and Executive Officers in the Merger (see page 110)
Certain of the directors and executive officers of Marquis may have interests in the merger that may be different from, or in addition to, those of Marquis’s shareholders generally. The Marquis board of directors was aware of and considered these potential interests, among other matters, in evaluating, negotiating and approving the merger agreement and the transactions contemplated thereby. See the section entitled “The Merger — Interests of Marquis Directors and Executive Officers in the Merger” beginning on page 110 for a more detailed description of these interests. These interests may include the following, among others:
•
The merger agreement provides that at the effective time of the merger, each stock option to purchase shares of Marquis common stock granted under a Marquis equity plan that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be converted into an option of substantially equivalent value to purchase shares of Professional Class A common stock, which converted stock options will be subject to substantially the same terms and conditions as were applicable immediately prior to the effective time, subject to certain exceptions, including accelerated vesting in the case of Marquis non-employee directors and to certain protections in the event of a termination without “cause” during the first year following the effective time;

•
Javier Holtz (Chairman, Chief Executive Officer and Chief Credit Officer of Marquis) and Miriam Lopez (President and Chief Lending Officer of Marquis) have entered into restrictive covenant and voting agreements providing for, among other things, certain payments in connection with the closing of the merger, subject to the executive officer’s compliance with restrictive covenants;

•
Philip Gassman (Executive Vice President and Managing Director of Professional & Executive Banking of Marquis) and David DiMuro (Executive Vice President and Senior Lending Officer of Marquis) have entered into letter agreements providing for, among other things, payments and benefits and continued employment with the combined company following the effective time of the merger;

•
Filip G. Feller (Executive Vice President and Chief Financial Officer of Marquis) has entered into a letter agreement providing for, among other things, an estimated severance payment if an employment role is not offered to him following the closing of the merger and a success bonus if he remains actively employed through the final banking system conversion;

•
Jarret L. Gross, a member of the Marquis board of directors, will be entitled to a one-time cash payment from Marquis upon the effective time of the merger in recognition of the services he provided to facilitate the transaction; and

•
Marquis’ directors and executive officers will be entitled to indemnification by Professional with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy of Professional for six years after the effective time of the merger.

Treatment of Marquis Equity Awards (see page 115)
At the effective time of the merger, each stock option to purchase shares of Marquis common stock granted under a Marquis equity plan that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be converted into an option to acquire the number of shares of Professional Class A common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Marquis common stock subject to such Marquis stock option immediately prior to the effective time by (ii) the exchange ratio, at an exercise price per share of Professional Class A common stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Marquis common stock subject to such Marquis stock option divided by (y) the exchange ratio. Such converted stock options will be generally subject to substantially the same terms and conditions (including vesting) as were applicable prior to the effective time, subject to certain exceptions as described in the section entitled “The Merger Agreement — Treatment of Marquis Equity Awards” beginning on page 115.
Regulatory Approvals (see page 106)
Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Florida Office of Financial Regulation (the “OFR”). Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the OFR. As of December 10, 2019, Professional, Marquis and/or their respective subsidiaries have received all required regulatory approvals from the Federal Reserve and the OFR. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals.”
Conditions to Completion of the Merger (see page 124)
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
•
the approval of the merger agreement by Marquis shareholders;

•
the approval of the Professional share issuance by Professional shareholders;

•
the authorization for listing on the Nasdaq Global Market of the shares of Professional Class A common stock to be issued in the merger, subject to official notice of issuance;

•
the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no order suspending such effectiveness having been issued or threatened;

•
the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•
all regulatory approvals from the Federal Reserve and any other regulatory approval required to consummate the merger, the failure of which to obtain would reasonably be expected to have a material adverse effect on the combined company, shall have been received and remain in full force and effect and all statutory waiting periods shall have expired, and no such approval shall have resulted in the imposition of any materially burdensome regulatory condition as discussed elsewhere in this document;

•
the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such party;

•
performance in all material respects by the other party of its respective obligations under the merger agreement;

•
the absence of any material adverse effect on the other party;

•
the maintenance by each of the parties of certain minimum adjusted shareholders’ equity amounts;

•
receipt by each party of an opinion of its tax advisor as to the tax-free nature of the merger; and

•
in the case of Marquis, the closing of an underwritten public offering of Professional Class A common stock pursuant to an effective registration statement under the Securities Act on Form S-1 or any similar or successor form.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed in a timely manner or at all.
Agreement Not to Solicit Other Offers (see page 120)
Under the terms of the merger agreement, Marquis has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or provide any confidential or nonpublic information or data concerning its and its subsidiaries’ business, properties or assets to, or have any discussion with any person relating to, any acquisition proposal. However, the merger agreement provides that at any time prior to the approval of the merger agreement by the Marquis shareholders, if Marquis receives an unsolicited acquisition proposal that the Marquis board of directors determines in good faith constitutes or is reasonably likely to result in a superior proposal, then Marquis may: (1) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable in the aggregate to Marquis than the confidentiality agreement entered into by Marquis and Professional prior to the execution of the merger agreement; (2) furnish confidential information regarding Marquis to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (3) negotiate with the third party making the acquisition proposal regarding such proposal, if the Marquis board of directors determines in good faith (following consultation with counsel) that failure to take such actions would or would reasonably be expected to cause the Marquis board of directors to breach its fiduciary duties under applicable law. Marquis must advise Professional in writing within 24 hours following receipt of any acquisition proposal and the substance thereof and must keep Professional apprised of any related developments, discussions and negotiations on a reasonably current basis.

Termination (see page 125)
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Marquis shareholders or the approval of the Professional share issuance by the Professional shareholders:
•
by mutual written consent of Professional and Marquis by a written instrument authorized by the boards of directors of Professional and Marquis;

•
by either Professional or Marquis, if  (1) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (2) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•
by either Professional or Marquis, if the merger has not been completed by August 9, 2020, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•
by either Professional or Marquis, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 business days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•
by Professional, if  (1) the Marquis board of directors fails to recommend that the Marquis shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to Professional, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to Professional, such recommendation (referred to as a “change in recommendation”), or (2) Marquis materially breaches the provisions of the merger agreement relating to third party acquisition proposals;

•
by Professional, if the Marquis shareholders fail to approve the merger agreement at a duly held meeting of the shareholders or at an adjournment or postponement thereof;

•
by Marquis, if the Professional board of directors fails to recommend that Professional shareholders approve the Professional share issuance in connection with the merger or withdraws or modifies, in a manner adverse to Marquis, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Marquis such recommendation; and

•
by Marquis, if the Professional shareholders fail to approve the Professional share issuance in connection with the merger at a duly held meeting of the shareholders or at an adjournment or postponement thereof.

Termination Fee (see page 125)
Marquis must pay Professional a termination fee of  $4 million:
•
if the merger agreement is terminated by Professional because the Marquis board of directors did not recommend that the Marquis shareholders approve the merger agreement or made a change in recommendation, or because Marquis materially breached the provisions of the merger agreement relating to third party acquisition proposals; or

•
if the merger agreement is terminated by Professional because the Marquis shareholders failed to approve the merger agreement and, if prior to the Marquis special meeting, there is a publicly announced and not publicly withdrawn acquisition proposal and, within 12 months of such termination, Marquis or any of its significant subsidiaries enters into a definitive agreement with respect to an acquisition proposal or completes an acquisition proposal.

Professional must pay Marquis a termination fee of  $4 million:
•
if the merger agreement is terminated by Marquis because the Professional board of directors did not recommend that the Professional shareholders approve the Professional share issuance in connection with the merger or withdraws or modifies, in a manner adverse to Marquis, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Marquis such recommendation; or

•
if the merger agreement is terminated by Marquis following a material breach by Professional of its obligations with respect to obtaining regulatory approvals for consummation of the merger (excluding any delay in or failure to launch or complete an initial public offering of Professional Class A common stock, due to market conditions, SEC review or comments, or other factors outside the control of Professional, or a failure to comply with the provisions therein that provide for a specific filing deadline with respect to applications or filings with governmental entities).

Except in the case of a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.
Nasdaq Listing (see page 119)
Professional will use its reasonable best efforts to cause the shares of Professional Class A common stock to be issued to the holders of Marquis common stock in the merger to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.
Accounting Treatment (see page 106)
Professional will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.
Professional Special Meeting (see page 75)
The special meeting of Professional shareholders will be held on [           ], at [      ], local time, at the main office of Professional at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134. At the special meeting, Professional shareholders will be asked to vote on:
•
the proposal to approve the issuance of Professional Class A common stock in connection with the merger; and

•
the Professional adjournment proposal.

Holders of Professional Class A common stock as of the close of business on the [           ] record date are entitled to notice of and to vote at the Professional special meeting. As of the record date, there were an aggregate of  [      ] shares of Professional Class A common stock outstanding and entitled to vote held by approximately [      ] holders of record. Each Professional shareholder can cast one vote for each share of Professional Class A common stock owned on the record date.
As of the record date, directors and executive officers of Professional and their affiliates owned and were entitled to vote [      ] shares of Professional Class A common stock, representing approximately [      ]% of the shares of Professional Class A common stock outstanding and entitled to vote on that date. As of the record date, neither Marquis nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of Professional Class A common stock.

Marquis Special Meeting (see page 79)
The special meeting of Marquis shareholders will be held on [           ], at [      ], local time, at the La Gorce Country Club, 5685 Alton Road, Miami Beach, Florida 33140. At the special meeting, Marquis shareholders will be asked to vote on:
•
the proposal to approve the merger agreement; and

•
the Marquis adjournment proposal.

Holders of Marquis common stock as of the close of business on the [           ] record date can vote at the Marquis special meeting. As of the record date, there were an aggregate of  [      ] shares of Marquis common stock outstanding and entitled to notice and to vote held by approximately [      ] holders of record. Each Marquis shareholder can cast one vote for each share of Marquis voting common stock owned on the record date.
As of the record, date, directors and executive officers of Marquis and their affiliates owned and were entitled to vote 767,514 shares of Marquis common stock, representing approximately 22.5% of the shares of Marquis common stock outstanding and entitled to vote on that date. As of the record date, neither Professional nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of Marquis common stock.
Required Shareholder Votes (see pages 65 and 68)
In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of Marquis common stock entitled to vote at the Marquis special meeting must vote in favor of the merger agreement. In order to approve the Professional share issuance in connection with the merger, a majority of the votes cast on the Professional share issuance proposal at the Professional special meeting must be voted in favor of the proposal.
No Restrictions on Resales (see page 101)
All shares of Professional Class A common stock received by Marquis shareholders in the merger will be freely tradable, except that shares of Professional received by persons who become affiliates of Professional for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Comparison of Shareholders’ Rights (see page 288)
The rights of Marquis shareholders who continue as Professional shareholders after the merger will be governed by the certificate of incorporation and bylaws of Professional rather than the certificate of incorporation and bylaws of Marquis. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 288.
Risk Factors (see page 44)
Before voting at the Professional or Marquis special meeting, you should carefully consider all of the information contained in this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 44.
Recent Developments
Share Repurchase
On September 5, 2019, Professional repurchased 200,000 shares of its Class A common stock at a price of $17.50 per share, for an aggregate purchase price of  $3,500,000 from one of Professional’s largest shareholders, De Linea CV. This repurchase was a result of an unsolicited offer by De Linea CV to Professional to repurchase these shares. Under the terms of the merger agreement with Marquis, Professional was required to obtain Marquis’s consent to consummate this repurchase, which Professional obtained.

Professional Holding Corp. Secured Revolving Line of Credit
On December 19, 2019, Professional entered into a new $10.0 million secured revolving line of credit with Valley National Bank, N.A. Amounts drawn under this line of credit will bear interest at the Prime Rate, as announced by The Wall Street Journal from time to time as its prime rate, and Professional’s obligations under this line of credit are secured by all of the issued and outstanding shares of capital stock of Professional Bank, which Professional has pledged as security. Outstanding principal and interest under the line of credit is payable at maturity on December 19, 2020. As of December 31, 2019, approximately $10.0 million was drawn under this line of credit, the proceeds of which were primarily used to provide additional capital to Professional Bank to support continued growth and also to cover expenses incurred in connection with entering into the line of credit. Professional expects to use a portion of the net proceeds from its initial public offering to repay all or a portion of the outstanding principal and accrued interest under this line of credit.
Recent Financial Developments
The following financial and related data contain selected preliminary unaudited financial information regarding Professional’s and Marquis’s performance and financial position as of and for the periods indicated. The selected consolidated financial data as of and for the year ended December 31, 2018 is derived from Professional’s and Marquis’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Professional’s and Marquis’s audited consolidated financial statements as of and for the year ended December 31, 2019 are not yet available. The financial information included below for the year ended December 31, 2019 has not been audited and Professional’s or Marquis’s independent public accounting firm has not performed any procedures with respect to such financial data and does not express an opinion or give any other form of assurance with respect to such data. Under generally accepted accounting principles, or “GAAP,” Professional and Marquis are required to assess certain information that may come to Professional’s or Marquis’s attention, respectively, that may constitute one or more subsequent events, which may either need to be considered in the presentation of the audited consolidated financial statements as of and for the year ended December 31, 2019 or disclosed in the notes thereto (or both). As a result, subsequent information may cause a change in certain accounting estimates and other financial information, including estimates and financial information related to Professional’s or Marquis’s allowance for loan losses, fair values, and income taxes.
Professional and Marquis have prepared the financial data for the year ended December 31, 2019 on the same basis as the audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that Professional or Marquis, as applicable, consider necessary for a fair presentation of the financial condition and operating results for the unaudited periods.
Highlights of Professional’s and Marquis’s results of operations and financial condition as of and for the year and three months ended December 31, 2019 are provided below.
Professional Holding Corp. 2019 Results of Operations
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Net income of  $2.3 million for 2019, which represented an increase of  $230 thousand, or 10.9%, compared to 2018.

•
Net interest income of  $28.0 million for 2019, which represented an increase of  $6.1 million, or 28.0%, compared to 2018, primarily due to balance sheet growth.

•
Provision for loan losses was $0.9 million for 2019, which represented a decrease of approximately $288 thousand, or 25.0%, compared to 2018.

•
Noninterest income totaled $2.8 million for 2019, which represented an increase of  $0.9 million, or 49.8%, compared to 2018, primarily due to increased swap referral fees.

•
Noninterest expense of  $27.0 million, which represented an increase of  $7.1 million, or 35.9%, compared to 2018, primarily due to increased salary, benefit, and occupancy expense due to Professional’s recent expansion and additional expenses related to Professional’s proposed acquisition of Marquis, FDICIA compliance and this offering

Net Income
Net income was $2.3 million for the year ended December 31, 2019, which represented an increase of $230 thousand, or 10.9%, compared to $2.1 million for the year ended December 31, 2018. Net income during 2019 was positively affected by increased net interest income of  $6.1 million, a decreased provision for loan losses of  $0.3 million, and a $0.9 million increase in noninterest income, partially offset by a $7.1 million increase in noninterest expense. Net income for the three months ended December 31, 2019 increased $202 thousand, or 25.7%, compared to the three months ended December 31, 2018. Net income during the fourth quarter of 2019 was positively affected by increased net interest income of  $1.1 million, a decreased provision for loan losses of  $0.3 million, and increased noninterest income of  $0.1 million, partially offset by a $1.3 million increase in noninterest expense.
Net Interest Income
Interest income increased $11.5 million while interest expense increased $5.3 million, resulting in a net interest income increase of  $6.1 million for the year ended December 31, 2019 compared to 2018. The increase in interest income in 2019 compared to 2018 was primarily due to loan growth and slightly increased average yields on loans in Professional’s portfolio. Interest expense also increased, but by a lower dollar amount compared to the increase in interest income, due to an increase in total deposits, and was partially offset by decreased interest rates paid on deposit products as a result of Federal Reserve rate cuts during the second half of 2019. For the year ended December 31, 2019, Professional’s yield on average earning assets was 4.67% and Professional’s cost of average interest-bearing liabilities was 1.78%. For the year ended December 31, 2019, Professional’s yield on average loans was 5.15% and Professional’s cost of average interest-bearing deposits was 1.73%.
Interest income increased $2.3 million while interest expense increased $1.2 million, primarily due to deposit growth, resulting in an increase in net interest income of approximately $1.1 million for the three months ended December 31, 2019 compared to the three months ended December 31, 2018. The increase in interest income during the fourth quarter of 2019 compared to the same period in 2018 was primarily due to loan growth.
Provision for Loan Losses
The provision for loan losses was $0.9 million for the year ended December 31, 2019, a decrease of $288 thousand from $1.2 million for the year ended December 31, 2018. The provision for loan losses was $0.1 million for the fourth quarter of 2019, compared to $0.4 million during the fourth quarter of 2018. Professional’s allowance for loan losses was $6.5 million, or 0.83% of loans, at December 31, 2019, compared to $6.4 million, or 0.84% of loans, at September 30, 2019 and $5.7 million, or 0.94% of loans, at December 31, 2018.
Noninterest Income
Noninterest income for the year ended December 31, 2019 was $2.8 million, an increase of $0.9 million, or 49.8%, compared to noninterest income of  $1.9 million for the year ended December 31, 2018. The increase in noninterest income during 2019 was primarily due to increased swap referral fees of $0.8 million and increased loan sale proceeds of  $0.1 million compared to 2018.
Noninterest income for the three months ended December 31, 2019 was $0.7 million, an increase of $0.1 million, or 22.5%, compared to noninterest income of  $0.6 million for the three months ended December 31, 2018. The increase in noninterest income during the three months ended December 31, 2019 was primarily due to an increase in proceeds from loan sales of  $62 thousand, as well as an increase of $58 thousand from bank-owned life insurance, compared to the three months ended December 31, 2018.
Noninterest Expense
Noninterest expense was $27.0 million for the year ended December 31, 2019, an increase of $7.1 million, or 35.9%, compared to $19.9 million for the year ended December 31, 2018. The increase in noninterest expense was primarily due to an increase in salary and benefit expense of  $5.0 million due to hiring 19 additional employees during 2019 and, to a lesser extent, increases in occupancy and equipment expense of  $0.8 million due to the expansion of Professional’s branch and loan production office locations and opening Professional’s Digital Innovation Center in Cleveland, Ohio. Noninterest expense during 2019 was also impacted by an increase in professional services expense of  $0.6 million, $0.5 million of which was incurred in connection with Professional’s proposed acquisition of Marquis, FDICIA compliance required when we exceeded $1.0 billion in assets and Professional’s initial public offering.
Noninterest expense was $6.9 million for the three months ended December 31, 2019, an increase of $1.3 million, or 22.2%, compared to $5.7 million for the three months ended December 31, 2018. The increase in noninterest expense was primarily due to an increase in salary and benefit expense of $779.2 thousand due the addition of 19 employees during 2019 and, to a lesser extent, increases in occupancy and equipment expense of  $0.3 million due to the expansion of Professional’s branch and loan production office locations and opening Professional’s Digital Innovation Center in Cleveland, Ohio. Noninterest expense was also impacted by an increase in professional services expense of  $0.1 million, due to FDICIA compliance expense required when we exceeded $1.0 billion in assets and additional audit fees related to Professional’s initial public offering.
Marquis Bancorp, Inc. 2019 Results of Operations
Net Income
Net income was $7.1 million for the year ended December 31, 2019, an increase of  $0.3 million, or 3.9%, compared to $6.8 million for the year ended December 31, 2018. Net income for 2019 was positively affected by an increase in interest income of  $3.9 million, a decreased provision for loan losses of $1.0 million, and an increase in noninterest income of  $0.2 million, partially offset by an increase in interest expense of  $3.1 million and an increase in noninterest expense of  $1.5 million.
Net income for the three months ended December 31, 2019 decreased $0.3 million, or 16.5%, to $1.6 million compared to $1.9 million in the three months ended December 31, 2018. Net income for the fourth quarter of 2019 was negatively impacted by a $0.4 million reduction in net interest income, a $0.4 million increase in noninterest expense and a $0.1 million reduction in noninterest income, partially offset by a $0.6 million reduction in the provision for loan losses, compared to the fourth quarter of 2018.
Net Interest Income
During 2019, interest income increased $3.9 million while interest expense increased $3.1 million, resulting in net interest income of  $21.9 million, an increase in net interest income of approximately $0.7 million, for the year ended December 31, 2019 compared to the prior year. The increase in interest income was primarily due to greater commercial real estate and commercial loan interest income of approximately $2.5 million and $0.5 million, respectively, and greater investment income of  $0.1 million. The increase in interest expense was primarily due to greater certificate of deposits, wholesale funding and money market of  $1.6 million, $0.9 million and $0.7 million, respectively, from greater average balances for each.
Interest income was flat at $7.8 million while interest expense increased $0.4 million, resulting in a decrease in net interest income of approximately $0.4 million for the three months ended December 31, 2019 compared to the three months ended December 31, 2018. Interest income for the three months ended December 31, 2019 was flat primarily due to net loan payoffs and line reductions of  $18.1 million during the quarter, compared to $17.4 million of net new loan and line advances for the same period of 2018. Interest expense for the three months ended December 31, 2019 increased by $0.4 million, primarily due to greater average interest bearing deposit balances of  $38.0 million offset by less wholesale funding of $20.7 million, compared to greater average interest bearing deposit balances of  $5.0 million offset by less wholesale deposits of  $2.2 million, for the three months ended December 31, 2018.
Provision for Loan Losses
Marquis’s provision for loan losses was $0.2 million for the year ended December 31, 2019, a decrease of $1.0 million from $1.1 million for the year ended December 31, 2018. Marquis had a negative provision for loan losses of  $0.2 million for the fourth quarter of 2019, a decrease of  $0.6 million compared to a provision for loan losses of  $0.4 million for the fourth quarter of 2018. Marquis’s allowance for loan losses was $5.1 million, or 0.93% of loans, at December 31, 2019, compared to $5.3 million, or 0.94% of loans, at September 30, 2019 and $4.9 million, or 0.87% of loans, at December 31, 2018.
Noninterest Income
Noninterest income for the year ended December 31, 2019 was $1.4 million, a $0.1 million or 14.6% increase compared to noninterest income of  $1.3 million for the year ended December 31, 2018. The increase in noninterest income was primarily due to $0.06 million gains from the sales of SBA loans and, to a lesser extent, greater deposit account service charges of  $0.05 million.
Noninterest income for the three months ended December 31, 2019 was $0.3 million, a decrease of approximately $0.1 million, or 30.0%, compared to noninterest income of  $0.4 million for the three months ended December 31, 2018. The decrease in noninterest income for the quarter was primarily due to lower gains from sales of SBA loans of  $0.1 million compared to the three months ended December 31, 2018.
Noninterest Expense
Noninterest expense was $13.8 million for the year ended December 31, 2019, an increase of $1.5 million, or 12.0%, compared to $12.3 million for the year ended December 31, 2018. The increase in noninterest expense was primarily due to increased employee salary and benefits expense of approximately $0.6 million and increased professional fees of approximately $0.6 million related to the proposed acquisition of Marquis by Professional.
Noninterest expense was $3.7 million for the three months ended December 31, 2019, an increase of $0.4 million, or 12.8%, compared to $3.3 million for the three months ended December 31, 2018. The increase in noninterest expense for the quarter was primarily due to increased professional fees of approximately $0.4 million related to the proposed acquisition of Marquis by Professional.
Professional Holding Corp. Financial Condition
Total assets were $1.053 billion at December 31, 2019, compared to $963.2 million and $729.6 million at September 30, 2019 and December 31, 2018, respectively. The primary driver of the increase in total assets year-over-year was an increase in loans of approximately $183.7 million and an increase in cash and due from banks of approximately $107.1 million. The increase in total assets during the three months ended December 31, 2019 compared to the same period in 2018 was primarily due to increased interest-bearing deposits held at other banks of  $65.3 million and a $20.5 million increase in loans. Professional had nonperforming assets of  $2.6 million and $4.7 million as of December 31, 2019 and September 30, 2019, respectively, representing approximately 0.25% and 0.49% of total assets, respectively. Professional did not have any nonperforming assets as of December 31, 2018.
Total liabilities were $973.7 million at December 31, 2019, compared to $885.2 million and $649.9 million at September 30, 2019 and December 31, 2018, respectively. The primary driver of the year-over-year change in total liabilities was a $289.6 million increase in total deposits, an increase of approximately $10.0 million in current liabilities due to the drawdown on Professional’s revolving line of credit with Valley National Bank, N.A., and a $15.0 million increase in FHLB advances. The increase in total liabilities for the three months ended December 31, 2019 was primarily due to a $69.8 million increase in total deposits, an increase of approximately $10.0 million in current liabilities due to the drawdown on Professional’s revolving line of credit with Valley National Bank, N.A., and a $5.0 million increase in FHLB advances. As of December 31, 2019, noninterest-bearing deposits were $184.2 million, or approximately 20.6% of total deposits.
Total shareholders’ equity at December 31, 2019 was $79.3 million, compared to $78.0 million and $79.7 million at September 30, 2019 and December 31, 2018, respectively. The year-over-year decrease in total shareholders’ equity was primarily due to a $4.0 million increase to treasury stock due to the repurchase of shares previously issued, partially offset by net income of  $2.3 million and an $867 thousand increase in additional paid in capital. Total shareholders’ equity increased $1.3 million during the three months ended December 31, 2019 primarily due to $1.0 million of net income and a $352 thousand increase to additional paid in capital. As of December 31, 2019, the book value of Professional Class A common stock was $13.52 per share, compared to $13.58 and $13.45 as of September 30, 2019 and December 31, 2018, respectively.
Marquis Financial Condition
Total assets were $646.0 million at December 31, 2019, compared to $676.8 million at September 30, 2019 and $662.3 million at December 31, 2018. The primary driver of the decrease in assets year-over-year was a decrease in loans of  $8.8 million and a decrease in cash and due from banks of  $1.6 million. The decrease in assets during the fourth quarter of 2019 was primarily due to a decrease in loans of $17.4 million and a decrease in cash and due from banks of  $15.8 million. Marquis had nonperforming assets of  $0.1 million, $1.8 million, and $2.1 million as of December 31, 2019, September 30, 2019, and December 31, 2018, respectively, representing approximately 0.02%, 0.27%, and 0.32% of total assets, respectively.
Total liabilities were $587.7 million at December 31, 2019, compared to $620.4 million at September 30, 2019 and $611.5 million at December 31, 2018. The primary driver of the year-over-year change in total liabilities was a $25.0 million decrease in FHLB advances. The decrease in total liabilities during the fourth quarter of 2019 was primarily due to a $52.0 million decline in deposits as a result of lower noninterest bearing demand deposits of  $20.8 million and lower wholesale deposits of  $34.6 million, partially offset by greater NOW and certificates of deposit of  $5.1 million.
Total shareholders’ equity at December 31, 2019 was $58.3 million, an increase of  $7.5 million from $50.8 million at December 31, 2018. The increase in total shareholders’ equity was primarily due to net income of  $7.1 million, a $0.8 million increase in additional paid-in-capital, and a $0.3 million increase to accumulated other comprehensive income reflective of shifts in fair value of investment securities available-for-sale, offset by dividends paid to shareholders of  $0.8 million. The increase to additional paid-in-capital was largely due to stock compensation expense incurred during the year on stock option grants awarded, vesting, and options exercised during 2019. Total shareholders’ equity increased $1.9 million to $58.3 million at December 31, 2019, from $56.4 million at September 30, 2019, primarily due to $1.6 million of net income and $0.2 million of additional paid-in-capital for the three months ended December 31, 2019.

Professional Holding Corp. Recent Financial Data (unaudited)
	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Balance Sheet Data
Cash and due from banks	$171,980	$64,842	$171,980	$64,842
Federal funds sold	26,970	22,041	26,970	22,041
Investment securities	28,655	20,786	28,655	20,786
Loans, net	785,167	601,480	785,167	601,480
Total assets	1,053,047	729,625	1,053,047	729,625
Total deposits	892,873	603,302	892,873	603,302
FHLB advances	55,000	40,000	55,000	40,000
Total liabilities	973,745	649,944	973,745	649,944
Total shareholders’ equity	79,302	79,681	79,302	79,681
Tangible common equity(1)	79,302	79,681	79,302	79,681
Income Statement Data
Total interest income	$10,610	$8,308	$39,210	$27,750
Total interest expense	3,172	2,002	11,167	5,837
Net interest income	7,438	6,306	28,043	21,913
Provision for loan losses	100	360	862	1,150
Total noninterest income	681	556	2,808	1,874
Total noninterest expense	6,909	5,656	26,997	19,862
Income before taxes	1,110	846	2,992	2,775
Income tax expense	122	60	656	669
Net income	988	786	2,336	2,106
Selected Professional Performance Ratios
Return on average assets (ROAA)	0.39%	0.43%	0.26%	0.33%
Return on average equity (ROAE)	5.03%	4.81%	2.94%	3.52%
Return on average tangible common equity (ROATCE)	5.03%	4.81%	2.94%	3.52%
Net interest margin	3.08%	3.62%	3.34%	3.60%
Noninterest income / average assets	0.27%	0.31%	0.32%	0.29%
Noninterest expense / average assets	2.70%	3.11%	3.04%	3.10%
Net operating income / average assets	2.91%	3.46%	3.15%	3.42%
Efficiency Ratio	85.10%	82.42%	87.51%	83.50%
Per Share Data
Common stock issued and outstanding	5,867,446	5,923,884	5,867,446	5,923,884
Basic weighted average shares outstanding	5,755,707	5,186,806	5,850,816	4,910,402
Diluted weighted average shares outstanding	5,793,494	5,406,306	5,888,607	5,129,314
Basic earnings per share	$0.17	$0.15	$0.40	$0.43
Diluted earnings per share	0.17	0.15	0.40	0.41
Book value per share	13.52	13.45	13.52	13.45
Tangible book value per share(1)	13.52	13.45	13.52	13.45

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Asset Quality Ratios
Nonperforming assets ($)	$2,646	$—	$2,646	$—
Nonperforming assets / assets	0.25%	0.00%	0.25%	0.00%
Nonperforming loans / loans	0.34%	0.00%	0.34%	0.00%
Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses / total loans	0.83%	0.94%	0.83%	0.94%
Allowance for loan losses / nonperforming loans	247.46%	N/A	247.46%	N/A
Professional Capital Ratios
Tier 1 leverage ratio	7.8%	11.0%	7.8%	11.0%
Common equity tier 1 capital ratio	10.6%	15.7%	10.6%	15.7%
Tier 1 risk-based capital ratio	10.6%	15.7%	10.6%	15.7%
Total risk-based capital ratio	11.6%	16.9%	11.6%	16.9%
Tangible common equity / tangible assets(1)	7.5%	10.9%	7.5%	10.9%
Bank Capital Ratios
Tier 1 leverage ratio	8.7%	8.6%	8.7%	8.6%
Common equity tier 1 capital ratio	11.8%	12.3%	11.8%	12.3%
Tier 1 risk-based capital ratio	11.8%	12.3%	11.8%	12.3%
Total risk-based capital ratio	12.8%	13.4%	12.8%	13.4%
Tangible common equity / tangible assets(1)	8.4%	8.5%	8.4%	8.5%

(1)
This is a non-GAAP financial measure. Please see below for reconciliation to the most comparable GAAP number.

Marquis Bancorp, Inc. Recent Financial Data (unaudited)
	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Balance Sheet Data
Cash and due from banks	$65,000	$66,628	$65,000	$66,628
Federal funds sold	—	—	—	—
Investment Securities	30,615	33,520	30,615	33,520
Loans, net	542,568	551,364	542,568	551,364
Total assets	645,971	662,324	645,971	662,324
Total deposits	525,935	524,231	525,935	524,231
FHLB advances	50,000	75,000	50,000	75,000
Total liabilities	587,701	611,519	587,701	611,519
Total shareholders’ equity	58,269	50,805	58,269	50,805
Tangible common equity(1)	58,269	50,805	58,269	50,805
Income Statement Data
Total interest income	$7,807	$7,802	$32,123	$28,240
Total interest expense	2,553	2,182	10,217	7,073
Net interest income	5,254	5,620	21,906	21,167
Provision for loan losses	(216)	437	151	1,149
Total noninterest income	299	427	1,440	1,257
Total noninterest expense	3,690	3,271	13,811	12,326
Income before taxes	2,079	2,339	9,384	8,949
Income tax expense	464	405	2,308	2,141
Net income	1,615	1,934	7,076	6,808
Selected Marquis Performance Ratios
Return on average assets (ROAA)	0.93%	1.22%	1.06%	1.13%
Return on average equity (ROAE)	11.11%	15.40%	12.88%	14.48%
Return on average tangible common equity (ROATCE)	11.11%	15.40%	12.88%	14.48%
Net interest margin	3.11%	3.64%	3.38%	3.60%
Noninterest income / average assets	0.17%	0.27%	0.22%	0.21%
Noninterest expense / average assets	2.12%	2.06%	2.07%	2.05%
Net operating income /average assets	0.93%	1.22%	1.06%	1.13%
Efficiency Ratio	66.45%	54.09%	59.16%	54.97%
Per Share Data
Common stock issued and outstanding	3,419,188	3,411,946	3,419,188	3,411,946
Basic weighted average shares outstanding	3,419,188	3,411,946	3,417,344	3,407,680
Diluted weighted average shares outstanding	3,818,561	3,539,558	3,802,754	3,562,681
Basic earnings per share	$0.47	$0.57	$2.07	$2.00
Diluted earnings per share	$0.42	$0.55	$1.86	$1.91
Book value per share	$17.04	$14.89	$17.04	$14.89
Tangible book value per share(1)	$17.04	$14.89	$17.04	$14.89

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Asset Quality Ratios
Nonperforming assets ($)	$110	$2,112	$110	$2,112
Nonperforming assets / assets	0.02%	0.32%	0.02%	0.32%
Nonperforming loans / loans	0.02%	0.07%	0.02%	0.07%
Net charge-offs (recoveries) to average loans	0.00%	0.09%	(0.01%)	0.09%
Allowance for loan losses / total loans	0.93%	0.87%	0.93%	0.87%
Allowance for loan losses / nonperforming loans	4,616.36%	1,203.71%	4,616.36%	1,203.71%
Marquis Capital Ratios
Tier 1 leverage ratio	8.4%	8.1%	8.4%	8.1%
Common equity tier 1 capital ratio	10.2%	8.9%	10.2%	8.9%
Tier 1 risk-based capital ratio	10.2%	8.9%	10.2%	8.9%
Total risk-based capital ratio	12.9%	11.5%	12.9%	11.5%
Tangible common equity / tangible assets(1)	9.0%	7.7%	9.0%	7.7%
Marquis Bank Capital Ratios
Tier 1 leverage ratio	9.8%	9.5%	9.8%	9.5%
Common equity tier 1 capital ratio	11.8%	10.5%	11.8%	10.5%
Tier 1 risk-based capital ratio	11.8%	10.5%	11.8%	10.5%
Total risk-based capital ratio	12.8%	11.4%	12.8%	11.4%
Tangible common equity / tangible assets(1)	10.4%	9.0%	10.4%	9.0%

(1)
This is a non-GAAP financial measure. Please see below for reconciliation to the most comparable GAAP number.

Non-GAAP Financial Measures
Some of the financial data included above are not measures of financial performance recognized by GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible common equity to tangible assets” and “tangible book value per share.” We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to Professional’s financial condition, results of operations and cash flows computed in accordance with GAAP. We have defined these terms, and the way that we use them, beginning on page 31 of this joint proxy statement/prospectus. Although we believe these non-GAAP financial measures provide a greater understanding of Professional’s business and the business of Marquis, these measures are not necessarily comparable to similar measures that may be presented by other companies. The tables below provide a reconciliation of the measures to the closest GAAP financial measures.
Professional Holding Corp. Non-GAAP Reconciliation
	At or For the Quarter Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Tangible Common Equity
Total shareholders’ equity	$79,302	$79,681	$79,302	$79,681
Less: intangible assets	—	—	—	—
Tangible common equity	79,302	79,681	79,302	79,681

	At or For the Quarter Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Tangible Common Equity to Tangible Assets
Total assets	$1,053,047	$729,625	$1,053,047	$729,625
Less: intangible assets	—	—	—	—
Tangible assets	$1,053,047	$729,625	$1,053,047	$729,625
Tangible common equity to tangible assets	8.4%	8.5%	8.4%	8.5%
Tangible Book Value Per Share
Total shareholders’ equity	$79,302	$79,681	$79,302	$79,681
Less: intangible assets	—	—	—	—
Tangible common equity	$79,302	$79,681	$79,302	$79,681
Divide by shares of common stock outstanding	5,867,446	5,923,884	5,867,446	5,923,884
Tangible book value per share	$13.52	$13.45	$13.52	$13.45
Marquis Bancorp, Inc. Non-GAAP Reconciliation
	At or For the Quarter Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Tangible Common Equity
Total shareholders’ equity	$58,269	$50,805	$58,269	$50,805
Less: intangible assets	—	—	—	—
Tangible common equity	$58,269	$50,805	$58,269	$50,805
Tangible Common Equity to Tangible Assets
Total assets	$645,971	$662,324	$645,971	$662,324
Less: intangible assets	—	—	—	—
Tangible assets	$645,971	$662,324	$645,971	$662,324
Tangible common equity to tangible assets	9.0%	7.7%	9.0%	7.7%
Tangible Book Value Per Share
Total shareholders’ equity	$58,269	$50,805	$58,269	$50,805
Less: intangible assets	—	—	—	—
Tangible common equity	$58,269	$50,805	$58,269	$50,805
Divide by shares of common stock outstanding	3,419,188	3,411,946	3,419,188	3,411,946
Tangible book value per share	$17.04	$14.89	$17.04	$14.89

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROFESSIONAL
The tables below summarize Professional’s financial information for the periods indicated. Professional’s financial information for the years ended December 31, 2018 and 2017 was derived from its audited financial statements included elsewhere in this joint proxy statement/prospectus. Professional’s financial information for the year ended December 31, 2016 was derived from its audited financial statements which are not included in this joint proxy statement/prospectus. Professional’s financial information as of September 30, 2019 and 2018 and for the nine-month periods ended September 30, 2019 and 2018 was derived from its unaudited financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited financial statements include, in the opinion of Professional’s management, all adjustments which are necessary for the fair presentation of the financial information set forth therein. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Professional” and Professional’s financial statements and the accompanying notes. Professional’s historical results are not necessarily indicative of the results to be expected in any future period. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.
(Dollars in thousands, except per share information)	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016
Balance Sheet Data
Cash and due from banks	$104,097	$55,344	$64,842	$20,836	$6,553
Federal funds sold	26,398	21,127	22,041	16,290	10,167
Investment Securities	29,435	21,447	20,786	27,036	31,176
Loans, net	764,663	587,564	601,480	465,587	320,650
Total assets	963,193	705,480	729,625	547,021	385,184
Total deposits	823,065	603,561	603,302	459,174	323,922
FHLB advances	50,000	40,000	40,000	25,000	20,000
Total liabilities	885,221	646,629	649,944	489,429	348,278
Total shareholders’ equity	77,972	58,851	79,681	57,592	36,906
Tangible common equity(2)	77,972	58,851	79,681	57,592	36,906
Income Statement Data
Total interest income	$28,600	$19,442	$27,750	$18,857	$14,265
Total interest expense	7,995	3,835	5,837	2,869	2,122
Net interest income	20,605	15,607	21,913	15,988	12,143
Provision for loan losses	762	790	1,150	991	1,065
Total noninterest income	2,127	1,318	1,874	1,786	1,369
Total noninterest expense	20,088	14,206	19,862	13,125	10,573
Income before taxes	1,882	1,929	2,775	3,658	1,874
Income tax expense	534	609	669	1,844	743
Net income	1,348	1,320	2,106	1,814	1,131
Composition of Loan Portfolio
Commercial real estate	$262,761	$175,358	$191,930	$156,720	$116,208
Residential real estate	349,306	300,284	311,404	224,246	140,160
Commercial	114,003	95,569	83,276	59,065	37,873
Construction and development	37,925	18,496	17,608	28,272	29,036
Consumer and other loans	7,900	3,594	3,244	1,755	1,025
Deposits
NOW Accounts	$37,297	$25,996	$25,088	$19,515	$12,087
Money market accounts	475,670	346,416	352,002	260,850	146,829
Savings accounts	10,188	2,392	2,389	2,660	2,343
Certificates of deposit	111,983	84,821	93,578	75,302	98,901
Noninterest-bearing deposits	187,927	143,936	130,245	100,847	63,762

(Dollars in thousands, except per share information)	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016
Selected Professional Performance Ratios
Return on average assets (ROAA)(1)	0.21%	0.29%	0.33%	0.39%	0.33%
Return on average equity (ROAE)(1)	2.25%	3.04%	3.52%	3.30%	3.15%
Return on average tangible common equity (ROATCE)(1)(2)	2.25%	3.04%	3.52%	3.30%	3.15%
Net interest margin(3)	3.43%	3.59%	3.60%	3.68%	3.59%
Noninterest income / average assets	0.34%	0.29%	0.29%	0.39%	0.38%
Noninterest expense / average assets	3.17%	3.09%	3.10%	2.85%	2.95%
Net operating income / average assets	3.25%	3.40%	3.42%	3.47%	3.37%
Efficiency ratio(4)	88.37%	83.94%	83.50%	73.84%	78.25%
Per Share Data(6)
Common stock issued and outstanding	5,740,486	4,818,267	5,923,884	4,818,267	3,513,478
Basic weighted average shares outstanding	5,882,519	4,818,267	4,910,402	4,705,865	3,510,365
Diluted weighted average shares outstanding	6,085,397	5,036,983	5,129,314	4,913,707	3,708,461
Basic earnings per share	$0.23	$0.27	$0.43	$0.39	$0.32
Diluted earnings per share	0.22	0.26	0.41	0.37	0.30
Book value per share	13.58	12.21	13.45	11.95	10.50
Tangible book value per share(2)	13.58	12.21	13.45	11.95	10.50
Asset Quality Ratios
Nonperforming assets ($)	$4,730	$—	$—	$—	$—
Nonperforming assets / assets	0.49%	0.00%	0.00%	0.00%	0.00%
Nonperforming loans(5) / loans	0.62%	0.00%	0.00%	0.00%	0.00%
Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses / total loans	0.84%	0.90%	0.94%	0.96%	1.09%
Allowance for loan losses / nonperforming loans(7)	136.34%	N/A	N/A	N/A	N/A
Professional Capital Ratios
Tier 1 leverage ratio	8.4%	8.8%	11.0%	11.3%	9.8%
Common equity tier 1 capital ratio	11.5%	11.8%	15.7%	14.1%	12.0%
Tier 1 risk-based capital ratio	11.5%	11.8%	15.7%	14.1%	12.0%
Total risk-based capital ratio	12.5%	12.9%	16.9%	15.2%	13.2%
Tangible common equity / tangible assets(2)	8.1%	8.4%	10.9%	10.5%	9.6%
Bank Capital Ratios
Tier 1 leverage ratio	8.3%	8.5%	8.6%	8.7%	8.8%
Common equity tier 1 capital ratio	11.3%	11.5%	12.3%	10.8%	10.7%
Tier 1 risk-based capital ratio	11.3%	11.5%	12.3%	10.8%	10.7%
Total risk-based capital ratio	12.4%	12.6%	13.4%	12.0%	12.0%
Tangible common equity / tangible assets(2)	8.0%	8.2%	8.5%	8.1%	8.5%

(1)
September 30, 2019 and 2018 data has been annualized.

(2)
This is a non-GAAP financial measure. Please see the section entitled “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation to the most comparable GAAP number.

(3)
Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period.

(4)
Efficiency ratio is calculated by dividing (i) noninterest expense by (ii) net interest income plus noninterest income for the same period.

(5)
Includes non-accrual loans and loans 90 days and more past due.

(6)
Includes issued and outstanding shares of Professional Class A common stock and Professional Class B common stock.

(7)
Not applicable as of certain dates due to no nonperforming loans as of such dates.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MARQUIS
The tables below summarize Marquis’s financial information for the periods indicated. Marquis’s financial information for the years ended December 31, 2018 and 2017 was derived from its audited financial statements included elsewhere in this joint proxy statement/prospectus. Marquis’s financial information for the year ended December 31, 2016 was derived from its audited financial statements which are not included in this joint proxy statement/prospectus. Marquis’s financial information as of September 30, 2019 and 2018 and for the nine-month periods ended September 30, 2019 and 2018 from its unaudited financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited financial statements include, in the opinion of Marquis’s management, all adjustments which are necessary for the fair presentation of the financial information set forth therein. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marquis” and Marquis’s financial statements and the accompanying notes. Marquis’s historical results are not necessarily indicative of the results to be expected in any future period. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.
(Dollars in thousands, except per share information)	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016
Balance Sheet Data
Cash and due from banks	$80,790	$66,487	$66,628	$56,016	$48,616
Federal funds sold	—	—	—	—	—
Investment securities	27,668	35,035	33,520	18,264	15,003
Loans, net	559,975	533,967	551,364	458,869	361,036
Total assets	676,819	643,570	662,324	539,184	432,813
Total deposits	577,906	522,960	524,231	443,965	347,127
FHLB advances	30,000	60,000	75,000	39,000	36,000
Total liabilities	620,375	595,169	611,519	496,037	394,211
Total shareholders’ equity	56,444	48,401	50,805	43,147	38,601
Tangible common equity(2)	56,444	48,401	50,805	43,147	38,601
Income Statement Data
Total interest income	$24,317	$20,438	$28,240	$21,303	$16,765
Total interest expense	7,664	4,891	7,073	4,012	2,625
Net interest income	16,653	15,546	21,167	17,292	14,140
Provision for loan losses	367	712	1,149	921	640
Total noninterest income	1,140	830	1,257	1,309	1,168
Total noninterest expense	10,121	9,054	12,326	10,637	8,975
Income before taxes	7,305	6,611	8,949	7,042	5,693
Income tax expense	1,844	1,737	2,141	3,080	2,214
Net income	5,461	4,874	6,808	3,963	3,479
Composition of Loan Portfolio
Commercial real estate	$404,087	$372,252	$384,697	$298,677	$240,623
Residential real estate	64,985	66,022	69,568	72,006	60,500
Commercial	72,902	75,563	80,172	61,661	46,408
Construction and development	18,713	22,129	18,747	28,629	13,932
Consumer and other loans	4,882	3,180	3,408	2,210	3,061
Deposits
NOW accounts	$17,654	$19,401	$15,196	$14,330	$10,100
Money market accounts	166,184	131,331	105,969	156,768	117,716
Savings accounts	3,549	4,611	3,751	3,067	2,810
Certificates of deposit	243,211	248,199	282,321	163,000	123,711
Noninterest-bearing deposits	147,308	119,419	116,995	106,800	92,790

(Dollars in thousands, except per share information)	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016
Selected Marquis Performance Ratios
Return on average assets (ROAA)(1)	1.11%	1.10%	1.13%	0.81%	0.86%
Return on average equity (ROAE)(1)	13.53%	14.15%	14.38%	9.58%	9.13%
Return on average tangible common equity (ROATCE)(1)(2)	13.53%	14.15%	14.38%	9.58%	9.13%
Net interest margin(3)(4)	3.48%	3.60%	3.60%	3.64%	3.59%
Noninterest income / average assets	0.23%	0.19%	0.21%	0.27%	0.29%
Noninterest expense / average assets	2.05%	2.04%	2.05%	2.18%	2.22%
Net operating income / average assets	1.11%	1.10%	1.13%	0.81%	0.86%
Efficiency ratio(5)	56.88%	55.28%	54.97%	57.19%	58.63%
Per Share Data
Common stock issued and outstanding	3,419,188	3,411,946	3,411,946	3,394,690	3,376,759
Basic weighted average shares outstanding	3,416,730	3,406,258	3,407,680	3,390,525	3,410,566
Diluted weighted average shares outstanding	3,811,038	3,556,299	3,562,681	3,462,587	3,507,127
Basic earnings per share	$1.60	$1.43	$2.00	$1.17	$1.02
Diluted earnings per share	1.43	1.37	1.91	1.14	0.99
Book value per share	16.51	14.19	14.89	12.71	11.43
Tangible book value per share(2)	16.51	14.19	14.89	12.71	11.43
Asset Quality Ratios
Nonperforming assets ($)	$1,818	$2,404	$2,112	$2,406	$—
Nonperforming assets / assets	0.27%	0.37%	0.32%	0.45%	—
Nonperforming loans / loans	0.02%	0.45%	0.07%	0.51%	—
Net charge-offs (recoveries) to average loans	(0.01)%	0.00%	0.09%	0.08%	0.00%
Allowance for loan losses / total loans	0.94%	0.91%	0.87%	0.91%	0.99%
Allowance for loan losses / nonperforming loans	4,812.73%	204.41%	1,203.71%	174.52%	N/A
Marquis Capital Ratios
Tier 1 leverage ratio	8.4%	7.9%	8.1%	8.2%	9.4%
Common equity tier 1 capital ratio	9.7%	8.9%	8.9%	9.2%	10.6%
Tier 1 risk-based capital ratio	9.7%	8.9%	8.9%	9.2%	10.6%
Total risk-based capital ratio	12.3%	11.6%	11.5%	12.2%	14.2%
Tangible common equity / tangible assets(2)	8.3%	7.5%	7.7%	8.0%	8.9%

(Dollars in thousands, except per share information)	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016
Marquis Bank Capital Ratios
Tier 1 leverage ratio	9.7%	9.4%	9.5%	9.7%	11.1%
Common equity tier 1 capital ratio	11.2%	10.6%	10.5%	10.8%	12.7%
Tier 1 risk-based capital ratio	11.2%	10.6%	10.5%	10.8%	12.7%
Total risk-based capital ratio	12.2%	11.5%	11.4%	11.8%	13.7%
Tangible common equity / tangible assets(2)	9.6%	8.9%	9.0%	9.4%	10.8%

(1)
September 30, 2019 and 2018 data has been annualized.

(2)
This is a non-GAAP financial measure. Please see the section entitled “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation to the most comparable GAAP number.

(3)
Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period.

(4)
Marquis’s net interest margin is presented at the bank level and excludes the impact of the interest expense paid on Marquis’s subordinated debt at the holding company level.

(5)
Efficiency ratio is calculated by dividing (i) noninterest expense by (ii) net interest income plus noninterest income for the same period.

(6)
Includes non-accrual loans and loans 90 days and more past due.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Professional’s accounting and reporting policies conform to U.S. generally accepted accounting principles(“GAAP”), and prevailing practices in the banking industry. However, Professional and Marquis also evaluate their respective performance based on certain additional financial measures discussed in this joint proxy statement/prospectus as being “non-GAAP financial measures.” A financial measure is classified as a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in the applicable company’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios that are calculated using exclusively financial measures presented in accordance with GAAP.
Professional and Marquis believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to their respective financial condition, results of operations and cash flows computed in accordance with GAAP. Professional’s and Marquis’s management uses the non-GAAP financial measures set forth below in its analysis of the respective company’s performance. However, non-GAAP financial measures have a number of limitations, are not necessarily comparable to GAAP measures and should not be considered in isolation or viewed as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Professional or Marquis calculates non-GAAP financial measures may differ from that of other companies reporting non-GAAP measures with similar names. You should understand how such other companies calculate their financial measures that may be similar or have names that are similar to the non-GAAP financial measures discussed herein when comparing such non-GAAP financial measures.
•
“Tangible common equity” is a non-GAAP financial measure defined as total shareholders’ equity, less intangible assets.

•
“Tangible assets” is a non-GAAP financial measure defined as total assets, less intangible assets.

•
“Tangible common equity / tangible assets” is a non-GAAP financial measure defined as tangible common equity divided by tangible assets.

•
“Return on average tangible common equity” is a non-GAAP financial measure defined as (i) net income divided by (ii) average shareholders’ equity, less average intangible assets.

•
“Tangible book value per share” is a non-GAAP financial measure defined as (i) total shareholders’ equity, less intangible assets, divided by (ii) shares of common stock outstanding.

The following unaudited reconciliation tables provide a more detailed analysis of these non-GAAP financial measures for Professional and Marquis. Although the tables below present tangible common equity, return on average tangible common equity, and tangible book value per share for Professional and Marquis, because neither Professional nor Marquis has any intangible assets, these measures are both equal to their most closely comparable GAAP amounts: total shareholders’ equity, return on average equity, and book value per share, respectively. However, Professional and Marquis believe these non-GAAP metrics are commonly used in the banking industry and present them in this joint proxy statement/prospectus for that reason.
Professional Holding Corp.
	As of September 30,		As of December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016
Tangible Common Equity
Total shareholders’ equity	$77,972	$58,851	$79,681	$57,592	$36,906
Less: intangible assets	—	—	—	—	—
Tangible common equity	$77,972	$58,851	$79,681	$57,592	$36,906
Professional Holding Corp. Non-GAAP Reconciliation
	At or For the Quarter Ended December 31,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Tangible Common Equity
Total shareholders’ equity	$79,302	$79,681	$79,302	$79,681
Less: intangible assets	—	—	—	—
Tangible common equity	79,302	79,681	79,302	79,681
	Nine Months Ended September 30,		Years Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016
Return on Average Tangible Common Equity
Net income	$1,348	$1,320	$2,106	$1,814	$1,131
Add: intangible asset amortization, net of taxes	—	—	—	—	—
Net income excluding intangible amortization, as adjusted	1,348	1,320	2,106	1,814	1,131
Average total equity	79,790	57,989	59,835	55,016	35,880
Less: average intangible assets	—	—	—	—	—
Divide by average tangible common equity	79,790	57,989	59,835	55,016	35,880
Return on average tangible common equity(1)	2.25%	3.04%	3.52%	3.30%	3.15%

	As of September 30,		As of December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016
Tangible Book Value Per Share
Total shareholders’ equity	$77,972	$58,851	$79,681	$57,592	$36,906
Less: intangible assets	—	—	—	—	—
Tangible common equity	77,972	58,851	79,681	57,592	36,906
Divide by shares of common stock outstanding	5,740,486	4,818,267	5,923,884	4,818,267	3,513,478
Tangible book value per share	$13.58	$12.21	$13.45	$11.95	$10.50
Marquis Bancorp, Inc.
	As of September 30,		As of December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016
Tangible Common Equity
Total shareholders’ equity	$56,444	$48,401	$50,805	$43,147	$38,601
Less: intangible assets	—	—	—	—	—
Tangible common equity	$56,444	$48,401	$50,805	$43,147	$38,601

	Nine Months Ended September 30,		Years Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016
Return on Average Tangible Common Equity
Net income	$5,461	$4,874	$6,808	$3,963	$3,479
Add: intangible asset amortization, net of taxes	—	—	—	—	—
Net income excluding intangible amortization, as adjusted	5,461	4,874	6,808	3,963	3,479
Average total equity	53,982	46,071	47,018	41,321	38,038
Less: average intangible assets	—	—	—	—	—
Divide by average tangible common equity	53,982	46,071	47,018	41,321	38,038
Return on average tangible common equity(1)	13.53%	14.15%	14.48%	9.59%	9.15%

	As of September 30,		As of December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016
Tangible common equity / tangible assets
Total assets	$676,819	$643,570	$662,324	$539,184	$432,813
Less: intangible assets	—	—	—	—	—
Tangible assets	676,819	643,570	662,324	539,184	432,813
Tangible common equity / tangible assets	8.3%	7.5%	7.7%	8.0%	8.9%

	As of September 30,		As of December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016
Tangible Book Value Per Share
Total shareholders’ equity	$56,444	$48,401	$50,805	$43,147	$38,601
Less: intangible assets	—	—	—	—	—
Tangible common equity	56,444	48,401	50,805	43,147	38,601
Divide by shares of common stock outstanding	3,419,188	3,411,946	3,411,946	3,394,690	3,376,759
Tangible book value per share	$16.51	$14.19	$14.89	$12.71	$11.43

(1)
September 30, 2019 and 2018 data has been annualized.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION
The following is unaudited pro forma combined condensed financial information for Professional and Marquis, giving effect to the pending acquisition of Marquis. The unaudited pro forma combined condensed statement of financial condition as of September 30, 2019 is presented as if the pending acquisition of Marquis occurred as of that date. The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 are presented as if the pending acquisition of Marquis occurred on January 1, 2018. The unaudited pro forma combined condensed financial information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates.
The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting for business combinations under GAAP. Professional is the acquirer for accounting purposes in its pending acquisition of Marquis. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both the tangible and intangible assets acquired and the liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in the unaudited pro forma financial information.
Under the acquisition method of accounting, the assets and liabilities and any identifiable intangible assets being acquired are recorded at the respective fair values on the date the merger becomes effective. The fair values on the date the acquisition becomes effective represent management’s best estimates based on available information and facts and circumstances in existence on the date the merger becomes effective. There may be differences between these preliminary estimates of fair value and the final acquisition accounting, which differences could have a material impact on the accompanying unaudited pro forma combined condensed financial information and the combined company’s future results of operations and financial position. In addition, the value of the final merger consideration will be based on the closing price of Professional Class A common stock on the date the merger becomes effective. A per share price of $18.25, which represents the valuation of Professional’s December 2018 capital raise, was used for purposes of presenting the pro forma combined condensed financial information.
In connection with the plan to integrate the operations of Marquis, Professional anticipates that non-recurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Professional also anticipates that it will incur merger-related costs subsequent to the closing of its pending acquisition of Marquis. These charges will affect Professional’s consolidated results of operations in the periods in which they are recorded. The unaudited pro forma combined condensed statements of operations do not include the effects of any non-recurring costs associated with any restructuring or integration activities resulting from the merger that had not been incurred as of September 30, 2019, as they are non-recurring in nature and not factually supportable at this time. The unaudited pro forma combined condensed statements of operations do not include any potential operating synergies or revenue enhancements that may be realized subsequent to the pending acquisition.
The unaudited pro forma combined condensed financial information is provided for illustrative purposes only. The unaudited pro forma combined condensed financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial information should be read in conjunction with and is qualified in its entirety by reference to Professional’s historical consolidated financial statements and related notes thereto, and Marquis’s historical financial statements and related notes thereto, in each case included in this joint proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Information” for additional information regarding forward-looking statements contained in the unaudited pro forma combined condensed financial statements and notes thereto that are not historical facts, and which are based on current expectations, estimates and projections, which may be subject to risks or uncertainties.

PROFESSIONAL HOLDING CORP. AND MARQUIS BANCORP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2019
			Merger Adjustments
(Dollars in thousands)	Professional Holding Corp.	Marquis Bancorp, Inc.	Debit		Credit		Pro Forma Combined
Assets
Cash and cash equivalents	$130,495	$80,790			$5,604	a	$205,681
Securities available for sale, at fair value	28,236	26,171					54,407
Securities held to maturity	224	1,498			5	b	1,717
Equity Securities	975	—					975
FRB and FHLB stock, at cost	4,783	1,871					6,654
Loans held for sale	1,333	—					1,333
Loans, net of unearned income	769,779	565,269			13,032	c	1,322,016
Less allowance for loan losses	(6,449)	(5,294)	5,294	c			(6,449)
Net loans	764,663	559,975	5,294		13,032		1,316,900
Premises and equipment (net)	3,999	1,000					4,999
Bank owned life insurance	16,728	—					16,728
Other real estate owned, net of valuation allowance	—	1,708			700	d	1,008
Core deposit intangible	—	—	5,654	e			5,654
Goodwill	—	—	36,259	f			36,259
Deferred tax asset, net	1,627	1,594	588	g			3,809
Other assets	11,463	2,212	2,518	h			16,193
Total assets	$963,193	$676,819	50,313		19,341		$1,670,984
Liabilities
Non-interest-bearing demand deposits	187,927	147,308					335,235
Interest bearing deposits	635,138	430,598					1,065,736
Total deposits	823,065	577,906					1,400,971
Other borrowed funds	50,000	30,000					80,000
Subordinated debt, net of issuance costs	—	9,710					9,710
Other liabilities	12,156	2,759			2,518	h	17,433
Total liabilities	885,221	620,375			2,518		1,508,114
Shareholders’ equity
Common stock and surplus	72,572	36,096	36,096	i	84,898	i	157,470
Retained earnings	5,463	20,301	20,301	i			5,463
Accumulated other comprehensive income	(63)	47	47	b			(63)
Total shareholders’ equity	77,972	56,444	56,444		84,898		162,870
Total liabilities and shareholders’ equity	$963,193	$676,819	56,444		87,416		$1,670,984

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

PROFESSIONAL HOLDING CORP. AND MARQUIS BANCORP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2018
(Dollars in thousands)	Professional Holding Corp.	Marquis Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income
Interest and fees on loans	$25,633	$26,797	$3,258	j	$55,688
Interest income on securities and restricted stock	829	664			1,493
Other interest income	1,288	779			2,067
Total interest and dividend income	27,750	28,240	3,258		59,248
Interest expense
Interest expense on deposits	5,104	5,473			10,577
Other interest expense	733	1,600			2,333
Total interest expense	5,837	7,073	—		12,910
Net interest income	21,913	21,167	3,258		46,338
Provision for loan losses	1,150	1,149			2,299
Net interest income after provision for loan losses	20,763	20,018	3,258		44,039
Noninterest income
Service charges on deposit accounts	283	750			1,033
Income from Company owned life insurance	288	—			288
Gain on sale of loans, net of commissions	—	250			250
Other operating income	1,303	257			1,560
Total non-interest income	1,874	1,257	—		3,131
Noninterest expense
Salaries and employee benefits	13,538	7,320			20,858
Net occupancy and depreciation expense	1,872	1,335			3,207
Data processing	624	657			1,281
Marketing	430	193			623
Professional fees	693	415			1,108
Regulatory assessments	535	442			977
Amortization on intangibles	—	—	565	k	565
Other noninterest expense	2,170	1,964			4,134
Total non-interest expense	19,862	12,326	565		32,753
Net income before taxes	2,775	8,949	2,693		14,417
Income tax expenses (benefit)	669	2,141	681	l	3,491
Net income	$2,106	$6,808	$2,012		$10,926
Basic earnings per common share	$0.43	$2.00			$1.21
Diluted earnings per common share	$0.41	$1.91			$1.16
Weighted average common shares outstanding	4,910,401	3,407,680	697,893	m	9,015,974
Weighted average diluted common shares outstanding	5,129,314	3,562,681	729,637	m	9,421,632
See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

PROFESSIONAL HOLDING CORP. AND MARQUIS BANCORP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019
(Dollars in thousands)	Professional Holding Corp.	Marquis Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income
Interest and fees on loans	$26,289	$22,849	$2,444	j	$51,582
Interest income on securities and restricted stock	504	609			1,113
Other interest income	1,807	859			2,666
Total interest and dividend income	28,600	24,317	2,444		55,361
Interest expense
Interest expense on deposits	7,200	6,387			13,587
Other interest expense	795	1,277			2,072
Total interest expense	7,995	7,664			15,659
Net interest income	20,605	16,653	2,444		39,702
Provision for loan losses	762	367			1,129
Net interest income after provision for loan losses	19,843	16,286	2,444		38,573
Non-interest income
Service charges on deposit accounts	542	593	—		1,135
Income from Company owned life insurance	278	—	—		278
Gain on sale of mortgage loans, net of commissions	—	312	—		312
Other operating income	1,307	235	—		1,542
Total non-interest income	2,127	1,140	—		3,267
Non-interest expense
Salaries and employee benefits	13,534	6,155			19,689
Net occupancy and depreciation expense	1,824	1,111			2,935
Data processing	489	456			945
Marketing	400	96			496
Professional fees	1,106	516			1,622
Regulatory assessments	353	199			552
Amortization expense	—	—	424	k	424
Other non-interest expense	2,382	1,588			3,970
Total non-interest expense	20,088	10,121	424	l	30,633
Net income before taxes	1,882	7,305	2,020		11,207
Income tax expenses (benefit)	534	1,844	511	l	2,889
Net income	$1,348	$5,461	$1,509		$8,318
Basic earnings per common share	$0.23	$1.60			$0.83
Diluted earnings per common share	$0.22	$1.43			$0.78
Weighted average common shares outstanding	5,882,519	3,416,730	699,746	m	9,998,995
Weighted average diluted common shares outstanding	6,085,397	3,811,038	780,501	m	10,676,936
See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION
Note A — Basis of Presentation
On August 9, 2019, Professional entered into a merger agreement with Marquis. The merger agreement provides that at the effective time of the merger, each outstanding share of Marquis common stock, except for dissenting shares and shares of Marquis common stock owned by Marquis, Professional or their wholly owned subsidiaries (other than (i) shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Marquis or Professional in respect of a debt previously contracted), shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.2048 shares of Professional Class A common stock.
The unaudited pro forma condensed combined consolidated financial information of Professional’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Marquis was consummated on January 1, 2018 for purposes of the unaudited pro forma condensed combined consolidated statements of income and on September 30, 2019 for purposes of the unaudited pro forma condensed combined consolidated balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined consolidated statement of income, as if it had been effective during the entire period presented.
The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.
The pro forma condensed combined consolidated financial information includes estimated adjustments to record the assets and liabilities of Marquis at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined within 12 months after the merger is completed and after completion of a final analysis to determine the fair values of Marquis’s tangible, and identifiable intangible, assets and liabilities as of the effective time of the merger.
Note B — Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All adjustments are based on current valuations, estimates, and assumptions. Subsequent to the completion of the merger, Professional will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed which could significantly change the amount of the estimated fair values used in pro forma condensed combined consolidated financial information presented.
(a)
Represents the estimated $5.6 million after-tax impact of transaction-related expenses.

(b)
Marquis’s securities have been marked to current market value as of September 30, 2019, and accumulated other comprehensive income (“AOCI”) associated with the bond portfolio has been eliminated from capital.

(c)
Marquis’s $5.3 million Allowance for Loan and Lease Losses (“ALLL”) has been eliminated and replaced with an estimated fair value adjustment of  $13.0 million based on Professional’s review of the credit risks inherent in Marquis’s loan portfolio.

(d)
Represents a fair value adjustment of  $0.7 million to MBI’s other real estate owned as of September 30, 2019.

(e)
A $5.7 million Core Deposit Intangible (“CDI”) has been recorded on Marquis’s $282.7 million of transaction accounts. This estimate represents a 2.0% premium based on current market data for similar transactions. This intangible asset is expected to be amortized over 10 years using the straight line method.

(f)
Goodwill of  $36.3 million has been generated as a result of the total purchase price and the fair value of assets acquired exceeding the fair value of liabilities assumed. (See Note C).

(g)
A $0.6 million Deferred Tax Asset has been estimated based on 25.3% of the net impact of all market adjustments.

(h)
Adjustment to other assets and other liabilities of  $2.5 million is based on the assumption of Marquis Bank’s adoption of ASU 2016-02, Leases, which would create both a right of use asset and right of use liability based on Marquis Bank’s current long-term lease obligations.

(i)
Adjustments to the capital accounts reflect the exchange of Marquis’s existing 3,419,188 shares of common stock for 4,119,438 shares of Professional Class A common stock, valued at $18.25 per share, plus the conversion of Marquis’s 964,386 existing options into 1,161,892 Professional Class A common stock options, net of current weighted average exercise price of  $11.91 per Marquis option (or $9.89 per share of Professional Class A common stock after giving effect to the conversion of Marquis options based upon the 1.2048 exchange ratio).

(j)
Accretion of 25% of the $13.0 million loan mark over a four-year period.

(k)
Represents amortization of the CDI (see Note E).

(l)
Income tax expense (benefit) based on an effective tax rate of 25.3% and transaction related income and expense adjustments.

(m)
Adjustments to weighted outstanding shares outstanding and weighted average diluted shares outstanding were made based on the 1.2048:1 exchange ratio

Note C — Pro Forma Allocation of Purchase Price
The following table shows the unaudited pro forma allocation of the consideration paid for Marquis’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction:
Purchase Price
(Dollars in thousands)
Fair value of consideration		$84,898
Total pro forma purchase price		84,898
Fair value of assets acquired
Cash and cash equivalents	$75,186
Securities	27,664
Net loans	552,237
Premises and equipment (net)	1,000
Bank owned life insurance	—
Other real estate owned, net of valuation allowance	1,008
Core deposit intangibles, net	5,654
Deferred tax asset	588
Other assets	5,677
Total assets	669,014

Fair value of liabilities assumed
Deposits	577,906
Long-term borrowings	39,710
Other liabilities	2,759
Total liabilities	620,375
Net assets acquired		48,639
Preliminary pro forma goodwill		36,259
The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of Professional Class A common stock at a price of  $18.25 as of September 30, 2019.
	Purchase Price	Estimated Goodwill	Equity
Up 20%	$101,878	$53,239	$179,850
Up 10%	93,388	44,749	171,360
As presented in pro forma	84,898	36,259	162,870
Down 10%	76,408	27,769	154,380
Down 20%	67,918	19,280	145,896

HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table shows per common share data regarding basic and diluted net income, book value and cash dividends per share for (1) Professional and Marquis on a historical basis, (2) Professional after giving effect to the merger, and (3) Marquis on a pro forma equivalent basis. The pro forma basic and diluted net income per share information was computed as if the merger had been completed on January 1, 2018. The pro forma book value per share information was computed as if the merger had been completed on the dates for which the book values were calculated. The pro forma dividends per share represent Professional’s historical dividends per share.
The Marquis pro forma equivalent per share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 1.2048 so that the per share amounts equate to the respective values for one share of Marquis common stock.
The following pro forma information has been derived from and should be read in conjunction with Professional’s consolidated financial statements and Marquis’s consolidated financial statements for the year ended December 31, 2018 and the nine-month period ended September 30, 2019, included elsewhere in this joint proxy statement/prospectus. This information is presented for illustrative purposes only. You should not place undue reliance on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the net income per share, book value per share, operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future net income per share, book value per share, operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of Professional as the surviving company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page 35 and the historical financial statements and the notes thereto for Professional and Marquis, included elsewhere in this joint proxy statement/prospectus.
	As of and for the nine months ended September 30, 2019	As of and for the year ended December 31, 2018
Professional Holding Corp. Historical
Net income per common share, basic	$0.23	$0.43
Net income per common share, diluted	0.22	0.41
Book value per common share, basic	13.58	13.45
Tangible book value per share, basic(1)	13.58	13.45
Cash dividends declared per share	—	—
Marquis Bancorp, Inc. Historical
Net income per common share, basic	1.60	2.00
Net income per common share, diluted	1.43	1.91
Book value per common share, basic	16.51	14.89
Tangible book value per share, basic(1)	16.51	14.89
Cash dividends declared per share	0.22	—
Pro Forma Combined
Net income per common share, basic	0.83	1.21
Net income per common share, diluted	0.78	1.16
Book value per common share, basic	16.52	15.84
Tangible book value per share, basic	12.27	12.22
Cash dividends declared per share	—	—

	As of and for the nine months ended September 30, 2019	As of and for the year ended December 31, 2018
Pro Forma Marquis Bancorp, Inc. Equivalent
Net income per common share, basic	1.00	1.46
Net income per common share, diluted	0.94	1.40
Book value per common share, basic	19.90	19.08
Tangible book value per share, basic	14.78	14.73
Cash dividends declared per share	—	—

(1)
This is a non-GAAP financial measure. Please see the section entitled “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” for a reconciliation to the most comparable GAAP number.

	Actual
	September 30, 2019	December 31, 2018
Professional End of Period Shares Outstanding	5,740,486	5,923,884
Marquis End of Period Shares Outstanding	3,419,188	3,411,946
Professional End of Period Diluted Shares Outstanding	5,921,719	6,118,667
Marquis End of Period Diluted Shares Outstanding	4,105,517	3,914,385
	Pro Forma
Company End of Period Shares Outstanding	9,859,924	10,034,597
Company End of Period Diluted Shares Outstanding	10,868,046	10,834,718

RISK FACTORS
In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Note Regarding Forward-Looking Information,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because the market price of Professional Class A common stock may fluctuate, holders of Marquis common stock cannot be certain of the market value of the merger consideration they will receive.
Under the terms of the merger agreement, each share of Marquis common stock outstanding immediately prior to the effective time (excluding certain shares held by Marquis, Professional or their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 1.2048 shares of Professional Class A common stock, subject to cash in lieu of fractional shares of Professional Class A common stock. This exchange ratio will not be adjusted for changes in the market price of either Professional Class A common stock or Marquis common stock and the merger agreement cannot be terminated due to a change in the price. Changes in the price of Professional Class A common stock prior to the merger will affect the value that holders of Marquis common stock will receive in the merger.
Stock price changes may result from a variety of factors, including the completion of Professional’s previously announced initial public offering, the consummation of which is a condition to each party’s obligation to consummate the merger, general market and economic conditions, changes in Marquis’s and Professional’s businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond Marquis’s and Professional’s control. Therefore, at the time of the Marquis special meeting, holders of Marquis common stock will not know the market value of the consideration to be received at the effective time. Holders of Marquis common stock should obtain current market quotations for shares of Professional Class A common stock.
The market price of Professional Class A common stock after the merger may be affected by factors different from those affecting the shares of Marquis or Professional currently.
In the merger, holders of Marquis common stock will become holders of Professional Class A common stock. Professional’s business differs from that of Marquis. Accordingly, the results of operations of the combined company and the market price of Professional Class A common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Professional and Marquis. For a discussion of the business and market of Professional and of some important factors to consider in connection with its business, please see “Business of Professional.” For a discussion of the business and market of Marquis and of some important factors to consider in connection with its business, please see “Business of Marquis.”
Professional and Marquis have not obtained updated fairness opinions from Stephens and Janney, respectively, reflecting changes in circumstances that may have occurred since the signing of the merger agreement.
Professional and Marquis have not obtained updated fairness opinions either as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of such opinions from Stephens and Janney, which are Professional’s and Marquis’s respective financial advisors. Changes in the operations and prospects of Professional or Marquis, general market and economic conditions and other factors which may be beyond the control of Professional and Marquis, and on which the fairness opinions were based, may have altered the value of Professional or Marquis or the prices of shares of Professional Class A common stock and shares of Marquis common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the dates of those opinions.
Combining the business and operations of Marquis with Professional may be more difficult, costly or time-consuming than expected, or could result in the loss of clients, and as a result, Professional may not be able to achieve the anticipated results from the merger.
The success of the merger will depend, in part, on the combined company’s ability to realize the estimated cost savings and other enhancements from combining Marquis’s business and operations with those of Professional. The combined company’s ability to realize these cost savings and enhancements will depend, in part, on its ability to successfully combine the business and operations of Marquis with those of Professional. If Professional’s or Marquis’s estimates are inaccurate or we the combined company is not able to successfully combine the companies, the anticipated cost savings and enhancements may not be realized fully or at all, or may take longer to realize than expected. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business, the diversion of management attention or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients and employees or to achieve the anticipated benefits and cost savings of the merger. As with any combination of banking institutions, there also may be business disruptions that cause Professional or Marquis to lose clients or cause current clients to withdraw their deposits from Professional Bank or Marquis Bank. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on the combined company during this transition period and for an undetermined period after consummation of the merger.
The combined company may not be successful in overcoming these risks or other problems encountered in connection with other potential acquisitions or expansion activity. The combined company’s inability to overcome these risks could have an adverse effect on its ability to implement its business strategy and enhance shareholder value, which, in turn, could have a material adverse effect on the combined company’s business, financial condition or results of operations. Additionally, Professional expects that it will record approximately $36.3 million of goodwill in connection with the merger. See “Unaudited Pro Forma Combined Consolidated Condensed Financial Information — Note C.” The combined company’s financial condition and results of operation may be adversely affected if that goodwill is determined to be impaired.
There can be no assurance when or if Professional’s proposed acquisition of Marquis will be completed.
The merger agreement contains a number of conditions which must be fulfilled to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law, the merger will not occur or will be delayed and Professional and Marquis may lose some or all of the intended benefits of the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 124.
In addition, the merger agreement may be terminated in certain circumstances, including if the merger is not consummated on or before August 9, 2020. We cannot assure you that all of the conditions precedent in the merger agreement will be satisfied, or to the extent legally permissible, waived, or that the acquisition of Marquis will be completed.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Professional and those of Marquis. Although Professional and Marquis have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger.
In addition, prior to completion of the merger, each of Marquis and Professional will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. In preparation for the consummation of the merger, the companies will also incur the additional costs and expenses of preparing and filing the registration statement of which this joint proxy statement/prospectus forms a part, printing and mailing a joint proxy statement/prospectus to solicit shareholder approval of the merger, and all filing and other fees expected to be paid to the SEC, bank regulatory authorities and other governmental agencies in connection with the proposed merger. If the merger is not completed, Professional and Marquis would have to recognize these expenses without realizing the anticipated benefits of the merger.

Termination of the merger agreement could negatively impact Professional or Marquis.
If the merger agreement is terminated, there may be various consequences. For example, Professional’s or Marquis’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. In addition, if the merger agreement is terminated and the Marquis board of directors seeks another merger or business combination, Marquis’s shareholders cannot be certain that Marquis will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Professional has agreed to provide in the merger, or that such other merger or business combination will be completed. If the merger agreement is terminated under certain circumstances, either Professional or Marquis may be required to pay a termination fee of  $4 million to the other party. See “The Merger Agreement — Termination Fee” beginning on page 125.
The merger agreement contains provisions that may discourage other companies from trying to acquire Marquis for greater merger consideration.
The merger agreement contains provisions that may discourage a third-party from submitting an acquisition proposal to Marquis that might result in greater value to Marquis’s shareholders than the proposed merger with Professional or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Marquis than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Marquis from soliciting, or entering into discussions with any third-party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by Marquis’s board of directors. In addition, Marquis may be required to pay Professional a termination fee upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “The Merger Agreement — Termination” beginning on page 125 and “The Merger Agreement — Termination Fee” beginning on page 125.
Certain of Marquis’s directors and executive officers may have interests in the merger that may differ from the interests of holders of Marquis common stock.
Holders of Marquis common stock should be aware that some of Marquis’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of Marquis common stock generally. These interests and arrangements may create potential conflicts of interest. The Marquis board of directors was aware of these interests and considered these interests, among other matters, when making their decision to approve the merger agreement, and in recommending that holders of Marquis common stock vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger — Interests of Marquis Directors and Executive Officers in the Merger” beginning on page 110.
Holders of Professional Class A common stock and Marquis common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of Professional Class A common stock and Marquis common stock currently have the right to vote in the election of the board of directors and on other matters affecting Professional and Marquis, respectively. In the merger, each holder of Marquis common stock who receives shares of Professional Class A common stock will become a holder of Class A common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of Marquis. Following the completion of the merger, the former holders of Marquis common stock are estimated to own approximately [•] percent ([•]%) of the outstanding shares of the combined company immediately after the merger ([•] percent ([•]%) if the underwriters in the initial public offering of Professional exercise in full their option to purchase additional shares from Professional) and current holders of Professional Class A common stock as a group are estimated to own approximately [•] percent ([•]%) of the outstanding shares of the combined company immediately after the merger ([•] percent ([•]%) if the underwriters in the initial public offering of Professional exercise in full their option to purchase additional shares from Professional). Because of this, holders of Marquis common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of Marquis, and holders of Professional Class A common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of Professional.
Shares of Professional Class A common stock to be received by Marquis shareholders as a result of the merger will have rights different from the shares of Marquis common stock.
Upon completion of the merger, the rights of former Marquis shareholders will be governed by the certificate of incorporation and bylaws of Professional. The rights associated with Marquis common stock are different from the rights associated with Professional Class A common stock, although both companies are organized under Florida law. Please see “Comparison of Shareholders’ Rights” beginning on page 288 for a discussion of the different rights associated with Professional Class A common stock.
Professional and Marquis will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Professional and Marquis. These uncertainties may impair Professional’s or Marquis’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with either company to seek to change existing business relationships with such company or fail to extend an existing relationship with such company. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Professional and Marquis have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions, subject to certain exceptions, include restrictions on either party’s ability to modify employment contracts, hire new executive officers, increase salaries more than in the ordinary course of business, sell, transfer mortgage or encumber property outside of the ordinary course of business, amend certain of our policies and organizational documents, make material changes to either party’s deposit mix, acquire assets or other properties and other restrictions. These restrictions may prevent either party from retaining employees or pursuing business opportunities that may arise prior to the completion of the merger and, therefore, could have a material adverse effect on either party’s business, financial condition and results of operations. Please see “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 115 for a description of the restrictive covenants applicable to Professional and Marquis.
The unaudited pro forma condensed combined financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially, and the projected financial information of Professional and Marquis included in this joint proxy statement/prospectus is inherently subject to uncertainties.
The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. A final determination of the fair values of Marquis’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Marquis that exist as of the date the merger becomes effective. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of Professional Class A common stock on the date the merger becomes effective. For more information, please see “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 35.
While the projected financial information of Professional and Marquis (the “management projections”) included in this joint proxy statement/prospectus is presented with numerical specificity, the management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Professional management’s and Marquis management’s control. Further, given that the management projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the merger, or the failure to satisfy other conditions to completion of the merger, including that a regulatory authority may prohibit, delay or refuse to grant a required regulatory approval for the completion of the merger, and risks and uncertainties pertaining to Professional’s business and Marquis’s business, including the risks and uncertainties detailed in their respective public periodic filings with the SEC. In addition, the ability to achieve the management projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the management projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Professional and Marquis operate, and the risks and uncertainties described in “Cautionary Note Regarding Forward-Looking Information”, all of which are difficult or impossible to predict accurately and many of which are beyond Professional’s and Marquis’s control. The management projections also reflect assumptions by Professional and Marquis management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Professional and Marquis businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared. Accordingly, there can be no assurance that the management projections will be realized, and actual results may differ, and may differ materially, from those shown. For more information see “The Merger — Certain Unaudited Prospective Financial Information” beginning on page [90].
Risks Related to Professional’s Business
Unless the context requires otherwise, references in the remaining sections of this “Risk Factors” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
Our business operations and lending activities are concentrated in South Florida, and we are more sensitive to adverse changes in the local economy than our more geographically diversified competitors.
Unlike many of our larger competitors that maintain significant operations located outside of our market area, substantially all of our clients are concentrated in South Florida. In addition, we have a high concentration of loans secured by real estate located in South Florida. As of September 30, 2019, approximately $650.0 million, or 84.2%, of our loans, included real estate as a component of collateral. If our acquisition of Marquis was completed as of September 30, 2019, approximately $1.14 billion, or 85.1% of our loans, would have included real estate as a component of collateral on a pro forma basis. Additionally, approximately 92.5% of our real estate loans have real estate collateral located in South Florida. Therefore, our success depends upon the general economic conditions in this area, which may differ from the economic conditions in other areas of the U.S. or the U.S. generally.
Our real estate collateral provides an alternate source of repayment in the event of default by the borrower; however, the value of the collateral may decline during the time the credit is outstanding. The concentration of our loans in the South Florida area subjects us to risk that a downturn in the economy or recession in this area could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would have a greater effect on us than if our lending were more geographically diversified. If we are required to liquidate the collateral securing a loan during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected. Moreover, since a large portion of our portfolio is secured by properties located in South Florida, the occurrence of a natural disaster, such as a hurricane, or a man-made disaster could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us. We may suffer further losses due to the decline in the value of the properties underlying our mortgage loans, which would have an adverse impact on our results of operations and financial condition.
As a result, our operations and profitability may be more adversely affected by a local economic downturn in South Florida than those of our more geographically diverse competitors. A downturn in the local economy generally may lead to loan losses that are not offset by operations in other markets; it may also reduce the ability of our clients to grow or maintain their deposits with us. For these reasons, any regional or local economic downturn that affects South Florida, or existing or prospective borrowers or depositors in South Florida, could have a material adverse effect on our business, financial condition and results of operations. From time to time, our Bank may provide financing to clients who live or have companies or properties located outside our core market. In such cases, we would face similar local market risk in those communities for these clients.
Our business and operations may be adversely affected in numerous and complex ways by weak economic conditions.
Our business and operations, which primarily consist of lending money to clients in the form of loans, borrowing money from clients in the form of deposits, and investing in securities, are sensitive to general business and economic conditions in the United States. In recent years there has been a gradual improvement in the U.S. economy as evidenced by a rebound in the housing market, lower unemployment and higher equity capital markets; however, economic growth has been uneven and opinions vary on the strength and direction of the economy. If the U.S. economy weakens, our growth and profitability from our lending, deposit and investment operations could be adversely affected. Uncertainty about the federal fiscal policymaking process, the medium- and long-term fiscal outlook of the federal government and future tax rates are concerns for U.S. businesses, consumers and investors. Uncertainties also have arisen regarding the potential for a reversal or renegotiation of international trade agreements and the impact such actions and other policies the current administration may have on economic and market conditions. Such market instability may hinder future U.S. economic growth, which could adversely affect our assets, business, cash flow, financial condition, liquidity, prospects and results of operations.
Natural disasters and severe weather events in Florida can have an adverse impact on our business, financial condition and operations.
Our operations and our client base are primarily located in South Florida. This region is vulnerable to natural disasters and severe weather events or acts of God, such as hurricanes or tropical storms, which can have an adverse impact on our business, financial condition and operations, cause widespread property damage and have the potential to significantly depress the local economies in which we operate. Future adverse weather events in Florida could potentially result in extensive and costly property damage to businesses and residences, depress the value of property serving as collateral for our loans, force the relocation of residents, and significantly disrupt economic activity in the region. For example, in September 2017, Hurricane Irma caused significant damage and disruption to local business operations.
We cannot predict the extent of damage that may result from such adverse weather events, which will depend on a variety of factors that are beyond our control, including, but not limited to, the severity and duration of the event, the timing and level of government responsiveness and the pace of economic recovery. In addition, the nature, frequency and severity of these adverse weather events and other natural disasters may be exacerbated by climate change. If a significant adverse weather event, or other natural disaster were to occur, it could have a materially adverse impact on our financial condition, results of operations and our business, as well as potentially increase our exposure to credit and liquidity risks.

We face strong competition from financial services companies and other companies that offer banking services.
We operate in the highly competitive financial services industry and face significant competition for clients from financial institutions located both within and beyond our current market. We compete with commercial banks, savings banks, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, non-bank financial services companies and other community banks and super-regional and national financial institutions operating within or near the areas we serve. Certain competitors often are larger, operate in more markets and have far greater resources and are able to conduct more intensive and broader-based promotional efforts to reach both commercial and individual clients. In addition, as client preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for banks to expand their geographic reach by providing services over the internet and for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems.
The banking industry is experiencing rapid changes in technology and, as a result, our future success will depend in part on our ability to address our clients’ needs by using technology. Client loyalty can be influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the client. Increased lending activity of competing banks has also led to increased competitive pressures on loan rates and terms for high quality credits. We may not be able to compete successfully with other financial institutions in our market, and we may have to pay higher interest rates to attract deposits and accept lower yields to attract loans, resulting in lower net interest margins and reduced profitability.
Moreover, many of our non-bank competitors are not subject to the same extensive regulations that govern our activities and may have greater flexibility in competing for business. We also face strong competition from credit unions, which are exempt from the payment of income taxes and, as a result, can frequently offer lower rates on loans or pay higher rates on deposits. The financial services industry could also become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. In addition, some of our current commercial banking clients may seek alternative banking sources as they develop needs for credit facilities larger than we may be able to accommodate. Our inability to compete successfully in the markets in which we operate could have an adverse effect on our business, financial condition, liquidity, prospects or results of operations.
We may not effectively execute on our expansion strategy, which may adversely affect our ability to maintain our historical growth and earnings trends.
We have grown rapidly over the last several years. Financial institutions that grow rapidly can experience significant difficulties as a result of rapid growth. Our primary expansion strategy focuses on organic growth, supplemented by acquisitions of banking teams or other financial institutions; however, we may not be able to successfully execute on these aspects of our expansion strategy, which may cause our future growth rate to decline below our recent historical levels, or may prevent us from growing at all. More specifically, we may not be able to generate sufficient new loans and deposits within acceptable risk and expense tolerances or obtain the personnel or funding necessary for additional growth. Various factors, such as economic conditions and competition with other financial institutions, may impede or restrict the growth of our operations. Further, we may be unable to attract and retain experienced bankers, which could adversely affect our growth. The success of our strategy also depends on our ability to manage our growth effectively, which in turn depends on a number of factors, including our ability to adapt our credit, operational, technology and governance infrastructure to accommodate expanded operations. Even if we are successful in continuing our growth, such growth may not offer the same levels of potential profitability, and we may not be successful in controlling costs and maintaining asset quality in the face of that growth. Accordingly, our inability to maintain growth or to effectively manage growth, could have an adverse effect on our business, financial condition and results of operations.
We may grow through mergers or acquisitions, a strategy which may not be successful or, if successful, may produce risks in successfully integrating and managing the merged companies or acquisitions and may dilute our shareholders.
As part of our growth strategy, we may pursue mergers and acquisitions of banks and non-bank financial services companies within or outside our principal market areas. We regularly seek to identify and explore specific acquisition opportunities as part of our ongoing business practices. On August 9, 2019, we entered into a definitive merger agreement to acquire Marquis and its wholly owned subsidiary, Marquis Bank, which is expected to close in early 2020, subject to required regulatory approvals, the closing of our initial public offering, the filing of an effective registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued in the merger, and the satisfaction of other customary closing conditions. We may also explore other strategic opportunities both within and outside of our current market. We face significant competition from numerous other financial services institutions, many of which will have greater financial resources or more liquid securities than we do, when considering acquisition opportunities. Accordingly, attractive acquisition opportunities may not be available to us. There can be no assurance that we will be successful in identifying or completing any future acquisitions.
Mergers and acquisitions involve numerous risks, any of which could harm our business, including:
•
time, expense and difficulties in integrating the operations, management, products and services, technologies, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

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difficulties in supporting and transitioning clients of the target and disruption of our ongoing banking business;

•
diversion of financial and management resources from existing operations;

•
assumption of nonperforming loans;

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the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase consideration or other resources to another opportunity;

•
entering new markets or areas in which we have limited or no experience;

•
potential loss of key personnel and clients from either our business or the target’s business;

•
assumption of unanticipated problems or liabilities of the target;

•
an inability to realize expected synergies or returns on investment;

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covenants that may restrict our operations prior to closing;

•
the need to raise capital; and

•
inability to generate sufficient revenue to offset acquisition costs.

Mergers and acquisitions also frequently result in the recording of goodwill and other intangible assets, which are subject to potential impairments in the future and that could harm our financial results. In addition, if we finance acquisitions by issuing equity securities, our existing shareholders’ ownership may be diluted, which could negatively affect the market price of our common stock.
As a result, we may not achieve the anticipated benefits of any such merger or acquisition, and we may incur costs in excess of what we anticipate. Our failure to successfully evaluate and execute mergers, acquisitions or investments or otherwise adequately address these risks could materially harm our business, financial condition and results of operations.
Our continued pace of growth may require us to raise additional capital in the future to fund such growth, and the unavailability of additional capital on terms acceptable to us could adversely affect us or our growth.
After giving effect to our initial public offering, we believe that we will have sufficient capital to meet our capital needs for our current growth plans. However, we will continue to need capital to support our longer-term growth plans. If capital is not available on favorable terms when we need it, we will have to either issue additional shares of common stock or other securities on less than desirable terms or reduce our rate of growth until market conditions become more favorable. Either of such events could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to attract and retain highly qualified personnel, which could adversely and materially affect our competitive position.
Our future success depends on our ability to attract and retain our executive officers and other key employees. We may be unable to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among companies in the financial services business and related businesses, particularly in the South Florida area in which we operate. Consequently, we could have difficulty attracting or retaining experienced personnel and may be required to spend significant time and expend significant financial resources in our employee recruitment and retention efforts. Many of the other financial services companies with which we compete for qualified personnel have greater financial and other resources and risk profiles different from ours. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than that which we may offer. If we are unable to attract and retain the necessary personnel to accomplish our business objectives, we may have difficulty implementing our business strategy and achieving our business objectives.
We rely heavily on our executive management team, including our Chairman and Chief Executive Officer, Daniel R. Sheehan, and other key employees, and we could be adversely affected by the unexpected loss of their services.
We are led by an experienced core management team with substantial experience in the market we serve, and our operating strategy focuses on providing products and services through long-term relationship managers and maintaining good relationships between our largest clients and our senior management team. Accordingly, our success depends in large part on the performance of these key personnel, including our Chairman and Chief Executive Officer, Daniel R. Sheehan, as well as on our ability to attract, motivate and retain highly qualified senior and middle management. Competition for employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy. If any of our executive officers or other key personnel leaves us, our financial condition and results of operations may suffer due to the loss of their skills, knowledge of our market, and years of industry experience and the difficulty of promptly finding qualified personnel to replace them. Additionally, our executive officers’ and key employees’ community involvement and diverse and extensive local business relationships are important to our success.
We may incur losses if we are unable to successfully manage interest rate risk.
Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest earning assets, such as loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. Our net interest income may be reduced if: (i) more interest earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest earning assets reprice or mature during a time when interest rates are rising.
Changes in the difference between short-term and long-term interest rates may also harm our business, and we are unable to predict changes in market interest rates, which are affected by many factors beyond our control. We generally use short-term deposits to fund longer-term assets, such as loans. When interest rates change, assets and liabilities with shorter terms reprice more quickly than those with longer terms, which could have a material adverse effect on our net interest margin. If market interest rates rise rapidly, interest rate adjustment caps may also limit increases in the interest rates on adjustable rate loans, which could further reduce our net interest income. Additionally, continued price competition for deposits will adversely affect our net interest margin.
Additionally, interest rate increases often result in larger payment requirements for our borrowers with variable rate loans, which increases the potential for default and could result in a decrease in the demand for loans. At the same time, the marketability of the property securing a loan may be adversely affected by any reduced demand resulting from higher interest rates. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reversal of income previously recognized, which could have an adverse effect on our results of operations and cash flows. Further, when we place a loan on nonaccrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. At the same time, we continue to incur costs to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets would have an adverse impact on net interest income.
In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their loans at lower rates. In addition, in a low interest rate environment, loan clients often pursue long-term fixed rate credits, which could adversely affect our earnings and net interest margin if rates later increase. If short-term interest rates remain at their historically low levels for a prolonged period and assuming longer-term interest rates fall further, we could experience net interest margin compression as our interest earning assets would continue to reprice downward while our interest-bearing liability rates could fail to decline in tandem. Such an occurrence would have an adverse effect on our net interest income and could have an adverse effect on our business, financial condition and results of operations.
Our allowance for loan losses may not be sufficient to absorb potential losses in our loan portfolio.
We maintain an allowance for loan losses that represents management’s judgment of probable losses and risks inherent in our loan portfolio. As of September 30, 2019, our allowance for loan losses totaled $6.4 million, which represented approximately 0.84% of our total loans held for investment. The level of the allowance reflects management’s continuing evaluation of general economic conditions, present political and regulatory conditions, diversification and seasoning of the loan portfolio, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. Determining the appropriate level of our allowance for loan losses is inherently subjective and requires management to make significant estimates of and assumptions regarding current credit risks and future trends, all of which may undergo material changes.
Inaccurate management assumptions, deterioration of economic conditions affecting borrowers, new information regarding existing loans, identification or deterioration of additional problem loans, acquisition of problem loans and other factors (including third-party review and analysis), both within and outside of our control, may require us to increase our allowance for loan losses. In addition, our regulators, as an integral part of their periodic examinations, review our methodology for calculating, and the adequacy of, our allowance for loan losses and may direct us to make additions to the allowance based on their judgments about information available to them at the time of their examination. Further, if actual charge-offs in future periods exceed the amounts allocated to our allowance for loan losses, we may need additional provisions for loan losses to restore the adequacy of our allowance for loan losses. Finally, the measure of our allowance for loan losses depends on the adoption and interpretation of accounting standards. The Financial Accounting Standards Board, or FASB, recently issued a new credit impairment model, the Current Expected Credit Loss, or CECL model, which is expected to become applicable to us on January 1, 2023 after the FASB elected to delay implementation for smaller reporting companies. CECL will require financial institutions to estimate and develop a provision for credit losses over the lifetime of the loan at origination, as opposed to reserving for incurred or probable losses up to the balance sheet date. Under the CECL model, credit deterioration would be reflected in the income statement in the period of origination or acquisition of a loan, with changes in expected credit losses due to further credit deterioration or improvement reflected in the periods in which the expectation changes. Accordingly, the CECL model could require financial institutions, like the Bank, to increase their allowances for loan losses. Moreover, the CECL model may create more volatility in our level of allowance for loan losses. If we are required to materially increase our level of allowance for loan losses for any reason, such increase could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
We may not be able to manage our credit risk adequately, which could lead to unexpected losses.
Our primary business involves making loans to clients. The business of lending is inherently risky because the principal of or interest on the loan may not be repaid timely or at all or the value of any collateral supporting the loan may be insufficient to cover our outstanding exposure. These risks may be affected by the strength of the borrower’s business sector and local, regional and national market and economic conditions. Many of our loans are made to small to medium sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. Our risk management practices, such as monitoring the concentration of our loans within specific industries, and our credit approval practices may not adequately reduce credit risk. Further, our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting clients and the quality of the loan portfolio. A failure to effectively manage credit risk associated with our loan portfolio could lead to unexpected losses and have an adverse effect on our business, financial condition and results of operations.
Our commercial real estate and real estate construction loan portfolio exposes us to credit risks that may be greater than the risks related to other types of loans.
As of September 30, 2019, approximately $262.8 million, or 34.0%, of our loan portfolio was comprised of nonresidential real estate loans (including owner-occupied commercial real estate loans) and approximately $37.9 million, or 4.9%, of our total loans held for investment were construction and development loans. Further, as of September 30, 2019, our commercial real estate loans (excluding owner-occupied commercial real estate loans) totaled 185.3% and our construction loans totaled 45.1% of our total risk-based capital, respectively. These loans typically involve repayment that depends upon income generated, or expected to be generated, by the property securing the loan and may be adversely affected by changes in the economy or local market conditions. These loans expose a lender to the risk of having to liquidate the collateral securing these loans at times when there may be significant fluctuation of commercial real estate values. Unexpected deterioration in the credit quality of our commercial real estate loan portfolio could require us to increase our allowance for loan losses, which would reduce our profitability and could have an adverse effect on our business, financial condition, and results of operations.
Construction loans also involve risks because loan funds are secured by a project under construction, the value of which is uncertain prior to completion. It can be difficult to accurately evaluate the total funds required to complete a project, and construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, we may be unable to recover the entire unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project, incur taxes, maintenance and compliance costs for a foreclosed property and may have to hold the property for an indeterminate period of time, any of which could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
A portion of our loan portfolio is comprised of commercial loans secured by receivables, inventory, equipment or other commercial collateral, the deterioration in value of which could expose us to credit losses.
As of September 30, 2019, approximately $114.0 million, or 14.8%, of our total loans held for investment were commercial loans to businesses. In general, these loans are collateralized by general business assets, including, among other things, accounts receivable, inventory and equipment, and most are backed by a personal guaranty of the borrower or principal. These commercial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a single loan basis. Additionally, the repayment of commercial loans is subject to the ongoing business operations of the borrower. The collateral securing such loans generally includes movable property such as equipment and inventory, which may decline in value more rapidly than we anticipate, exposing us to increased credit risk. Significant adverse changes in the economy or local market conditions in which our commercial lending clients operate could cause rapid declines in loan collectability and the values associated with general business assets resulting in inadequate collateral coverage that may expose us to credit losses and could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
Appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property may not accurately reflect the net value of the collateral.
In considering whether to make a loan secured by real property, we generally require an appraisal of the property; however, an appraisal is only an estimate of the value of the property at the time the appraisal is made and, as real estate values may change significantly in value in relatively short periods of time (especially in periods of heightened economic uncertainty), the appraisal may not accurately describe the net value of the real property collateral after the loan is made. As a result, we may not be able to recover the full amount of any remaining indebtedness when we foreclose on and sell the relevant property, which could have an adverse effect on our business, financial condition, and results of operations.
We engage in lending secured by real estate and may be forced to foreclose on the collateral and own the underlying real estate, subjecting us to the costs and potential risks associated with the ownership of real property, or consumer protection initiatives or changes in state or federal law may substantially raise the cost of foreclosure or prevent us from foreclosing at all.
Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we would be exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a foreclosure depends on factors outside of our control, including, but not limited to, general or local economic conditions, environmental cleanup liabilities, assessments, interest rates, real estate tax rates, operating expenses of the mortgaged properties, our ability to obtain and maintain adequate occupancy of the properties, zoning laws, governmental and regulatory rules, and natural disasters. Our inability to manage the amount of costs or size of the risks associated with the ownership of real estate, or write-downs in the value of other real estate owned, or OREO, could have an adverse effect on our business, financial condition, and results of operations.
Additionally, consumer protection initiatives or changes in state or federal law may substantially increase the time and expenses associated with the foreclosure process or prevent us from foreclosing at all. A number of states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default. Additionally, federal regulators have prosecuted a number of mortgage servicing companies for alleged consumer law violations. If new state or federal laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers, they could have an adverse effect on our business, financial condition, and results of operations.
Our financial condition, earnings and asset quality could be adversely affected if we are required to repurchase loans originated for sale.
We originate residential mortgage loans for sale to secondary market investors, subject to contractually specified and limited recourse provisions. Because the loans are intended to be originated within investor guidelines, using designated automated underwriting and product-specific requirements as part of the loan application, the loans sold have a limited recourse provision. In general, we may be required to repurchase a previously sold mortgage loan or indemnify an investor if there is non-compliance with defined loan origination or documentation standards including fraud, negligence, material misstatement in the loan documents, or non-compliance with applicable law. In addition, we may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term or return profits made should the loan prepay within a short period. The potential mortgagor early default repurchase period is up to approximately 12 months after sale of the loan to the investor. The recourse period for fraud, material misstatement, breach of representations and warranties, non-compliance with law or similar matters could be as long as the term of the loan. Mortgages subject to recourse are collateralized by single-family residential properties. From January 1, 2013 through September 30, 2019, we have not repurchased any loans due to default, fraud, breach of representations, material misstatement, legal non-compliance or early prepayment. Should such loan repurchases become a material issue, our earnings and asset quality could be adversely impacted, which could adversely impact business, financial condition, and results of operations.
A lack of liquidity could impair our ability to fund operations and adversely impact our business, financial condition and results of operations.
Liquidity is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they come due because of an inability to liquidate assets or obtain adequate funding. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to provide adequate liquidity to fund our operations. If we are unable to raise funds through deposits, borrowings, sales of our investment securities, sales of loans or other sources, it could have a substantial negative effect on our liquidity and our ability to continue our growth strategy.

Our most important source of funds is deposits. As of September 30, 2019, approximately $523.6 million, or 63.6%, of our total deposits were negotiable order of withdrawal, or NOW, savings, and money market accounts. Historically our savings, money market deposit and NOW accounts have been stable sources of funds. However, these deposits are subject to potentially dramatic fluctuations in availability or price due to factors that may be outside of our control, such as a loss of confidence by clients in us or the banking sector generally, client perceptions of our financial health and general reputation, increasing competitive pressures from other financial services firms for consumer or corporate client deposits, changes in interest rates and returns on other investment classes, any of which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current client deposits or attract additional deposits, increasing our funding costs and reducing our net interest income and net income.
Additional liquidity may be provided by our ability to borrow from the Federal Home Loan Bank of Atlanta, or the FHLB, and the Federal Reserve Bank of Atlanta. As of September 30, 2019, we had $50 million of advances from the FHLB outstanding. We also may borrow funds from third-party lenders, such as other financial institutions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Our access to funding sources could also be affected by one or more adverse regulatory actions against us.
Any decline in available funding or cost of liquidity could adversely impact our ability to originate loans, invest in securities, meet our expenses or fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could, in turn, have an adverse effect on our business, financial condition, and results of operations.
We have several large depositor relationships, the loss of which could force us to fund our business through more expensive and less stable sources.
As of September 30, 2019, our ten largest depositors accounted for approximately $164.3 million in deposits, or approximately 19.9% of our total deposits. Withdrawals of deposits by any one of our largest depositors could force us to rely more heavily on more expensive and less stable funding sources. Consequently, the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to environmental liabilities in connection with the real properties we own and the foreclosure on real estate assets securing our loan portfolio.
In the course of our business, we may foreclose on and take title to real estate or otherwise be deemed to be in control of property that serves as collateral on loans we make. As a result, we could be subject to environmental liabilities with respect to those properties. We may be held liable to governmental entities or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property.
The cost of removal or abatement may substantially exceed the value of the affected properties or the loans secured by those properties, we may not have adequate remedies against the prior owners or other responsible parties and we may not be able to resell the affected properties either before or after completion of any such removal or abatement procedures. Other actions we may take to minimize the impact of environmental liabilities may not fully insulate us from such liabilities. Furthermore, despite these actions on our part, the value of the property as collateral will generally be substantially reduced or we may elect not to foreclose on the property and, as a result, we may suffer a loss upon collection of the loan. Any significant environmental liabilities could have an adverse effect on our business, financial condition and results of operations.

We could recognize losses on investment securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.
While we generally invest a significant majority of our total assets in loans (our loan to asset ratio was 80.1% as of September 30, 2019), we also invest a portion of our total assets (3.06% as of September 30, 2019) in investment securities with the primary objectives of providing a source of liquidity, providing an appropriate return on funds invested, managing interest rate risk, meeting pledging requirements and meeting regulatory capital requirements. As of September 30, 2019, the fair value of our available for sale investment securities portfolio was $28.2 million, which included a net unrealized loss of approximately $84,000.
Factors beyond our control can significantly and adversely influence the fair value of securities in our portfolio. For example, fixed-rate securities are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual borrowers with respect to the underlying securities and instability in the credit markets. Any of the foregoing factors could cause other-than-temporary impairment in future periods and result in realized and/or unrealized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security as well as the Company’s intent and ability to hold the security for a sufficient period of time to allow for any anticipated recovery in fair value in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our business, financial condition and results of operations.
As a new public company, we may not efficiently or effectively create an effective internal control environment, and any future failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements, which in turn could harm our business, impair investor confidence in the accuracy and completeness of our financial reports and our access to the capital markets and cause the price of our Class A common stock to decline and subject us to regulatory penalties.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on that system of internal control. Our internal control over financial reporting consists of a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As a public company, we will be required to comply with the Sarbanes-Oxley Act and other rules that govern public companies, which we previously were not required to comply with as a private company. In particular, we will be required to certify our compliance with Section 404 of the Sarbanes-Oxley Act beginning with our second annual report on Form 10-K, which will require us to annually furnish a report by management on the effectiveness of our internal control over financial reporting. When evaluating our internal controls over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we will be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing, and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigations by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and hiring additional personnel. Any such action could negatively affect our results of operations and cash flows and the price of our Class A common stock may decline.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.
The preparation of our financial statements and related disclosures in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Professional” in this joint proxy statement/prospectus, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider critical because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events or regulatory views concerning such analysis differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures, in each case resulting in our need to revise or restate prior period financial statements, cause damage to our reputation and the price of our Class A common stock and adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
Changes in accounting standards or regulatory interpretations of existing standards could materially impact our financial statements and disclosures.
From time to time the FASB or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes may subject us to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how new or existing standards should be applied, which in many cases may be beyond our control, can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently and retrospectively, in each case resulting in our needing to revise or restate prior period financial statements, which could materially change our financial statements and related disclosures, cause damage to our reputation, adversely impact our business, financial condition and results of operations, and the price of our Class A common stock.
Our management team depends on data and modeling in their decision-making and inaccurate data or modeling approaches could negatively impact our decision-making ability or possibly subject us to regulatory scrutiny in the future.
We rely heavily on statistical and quantitative models and other quantitative analyses for bank decision-making, and the use of such analyses is becoming increasingly widespread in our operations. Liquidity stress testing, interest rate sensitivity analysis, the identification of possible violations of anti-money laundering regulations are all examples of areas in which we are dependent on models and the data that underlies them. While we believe these quantitative techniques and approaches improve our decision-making, they also create the possibility that faulty data or flawed quantitative approaches could negatively impact our decision-making ability. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in poor decision-making and have a negative impact on our business, financial condition, and results of operations.
Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.
We outsource some of our operational activities and accordingly depend on relationships with third-party providers for services such as core systems support, informational website hosting, internet services, online account opening and other processing services. Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems, many of which also depend on third party providers. The failure of these systems, a cybersecurity breach involving any of our third-party service providers or the termination or change in terms of a third-party software license or service agreement on which any of these systems is based could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. Replacing vendors or addressing other issues with our third-party service providers could entail significant delay, expense and disruption of service.
As a result, if these third-party service providers experience difficulties, are subject to cybersecurity breaches, or terminate their services, and we are unable to replace them with other service providers, particularly on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected. Even if we are able to replace third-party service providers, it may be at a higher cost to us, which could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
Accordingly, our operations could be interrupted if any of our third-party service providers experience difficulty, are subject to cybersecurity breaches, terminate their services or fail to comply with banking regulations, which could adversely affect our business, financial condition and results of operations. In addition, our failure to adequately oversee the actions of our third-party service providers could result in regulatory actions against the Bank, which could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other potential losses.
Our computer systems and network infrastructure could be vulnerable to hardware and cybersecurity issues. Our operations are dependent upon our ability to protect our hardware equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Threats to data security, including unauthorized access and cyber-attacks, rapidly emerge and change, exposing us to additional costs for protection or remediation and competing time constraints to secure our data in accordance with client expectations and statutory and regulatory requirements. We could also experience a breach by intentional or negligent conduct on the part of employees or other internal sources. Any damage or failure that causes an interruption in our operations could have an adverse effect on our financial condition and results of operations.
Our operations are also dependent upon our ability to protect our computer systems and network infrastructure, including our digital, mobile and internet banking activities, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by the internet or other users. Such computer break-ins and other disruptions would jeopardize the security of sensitive data stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability, damage our reputation and inhibit the use of our internet banking services by current and potential clients. We regularly add additional security measures to our computer systems and network infrastructure and implement procedures to mitigate the possibility of cybersecurity breaches, including firewalls and penetration testing. However, it is not feasible to defend against every risk being posed by changing technologies as well as criminals’ intent on committing cyber-crime, particularly given their increasing sophistication, and our security measures may not prevent a system breach.
Controls employed by our information technology department and third-party vendors could prove inadequate. We could also experience a breach by intentional or negligent conduct on the part of our employees or other internal sources, software bugs or other technical malfunctions, or other causes. As a result of any of these threats, our client accounts may become vulnerable to account takeover schemes or cyber-fraud. Our systems and those of our third-party vendors may also become vulnerable to damage or disruption due to circumstances beyond our or their control, such as from network failures, viruses and malware, power anomalies or outages, natural disasters and catastrophic events. A breach of our security or that of a third-party vendor that results in unauthorized access to our data could expose us to a disruption or challenges relating to our daily operations, as well as to data loss, litigation, damages, fines and penalties, significant increases in compliance costs and reputational damage, any of which could have an adverse effect on our business, financial condition and results of operations.

We have a continuing need for technological change, and we may not have the resources to implement new technology effectively, or we may experience operational challenges when implementing new technology or technology needed to compete effectively with larger institutions may not be available to us on a cost-effective basis.
The financial services industry is undergoing rapid technological change, with frequent introductions of new technology-driven products and services. In addition to serving clients better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, at least in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our products and service offerings. We hope to address these demands through, among other things, our Digital Innovation Center and digital banking platform. However, we may experience operational and other challenges as we implement these new technology enhancements or products, which could impair our ability to realize the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.
Many of our larger competitors have substantially greater resources to invest in technological improvements, and we may not be able to implement new technology-driven products and services timely, effectively or at all or be successful in marketing these products and services to our clients. Third parties upon whom we rely for our technology needs may not be able to develop on a cost-effective basis systems that will enable us to keep pace with such developments or we may, in order to remain competitive, be required to make significant capital expenditures, which may increase our overall expenses and have a material adverse effect on our net income. As a result, our competitors may be able to offer additional or superior products compared to those that we will be able to provide, which would put us at a competitive disadvantage. We may lose clients seeking new technology-driven products and services to the extent we are unable to provide such products and services. Accordingly, the ability to keep pace with technological change is important, and the failure to do so could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
We are subject to certain operational risks, including, but not limited to, client, employee or third-party fraud and data processing system failures and errors.
Employee errors and employee or client misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our clients or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.
We have implemented a system of internal controls designed to mitigate operational risks, including data processing system failures and errors and client or employee fraud, as well as insurance coverage designed to protect us from material losses associated with these risks, including losses resulting from any associated business interruption. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
When we originate loans, we rely heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to funding, the value of the loan may be significantly lower than expected, or we may fund a loan that we would not have funded or on terms that do not comply with our general underwriting standards. Whether a misrepresentation is made by the applicant, the borrower, one of our employees or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the resulting monetary losses we may suffer, which could adversely affect our business, financial condition and results of operations.

We are subject to claims and litigation pertaining to intellectual property.
Banking and other financial services companies, such as our Company, rely on technology companies and consultants to provide information technology products and services necessary to support their day-to-day operations. Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. Competitors of our vendors, or other individuals or companies, may from time to time claim to hold intellectual property sold or assigned to us. Such claims may increase in the future as the financial services sector becomes more reliant on information technology vendors. The plaintiffs in these actions frequently seek injunctions and substantial damages.
Regardless of the scope or validity of such patents or other intellectual property rights, or the merits of any claims by potential or actual litigants, we may have to engage in protracted litigation. Such litigation is often expensive, time-consuming, disruptive to our operations, and distracting to management. If we are found to infringe on one or more patents or other intellectual property rights, we may be required to pay substantial damages or royalties to a third party. In certain cases, we may consider entering into licensing agreements for disputed intellectual property, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. These licenses may also significantly increase our operating expenses. If legal matters related to intellectual property claims were resolved against us or settled, we could be required to make payments in amounts that could have an adverse effect on our business, financial condition and results of operations.
We may not be able to manage the risks associated with our anticipated growth and potential expansion through de novo branching.
Our business strategy entails evaluating potential strategic opportunities which includes potentially growing through de novo branching. De novo branching carries with it certain potential risks, including significant startup costs and anticipated initial operating losses; regulatory approval risk; an inability to secure the services of qualified senior management to operate the de novo banking location and successfully integrate and promote our corporate culture; poor market reception for de novo banking locations established in markets where we do not have a preexisting reputation; challenges posed by local economic conditions; challenges associated with securing attractive locations at a reasonable cost; and the additional strain on management resources and internal systems and controls. Failure to adequately manage the risks associated with our anticipated growth through de novo branching could have an adverse effect on our business, financial condition and results of operations.
Risks Related to the Regulation of Our Industry
We operate in a highly regulated environment, and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, could adversely affect us.
Banking is highly regulated under federal and state law. As such, we are subject to extensive regulation, supervision and legal requirements that govern almost all aspects of our operations. These laws and regulations are not intended to protect our shareholders. Rather, these laws and regulations are intended to protect clients, depositors, the Deposit Insurance Fund and the overall financial stability of the United States. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividends or distributions that the Bank may pay to the Company, restrict the ability of institutions to guarantee our debt and impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than GAAP would require. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional operating costs. Our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, enforcement actions and fines and other penalties, any of which could adversely affect our results of operations, regulatory capital levels and the price of our securities. Further, any new laws, rules and regulations, such as were imposed under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd Frank Act, could make compliance more difficult or expensive or otherwise adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.
Economic conditions that contributed to the financial crisis in 2008, particularly in the financial markets, resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The Dodd-Frank Act, which was enacted in 2010 in response to the financial crisis, significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act and the regulations thereunder have affected both large and small financial institutions. The Dodd-Frank Act, among other things, imposed new capital requirements on bank holding companies; changed the base for Federal Deposit Insurance Corporation, or FDIC, insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base; permanently raised the current standard deposit insurance limit to $250,000; and expanded the FDIC’s authority to raise insurance premiums. The Dodd-Frank Act established the Consumer Financial Protection Bureau, or CFPB, as an independent entity within the Federal Reserve, which has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, and home-equity loans, and contains provisions on residential mortgage-related matters that address steering incentives, determinations as to a borrower’s ability to repay, prepayment penalties and disclosures to borrowers. Although the applicability of certain elements of the Dodd-Frank Act is limited to institutions with more than $10 billion in assets, there can be no guarantee that such applicability will not be extended in the future or that regulators or other third parties will not seek to impose such requirements on institutions with less than $10 billion in assets, such as the Bank. Compliance with the Dodd-Frank Act and its implementing regulations has and may continue to result in additional operating and compliance costs that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.
On May 24, 2018, President Trump signed into law the “Economic Growth, Regulatory Relief and Consumer Protection Act,” or the Regulatory Relief Act, which amends parts of the Dodd-Frank Act, as well as other laws that involve regulation of the financial industry. While the Regulatory Relief Act keeps in place fundamental aspects of the Dodd-Frank Act’s regulatory framework, it does change the regulatory framework for depository institutions with assets under $10 billion, such as the Bank, as well as easing some requirements for larger depository institutions. As more fully discussed under “Supervision and Regulation-Regulatory Relief Act,” the legislation includes a number of provisions which are favorable to bank holding companies, or BHCs, with total consolidated assets of less than $10 billion, such as the Company, and also makes changes to consumer mortgage and credit reporting regulations and to the authorities of the agencies that regulate the financial industry. Because a number of the provisions included in the Regulatory Relief Act require the federal banking agencies to undertake notice and comment rulemaking, it will likely take some time before these provisions are fully implemented.
Federal and state regulatory agencies frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on our business, financial condition and results of operations.
Federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations could adversely affect us.
As part of the bank regulatory process, the Federal Reserve and the OFR periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, one of these agencies were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, asset sensitivity, risk management or other aspects of any of our operations have become unsatisfactory, or that the Company, the Bank or their respective management were in violation of any law or regulation, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital levels, to restrict our growth, to assess civil monetary penalties against us, the Bank or their respective officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank’s deposit insurance. If we become subject to such regulatory actions, our business, financial condition, results of operations and reputation could be adversely affected.
Financial institutions, such as the Bank, face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.
The Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, or FinCEN, established by the U.S. Department of the Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and the Internal Revenue Service. Additionally, South Florida has been designated as a “High Intensity Financial Crime Area,” or HIFCA, by FinCEN and a “High Intensity Drug Trafficking Area,” or HIDTA, by the Office of National Drug Control Policy. The HIFCA program is intended to concentrate law enforcement efforts to combat money laundering efforts in higher-risk areas. The HIDTA designation makes it possible for local agencies to benefit from ongoing HIDTA-coordinated program initiatives that are working to reduce drug use. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the Treasury Department’s Office of Foreign Assets Control.
In order to comply with regulations, guidelines and examination procedures in this area, we have dedicated significant resources to our anti-money laundering program, especially due to the regulatory focus on financial and other institutions located in South Florida. If our policies, procedures and systems are deemed deficient, we could be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the inability to obtain regulatory approvals to proceed with certain aspects of our business plans, including acquisitions and de novo branching.
We are subject to numerous laws and regulations of certain regulatory agencies, such as the CFPB, designed to protect consumers, including the Community Reinvestment Act, or CRA, and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.
The CRA directs all insured depository institutions to help meet the credit needs of the local communities in which they are located, including low- and moderate-income neighborhoods. Each institution is examined periodically by its primary federal regulator, which assesses the institution’s performance. The Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The CFPB, the U.S. Department of Justice, the Federal Reserve and other federal agencies are responsible for enforcing these laws and regulations. The CFPB was created including the Federal Reserve, under the Dodd-Frank Act to centralize responsibility for consumer financial protection with broad rulemaking authority to administer and carry out the purposes and objectives of federal consumer financial laws with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider, identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product. The ongoing broad rulemaking powers of the CFPB have potential to have a significant impact on the operations of financial institutions offering consumer financial products or services.
A successful regulatory challenge to our performance under the CRA, fair lending or consumer lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have an adverse effect on our business, financial condition and results of operations.
Increases in FDIC insurance premiums could adversely affect our earnings and results of operations.
The deposits of our bank are insured by the FDIC up to legal limits and, accordingly, subject it to the payment of FDIC deposit insurance assessments. In order to maintain a strong funding position and restore the reserve ratios of the Deposit Insurance Fund following the financial crisis, the FDIC increased deposit insurance assessment rates and charged special assessments to all FDIC-insured financial institutions. Although the FDIC has since reduced premiums for most FDIC-insured institutions of our size, increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments in FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could have a material adverse effect on our business, financial condition and results of operations.
The Federal Reserve may require us to commit capital resources to support the Bank.
The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine that was codified by the Dodd-Frank Act, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, we could be required to provide financial assistance to the Bank if it experiences financial distress.
A capital injection may be required at a time when our resources are limited, and we may be required to borrow the funds or raise capital to make the required capital injection. Any loan by a bank holding company to its subsidiary bank is subordinate in right of payment to deposits and certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing by a bank holding company for the purpose of making a capital injection to a subsidiary bank often becomes more difficult and expensive relative to other corporate borrowings.
We could be adversely affected by the soundness of other financial institutions.
Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when our collateral cannot be foreclosed upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due. Any such losses could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.
In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the U.S. money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of securities by the Federal Reserve, adjustments of both the discount rate and the federal funds rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.
The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Although we cannot determine the effects of such policies on us at this time, such policies could adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
Risks Related to Ownership of our Class A Common Stock
There has been no substantial public market for our Class A common stock prior to the merger or our initial public offering and an active trading market for our Class A common stock may not develop after the merger or our initial public offering. As a result, you may be unable to resell your Class A common stock at or above the implied price of the shares received in the merger, or at all.
Our Class A common stock is currently quoted on the OTC Pink Sheets, but has experienced very limited trading volume in the over-the-counter market. As a result, there has been no significant public market for our Class A common stock historically and an active trading market for our Class A common stock may not develop or be sustained after the merger or our initial public offering. Also, the initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our Class A common stock after the merger or the initial public offering. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our Class A common stock and their independent decisions, over which we have no control. Without an active, liquid trading market for our Class A common stock, shareholders may not be able to sell their shares at the volume, prices and times desired. Moreover, the lack of an established market could materially and adversely affect the value of our Class A common stock. The market price of our Class A common stock could decline significantly due to actual or anticipated issuances or sales of our Class A common stock in the future.
Our future ability to pay dividends is subject to restrictions.
Holders of our Class A common stock (as well as our Class B common stock) are only entitled to receive dividends when, as and if declared by our Board out of funds legally available for dividends. Moreover, our ability to declare and pay dividends to our shareholders is highly dependent upon the ability of the Bank to pay dividends to us, the payment of which is subject to laws and regulations governing banks and financial institutions.
We have not paid any cash dividends on our capital stock since inception and we do not plan to pay cash dividends in the foreseeable future. Any declaration and payment of dividends on our common stock in the future will depend on regulatory restrictions, our earnings and financial condition, our liquidity and capital requirements, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our Board. In addition, prior to the consummation of the merger, the terms of the merger agreement prohibit us from issuing dividends without the written consent of Marquis. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely affect the amount of dividends, if any, paid to our shareholders.
Furthermore, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, current and prospective earnings and the level, composition and quality of capital. The guidance provides that we inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to our capital structure, which could impact our ability to pay dividends in the future.

We expect to issue more Class A common stock in the future, including as a result of conversions of our Class B common stock from time to time and in connection with the consummation of the merger, which may dilute holders of Class A common stock.
Federal Reserve policy requires bank holding companies’ capital to be comprised predominantly of voting common stock. Our Class B common stock is non-voting common stock, therefore we expect future issuances of shares of our Company will be Class A common stock. These new issuances of Class A common stock, as well as their voting rights, may dilute the interests of the holders of our Class A common stock, and increase the market for, and liquidity of, our Class A common stock generally, as compared to the market for, and liquidity of, our Class B common stock. Historically, we have only issued Class B common stock in lieu of shares of our Class A common stock upon the request of certain larger shareholders seeking to avoid being regulated as bank holding companies based on their beneficial ownership of our voting common stock. We currently have 752,184 shares of Class B common stock issued and outstanding and we have entered into agreements with the holders of our Class B common stock that permit them to exchange all or a portion of their Class B common stock into an equal number of shares of Class A common stock under certain conditions from time to time. Thus, the issuance of Class A common stock upon exchange of our outstanding shares of Class B common stock could further dilute the voting power or price of our Class A common stock.
The market price of our Class A common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volume, prices and times desired.
The market price of our Class A common stock may be highly volatile, which may make it difficult for you to resell your shares at the volume, prices and times desired. There are many factors that may affect the market price and trading volume of our Class A common stock, including, without limitation, the risks discussed elsewhere in this “Risk Factors” section and:
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actual or anticipated fluctuations in our operating results, financial condition or asset quality;

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changes in economic or business conditions;

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the effects of, and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;

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publication of research reports about us, our competitors or the financial services industry generally, or changes in, or failure to meet, securities analysts’ estimates of our financial and operating performance, or lack of research reports by industry analysts or the cessation of coverage;

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operating and stock price performance of companies that investors deem comparable to us;

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additional or anticipated sales of our Class A common stock or Class B common stock or other securities by us or our existing shareholders;

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additions, departures or inability to retain of key personnel;

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perceptions and speculations in the marketplace regarding our competitors or us;

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price and volume fluctuations in the overall stock market from time to time;

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litigation involving us, our industry or both;

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investigations by regulators into our operations or those of our competitors;

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new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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changes in accounting standards, policies, guidelines, interpretations or principles;

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the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

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actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

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developments or disputes concerning our intellectual property or other proprietary rights;

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significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our competitors or us;

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other economic, competitive, governmental, regulatory or technological factors affecting our operations, pricing, products and services; and

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other news, announcements or disclosures (whether by us or others) related to us, our competitors, our core market or the financial services industry.

The stock market and, in particular, the market for financial institution stocks have experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in our Class A common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our Class A common stock, which could make it difficult to sell your shares at the volume, prices and times desired.
In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock (including our Class A common stock and Class B common stock) that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of this benefit and, as a result, our future financial statements may not be directly comparable to those of other public companies, including other financial institutions, which have implemented such new or revised accounting standards until we implement such new or revised accounting standards.
Substantial future sales of our Class A common stock in the public market, or the perception that these sales may occur, could cause the price of our Class A common stock to decline, even if our business is doing well.
Sales of our Class A common stock in the public market after our initial public offering, or the perception that these sales may occur, could cause the market price of our common stock to decline, even if our business is doing well. All Class A common stock sold in our initial public offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, or the Securities Act. Substantially all of the remaining Class A common stock outstanding after the initial public offering will be available for sale upon the expiration of the 180-day lock-up period, subject to volume, notice and manner of sale restrictions as applicable to us under Rule 144 and Rule 701 under the Securities Act. Any or all of our Class A common stock may be released prior to expiration of the lock-up period at the discretion of the underwriter. To the extent these shares are released before the expiration of the lock-up period and sold into the market, the market price of our Class A common stock could decline.
Our executive officers, directors and principal shareholders will continue to have the ability to exert control over us and may exercise influence over matters subject to shareholder approval.
As of December 31, 2019, our directors and our executive officers, or NEOs, and their respective family members and affiliated entities beneficially owned an aggregate of 1,173,877 shares, or approximately 22.8% of our issued and outstanding Class A common stock and 54.7% of our Class B common stock. Following the completion of the merger, our directors and our executive officers and their respective family members and affiliated entities are expected to beneficially own approximately 14.2% of our outstanding Class A common stock (or 13.5% of our Class A common stock if the underwriters exercise in full their option to purchase additional shares from us). Consequently, our management and our Board may be able to significantly affect the outcomes of elections of directors and other matters submitted to a vote of our shareholders, such as mergers, the sale of substantially all of our assets and other extraordinary corporate matters. The interests of these insiders could conflict with the interests of our other shareholders, including you.
If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our Class A common stock share price and trading volume could decline.
Activity in the trading market for our Class A common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to attract or sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts cover us or our business, or if these securities or industry analysts are not widely respected within the general investment community, the trading price for our Class A common stock would be materially and negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who cover us or our business downgrade our Class A common stock or publish inaccurate or unfavorable research about us or our business, the price of our Class A common stock would likely decline, possibly substantially. If one or more of these analysts cease coverage of us or our business, or fail to publish reports on us or our business regularly, demand for our Class A common stock could decrease, which might cause the price of our Class A common stock and trading volume to decline, possibly substantially.
Public company requirements may strain our resources and divert management’s attention, which could adversely impact our ability to execute our strategy and harm operating results.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Nasdaq continued listing requirements and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act and other legislative and regulatory actions, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.
While the members of our Board and our executive officers have substantial experience relevant to our business, they have limited experience with operations as a public company upon which you can base your expectations of our future success or failure in complying with public company requirements. Our management may fail to comply with public company requirements, or may fail to do so effectively and efficiently, each would materially and adversely harm our ability to execute our strategy, and consequently, our operating results.
Furthermore, as a result of disclosure of information in this joint proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If these claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of management and adversely affect our business, prospects, cash flow, liquidity, financial condition and results of operations.
Our new public company status and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on the audit committee and compensation committee, and qualified executive officers.
Provisions in our governing documents and Florida law may have an anti-takeover effect and there are substitutional regulatory limitations on changes of control of bank holding companies.
Our corporate organizational documents and provisions of federal and state law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition that you may favor or an attempted replacement of our Board or management.
Our articles of incorporation and our bylaws may have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control or a replacement of our Board or management. Our governing documents include provisions that:
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empower our Board, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are to be set by our Board;

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divide our Board into three classes serving staggered three-year terms;

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provide that directors may be removed from office only for cause and only upon a 66 2∕3% vote of the shares of the Company then entitled to vote at an election for that director;

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prohibit shareholder action by written consent;

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require holders of at least 50% of all of the votes entitled to vote on any issue proposed to be considered at a special meeting to call a special meeting by submitting one or more written demands for the special meeting describing the purposes or purpose of such meeting;

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eliminate cumulative voting in elections of directors;

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provide that our Board has the exclusive authority to adopt or amend our Bylaws;

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require shareholders that wish to bring business before annual or special meetings of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, to provide timely notice of their intent in writing; and

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enable our Board to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase until the next meeting of shareholders by a majority vote of the directors present at a meeting of directors.

In addition, certain provisions of Florida law may delay, discourage or prevent an attempted acquisition or change in control. Furthermore, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or its holding company. These laws include the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the Change in Bank Control Act (the “CBCA”). These laws could delay or prevent an acquisition.
Furthermore, on April 19, 2019, our Articles of Incorporation were amended to include an exclusive forum provision. This provision provides that the state and federal courts in or for Miami-Dade County, Florida or Palm Beach County, Florida, will be the exclusive forums for (i) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of the Company to the Company or the Company’s shareholders; (ii) any derivative action or proceeding brought on behalf of the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the FBCA, or our Articles of Incorporation or Bylaws; or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine (not included in clauses (i) through (iii)); provided that if such state and federal courts lack personal or subject matter jurisdiction over an action, the sole and exclusive forum for such proceeding will be in another court located in Florida. Any person purchasing or otherwise acquiring any interest in our shares will be deemed to have notice of and have consented to the forum selection clause contained in our Articles of Incorporation.
This amendment was intended to reduce the risks and costs associated with multijurisdictional litigation and “forum shopping” by plaintiffs by limiting potential plaintiffs’ ability to initiate proceedings of the type described above in courts outside of Miami-Dade and Palm Beach Counties. However, this provision may limit the ability of a shareholder to bring lawsuits in the shareholder’s preferred venue or make it more difficult or expensive to litigate the foregoing matters. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in jurisdictions outside of Florida, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. The Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce duties or liabilities created by the Exchange Act. Federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability arising under the Securities Act. We note that there is uncertainty as to whether a court would enforce the exclusive forum provision with regard to a claim over which federal courts may have exclusive jurisdiction because investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Therefore, it is uncertain whether the exclusive forum provision would apply to claims under the Securities Act or Exchange Act. Although we believe this provision benefits us, it may have the effect of discouraging lawsuits against our directors and officers.
We are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted.
Our primary asset is Professional Bank. We depend upon the Bank for cash distributions (through dividends on the Bank’s common stock) that we use to pay our operating expenses and satisfy our other financial obligations. Federal statutes, regulations and policies restrict the Bank’s ability to make cash distributions to us. These statutes and regulations require, among other things, that the Bank maintain certain levels of capital in order to pay a dividend. Further, the Bank’s regulators the ability to restrict the Bank’s payment of dividends by supervisory action. If the Bank is unable to pay dividends to us, we may not be able to satisfy our obligations or, if applicable, pay dividends on our common stock (including our Class A common stock and Class B common stock).
An investment in our Class A common stock is not an insured deposit and is subject to risk of loss.
Any shares of our Class A common stock you receive in the merger will not be a deposit or other obligation of the Bank and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of bearing the potential loss of your entire investment.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the market price of our Class A common stock.
Our articles of incorporation authorize us to issue up to 10,000,000 shares of one or more series of preferred stock. Our Board will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
This joint proxy statement/prospectus, and the documents which are included in this joint proxy statement/prospectus, may contain forward-looking statements. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “anticipates,” “intends,” “believes,” “estimates,” “plans,” “seeks,” “projects,” “expects,” “may,” “will,” “would,” “could” or “should” or the negative versions of these terms or other comparable terminology. These forward-looking statements relating to Professional, Marquis or the combined company are based on current beliefs and expectations of Professional’s and Marquis’s management, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Professional and Marquis. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.
Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors,” as well as the following:
•
the merger may not be completed when expected because the requisite regulatory approvals for the merger, and/or the approval of the merger agreement by Marquis shareholders and approval of the Professional share issuance in connection with the merger by Professional’s shareholders, might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•
the sale price for the Professional Class A common stock could decline before the completion of the merger, including as a result of the financial performance of Professional or Marquis, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•
the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which Professional and Marquis operate;

•
Marquis’s business may not be integrated into Professional’s business successfully, or such integration may take longer to accomplish than expected;

•
operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
deposit attrition, operating costs, customer losses, and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•
termination of the merger agreement with Marquis, or failure to complete the merger, could negatively impact the Professional Class A common stock and the Marquis common stock and each company’s future business and financial results;

•
each company will be subject to business uncertainties and contractual restrictions while the merger is pending that could be harmful to its operations;

•
if the merger is not completed, we will have incurred substantial expenses and committed substantial time and resources without realizing the expected benefits of the merger;

•
the strength of the United States economy in general and the strength of the local economies in which each company conducts operations;

•
each company’s ability to successfully manage interest rate risk, credit risk, liquidity risk, and other risks inherent to their respective industries;

•
the accuracy of each company’s financial statement estimates and assumptions, including the estimates used for loan loss reserve and deferred tax asset valuation allowance;

•
increased competition and its effect on pricing of each company’s products and services as well as its margins;

•
legislative or regulatory changes;

•
each company’s ability to comply with the extensive laws and regulations to which they are subject, including the laws for each jurisdiction where we operate;

•
the limited quotation and trading activity of the Professional common stock and the Marquis common stock;

•
the concentration of ownership of the Professional common stock and the Marquis common stock;

•
fluctuations in the price of the Professional Class A common stock;

•
Professional Bank’s ability to make cash distributions to Professional and Professional’s ability to declare and pay dividends, the payment of which is subject to capital and other requirements;

•
changes in accounting principles, policies, practices or guidelines, including the effects of forthcoming CECL implementation;

•
the soundness of other financial institutions;

•
the effects of each company’s lack of a diversified loan portfolio and concentration in the South Florida market, including the risks of geographic, depositor, and industry concentrations, including concentration in loans secured by real estate;

•
each company’s ability to fund and manage its growth, both organic growth as well as growth through other means, such as future acquisitions by the combined company;

•
the frequency and magnitude of foreclosure of each company’s loans;

•
changes in the securities and real estate markets;

•
negative publicity and the impact on each company’s reputation;

•
each company’s ability to attract and retain highly qualified personnel;

•
technological changes;

•
each company’s ability to manage operational risks, including, but not limited to, client, employee, or third-party fraud and security breaches, computer viruses, and data processing system failures and errors;

•
changes in monetary and fiscal policies of the U.S. Government and the Federal Reserve;

•
inflation, interest rate, unemployment rate, market and monetary fluctuations;

•
the efficiency and effectiveness of each company’s internal control environment;

•
the ability of each company’s third-party service providers’ to continue providing services to it and its clients without interruption;

•
the effects of harsh weather conditions, including hurricanes, and man-made disasters;

•
the willingness of clients to accept third-party products and services rather than Professional’s or Marquis’s products and services and vice versa;

•
changes in consumer spending and saving habits;

•
growth and profitability of our noninterest income;

•
anti-takeover provisions under federal and state law as well as Professional’s governing documents;

•
other risks described from time to time in Professional’s filings with the SEC; and

•
each company’s ability to manage the risks involved in the foregoing.

Because these forward-looking statements are subject to assumptions and uncertainties, Professional’s, Marquis’s and the combined company’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.
All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus, and attributable to Professional, Marquis or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Note Regarding Forward-Looking Information.” Neither Professional nor Marquis undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

INFORMATION ABOUT THE PROFESSIONAL SPECIAL MEETING
This section contains information about the special meeting that Professional has called to allow Professional shareholders to vote on the Professional share issuance in connection with the merger. Professional is mailing this joint proxy statement/prospectus to you, as a Professional shareholder, on or about [      ], 2020. Together with this joint proxy statement/prospectus, Professional is also sending to you a notice of the special meeting of Professional shareholders and a form of proxy that the Professional board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be on [           ], at [      ], local time, at the main office of Professional at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134.
Matters to Be Considered at the Meeting
At the special meeting, Professional shareholders will be asked to consider and vote on:
•
a proposal to approve the issuance of Professional Class A common stock in the merger (the “Professional share issuance proposal”);

•
a proposal of the Professional board of directors to adjourn or postpone the Professional special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Professional special meeting to approve the Professional share issuance proposal (the “Professional adjournment proposal”); and

•
any other matters as may properly be brought before the Professional special meeting or any adjournment or postponement of the special meeting.

At this time, the Professional board of directors is unaware of any other matters that may be presented for action at the Professional special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety.
Recommendation of the Professional Board of Directors
The Professional board of directors unanimously recommends that Professional shareholders vote “FOR” the Professional share issuance proposal and “FOR” the Professional adjournment proposal. See “The Merger — Recommendation of the Professional Board of Directors and Reasons for the Merger.”
Record Date and Quorum
[           ] has been fixed as the record date for the determination of Professional shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [      ] shares of Professional common stock outstanding and entitled to vote at the special meeting, held by [      ] holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Professional Class A common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Professional Class A common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting will be counted for purposes of establishing a quorum. However, broker non-votes will not be included in establishing a quorum. Once a share of Professional Class A common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote
The Professional share issuance proposal and the Professional adjournment proposal will be approved if a majority of the votes cast on the applicable proposal are voted in favor of such proposal. For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If you vote to “ABSTAIN” with respect to the Professional share issuance proposal or the Professional adjournment proposal, as applicable, or if you do not vote on such proposal, this will have no effect on the outcome of the vote on such proposal.
Each share of Professional Class A common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the Professional share issuance proposal and “FOR” the Professional adjournment proposal. At this time, the Professional board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters.
How to Vote — Shares Held in “Street Name”
If you are a Professional shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Professional or by voting in person at the Professional special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Professional Class A common stock on behalf of their customers may not give a proxy to Professional to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting powers on these matters. Therefore, if you are a Professional shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the Professional share issuance or the Professional adjournment proposal, which broker non-votes will have no effect on the outcome of the vote on these proposals.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
•
submitting another valid proxy card bearing a later date;

•
prior to the special meeting, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•
attending the special meeting and voting your shares in person; or

•
delivering prior to the special meeting a written notice of revocation to Professional’s Corporate Secretary at the following address: 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Professional special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers
A total of  [      ] shares of Professional Class A common stock, representing approximately [      ]% of the outstanding shares of Professional Class A common stock entitled to vote at the special meeting, are subject to shareholder voting agreements between Marquis and each of Professional’s directors. Pursuant to his or her respective shareholder voting agreement, each director has agreed to, at any meeting of Professional shareholders, however called, or any adjournment thereof:
•
appear at such meeting or otherwise cause the shares of Professional Class A common stock held by such director to be counted as present for purposes of calculating a quorum; and

•
vote all shares of Professional Class A common stock beneficially owned by such director and which such director has the right to vote (i) in favor of the Professional share issuance proposal, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Professional in the merger agreement and (iii) against any other action, agreement or transaction that is intended or could reasonably be expected to impede, interfere or be inconsistent with, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Professional Class A common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement, as are certain transfers in connection with the vesting, settlement or exercise of Professional stock options or restricted shares in order to pay taxes or the exercise price thereon and, in certain cases, in connection with Professional’s initial public offering of Class A common stock. The foregoing summary of the voting agreements entered into by Professional’s directors does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Annex A to this document.
As of the record date, Professional’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of  [      ] shares of Professional Class A common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately [      ]% of the outstanding shares of Professional Class A common stock entitled to vote at the special meeting. For more information about the beneficial ownership of the Professional Class A common stock by each greater than 5% beneficial owner of Professional Class A common stock, each director and executive officer of Marquis and all Marquis directors and executive officers as a group, see “Principal Stockholders of Professional.”
Solicitation of Proxies
The proxy for the Professional special meeting is being solicited on behalf of the Professional board of directors. Professional will bear the entire cost of soliciting proxies from you. Professional will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Professional Class A common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Professional in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of Professional Class A common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Professional’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Professional at:
Professional Holding Corp.
396 Alhambra Circle, Suite 255
Coral Gables, Florida 33134
Attention: Corporate Secretary
Phone: (786) 483-1757

INFORMATION ABOUT THE MARQUIS SPECIAL MEETING
This section contains information about the special meeting that Marquis has called to allow Marquis shareholders to vote on the approval of the merger agreement. Marquis is mailing this proxy statement/prospectus to you, as a Marquis shareholder, on or about [      ]. Together with this joint proxy statement/prospectus, Marquis is also sending to you a notice of the special meeting of Marquis shareholders and a form of proxy that the Marquis board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on [           ], at [      ], local time, at the La Gorce Country Club, 5685 Alton Road, Miami Beach, Florida 33140.
Matters to be Considered at the Meeting
At the special meeting, Marquis shareholders will be asked to consider and vote on:
•
a proposal to approve the merger agreement (the “Marquis merger proposal”);

•
a proposal of the Marquis board of directors to adjourn or postpone the Marquis special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Marquis special meeting to approve the merger agreement (the “Marquis adjournment proposal”); and

•
any other matters as may properly be brought before the Marquis special meeting or any adjournment or postponement of the Marquis special meeting.

At this time, the Marquis board of directors is unaware of any other matters that may be presented for action at the Marquis special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety.
Recommendation of the Marquis Board of Directors
The Marquis board of directors unanimously recommends that Marquis shareholders vote “FOR” the Marquis merger proposal and “FOR” the Marquis adjournment proposal. See “The Merger — Recommendation of the Marquis Board of Directors and Reasons for the Merger.”
Record Date and Quorum
[           ] has been fixed as the record date for the determination of Marquis shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [      ] shares of Marquis common stock outstanding and entitled to vote at the special meeting, held by approximately [      ] holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Marquis common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Marquis common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting will be counted for purposes of establishing a quorum. However, broker non-votes will not be included in establishing a quorum. Once a share of Marquis common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
The affirmative vote of the holders of at least a majority of the outstanding shares of Marquis common stock entitled to vote at the special meeting is necessary to approve the Marquis merger proposal.

If you vote to “ABSTAIN” with respect to the Marquis merger proposal or if you fail to vote on the Marquis merger proposal, or fail to instruct your bank or broker how to vote with respect to the Marquis merger proposal, this will have the same effect as voting “AGAINST” the Marquis merger proposal.
The Marquis adjournment proposal will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. If you vote to “ABSTAIN” with respect to the Marquis adjournment proposal or if you fail to vote on the Marquis adjournment proposal, or fail to instruct your bank or broker how to vote with respect to the Marquis adjournment proposal, this will have no effect on the outcome of the vote on the Marquis adjournment proposal.
Each share of Marquis voting common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the Marquis merger proposal and “FOR” the Marquis adjournment proposal. At this time, the Marquis board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your Marquis stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Marquis stock certificates for the merger consideration.
How to Vote — Shares Held in “Street Name”
If you are a Marquis shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Marquis or by voting in person at the Marquis special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Marquis common stock on behalf of their customers may not give a proxy to Marquis to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Marquis shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:
•
your broker, bank or other nominee may not vote your shares on the Marquis merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•
your broker, bank or other nominee may not vote your shares on the Marquis adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
•
submitting another valid proxy card bearing a later date;

•
prior to the special meeting, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•
attending the special meeting and voting your shares in person; or

•
delivering prior to the special meeting a written notice of revocation to Marquis’s Chairman and Chief Executive Officer at the following address: 355 Alhambra Circle, Suite 125, Coral Gables, Florida 33134.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Marquis special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers
A total of 767,514 shares of Marquis common stock, representing approximately 22.5% of the outstanding shares of Marquis common stock entitled to vote at the special meeting, are subject to shareholder voting agreements between Professional and each of Marquis’s directors. Pursuant to his or her respective shareholder voting agreement, each director has agreed to, at any meeting of Marquis shareholders, however called, or any adjournment thereof:
•
appear at such meeting or otherwise cause the shares of Marquis common stock held by such director to be counted as present for purposes of calculating a quorum; and

•
vote all shares of Marquis common stock beneficially owned by such director and which such director has the right to vote (i) in favor of the approval of the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Marquis in the merger agreement and (iii) against any acquisition proposal (as defined in “The Merger Agreement — Agreement Not to Solicit Other Offers”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, interfere or be inconsistent with, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Marquis common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement, as are certain transfers in connection with the vesting, settlement or exercise of Marquis stock options or restricted shares in order to pay taxes or the exercise price thereon. The foregoing summary of the voting agreements entered into by Marquis’s directors does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this document.
As of the record date, Marquis’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 767,514 shares of Marquis common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately 22.5% of the outstanding shares of Marquis common stock entitled to vote at the special meeting. For more information about the beneficial ownership of the Marquis common stock by each greater than 5% beneficial owner of Marquis common stock, each director and executive officer of Marquis and all Marquis directors and executive officers as a group, see “Principal Stockholders of Marquis.”
Solicitation of Proxies
The proxy for the Marquis special meeting is being solicited on behalf of the Marquis board of directors. Marquis will bear the entire cost of soliciting proxies from you. Marquis will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Marquis common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Marquis in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of Marquis common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Marquis’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Marquis at:
Marquis Bancorp, Inc.
355 Alhambra Circle, Suite 125
Coral Gables, Florida 33134
Attention: Chairman and Chief Executive Officer
Phone: (305) 443-2922

THE MERGER
Background of the Merger
Over the past several years, as part of their respective ongoing consideration and evaluation of long-term prospects and strategies, each of Marquis’s and Professional’s board of directors and senior management have regularly assessed strategic alternatives for maximizing shareholder value, including as to growth opportunities and operational efficiencies with the objective to enhance profitability and prospects. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and Marquis and Professional, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating their respective strategic objectives, the boards of directors of Marquis and Professional found it important to consider potential merger opportunities to maximize shareholder value while at the same time continuing to provide quality products and services to their respective local communities and customers.
On February 14, 2018, a representative of Hovde Group, LLC (“Hovde”) met with Marquis’s board of directors to review Marquis’s strategic options and conditions and developments in the banking industry.
On September 6, 2018, a Hovde representative met with the Marquis board and provided an additional overview of Marquis’s strategic options and suggested that the time may be appropriate for Marquis to have conversations with other parties regarding who may have an interest in pursuing a merger transaction with Marquis. The Marquis board also interviewed another investment banking firm with substantial experience in the banking industry.
On September 20, 2018, the Marquis board of directors interviewed several law firms, including Smith Mackinnon, PA, to represent Marquis in any potential merger transaction. On October 3, 2018, Marquis retained Smith Mackinnon, PA to provide such assistance to Marquis.
On October 9, 2018, Marquis entered into an engagement letter with Hovde to explore the possible merger or sale of Marquis. During the remainder of 2018, an internet virtual data room was established for potential interested parties. Following discussions with financial and legal advisors, a determination was made to consider marketing Marquis to potential interested parties using year-end financial information.
In late January and early February 2019, Hovde contacted 28 parties who might have an interest in acquiring Marquis, with five parties expressing an interest and signing nondisclosure agreements.
In the remainder of February and through early March, 2019, initial due diligence was conducted by the five parties, and a number of meetings were held between the parties.
On March 12, 2019, three indications of interest were received (one was oral) from financial institutions, with a range of  $20.01 to $24.52 per share of Marquis common stock. One of the potential acquirers (“Financial Institution A”) indicated a price in the range of  $23.61 to $24.52 per share of Marquis common stock.
On March 14, 2019, Hovde reviewed the indications of interest with the Marquis board. After discussion regarding the indications of interest and each of the potential acquirers, including Financial Institution A, and the general economic trends and conditions facing Marquis and the potential acquirers, there was not a consensus as to whether there was an interest in pursuing any of the potential transactions.
On March 15, 2019, Hovde contacted Daniel R. Sheehan, the Chairman and Chief Executive Officer of Professional, at the instruction of the Marquis board to discuss a possible combination transaction with Marquis. Mr. Sheehan expressed an interest and Professional commenced reviewing information to formulate what a potential transaction could look like for the parties.
Between March 15 and March 19, 2019, Mr. Sheehan held discussions with members of the board of directors and senior management of Professional, who expressed support for pursuing a potential transaction with Marquis using stock consideration.
On March 19, 2019, Professional submitted a letter of intent with respect to a potential merger transaction which would result in pro forma ownership by Marquis shareholders of approximately 41% of the outstanding shares of the resulting company.

On March 21, 2019, Hovde reviewed the Professional letter of intent and potential merger transaction with the Marquis board. After discussion regarding Professional’s letter of intent, as well as the other potential transactions for which Marquis had received indications of interest, and other potential strategic alternatives, competitive market conditions in the banking industry and the market for acquisitions generally, the Marquis board decided not to pursue a transaction at that time and asked Hovde to advise all interested parties, including Professional, of the board’s determination. A representative of Hovde then contacted a representative of Profession to communicate the Marquis board’s determination.
In April and May, 2019, senior management of Professional held discussions with members of the board of directors of Professional regarding potential continued interest in pursuing a transaction with Marquis and the strategic benefits and considerations of such a transaction in the context of a potential initial public offering of Professional Class A common stock. The directors were supportive of senior management continuing to pursue a transaction, including by submitting a new letter of intent to Marquis. Professional also engaged Stephens Inc. to act as financial advisor and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to act as legal advisor in connection with the potential transaction.
On May 31, 2019, Professional submitted a written indication of interest to Marquis showing a merger transaction which would result in the Marquis shareholders having approximately 43% pro forma ownership of the resulting entity.
On June 4, 2019, Hovde presented an analysis of the revised Professional proposal to the Marquis board. Among other things, the analysis highlighted the benefits of doing a tax-free stock exchange and that the implied value of the stock in a combination transaction was higher than any of the other indications of interest received. Following Hovde’s presentation and further discussion among the Marquis board and advisors, a majority of the Marquis board determined that the interest from Professional was worth further exploration and authorized certain outside Marquis directors to negotiate a letter of intent with respect to the potential transaction.
On June 10, 2019, Professional and Marquis signed a letter of intent which provided for a merger transaction which would result in the Marquis shareholders having approximately 43% pro forma ownership of the resulting entity.
On June 14, 2019, Professional and Marquis signed a mutual nondisclosure agreement with an initial mutual 30-day non-exclusivity period which would be followed by a 30-day exclusivity period.
On June 25, 2019, the Marquis board of directors formed a special committee (the “Marquis Special Committee”) to continue discussions with Professional regarding the negotiation of definitive transaction agreements to be brought back to the full Marquis board for consideration. The Marquis Special Committee consisted of Norman S. Edelcup, Philip J. Feldman, Jarret L. Gross, Jeffrey M. Perlow, and Hillel Shohet, each an outside director of Marquis and Marquis Bank.
In June and July, the parties conducted formal due diligence, credit review and management meetings, and additional discussions were held between the Marquis Special Committee and Professional representatives concerning the negotiation of definitive transaction agreements. During this period, Marquis and Professional each retained the services of third parties to perform due diligence reviews of the other’s organization, including with respect to credit and operations.
On July 3, 2019, Smith Mackinnon, PA sent a draft of the definitive merger agreement to Wachtell Lipton, Professional’s outside counsel.
During the course of discussions regarding the draft merger agreement, representatives of Professional and Marquis also discussed their expectation that each party’s directors would enter into customary voting agreements agreeing to vote their shares of Professional Class A common stock and Marquis common stock, respectively, in favor of the merger agreement and the transactions contemplated thereby. Also during this period, Professional’s senior management and advisors and the Marquis Special Committee regularly updated their respective boards of directors on the status of negotiations.
On July 14, 2019, Wachtell Lipton sent revised drafts of the definitive transaction agreements to Smith Mackinnon, PA.

Also on July 14, 2019, Financial Institution A submitted an indication of interest for the acquisition of Marquis with a suggested cash price range of  $24.06 to $24.97 per share of Marquis common stock. During the remainder of July 2019, Marquis retained the services of an additional law firm, K&L Gates, to guide the board as it relates to their fiduciary obligations and to assist it in review of the proposal from Financial Institution A while Marquis was in the exclusivity period with Professional. Thereafter, Financial Institution A was told by Marquis that Marquis was unable to entertain a proposal at that time. There were no further discussions between Financial Institution A and Marquis.
Between July and early August, 2019, representatives of Marquis and Professional continued to negotiate and finalize the definitive transaction agreements, including the merger agreement, voting agreements for directors of Professional and voting and non-disclosure and non-competition agreements for directors and certain executives of Marquis.
On August 6, 2019, Marquis’s board met the third party firms which were retained to provide a due diligence review of Professional and its operations to receive an overview of their results.
On August 8, 2019, the boards of directors of Marquis and Marquis Bank held a special meeting with representatives of Janney Montgomery Scott, LLC (“Janney”), Hovde, and legal counsel, who each participated in the meeting. The directors reviewed with their advisors the terms of the merger agreement and the merger, and other relevant information. At the meeting, the Janney representatives reviewed with the Marquis board Janney’s financial analysis summarized below under “— Opinion of Marquis’s Financial Advisor” and delivered to the Marquis Board the written opinion of Janney, which is attached to this joint proxy statement/prospectus as Annex B, that, based upon and subject to the various considerations set forth in such opinion, the merger consideration to be paid to the shareholders of Marquis is fair to the shareholders of Marquis from a financial point of view. In addition, legal counsel reviewed with the directors of Marquis and Marquis Bank the most recent drafts of the proposed merger agreement and related transaction documents, and the legal standards applicable to the Marquis board’s decisions and actions with respect to the proposed transaction. Janney and Hovde representatives also discussed with the Marquis board the potential benefits of all stock consideration in a fixed exchange ratio, including the fact that Marquis shareholders would share in any operational synergies following the transaction and would benefit from any appreciation in Professional’s stock price prior to the completion of the merger. Following a discussion of these matters and other factors listed under “— Recommendation of the Marquis Board of Directors and Reasons for the Merger” below, the boards of directors of Marquis and Marquis Bank concluded that the merger and the merger of Marquis Bank with and into Professional Bank were fair to and in the best interest of Marquis and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and recommended that Marquis’s shareholders approve the merger agreement.
On August 9, 2019, the boards of directors of Professional and Professional Bank held a special telephonic meeting to review the terms of the proposed merger and the related proposed transaction documents, including the merger agreement. Members of Professional’s management team and representatives from Stephens and Wachtell Lipton were also in attendance. At the meeting, representatives from Stephens reviewed with the Professional board Stephens’s financial analysis summarized below under “— Opinion of Professional’s Financial Advisor” and delivered to the Professional board the oral opinion of Stephens, which was later confirmed and writing and which written opinion is attached to this joint proxy statement/prospectus as Annex C, that, as of such date, the exchange ratio is fair from a financial point of view to Professional, based upon and subject to the qualifications, assumptions and other matters set forth in such opinion. In addition, Wachtell Lipton reviewed with the directors of Professional and Professional Bank the most recent drafts of the proposed merger agreement and related transaction documents, and the legal standards applicable to the Professional board’s decisions and actions with respect to the proposed transaction. After considering the proposed terms of the merger agreement and related transaction documents and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed at such meeting and the factors described under “— Recommendation of the Professional Board of Directors and Reasons for the Merger” below, the boards of directors of Professional and Professional Bank concluded that the merger and the merger of Marquis Bank with and into Professional Bank were fair to and in the best interest of Professional and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and recommended that Professional’s shareholders approve the issuance of Professional Class A common stock in connection with the merger.
On August 9, 2019, the parties executed the merger agreement and related transaction agreements.
Recommendation of the Marquis Board of Directors and Reasons for the Merger
After careful consideration, Marquis’s board of directors, at a meeting held on August 8, 2019, determined that the merger agreement is in the best interests of Marquis and its shareholders. Accordingly, Marquis’ board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that Marquis shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Marquis board of directors consulted with its financial and legal advisors, and considered a number of factors, including the following material factors:
•
each of Marquis’s, Professional’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Marquis board of directors considered its view that Professional’s geographic footprint, business and operations complement those of Marquis and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•
its understanding of the current and prospective environment in which Marquis and Professional operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Marquis both with and without the proposed transaction;

•
a comparison of the terms of the proposed merger with comparable transactions;

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information concerning the business, financial condition, results of operations and prospects of Marquis and Professional;

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its understanding of the business, operations, financial condition, earnings and future prospects of Marquis;

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the results that Marquis could expect to achieve operating independently, and the likely risks and benefits to Marquis shareholders of that course of action, as compared to the value of the merger consideration to be received from Professional and the business combination;

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its view that the size of the institution and related economies of scale was becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with Professional could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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the challenges of cost-effectively delivering state-of-the-art banking products and services on a competitive basis while shouldering an increased regulatory compliance burden;

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the complementary strengths of Marquis and Professional, and its belief that Professional’s branch, broad product offerings and larger market presence could facilitate accelerated growth in Marquis’s businesses;

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it belief that Professional’s financial strength would result in a combined company that would be well positioned to serve Marquis’s customers and communities and allow the combined company to grow on a larger geographic platform;

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the risks and challenges inherent in pursuing a growth strategy for Marquis in the absence of a transaction like the merger, and the opportunity to achieve a scale of operations that might not be achievable by Marquis for several years in the absence of the merger, if any;

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its belief that the number of potential acquirers interested in smaller institutions like Marquis, with total assets less than $750 million and limited geographic markets, has diminished and may diminish even further over time;

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the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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the board’s belief that the combined enterprise would benefit from Professional’s ability to take advantage of economies of scale and grow in the current economic environment, making Professional an attractive partner for Marquis;

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its belief that the transaction is likely to provide substantial value to Marquis’ shareholders;

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the fact that appraisal rights are available to Marquis shareholders;

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the opportunity to expand relationships with Marquis’s existing customer base through the increased lending capacity afforded by the combined company;

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the mutual understanding that Marquis and Professional share similar operating cultures, core values and approaches to servicing their respective markets, and the mutual respect to the two management teams;

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the opinion of Janney, Marquis’s financial advisor, delivered to Marquis’s board of directors, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in such opinion, the merger consideration to be received by the holders of Marquis common stock pursuant to the merger agreement is fair, from a financial point of view, to the Marquis shareholders, as more fully described below in the section entitled “The Merger — Opinion of Marquis’s Financial Advisor”;

•
the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Marquis’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Marquis shareholders, each of which it reviewed with its outside financial and legal advisors;

•
the fact that the merger consideration will consist of shares of Professional common stock, which would allow Marquis shareholders to participate in a significant portion of the future performance of the combined Marquis and Professional business and synergies resulting from the merger, and the value to Marquis shareholders represented by that consideration; and

•
the benefits of increased liquidity that Marquis shareholders would have as shareholders of Professional.

Marquis’s board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:
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that the merger consideration will be paid through the issuance of a fixed number of shares of Professional common stock and any decrease in the market price of Professional common stock will result in a reduction in the aggregate merger consideration to be received by Marquis shareholders at the time of the completing of the merger;

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the need to obtain Marquis shareholder approval, as well as the requisite regulatory approvals, to complete the merger and the risk that those or other conditions would not be satisfied or received in a timely manner and without the imposition of unacceptable conditions;

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the possibility that the merger might not close and the negative impact that could have on Marquis’s reputation and earnings, trading price of Marquis stock, ability to attract and retain key personnel and relationships with key constituencies, including employees and customers;

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the interests of Marquis’s directors and executive officers in the merger, in addition to their interests as shareholders generally, including the financial interests that are the result of compensation arrangements with Marquis Bank, the manner in which such interests would be affected by the merger, as well as the new agreements that certain of these individuals have entered into with Professional in connection with the merger;

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Marquis’s inability to accurately predict the future operating results and earnings potential of Professional;

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the potential displacement of Marquis’s employees, including members of management, and the adverse anticipated effect on those employees;

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the requirement that Marquis conduct its business in the ordinary course and the other restrictions on the conduct of Marquis’s business prior to the completion of the merger, which may delay or prevent Marquis from undertaking strategic or other business opportunities that may arise pending completion of the merger;

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that certain terms of the merger agreement prohibit Marquis from soliciting, and limit its ability to respond to, proposals for alternative transactions;

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the risk that the terms of the merger agreement relating to the payment of a termination fee under specified circumstances could have the effect of discouraging other parties that might be interested in a transaction with Marquis from proposing such a transaction;

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the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Marquis’s business, operations and workforce with those of Professional, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•
the merger-related costs;

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the voting and support agreement, under which certain shareholders have agreed to, subject to certain conditions, vote in favor of the merger and merger agreement, could discourage other parties that may be interested in a transaction with Marquis;

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the potential risk of diverting management attention and resources from the operation of the business of Marquis and towards completion of the merger and integration of operations; and

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the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the Marquis board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Marquis board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Marquis board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Marquis board of directors considered all these factors as a whole, including discussions with, and questioning of, Marquis’s management and Marquis’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Marquis board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Marquis merger proposal and “FOR” the Marquis adjournment proposal.
Each of the directors of Marquis has entered into a voting agreement with Professional, pursuant to which they have agreed to vote in favor of the Marquis merger proposal and the other proposals to be voted on at the Marquis special meeting (subject to certain exceptions). For more information regarding the voting agreements, please see the section entitled. “Summary — Marquis Special Meeting” and “Information About the Marquis Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”

It should be noted that this explanation of Marquis’ board of directors’ reasoning and certain of the information presented in this section forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regard Forward-Looking Information” on page 72 of this joint proxy statement/prospectus.
Recommendation of the Professional Board of Directors and Reasons for the Merger
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Professional board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Professional management, as well as Professional’s financial and legal advisors, and considered a number of factors, including the following material factors:
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each of Professional’s, Marquis’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Professional board of directors considered Marquis’s financial condition and asset quality, that Marquis’s business and operations complement those of Professional, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger market presence and more diversified balance sheet, revenue streams and overall business mix in the 10 South Florida markets the combined company will operate in compared to Professional on a stand-alone basis;

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the Professional board of directors’ belief that Marquis’s earnings and prospects, and the synergies potentially available in the proposed merger, would create the opportunity for the combined company to have superior future earnings and prospects compared to Professional’s earnings and prospects on a stand-alone basis;

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the belief that, on a pro forma basis giving effect to the merger, the combined entity would be the fourth largest community bank (based on assets) in Southern Florida and the twelfth largest community bank (based on assets) in Florida;

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the belief that Marquis and Professional share a compatible community banking model;

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the complementary nature of the products, customers and markets of the two companies, which Professional believes should provide the opportunity to mitigate risks and increase potential returns;

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the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital and footprint;

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that Professional shareholders would own approximately 57% of the outstanding shares of common stock of the combined company immediately following the merger (based upon 6,170,279 shares of Professional common stock outstanding on a fully diluted basis as of August 9, 2019);

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the provisions of the merger agreement setting forth the corporate governance of the combined company, including that the combined company’s board of directors would be comprised of eight legacy Professional directors and up to five legacy Marquis directors and that the combined company would retain retaining the Professional Bank name with continued headquarters in Coral Gables, each of which the Professional board of directors believes enhances the likelihood that the strategic benefits that Professional expects to achieve as a result of the merger will be realized;

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the financial and other terms of the merger agreement and the restrictions on the ability of the Marquis board of directors to entertain third party acquisition proposals to acquire Marquis, including providing for payment by Marquis to Professional of a termination fee if the merger agreement is terminated under certain circumstances;

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Professional management’s expectation that Professional will retain its strong capital position and asset quality upon completion of the merger;

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the written opinion of Stephens, Professional’s financial advisor, to the Professional board of directors, to the effect that, as of August 9, 2019, the exchange ratio is fair from a financial point of view to Professional, based upon and subject to the qualifications, assumptions and other matters set forth in such opinion, as more fully described below in the section entitled “— Opinion of Professional’s Financial Advisor”; and

•
its expectation that the required regulatory approvals could be obtained in a timely fashion.

Professional’s board of directors also considered potential risks relating to the merger including the following:
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Professional may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Marquis operations with Professional;

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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or at all or may impose unacceptable conditions;

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the substantial costs that Professional will incur in connection with the merger even if it is not consummated;

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the diversion of management attention and resources from the operation of Professional’s business towards the completion of the merger;

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pursuing a merger transaction with Marquis could preclude other expansion opportunities during the pendency of the merger transaction; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information”.

This discussion of the information and factors considered by the Professional board of directors includes the material factors considered by the Professional board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the Professional board of directors. In view of the wide variety of factors considered, and the complexity of these matters, the Professional board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Professional board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Professional’s management and Professional’s financial and legal advisors. In addition, individual members of the Professional board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Professional board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Information”.
Each of the directors of Professional has entered into a voting agreement with Marquis, pursuant to which they have agreed to vote in favor of the Professional share issuance proposal and the other proposals to be voted on at the Professional special meeting. For more information regarding the voting agreements, please see the section entitled “Information About the Professional Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers” beginning on page 77.
For the reasons set forth above, the Professional board of directors unanimously recommends that the holders of Professional Class A common stock vote “FOR” the Professional share issuance proposal.
Certain Unaudited Prospective Financial Information
Professional and Marquis do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, Professional’s senior management and Marquis’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Stephens and Janney for the purpose of performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under “— Opinion of Professional’s Financial Advisor” beginning on page 99 and “— Opinion of Marquis’s Financial Advisor” beginning on page 92. We refer to this information collectively as the “prospective financial information”.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of Professional Class A common stock and holders of Marquis common stock access to certain nonpublic information made available to Professional’s and Marquis’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by Professional’s senior management or Marquis’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represents Professional senior management’s or Marquis senior management’s respective evaluation of Professional’s expected future financial performance on a stand-alone basis, without reference to the merger, and Marquis’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Professional and Marquis operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of Professional and Marquis and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Professional or Marquis could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Professional, Marquis or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of Professional Class A common stock or holders of Marquis common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information included in this document has been prepared by, and is the responsibility of, management of Professional and Marquis. Crowe LLP (Professional’s and Marquis’s independent registered public accounting firm) has not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, Crowe LLP has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of the independent registered public accounting firm incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Professional and Marquis, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
Professional Prospective Financial Information.   The following prospective financial information used by Stephens and Janney, respectively, in performing their financial analyses with respect to Professional on a stand-alone basis, was provided to Stephens and Janney by Professional management and approved by Professional for use by Stephens and Janney: (1) estimated diluted earnings per share for Professional of $0.53, $1.04, $1.68, $1.96 and $2.28 for the years ending December 31, 2020, 2021, 2022, 2023 and 2024, respectively; (2) estimated net income for Professional of  $1.5 million, $5.3 million, $10.5 million, $16.9 million, $19.7 million and $22.9 million for the years ending December 31, 2019, 2020, 2021, 2022, 2023 and 2024, respectively; and (3) estimated total assets for Professional of  $1.0 billion, $1.3 billion, $1.7 billion, $1.9 billion, $2.2 billion and $2.5 billion as of December 31, 2019, 2020, 2021, 2022, 2023 and 2024, respectively.
Marquis Prospective Financial Information.   The following prospective financial information used by Stephens and Janney, respectively, in performing their financial analyses with respect to Marquis on a stand-alone basis, was provided to Stephens and Janney by Marquis management and approved by Marquis for use by Stephens and Janney: (1) estimated diluted earnings per share for Marquis of  $1.58, $1.75, $1.92, $2.11, $2.38 and $2.64 for the years ending December 31, 2019, 2020, 2021, 2022, 2023 and 2024, respectively; (2) estimated net income for Marquis of  $6.9 million, $7.7 million, $8.4 million, $9.2 million, $10.4 million and $11.6 million for the years ending December 31, 2019, 2020, 2021, 2022, 2023 and 2024, respectively; and (3) estimated total assets for Professional of  $737.4 million, $795.1 million, $878.6 million, $987.8 million, $1.1 billion and $1.2 billion as of December 31, 2019, 2020, 2021, 2022, 2023 and 2024, respectively.
General
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Professional, Marquis nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Professional or Marquis compared to the information contained in the prospective financial information. Neither Professional, Marquis nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any holder of Professional Class A common stock to vote in favor of the Professional stock issuance proposal or any of the other proposals to be voted on at the Professional special meeting or to induce any holder of Marquis common stock to vote in favor of the Marquis merger proposal or any of the other proposals to be voted on at the Marquis special meeting.
Opinion of Marquis’s Financial Advisor
Janney Montgomery Scott, LLC (“Janney”) was engaged by the board of directors of Marquis by letter dated July 26, 2019 to act as financial advisor and to render a fairness opinion for the board of directors of Marquis in connection with a potential business combination with Professional. Janney Montgomery Scott, LLC delivered to the board of directors of Marquis its opinion dated August 12th, 2019 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to the shareholders of Marquis is fair to the shareholders of Marquis from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by Marquis with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annex B. Shareholders of Marquis should read these opinions in their entirety. Janney’s opinion speaks only as of August 12, 2019, the date of the opinion.
Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Marquis’s board of directors selected Janney to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Marquis paid Janney $100,000 for the rendering of its fairness opinion. For its services as a financial advisor to Marquis’s board of directors in connection with the merger, Hovde will receive a fee of 1% of the aggregate merger consideration (i.e., the value of the Professional common stock to be received by Marquis shareholders plus the value attributable to outstanding stock options) less $100,000. Further, Marquis has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by Marquis. As part of its investment banking business, Janney is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by Janney’s compliance officer and fairness committee consistent and with internal policy. Janney has not had a material relationship with or received compensation from Marquis or Professional during the prior two years.
The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the board of directors of Marquis by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the board of directors of Marquis, but it does summarize all of the material analyses performed and presented by Janney.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Marquis and its fairness opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Marquis or Professional. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to Marquis shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which Marquis might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the board of directors of Marquis in making its determination to approve the merger agreement.

During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon financial and operating conditions of MBI and PHC and material prepared in connection with the merger, including, among other things, the following:
•
reviewed the merger agreement;

•
reviewed certain historical, publicly available business and financial information concerning Marquis and Professional;

•
held discussions with representatives of the senior management of Marquis for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the merger;

•
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

•
reviewed the current and historical financial results of Marquis and Professional;

•
performed a comparison of certain Marquis and Professional operating and trading information with other similar publicly traded companies; and

•
performed such other analyses and considered such other factors as we have deemed appropriate.

Janney also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.
In performing its review, Janney has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations that was contained in the financials and other materials available from public sources, or that was provided to it by Marquis and Professional, or their respective representatives. Further, Janney relied upon Professional management as to the reasonableness and achievability of certain assumptions pertaining to (i) estimates and assumptions of long term growth and earnings projections as provided to Janney by management and representatives of Professional (the “Professional Prospective Financial Information”), (ii) estimates and assumptions of long term growth and earnings projections as provided to Janney by management and representatives of Marquis (the “Marquis Prospective Financial Information”) (iii) projected balance sheet and capital position of Professional and Marquis, (iv) assumptions regarding the initial public offering of Professional’s stock and (v) estimates regarding certain pro forma financial effects of the transaction on Professional. Janney further relied on the assurances of the management of Marquis and Professional that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.
Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for Marquis and Professional are in the aggregate adequate to cover such losses. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of Marquis and Professional. In addition, Janney has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of Marquis or Professional or any of their respective subsidiaries and Janney was not furnished with any such evaluations or appraisals.
In preparing its analyses, Janney relied upon the Marquis Prospective Financial Information as provided by and approved for use by Marquis management. MBI earnings were also adjusted for the impact of projected balance sheet decisions as provided by representatives of MBI and PHC. Additionally, Janney relied upon the Professional Prospective Financial Information as provided by and approved for use by Professional management, along with assumptions regarding the initial public offering of Professional’s stock and estimates regarding certain pro forma financial effects of the transaction on Professional, as confirmed by the representatives of senior management of Professional and Marquis.

Janney also received and relied upon in its pro forma analyses assumptions relating to transaction costs, purchase accounting, cost savings, core deposit intangible assets, among other assumptions, as provided by representatives of Marquis and Professional. Janney expressed no opinion as to such information or the assumptions on which such information was based.
Janney assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Marquis or Professional since the date of the most recent financial data made available to Janney. Janney also assumed in all respects material to its analysis Marquis and Professional would remain as going concerns for all periods relevant to its analyses.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.   Janney reviewed the financial terms of the proposed transaction. Based upon Professional’s August 5, 2019 closing stock price of $18.50, and based upon the Marquis’s 3,419,088 shares of common stock outstanding, Janney calculated an aggregate implied transaction value of approximately $86.28 million, or a transaction price per share of $22.29. Based upon financial information for Marquis as or for the last twelve months (“LTM”) ended June 30, 2019, unless otherwise noted, Janney calculated the following implied transaction metrics:
Transaction Price / LTM Net Income(1):	12.3x
Transaction Price / 2019E Net Income(2):	11.8x
Transaction Price / Tangible Book Value Per Share(3):	158.0%
Tangible Book Premium/Core Deposits(4):	10.3%
Transaction Price / Total Assets(5):	12.7%

(1)
based upon Marquis LTM Net Income of  $6,998 thousand

(2)
based upon estimated 2019E Net Income of  $7,285 thousand

(3)
based upon Marquis tangible common equity of  $54.6 million as of 6/30/2019

(4)
based upon Marquis core deposits of  $396.9 million as of 6/30/2019

(5)
based upon Marquis total assets of  $680.3 million as of 6/30/2019

Stock Trading History.   Janney also reviewed the recent trading activity of Professional stock over the 30, 60, and 90 trading day periods ended August 5, 2019. In this analysis, Janney analyzed the volume weighted average trading price of Professional stock over the defined periods, among other trading metrics. Janney observed that over the 30, 60, and 90 day periods, Professional stock traded between $17.15 and $18.65 at all times.
Comparable Company Analyses.   Janney used publicly available information to compare selected financial information for Professional with a group of financial institutions selected by Janney for the Professional standalone Peer Group. The Professional Peer Group consisted of the following companies:
Berkshire Bancorp Inc.	Blackhawk Bancorp Inc.
River Financial Corp	Union Bank
Private Bancorp of America Inc	GrandSouth Bancorporation
Embassy Bancorp Inc.	Solvay Bank Corp.
ENB Financial Corp	Westbury Bancorp Inc.
First Miami Bancorp Inc.	Northway Financial Inc.
Bank of Southern California NA	Kish Bancorp Inc.
Security Federal Corp.	Two Rivers Financial Grp Inc.
BNCCORP, INC.	Katahdin Bankshares Corp.
Juniata Valley Financial Corp.	Town and Country Finl Corp
Empire Bancorp Inc.	BancAffiliated Inc.
South Atlantic Bancshares Inc.	Uwharrie Capital Corp

The analysis compared selected financial information for Professional standalone with the corresponding publicly available data for the Professional standalone Peer Group as of or for the twelve months ended June 30, 2019 (unless otherwise noted), with pricing data as of August 2, 2019. The table below sets forth the data for Professional and the high, low, median and mean data for the Professional standalone Peer Group.
Professional Standalone Comparable Company Analysis
	Professional	Professional Peer Group Median	Professional Peer Group Mean	Professional Peer Group High	Professional Peer Group Low
Market Capitalization ($M)	$65	$92	$97	$190	$35
Price/Tangible Book Value	149.3%	114.2%	123.9%	191.9%	98.5%
Price/MRQ EPS	32.2x	12.3x	15.0x	33.7x	7.9x
Dividend Yield	0.0%	1.4%	1.7%	4.4%	0.0%
Weekly Volume	0.2%	0.1%	0.1%	0.5%	0.0%
Insider Ownership	19.4%	15.1%	22.0%	99.7%	0.0%
Institutional Ownership	N/A	3.4%	4.1%	12.1%	0.0%
Last Twelve Months Return	2.5%	-1.1%	1.1%	33.3%	-15.7%
Total Assets ($M)	$890	$855	$882	$1,132	$655
Total Loans ($M)	$723	$624	$621	$968	$371.5
Tangible Common Equity/Tangible Assets	8.3%	9.0%	9.6%	21.0%	5.4%
NPAs/Assets	0.16%	0.30%	0.39%	0.91%	0.00%
Last Twelve Months ROAA	0.41%	0.87%	0.80%	0.99%	0.35%
Last Twelve Months ROAE	4.93%	8.75%	8.44%	12.04%	2.86%
Note: Financial data for the institutions in the Professional Peer Group is not pro forma for any publicly announced and pending transactions.
Janney used publicly available information to perform a similar analysis for Professional pro forma and a group of financial institutions as selected by Janney for the Professional Pro Forma Peer Group. The Professional Pro Forma Peer Group consisted of holding companies, banks and thrifts as defined in Janney’s Research Group’s reports published on Professional Pro Forma. The Professional Pro Forma Peer Group consisted of the following companies:
American National Banksahres	Reliant Bancorp Inc.
Red River Bancshares Inc.	ACNB Corp.
Spirit of Texas Bancshares, Inc.	PCB Bancorp
Bridgewater Bancshares Inc.	Orrstown Financial Services
CapStar Financial Holdings Inc.	Unity Bancorp Inc.
Central Valley Community Bancorp	FS Bancorp Inc.
BayCom Corp.	First Bank
BankFinancial Corp.	First Northwest Bancorp
Pacific Mercantile Bancorp	First Financial Northwest Inc.
The analysis compared financial information for Professional pro forma with the corresponding publicly available data for the Professional Pro Forma Peer Group as of or for the twelve months ended June 30, 2019 (unless otherwise noted) with pricing data as of August 2, 2019. The table below sets forth the data for Professional and the high, low, median and mean data for the Professional Pro Forma Peer Group.

Professional Pro Forma Comparable Company Analysis
	Professional	Professional Peer Group Median	Professional Peer Group Mean	Professional Peer Group High	Professional Peer Group Low
Market Capitalization ($M)	$261	$257	$254	$397	$144
Price/Tangible Book Value	136.8%	134.4%	137.6%	181.4%	99.0%
Price/MRQ EPS	16.5x	13.1x	17.6x	64.3x	9.8x
Dividend Yield	0.0%	1.5%	1.9%	3.1%	0.7%
Weekly Volume	N/A	0.9%	1.0%	1.6%	0.5%
Insider Ownership	N/A	9.4%	13.0%	34.8%	2.9%
Institutional Ownership	N/A	35.0%	37.0%	64.7%	1.3%
Last Twelve Months Return	N/A	-13.1%	-11.0%	10.1%	-24.4%
Total Assets ($M)	$1,665	$1,749	$1,775	$2,418	$1,258
Total Loans ($M)	$1,274	$1,353	$1,351	$1,839	$886
Tangible Common Equity/ Tangible Assets	11.7%	10.6%	10.7%	14.03%	8.10%
NPAs/Assets	0.15%	0.23%	0.28%	0.84%	0.07%
Last Twelve Months ROAA	0.90%	0.98%	1.10%	1.74%	0.56%
Last Twelve Months ROAE	6.92%	8.40%	9.55%	16.53%	4.82%
Note: Financial data for the institutions in the Professional Pro Forma Peer Group is not pro forma for any publicly announced and pending transactions.
Contribution Analysis.   Janney prepared a contribution analysis demonstrating percentage contributions of: total assets, total loans, total deposits, tangible common equity and projected net income for 2020 and 2021 for both Professional and Marquis to the combined company on a pro forma basis and compared such contribution results to the per share and total merger consideration to be received by Marquis shareholders. For projected net income, Janney relied upon the Marquis Prospective Financial Information and the Professional Prospective Financial Information as provided and confirmed by management of Marquis and Professional.
Marquis Contribution to Professional
Total assets	42%
Total loans	44%
Total deposits	43%
Total tangible common equity	30%
2020 Est. Stand-Alone Net Income	62%
2021 Est. Stand-Alone Net Income	47%
Marquis Pro Forma Ownership	43%
Analysis of Selected Merger Transactions.   Janney reviewed a group of selected merger and acquisition transactions, or the Comparable Transactions group. The Comparable Transactions group consisted of selected nationwide holding company, bank and thrift merger of peers transactions with disclosed deal value and target total assets between $250 million and $10.0 billion announced between January 1, 2016 and August 5, 2019, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The Comparable Transactions group was composed of the following transactions:
Buyer	Target
ChoiceOne Financial Services	County Bank Corp.
Delmar Bancorp	Virginia Partners Bank
Veritex Holdings Inc.	Green Bancorp Inc.
Riverview Financial Corp.	CBT Financial Corp.
Southern National Bncp of VA	Eastern Virginia Bankshares
Little Bank Inc.	Union Banc Corp.
Bay Banks of Virginia Inc.	Virginia BanCorp Inc.
Access National Corp.	Middleburg Financial Corp.
Standard Financial Corp.	Allegheny Valley Bancorp Inc.
Sunflower Financial Inc.	Strategic Growth Bancorp Inc.
Chemical Financial Corp.	Talmer Bancorp Inc.
Janney reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share and tangible book premium to core deposits. Janney also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. Janney compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the Comparable Transactions group.
	Marquis/ Professional	Precedent Transactions Median	Precedent Transactions Mean	Precedent Transactions High	Precedent Transactions Low
Deal Value ($M)	$86.3	$89.0	$282.5	$1,117.8	$30.7
Transaction price/Tangible book value per share:	158.0%	135.4%	148.8%	249.9%	90.0%
Transaction price/Earnings per share	11.2x	15.2x	16.0x	21.0x	10.9x
Transaction price/Total assets	12.7%	13.2%	14.0%	22.8%	9.8%
Core deposit premium	10.3%	4.9%	5.8%	15.2%	(1.8)%
Target Total Assets ($M)	$680.3	$616.6	$1,668.3	$6,595.9	$299.5
Target NPAs/Assets	0.27%	1.34%	1.28%	1.81%	0.01%
Target TCE/TA	9.31%	9.42%	9.27%	10.99%	7.36%
Target LTM ROAA	1.19%	0.66%	0.60%	1.13%	(0.77)%
Net Present Value Analyses.   Janney performed an analysis that estimated the net present value per share of Marquis common stock assuming Marquis performed in accordance with estimates based upon historical performance. To approximate the terminal value of a share of Marquis common stock at December 31, 2023, Janney applied price to 2023 earnings multiples ranging from 10.0x to 14.0x and multiples of December 31, 2023 tangible book value ranging from 130% to 170%. The terminal values were then discounted to present values using discount rates ranging from 11.0% to 15.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding required rates of return of holders or prospective buyers of Marquis common stock. The analysis and the underlying assumptions yielded a range of values per share of Marquis common stock of  $20.02 to $29.99 when applying multiples of earnings and $19.59 to $31.28 when applying multiples of tangible book value.

P/B Multiples
Discount Rate	1.30x	1.40x	1.50x	1.60x	1.70x
11.0%	$23.34	$25.00	$26.66	$28.33	$29.99
12.0%	$22.45	$24.04	$25.64	$27.24	$28.84
13.0%	$21.60	$23.13	$24.67	$26.20	$27.74
14.0%	$20.79	$22.27	$23.74	$25.22	$26.69
15.0%	$20.02	$21.44	$22.86	$24.28	$25.69
P/E Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
11.0%	$22.83	$24.94	$27.06	$29.17	$31.28
12.0%	$21.96	$23.99	$26.02	$28.05	$30.08
13.0%	$21.13	$23.08	$25.03	$26.98	$28.93
14.0%	$20.34	$22.22	$24.09	$25.96	$27.84
15.0%	$19.59	$21.39	$23.19	$24.99	$26.79
In connection with its analyses, Janney considered and discussed with Marquis’s board of directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of Marquis and Professional. Janney analyzed the estimated financial impact of the merger on certain projected financial results for Marquis and Professional and financial forecasts and projections relating to the earnings of Marquis and Professional, which were derived by Janney from publicly available consensus estimates, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of Marquis and Professional were derived by Janney from publicly available information. This analysis indicated that the merger could be accretive to Professional estimated EPS in 2020 and have a 1.7 year payback period for Professional with minimal dilution at closing to estimated tangible book value per share (6.4% dilutive to Professional tangible book value per share). For all of the above analysis, the actual results achieved by Professional following the merger may vary from the projected results, and the variations may be material.
Opinion of Professional’s Financial Advisor
Professional engaged Stephens Inc. (“Stephens”) to render financial advisory and investment banking services to Professional, including an opinion to the Professional board of directors as to the fairness, from a financial point of view, to Professional, of the exchange ratio in the proposed acquisition of Marquis. Professional selected Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of Stephens’ engagement, representatives of Stephens participated in Professional’s board of directors meeting held telephonically on August 9, 2019 and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated August 9, 2019, as to the fairness, as of such date, from a financial point of view, to Professional, of the exchange ratio, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
The full text of the written opinion of Stephens is attached as Annex C to this document. The summary of the opinion of Stephens set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Professional common stock are urged to read this opinion in its entirety.

Stephens provided its opinion for the information of the Professional board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the acquisition and its opinion only addresses whether the exchange ratio in the transaction pursuant to the merger agreement was fair, from a financial point of view to Professional. The opinion of Stephens does not address any other term or aspect of the merger agreement or the acquisition contemplated thereby. The Stephens opinion does not constitute a recommendation to the Professional board or to any holder of Professional common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the acquisition or any other matter. Stephens does not express any opinion as to the likely trading range of Professional common stock following the merger, which may vary depending on numerous factors that could impact the price of securities or the operations, financial condition or prospects of Professional at that time.
In connection with its review of the proposed acquisition and the preparation of its opinion, Stephens, among other things:
•
analyzed certain publicly available financial statements and reports regarding Professional and Marquis;

•
analyzed the audited financial statements and certain management reports regarding Professional and Marquis;

•
analyzed certain internal financial statements and other financial and operating data concerning Professional and Marquis prepared by management of Professional and Marquis, respectively;

•
compared the financial performance of Professional with that of certain publicly-traded companies and their securities that we deemed relevant to its analysis of the merger;

•
analyzed the Exchange Ratio relative to each company’s contribution to the pro forma entity using both June 30, 2019 financials and projections provided by Professional management;

•
analyzed, on a pro forma basis, the effect of the merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Professional;

•
reviewed the most recent draft of the merger agreement and related documents provided to us by Professional;

•
discussed with management of Professional the operations of and future business prospects for Professional and Marquis and the anticipated financial consequences of the merger to Professional;

•
assisted in Professional’s deliberations regarding the material terms of the merger and negotiations with Marquis; and

•
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided to it by Professional and Marquis and of the other information reviewed by it in connection with the preparation of its opinion, and its opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of Professional assured Stephens that they were not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Professional or of Marquis, and Stephens was not been furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Professional or of Marquis under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not received or reviewed any individual credit files nor did Stephens make an evaluation of the adequacy of the allowance for loan losses of Professional or Marquis. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Professional or Marquis. Stephens has further relied, with the consent of Professional, upon Professional management as to the reasonableness and achievability of: (i) certain estimates and assumptions from Professional’s management on the long term growth and profitability projections for both Professional and Marquis that were provided to Stephens by such management, (ii) the projected balance sheet and capital data of Professional and Marquis, (iii) assumptions regarding the initial public offering (“IPO”) of Professional’s stock and (iv) the estimates regarding certain pro forma financial effects of the transaction on Professional (and the assumptions and bases therefor, including but not limited to cost savings and related expenses expected to result from the transaction) that were prepared by Professional management and provided to and discussed with Stephens by such management. Stephens has assumed, with the consent of Professional, that all such information is consistent with, or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the forecasts, estimates and projected data reflected in such information will be realized in the amounts and in the time periods currently estimated. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects. In formulating its opinion, Stephens did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Professional, or such class of persons, in connection with the merger transaction relative to the compensation to the public shareholders of Professional. Stephens was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of Professional, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion; or (2) the fairness of the transaction to any one class or group of Professional’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Professional’s or such other party’s security holders or other constituents.
Material Financial Analyses.   The following summarizes the material financial analyses reviewed by Stephens with the Professional board of directors at its meeting on August 9, 2019, which material was considered by Stephens in rendering its opinion. No company used in the analyses described below is identical or directly comparable to Professional or Marquis. For purposes of the financial analyses described below, Stephens utilized the Exchange Ratio of 1.2048x and an assumed price of  $18.25 per share of Professional based on Professional’s most recent capital raise in December 2018. Stephens’ analysis also assumes that Professional would increase the size of its contemplated IPO as a result of and to support this merger.
Contribution Analysis.   Stephens compared certain historical and projected financial information for Professional and Marquis relative to the exchange ratio. Based on this analysis, Professional’s average contribution to the transaction equaled 41.0% for an implied exchange ratio of 3.1766x and Professional’s median contribution to the transaction equaled 38.9% for an implied exchange ratio of 2.7356x. The analysis is illustrated below:

Contribution ($M)			Contribution (%)		Implied Exchange Ratio[1]
	Professional	Marquis	Pro Forma	Professional	Marquis	
Balance Sheet						
Total Assets	890.4	680.3	1,570.7	56.7 %	43.3 %	1.2201x
Gross Loans	721.9	564.3	1,286.2	56.1 %	43.9 %	1.2484x
Deposits	742.9	552.6	1,295.5	57.3 %	42.7 %	1.1879x
Tangible Common Equity	80.9	54.6	135.5	59.7 %	40.3 %	1.0774x
Balance Sheet Average				57.5 %	42.5 %	1.1834x
Historical Profitability						
FY 2017 Pretax Pre-Provision Income	4.6	8.0	12.6	36.9 %	63.1 %	2.7356x
FY 2017 Pretax Income	3.7	7.0	10.7	34.2 %	65.8 %	3.0744x
FY 2018 Pretax Pre-Provision Income	3.9	10.1	14.0	28.0 %	72.0 %	4.1088x
FY 2018 Net Income	2.1	6.8	8.9	23.6 %	76.4 %	5.1627x
YTD 6/30/19 Pretax Pre-Provision Income	2.0	5.0	6.9	28.4 %	71.6 %	4.0172x
YTD 6/30/19 Net Income	0.9	3.4	4.3	20.0 %	80.0 %	6.3842x
Historical Profitabilty Average				28.5 %	71.5 %	4.2472x
Projected Profitability						
FY 2019E Net Income	1.5	6.9	8.4	17.6 %	82.4 %	7.4830x
FY 2020E Net Income	5.3	7.7	13.0	40.9 %	59.1 %	2.3100x
FY 2021E Net Income	10.5	8.4	18.9	55.4 %	44.6 %	1.2866x
Projected Profitabilty Average				37.9 %	62.1 %	3.6932x
Mean				41.0 %	59.0 %	3.1766x
Median				38.9 %	61.1 %	2.7356x
Project Biscayne				57.0 %	43.0 %	1.2048x

(1)
Based on treasury method assuming a Professional stock price of  $18.25.

(2)
Pro forma ownership excludes the impact of the IPO.

Selected Public Companies Analysis.   Using publicly available information, Stephens compared the financial performance and financial condition of Professional and Marquis to 23 selected banks and thrifts headquartered in the United States that were traded on NASDAQ with total assets between $500 million and $1.5 billion, LTM Core ROAA greater than 0.25%, NPAs / Assets less than 5%, TCE / TA less than 12%, and available consensus analyst estimates for 2019 and 2020. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:
•
FVCBankcorp, Inc.

•
Bank of Commerce Holdings

•
Community Bankers Trust Corporation

•
Pacific Mercantile Bancorp

•
Mackinac Financial Corporation

•
CB Financial Services, Inc.

•
First Financial Northwest, Inc.

•
Middlefield Banc Corp.

•
Malvern Bancorp, Inc.

•
Capital Bancorp, Inc.

•
First Savings Financial Group

•
First Western Financial, Inc.

•
MainStreet Bancshares, Inc.

•
Riverview Bancorp, Inc.

•
Two River Bancorp

•
Salisbury Bancorp, Inc.

•
First Community Corporation

•
Provident Financial Holdings, Inc.

•
Meridian Corporation

•
Coastal Financial Corporation

•
Eagle Bancorp Montana, Inc.

•
Guaranty Federal Bancshares, Inc.

•
American River Bankshares

To perform this analysis, Stephens used last twelve months (“LTM”) profitability data and other financial information as of June 30, 2019 and market price information as of August 6, 2019. Stephens also used 2019 and 2020 EPS estimates of the selected companies taken from consensus estimates. Stephens’ analysis showed the financial performance and condition of Professional, Marquis and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the selected companies. The results of this analysis are illustrated below:
	Professional	Marquis	75th Percentile	Median	25th Percentile
Total Assets ($M)	$890.4	$680.3	$1,301.4	$1,190.5	$1,100.4
TCE / TA	8.3%	9.3%	10.7%	10.0%	9.2%
NPAs / Assets	0.16%	0.27%	1.10%	0.73%	0.52%
LTM Core ROAA	0.41%	1.19%	1.18%	1.05%	0.88%
LTM Core ROAE	4.9%	12.8%	10.9%	10.1%	8.6%
Market Capitalization ($M)	—	—	$171.3	$145.0	$114.7
Price / TBV	—	—	134.0%	122.5%	115.9%
Price / 2019 EPS	—	—	13.8x	11.8x	10.9x
Price / 2020 EPS	—	—	12.4x	11.0x	9.9x
YTD Stock Performance	—	—	7.7%	3.1%	-3.3%
Additionally, using publicly available information, Stephens compared the financial performance and financial condition of Professional and Marquis to 4 selected banks and thrifts headquartered in Florida that were traded on NASDAQ or OTCQX with total assets between $500 million and $7.0 billion and 30-day average trading volume greater than 1,000 shares. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:
•
Seacoast Banking Corporation of Florida

•
Capital City Bank Group, Inc.

•
FineMark Holdings, Inc.

•
TGR Financial, Inc.

To perform this analysis, Stephens used LTM profitability data and other financial information as of June 30, 2019 and market price information as of August 6, 2019. Stephens’ analysis showed the financial performance and condition of Professional, Marquis and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the selected companies. The results of this analysis are illustrated below:
	Professional	Marquis	75th Percentile	Median	25th Percentile
Total Assets ($M)	$890.4	$680.3	$3,969.5	$2,507.8	$1,868.0
TCE / TA	8.3%	9.3%	9.5%	8.8%	8.4%
NPAs / Assets	0.16%	0.27%	0.74%	0.37%	0.03%
LTM Core ROAA	0.41%	1.19%	1.22%	1.05%	0.89%
LTM Core ROAE	4.9%	12.8%	11.4%	10.0%	8.9%
Market Capitalization ($M)	—	—	$622.8	$315.1	$218.3
Price / TBV	—	—	177.8%	163.6%	146.5%
Price / 2019 EPS	—	—	13.8x	13.6x	13.3x
Price / 2020 EPS	—	—	13.8x	13.2x	12.7x
YTD Stock Performance	—	—	5.3%	0.0%	-6.7%
Discounted Cash Flow Analysis.   Stephens performed a discounted cash flow analysis to estimate a range of values for Professional and Marquis and then calculated an implied exchange ratio based on the values. In this analysis, Stephens used financial forecasts and projections relating to the earnings and assets of both companies prepared, and provided to Stephens, by Professional management, and assumed discount rates ranging from 11.15% to 14.15%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that each company could generate over the period from June 30, 2019 to December 31, 2024 as a standalone company, and (ii) the present value of each company’s implied terminal value at the end of such period. Stephens assumed that each company would maintain a tangible common equity to tangible assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of each company, Stephens applied a 12.0x – 16.0x multiple to estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Professional common stock of approximately $11.21 to $18.12 and a range of implied values per share of Marquis common stock of approximately $11.89 to $20.19. These values for both Professional and Marquis were used to calculate an implied exchange ratio and compared to the Exchange Ratio of 1.2048x negotiated by the two parties.
	Price Per Share		Implied Exchange Ratio	1.2048x vs. Implied
	PHC	MBI
PHC High, MBI High	$18.12	$20.19	1.1140x	8.20%
PHC Midpoint, MBI Midpoint	$14.44	$15.78	1.0923x	10.30%
PHC Low, MBI Low	$11.21	$11.89	1.0605x	13.60%
PHC High, MBI Low	$18.12	$11.89	0.6560x	83.70%
PHC Low, MBI High	$11.21	$20.19	1.8009x	-33.10%
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Professional or Marquis. For all of the above, the actual results may vary from the projected results, and the variations may be material.
Pro Forma Financial Impact Analysis.   Stephens performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Professional and Marquis assuming a closing date of the transaction of December 31, 2019. Stephens also assumed that the IPO of Professional’s stock was completed simultaneous with the closing of this transaction. This analysis indicated the merger to be accretive to Professional’s estimated EPS for 2020 through 2024 and dilutive to

Professional’s estimated tangible book value per share for approximately 1.6 years from the closing of the transaction. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of Professional’s Tangible Common Equity to Tangible Assets ratio, Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of December 31, 2019 would be higher at the completion of this transaction.
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgements as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Professional. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Professional board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Stephens of the fairness, from a financial point of view, to Professional, of the exchange ratio pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Stephens was one of many factors taken into account by the Professional board in making its determination to approve the acquisition. Neither Stephens’ opinion nor the analyses described above should be viewed as determinative of the Professional board of directors’ or Professional management’s views with respect to Professional, Marquis or the acquisition. Stephens provided advice to Professional with respect to the proposed transaction. Stephens did not, however, recommend any specific exchange ratio to the Professional board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction. Professional placed no limits on the scope of the analysis performed, or opinion expressed, by Stephens.
The Stephens opinion was necessarily based upon market, economic, and other circumstances and conditions existing and can be evaluated on, and on the information made available to Stephens as of August 9, 2019. It should be understood that subsequent developments may affect the opinion of Stephens and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the transaction will be consummated on the terms of the latest draft of the merger agreement provided to it, without material waiver or modification. Stephens has also assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the transaction to the shareholders of Professional.
Professional has agreed to pay Stephens a fee of  $500,000 for advisory services in connection with the acquisition upon the closing of the transaction. For services rendered in connection with the delivery of its opinion, Professional paid Stephens a fee of  $100,000 upon delivery of its opinion, which is credited toward the $500,000 fee payable to Stephens at the closing of the transaction. Professional has also agreed to reimburse Stephens for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Stephens against certain liabilities arising out of its engagement.
Stephens is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Stephens is familiar with Professional, and an affiliate of Stephens, in which individual investment banking professionals who served on the team providing financial advisory services to Professional in connection with the Transaction have a minority beneficial interest, made an approximately $5,000,000 investment in the common stock of Professional in 2018. Stephens has been mandated to serve as an underwriter in Professional’s planned IPO and may provide investment banking or financial advisory services to Professional in the future, for which Stephens may receive compensation. Except as described above, Professional has paid Stephens no other fees or commissions for other services during the last two years. Marquis has not paid Stephens fees or commissions for investment banking services during the last two years.
Accounting Treatment
In accordance with current accounting guidance, the merger will be accounted for as a business combination using the acquisition method of accounting. As a result, the recorded assets and liabilities of Professional will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Marquis will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price exceeds the fair value of the net assets including identified intangible assets of Marquis on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of Marquis being included in the operating results of Professional beginning from the date of completion of the merger.
Regulatory Approvals
Completion of the merger and the bank merger are subject to the receipt of all approvals (and such approvals having remained in full force and effect) required to complete the transactions contemplated by the merger agreement from the Federal Reserve, the FDIC and the OFR, and the expiration of any applicable statutory waiting periods. As of December 10, 2019, Professional, Marquis and/or their respective subsidiaries have received all required regulatory approvals from the Federal Reserve and the OFR.
Federal Reserve.   Certain of the transactions contemplated by the merger agreement are subject to approval by the Federal Reserve pursuant to section 3 of the BHC Act. In considering the approval of a transaction such as the conversion to a bank holding company and the merger, the BHC Act, requires the Federal Reserve to review: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the CRA, (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.
Under the CRA, the Federal Reserve must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of Professional Bank and Marquis Bank was rated “Satisfactory” with respect to CRA compliance.
The applicable federal statute (the “Bank Merger Act”) also mandates that the prior approval of the Federal Reserve, the primary federal regulator of the resulting bank, is required to merge Marquis Bank with and into Professional Bank. In evaluating an application filed under the Bank Merger Act, the Federal Reserve generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine it to be appropriate.
Professional and Professional Bank received the required prior approvals from the Federal Reserve on November 12, 2019 and all statutory waiting periods related to these approvals have expired.
OFR.   Certain of the transactions contemplated by the merger agreement are subject to approval by the Florida OFR pursuant to Sections 655.412 and 658.43 of the Florida Statutes. In evaluating a merger application under these sections, the OFR will review a proposed merger to determine whether (1) the resulting bank meets all the requirements of state law as to the formation of a new state bank (other than with respect to establishing branches), (2) the merger agreement provides an adequate capital structure, including surplus, of the resulting bank in relation to its activities which are to continue or are to be undertaken, and also in relation to its deposit liabilities, (3) the valuation is fair and (4) the merger is not contrary to the public interest.
Professional and Professional Bank received the required prior approvals from the OFR on December 10, 2019.
Appraisal Rights for Marquis Shareholders
Holders of Marquis common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Marquis shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Marquis common stock immediately prior to the date of the Marquis special meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.
In order to exercise appraisal rights, a dissenting Marquis shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Annex D to this joint proxy statement/prospectus. Marquis shareholders are urged to read Annex D in its entirety and to consult with their legal advisors. Each Marquis shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal.   The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Annex D to this joint proxy statement/prospectus.
A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Marquis, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Marquis common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
Marquis Bancorp, Inc.
355 Alhambra Circle, Suite 125
Coral Gables, Florida 33134
Attention: Chairman and Chief Executive Officer

All such notices must be signed in the same manner as the shares are registered on the books of Marquis. If a Marquis shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Marquis shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, Professional must provide to each Marquis shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

•
Professional’s estimate of the fair value of the shares of Marquis common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Professional or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Professional sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Professional by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•
that, if requested in writing, Professional will provide to the shareholder so requesting, within 10 days after the date set for receipt by Professional of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•
the date by which a notice from the Marquis shareholder of his or her desire to withdraw his or her appraisal election must be received by Professional, which date must be within 20 days after the date set for receipt by Professional of the appraisal election form from the Marquis shareholder.

The form must also contain Professional’s offer to pay to the Marquis shareholder the amount that it has estimated as the fair value of the shares of Marquis common stock, and request certain information from the Marquis shareholder, including:
•
the shareholder’s name and address;

•
the number of shares as to which the shareholder is asserting appraisal rights;

•
that the shareholder did not vote for the merger;

•
whether the shareholder accepts the offer of Professional to pay its estimate of the fair value of the shares of Marquis common stock to the shareholder; and

•
if the shareholder does not accept the offer of Professional, the shareholder’s estimated fair value of the shares of Marquis common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute and submit the certificate(s) representing his or her shares and the appraisal election form, and in the case of certificated shares deposit the shareholder’s certificates, by the specified date. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her Marquis common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Professional within the time period specified in the appraisal election form.

Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Professional. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of Professional in the appraisal election form to pay Professional’s estimate of the fair value of the shares of Marquis common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Professional or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or voting trust beneficial owner . A record shareholder must notify Marquis in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Marquis the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.
A shareholder who is dissatisfied with Professional’s estimate of the fair value of the shares of Marquis common stock must notify Professional of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Professional in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Professional in the appraisal election form.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Professional to pay the value of the shares as estimated by Professional, and Professional fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of Professional to pay the value of the shares as estimated by Professional, and Professional fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, then within 60 days after receipt of a written demand from any dissenting shareholder, Professional shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Professional, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If Professional fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Professional. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
Professional is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, plus accrued interest. Upon payment of the judgment, the dissenting shareholder ceases to have any right to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Professional, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Professional and in favor of any or all dissenting shareholders if the court finds Professional did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Professional or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Professional, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Professional fails to make a required payment when a dissenting shareholder accepts Professional’s offer to pay the value of the shares as estimated by Professional, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Professional all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
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not authorized and approved in accordance with the applicable provisions of Florida law; or

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procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
For a discussion of tax consequences with respect to dissenting shares, see “Material U.S. Federal Income Tax Consequences of the Merger.”
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Board of Directors and Management of Professional Following the Merger
Pursuant to the merger agreement, the directors of Professional immediately following the effective time will consist of up to 13 directors, including the eight directors of Professional prior to the effective time and up to five of the Marquis directors to be mutually agreed by Marquis and Professional prior to the effective time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Professional immediately following the effective time will consist of the officers of Professional immediately prior to the effective time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See also “Management of Professional.”
Interests of Marquis Directors and Executive Officers in the Merger
Certain of the directors and executive officers of Marquis may have interests in the merger that may be different from, or in addition to, those of Marquis’s shareholders generally. The Marquis board of directors was aware of and considered these potential interests, among other matters, in evaluating, negotiating and approving the merger agreement and the transactions contemplated thereby as well as in recommending to holders of shares of Marquis common stock that they vote to approve the merger agreement. These interests are described below.
Marquis’s executive officers for purposes of the discussion below are Javier Holtz (Chairman, Chief Executive Officer and Chief Credit Officer of Marquis), Miriam Lopez (President and Chief Lending Officer of Marquis), Filip Feller (Executive Vice President and Chief Financial Officer of Marquis), David DiMuro (Executive Vice President and Senior Lending Officer of Marquis), and Philip Gassman (Executive Vice President and Managing Director of Professional & Executive Banking of Marquis).

Treatment of Marquis Stock Options
Certain of the directors and executive officers of Marquis hold stock options to purchase shares of Marquis common stock granted under a Marquis equity plan. Under the terms of the merger agreement, the options that are outstanding immediately prior to the effective time, whether vested or unvested, will be assumed by Professional and converted into options of substantially equivalent value to purchase shares of Professional Class A common stock, which converted stock options will be subject to substantially the same terms and conditions (including vesting) as were applicable immediately prior to the effective time, except that (i) no converted stock option held by an individual who was a Marquis or Marquis Bank director or employee immediately prior to the effective time will terminate because such individual is no longer a Marquis or Marquis Bank director or employee solely as a result of Marquis or Marquis Bank not being the surviving entity in the merger, (ii) any converted stock options held by a person who was a Marquis non-employee director immediately prior to the effective time will become fully vested at the effective time, and (iii) any converted stock option held by a Marquis or Marquis Bank employee whose employment is terminated by Professional other than for “cause” during the first year following the effective time will become fully vested, subject to execution of a release of claims against Professional. For additional information regarding the treatment of Marquis stock options in the merger, see the section entitled “The Merger Agreement — Treatment of Marquis Equity Awards” beginning on page 115.
Agreements with Executive Officers
Restrictive Covenant Agreements with Javier Holtz and Miriam Lopez
As a condition to Professional’s execution of the merger agreement, it required each of Mr. Holtz and Ms. Lopez to execute a restrictive covenant agreement with Professional that subjects the executive, subject to the closing of the merger, to a perpetual confidentiality covenant and three-year post-closing non-competition and customer and employee non-solicitation covenants. The agreements also require Mr. Holtz and Ms. Lopez to vote their shares of Marquis common stock in favor of the merger agreement, restrict any transfer of their shares prior to the effective time (subject to certain exceptions), and preclude them from soliciting alternative acquisition proposals in contravention of the merger agreement. In consideration for the foregoing, Professional has agreed to make a cash payment of  $1,140,000 to Mr. Holtz and $825,000 to Ms. Lopez, payable in three equal installments on each of the closing date (or as soon as reasonably practicable thereafter), the six-month anniversary of the closing date and the one-year anniversary of the closing date.
Letter Agreements with Other Executive Officers
Messrs. Gassman and DiMuro have entered into letter agreements with Professional Bank with respect to service as Executive Vice President, Private Banking Client Group (in the case of Mr. Gassman) and Executive Vice President, Private & Commercial Banking (in the case of Mr. DiMuro) with Professional Bank following the closing of the merger. The letter agreements provide, in material part, for an annual salary of  $250,000 (in the case of Mr. Gassman) and $215,000 (in the case of Mr. DiMuro), a monthly car allowance of  $500, a monthly cell phone allowance of  $150 and, within 30 days following the closing of the merger, a grant of Professional restricted stock with a fair market value of  $200,000 (in the case of Mr. Gassman) and $50,000 (in the case of Mr. DiMuro), with a four-year “cliff” vesting period, contingent upon the successful retention of a minimum of 90% of the executive’s client deposit portfolio as of the closing of the merger. In addition, Mr. DiMuro is eligible for (i) a one-time cash sign-on bonus of  $75,000, payable within 30 days of closing, which bonus must be repaid in full in the event Mr. DiMuro voluntarily terminates employment with Professional for any reason within two years following closing, and (ii) a cash bonus of  $25,000 in each of the first three years following closing, provided that Mr. DiMuro continues to maintain 90% of his client base in existence as of closing and subject to Mr. DiMuro’s continued employment. The employment of Messrs. Gassman and DiMuro with Professional Bank will be on an “at will” basis and may be terminated by either the executive or Professional Bank at any time and for any reason, with or without cause.
Mr. Feller has entered into a letter agreement with Professional Bank which provides for two weeks of base salary for each completed year of service, which would result in an estimated severance payment of $30,769.23 if an employment role is not offered to him following the closing of the merger and for the forfeiture of such severance benefit if a comparable position is offered to him by Professional Bank following the closing of the merger, or if he voluntarily resigns (other than as a result of being required to relocate to a distance of more than 35 miles from his principal place of business as of the closing of the merger), or if his employment is terminated for any reason by Professional Bank with cause prior to June 30, 2020. Additionally, Professional Bank will pay Mr. Feller a success bonus of  $55,000 if he remains actively employed with Professional Bank from the closing through the final banking system conversion (regardless of whether Mr. Feller is offered an employment role following the closing of the merger), which may include an additional testing and validation period of up to 30 days after the live conversion date. The success bonus would be paid in the first regular payroll following the end of the 30-day period following the final banking system conversion. The success bonus will not be payable if Mr. Feller voluntarily resigns, retires or is involuntarily terminated for cause prior to June 30, 2020. The letter agreement with Mr. Feller is not intended to be a contractually binding commitment, and Mr. Feller’s entitlements will be set forth in subsequent materials in the event Mr. Feller is not offered a role with the combined company following the closing of the merger.
Arrangements with Directors
Non-Competition and Non-Disclosure Agreements with Directors
As a condition to Professional’s execution of the merger agreement, including the vesting of Marquis options held by the directors contemplated thereunder (as described above), it required each of the directors of Marquis and Marquis Bank to execute a non-competition and non-disclosure agreement with Professional providing for a perpetual confidentiality covenant and two-year post-merger non-competition and customer and employee non-solicitation covenants.
Agreement with Jarret L. Gross
In addition, the board of directors of Marquis has agreed to the payment to Jarret L. Gross (a director of Marquis and Marquis Bank) of  $100,000 subject to and upon the closing of the merger in recognition of the services he provided to facilitate the transaction.
Indemnification and Directors’ and Officers’ Insurance
Professional has agreed, from and after the effective time of the merger, to indemnify the directors and executive officers of Marquis and Marquis Bank against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the greatest extent authorized by the Marquis Articles of Incorporation and Bylaws and Florida law. In addition, Professional will provide coverage under a directors’ and officers’ liability insurance policy of Professional for six years after the effective time of the merger. For additional information, see “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The Merger
The boards of directors of Professional and Marquis have each unanimously approved and adopted the merger agreement, which provides for the merger of Marquis with and into Professional, with Professional as the surviving company in the merger. Each share of Professional Class A common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Professional Class A common stock. Under the terms of the merger agreement, each share of Marquis common stock outstanding immediately prior to the effective time, excluding (1) shares held by Marquis or Professional (other than (a) shares of Marquis common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (b) shares of Marquis common stock held, directly or indirectly, by Marquis or Professional in respect of a debt previously contracted), (2) shares held by their wholly-owned subsidiaries and (3) dissenting shares, will be converted into the right to receive 1.2048 shares of Professional Class A common stock, subject to cash in lieu of fractional shares of Professional Class A common stock.
All shares of Professional Class A common stock received by Marquis shareholders in the merger will be freely tradable, except that shares of Professional Class A common stock received by persons who become affiliates of Professional for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
The merger agreement also provides that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Marquis Bank, a Florida state-chartered bank and wholly owned first-tier subsidiary of Marquis, will merge with and into Professional Bank, a Florida state- chartered bank and wholly owned first-tier subsidiary of Professional, with Professional Bank as the surviving bank of such merger (the “bank merger”). The terms and conditions of the bank merger are set forth in a separate merger agreement (the “bank merger agreement”), the form of which is attached as an exhibit to the merger agreement.
Closing and Effective Time of the Merger
Unless both Professional and Marquis agree to a later date, the closing of the merger will take place on the fourth business day after the satisfaction or waiver of the latest to occur of the closing conditions. Simultaneously with the closing of the merger, Professional will file articles of merger with the Department of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.
We currently expect that the merger will be completed in the first quarter of 2020, subject to the approval of the merger agreement and the issuance of Professional Class A common stock in the merger by Marquis and Professional shareholders, respectively, and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Professional and Marquis will complete the merger. See “— Conditions to Completion of the Merger.”
Merger Consideration
Under the terms of the merger agreement, each share of Marquis common stock outstanding immediately prior to the effective time of the merger, excluding (1) shares held by Marquis or Professional (other than (a) shares of Marquis common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (b) shares of Marquis common stock held, directly or indirectly, by Marquis or Professional in respect of a debt previously contracted), (2) shares held by their wholly-owned subsidiaries and (3) dissenting shares, will be converted into the right to receive 1.2048 shares of Professional Class A common stock (the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”), subject to cash in lieu of fractional shares of Professional Class A common stock.
No fractional shares of Professional Class A common stock will be issued in connection with the merger. Instead, for each fractional share of Professional Class A common stock that would otherwise be issued, Professional will pay cash in an amount equal to the fraction of a share of Professional Class A common stock which the holder would otherwise be entitled to receive multiplied by the market value of Professional Class A common stock as agreed by the parties prior to the effective time. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
A Marquis shareholder also has the right to obtain the fair value of his or her shares of Marquis common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Marquis common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for Marquis Shareholders.”
If Professional or Marquis changes the number of shares of Professional common stock or Marquis common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the Professional common stock or Marquis common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to Professional and Marquis.
Based on a price of  $18.25 per share of Professional Class A common stock, which represents the valuation of Professional’s December 2018 capital raise, the merger consideration represented approximately $21.99 for each share of Marquis common stock.
The value of the shares of Professional Class A common stock to be issued to Marquis shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Professional Class A common stock.
Exchange of Stock Certificates
Prior to the effective time of the merger, Professional will appoint its transfer agent, Computershare Limited, pursuant to an agreement in a form reasonably acceptable to Marquis, to serve as the exchange agent. Promptly (and within five business days) after the effective time of the merger, the exchange agent will mail to each holder of record of Marqius common stock converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Marquis stock certificate(s) for the merger consideration (including cash in lieu of any fractional Professional Class A shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. Marquis shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.
Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Marquis common stock, accompanied by a properly completed letter of transmittal, a Marquis shareholder will be entitled to promptly receive after the effective time of the merger the merger consideration. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to receive the merger consideration. Instead, a holder of book-entry shares will automatically at the effective time of the merger be entitled to receive the merger consideration, which will be paid as soon as practicable (and within three business days) by the exchange agent.

No dividends or other distributions with respect to Professional Class A common stock after completion of the merger will be paid to the holder of any unsurrendered Marquis stock certificates with respect to the shares of Professional Class A common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Marquis stock certificate, or payment of the merger consideration in respect of book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Professional Class A common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Professional Class A common stock represented by that certificate or book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Professional Class A common stock issuable in exchange for that certificate or book-entry shares.
Shares of Professional Class A common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Marquis stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Professional that such taxes have been paid or are not applicable.
After the effective time of the merger, there will be no transfers on the stock transfer books of Marquis other than to settle transfers of shares of Marquis common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Marquis common stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.
In the event any Marquis stock certificate is lost, stolen or destroyed, in order to receive the merger consideration, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Professional or the exchange agent, post a bond in such amount as Profession determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
Treatment of Marquis Equity Awards
At the effective time of the merger, each stock option to purchase shares of Marquis common stock granted under a Marquis equity plan that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be converted into an option to acquire the number of shares of Professional Class A common stock (rounded down to the nearest whole share), determined by multiplying (i) the number of shares of Marquis common stock subject to such Marquis stock option immediately prior to the effective time by (ii) the exchange ratio, at an exercise price per share of Professional Class A common stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Marquis common stock subject to such Marquis stock option divided by (y) the exchange ratio. Such converted stock options will be generally subject to substantially the same terms and conditions (including vesting) as were applicable prior to the effective time, except that (i) no converted stock option held by an individual who was a Marquis or Marquis Bank director or employee immediately prior to the effective time will terminate because such individual is no longer a Marquis or Marquis Bank director or employee solely as a result of Marquis or Marquis Bank not being the surviving entity in the merger, (ii) any converted stock options held by a person who was a Marquis non-employee director immediately prior to the effective time will become fully vested at the effective time, and (iii) any converted stock option held by a Marquis or Marquis Bank employee whose employment is terminated by Professional other than for “cause” during the one-year period following the effective time will become fully vested, subject to execution of a release of claims against Professional. In addition, at the effective time, all Marquis stock options held by Marquis non-employee directors will immediately vest and will not automatically terminate upon such non-employee director’s termination of service as a director of Marquis.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, Marquis and Professional have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:
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conduct its business in the ordinary course consistent with past practice;

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use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including with its employees; and

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not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to timely consummate the transactions contemplated by the merger agreement.

Each party has further agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed) it will not, and will not permit any of its subsidiaries to, do any of the following:
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issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, other than issuances of shares of its common stock in respect of the exercise of its stock options outstanding on the date of the merger agreement in accordance with its terms as in effect on the date thereof;

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issue or repurchase any other capital securities, voting debt securities or other securities;

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make, declare, pay or set aside for payment any dividend or other distribution on its capital stock or other ownership interests (other than dividends from wholly owned subsidiaries to such party or to another wholly owned subsidiary of such party); or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or rights;

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subject to certain customary exceptions, (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director or executive officer, (ii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) payment of normal individual increases in salary (not to exceed 5% per annum in the aggregate for all employees), (b) payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, and (c) payment of severance, in each case, in the ordinary course of business consistent with past practice, or (iii) hire any new executive officers;

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subject to certain customary exceptions, enter into, establish, adopt, modify, amend, renew or terminate any employee benefit plan of such party or take any action to accelerate the vesting of compensation or benefits under any such plan;

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sell, transfer, mortgage or encumber any of its assets or properties, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

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enter into, modify, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

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acquire all or any portion of the assets, business or properties of any person (other than pursuant to foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement, in each case in the ordinary course of business consistent with past practice);

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sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice, or sell or acquire any servicing rights;

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amend its organizational documents or the organizational documents of any of its significant subsidiaries (or similar governing documents);

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implement or adopt any material change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

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enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice;

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settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of  $125,000, in the case of Marquis, or $500,000, in the case of Professional (in either case, excluding amounts paid or reimbursed under any insurance policy) and provided that no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate would reasonably be expected to be material to such party and its subsidiaries, taken as a whole;

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in the case of such party’s subsidiary bank, (i) voluntarily make any material changes in or to its deposit mix, (ii) materially increase or decrease the interest rate paid on its time deposits or on certificates of deposit, except in a manner pursuant to policies consistent with past practice and competitive factors in the marketplace or to be equivalent to interest rate offerings of the other party’s subsidiary bank, (iii) open any new branch or deposit taking facility or (iv) close or relocate any existing branch or other facility;

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(i) purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher investment grade by either Standard and Poor’s Ratings Services or Moody’s Investors Service, (B) with a weighted average life of not more than five years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice;

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purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed is in excess of  $100,000 individually or $500,000 in the aggregate, in the case of Marquis, or $250,000 individually or $1,000,000 in the aggregate, in the case of Professional, in each case, except for emergency repairs or replacements;

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(i) make any material changes in its policies concerning loan underwriting or which classes of persons may approve loans or fail to comply with such policies as previously provided; (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual fully unsecured loan or extension of credit in excess of 5% of such party’s legal lending limit as of the date of the merger agreement or any individual secured loan or extension of credit in excess of 50% of such party’s legal lending limit as of the date of the merger agreement in a single transaction or 75% of such party’s legal lending limit as of the date of the merger agreement to a single borrower shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of the other party’s subsidiary bank, which approval or rejection shall be given in writing within 2 business days after the loan package is delivered to such individual or shall be deemed approved; or, in the case of Marquis only (iii) make any loans or extensions of credit that, individually or in the aggregate, would cause the aggregate principal balance of Marquis’s commercial real estate loan portfolio to equal or exceed 105% of such aggregate principal balance as of June 30, 2019;

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except as required by applicable law or regulation or guidance or at the direction of a governmental entity, implement or adopt any material change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or fail to use commercially reasonable means to avoid any material incurrence in its aggregate exposure to interest rate risk;
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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the merger agreement other than FHLB borrowings;

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develop market or implement any new lines of business;

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make, change or revoke any material tax election, file any materially amended tax return, enter into any tax closing agreement, or settle or agree to compromise any material liability with respect to disputed taxes, except in the ordinary course of business consistent with past practice;

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take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of the Code;

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take any action that is likely to materially impair or delay such party’s ability to perform any of its obligations under the merger agreement or such party’s subsidiary bank under the bank merger agreement; or

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agree or commit to do any of the foregoing.

Regulatory Matters
This joint proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Professional has filed with the SEC. Each of Professional and Marquis have agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.
Professional has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Marquis has agreed to furnish all information concerning Marquis and the holders of Marquis common stock as may be reasonably requested in connection with any such action.
Professional and Marquis have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.
Marquis and Professional have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Marquis or Professional, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, Professional and Marquis will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. Professional and Marquis shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement. Additionally, each of Professional and Marquis has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the

Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of Professional, Marquis or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.
Each of Professional and Marquis will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.
In connection with seeking regulatory approval for the merger, Professional is not required to agree to any condition or restriction or to take any action that would have a material adverse effect on the combined company, taken as a whole, after giving effect to the merger (a “materially burdensome regulatory condition”).
Nasdaq Listing
Professional has agreed to use its reasonable best efforts to cause the shares of Professional Class A common stock to be issued to the holders of Marquis common stock in the merger to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
From the effective time of the merger until the first anniversary thereof  (the “continuation period”), Professional must maintain employee benefit plans and compensation opportunities for employees who are employed by Marquis and its subsidiaries on the closing date of the merger (referred to as “covered employees”) that provide employee benefits and compensation opportunities during the portion of the continuation period that each such employee remains employed by Professional which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available to similarly situated employees of Professional or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Professional or its subsidiaries). Professional will give the covered employees full credit for their prior service with Marquis and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by Professional in which covered employees may be eligible to participate and for all purposes under any defined contribution retirement plans, welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by Professional. However, the foregoing service recognition will not apply (i) to the extent it would result in duplication of benefits for the same period of service, (ii) for purposes of benefit accruals under any defined benefit pension plan or (iii) for purposes of any benefit plan that provides retiree or post-termination welfare benefits.
With respect to any Professional health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Professional or its applicable subsidiary must (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the Marquis benefit plan in which the covered employee participated immediately prior to the effective time of the merger, and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee or his or her covered dependents in the year that includes the closing date of the merger for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under such plans. In addition, Professional will assume all accrued and unused sick time for all continuing employees.
If, during the continuation period, any covered employee is terminated by Professional or its subsidiaries other than “for cause,” then Professional will pay severance to the covered employee, subject to such covered employee’s execution and non-revocation of a general release of claims in a form satisfactory to Professional, in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with Marquis or Marquis Bank, with a minimum of four weeks and a maximum of 26 weeks.

In addition, Professional and Marquis agreed following execution of the merger agreement to provide stay bonuses to certain Professional employees and continuing employees following the closing and to the compensation to be paid to each such employee following the closing, none of which are payable to Professional executive officers, and those which are payable to Marquis executive officers are as described in the section entitled “The Merger — Interests of Marquis Directors and Executive Officers in the Merger” beginning on page 110.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the merger, Professional must indemnify and defend the present and former directors, officers and employees of Marquis and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Marquis occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Marquis or its subsidiaries, as applicable, and the FBCA.
For a period of six years after the effective time of the merger, Professional will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Marquis or its subsidiaries with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Marquis; provided, however, that: (1) if Professional is unable to maintain or obtain the directors’ and officers’ liability insurance, then Professional will provide as much comparable insurance as is reasonably available; (2) officers and directors of Marquis or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (3) in satisfaction of its obligations to provide the liability insurance, Professional may purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage. In no event shall Professional be required to expend for the tail insurance a premium amount in excess of 300% of the annual premiums paid by Marquis for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Professional will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.
Agreement Not to Solicit Other Offers
Marquis has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, and employees not to: initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information concerning its and its subsidiaries’ business, properties or assets (“Marquis confidential information”); to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger or consolidation or other business combination involving Marquis or any of its significant subsidiaries in which any third-party would acquire more than 20% of the voting power of Marquis or the surviving entity in such merger or business combination, or any proposal to acquire more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Marquis and its significant subsidiaries taken as a whole (an “acquisition proposal”).
However, the merger agreement provides that at any time prior to the approval of the merger agreement by the Marquis shareholders, if Marquis receives a bona fide, written acquisition proposal that did not result from a breach of Marquis’s non-solicitation obligations and that the Marquis board of directors determines in good faith constitutes or is reasonably likely to result in a superior proposal (as defined below), then Marquis may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable in the aggregate to Marquis than the confidentiality agreement entered into by Marquis and Professional prior to the execution of the merger agreement; (ii) furnish Marquis confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement, provided that Marquis provides Professional, prior to or substantially concurrently with the time such information is provided or made available to such person, any Marquis confidential information furnished to such other person that was not previously furnished to Professional; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Marquis board of directors determines in good faith (following consultation with counsel) that failure to take such actions would or would be expected to cause the Marquis board of directors to breach its fiduciary duties under applicable law. Marquis must advise Professional in writing within 24 hours following receipt of any acquisition proposal and the substance thereof and must keep Professional reasonably apprised of any related developments, discussions and negotiations on a reasonably current basis.
A “superior proposal” means a written acquisition proposal that the Marquis board of directors concludes in good faith is more favorable from a financial point of view to the Marquis shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood and timing of consummation of such transaction on the terms set forth in such proposal and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law); provided that for purposes of the definition of superior proposal all references to 20% in the definition of acquisition proposal are deemed to refer to 80%.
The merger agreement generally prohibits the Marquis board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Professional the recommendation of the Marquis board of directors set forth in this joint proxy statement/prospectus that the Marquis shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Professional such recommendation). At any time prior to the approval of the merger agreement by the Marquis shareholders, however, the Marquis board of directors may effect a change in recommendation in response to a superior proposal or an intervening event (defined below), in each case, if the Marquis board of directors concludes in good faith after consultation with outside legal advisors that the failure to take such action would reasonably be expected to cause the Marquis board of directors to breach its fiduciary duties under applicable law. The Marquis board of directors may not make a change in recommendation unless: (1) Marquis has given Professional at least 5 business days’ prior written notice of its intention to take such action and before making such change in recommendation; (2) if such change in recommendation is in response to a superior proposal, Marquis has negotiated in good faith with Professional during the notice period (to the extent Professional wishes to negotiate) to enable Professional to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal; (3) if such change in recommendation is in response to an intervening event, during such 5 business day period, if requested by Professional, Marquis shall engage in good faith negotiations with Professional to amend the merger agreement in such a manner that obviates the need for a change in recommendation as a result of the intervening event; and (iv) if such change in recommendation is in response to a superior proposal, the Marquis board of directors determines in good faith (after consultation with counsel) that such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by Professional.
An “intervening event” means a material event or circumstance (other than an event or circumstance relating to an acquisition proposal, changes in general economic, political or financial conditions or markets or changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof) that was not known to the Marquis board of directors on this date of the merger agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by the Marquis board of directors as of the date of the merger agreement), which event or circumstance, or any material consequences thereof, become known to the Marquis board of directors prior to the approval of the merger agreement by the Marquis shareholders.
If the Marquis board of directors makes a change in recommendation, and the merger agreement is subsequently terminated, Marquis could be required to pay Professional a termination fee of  $4 million in cash. See “— Termination,” and “— Termination Fee.”

Professional is also required to include in this joint proxy statement/prospectus its recommendation that Professional shareholders approve the issuance of Professional Class A common stock to be issued in the merger, unless including such recommendation would violate applicable law or be inconsistent with Professional board of directors’ fiduciary duties. If the Professional board of directors makes a change in recommendation, and the merger agreement is subsequently terminated, Professional could be required to pay Marquis a termination fee of  $4 million in cash. See “— Termination,” and “— Termination Fee.”
Representations and Warranties
The merger agreement contains generally customary representations and warranties of Professional and Marquis relating to their respective businesses. The representations and warranties of each of Professional and Marquis have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by an investor; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Professional and Marquis to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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ownership of subsidiaries;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

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regulatory approvals required in connection with the merger;

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reports filed with governmental entities;

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financial statements;

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absence of a material adverse effect on each party since December 31, 2016;

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compliance with laws and the absence of regulatory agreements;

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material contracts and the absence of defaults with respect to such material contracts;

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the inapplicability to the merger of state takeover laws;

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employee benefit plans;

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regulatory approvals;

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financial advisor opinions;

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus;

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litigation;

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labor matters;

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environmental matters;

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loan matters;

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intellectual property;

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transactions with affiliates;

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derivative instruments and transactions;

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trust business and corporate fiduciary matters;

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taxes;

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Community Reinvestment Act compliance;

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maintenance of insurance policies;

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title to assets;

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investment portfolio;

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accuracy of books and records;

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absence of actions or omissions by present or former directors, officers, employees or agents that would give rise to a claim for indemnification; and

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fees paid to financial advisors.

Professional also has represented to Marquis that it will have sufficient cash and shares of Professional Class A common stock available for issuance to satisfy its obligations under the merger agreement and consummate the transactions contemplated by the merger agreement.
Certain of the representations and warranties of Marquis and Professional are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to Professional or Marquis, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (1) is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; provided, however, that, with respect to this clause (1), a “material adverse effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of the merger agreement in GAAP or regulatory accounting requirements, (B) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental entities of general applicability to companies in the industry in which such party and its subsidiaries operate, (C) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory thereof, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets or changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States, and including changes to any previously correctly applied asset marks resulting therefrom, in each case generally affecting other companies in the industry in which such party and its subsidiaries operate, (D) the execution or public disclosure of the merger agreement or the transactions contemplated thereby or the consummation thereof, including the impacts thereof on relationships with customers and employees (provided that this clause (D) does not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution or public disclosure of the merger agreement or the transactions contemplated thereby or the consummation thereof) or (E) any action taken by such party with the other party’s written consent or any action taken by such party that is required by the merger agreement (other than pursuant to such party’s general obligation to operate in the ordinary course of business prior to the closing), except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been or may be a material adverse effect); or (2) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated by the merger agreement or to perform its agreements or covenants thereunder.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of Professional and Marquis to complete the merger are subject to the satisfaction of the following conditions:
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the approval of the merger agreement by Marquis shareholders and the approval of the Professional share issuance in connection with the merger by Professional shareholders;

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the authorization for listing on the Nasdaq Global Market of the shares of Professional Class A common stock to be issued in the merger, subject to official notice of issuance;

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the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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all regulatory approvals from the Federal Reserve and any other regulatory approval required to consummate the merger, the failure of which to obtain would reasonably be expected to have a material adverse effect on the combined company, shall have been received and remain in full force and effect and all statutory waiting periods shall have expired, and no such approval shall have resulted in the imposition of any materially burdensome regulatory condition;

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the accuracy of the other party’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that individually or in the aggregate would not reasonably be expected to have a material adverse effect on such party;

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the performance in all material respects by the other party of its respective obligations under the merger agreement;

the absence of any event since the date of the merger agreement which is expected to have or result in a material adverse effect on the other party; and
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receipt by each party of an opinion of its tax advisor to the effect that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code.

Additional Closing Condition for the Benefit of Marquis.   In addition to the mutual closing conditions, Marquis’s obligation to complete the merger is subject to the satisfaction or waiver of the condition that Professional shall have closed an underwritten public offering of Professional Class A common stock pursuant to an effective registration statement under the Securities Act on Form S-1 or any similar or successor form.
Assumption of Marquis Subordinated Notes
Upon the effective time, Professional will assume due and punctual payment of the principal of and any premium and interest on Marquis’s 7% Fixed-to-Floating Rate Subordinated Notes Due 2026 in the principal amount of  $10,000,000 according to their terms, and the due and punctual performance of all covenants and conditions on the part of Marquis to be performed or observed pursuant to the notes. Professional and Marquis have agreed to cooperate and use reasonable best efforts to sign and deliver any documents required to make the assumption effective as of the effective time.

Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Marquis shareholders, as follows:
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by mutual written consent of Professional and Marquis in a written instrument authorized by the boards of directors of Professional and Marquis;

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by either Professional or Marquis, if  (1) any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (2) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

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by either Professional or Marquis, if the merger has not been completed by August 9, 2020, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

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by either Professional or Marquis, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement that would, individually or in the aggregate, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 business days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

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by Professional, if the Marquis board of directors fails to recommend that the Marquis shareholders approve the merger agreement or makes a change in recommendation, or if Marquis materially breaches the provisions of the merger agreement relating to third party acquisition proposals, as described under “— Agreement Not to Solicit Other Offers”;

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by Professional, if the Marquis shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or at an adjournment or postponement thereof;

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by Marquis, if the Professional board of directors fails to recommend that Professional shareholders approve the Professional share issuance in connection with the merger or withdraws or modifies, in a manner adverse to Marquis, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Marquis such recommendation; and

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by Marquis, if the Professional shareholders fail to approve the Professional share issuance in connection with the merger at a duly held meeting of such shareholders or at an adjournment or postponement thereof.

Termination Fee
Marquis must pay Professional a termination fee of  $4 million:
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if the merger agreement is terminated by Professional because the Marquis board of directors did not recommend that the Marquis shareholders approve the merger agreement or made a change in recommendation, or because Marquis materially breached the provisions of the merger agreement relating to third party acquisition proposals, as described under “— Agreement Not to Solicit Other Offers”; and

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if the merger agreement is terminated by Professional because the Marquis shareholders failed to approve the merger agreement and, if prior to the Marquis special meeting, there is a publicly announced and not publicly withdrawn acquisition proposal and, within 12 months of such termination, Marquis or any of its significant subsidiaries enters into a definitive agreement with respect to an acquisition proposal or completes an acquisition proposal.
Professional must pay Marquis a termination fee of  $4 million:
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if the merger agreement is terminated by Marquis because the Professional board of directors did not recommend that the Professional shareholders approve the Professional share issuance in connection with the merger or withdraws or modifies, in a manner adverse to Marquis, such recommendation or makes or causes to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Marquis such recommendation; and

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if the merger agreement is terminated by Marquis following a material breach by Professional of its obligations with respect to obtaining regulatory approvals for consummation of the merger (excluding any delay in or failure to launch or complete an initial public offering of Professional Class A common stock, due to market conditions, SEC review or comments, or other factors outside the control of Professional, or a failure to comply with the provisions therein that provide for a specific filing deadline with respect to applications or filings with governmental entities).

Except in the case of a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.
Waiver; Amendment
The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the Marquis or Professional shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Marquis or Professional shareholders, there may not be, without further approval of the Marquis or Professional shareholders, any amendment of the merger agreement that requires further approval under applicable law.
At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (1) extend the time for the performance of any of the obligations or other acts of the other party; (2) waive any inaccuracies in the representations and warranties contained in the merger agreement on the part of the other party; or (3) waive compliance with any of the agreements or conditions contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.
Expenses
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Professional and Marquis will bear equally the costs and expenses of printing and mailing this joint proxy statement/prospectus and Professional has paid the filing fee for the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This section describes the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Marquis common stock that exchange their Marquis common stock for Professional Class A common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following discussion applies only to U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold Marquis common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired Marquis common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise dissenters’ rights or holders who actually or constructively own more than 5% of Marquis common stock).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Marquis common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Marquis common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Marquis common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.
Tax Consequences of the Merger Generally
It is a condition to the obligation of Professional to complete the merger that Professional receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Marquis to complete the merger that Marquis receive an opinion from Crowe

LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by Professional and Marquis and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. Professional and Marquis have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Accordingly, and on the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Marquis common stock for Professional Class A common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional Professional Class A common stock (as discussed below). The aggregate tax basis of the Professional Class A common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the Marquis common stock you surrender in the merger. Your holding period for the Professional Class A common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the Marquis common stock that you surrender in the merger. If you acquired different blocks of Marquis common stock at different times or at different prices, the Professional Class A common stock you receive will be allocated pro rata to each block of Marquis common stock, and the basis and holding period of each block of Professional Class A common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Marquis common stock exchanged for such block of Professional Class A common stock.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of Professional Class A common stock, you will be treated as having received such fractional share of Professional Class A common stock pursuant to the merger and then as having sold such fractional share of Professional Class A common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Professional Class A common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of Marquis common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
If you are a non-corporate Marquis shareholder, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Marquis shareholders are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

BUSINESS OF PROFESSIONAL
Unless the context requires otherwise, references in this “Business of Professional” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
Our Company
We are a financial holding company incorporated in 2014 and headquartered in Coral Gables, Florida. We operate primarily through our wholly owned subsidiary, Professional Bank, a Florida state-chartered bank, which commenced operations in 2008. In 2014, we effectuated a statutory share exchange pursuant to which Professional Holding Corp. became the bank holding company for Professional Bank. We focus on providing creative, relationship-driven commercial banking products and services designed to meet the needs of our clients. Our clients are small to medium sized businesses, the owners and operators of these businesses, and other professionals, entrepreneurs and high net worth individuals.
We believe that we have developed a reputation in our market for highly customized services and we continue to seek new ways to meet our clients’ financial needs. We offer a full line of deposit products, cash management services and commercial and residential loan programs, as well as online/digital and mobile banking capabilities. We firmly believe our clients place value on our local and timely decision-making, coupled with the high quality service that we provide. Approaching our clients’ challenges from a different point of view is at the heart of our culture, as our bankers are extremely familiar with our clients’ businesses, enabling us to more accurately assess risk, while developing mutually acceptable credit structures for the bank and its clients.
We currently conduct our banking operations from five branches and four loan production offices located exclusively in the Miami-Fort Lauderdale-West Palm Beach or Miami-Dade metropolitan statistical area, or MSA, which encompasses three rapidly growing counties in Florida: Miami-Dade, Broward, and Palm Beach counties. The banking industry in this market has experienced significant consolidation, with approximately 50% of banks being consolidated during the last 10 years, which has afforded us significant growth opportunities. Today, as measured by total assets, we are the sixth largest independent community bank headquartered in South Florida. As of September 30, 2019, we had total assets of  $963.2 million, total net loans of  $764.7 million, total deposits of  $823.1 million and total shareholders’ equity of $78.0 million.
On August 9, 2019, we entered into a definitive merger agreement to acquire Marquis and its wholly owned subsidiary, Marquis Bank, a Florida state-chartered bank. The acquisition of Marquis Bank will add three branches to our Miami-Dade MSA footprint, and on a pro forma basis would make us the 12th largest independent community bank in Florida and the fourth largest independent community bank in South Florida. Upon completion of this acquisition, which is subject to several customary closing conditions, including, among others, regulatory approval, both companies’ shareholder approval, the closing of our initial public offering, and the filing of an effective registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued in the merger, the pro forma combined institution is expected to have approximately $1.6 billion in total assets, excluding purchase accounting adjustments, total net loans of  $1.3 billion and total deposits of  $1.4 billion as of September 30, 2019, excluding purchase accounting adjustments. We received regulatory approval for the proposed merger from the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation on November 12, 2019 and December 10, 2019, respectively.
In late October 2019, we opened our Digital Innovation Center in Cleveland, Ohio to support our investments in technology and infrastructure and to continue enhancing our service offerings. It is staffed by former employees of national banking institutions and global consulting firms with experience in banking technology and growth strategies. We recently released our first Apple Watch app, a person-to-person, or P2P, payment service with immediate clearing capabilities that can be used with any other bank in the country. We plan to use our technology platform to create a comprehensive digital bank, including enabling the opening of online accounts through our website. We believe that our technology platform will allow us to compete with larger financial institutions by offering a cutting-edge digital client experience that can be specifically tailored to multiple demographics, while also continuing the customized concierge service that our clients have come to expect.

We believe our investments in people, our platform and technology, as well as our ongoing efforts to attract talented banking professionals, will facilitate future growth and enhanced profitability. Our focus, culture, brand and reputation throughout our market enhance our ability to continue to grow organically, successfully recruit talented bankers and pursue opportunistic acquisitions throughout Florida in the future.
Our History and Growth
Professional Bank was founded in 2008 by a diverse group of entrepreneurs and banking professionals who lived and worked in our South Florida market. We set out to create a bank that is in sync with the local business community, employing properly incentivized and creative bankers who understand how to interact with sophisticated clients with complex banking needs. We began banking operations from a single branch in South Miami and have since expanded organically, opening four additional branches and four additional loan production offices in South Florida. Our expansion has largely been driven by our ability to recruit seasoned bankers and banking teams to our platform, while raising the necessary capital and adding the infrastructure to support these bankers. Important milestones in our operating history include the following:
2008
•
Professional Bank raised $13.9 million in capital and commenced banking operations from a single branch in South Miami, FL.

•
Abel L. Iglesias joined the Bank as an Executive Vice President and Chief Lending Officer in April

2013
•
Abel L. Iglesias joined the Bank as an Executive Vice President and Chief Lending Officer in April

•
Hired a team from a South Florida-based regional bank in May

•
Daniel R. Sheehan, one of our founders, appointed as Chairman of the Bank Board of Directors, or Bank Board, in September and, in connection with our Bank Board and management team, developed a growth and expansion strategy for the Bank

•
Ended the year with approximately $217 million in total assets

2014
•
Opened our second branch in Coral Gables, FL in January, and relocated our headquarters

•
Completed a $3.3 million private placement in February

•
Effectuated a share exchange to form Professional Holding Corp., with Professional Bank as its wholly owned subsidiary. Daniel R. Sheehan named Chairman and CEO of Professional Holding Corp.

2015	• Reported total assets in excess of $250 million as of March 31 • Completed a $15.0 million private placement in April
2016
•
Hired a commercial and industrial, or C&I, banking team from a large national bank to establish our Palm Beach Gardens, FL loan production office in February

•
Established a SBA department with bankers from a large regional bank in February

•
Abel L. Iglesias assumed the role of President and Chief Executive Officer of the Bank following the unexpected passing of the Bank's then President and Chief Executive Officer in September

•
Completed a core system conversion to CSI enabling a foundation for greater technological flexibility

2017
•
Completed an $18.9 million private placement in February

•
Hired a private banking team from a large national bank to establish our loan production office in Boca Raton, FL in March

•
Opened a loan production office in Fort Lauderdale, FL in October

•
Converted our Palm Beach Gardens, FL loan production office to a full-service branch in November

•
Reported total assets in excess of  $500 million as of December 31

2018
•
Hired a senior banker from a large national bank in February to establish a West Palm Beach, FL loan production office, which opened in April

•
Hired a new Chief Risk Officer and Chief Credit Officer

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Hired a banking team from a large national bank in April for our Dadeland branch (which opened in 2019)

•
Hired senior bankers from a large Southeastern regional bank for our Palm Beach Gardens, FL branch in October

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Hired a banking team from a large, Southeastern regional bank for our Fort Lauderdale, FL loan production office in October

•
Completed a $20.0 million private placement in December

2019
•
Hired a private banking team from a large South Florida-based bank in January to establish our Doral, FL loan production office, which opened in July

•
Hired treasury management bankers from a large, Southeastern regional bank in the first quarter

•
Converted our existing loan production office in Boca Raton, FL into a full-service branch in May

•
Opened our fifth branch in Miami, FL (Dadeland) in May

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Hired the former president of a South Florida-based community bank and a team from a large national bank in May to establish Wellington, FL loan production office, which opened in July

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In preparation of our initial public offering to more accurately reflect his functional role, Daniel R. Sheehan assumed the title of Chief Executive Officer of the Bank in July with Abel L. Iglesias remaining as President and assuming the additional role of Chief Operating Officer of the Bank

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Announced a pending merger with Marquis Bancorp, Inc. on August 12

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Reported total assets of  $963.2 million as of September 30

•
Opened our Digital Innovation Center in Cleveland, OH on October 28

The following chart illustrates our growth by location type (branch and loan production office) as well as employee headcount.
Location Growth by Type and Full Time Equivalent Employee Growth

Our expansion has led to strong balance sheet growth. Our total assets have increased from $302.0 million as of December 31, 2015 to $963.2 million as of September 30, 2019. On a pro forma basis, as of September 30, 2019, our pending acquisition of MBI would increase our total assets to approximately $1.6 billion, excluding purchase accounting adjustments. The following chart illustrates our compound annual growth rate, or CAGR.
Total Assets

$1,800
$1,500
$1,200
$900
$600
$300
$0
Standalone
CAGR: 36.2%
$302
$385
$547
$730
$963
$1,640
Dec-15
Dec-16
Dec-17
Dec-18
9/30/2019
Pro Forma(1)
9/30/2019
Total Assets ($mm)

(1)
Excluding purchase accounting adjustments.

We believe we are well positioned to continue to grow organically, through opportunistic lift-outs of high-performing banking teams and acquisitions of other banks in both current and new markets. Although we have undertaken significant efforts to grow the size of our institution recently, this growth has come at a cost to our earnings performance due to an increase in noninterest expense over the same period. To illustrate, our noninterest expense increased 145.7% from $8.1 million for the 12 months ended December 31, 2015, to $19.9 million for the 12 months ended December 31, 2018, while our net interest income, one of the primary drivers of our earnings, increased 127.5% from $9.6 million for the 12 months ended December 31, 2015 to $21.9 million for the 12 months ended December 31, 2018. This has also resulted in an increasing trend in our efficiency ratio from 80.23% to 83.50% over the same period. During the first nine months of 2019, we have continued to experience similar trends with our noninterest expense, net interest income, and efficiency ratio, which were $20.1 million, $20.6 million, and 88.4%, respectively, for the nine months ended September 30, 2019. The increase in our noninterest expense since December 31, 2015 was primarily due to increases in salary and benefit expense due to increased employee headcount, largely due to our hiring of new production teams from other financial institutions, as well as increasing occupancy and equipment expense related to the opening of new branches and loan production offices as we expanded our footprint in South Florida. For additional detail related to these trends, see “Selected Historical Consolidated Financial Information of Professional.” We expect that our historic growth of bank teams and infrastructure will allow us to grow our net interest income and earnings without significant increase in our expenses leading to increased profitability in the future. However, there are no assurances that we can achieve increased profitability in the future.
Our Business Strategy
Our business strategy is comprised of the following components:
Organic Growth in Our Attractive Market.   Our organic growth strategy to date has primarily focused on gaining market share in the South Florida market. For several reasons, including a business friendly and low tax environment, strong population growth, and an unemployment rate that is currently below the national average, we believe our market provides abundant opportunities to continue to expand our client base, grow loans and deposits and gain overall market share. Our team of bankers has been an important factor contributing to our organic growth by both broadening our bandwidth with existing clients and expanding our client base. Our team has a track record of originating quality loans, evidenced by our relatively low level of nonperforming assets and credit losses since our strategic pivot in 2013, and durable deposit relationships through a variety of channels in our market while maintaining a premier client experience. The depth of our team’s market knowledge and long-term relationships in the South Florida market are the keys to our strong referral network.
As a result of consolidation in the banking industry in Florida, we believe that there are few locally-based banks that are dedicated to providing our level of sophistication and service to small to medium sized businesses, the owners and operators of these businesses as well as other professionals, entrepreneurs and high net worth individuals in our current and future markets. Since 2005 through the end of the third quarter of 2019, the number of Florida-based community banks has decreased from approximately 300 to 109.

Florida Banking Market Overview

Note: Mergers include completed transactions only; New Charters include approved applications only
(1)
Source: FDIC Decisions on Bank Applications

(2)
Source: FDIC Failed Bank List

(3)
Source: S&P Global Market Intelligence. Include U.S. Bank, Savings Bank and Thrift completed, whole-entity transactions where the target was headquartered in the state of Florida and the completion date was between 1/1/2005 and 9/30/2019; Excludes acquisitions where the acquired bank was not consolidated into the acquiring financial institution.

(4)
Source: FDIC Statistics on Depository Institutions Report

This consolidation has allowed us to hire talented bankers in our market and we will continue to seek out such bankers and teams of bankers who prefer a local, independent, and agile platform to that of a more bureaucratic, regional financial institution. Our goal is to continue our growth to service increasingly larger and sophisticated clients, while remaining agile enough to be a superior, speed-based competitor in acquiring new clients. In an effort to keep our operating costs low while continuing to seek opportunities for growth, we have typically established new banking teams in lower cost loan production offices before committing to opening a more expensive full-service branch. By establishing banking teams in lower cost loan production offices, we are able to avoid long-term lease commitments, costly branch improvements and related costs until our new banking team has attracted a sufficient number of banking relationships and earning assets. Once the newly hired team achieves a certain financial scale, we evaluate the economics of opening a full-service branch. This strategy has allowed us to achieve significant growth while prudently managing our expansion costs and maintaining our strong credit quality.

Current Locations	Date Loan Production Office (LPO) Opened	Date of Branch Opening / Conversion	Total Deposits as of September 30, 2019 (thousands)
South Miami	—	Aug. 2008	$306,683
Coral Gables	—	Jan. 2014	$227,958
Palm Beach Gardens	Feb. 2016	Nov. 2017	$204,558
Boca Raton	Mar. 2017	May 2019	$71,161
Fort Lauderdale LPO	Oct. 2017	—	—
West Palm Beach LPO	Apr. 2018	—	—
Dadeland	—	May 2019	$12,705
Doral LPO	Jul. 2019	—	—
Wellington LPO	Jul. 2019	—	—
We believe both culture and brand are at the core of our messaging when attracting and retaining both bankers and clients. We believe continued consolidation throughout Florida will provide us with additional opportunities to grow in both our current footprint and beyond into other Florida metropolitan areas. To capitalize on these opportunities, we intend to (i) continue to evaluate lift-outs of high-performing banking teams (ii) leverage the relationships and contacts of our existing bankers to identify and target suitable business and individual clients, and (iii) develop comprehensive banking relationships with these businesses and individuals by delivering competitive banking products and services comparable to that of larger institutions while providing the superior client service expected of a smaller community bank.
Strategic Acquisitions.   We will continue to selectively evaluate acquisitions to complement our organic growth opportunities, and believe having a publicly traded common stock will improve our ability to compete for those acquisitions. We believe that many small to medium sized banking organizations in the larger Florida market face significant scale and operational challenges, regulatory pressure, management succession issues and shareholder liquidity needs which may make them potential acquisition targets. According to the FDIC, as of September 30, 2019, there were 92 banks and thrifts headquartered in Florida, each with total assets of less than $1.5 billion, collectively totaling approximately $32.5 billion in assets. Of those 92 institutions, 30 were headquartered in the Miami-Dade MSA with aggregate assets totaling approximately $13.3 billion. We believe that most of the other potential acquirors in our market are significantly larger banking institutions compared to us, which we believe makes us an attractive potential acquiror for many of these small to medium sized banking organizations in the Florida market. As a result, with the option of using publicly traded stock as currency, we believe we will have a distinct competitive advantage versus most of the larger competitors throughout Florida.
On August 9, 2019, we entered into a definitive merger agreement with Marquis. This acquisition fits into our business strategy of supplementing our organic growth with strategic acquisitions. Provided that we consummate our acquisition of Marquis, we will significantly increase our balance sheet size, add more talented bankers to our team and, we believe, immediately enhance our earnings and operating efficiency. As of September 30, 2019, on a pro forma basis, this acquisition would have increased our total assets to approximately $1.6 billion, excluding purchase accounting adjustments. Subject to regulatory approval, both companies’ shareholder approvals, the closing of our initial public offering, the filing of an effective registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued in the merger, and other customary closing conditions, we expect this pending acquisition to close in early 2020. We received regulatory approval for the proposed merger from the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation on November 12, 2019 and December 10, 2019, respectively. For additional discussion of the acquisition of Marquis, see the section of this joint proxy statement/prospectus captioned “Business of Professional — Recent Developments.”
Continue to Improve Operational Efficiency and Increase Profitability.   We are committed to enhancing our profitability, which historically has been impacted by our ambitious growth and investments in our platform. Between December 31, 2015 and September 30, 2019, our total assets increased from $302.0 million to $963.2 million. The growth in total assets was accompanied by a 238% increase in full-time employees and the expansion from two branch locations to nine banking locations. As a result of this rapid growth, our average return on average assets and our average efficiency ratio were 0.39% and 76.5%, respectively, for the four fiscal years ended December 31, 2015 to 2018. For the nine months ended September 30, 2019, our ROAA and efficiency ratio were 0.21% and 88.4%, respectively.
While our investments in personnel and infrastructure have limited our profitability in recent years, we believe we are positioned for continued balance sheet growth and higher profitability without significant additional capital investments. We have also created an operating platform, which is expected to improve our operating efficiencies in the areas of technology, data processing, regulatory compliance and human resources. Our Digital Innovation Center, which is tasked with collaborating with leading-edge financial technology, or fintech, firms, payment vendors, other financial firms and our core provider to develop or integrate best-in-class technology, will also help to improve our productivity, workflows, communication and efficiency, while enhancing our client experience and broadening our digital service offerings.
Furthermore, we believe that our acquisition of Marquis will further enhance our efficiency and profitability by improving our ability to achieve operational efficiencies and cost savings by integrating MBI’s operations into our existing operations, including branch locations, leveraging our ability to grow organically through offering our products and services to existing Marquis clients, and positioning us to benefit from increased credit portfolio diversity and lending capacity.
Our Competitive Strengths
We believe our competitive strengths include the following:
Experienced Leadership.   Our management team has significant banking experience in our market and the entrepreneurial drive to continue managing our expansion. Chairman and Chief Executive Officer, Daniel R. Sheehan, Bank President, Abel Iglesias, Chief Information/Digital Officer, Ryan Gorney, Chief Financial Officer, Mary Usategui, Chief Credit Officer, Robert Regolizio, and Chief Risk Officer, Luis Castillo, have spent the vast majority of their banking careers in the Florida market we serve. We believe that the reputational capital, social networks, market knowledge and relationships of these seasoned officers differentiates us from many of the financial institutions with which we compete.
•
Daniel R. Sheehan — Chairman and Chief Executive Officer of the Company and Bank. Mr. Sheehan was one of our founding shareholders. He has been Chairman of the Bank Board since September 2013 and Chairman of the Board and Chief Executive Officer of the Company since its inception in 2014. In 2019, Mr. Sheehan, who has over 20 years of banking experience, was also appointed by the Bank Board to serve as the Chief Executive Officer of the Bank, Mr. Sheehan also has extensive experience in institutional real estate investment throughout the United States while holding various positions at national real estate investment banks and financial intermediaries. He has significant experience in capital markets, structured finance, investment banking, community banking and shadow banking industries that has provided him with valuable strategic insight on capital flows and associated risk as well as transactional and execution experience.

•
Abel L. Iglesias — President and Chief Operating Officer of the Bank.   Mr. Iglesias has nearly 40 years of banking experience and has served as the Bank’s President since 2016 and was additionally named as the Chief Operating Officer of the Bank in 2019. Between 2016 and 2019, Mr. Iglesias served as the Chief Executive Officer of the Bank. Prior to joining Professional Bank in 2013 as Executive Vice President and Chief Lending Officer, he served as President and Chief Executive Officer of JGB Bank, N.A., a Florida-based bank with total assets of approximately $516 million, until its sale in 2013 to Sabadell United Bank, N.A. Mr. Iglesias also previously served as the Senior Executive Vice-President of BankUnited, FSB between 2003 and 2009 where he oversaw the commercial, corporate, commercial real estate and small business banking areas and was directly responsible for the day-to-day management of the Commercial Banking division and its lending groups for Miami-Dade, Broward, and Palm Beach Counties. Mr. Iglesias was also recently appointed as a board member of the Federal Reserve Bank of Atlanta’s Miami Branch.

•
Ryan L. Gorney — Chief Information Officer, Digital Officer of the Bank.   Mr. Gorney is an accomplished and proactive digital executive with a record of leading organizations through complex and strategic technological transformations, including several mergers and integrations.

Prior to joining Professional Bank, he oversaw the digital strategy for KeyBank, a $135 billion financial services company headquartered in Cleveland, Ohio from 2014 to 2016. While at KeyBank, he focused on significantly reducing annual operational expenses while also increasing its digital presence. He was a senior manager at Ernst & Young LLP from 2012 to 2014 and an executive director between 2016 and 2018. Prior to his service at KeyBank and Ernst & Young, Mr. Gorney was a senior manager at Accenture from 2003 to 2012 where he focused on providing advisory services to some of the largest financial services companies across the globe.
•
Mary Usategui — Executive Vice President and Chief Financial Officer of the Bank.    Ms. Usategui has over 15 years of banking experience and was elevated to the role of Chief Financial Officer in 2014 after having served as the Bank’s Controller since 2010. Prior to joining Professional Bank, she served in various roles with Grove Bank and Trust (formerly Coconut Grove Bank) in Miami from 2003 to 2010 leading up to her role as Senior Financial Officer. Ms. Usategui was also recently recognized by the South Florida Business Journal in 2019 as a Forty under 40 honoree.

•
Robert Regolizio — Senior Vice President and Chief Credit Officer of the Bank.    Mr. Regolizio has nearly 30 years of experience in the banking industry and specifically in credit risk management. Mr. Regolizio joined the Company in 2018 to serve as the Bank’s Senior Vice President and Chief Risk Officer. Prior to joining the Bank, Mr. Regolizio served in a wide variety of roles in credit risk and senior credit management for several institutions, including as Chief Credit Officer for Gibraltar Private Bank & Trust and Capital Bank (formerly NAFH National Bank, which was formerly Turnberry Bank) and as Credit Policy Officer for BankUnited, FSB.

•
Luis Castillo — Executive Vice President and Chief Risk Officer of the Bank.   Mr. Castillo has a wealth of experience in enterprise risk management. Prior to joining the Bank as Executive Vice President and Chief Risk Officer in 2019, Mr. Castillo served as an Enterprise Risk Executive and Senior Vice President & Audit Director at Gibraltar Private Bank & Trust. Mr. Castillo also previously served as Audit Manager at Commercial Bank of Florida and as Internal Auditor at Ocean Bank, where he began his banking career in 1994.

Complementing our experienced management team, our Board of Directors, or Board, is comprised of highly experienced professionals, many of whom have significant experience as executives at or investors in other banking and financial services companies. In addition, five of our eight directors qualify as independent under the rules of the Nasdaq Stock Market. As of December 31, 2019, our executive officers and directors, beneficially owned 22.8% of our Class A common stock, 54.7% of our Class B common stock and 26.8% of our capital stock, collectively.
Below is a short summary of our Board members’ significant experience (excluding Mr. Sheehan and Mr. Iglesias, whose biographies appear above).
Rolando DiGasbarro	• Founder and principal of Windsor Investment Holdings • Former Investment Banker for Lehman Brothers • Director since 2014
Carlos M. Garcia
•
Founder and CEO of BayBoston Managers LLC and Managing Partner of BayBoston Capital L.P.

•
Current member of the Financial Oversight and Management Board for Puerto Rico

•
Current Chairman of the Board of CFG Partners L.P.

•
Former interim President and CEO, COO and Senior Executive Vice President of Santander Bancorp; and former interim CEO, COO and President at Banco Santander Puerto Rico

•
Former President, CEO and Chairman at the Government Development Bank for Puerto Rico

•
Director since 2015

Jon L. Gorney	• Former CIO of National City Corporation • Former Chairman and CEO of National Processing Company • Director since 2017
Herbert Martens
•
Founder of Professional Bank

•
Managing Partner of Advent Associates, LLC

•
Former President and CEO for NatCity Investment & EVP Wealth Management — National City Corporation

•
Director since 2008

Dr. Lawrence Schimmel	• Founder of Professional Bank • Chief Medical Officer of Clinigence Holdings Co. • Former Chairman of MegaBank • Former CEO of Allied Health Group • Director since 2008
Anton V. Schutz	• Founder and Principal of Mendon Capital Advisors Corp. • Director since 2015
If our pending acquisition of Marquis is consummated, under the terms of the merger agreement, we have agreed to add up to five of Marquis’s directors to our Board and the Bank Board. We believe that adding experienced board members, with significant local relationships that we will be able to further leverage throughout our organization, enhances our Board and improves the prospects of the combined company.
In addition to our directors and executive management team, we believe we have strong management throughout each function of our organization. We are committed to talent development through training and promotion, which we believe will lead to the long-term continuity and tenure of our talented employees. We seek to hire people who not only have significant in-market experience and banking relationships, but also are proactive and behave and think like owners of the organization.
Strong Culture, Brand and Reputation in Our Attractive Market.   We have developed a reputation as an entrepreneurial, energetic, relationship-driven and technologically sophisticated bank in our market. The members of our management and banking teams have spent the vast majority of their careers as bankers in Florida. As a result of consolidation in the banking industry in Florida, we have been able to attract both clients and bankers who prefer a local, independent and agile platform to that of a more bureaucratic, regional financial institution. We believe that our strong culture, brand and market reputation have become and will remain a competitive advantage within our current and future markets and the core of our success in attracting and maintaining talented bankers and banking relationships. By capitalizing on the business and personal relationships of our management team and bankers and the increasing awareness of our capabilities and our brand, we believe that we are positioned for continued growth and increased profitability.
Growing Core Deposit Franchise.   Developing meaningful, primary deposit relationships with our clients is a key component of our growth strategy. We intend to continue to grow core deposits by cross-selling our products and services to our existing clients, benefitting from continued referrals generated from our current clients and from our bankers’ ability to generate banking relationships with new clients. We have an established incentive structure for our bankers to increase deposit relationships with our clients, generate fee income, and increase their outstanding loan portfolios, while maintaining strong credit quality. Our core deposits, which include all demand deposits, money market and savings accounts and time deposits under $250,000, but exclude all brokered deposits, represented approximately 94.5% of our total deposits as of September 30, 2019. As of September 30, 2019, our brokered deposits (classified based on regulatory reporting requirements) represented approximately 3.0% of our total deposits. Furthermore, our clients maintain significant noninterest-bearing deposits with us, which reduces our overall cost of funds. Noninterest-bearing deposits represented 22.8% of our total deposits as of September 30, 2019. Our strong deposit base serves as a major driver of our operating results, as we utilize our core deposit base primarily to fund our loan growth. Our total deposits grew from $209.4 million as of December 31, 2014 to

$823.1 million as of September 30, 2019, for a CAGR of 33.4%, while our noninterest-bearing deposits grew from $47.4 million as of December 31, 2014 to $187.9 million as of September 30, 2019, for a CAGR of 33.6%. Noninterest-bearing deposits grew by approximately 59.0% annualized for the first nine months of 2019. We believe that our ability to grow core deposits is a distinguishing and valuable competitive advantage. Additionally, we believe our proposed acquisition of Marquis will provide additional opportunities for organic growth through our ability to offer our products and services to Marquis Bank’s clients.
Strong Credit Culture.   Our disciplined implementation of comprehensive policies and procedures for credit underwriting and administration has enabled us to maintain strong asset quality during our growth. Our total loans increased from $248.5 million as of December 31, 2015 to $771.9 million as of September 30, 2019, representing a CAGR of 35.3%. Over this period, we have experienced no cumulative net charge-offs. We manage the risk in the portfolio with what we believe to be prudent underwriting and proactive credit administration. Our credit philosophy is centered on maintaining a low basis in collateral, while avoiding concentrations of underlying collateral types that have demonstrated historical price volatility. We firmly believe this methodology leads to above average earnings durability and liquidity, as it is easier to liquidate low-leverage loans with easily understood underlying collateral. We employ the requirement of key-man insurance when appropriate, impose sensible debt and leverage covenants, and stress overall cash flow assumptions across the client’s business operations, to arrive at reasonable debt service and repayment assumptions. Our tiered underwriting structure includes progressive levels of individual loan authority, concurrent authority and committee approval. Our loan review function performs regular loan reviews and identifies early warning indicators to proactively monitor the loan portfolio. Pursuant to our credit policy, we undertake a comprehensive review of each borrower’s financial condition and capacity for repayment, a realistic assessment of collateral values, and assess other relevant risks in connection with each extension of credit. As part of our credit process, we analyze, among other things, current financial information on the borrower, guarantor (if any), and underlying collateral (if applicable based on loan type) to determine if such information supports our ultimate credit decision. For commercial real estate loans, we analyze operating cash flows and underlying collateral value, as well as the financial condition of the borrower’s applicable principals from whom we customarily request personal guaranties. For commercial loans, we analyze the borrower’s cash flows for both the underlying project and globally. For residential real estate loans, we analyze each borrower’s ability to repay as well as the value of the underlying collateral. For consumer loans, we obtain and review updated salary, credit history and cash flow information for the borrower. Current market and other conditions are also considered in our credit decisions. Following a comprehensive credit analysis, we determine the appropriate loan structure under the circumstances. For additional information regarding our credit policy and our policies and procedures thereunder, see “Management’s Discussion and Analysis and Analysis of Financial Condition and Results of Operations of Professional — Financial Condition — Loan Portfolio.” We intend to continue to emphasize and adhere to these procedures and controls as we grow our loan portfolio, which we believe have contributed to the absence of net charge-offs. From January 1, 2014, we have had cumulative charge-offs of  $14,000 and cumulative recoveries of  $27,000. Our nonperforming assets to total assets ratio was 0.49% and 0.00% as of September 30, 2019 and December 31, 2018, respectively, while our net charge-offs to average loans outstanding was 0.00% during the first nine months of 2019 and 0.00% from January 1, 2016 through December 31, 2018. Our weighted-average loan-to-value ratio for collateralized loans was 53.8% as of September 30, 2019.

Gross Loans and Weighted LTV ($ in millions)

We expect that we will be able to continue our commitment to maintaining a strong credit culture with the combined institution following the closing of the proposed merger with Marquis. Based on our due diligence, we believe that Marquis shares a credit philosophy regarding credit that is similar and complementary to ours, such as Marquis’s focus on loan-to-value ratios, debt service coverage ratios, and practical and appropriate debt structures and covenants, among other things. This similarity is exhibited by, among other things, Marquis’s relatively low level of nonperforming assets, which represented 0.27% and 0.32% of MBI’s total assets as of September 30, 2019 and December 31, 2018, respectively, and net charge offs (recoveries) of  (0.01%) and 0.09% of average loans for the nine months ended as of September 30, 2019 and the year ended December 31, 2018, respectively.
Scalable Platform; Technology Innovation.   Since our inception, we have focused on establishing a strong and scalable banking platform to support our dynamic growth. Utilizing the substantial prior experience of our management team and employees, we believe that we have built a scalable corporate infrastructure, including technology and banking processes, capable of supporting future organic growth and acquisitions, such as our pending acquisition of Marquis, while improving our operational efficiencies. We believe that our strong capital and asset quality position will allow us to grow and that our scalable operating platform will allow us to manage that growth effectively, resulting in greater efficiency and improved profitability.
To capitalize on our scalable operating platform, we opened our Digital Innovation Center in Cleveland, Ohio in late October 2019, which is staffed by former employees of national banking institutions and global consulting firms with experience in banking technology and growth strategies. The technology team is focused on collaborating with leading-edge fintech firms, payment vendors, other financial firms and our core provider to develop, or integrate, best-in-class technology to improve our productivity, workflows, communication and efficiency, while enhancing our client experience and broadening our digital service offerings.
We believe our technological capabilities offer our clients a unique and convenient banking experience that many community banks of our size do not offer. For example, in 2019, the Bank released its first Apple Watch app, a P2P payment service, with immediate clearing capabilities that can be used with any other bank in the country. We plan to use our technology platform to create a comprehensive digital bank, including enabling the opening of online accounts through our website.
As we continue to expand and prepare for future technology needs, we have invested resources to meet the needs of an increasingly changing market where banking services are delivered digitally. We believe technology will be an important driver in maintaining and expanding client relationships in the future and will help us compete effectively for future loan and deposit growth.

Our Market
The Miami-Dade MSA, which encompasses Miami-Dade, Broward, and Palm Beach counties, is among the most vibrant in the United States, characterized by a rapidly growing population, a high level of job growth, an affordable cost of living and a pro-growth business climate. The Miami-Dade MSA is one of the top MSAs in the Southeast as measured by both deposits and by population and is one of the largest business markets in Florida. According to S&P Global Market Intelligence estimates, Florida is the third most populous state in the United States and approximately 29% of the population of Florida resides in the Miami-Dade MSA. Florida continues to experience significant population and employment growth on a statewide basis, with the state’s population increasing from 12.9 million in 1990 to an estimated 21.8 million in 2020. Additionally, according to the Federal Reserve, Florida has the fourth largest contribution to gross domestic product (GDP) by state in the United States, equating to the 17th largest economy in the world. The Miami-Dade MSA has the 12th largest contribution to GDP by MSA in the United States according to the U.S. Bureau of Economic Analysis based on 2017 data, the most recent available. This continued growth of the Florida market, as well as the consolidation in the banking industry within the state provides us with exciting opportunities for growth.
A Leading Population Growth Center.   Based on the most recent estimate from the U.S. Census Bureau as of July 1, 2018, Florida is the third most populous state in the United States, behind only California and Texas, and its population is projected to grow by 6.6% from 2020 to 2025, according to S&P Global Market Intelligence estimates. The Miami-Dade MSA is the 7th largest metropolitan area in the nation by population as of July 1, 2018, based on data from the United States Census Bureau. Population in the market is projected to grow by 6.3% from 2020 to 2025, compared to 3.3% for the nation as a whole, according to S&P Global Market Intelligence estimates. We believe that changes in the federal tax code, including the limitation on state and local tax deductions, combined with the absence of a personal state income tax, has prompted people to migrate to the state. According to the U.S. Census Bureau, from July 1, 2017 to July 1, 2018, Florida had the highest level of net domestic migration of any state. The following table shows demographic information for our market and highlights Florida’s growth statistics compared to the United States as a whole.
Market Statistics

Market Area	Total Population 2020 (Estimated)	Change 2010 – 2020 (%)	Change 2020 – 2025 (%)	Median Household Income 2020 ($)	Projected Household Income Change 2020 – 2025 (%)	Unemployment Rate (%)
Miami-Dade County	2,834,352	13.5	6.3	53,537	12.1	3.9
Broward County	1,981,920	13.4	6.3	63,317	11.4	3.4
Palm Beach County	1,508,665	14.3	6.5	66,729	11.2	3.6
Miami-Dade MSA	6,324,937	13.7	6.3	60,197	11.5	3.5
Florida	21,794,397	15.9	6.6	58,586	11.6	3.3
United States	330,342,293	7.0	3.3	66,010	9.9	3.5

Source: S&P Global Market Intelligence & U.S. Bureau of Labor Statistics.
Attractive Business Climate Driving Robust Employment Growth.   The favorable business environment in Florida includes the business-friendly tax structure, no personal income tax and a reasonable cost of doing business. Florida serves as the corporate headquarters for nineteen Fortune 500 companies across various industries, and the Miami-Dade MSA specifically is home to eight Fortune 500 companies, including Office Depot, AutoNation and World Fuel Services. Other major companies with Latin American operations have established regional headquarters in the area as well, including American Airlines, Cannon, Cisco Systems, Hewlett-Packard, Hilton International, Microsoft, Nokia, Novartis, Visa International, and Western Union. STEM-related jobs (science, technology, engineering and mathematics) are also driving employment growth in the market. According to Business Facilities, the Miami-Dade MSA is tied for fifth nationally for growth in STEM jobs. Further, based on the most recent data (2018) from the International

Trade Administration, the Miami-Dade MSA ranked ninth nationally among MSAs for export activity with approximately $35.7 billion in total exports, which accounted for approximately 66% of Florida’s goods exported in 2018. The Miami-Dade MSA is also home to over 40 higher education institutions serving over 300,000 students while also creating the need for numerous small to medium sized businesses to service the needs of the student population in the area.
Our primary clients are small to medium sized businesses, the owners and operators of these businesses, as well as other professionals, entrepreneurs, and high net worth individuals. Small to medium sized businesses are a vital part of the market we serve in Florida. In 2017, the Miami-Dade MSA was ranked number one on the Kauffman Index for Startup Activity. With approximately 2.5 million businesses that employ fewer than 500 people, representing approximately 99.8% of total businesses, Florida ranks third in the United States in the number of businesses employing fewer than 500 people, according to data from the U.S. Small Business Administration’s Office of Advocacy for 2018. The Miami-Dade MSA alone is considered home to over 80,000 small businesses with fewer than 100 employees.
We believe the Miami-Dade MSA is a desirable market for a wide range of industries. The following table shows the diversity of employment within Miami-Dade MSA.
Miami-Dade MSA Employment Industries

Source: U.S. Bureau of Labor Statistics.
Recent Developments
MBI Acquisition
On August 9, 2019, we entered into an Agreement and Plan of Merger, or merger agreement, with Marquis and its wholly owned subsidiary, Marquis Bank, a Florida state-chartered commercial bank, providing for the merger of Marquis with and into the Company and Marquis Bank with and into the Bank in an all-stock transaction, or merger, in which shareholders of Marquis will be entitled to receive 1.2048 shares of our Class A common stock for each share of Marquis common stock.

We believe that the acquisition of Marquis will immediately enhance earnings and our operating efficiency while increasing our presence within our existing geographical footprint. Marquis Bank operates three full-service banking locations in Coral Gables, Aventura, and Fort Lauderdale, Florida, the first of which we anticipate will ultimately be consolidated with our existing Coral Gables branch.
As of September 30, 2019, Marquis had an aggregate of  $676.8 million of assets, $560.0 million of net loans, $577.9 million of total deposits and $56.4 million of total shareholders’ equity. At September 30, 2019, Marquis’s nonperforming assets (consisting of nonaccrual loans, troubled debt restructured loans, loans past due 90 days or more and still accruing interest and other real estate owned) were approximately $1.8 million, or 0.27% of total assets.
For the nine months ended September 30, 2019 and the year ended December 31, 2018, Marquis had earnings of  $5.5 million and $6.8 million, respectively. Marquis’s net interest margin for the nine months ended September 30, 2019 and year ended December 31, 2018 was 3.48% and 3.60%, respectively, its return on average equity was 13.53% and 14.38%, respectively, and its return on average assets was 1.11% and 1.13%, respectively. Marquis’s efficiency ratio for the nine months ended September 30, 2019 and the year ended December 31, 2018 was 56.9% and 55.0%, respectively. Due to the anticipated consolidation of Marquis Bank’s locations with ours along with other efficiencies, we expect that we will be able to achieve cost savings of approximately $5.0 million by the end of 2020 as a result of the merger, primarily due to an expected decrease in Marquis’s estimated salary and benefits expense of approximately $3.2 million, as well as an estimated savings of  $0.6 million of Marquis’s estimated amount non interest expense due to an expected decrease in Marquis’s director compensation and stock option expense. Marquis’s noninterest expense was $10.1 million and $12.3 million for the nine months ended September 30, 2019 and December 31, 2018, respectively.
Pursuant to the merger agreement, each of the 3,419,188 shares of Marquis’s common stock outstanding, other than shares with respect to which appraisal rights may be properly exercised, will be converted into the right to receive 1.2048 shares of our Class A common stock, with cash paid in lieu of any fractional shares. If the merger had been completed as of September 30, 2019, we expect that we would have issued approximately 4,119,438 shares of Class A common stock and no shares of our Class B common stock, assuming none of the Marquis shareholders exercised appraisal rights. In addition, all Marquis stock options granted and outstanding prior to the closing of the merger will be converted into an option to purchase shares of our Class A common stock based on the exchange ratio. In that event, former shareholders and optionholders of Marquis would own approximately 47.1% of our fully diluted shares outstanding after the consummation of the merger.
The merger is subject to conditions to closing, including the receipt of all required regulatory approvals the receipt of shareholder approval by both our shareholders and Marquis’s shareholders, the closing of our initial public offering, the filing and effectiveness of a registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued in the merger, in which a joint proxy statement relating to the meetings of the shareholders of Marquis and our shareholders will be included, and other customary closing conditions. We received regulatory approval for the proposed merger from the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation on November 12, 2019 and December 10, 2019, respectively. Substantially all of our directors and certain of Marquis’s directors have entered into voting agreements, covering approximately 35.2% of Marquis’s outstanding common stock as of September 30, 2019, pursuant to which each has agreed, subject to limited exceptions, to vote all of their shares of Marquis common stock and our Class A common stock over which they have voting power in favor of the merger. Certain non-employee directors of Marquis also entered into noncompetition and nondisclosure agreements, which generally restrict these non-employee directors from disclosing confidential information and undertaking activities competitive with those of the combined institution within Miami-Dade and Broward counties for a period of two years after the closing of the merger. If the conditions are not satisfied or waived, the merger will not occur or will be delayed and we may lose some or all of the intended benefits of the merger.
For additional discussion of the pending acquisition and for pro forma financial information related to the acquisition, see the sections of this joint proxy statement/prospectus captioned “Business of Professional —  Recent Developments” and “Unaudited Pro Forma Combined Condensed Financial Information.”

Share Repurchase
On September 5, 2019, we repurchased 200,000 shares of our Class A common stock at a price of $17.50 per share, for an aggregate purchase price of  $3,500,000 from one of our largest shareholders, De Linea CV. This repurchase was a result of an unsolicited offer by De Linea CV to us to repurchase these shares. Under the terms of the merger agreement with Marquis, we were required to obtain Marquis’s consent to consummate this repurchase, which we obtained. De Linea CV entered into a lock-up agreement in connection with our initial public offering under which it agreed not to sell or otherwise transfer its remaining shares for a period of 180 days after the completion of our initial public offering, subject to certain limited exceptions, without the prior written approval of the representatives on behalf of the underwriters.
Professional Holding Corp. Secured Revolving Line of Credit
On December 19, 2019, we entered into a new $10.0 million secured revolving line of credit with Valley National Bank, N.A. Amounts drawn under this line of credit will bear interest at the Prime Rate, as announced by The Wall Street Journal from time to time as its prime rate, and our obligations under this line of credit are secured by all of the issued and outstanding shares of capital stock of Professional Bank, which we have pledged as security. Outstanding principal and interest under the line of credit is payable at maturity on December 19, 2020. As of December 31, 2019, approximately $10.0 million was drawn under this line of credit, the proceeds of which were primarily used to provide additional capital to Professional Bank to support continued growth and also to cover expenses incurred in connection with entering into the line of credit. We expect to use a portion of the net proceeds from our initial public offering to repay all or a portion of the outstanding principal and accrued interest under this line of credit.
Government Regulation
We must comply with state and federal banking laws and regulations that control virtually all aspects of our operations. These laws and regulations generally aim to protect our depositors, not necessarily our shareholders or our creditors. Any changes in applicable laws or regulations may materially affect our business and prospects. Proposed legislative or regulatory changes may also affect our operations. Please refer to “Supervision and Regulation” for a summary of some of the laws and regulations to which we are subject. Also note that references to applicable statutes and regulations are brief summaries, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.
Employees
As of September 30, 2019 we had 135 employees, all located in the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.
Facilities
Our headquarters is located in Coral Gables, Florida. We operate through four additional full-service bank branches located in South Miami, Miami, Palm Beach Gardens, and Boca Raton. We also have loan production offices located in Doral, Fort Lauderdale, Wellington and West Palm Beach. We lease each of our locations and believe that the leases are generally on terms consistent with prevailing market terms. The following table summarizes the details of our branch and loan production office locations.
Location	Street Address	City & State
Bank Branches
Coral Gables	396 Alhambra Circle, Suite 150	Coral Gables, FL
South Miami	1518 San Ignacio Avenue	Coral Gables, FL
Palm Beach Gardens	5100 PGA Boulevard, Suite 101	Palm Beach Gardens, FL
Boca Raton	980 N. Federal Highway, Suite 100	Boca Raton, FL
Dadeland	9150 South Dadeland Boulevard, Suite 104	Miami, FL

Location	Street Address	City & State
Loan Production Offices
Doral	9690 NW 41 Street, Unit 1	Doral, FL
Fort Lauderdale	888 East Las Olas Boulevard, Suite 201	Fort Lauderdale, FL
West Palm Beach	625 North Flagler Drive, Suite 509	West Palm Beach, FL
Wellington	12008 South Shore Blvd, #108	Wellington, FL
Legal Proceedings
We are not currently subject to any material legal proceedings. We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of banking and other applicable regulations, competition law, labor laws and consumer protection laws, as well as claims or litigation relating to intellectual property, securities, breach of contract and tort. We intend to defend ourselves vigorously against any pending or future claims and litigation.
At this time, in the opinion of management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on our combined results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention and may materially adversely affect our reputation, even if resolved in our favor.
Seasonality
We do not believe our business to be seasonal in nature.
JOBS Act
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, an extended transition period for complying with new or revised accounting standards affecting public companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, reduced disclosure obligations relating to the presentation of financial statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We have availed ourselves of the reduced reporting obligations in this joint proxy statement/prospectus, and expect to continue to avail ourselves of the reduced reporting obligations available to “emerging growth companies” in future filings with the SEC.
Our Corporate Information
Our principal executive offices are located at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134, and our telephone number is (786) 483-1757. Our website is www.myprobank.com. The information contained on or accessible from our website does not constitute a part of this joint proxy statement/prospectus and is not incorporated by reference herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PROFESSIONAL
Unless the context requires otherwise, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Professional” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the accompanying notes and other financial information appearing elsewhere in this joint proxy statement/prospectus. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences include, but are not limited to, those identified below, and those described in the sections titled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors” of this joint proxy statement/prospectus.
Overview
This section presents our financial condition and results of operations on a consolidated basis. However, we conduct all of our material business operations through our wholly owned bank subsidiary, Professional Bank, which we refer to as the Bank, and the discussion and analysis that follows primarily relates to activities conducted by the Bank. We currently conduct operations through our headquarters in Coral Gables, Florida, and our four other branches and four loan production offices located throughout South Florida. For more information about our business, see “Business of Professional.”
Our principal business is lending to and accepting deposits from small to medium sized businesses, the owners and operators of these businesses, as well as other professionals, entrepreneurs and high net worth individuals. We generate the majority of our revenue from interest earned on loans, investments and other interest earning assets, such as federal funds sold and interest earning deposits with other institutions; loan and deposit fees and service charges; and fees relating to the sale of mortgage loans, swap referrals and SBA loan originations. We incur interest expense on deposits and other borrowed funds, as well as operating expenses, such as salaries and employee benefits and occupancy expenses. For further information about our business, see “Business of Professional.”
Our management’s discussion and analysis is intended to provide the reader with information that will assist in understanding our business, results of operations, financial condition and financial statements; changes in certain key items in our financial statements from period to period; and the primary factors that we believe impact our financial results.
2019 Highlights
Highlights of our performance and financial condition as of and for the nine months ended September 30, 2019 and other key events that have occurred during 2019 are provided below. For highlights of our performance and financial condition as of and for the three and 12-month periods ended December 31, 2019 and 2018, see “Summary — Recent Financial Developments.”
Results of Operations
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Net income of  $1.3 million, which represented an increase of  $28 thousand, or 2.1%, compared to the same period in 2018.

•
Net interest income of  $20.6 million, which represented an increase of  $5.0 million, or 32.0%, compared to the same period in 2018. This increase was primarily due to loan growth and slightly increased yields on loans, partially offset by an increase in total deposits, as well as increased rates paid on deposit products.

•
Provision for loan losses was $0.8 million, which represented a decrease of approximately $28 thousand, or 3.5%, compared to the same period in 2018.

•
Noninterest income totaled $2.1 million, which represented an increase of  $0.8 million, or 61.4%, compared to the same period in 2018. This increase was primarily due to increased swap referral fees.

•
Noninterest expense of  $20.1 million, which represented an increase of  $5.9 million, or 41.4%, compared to the same period in 2018. This increase was primarily due to increased employee headcount, opening additional bank locations and preparations to open our Digital Innovation Center.

Financial Condition
•
Total assets increased to $963.2 million, which represented an increase of  $233.6 million, or 32.0%, compared to December 31, 2018. This increase was largely attributable to net loan growth of  $163.2 million.

•
Net loans increased to $764.7 million, an increase of  $163.2 million, or 27.1%, compared to December 31, 2018. We experienced growth across all loan categories, with the largest growth experienced in commercial real estate, residential, and construction and development.

•
Nonperforming assets totaled $4.7 million, which includes two loans being classified as nonperforming as well as two accruing loans over 90 days past due. There were no nonperforming assets as of December 31, 2018.

•
As of September 30, 2019, we were well-capitalized, with a total risk-based capital ratio of 12.5%, a tier 1 risk-based capital ratio of 11.5%, a common equity tier 1 capital ratio of 11.5%, and a leverage ratio of 8.4%. As of September 30, 2019, all of our regulatory capital ratios exceeded the thresholds to be well-capitalized under the applicable bank regulatory requirements.

Other Highlights
•
In January 2019, we hired a private banking team from a large South Florida-based bank to establish our Doral, FL loan production office, which opened in July 2019.

•
In May 2019, we converted our Boca Raton, FL loan production office into a full-service branch and we opened our fifth branch in Miami, FL (Dadeland).

•
In May 2019, we hired the former president of a South Florida-based community bank and a banking team from a large national bank to establish our Wellington, FL loan production office, which opened in July 2019.

•
In August 2019, we entered into a merger agreement to acquire Marquis Bancorp, Inc. and its wholly owned subsidiary, Marquis Bank, for shares of our Class A common stock.

•
In October 2019, we opened our Digital Innovation Center in Cleveland, OH.

•
On November 12, 2019 and December 10, 2019 we received approval for our planned merger with MBI from the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation, respectively.

The Merger
On August 9, 2019, we entered into a definitive merger agreement to acquire Marquis and its wholly owned subsidiary, Marquis Bank, headquartered in Coral Gables, Florida. The acquisition of Marquis Bank will add three branches to our Miami-Dade MSA footprint, and on a pro forma basis would make us the 12th largest independent community bank based in Florida and the fourth largest independent community bank based in South Florida. Pursuant to the merger agreement, each share of Marquis common stock outstanding, other than shares with respect to which appraisal rights have been properly exercised, will be converted into the right to receive 1.2048 shares of our Class A common stock, with cash paid in lieu of any fractional shares. If the merger had been completed on September 30, 2019, we expect that we would have issued approximately 4,119,438 shares of our Class A common stock, assuming none of the Marquis shareholders exercised appraisal rights. In addition, all stock options of Marquis granted and outstanding prior to the merger will be converted into an option to purchase shares of Class A common stock based on the exchange ratio. Upon completion of this acquisition, which is subject to several customary closing conditions, including, among others, regulatory approval, both companies’ shareholder approvals, the closing of our initial public offering, and the filing of an effective registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued in the merger, the pro forma combined institution is expected to have approximately $1.6 billion in total assets, excluding purchase accounting adjustments, total net loans of  $1.3 billion and total deposits of  $1.4 billion as of September 30, 2019, excluding purchase accounting adjustments. We received approval for the merger from the Federal Reserve and Florida Office of Financial Regulation on November 12, 2019 and December 10, 2019, respectively, and expect to consummate the acquisition in the first half of 2020.
Marquis Bancorp Inc.’s Financial Condition and Results of Operations.   As of September 30, 2019, MBI had total assets of  $676.8 million, net loans of  $560.0 million, total deposits of  $577.9 million and $56.4 million of shareholders’ equity. At September 30, 2019, Marquis’s nonperforming assets (consisting of nonaccrual loans, troubled debt restructured loans, loans past due 90 days or more and still accruing interest and other real estate owned) were approximately $1.8 million, or 0.27% of total assets.
For the nine months ended September 30, 2018 and the year ended December 31, 2018, Marquis had net income of  $5.5 million and $6.8 million, respectively. Marquis’s net interest margin for the nine months ended September 30, 2019 and year ended December 31, 2018 were 3.48% and 3.60%, respectively, and its return on average equity was 13.53% (annualized) and 14.38%, respectively. Its efficiency ratio for the nine months ended September 30, 2019 and the year ended December 31, 2018 was 56.88% and 54.97%, respectively.
At September 30, 2019, the Marquis loan portfolio consisted primarily of commercial real estate loans, residential real estate loans, commercial loans, and construction and development loans, as set forth below.
	September 30, 2019
(Dollars in thousands)	Amount	Percent
Commercial real estate	$404,087	71.4%
Residential real estate	64,985	11.5%
Commercial	72,902	12.9%
Construction and development	18,713	3.3%
Consumer and other loans	4,882	0.9%
Total loans	$565,569	100.0%
Rationale for the Merger.   We believe our proposed acquisition of Marquis will support our current business and allow us to expand our presence in our existing market. Marquis’s operations will enhance our existing operations and enable us to add lenders and banking services in our existing market. We expect that our high-end service, technology platform and wide range of products and services will allow us to enhance relationships with Marquis’s existing clients, as well as expanding our platform for generating new relationships.
We believe a number of factors will position us for significant improvements in growth and earnings within Marquis’s franchise by:
•
enabling us to achieve operational efficiencies and potential cost savings through consolidating and integrating Marquis’s operations into our existing operations;

•
enhancing our ability to grow organically through offering our products and services to former Marquis clients;

•
the senior management and staff of Marquis will add important skills to the combined organization;

•
the combined institution will benefit from increased credit portfolio diversity and increased lending capacity;

•
provides an attractive opportunity to expand our market presence in Miami-Dade and Broward counties, which is within our existing market footprint;

•
our expectation that an “in-market” acquisition will result in greater client retention and smoother integration;

•
the merger is expected to accelerate our growth strategy and profitability targets; and

•
the complementary fit of Marquis’s business with ours, which our management believes will enable the combined institution to deliver improved services to clients to achieve stronger financial performance and enhance shareholder value.

As a result of the merger, we believe that we will be able to efficiently integrate Marquis’s operations, expand its business opportunities and enhance our profitability. We believe that other opportunities for strategic acquisitions exist in the State of Florida, both within and without our current market.
Results of Professional Holding Corp.’s Operations for the Nine Months Ended September 30, 2019 and 2018
Net Income
The following table sets forth the principal components of net income for the periods indicated.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Change
Interest income	$28,600	$19,442	47.1%
Interest expense	7,995	3,835	108.5%
Net Interest income	20,605	15,607	32.0%
Provision for loan losses	762	790	(3.5)%
Net interest income after provision	19,843	14,817	33.9%
Noninterest income	2,127	1,318	61.4%
Noninterest expense	20,088	14,206	41.4%
Income before income taxes	1,882	1,929	(2.4)%
Income tax expense	534	609	(12.3)%
Net income	$1,348	$1,320	2.1%
Net income for the nine months ended September 30, 2019 was $1.3 million, an increase of $28 thousand, or 2.1%, from net income for the nine months ended September 30, 2018 of  $1.3 million. Interest income increased $9.2 million while interest expense increased $4.2 million, resulting in a net interest income increase of  $5.0 million for the nine months ended September 30, 2019 compared to the same period in the prior year. The increase in our interest income was primarily due to growth and increased yield in our loan portfolio. Provision for loan losses decreased by $28 thousand for the nine months ended September 30, 2019 compared to the same period in the prior year due to the reclassification of unfunded provision reserves. Noninterest income increased $0.8 million and noninterest expense increased $5.9 million for the nine months ended September 30, 2019 compared to the same period in the prior year. The increase in noninterest expense for the nine months ended September 30, 2019 compared to the same period in the prior year was primarily a result of increased employee headcount, opening additional banking locations and opening our Digital Innovation Center in Cleveland, Ohio.
Net Interest Income and Net Interest Margin Analysis
We analyze our ability to maximize income generated from interest earning assets and control the interest expenses of our liabilities, measured as net interest income, through our net interest margin and net interest spread. Net interest income is the difference between the interest and fees earned on interest earning assets, such as loans and securities, and the interest expense paid on interest bearing liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period. Net interest spread is the difference between average interest rates earned on interest earning assets and average interest rates paid on interest-bearing liabilities.
Changes in market interest rates and the interest rates we earn on interest earning assets or pay on interest-bearing liabilities, as well as in the volume and types of interest earning assets, interest bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest income, net interest margin and net interest spread. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment rates, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, the economic and competitive conditions in the Miami-Dade MSA, as well as developments affecting the real estate, technology, government services, hospitality and tourism and financial services sectors within the Miami-Dade MSA. Our ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of our net interest income and net interest margin as our primary sources of earnings.
The following table shows the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.
	For the Nine Months Ended September 30,
	2019			2018
(Dollars in thousands)	Average Outstanding Balance	Interest Income/Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/Expense(4)	Average Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$64,727	$1,131	2.33%	$35,180	$510	1.93%
Federal funds sold	24,487	459	2.50%	20,495	284	1.85%
Federal Reserve Bank stock, FHLB stock and other corporate stock	4,196	200	6.36%	3,086	155	6.70%
Investment securities	28,182	521	2.46%	25,051	478	2.54%
Loans(1)	678,571	26,289	5.17%	496,416	18,015	4.84%
Total interest earning assets	800,163	28,600	4.77%	580,228	19,442	4.47%
Noninterest earning assets	44,988			32,315
Total assets	845,151			612,543
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	547,245	7,200	1.75%	394,080	3,332	1.13%
Borrowed funds	45,058	795	2.35%	32,930	503	2.04%
Total interest-bearing liabilities	592,303	7,995	1.80%	427,010	3,835	1.20%
Noninterest-bearing liabilities
Noninterest-bearing deposits	163,513			123,703
Other noninterest-bearing liabilities	9,545			3,841
Shareholders’ equity	79,790			57,989
Total liabilities and shareholders’ equity	$845,151			$612,543
Net interest spread(2)			2.97%			3.27%
Net interest income		$20,605			$15,607
Net interest margin(3)			3.43%			3.59%

(1)
Includes nonaccrual loans

(2)
Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities

(3)
Net interest margin is a ratio of net interest income to average interest earning assets for the same period.

(4)
Interest income on loans includes loan fees of  $583 and $329 for the nine months ended September 30, 2019 and 2018, respectively.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.
	For the Nine Months Ended September 30, 2019 Compared to 2018
	Change Due To
(Dollars in thousands)	Volume	Rate	Total
Interest income
Interest-bearing deposits	$428	$193	$621
Federal funds sold	55	120	175
Federal Reserve Bank stock, Federal Home Loan Bank stock and other corporate stock	56	(11)	45
Investment securities	59	(16)	43
Loans	6,625	1,649	8,274
Total	$7,224	$1,934	$9,158
Interest expense
Interest-bearing deposits	1,226	2,642	3,868
Borrowed funds	185	107	292
Total	$1,411	$2,749	$4,160
Net interest income increased by $5.0 million to $20.6 million for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Our total interest income was impacted by an increase in interest earning assets, primarily due to organic growth in our loan portfolio, and two market rate increases between September 30, 2018 and September 30, 2019 due to increases in the federal funds target interest rate by the Federal Reserve. Average total interest earning assets were $800.2 million for the first nine months of 2019 compared with $580.2 million for the first nine months of 2018. The annualized yield on those interest earning assets increased 30 basis points from 4.47% for the first nine months of 2018 to 4.77% for the first nine months of 2019. However, due to the recent reduction in the federal funds target interest rate by the Federal Reserve in the second half of 2019, we expect our yield on interest earning assets to decline during the last quarter of 2019, which we expect will be partially offset by lower interest expense on our interest-bearing deposits. The increase in the average balance of interest earning assets was driven almost entirely by organic growth in our loan portfolio of  $177.1 million, representing an increase of 30.1%, to $764.7 million for the nine months ended September 30, 2019 compared to $587.6 million for the nine months ended September 30, 2018.
Average interest-bearing liabilities increased by $165.3 million, or 38.7%, from $427.0 million for the nine months ended September 30, 2018 to $592.3 million for the nine months ended September 30, 2019. The increase was primarily due to a $153.2 million increase in the average balance of interest-bearing deposits, or 38.9%. The increase in the average balance of interest-bearing deposits was primarily due to increases in certificates of deposit and money market accounts for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018, and, to a lesser extent, negotiable order of withdrawal accounts, or NOW accounts. The annualized average interest rate paid on average interest-bearing liabilities increased to 1.80% for the first nine months of 2019 compared to 1.20% for the first nine months of 2018, while the annualized average interest rate paid on interest-bearing deposits increased 62 basis points to 1.75% and the annualized average interest rate paid on borrowed funds increased by 31 basis points to 2.35%. The increases in annualized average interest rates primarily reflected an increase in market interest rates due to increases in the federal funds target interest rate during the first half of 2019, partially offset by rate cuts during the third quarter of 2019. For the first nine months of 2019, our average other noninterest-bearing liabilities increased $5.7 million, or 148.5%, to $9.5 million from $3.8 million during the first nine months of 2018. Average noninterest-bearing deposits also increased $39.8 million, or 32.2%, from $123.7 million to $163.5 million for the same periods. For the first nine months of 2019, our annualized net interest margin was 3.43% and net interest spread was 2.97%. For the first nine months of 2018, annualized net interest margin was 3.59% and net interest spread was 3.27%. Our net interest margin was adversely affected by 0.16% during the first nine months of 2019, compared to the same period in 2018 because rates paid on our interest-bearing deposits, our primary funding source, increased faster than loan yields, which were adversely impacted due to falling yields on 10-year treasury notes, which significantly influences how banks price mortgage and other types of loans, as well as increasing competitive pricing pressures in the loan market. As a result of the recent reduction in the federal funds target interest rate as well as continued declines in the 10-year treasury yield, average rates earned on interest earning assets and average rates paid on our interest-bearing deposits both generally declined during the third quarter of 2019 compared to the first half of 2019.
Provision for Loan Losses
The provision for loan losses is a charge to income in order to bring our allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by our management in determining the allowance for loan losses see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Professional — Allowance for Loan Losses.” Our provision for loan losses amounted to $0.76 million for the first nine months of 2019 and $0.79 million for the first nine months of 2018, the decrease was due to the reclassification of allowance to our unfunded commitments reserve. Our allowance for loan losses as a percentage of total loans was 0.84% at September 30, 2019 compared to 0.90% at September 30, 2018. We did not record any net charge-offs for the nine month periods ended September 30, 2019 or September 30, 2018.
Noninterest Income
Our primary sources of recurring noninterest income are service charges on deposit accounts, mortgage banking revenue, swap referral fees, origination fees for Small Business Administration, or SBA loans, and other fees and charges. Noninterest income does not include loan origination fees to the extent they exceed the direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method. The following table presents the major categories of noninterest income for the periods indicated.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Increase (Decrease)
Noninterest income
Deposit account service charges	$542	$437	24.0%
Mortgage banking revenue	201	144	39.6%
Gain (loss) on sale of securities	3	—	N/A
Swap referral fees	802	19	4,121.1%
SBA loan origination fees	79	296	(73.3)%
Other fees and charges	500	422	18.5%
Total noninterest income	$2,127	$1,318	61.4%
Noninterest income for the nine months ended September 30, 2019 was $2.1 million, a $0.8 million or 61.4% increase compared to noninterest income of  $1.3 million for the nine months ended September 30, 2018. The increase was primarily due to an increase in swap referral fees, of  $0.8 million, or 4,121.1%, during the first nine months of 2019 compared to $19,000 for the first nine months of 2018. We also experienced a slight increase in deposit account service charge fees, primarily due to organic deposit growth. The increases were partially offset by a decrease in SBA loan origination fees of  $0.2 million, or 73.3%, during the 2019 period compared to the 2018 period, which was primarily due to a decrease in loan demand during the first nine months of 2019 compared to 2018.
Noninterest Expense
Generally, noninterest expense is composed of all employee expenses and costs associated with operating our facilities, obtaining and retaining client relationships and providing banking services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy and equipment expenses, professional fees, data processing expenses, advertising expenses, loan processing expenses and other general and administrative expenses, including FDIC assessments, communications, travel, meals, training, supplies and postage. The following table presents the major categories of noninterest expense for the periods indicated.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Increase (Decrease)
Noninterest expense
Salaries and employee benefits	$13,534	$9,331	45.0%
Occupancy and equipment	1,824	1,400	30.3%
Professional services	1,106	400	176.5%
Data processing	489	466	4.9%
Marketing	400	279	43.4%
Other	2,735	2,330	17.4%
Total noninterest expense	$20,088	$14,206	41.4%
Noninterest expense amounted to $20.1 million for the nine months ended September 30, 2019, an increase of  $5.9 million, or 41.4%, compared to $14.2 million for the nine months ended September 30, 2018. The increase was primarily due to an increase in salaries and benefits, from increased employee headcount and, to a lesser extent, increases in occupancy and equipment expense and professional services expense due to expansion of our branch and loan production office locations and opening our Digital Innovation Center in Cleveland, Ohio. Noninterest expense was also impacted by additional expenses in connection with our proposed acquisition of MBI and our initial public offering.
Income Tax Expense
Income tax expense was $0.5 million for the first nine months of 2019 compared to $0.6 million for the first nine months of 2018. Our effective tax rates for those periods were 28.4% and 31.6%, respectively.

Results of Operations for the Years Ended December 31, 2018, 2017, and 2016
Net Income
The following table sets forth the principal components of net income for the periods indicated.
	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Change	2017	2016	Change
Interest income	$27,750	$18,857	47.2%	$18,857	$14,265	32.2%
Interest expense	5,837	2,869	103.5%	2,869	2,122	35.2%
Net Interest income	21,913	15,988	37.1%	15,988	12,143	31.7%
Provision for loan losses	1,150	991	16.0%	991	1,065	(6.9)%
Net interest income after provision	20,763	14,997	38.4%	14,997	11,078	35.4%
Noninterest income	1,874	1,786	4.9%	1,786	1,369	30.5%
Noninterest expense	19,862	13,125	51.3%	13,125	10,573	24.1%
Income before income taxes	2,775	3,658	(24.1)%	3,658	1,874	95.2%
Income tax expense	669	1,844	(63.7)%	1,844	743	148.2%
Net income	$2,106	$1,814	16.1%	$1,814	$1,131	60.4%
Year ended December 31, 2018 compared to year ended December 31, 2017
Net income for the year ended December 31, 2018 was $2.1 million, an increase of  $0.3 million, or 16.1%, from net income for the year ended December 31, 2017 of  $1.8 million. This increase was due to an increase in interest income primarily related to growth in our loan portfolio and rising interest rates, which improved loan yields. This increase in interest income was partially offset by a $3.0 million increase in interest expense due to deposit growth and increased rates paid on our deposit products, as well as a $6.7 million increase in noninterest expense related to increased employee headcount, an increase in banking locations and additional salary and benefits expense in preparation to open our Digital Innovation Center. The $0.1 million increase in noninterest income was primarily due to increased mortgage banking revenues and increased account fees and service charges, partially offset by a reduction in SBA origination fees and other fees and charges. Income tax expense decreased $1.2 million for the year ended December 31, 2018 compared to the year ended December 31, 2017 due to the enactment of the Tax Act in December 2017, which reduced the corporate income tax rate. We also recognized a one-time charge in 2017 of approximately $0.7 million as a result of the revaluation of our deferred tax asset due to the change in the corporate tax rate.
Year ended December 31, 2017 compared to year ended December 31, 2016
Net income for the year ended December 31, 2017 increased $0.7 million, or 60.4%, to $1.8 million compared to $1.1 million for the year ended December 31, 2016. This increase was primarily driven by continued loan growth and an increase in noninterest income. Interest income increased $4.6 million and interest expense increased $0.7 million resulting in an increase to net interest income of  $3.9 million, or 31.7%, for the year ended December 31, 2017 as loan yields outpaced increases to rates paid on our deposit products. Noninterest income increased $0.4 million and noninterest expense increased $2.6 million. Noninterest income increased approximately $0.4 million, or 30.5%, primarily due to a $0.3 million increase in SBA origination fees, partially offset by a $0.1 million reduction in mortgage banking revenue. The increase in noninterest expense was primarily attributable to increased employee headcount and the opening of additional banking locations. Income tax expense increased $1.1 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily as a result of the one-time charge in 2017 of approximately $0.7 million as a result of the revaluation of our deferred tax asset due to the change in the corporate tax rates.
Net Interest Income and Net Interest Margin Analysis
The following table shows the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing income or expense by the average daily balances of the corresponding assets or liabilities for the same period.
	For the Years Ended December 31,
	2018			2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$41,306	$852	2.06%	$10,190	$112	1.10%	$12,817	$67	0.52%
Federal funds sold	20,736	414	2.00%	12,292	144	1.17%	8,935	50	0.56%
Federal Reserve Bank stock, FHLB stock and other corporate stock	3,232	214	6.62%	2,078	118	5.66%	1,856	99	5.34%
Investment securities	24,056	637	2.65%	29,398	626	2.13%	33,597	582	1.73%
Loans(1)	520,131	25,633	4.93%	380,285	17,857	4.70%	281,434	13,468	4.79%
Total interest earning assets	609,461	27,750	4.55%	434,243	18,857	4.34%	338,639	14,265	4.21%
Noninterest earning assets	32,182			26,275			19,745
Total assets	641,643			460,518			358,384
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	415,553	5,104	1.23%	293,560	2,634	0.90%	234,983	1,945	0.83%
Borrowed funds	34,713	733	2.11%	17,480	235	1.34%	16,965	177	1.04%
Total interest-bearing liabilities	450,266	5,837	1.30%	311,040	2,869	0.92%	251,948	2,122	0.84%
Noninterest-bearing liabilities
Noninterest-bearing deposits	127,659			91,230			68,142
Other noninterest-bearing liabilities	3,883			3,232			2,414
Shareholders’ equity	59,835			55,016			35,880
Total liabilities and shareholders’ equity	$641,643			$460,518			$358,384
Net interest spread(2)			3.25%			3.42%			3.37%
Net interest income		$21,913			$15,988			$12,143
Net interest margin(3)			3.60%			3.68%			3.59%

(1)
Includes nonaccrual loans.

(2)
Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities.

(3)
Net interest margin is a ratio of net interest income to average interest earning assets for the same period.

(4)
Interest income on loans includes loan fees of  $568, $434, and $443 for the years ended December 31, 2018, 2017, and 2016, respectively.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.
	For the Years Ended December 31, 2018 Compared to 2017			For the Years Ended December 31, 2017 Compared to 2016
	Change Due To			Change Due To
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Interest-bearing deposits	$343	$397	$740	$(14)	$59	$46
Federal funds sold	99	171	270	19	75	94
Federal Reserve Bank stock, Federal Home Loan Bank stock and other corporate stock	65	31	96	12	7	19
Investment securities	(114)	125	11	(73)	116	44
Loans	6,567	1,209	7,776	4,730	(341)	4,389
Total	$6,960	$1,933	$8,893	$4,675	$(83)	$4,592
Interest expense
Interest-bearing deposits	1,095	1,375	2,470	485	205	690
Borrowed funds	232	266	498	5	53	58
Total	$1,327	$1,641	$2,968	$490	$258	$748
Year ended December 31, 2018 compared to year ended December 31, 2017
Net interest income increased by $5.9 million to $21.9 million, or 37.1%, for the year ended December 31, 2018. Our total interest income was positively impacted by an increase in interest earning assets and a slowly rising interest rate environment in 2018. Average total interest earning assets were $609.5 million in 2018 compared with $434.2 million in 2017, an increase of 40.4%. The yield on interest earning assets increased by 21 basis points from 4.34% in 2017 to 4.55% in 2018. The increase in the average balance of interest earning assets was driven primarily by organic growth in our loan portfolio. All loan categories increased in 2018, except construction and development, resulting in an increase in the average balance of the loan portfolio of  $139.8 million, or 36.8%, to $520.1 million for 2018 compared to $380.3 million for 2017 categories (see “Financial Condition — Loan Portfolio” in this section for further details about the changes in our loan portfolio). Average interest-bearing liabilities increased by $139.2 million from $311.0 million for the year ended December 31, 2017 to $450.3 million for the year ended December 31, 2018. The increase was due to an increase in the average balance of interest-bearing deposits of  $122.0 million, or 41.6%, and an increase in the average balance of borrowed funds of $17.2 million, or 98.6%. The increase in the average balance of interest-bearing deposits was primarily due to increases in other time deposits and money market accounts for the period ended December 31, 2018 compared to December 31, 2017, and, to a lesser extent, certificates of deposit and NOW accounts. We also experienced growth in our average noninterest-bearing deposits of  $36.4 million, or 39.9%. The increase in the average balance of borrowed funds was primarily caused by an increase in Federal Home Loan Bank, or FHLB, advances. The average rate paid on interest-bearing liabilities increased to 1.30% for 2018 compared to 0.92% for 2017 as the average rate paid on interest-bearing deposits and borrowed funds increased by 33 basis points and 77 basis points, respectively, during the same period. These increases reflected an increase in market interest rates in 2018. In 2018, our net interest margin was 3.60% and net interest spread was 3.25%. In 2017, net interest margin was 3.68% and net interest spread was 3.42%. These decreases in 2018 compared to 2017 were primarily due to increasing rates paid on our deposit products outpacing increases in loan yields in 2018.
Year ended December 31, 2017 compared to year ended December 31, 2016
Net interest income increased by $3.8 million to $16.0 million for the year ended December 31, 2017. The Company’s total interest income was impacted by an increase in interest earning assets and a slowly rising interest rate environment in 2017. Average total interest earning assets were $434.2 million in 2017 compared with $338.6 million in 2016. The increase in the average balance of interest earning assets in 2017 was primarily driven by growth in our loan portfolio. The average balance of the loan portfolio increased $98.9 million, or 35.1%, to $380.3 million for 2017 compared to $281.4 million for 2016. All loan categories increased between December 31, 2016 and December 31, 2017 except construction and development, with the most significant increase in the residential and commercial real estate categories (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Professional — Loan Portfolio” in this section for further details about the changes in our loan portfolio). The yield on interest earning assets increased by 13 basis points from 4.21% in 2016 to 4.34% in 2017 primarily due to the increase in higher yielding commercial real estate loans in 2017. Average interest-bearing liabilities increased by $59.0 million from $252.0 million for the year ended December 31, 2016 to $311.0 million for the year ended December 31, 2017, for an increase of 23.4%. The increase was due to an increase in the average balance of interest-bearing deposits of  $58.6 million, or 24.9%. The average rate paid on interest-bearing liabilities increased by eight basis points in 2017 to 0.92% from 0.84% in 2016, which was primarily due to the increase in higher rate certificate of deposit accounts and other time deposit accounts. Average noninterest-bearing deposits also increased by approximately $23.1 million, or 33.9%, due to an increase in our demand deposit account balance. In 2017, our net interest margin was 3.68% and net interest spread was 3.42%, which compares favorably to the 2016 net interest margin of 3.59% and net interest spread of 3.37%. The increases to net interest income were primarily a result of the increased yield on our loan portfolio.
Provision for Loan Losses
Our provision for loan losses amounted to $1.2 million for 2018 and $1.0 million for 2017. The increase from 2017 to 2018 was primarily a result of the growth of our loan portfolio. The allowance for loan losses as a percentage of total loans was 0.94%, 0.96% and 1.09% for the years ended December 31, 2018, 2017, and 2016, respectively. Our provision for loan losses equaled $1.0 million for 2017 and $1.1 million for 2016. Although we experienced loan growth during 2017, our ratio of allowance for loan losses to gross loans exceeded our target, resulting in a slightly reduced provision in 2017.
Noninterest Income
Our primary sources of recurring noninterest income are service charges on deposit accounts, mortgage banking revenue, swap referral fees, origination fees for Small Business Administration, or SBA loans, and other fees and charges. Noninterest income does not include loan origination fees to the extent they exceed the direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method. The following table presents the major categories of noninterest income for the periods indicated.
	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Increase (Decrease)	2017	2016	Increase (Decrease)
Noninterest income
Deposit account service charges	$283	$194	45.9%	$194	$188	3.2%
Mortgage banking revenue	209	18	1,061.1%	18	86	(79.1)%
Gain (loss) on sale of securities	—	—	0.0%	—	—	0.0%
Swap referral fees	211	169	24.9%	169	63	168.3%
SBA origination fees	308	646	(52.3)%	646	368	75.5%
Other fees and charges	863	759	13.7%	759	664	14.3%
Total noninterest income	$1,874	$1,786	4.9%	$1,786	$1,369	30.5%
Year ended December 31, 2018 compared to year ended December 31, 2017
Noninterest income for 2018 was $1.9 million, a $0.1 million, or 5%, increase compared to noninterest income of  $1.8 million for 2017. The increase in 2018 was primarily due to increases in mortgage banking revenue and deposit account service charges, which increased $0.2 million, or 1061% (due to 2018 being the first full year of our mortgage banking business), and $0.1 million, or 45.9%, respectively, partially offset by a $0.3 million, or 52.3%, decrease in SBA loan origination fees. The increase in deposit account service charges was due to deposit growth and the increase in mortgage banking revenue was due to the ramping up of our mortgage banking business in 2018 compared to 2017.
Year ended December 31, 2017 compared to year ended December 31, 2016
Noninterest income for 2017 was $1.8 million, a $0.4 million, or 30%, increase compared to noninterest income of  $1.4 million for 2016. The increase in 2017 was primarily due to a $0.3 million, or 75.5%, increase SBA loan origination fees in 2017 compared to 2016, a $0.1 million, or 14.3%, increase in other fees and charges a $0.1 million, or 168.3%, increase in swap referral fees. We commenced our mortgage banking business in 2017, although reported mortgage banking revenues decreased in 2017 compared to 2016 due to a one-time loan sale in 2016.
Noninterest Expense
Noninterest expense includes, among other things: (i) salaries and employee benefits; (ii) occupancy and equipment expense; (iii) professional fees; (iv) data processing fees; (v) advertising expense; (vi) loan processing expenses; and (vii) other general and administrative expenses, which include expenses associated with FDIC assessments, communications, travel, meals, training, supplies and postage. The following table presents the major categories of noninterest expense.
	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Increase (Decrease)	2017	2016	Increase (Decrease)
Noninterest expense
Salaries and benefits	$13,538	$8,672	56%	$8,672	$6,290	38%
Occupancy and equipment	1,872	1,473	27%	1,473	1,167	26%
Professional services	693	396	75%	396	496	(20)%
Data processing	624	524	19%	524	983	(47)%
Marketing	430	180	139%	180	185	(3)%
Other	2,705	1,880	44%	1,880	1,452	29%
Total noninterest expense	$19,862	$13,125	51%	$13,125	$10,573	24%
Year ended December 31, 2018 compared to year ended December 31, 2017
Noninterest expense amounted to $19.9 million in 2018, an increase of  $6.7 million, or 51.3%, compared to $13.1 million for 2017. The increase in 2018 was primarily due to an increase in salary and benefits expense due to the increase in employee headcount (due to team lift-outs from other banks) and to a lesser extent increases in occupancy and equipment expense and professional services expense, which were primarily related to the increase in our branch and loan production office locations. We also experienced an increase of other noninterest expense of approximately $0.8 million, or 43.9%, which includes FDIC assessments (which increased due to deposit growth) and information technology expenses.
Year ended December 31, 2017 compared to year ended December 31, 2016
Noninterest expense amounted to $13.1 million in 2017, an increase of  $2.6 million, or 24.1%, compared to $10.6 million for 2016. The increase in 2017 was primarily due to an increase in salary and benefits expense due to the increase in employee headcount and, to a lesser extent, increases in occupancy and equipment expense, which were primarily related to the increase in our banking locations.
Income Tax Expense
The amount of income tax expense we incur is influenced by the amounts of our pre-tax income, and other nondeductible expenses. Deferred tax assets and liabilities are reflected at current income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, such as the Tax Act, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
Year ended December 31, 2018 compared to year ended December 31, 2017
Income tax expense was $0.7 million for 2018 and $1.8 million for 2017. Total income tax expense decreased $1.1 million in 2018 primarily as a result of the Tax Act, which included a number of changes to existing U.S. tax laws that impact us, most notably a reduction of the U.S. corporate income tax rate to 21% for tax years beginning after December 31, 2017. Also, as a result of the Tax Act, we recognized a one-time charge of approximately $0.7 million in 2017 as a result of the revaluation of our deferred tax asset, which also increased our tax expense in 2017. Our effective tax rates for 2018 and 2017 were 24.1% and 50.4%, respectively.
Year ended December 31, 2017 compared to year ended December 31, 2016
Income tax expense was $1.8 million for the year ended December 31, 2017 as compared to $0.7 million for the year ended December 31, 2016. Total income tax expense increased $1.1 million in 2017 primarily as a result of the $0.7 million charge related to the revaluation of our deferred tax asset in 2017 as a result of the Tax Act and, to a lesser extent, increased pre-tax income in 2017. Our effective tax rates for 2017, and 2016 were 50.4% and 39.6%, respectively.
Financial Condition
For the nine months ended September 30, 2019, our total assets increased $233.6 million, or 32.0%, to approximately $963.2 million. Net loans and interest-bearing deposits at other financial institutions increased due to our decision to maintain our excess liquidity in assets with a greater level of liquidity, such as deposits with other banks and fed funds sold, as opposed to investing our excess liquidity in less liquid investment securities, despite the prospect of slightly higher yields. This strategy provided us with greater liquidity to fund our growing loan pipeline. Shareholders’ equity decreased $1.7 million, or 2.1%, to $78.0 million at September 30, 2019 compared to December 31, 2018, primarily due to our repurchase of 200,000 shares of Class A common stock from De Linea CV for an aggregate purchase price of  $3.5 million. See “Certain Relationships and Related Party Transactions — Share Repurchase.”
For the year ended December 31, 2018, our total assets increased by $182.6 million, or 33.4%, from $547.0 million at December 31, 2017 to $729.6 million at December 31, 2018. Increases in net loans, interest-bearing deposits at other financial institutions, and federal funds sold were supported by increases in both noninterest-bearing and interest-bearing deposits, as well as FHLB advances. Shareholders’ equity increased $22.1 million, or 38.4%, to $79.7 million at December 31, 2018 compared to the prior year-end primarily due to proceeds from the closing of our 2018 private offering of approximately $20.0 million and net income for the year of  $2.1 million.
For the year ended December 31, 2017, our total assets increased by $161.8, or 42.3%, from $385.2 million at December 31, 2016 to $547.0 million at December 31, 2017. The increase was primarily driven by the organic growth in net loans of  $144.9 million and increases of  $8.2 million in interest-bearing deposits at other financial institutions and $6.1 million in federal funds sold. Asset growth was funded by a $135.3 million increase in total deposits and a $5.0 million increase in FHLB advances. Shareholders’ equity increased $20.7 million, or 56.1%, to $57.6 million at December 31, 2017 compared to the prior year-end due to proceeds from the closing of our 2017 private offering of approximately $18.9 million and net income for the year of  $1.8 million.
Interest-Bearing Deposits at Other Financial Institutions
Cash that is not immediately needed to fund loans by the Bank is invested in liquid assets that also earn interest, including deposits with other financial institutions. For the nine months ended September 30, 2019, interest-bearing deposits at other financial institutions increased $30.8 million, or 56.6%, to $85.2 million from $54.4 million at December 31, 2018. The increase was primarily due to our desire to maintain our excess liquidity in more liquid assets due to our significant loan growth and a continued robust demand for loans. Interest-bearing deposits at other financial institutions increased from $11.8 million at December 31, 2017 to $54.4 million at December 31, 2018, or 360.0%, primarily as a result of closing a $20.0 million private offering of our common stock on December 18, 2018 and our preference to maintain excess liquidity in more liquid assets to fund our loan growth. Interest-bearing deposits at other financial institutions increased from $3.6 million at December 31, 2016 to $11.8 million at December 31, 2017, or 227.8%, primarily as a result of closing an $18.9 million private offering of our common stock on February 17, 2017, a portion of the net proceeds of which we deposited with other financial institutions. As we continue to grow, so do our liquidity needs.
Investment Securities
We use our securities portfolio to provide a secondary source of liquidity, achieve additional interest income through higher yields on funds invested (compared to other options, such as interest-bearing deposits at other banks or fed funds sold), manage interest rate risk, and meet both collateral and regulatory capital requirements.
Securities may be classified as either trading, held-to-maturity or available-for-sale. Trading securities (if any) are held principally for resale and recorded at their fair value with changes in fair value included in income. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. Available-for-sale securities consist of securities not classified as trading securities nor as held-to maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from income and reported in comprehensive income or loss. Gains and losses on the sale of available-for- sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.
Our investment portfolio increased by $8.6 million, or 41.6%, from $20.8 million at December 31, 2018, to $29.4 million at September 30, 2019 primarily due to the investment of a portion of the proceeds from our 2018 private offering into securities available for sale, although substantially more of these proceeds were invested in more liquid assets to provide more liquidity to fund our loan growth. To supplement interest income earned on our loan portfolio, we invest in high quality mortgage-backed securities, government agency bonds, corporate bonds and equity securities (including mutual funds).
Our investment portfolio decreased by $6.2 million, or 23.0%, from $27.0 million at December 31, 2017, to $20.8 million at December 31, 2018. Our investment portfolio decreased 13.5% from December 31, 2016 to December 31, 2017 from $31.2 million to $27.0 million, respectively. The primary reason for the decrease during both periods was due to our preference for more liquid assets to support our loan growth, as mentioned above.
The following tables summarize the contractual maturities and weighted-average yields of investment securities as of September 30, 2019 and the amortized cost and carrying value of those securities as of the indicated dates.

			December 31,
	September 30, 2019		2018		2017		2016
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Securities Available for Sale
U.S. Government-sponsored agencies	$16,139	$16,024	$7,563	$7,449	$10,173	$10,111	$12,466	$12,423
Mortgage-backed securities	5,688	5,628	6,533	6,308	7,827	7,626	9,597	9,370
U.S. Agency obligations	4,493	4,585	—	—	—	—	—	—
Mutual funds	—	—	—	—	1,000	963	1,000	963
Corporate bonds	2,000	1,999	6,000	5,828	7,990	8,020	7,976	8,012
Total	$28,320	$28,236	$20,096	$19,585	$26,990	$26,720	$31,039	$30,768
Securities Held to Maturity
Mortgage-backed securities	224	236	259	265	316	325	408	426
Total	$224	$236	$259	$265	$316	$325	$408	$426
Equity Securities
Mutual Funds	975	975	942	942	—	—	—	—
Total	$975	$975	$942	$942	$—	$—	$—	$—

	One Year or Less		More than One Year Through Five Years		More than Five Years Through 10 Years		More than 10 Years		Total
At September 30, 2019 (Dollars in thousands)	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Fair Value	Weighted Average Yield
Securities Available for Sale
U.S. Government- sponsored agencies	$—	0.00%	$319	2.96%	$12,159	3.16%	$3,661	3.71%	$16,139	$16,024	3.28%
Mortgage-backed securities	—	0.00%	—	0.00%	1,972	1.57%	3,716	2.11%	5,688	5,628	1.92%
U.S. Agency obligations	—	0.00%	3,489	2.65%	1,004	2.66%		—	4,493	4,585	2.65%
Corporate bonds	—	0.00%	2,000	3.48%	—	0.00%	—	0.00%	2,000	1,999	3.48%
Total	$—	0.00%	$5,808	2.95%	$15,135	2.92%	$7,377	2.91%	$28,320	$28,236	2.93%
Securities Held to Maturity
Mortgage-backed securities	—	—	—	—	—	—	224	—	224	236	3.74%
Total	$—	0.00%	$—	0.00%	$—	0.00%	$224	3.74%	$224	$236	3.74%
Equity Securities
Mutual Funds	975	2.34%	—	—	—	—	—	—	975	975	2.34%
Total	$975	2.34%	$—	0.00%	$—	0.00%	$—	—	$975	$975	2.34%

Loan Portfolio
Our primary source of income is derived from interest earned on loans. Our loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development and other consumer loans. Our loan clients primarily consist of small to medium sized businesses, the owners and operators of these businesses as well as other professionals, entrepreneurs and high net worth individuals. Our owner-occupied and investment commercial real estate loans, residential construction loans and commercial business loans provide us with higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations, and are complemented by our relatively lower risk residential real estate loans to individuals. Our lending activities are principally directed to our market area consisting of the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of our loan portfolio as of the dates indicated.

			December 31,
	September 30, 2019		2018		2017		2016		2015		2014
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$262,761	34.0%	$191,930	31.6%	$156,720	33.3%	$116,208	35.8%	$84,679	34.1%	$63,638	34.0%
Owner Occupied	106,918	—	98,610	—	71,944	—	51,509	—	25,744	—	15,629	—
Non-Owner Occupied	155,843	—	93,320	—	84,776	—	64,699	—	58,935	—	48,009	—
Residential real estate	349,306	45.3%	311,404	51.3%	224,246	47.7%	140,160	43.2%	110,870	44.6%	90,040	48.0%
Commercial	114,003	14.8%	83,276	13.7%	59,065	12.6%	37,873	11.7%	33,861	13.6%	23,640	12.6%
Construction and development	37,925	4.9%	17,608	2.9%	28,272	6.0%	29,036	9.0%	18,813	7.6%	9,427	5.0%
Consumer and other loans	7,900	1.0%	3,244	0.5%	1,755	0.4%	1,025	0.3%	271	0.1%	809	0.4%
Total loans	$771,895	100.0%	$607,462	100.0%	$470,058	100.0%	$324,302	100.0%	$248,494	100.0%	$187,554	100.0%
Unearned loan origination fees (costs), net	(783)		(297)		64		(120)		(11)		150
Allowance for loan losses	(6,449)		(5,685)		(4,535)		(3,532)		(2,457)		(1,875)
Loans, net	$764,663		$601,480		$465,587		$320,650		$246,026		$185,829

Commercial Real Estate Loans.   We originate both owner-occupied and non-owner-occupied commercial real estate loans. These loans may be more adversely affected by conditions in the real estate markets or in the general economy. Commercial real estate loans that are secured by owner-occupied commercial real estate and primarily collateralized by operating cash flows are also included in this category of loans. As of September 30, 2019, we had $106.9 million of owner-occupied commercial real estate loans and $155.8 million of investment commercial real estate loans, representing 40.7% and 59.3%, respectively, of our commercial real estate portfolio. As of September 30, 2019, the average loan balance of loans in our commercial real estate loan portfolio was approximately $1.1 million for owner-occupied and $2.0 million for non-owner-occupied. Commercial real estate loan terms are generally extended for 10 years or less and amortize generally over 25 years or less. Terms of 15 years are permitted where the loan is fully amortized over the term of the loan. The maximum loan to value is generally, 80% of the market value or purchase price, but may be as high as 90% for SBA 504 owner-occupied loans. Our credit policy also usually requires a minimum debt service coverage ratio of 1.20x. As of September 30, 2019, our weighted-average loan-to-value ratios for owner-occupied and non-owner-occupied commercial real estate were 54.5% and 50.3%, respectively and debt service coverage ratios were 2.46x and 1.51x, respectively. The interest rates on our commercial real estate loans have initial fixed rate terms that adjust typically at five years and we routinely charge an origination fee for our services. We generally require personal guarantees from the principal owners of the business, supported by a review of the principal owners’ personal financial statements and global debt service obligations. All commercial real estate loans with an outstanding balance of  $500,000 or more are reviewed at least annually. The properties securing the portfolio are located primarily throughout our market and are generally diverse in terms of type. This diversity helps reduce the exposure to adverse economic events that affect any single industry.
Construction and Development Loans.   The majority of our construction loans are offered within the Miami-Dade MSA to builders primarily for the construction of single-family homes and condominium and townhouse conversions or renovations and, to a lesser extent, to individuals. Our construction loans typically have terms of 12 to 18 months with the goal of transitioning the borrowers to permanent financing or re-underwriting and selling into the secondary market. According to our credit policy, the loan to value ratio may not exceed the lesser of 80% of the appraised value, as established by an independent appraisal, or 85% of costs for residential construction and 90% of costs for SBA 504 loans. As of September 30, 2019, our weighted average loan-to-value ratio on our construction, vacant land, and land development loans were 54.6%, 45.2% and 40.7%, respectively. All construction and development loans require an interest reserve account, which is sufficient to pay the loan through completion of the project. We conduct semi-annual stress testing of our construction loan portfolio and closely monitor underlying real estate conditions as well as our borrowers’ trends of sales valuations as compared to underwriting valuations as part of our ongoing risk management efforts. We also closely monitor our borrowers’ progress in construction buildout and strictly enforce our original underwriting guidelines for construction milestones and completion timelines.

	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
CRE and Construction & Development Loans, combined
1 – 4 Family Construction	$17,668	5.9%
Assignment of Mortgage	9,085	3.0%
Auto (Car Lot/Auto Repair)	14,518	4.8%
Commercial Construction	8,746	2.9%
Educational Facility	15,095	5.0%
Hotel	6,702	2.2%
Land Development	5,612	1.9%
Mixed Use	18,431	6.1%
Multifamily	22,118	7.4%
Office	37,483	12.5%
Other / Special Use	31,211	10.4%
Religious Facility	4,700	1.6%
Retail	52,672	17.5%
Vacant Land	6,042	2.0%
Warehouse	50,603	16.8%
Total	$300,686	100.0%

	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
CRE and Construction & Development Loans, combined
Broward	$54,099	18.0%
Miami-Dade	156,075	51.9%
Palm Beach	59,823	19.9%
Other FL County	27,430	9.1%
Out of State	3,259	1.1%
Total	$300,686	100.0%
As of September 30, 2019, non-owner occupied commercial real estate loans of  $155.8 million represented 185% of total risk-based capital and total construction and land development loans of $37.9 million represented 45% of total risk-based capital.
Residential Real Estate Loans.   We offer one-to-four family mortgage loans primarily on owner-occupied primary residences and, to a lesser extent, investor-owned residences, which make up approximately 20% of our residential loan portfolio. Our residential loans also include home equity lines of credit, which totaled approximately $23.4 million, or approximately 6.7% of our residential loan portfolio as of September 30, 2019. The average loan balance of closed-end residential loans in our residential portfolio was approximately $757,900 as of September 30, 2019. Our one-to-four family residential loans have a relatively small balance spread between many individual borrowers compared to our other loan categories. Our owner-occupied residential real estate loans usually have fixed rates for five or seven years and adjust on an annual basis after the initial term based on a typical maturity of 30 years. Upon the implementation of rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the origination, closing and servicing of the traditional residential loan products became much more complex, which led to increased cost of compliance and training. As a result, many banks exited the business, which created an opportunity for the banks that remained in the space. While the use of technology, and other related origination strategies have allowed non-bank originators to gain significant market share over the last several years, traditional banks that made investments in personnel and technology to comply with the new requirements have typically experienced loan growth. Unlike many of our competitors, we have been able to effectively compete in the residential loan market, while simultaneously doing the same in the commercial loan market which has enabled us to establish a broader and deeper relationship with our borrowers. Additionally, by offering a full line of residential loan products, the owners of the many small to medium sized businesses that we lend to use us, instead of a competitor, for financing a personal residence. This greater bandwidth to the same market has been a significant contributor to our growth and market share in South Florida. The following chart shows our residential real estate portfolio by loan type and the weighted average loan-to-value ratio for each loan type.
	As of September 30, 2019
(Dollars in thousands)	Amount	Percent	LTV (%)
Residential Real Estate
Primary Residences	$253,102	72.4%	58.3%
Investor Owned Residences	71,498	20.5%	47.5%
HELOC	23,374	6.7%	49.3%
Loans Held for Sale	1,332	0.4%	0.0%
Total	$349,306	100.0%
Commercial Loans.   In addition to our other loan products, we provide general commercial loans, including commercial lines of credit, working capital loans, term loans, equipment financing, letters of credit and other loan products, primarily in our market, and underwritten based on each borrower’s ability to service debt from income. These loans are primarily made based on the identified cash flows of the borrower, as determined based on a review of the client’s financial statements, and secondarily, on the underlying collateral provided by the borrower. The average loan balance of the loans in our commercial loan portfolio was $511,223 as of September 30, 2019. For commercial loans over $500,000, a global cash flow analysis is generally required, which forms the basis for the credit approval, “Global cash flow” is defined as a cash flow calculation which includes all income sources of all principals in the transaction as well as all debt payments, including the debt service associated with the proposed transaction. In general, a minimum 1.20x debt service coverage is preferred, but in no event may the debt service coverage ratio be less than 1.00x. As of September 30, 2019, the debt service coverage ratio for our commercial loan portfolio was approximately 2.8x, excluding approximately 8.1% of the commercial loan portfolio that is cash secured. Most commercial business loans are secured by a lien on general business assets including, among other things, available real estate, accounts receivable, promissory notes, inventory and equipment, and we generally obtain a personal guaranty from the borrower or other principal. The following chart shows our commercial loan portfolio by industry segment as of September 30, 2019.
	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
Commercial Loans
Business Products	$1,150	1.0%
Business Services	12,692	11.1%
Communication	10,645	9.3%
Construction	11,332	10.0%
Finance	29,783	26.1%
Healthcare	4,041	3.5%
Services	12,436	10.9%
Technology	780	0.7%
Trade	30,871	27.1%
Transportation	173	0.2%
Utilities	100	0.1%
Total	$114,003	100.0%
Consumer and Other Loans.   We offer consumer, or retail credit, to individuals for household, family, or other personal expenditures. Generally, these are either in the form of closed-end/installment credit loans or open-end/revolving credit loans. Occasionally, we will make unsecured consumer loans to highly qualified clients in amounts up to $250,000 with up to three-year repayment terms.
The following chart illustrates our gross loans net of unearned income and weighted average loan-to-value ratio for our collateralized loan portfolio as of the end of the months indicated.
The repayment of loans is a source of additional liquidity for us. The following table details maturities and sensitivity to interest rate changes for our loan portfolio at September 30, 2019.
	September 30, 2019
(Dollars in thousands)	Due in One Year or Less	Due in One to Five Years	Due After Five Years	Total
Commercial Real Estate	$20,870	$48,105	$193,786	$262,761
Residential Real Estate	38,638	39,422	271,246	349,306
Commercial	59,554	19,141	35,308	114,003
Construction and Development	18,481	4,680	14,764	37,925
Consumer and Other	3,964	2,223	1,713	7,900
Total loans	$141,507	$113,571	$516,817	$771,895
Amounts with fixed rates	$67,826	$93,612	$488,877	$650,315
Amounts with floating rates	$73,681	$19,959	$27,940	$121,580
Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. In general, we place loans on nonaccrual status when they become 90 days past due. We also place loans on nonaccrual status if they are less than 90 days past due if the collection of principal or interest is in doubt. When interest accrual is discontinued, all unpaid accrued interest is reversed from income. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are, in management’s opinion, reasonably assured. Any loan which the Bank deems to be uncollectible, in whole or in part, is charged off to the extent of the anticipated loss. Loans that are past due for 180 days or more are charged off unless the loan is well secured and in the process of collection. We currently have two loans that are 90 days or greater past due, but in accrual status. One of these loans is past due greater than 90 days due to the physical health of the borrower, but we expect to recover substantially all of the outstanding loan amount of this loan and it has not been placed in nonaccrual status. Payments on the other loan are currently restricted due to the borrower’s bankruptcy. The outstanding balance of that loan is approximately $728,000, but our total exposure is approximately $182,000 due to an SBA guaranty. The collateral for this loan is currently under contract by a third party purchaser with a non-refundable deposit and scheduled to close within the first quarter of 2020, at which time we expect to recover the full amount of this loan.
We believe our disciplined lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. We have several procedures in place to assist us in maintaining the overall quality of our loan portfolio, such as annual reviews of the underlying financial performance of all commercial loans in excess of  $500,000. We also engage in annual stress testing of the loan portfolio, and proactive collection and timely disposition of past due loans. Our bankers follow established underwriting guidelines, and we also monitor our delinquency levels for any negative trends. As a result, we have, in recent years, experienced a relatively low level of nonperforming assets. We had nonperforming assets of  $4.7 million as of September 30, 2019, or 0.49% of total assets, and we did not have any nonperforming assets as of December 31, 2018, 2017, or 2016. Occasionally, loans that we make will be impacted due to the occurrence of unforeseen events, which was a primary factor in the recent increase in our nonperforming assets relative to our historically low, near-zero levels. However, we believe that our low loan-to-value loan portfolio is well positioned to withstand these types of discrete events as they occur from time. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.
		December 31,
(Dollars in thousands)	September 30, 2019	2018	2017	2016	2015	2014
Accruing loans 90 or more days past due	$3,174	$—	$—	$—	$—	$—
Nonaccrual Loans
Commercial real estate	—	—	—	—	—	—
Residential real estate	487	—	—	—	—	—
Commercial	1,069	—	—	—	—	33
Construction and development	—	—	—	—	—	—
Consumer and other loans	—	—	—	—	—	—
Total nonperforming loans	$4,730	$—	$—	$—	$—	$33
Other real estate owned	—	—	—	—	—	—
Total nonperforming assets	$4,730	$—	$—	$—	$—	$33
Restructured loans-nonaccrual	$—	$—	$—	$—	$—	$33
Restructured loans-accruing	$376	$357	$409	$478	$493	$606
Ratio of nonperforming loans to total loans	0.62%	0.00%	0.00%	0.00%	0.00%	0.02%
Ratio of nonperforming assets to total assets	0.49%	0.00%	0.00%	0.00%	0.00%	0.02%
Credit Quality Indicators
We strive to manage and control credit risk in our loan portfolio by adhering to well-defined underwriting criteria and account administration standards established by our management team and approved by our Board. We employ a dedicated Chief Risk Officer and have established a Risk Committee at the Bank level which oversees, among other things, risks associated with our lending activities and enterprise risk management. Our written loan policies document underwriting standards, approval levels, exposure limits and other limits or standards that our management team and Board deem appropriate for an institution of our size and character. Loan portfolio diversification at the obligor, product and geographic levels are actively managed to mitigate concentration risk, to the extent possible. In addition, credit risk management includes an independent credit review process that assesses compliance with policies, risk rating standards and other critical credit information. In addition, we adhere to sound credit principles and evaluate our clients’ borrowing needs and capacity to repay, in conjunction with their character and financial history. Our management team and Board place significant emphasis on balancing a healthy risk profile and sustainable growth. Specifically, our approach to lending seeks to balance the risks necessary to achieve our strategic goals while ensuring that our risks are appropriately managed and remain within our defined limits. We believe that our credit culture is a key factor in our relatively low levels of nonperforming loans and nonperforming assets compared to other institutions within our market.
We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt including: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Generally, all credits greater than $500,000, other than residential real estate loans, are reviewed no less than annually to monitor and adjust, if necessary, the credit risk profile. Loans classified as “substandard” or “special mention” are reviewed quarterly for further evaluation to determine if they are appropriately classified and whether there is any impairment. Beyond the annual review, all loans are graded at initial issuance. In addition, during the renewal process of any loan, as well as if a loan becomes past due, we will determine the appropriate loan grade. Loans excluded from the review process above are generally classified as “pass” credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the client contacts us for a modification. In these circumstances, the loan is specifically evaluated for potential reclassification to special mention, substandard, doubtful, or even a charged-off status. We use the following definitions for risk ratings:
Pass.   A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary. The pass category includes the following:
•
Riskless:   Loans that are fully secured by liquid, properly margined collateral (listed stock, bonds, or other securities; savings accounts; certificates of deposit; loans or that portion thereof which are guaranteed by the U.S. Government or agencies backed by the “full faith and credit” thereof; loans secured by properly executed letters of credit from prime financial institutions).

•
High Quality Risk:   Loans to recognized national companies and well-seasoned companies that enjoy ready access to capital markets or to a range of financing alternatives. Borrower’s public debt offerings are accorded highest ratings by recognized rating agencies, e.g., Moody’s or Standard & Poor’s. Companies display sound financial conditions and consistent superior income performance. The borrower’s trends and those of the industry to which it belongs are positive.

•
Satisfactory Risk:   Loans to borrowers, reasonably well established, that display satisfactory financial conditions, operating results and excellent future potential. Capacity to service debt is amply demonstrated. Current financial strength, while financially adequate, may be deficient in a number of respects. Normal comfort levels are achieved through a closely monitored collateral position and/or the strength of outside guarantors.

•
Moderate Risk:   Loans to borrowers who are in non-compliance with periodic reporting requirements of the loan agreement, and any other credit file documentation deficiencies, which do not otherwise affect the borrower’s credit risk profile. This may include borrowers who fail to supply updated financial information that supports the adequacy of the primary source of repayment to service the Bank’s debt and prevents bank management to evaluate the borrower’s current debt service capacity. Existing loans will include those with consistent track records of timely loan payments, no material adverse changes to underlying collateral, and no material adverse changes to guarantor(s) financial capacity, evidenced by public record searches.

Special mention.   A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or our credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard.   A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardizes the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

Doubtful.   A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss.   A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2019
Commercial real estate	$258,569	$1,746	$2,446	$—	$262,761
Residential real estate	348,549	757	—	—	349,306
Commercial	111,774	432	1,797	—	114,003
Construction and development	37,925	—	—	—	37,925
Consumer	7,900	—	—	—	7,900
Total	$764,717	$2,935	$4,243	$—	$771,895
December 31, 2018
Commercial real estate	$189,228	$2,702	$—	$—	$191,930
Residential real estate	311,013	391	—	—	311,404
Commercial	82,668	577	31	—	83,276
Construction and development	17,608	—	—	—	17,608
Consumer	3,244	—	—	—	3,244
Total	$603,761	$3,670	$31	$—	$607,462
December 31, 2017
Commercial real estate	$155,671	$1,049	$—	$—	$156,720
Residential real estate	224,246	—	—	—	224,246
Commercial	58,936	98	31	—	59,065
Construction and development	28,272	—	—	—	28,272
Consumer	1,755	—	—	—	1,755
Total	$468,880	$1,147	$31	$—	$470,058
December 31, 2016
Commercial real estate	$116,208	$—	$—	$—	$116,208
Residential real estate	139,931	229	—	—	140,160
Commercial	37,525	280	68	—	37,873
Construction and development	29,036	—	—	—	29,036
Consumer	1,025	—	—	—	1,025
Total	$323,725	$509	$68	$—	$324,302
Allowance for Loan Losses
We believe that we maintain our allowance for loan losses at a level sufficient to provide for probable credit losses inherent in the loan portfolio as of the balance sheet date. Credit losses arise from the borrowers’ inability or unwillingness to repay, and from other risks inherent in the lending process including collateral risk, operations risk, concentration risk, and economic risk. We consider all of these risks of lending when assessing the adequacy of our allowance. The allowance for loan losses is established through a provision charged to expense. Loans are charged-off against the allowance when losses are probable and reasonably quantifiable. Our allowance for loan losses is based on management’s judgment of overall credit quality, which is a significant estimate based on a detailed analysis of the loan portfolio. Our allowance can and will change based on revisions to our assessment of our loan portfolio’s overall credit quality and other risk factors both internal and external to us.

We evaluate the adequacy of the allowance for loan losses on a quarterly basis. The allowance consists of two components. The first component consists of those amounts reserved for impaired loans. A loan is deemed impaired when, based on current information and events, it is probable that the Bank will not be able to collect all amounts due (principal and interest), according to the contractual terms of the loan agreement. Loans are monitored for potential impairment through our ongoing loan review procedures and portfolio analysis. Classified loans and past due loans over a specific dollar amount, and all troubled debt restructurings are individually evaluated for impairment.
The approach for assigning reserves for the impaired loans is determined by the dollar amount of the loan and loan type. Impairment measurement for loans over a specific dollar are determined on an individual loan basis with the amount reserved dependent on whether repayment of the loan is dependent on the liquidation of collateral or from some other source of repayment. If repayment is dependent on the sale of collateral, the reserve is equivalent to the recorded investment in the loan less the fair value of the collateral after estimated sales expenses. If repayment is not dependent on the sale of collateral, the reserve is equivalent to the recorded investment in the loan less the estimated cash flows discounted using the loan’s effective interest rate. The discounted value of the cash flows is based on the anticipated timing of the receipt of cash payments from the borrower. The reserve allocations for individually measured impaired loans are sensitive to the extent market conditions or the actual timing of cash receipts change. Impairment reserves for smaller-balance loans under a specific dollar amount are assigned on a pooled basis utilizing loss factors for impaired loans of a similar nature.
The second component is a general reserve on all loans other than those identified as impaired. General reserves are assigned to various homogenous loan pools, including commercial, commercial real estate, construction and development, residential real estate, and consumer. General reserves are assigned based on historical loan loss ratios determined by loan pool and internal risk ratings that are adjusted for various internal and external risk factors unique to each loan pool. The following table analyzes the activity in the allowance over the past five years and the nine-month periods ended September 30, 2019 and 2018.
	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Balance at beginning of period	$5,685	$4,535	$4,535	$3,532	$2,457	$1,875	$1,547
Charge-offs
Commercial real estate	—	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Construction and development	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	14	—
Total Charge-offs	—	—	—	—	—	14	—
Recoveries
Commercial real estate	—	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—	—
Commercial	—	—	—	12	11	2	—
Construction and development	—	—	—	—	—	—	—
Consumer and other	2	—	—	—	—	—	—
Total recoveries	2	—	—	12	11	2	—
Net charge-offs (recoveries)	(2)	—	—	(12)	(11)	12	—
Provision for loan losses	762	790	1,150	991	1,065	596	328
Balance at end of period	$6,449	$5,325	$5,685	$4,535	$3,532	$2,457	$1,875
Ratio of net charge-offs to average loans	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
ALLL as a percentage of loans at end of period	0.84%	0.90%	0.94%	0.96%	1.09%	0.99%	1.00%
ALLL as a multiple of net charge-offs	N/A	N/A	N/A	N/A	N/A	206.9%	N/A
ALLL as a percentage of nonperforming loans	136.3%	N/A	N/A	N/A	N/A	N/A	N/A

We had recoveries of  $2,000 for the nine months ended September 30, 2019, and did not have any net charge-offs or recoveries for the nine months ended September 30, 2018 or the year ended December 31, 2018. Our allowance for loan losses was $6.4 million at September 30, 2019 compared to $5.7 million at December 31, 2018, an increase of 12.3%. The increase was primarily due to the growth of our loan portfolio. At September 30, 2019, our allowance for loan losses was 0.84% of total gross loans (net of overdrafts) and provided coverage of 136.3% of our nonperforming loans, compared to an allowance for loan losses to total gross loans (net of overdrafts) ratio of 0.94% as of December 31, 2018. We believe our allowance at September 30, 2019 was adequate to absorb potential losses inherent in our loan portfolio. Our allowance for loan losses totaled $5.7 million at December 31, 2018 compared to $4.5 million at December 31, 2017 and $3.5 million at December 31, 2016. The increases in our allowance for loan losses in 2018 and 2017 were due to growth in our loan portfolio. The slight decrease in the allowance for loan loss as a percentage of total gross loans in 2017 was primarily attributable to a favorable problem loan migration and improving risk factors within our loan portfolio. At December 31, 2018, our allowance for loan losses was 0.94% of total gross loans (net of overdrafts) compared to 0.96% and 1.09% at December 31, 2017 and 2016, respectively. We did not have any nonperforming loans at December 31, 2018, 2017, or 2016. The following table provides an allocation of the allowance for loan losses to specific loan types as of September 30, 2019 and 2018 and as of the end of the fiscal year for each of the past five years.
	September 30, 2019		December 31, 2018		December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014
(Dollars in thousands)	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent
Commercial real estate	$1,788	27.7%	$1,435	25.2%	$1,275	28.1%	$838	23.7%	$730	29.7%	$346	18.5%
Residential real estate	3,292	51.0%	1,822	32.0%	1,590	35.0%	1,281	36.3%	912	37.2%	1,075	57.3%
Commercial	1,036	16.1%	2,106	37.1%	1,170	25.8%	648	18.3%	534	21.7%	318	17.0%
Construction and development	255	4.0%	262	4.6%	452	10.0%	742	21.0%	266	10.8%	109	5.8%
Consumer and other	78	1.2%	60	1.1%	48	1.1%	23	0.7%	15	0.6%	27	1.4%
Total allowance for loan losses	$6,449	100.0%	$5,685	100.0%	$4,535	100.0%	$3,532	100.0%	$2,457	100.0%	$1,875	100.0%

At September 30, 2019, the recorded investment in impaired loans was $4.0 million, $1.1 million of which required a specific reserve of  $0.6 million, compared to a recorded investment in impaired loans of $0.3 million at December 31, 2018, which increase was due to one loan being placed in nonaccrual status in June, $0.4 million at December 31, 2017 and $0.5 million at December 31, 2016. None of the impaired loans at December 31, 2018, 2017, or 2016 required a specific reserve.
Impaired loans also include certain loans that were modified as troubled debt restructurings, or TDRs. At September 30, 2019, we had two loans amounting to $1.6 million that were considered to be TDRs, compared to two loans amounting to $1.1 million at December 31, 2018 and two loans totaling $0.4 million at December 31, 2017. We did not allocate any specific reserves to loans that have been modified as TDRs as of September 30, 2019 or December 31, 2018. Three loans amounting to $0.5 million were considered to be TDRs at December 31, 2016 and we did not allocate any specific reserves to these loans.
Deposits
Deposits are our primary source of funding. We offer a variety of deposit products including checking, NOW, savings, money market and time accounts all of which we actively market at competitive pricing. We generate deposits from our consumer and commercial clients through the efforts of our private bankers. We supplement our deposits with wholesale funding sources such as Quickrate and brokered deposits. However, we do not significantly rely on wholesale funding sources, which are generally viewed as less stable compared to core deposits due to the relatively higher price elasticity of demand for deposits from wholesale sources. As of September 30, 2019 and December 31, 2018, these wholesale deposits represented 5.2% and 3.99%, respectively, of our total deposits.
Interest-bearing deposits increased $162.1 million, or 34.3%, from December 31, 2018 to September 30, 2019 primarily due to a $123.7 million increase in money market account balances and a $18.4 million increase in certificates of deposit. In order to fund our loan growth, all of our bankers are actively involved with our strategic efforts and are incentivized to grow core deposits. The average rate paid on interest-bearing deposits increased 52 basis points from 1.23% for the year ended December 31, 2018 to 1.75% for the nine months ended September 30, 2019. Rates paid on certificates of deposit increased 49 basis points, or 28.8%, over the same period. The increase in average rates paid on interest-bearing deposits and certificates of deposit was a result of a continued increase market rates of interest during the first half of 2019, as well as upward competitive pricing pressures, partially offset by rate cuts during the third quarter of 2019. As of September 30, 2019, we had approximately $24.4 million in brokered deposits, 3.0% of total, that were classified as brokered deposits, an increase of approximately $4.5 million, or 22.2% from December 31, 2018. We did not obtain these brokered deposits through a deposit listing agency, but rather through an existing relationship with the Bank. However, these deposits meet the regulatory definition of brokered deposits and are reported accordingly.
Interest-bearing deposits increased $114.7 million, or 31.7%, from December 31, 2017 to December 31, 2018. Certificates of deposit increased $18.3 million and money market accounts and NOW accounts increased $96.5 million. The average rate paid on interest-bearing deposits increased 33 basis points for the year ended December 31, 2018 compared to the year ended December 31, 2017. The average rate paid on certificates of deposit increased 42 basis points over the same period. The increase in average rates paid on interest-bearing deposits and certificates of deposit was a result of increasing market interest rates during 2018, as well as upward competitive pricing pressures. As of December 31, 2018, we had approximately $19.9 million in deposits, 3.2% of total, classified as brokered deposits, compared to no deposits classified as brokered deposits as of December 31, 2017 or 2016.
For the year ended December 31, 2017, interest-bearing deposits increased $98.2 million, or 37.7%, certificates of deposit decreased $23.6 million and money market accounts and NOW accounts increased $121.8 million compared to December 31, 2016. Average rates paid for deposits increased 7 basis points, or 8.4%, from the prior year primarily as a result of higher rates paid for money market accounts and large time deposits. The following table presents the average balances and average rates paid on deposits for the periods indicated.
	For the Nine Months Ended September 30, 2019		For the Year Ended December 31
			2018		2017		2016
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
NOW accounts	$30,680	0.37%	$24,791	0.29%	$14,473	0.23%	$12,926	0.21%
Money market accounts	407,669	1.76%	304,772	1.18%	198,513	0.80%	137,005	0.65%
Savings accounts	7,999	1.38%	2,354	0.13%	2,234	0.10%	1,921	0.10%
Certificates of deposit	100,897	2.19%	83,636	1.70%	78,340	1.28%	83,131	1.23%
Total interest-bearing deposits	547,245	1.75%	415,553	1.23%	293,560	0.90%	234,983	0.83%
Noninterest-bearing deposits	163,513	0.00%	127,659	0.00%	91,230	0.00%	68,142	0.00%
Total deposits	$710,758	1.35%	$543,212	0.94%	$384,790	0.68%	$303,125	0.64%

The following table presents the ending balances and percentage of total deposits for the periods indicated.
	For the Nine Months Ended September 30, 2019		For the Year Ended December 31
			2018		2017		2016
(Dollars in thousands)	Ending Balance	% of Total	Ending Balance	% of Total	Ending Balance	% of Total	Ending Balance	% of Total
NOW accounts	$37,297	4.53%	$25,088	4.16%	$19,515	4.25%	$12,087	3.73%
Money market accounts	475,670	57.79%	352,002	58.35%	260,850	56.81%	146,829	45.33%
Savings accounts	10,188	1.24%	2,389	0.40%	2,660	0.58%	2,343	0.72%
Certificates of deposit	111,983	13.61%	93,578	15.51%	75,302	16.40%	98,901	30.53%
Total interest-bearing deposits	635,138	77.17%	473,057	78.41%	358,327	78.04%	260,160	80.32%
Noninterest-bearing deposits	187,927	22.83%	130,245	21.59%	100,847	21.96%	63,762	19.68%
Total deposits	$823,065	100.00%	$603,302	100.00%	$459,174	100.00%	$323,922	100.00%
The following table presents the maturities of our certificates of deposit as of September 30, 2019.
(Dollars in thousands)	Three Months or Less	Over Three Through Six Months	Over Six Months Through 12 Months	Over 12 Months	Total
$100,000 or more	$15,167	$18,503	$59,846	$11,116	$104,632
Less than $100,000	1,694	1,544	3,476	637	7,351
Total	$16,861	$20,047	$63,322	$11,753	$111,983
Borrowings
We primarily use short-term and long-term borrowings to supplement deposits to fund our lending and investment activities.
FHLB Advances.   The FHLB allows us to borrow up to 25% of our assets on a blanket floating lien status collateralized by certain securities and loans. As of September 30, 2019, approximately $151.8 million in real estate loans were pledged as collateral for our FHLB borrowings. We utilize these borrowings to meet liquidity needs and to fund certain fixed rate loans in our portfolio. As of September 30, 2019, we had $50.0 million in outstanding advances and $57.6 million in additional available borrowing capacity from the FHLB based on the collateral that we have currently pledged. The following table sets forth certain information on our FHLB borrowings during the periods presented.
	Nine Months Ended September 30, 2019	Years Ended December 31,
(Dollars in thousands)		2018	2017	2016
Amount outstanding at period-end	$50,000	$40,000	$25,000	$20,000
Weighted average interest rate at period-end	2.23%	2.27%	1.44%	1.02%
Maximum month-end balance during period	$50,000	$40,000	$25,000	$20,000
Average balance outstanding during period	45,055	34,712	17,479	16,965
Weighted average interest rate during period	2.33%	2.11%	1.34%	1.02%
Federal Reserve Bank of Atlanta.   The Federal Reserve Bank of Atlanta has an available borrower in custody arrangement which allows us to borrow on a collateralized basis. No advances were outstanding under this facility as of September 30, 2019.
Liquidity and Capital Resources
Capital Resources
Shareholders’ equity decreased $1.7 million for the nine months ended September 30, 2019 compared to the year ended December 31, 2018, primarily due to our repurchase of 200,000 shares of Class A common stock from De Linea CV for an aggregate purchase price of  $3.5 million. See “Certain

Relationships and Related Party Transactions — Stock Repurchase.” Net income resulted in an increase to retained earnings of  $1.3 million as of September 30, 2019. Shareholders’ equity increased $22.1 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. Net income resulted in an increase to retained earnings of  $2.1 million as of December 31, 2018. Shares of common stock totaling 1,095,890 were issued upon the closing of our 2018 private offering, resulting in an increase to shareholders’ equity of approximately $20.0 million.
For the year ended December 31, 2017, shareholders’ equity increased $20.7 million, primarily as a result of shares issued in connection with our 2017 private offering and net income of  $1.8 million. Shares of common stock totaling 1,300,266 were issued upon the closing of our 2017 private offering, resulting in an increase to shareholders’ equity of approximately $18.9 million. During 2017, shares issued as compensation and stock-based compensation increased common stock and additional paid-in-capital in the aggregate by $39,000.
We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum ratios of common equity Tier 1, Tier 2, and total capital as a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 150%. We are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio.
In July 2013, federal bank regulatory agencies issued a final rule that revised their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with certain standards that were developed by Basel III and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions and bank holding companies and savings and loan holding companies with total consolidated assets of more than $1 billion, which we refer to below as “covered” banking organizations. We were required to implement the new Basel III capital standards as of January 1, 2015 and January 1, 2018, respectively.
As of September 30, 2019, we were in compliance with all applicable regulatory capital requirements to which we were subject, and the Bank was classified as “well capitalized” for purposes of the prompt corrective action regulations. As we deploy our capital and continue to grow our operations, our regulatory capital levels may decrease depending on our level of earnings. However, we intend to monitor and control our growth in order to remain in compliance with all regulatory capital standards applicable to us. See “Supervision and Regulation — Capital Adequacy Guidelines” for additional discussion regarding the regulatory capital requirements applicable to the Company and the Bank.
The following table presents our regulatory capital ratios as of the dates indicated. The amounts presented exclude the capital conservation buffer. See “Supervision and Regulation — Professional Holding Corp. — Capital Regulations.”
	Actual		Minimum for capital adequacy		Minimum to be well capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2019
Total risk-based capital ratio
Bank	$84,082	12.4%	$54,424	8.0%	$68,030	10.0%
Company	85,091	12.5%	54,424	8.0%	N/A	N/A
Tier 1 risk-based capital ratio
Bank	77,026	11.3%	40,818	6.0%	54,424	8.0%
Company	78,036	11.5%	40,818	6.0%	N/A	N/A

	Actual		Minimum for capital adequacy		Minimum to be well capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier1 leverage ratio
Bank	77,026	8.3%	36,992	4.0%	46,240	5.0%
Company	78,036	8.4%	36,992	4.0%	N/A	N/A
Common equity tier 1 capital ratio
Bank	77,026	11.3%	30,614	4.5%	44,220	6.5%
Company	78,036	11.5%	30,614	4.5%	N/A	N/A
December 31, 2018
Total risk-based capital ratio
Bank	$68,427	13.4%	$40,731	8.0%	$50,914	10.0%
Company	86,014	16.9%	40,731	8.0%	N/A	N/A
Tier 1 risk-based capital ratio
Bank	62,519	12.3%	30,549	6.0%	40,731	8.0%
Company	80,107	15.7%	30,549	6.0%	N/A	N/A
Tier1 leverage ratio
Bank	62,519	8.6%	29,129	4.0%	36,411	5.0%
Company	80,107	11.0%	29,129	4.0%	N/A	N/A
Common equity tier 1 capital ratio
Bank	62,539	12.3%	22,911	4.5%	33,094	6.5%
Company	80,107	15.7%	22,911	4.5%	N/A	N/A
December 31, 2017
Total risk-based capital ratio
Bank	$49,234	12.0%	$32,866	8.0%	$41,083	10.0%
Company	62,649	15.2%	32,866	8.0%	N/A	N/A
Tier 1 risk-based capital ratio
Bank	44,476	10.8%	24,650	6.0%	32,866	8.0%
Company	57,892	14.1%	24,650	6.0%	N/A	N/A
Tier1 leverage ratio
Bank	44,476	8.7%	20,513	4.0%	25,641	5.0%
Company	57,892	11.3%	20,513	4.0%	N/A	N/A
Common equity tier 1 capital ratio
Bank	44,476	10.8%	18,487	4.5%	26,704	6.5%
Company	57,892	14.1%	18,487	4.5%	N/A	N/A
December 31, 2016
Total risk-based capital ratio
Bank	$36,800	12.0%	$24,628	8.0%	$30,785	10.0%
Company	40,766	13.2%	24,628	8.0%	N/A	N/A
Tier 1 risk-based capital ratio
Bank	33,045	10.7%	18,471	6.0%	24,628	8.0%
Company	37,011	12.0%	18,471	6.0%	N/A	N/A

	Actual		Minimum for capital adequacy		Minimum to be well capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier1 leverage ratio
Bank	33,045	8.8%	15,036	4.0%	18,795	5.0%
Company	37,011	9.8%	15,036	4.0%	N/A	N/A
Common equity tier 1 capital ratio
Bank	33,045	10.7%	13,853	4.5%	20,011	6.5%
Company	37,011	12.0%	13,853	4.5%	N/A	N/A
Liquidity
In general terms, liquidity is a measurement of our ability to meet our cash needs. Our objective in managing our liquidity is to maintain our ability to fund loan commitments, purchase securities, accommodate deposit withdrawals or repay other liabilities in accordance with their terms, without an adverse impact on our current or future earnings. Our liquidity strategy is guided by policies that are formulated and monitored by our Asset Liability Management Committee, or ALCO, and senior management, including our Liquidity Contingency Policy, and which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. We regularly evaluate all of our various funding sources with an emphasis on accessibility, stability, reliability and cost-effectiveness. Our principal source of funding has been our clients’ deposits, supplemented by our short-term borrowings, primarily from FHLB borrowings. We believe that the cash generated from operations, our borrowing capacity and our access to capital resources are sufficient to meet our future operating capital and funding requirements.
At September 30, 2019, we had the ability to generate approximately $97.3 million in additional liquidity through all of our available resources beyond our overnight funds sold position. In addition to the primary borrowing outlets mentioned above, we also have the ability to generate liquidity by borrowing from the Federal Reserve Discount Window and through brokered deposits. We recognize the importance of maintaining liquidity and have developed a Contingent Liquidity Plan, which addresses various liquidity stress levels and our response and action based on the level of severity. We periodically test our credit facilities for access to the funds, but also understand that as the severity of the liquidity level increases, certain credit facilities may no longer be available. We conduct quarterly liquidity stress tests and the results are reported to our Asset-Liability Management Committee and our Board. We believe the liquidity available to us is sufficient to meet our ongoing needs.
We also view our investment portfolio as a liquidity source and have the option to pledge securities in our portfolio as collateral for borrowings or deposits, and/or sell selected securities. Our portfolio primarily consists of debt issued by the federal government and governmental agencies. The weighted-average maturity of our portfolio was 3.65 years and 4.43 years at September 30, 2019 and December 31, 2018, respectively, and had a net unrealized pre-tax loss of  $84,000 and $0.5 million, respectively, in our available for sale securities portfolio as of those dates.
Our average net overnight funds sold position (defined as funds sold plus interest-bearing deposits with other banks less funds purchased) was $24.5 million during the first nine months of 2019 compared to an average net overnight funds sold position of  $20.7 million for the 2018 full year period. As we have continued to experience high organic growth, we have preferred to maintain our excess liquidity in assets with greater liquidity, such as federal funds sold, as opposed to less liquid, but slightly higher yielding, assets, like investment securities.
We expect our capital expenditures over the next 12 months to be approximately $1.7 million, which will consist primarily of investments in fintech products and services related to the development of our Digital Innovation Center in Cleveland, Ohio, technology purchases for our new banking offices, business applications, information technology security needs as well as furniture, fixtures and equipment for our new banking offices. We expect that these capital expenditures will be funded with existing resources without impairing our ability to meet our ongoing obligations.

Inflation
The impact of inflation on the banking industry differs significantly from that of other industries in which a large portion of total resources are invested in fixed assets such as property, plant and equipment. Assets and liabilities of financial institutions are primarily all monetary in nature, and therefore are principally impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy.
Contractual Obligations
We have contractual obligations to make future payments on debt and lease agreements. While our liquidity monitoring and management consider both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on future obligations and summarizes our contractual obligations as of September 30, 2019.
(Dollars in thousands)	Due in One Year or Less	Due after One Through Three Years	Due After Three Through Five Years	Due After Five Years	Total
FHLB Advances	$10,000	$20,000	$20,000	$—	$50,000
Certificates of deposit $100,000 or more	93,516	11,116	—	—	104,632
Certificates of deposit less than $100,000	6,714	637	—	—	7,351
Operating leases	1,060	2,147	2,138	2,217	7,562
Total	$111,290	$33,900	$22,138	$2,217	$169,545
Off-Balance Sheet Items
In the normal course of business, we enter into various transactions that, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our clients. These transactions include commitments to extend credit and issue letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in our consolidated balance sheets. Our exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments. We are not aware of any accounting loss to be incurred by funding these commitments, however we maintain an allowance for off-balance sheet credit risk which is recorded in other liabilities on the consolidated balance sheet.
Our commitments associated with outstanding letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.
	As of September 30, 2019	As of December 31,
(Dollars in thousands)		2018	2017	2016
Unfunded lines of credit	$184,360	$106,866	$75,791	$74,536
Commitments to extend credit	22,604	30,599	42,809	44,802
Letters of credit	10,697	10,417	10,546	6,870
Total credit extension commitments	$217,661	$147,882	$129,146	$126,208
Unfunded lines of credit represent unused portions of credit facilities to our current borrowers that represent no change in credit risk in our portfolio. Lines of credit generally have variable interest rates. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment, less the amount of any advances made.
Letters of credit are conditional commitments issued by us to guarantee the performance of a client to a third party. In the event of nonperformance by the client in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. If the commitment is funded, we would be entitled to seek recovery from the client from the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash or marketable securities.
Our policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements and our credit risk associated with issuing letters of credit is similar to the credit risk involved in extending loan facilities to our clients. The effect on our revenue, expenses, cash flows, and liquidity of the unused portions of these letters of credit commitments and letters of credit cannot be precisely predicted because there is no guarantee that the lines of credit will be used.
Commitments to extend credit are agreements to lend funds to a client, as long as there is no violation of any condition established in the contract, for a specific purpose. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn, the total commitment amounts disclosed above do not necessarily represent future cash requirements. We evaluate each client’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by us, upon extension of credit is based on management’s credit evaluation of the client.
We enter into forward commitments for the delivery of mortgage loans in our current pipeline. Interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from our commitments to fund the loans. These commitments to fund mortgage loans, to be sold into the secondary market, (interest rate lock commitments) and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. We attempt to minimize our exposure to loss under credit commitments by subjecting them to the same credit approval and monitoring procedures as we do for on-balance sheet instruments.
Certain Performance Metrics
The following table shows the return on average assets (computed as net income divided by average total assets), return on average equity (computed as net income divided by average equity) and average equity to average assets ratios for the nine months ended September 30, 2019 and for the years ended December 31, 2018, 2017, and 2016.
	Nine Months Ended September 30, 2019	Years Ended December 31,
		2018	2017	2016
Return on Average Assets(1)	0.21%	0.33%	0.39%	0.33%
Return on Average Equity(1)	2.25%	3.52%	3.30%	3.15%
Average Equity to Average Assets	9.44%	9.33%	11.95%	10.01%

(1)
Annualized for the nine months ended September 30, 2019.

Market Risk and Interest Rate Sensitivity
Overview
Market risk arises from changes in interest rates, exchange rates, commodity prices, and equity prices. We have risk management policies designed to monitor and limit exposure to market risk and we do not participate in activities that give rise to significant market risk involving exchange rates, commodity prices, or equity prices. In asset and liability management activities, our policies are designed to minimize structural interest rate risk.
Interest Rate Risk Management
Our net income is largely dependent on net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest earning assets. When interest-bearing liabilities mature or reprice more quickly than interest earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest-bearing liabilities, falling market interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits and shareholders’ equity.
We have established what we believe to be a comprehensive interest rate risk management policy, which is administered by ALCO. The policy establishes limits of risk, which are quantitative measures of the percentage change in net interest income (a measure of net interest income at risk) and the fair value of equity capital (a measure of economic value of equity, or EVE, at risk) resulting from a hypothetical change in interest rates for maturities from one day to 30 years. We measure the potential adverse impacts that changing interest rates may have on our short-term earnings, long-term value, and liquidity by employing simulation analysis through the use of computer modeling. The simulation model captures optionality factors such as call features and interest rate caps and floors imbedded in investment and loan portfolio contracts. As with any method of gauging interest rate risk, there are certain shortcomings inherent in the interest rate modeling methodology used by us. When interest rates change, actual movements in different categories of interest earning assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions used in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan clients’ ability to service their debts, or the impact of rate changes on demand for loan and deposit products.
The balance sheet is subject to testing for interest rate shock possibilities to indicate the inherent interest rate risk. We prepare a current base case and several alternative interest rate simulations (-400, -300, -200, -100,+100, +200, +300 and +400 basis points (bps)), at least once per quarter, and report the analysis to ALCO and our Board. We augment our interest rate shock analysis with alternative interest rate scenarios on a quarterly basis that may include ramps, parallel shifts, and a flattening or steepening of the yield curve (non-parallel shift). In addition, more frequent forecasts may be produced when interest rates are particularly uncertain or when other business conditions so dictate.
Our goal is to structure the balance sheet so that net interest earnings at risk over a 12-month period and the economic value of equity at risk do not exceed policy guidelines at the various interest rate shock levels. We attempt to achieve this goal by balancing, within policy limits, the volume of floating-rate liabilities with a similar volume of floating-rate assets, by keeping the average maturity of fixed-rate asset and liability contracts reasonably matched, by managing the mix of our core deposits, and by adjusting our rates to market conditions on a continuing basis.
Analysis
The following table indicates that, for periods less than one year, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a slightly liability-sensitive position. For a bank with a liability-sensitive position, otherwise refered to as a negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect.

REPRICING GAP
September 30, 2019 (Dollars in thousands)	Within One Month	After One Month Through Three Months	After Three Months Through 12 Months	Within One Year	Greater than One Year or Nonsensitive	Total
Assets
Interest earning assets
Loans(1)	$158,263	$28,574	$149,311	$336,148	$428,515	$764,663
Securities	22,799	2,182	1,784	26,765	2,670	29,435
Interest-bearing deposits at other financial institutions(2)	90,010	—	—	90,010	—	90,010
Federal funds sold	26,398	—	—	26,398	—	26,398
Total interest earning assets	$297,470	$30,756	$151,095	$479,321	$431,185	$910,506
Liabilities
Interest-bearing liabilities
Interest-bearing deposits	$311,145	$9,214	$41,457	$361,816	$161,339	$523,155
Time deposits	26,865	9,552	63,813	100,230	11,753	111,983
Total interest-bearing deposits	338,010	18,766	105,270	462,046	173,092	635,138
Securities sold under agreements to repurchase	—	—	—	—	—	—
FHLB Advances	12,496	10,000	7,504	30,000	20,000	50,000
Other borrowed funds	—	—	—	—	—	—
Total interest-bearing liabilities	$350,506	$28,766	$112,774	$492,046	$193,092	$685,138
Period gap	$(53,036)	$1,990	$38,321	$(12,725)	$238,093
Cumulative gap	$(53,036)	$(51,046)	$(12,725)	$(12,725)	$225,368
Ratio of cumulative gap to total earning assets	(17.83)%	(165.97)%	(8.42)%	(2.65)%	52.27%
Ratio of cumulative gap to cumulative total earning assets	(5.82)%	(5.61)%	(1.40)%	(1.40)%	24.75%

(1)
Includes loans held for resale

(2)
Includes FRB and FHLB stock, which has been historically redeemable at par.

CASH FLOW GAP
September 30, 2019 (Dollars in thousands)	Within One Month	After One Month Through Three Months	After Three Months Through 12 Months	Within One Year	Greater than One Year or Nonsensitive	Total
Assets
Interest earning assets
Loans(1)	$28,315	$30,636	$144,402	$203,353	$561,310	$764,663
Securities	1,811	1,012	3,220	6,043	23,392	29,435
Interest-bearing deposits at other financial institutions(2)	90,010	—	—	90,010	—	90,010
Federal funds sold	26,398	—	—	26,398	—	26,398
Total interest earning assets	$146,534	$31,648	$147,622	$325,804	$584,702	$910,506
Liabilities
Interest-bearing liabilities
Interest-bearing deposits	$12,889	$25,778	$116,001	$154,668	$368,487	$523,155
Time deposits	26,865	9,552	63,813	100,230	11,753	111,983
Total interest-bearing deposits	39,754	35,330	179,814	254,898	380,240	635,138
Securities sold under agreements to repurchase	—	—	—	—	—	—
FHLB Advances	3,263	11,525	14,434	29,222	20,778	50,000
Other borrowed funds	—	—	—	—	—	—
Total interest-bearing liabilities	$43,017	$46,855	$194,248	$284,120	$401,018	$685,138
Period gap	$103,517	$(15,207)	$(46,626)	$41,684	$183,684
Cumulative gap	$103,517	$88,310	$41,684	$41,684	$225,368
Ratio of cumulative gap to total earning assets	70.64%	279.04%	28.24%	12.79%	38.54%

(1)
Includes loans held for sale

(2)
Includes FRB and FHLB stock, which has been historically redeemable at par.

Measures of net interest income at risk produced by simulation analysis are indicators of an institution’s short-term performance in alternative rate environments. These measures are typically based upon a relatively brief period, and do not necessarily indicate the long-term prospects or economic value of the institution.
The following table summarizes the results of our net interest income at risk analysis in simulating the change in net interest income and fair value of equity over a 12-month and 24-month horizon as of September 30, 2019, and December 31, 2018 and 2017.
Net Interest Income at Risk – 12 months	-400bps	-300bps	-200bps	-100bps	Flat	+100bps	+200bps	+300bps	+400bps
Policy Limit	(20.0)%	(15.0)%	(10.0)%	(5.0)%	N/A	10.0%	15.0%	20.0%	25.0%
September 30, 2019	2.4%	4.6%	3.78%	1.0%	N/A	(0.7)%	(1.4)%	(2.1)%	(3.1)%
December 31, 2018	(9.9)%	(6.6)%	(4.7)%	(1.6)%	N/A	0.6%	0.8%	1.0%	1.2%
December 31, 2017	(11.8)%	(8.2)%	(5.6)%	(4.3)%	N/A	(3.6)%	(7.0)%	(10.5)%	13.9%
Net Interest Income at Risk – 24 months	-400bps	-300bps	-200bps	-100bps	Flat	+100bps	+200bps	+300bps	+400bps
Policy Limit	(20.0)%	(15.0)%	(10.0)%	(5.0)%	N/A	10.0%	15.0%	20.0%	25.0%
September 30, 2019	(8.3)%	(4.5)%	(1.9)%	(2.6)%	N/A	2.1%	3.6%	4.8%	5.6%
December 31, 2018	(16.1)%	(12.0)%	(7.7)%	(2.7)%	N/A	1.3%	2.3%	3.1%	3.7%
December 31, 2017	(18.4)%	(13.7)%	(10.2)%	(6.2)%	N/A	5.0%	9.8%	14.7%	19.6%

Using an EVE, we analyze the risk to capital from the effects of various interest rate scenarios through a long-term discounted cash flow model. This measures the difference between the economic value of our assets and the economic value of our liabilities, which is an estimate of liquidation value. While this provides some value as a risk measurement tool, management believes net interest income at risk is more appropriate in accordance with the going concern principle.
The following table illustrates the results of our EVE analysis as of September 30, 2019 and December 31, 2018 and 2017.
Economic Value of Equity as of	-400bps	-300bps	-200bps	-100bps	Flat	+100bps	+200bps	+300bps	+400bps
Policy Limit	(30.0)%	(20.0)%	(15.0)%	(10.0)%	N/A	17.5%	22.5%	27.5%	37.5%
September 30, 2019	5.8%	6.8%	6.9%	3.5%	N/A	(3.9)%	(9.5)%	(15.4)%	(21.9)%
December 31, 2018	(5.3)%	(0.4)%	0.7%	0.6%	N/A	(3.7)%	(8.2)%	(13.2)%	(19.0)%
December 31, 2017	(4.2)%	(0.7)%	1.8%	(0.5)%	N/A	(2.6)%	(5.0)%	(7.2)%	(9.7)%
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.
We have identified the following accounting policies and estimates that, due to the difficult, subjective, or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of the financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. We believe that the judgments, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate.
Allowance for Loan Losses
The allowance for loan losses provides for known and inherent losses in the loan portfolio based upon management’s best assessment of the loan portfolio at each balance sheet date. It is maintained at a level estimated to be adequate to absorb potential losses through periodic charges to the provision for loan losses.
The allowance for loan losses consists of specific and general reserves. Specific reserves relate to loans classified as impaired. Loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the loan. Impaired loans include troubled debt restructurings, and performing and nonperforming loans. Impaired loans are reviewed individually and a specific allowance is allocated, if necessary, based on evaluation of either the fair value of the collateral underlying the loan or the present value of future cash flows calculated using the loan’s existing interest rate. General reserves relate to the remainder of the loan portfolio, including overdrawn deposit accounts, and are based on evaluation of a number of factors, such as current economic conditions, the quality and composition of the loan portfolio, loss history, and other relevant factors.
Our loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. However, the ability of borrowers to honor their contractual repayment obligations is substantially dependent on changing economic conditions. Because of the uncertainties associated with economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of loan losses in the loan portfolio and the amount of the allowance needed may change in the future. The determination of the allowance for loan losses is, in large part, based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In situations where the repayment of a loan is dependent on the value of the underlying collateral, an independent appraisal of the collateral’s current market value is customarily obtained and used in the determination of the allowance for loan loss.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in economic conditions. Also regulatory agencies, as an integral part of their examination process, periodically review management’s assessments of the adequacy of the allowance for loan losses. Such agencies may require us to recognize additional losses based on their judgments about information available to them at the time of their examination.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market inputs. For financial instruments that are traded actively and have quoted market prices or observable market inputs, there is minimal subjectivity involved in measuring fair value. However, when quoted market prices or observable market inputs are not fully available, significant management judgment may be necessary to estimate fair value. In developing our fair value estimates, we maximize the use of observable inputs and minimize the use of unobservable inputs.
The fair value hierarchy defines Level 1 valuations as those based on quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 2 valuations include inputs based on quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 3 valuations are based on at least one significant assumption not observable in the market, or significant management judgment or estimation, some of which may be internally developed.
Financial assets that are recorded at fair value on a recurring basis include investment securities available for sale, and loans held for sale.
Recent Accounting Pronouncements
The following provides a brief description of accounting standards that have been issued but are not yet adopted that could have a material effect on the our financial statements. Please also refer to the Notes to our consolidated financial statements included in this joint proxy statement/prospectus for a full description of recent accounting pronouncements, including the respective expected dates of adoption and anticipated effects on our results of operations and financial condition.
ASU 2016-13, Financial Instruments — Credit Loses (Topic 326)
In June 2016, FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss, or CECL, model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (i.e. loan commitments, standby letters of credit, financial guarantees and other similar instruments). We anticipated that this ASU would be effective for us on January 1, 2021, but the FASB announced on October 16, 2019, a delay of the effective date of ASU 2016-13 for smaller reporting companies until January 1, 2023. We are in the process of evaluating and implementing changes to credit loss estimation models and related processes. Updates to business processes and the documentation of accounting policy decisions are ongoing. We may recognize an increase in the allowance for credit losses upon adoption, recorded as a one-time cumulative adjustment to retained earnings. However, the magnitude of the impact on our consolidated financial statements has not yet been determined. See “Supervision and Regulation — Current Expected Credit Losses.”

MANAGEMENT OF PROFESSIONAL
Unless the context requires otherwise, references in this “Management of Professional” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
The following table sets forth the name, age as of December 31, 2019, and position of the individuals who currently serve as executive officers and directors of the Company and Bank. The following also includes certain information regarding our directors’ and officers’ individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.
Name	Age	Position(s)
Executive Officers:
Daniel R. Sheehan	44	Chairman and Chief Executive Officer of the Company and Bank; Director of the Company and the Bank
Abel L. Iglesias	57	President and Chief Operating Officer of the Bank; Director of the Company and the Bank
Ryan L. Gorney	39	Chief Information and Digital Officer of the Bank
Mary Usategui	35	Executive Vice President and Chief Financial Officer of the Bank; Corporate Secretary of the Company
Non-Executive Directors:
Rolando DiGasbarro	50	Director of the Company and the Bank
Carlos M. Garcia	48	Director of the Company and the Bank
Jon L. Gorney	69	Director of the Company and the Bank
Herbert Martens, Jr.	67	Director of the Company and the Bank
Dr. Lawrence Schimmel, M.D.	71	Director of the Company and the Bank
Anton V. Schutz	55	Director of the Company and the Bank
General
Our Articles of Incorporation provide for a Board of Directors consisting of at least one person, with the exact number to be determined from time to time by our Board. Our Board is currently composed of eight members and is divided into three classes of directors serving staggered three-year terms. In 2015, we entered into a Letter Agreement with BayBoston Capital L.P., or BayBoston, as amended, giving BayBoston the right to designate one person as a director of both the Company and the Bank. Mr. Garcia currently serves as BayBoston’s designee. Additionally, in connection with our 2017 private offering of our Class A Common Stock and Class B Common Stock, we granted a board observer right to EJF Sidecar Fund, Series LLC — Series E.
If our pending acquisition of Marquis is consummated, under the terms of the merger agreement, we have agreed to add up to five of Marquis’s directors to our Board and the Bank Board. Our Board (and the Nominating and Governance Committee of the Board) plans to evaluate the prospective MBI director nominees using the same process that applies to the nomination and appointment of directors to our Board generally, as outlined in our Corporate Governance Guidelines and the Nominating and Governance Committee Charter.
Approximately one-third of our Board is elected by our shareholders at each annual shareholders’ meeting for a term of three years, and the elected directors hold office until their successors are elected or until each director’s earlier death, resignation or removal. Our Executive Officers are appointed annually by our Board and hold office until their successors are duly appointed and qualified or until their earlier death, resignation or removal.

Board of Directors
The classification of our Board, as well as certain information regarding our directors, is set forth below:
Board of Directors
Class I (Terms ending 2021)	Class II (Terms ending 2022)	Class III (Terms ending 2020)
Rolando DiGasbarro	Abel L. Iglesias	Jon L. Gorney
Carlos M. Garcia	Daniel R. Sheehan	Herbert Martens, Jr.
Dr. Lawrence Schimmel		Anton V. Schutz
Rolando DiGasbarro has served as a director of Professional Bank and the Company since 2014. Mr. DiGasbarro is the Principal and founder of Windsor Investment Holdings LLC, founded in 2003, where he oversees investments in numerous commercial and residential real estate projects throughout North America. Since 2013, Mr. DiGasbarro has been a part-owner of several car dealerships and a large specialty finance company. He also owns and operates several car dealerships and a large specialty finance company. Mr. DiGasbarro previously worked as an investment banker for Lehman Brothers Holdings, Inc. from 1996 until 2003. Mr. DiGasbarro received both his B.B.A. and M.B.A. from York University in Toronto, Canada. We believe Mr. DiGasbarro’s qualifications to sit on our Board include his extensive leadership, operational and management experience gained from the successful operation of his several businesses.
Carlos M. Garcia has served as a director of Professional Bank and the Company since 2015 and is the designee of BayBoston pursuant to its right to appoint a director under its letter agreement with the Company. He has over 25 years of experience in the financial services industry, in both the private and public sectors. He has served as the Chief Executive Officer of BayBoston Managers LLC since 2014 and the Managing Partner and Founder of the BayBoston family of funds since 2013. He worked for 14 years at Banco Santander serving in various positions, including managing a mid-sized bank, and as a senior ranking executive and board member of Santander Bank, N.A. and Santander Holdings USA, Inc. He was appointed by President Obama to the Financial Oversight and Management Board for Puerto Rico in 2016. He is the Chairman of CFG Partners and a member of the board of directors of Hyde Square Task Force and has served on its board since 2014. He graduated with a dual degree from the Wharton School and the College of Arts & Sciences at the University of Pennsylvania. We believe Mr. Garcia’s qualifications to sit on our Board include his leadership and management experience in both the public and private sectors as well his over 25 years of experience in the banking and financial services industry.
Jon L. Gorney has served as director of the Company and Bank since 2017. In addition to his Board seat, Mr. Gorney has also served as Chairman of the Bank’s IT & Operations Committee since 2017. Mr. Gorney’s career spans 37 years in the financial services industry, 35 of which were spent with National City Corporation, or National City. He held numerous roles at National City, including leading the Corporate Operations and Information Services organization for 18 years. In this capacity, Mr. Gorney’s responsibilities included providing corporate-wide leadership for all acquisitions and integrations and overseeing over 6,000 people with an operating budget of approximately $900 million. During his tenure, assets of National City grew substantially requiring significant re-engineering of the technology architecture, infrastructure, and application systems. Between 2004 and 2006, Mr. Gorney also served as Chairman and CEO of National Processing Company, or NPC, which was the second largest publicly traded merchant card processor in the United States, of which National City was a large majority shareholder. Mr. Gorney joined PNC Financial Services (NYSE: PNC) following its acquisition of National City in December 2008 and co-chaired the company-wide integration. Mr. Gorney was a member of the executive and management committees at both National City and PNC and he retired from PNC in June 2010. Mr. Gorney holds a Bachelor of Science degree in computer science from the University of Dayton. Ryan Gorney, the Chief Information Officer/Digital Officer of the Bank, is the son of Mr. Gorney. We believe Mr. Gorney’s extensive experience in the banking and financial services industry, as well as his specific knowledge and expertise in banking IT matters qualifies him to sit on our Board.
Abel L. Iglesias has served as a director of the Company and Bank and as Professional Bank’s President since 2016 and was additionally named as Chief Operating Officer of the Bank in 2019. Between

2016 and 2019, Mr. Iglesias served as the Chief Executive Officer of the Bank. Mr. Iglesias has close to 40 years of banking experience. Prior to joining Professional Bank in 2013, he served as President and Chief Executive Officer of JGB Bank, N.A., a bank based in Florida with total assets of approximately $516 million, between 2009 and its sale in 2013 to Sabadell United Bank, N.A. Mr. Iglesias also previously served as the Senior Executive Vice-President of BankUnited, FSB between 2003 and 2009 where he oversaw the commercial, corporate, commercial real estate and small business banking areas and was directly responsible for the day-to-day management of the Commercial Banking division and its lending groups for Miami-Dade, Broward, and Palm Beach Counties. From 1998 through 2003, he served as the Executive Vice President and Chief Lending Officer for the South Florida region of Colonial Bank. Mr. Iglesias also worked for Eastern National Bank and the Bank of Miami where he began his banking career in 1980. Mr. Iglesias is a board member of the Federal Reserve Bank of Atlanta’s Miami Branch. Mr. Iglesias holds a Master of Business Administration degree from the University of Miami and a Bachelor of Professional Studies degree, magna cum laude, from Barry University. We believe Mr. Iglesias’s qualifications to sit on our Board include his more than three decades of banking experience, including several years of experience in the roles of President and Chief Executive Officer at JGB Bank, N.A.
Herbert Martens, Jr. has served as a director of Professional Bank since 2008 and as a director of the Company since its inception in 2014. Since 2006, Mr. Martens has served as Managing Partner of Advent Associates, LLC, a private investment entity. He has more than 30 years of banking and investment experience, most recently serving as President and Chief Executive Officer of National City Bank Florida, in Palm Beach Gardens, Florida until 2006. Prior to that time, he served in various positions, including as Chairman and Chief Executive Officer of NatCity Investments, Executive Vice President of National City’s wealth management businesses and President and Chief Executive Officer of Allegiant Mutual Funds. Mr. Martens also previously served as Executive Vice president of Prescott, Ball & Turben, Inc., an investment firm, and Chief Executive Officer of Raffensperger, Hughes, & Company, an investment banking and brokerage firm, President and founder of Reserve Capital Group. Mr. Martens received a B.S. in finance and an M.B.A. from the University of Virginia. We believe Mr. Martens’s extensive experience in banking and investment, including his prior executive experience with National City Bank, qualifies him to serve on our Board.
Anton V. Schutz has served as a director of Professional Bank and the Company since 2015. Mr. Schutz founded Mendon Capital Advisors Corp in 1996 with a long/short and event-driven investment strategy focused exclusively on investing in the financial services sector. Mr. Schutz is responsible for the definition and implementation of portfolio strategy for the fund. Mr. Schutz has been in the investment and risk management business since 1986, focusing on investment and portfolio management. Mr. Schutz served as a senior vice president at RBC Dain Rauscher in institutional sales trading in the financial institutions group. He also worked at Chase Manhattan Bank for 10 years from 1986 to 1996 where his responsibilities included structuring investment products utilizing hedge funds and the development and application of financial risk strategies. Mr. Schutz has also been the portfolio manager of the RMB Mendon Financial Services Fund since 1999 and the RMB Mendon Financial Long/Short Fund since it was launched in 2004. Mr. Schutz has been frequently interviewed regarding his expertise in the financial services sector. He has appeared regularly as a guest on CNBC and Bloomberg and has been quoted in The Wall Street Journal, Barrons, Financial Times, and similar publications. He graduated from Franklin and Marshall College and obtained his M.B.A. in finance from Fordham University. We believe Mr. Schutz’s extensive experience in finance and capital markets qualifies him to sit on our Board.
Dr. Lawrence Schimmel was the founding Chairman of Professional Bank and has served as a director of Professional Bank since 2008 and as a director of the Company since its inception in 2014. Dr. Schimmel has been an entrepreneur in the medical-related business field throughout most of his career. Presently, he serves on the board of directors as the Chief Medical Officer for Clinigence Holdings, Inc., doing business as Clinigence Health, a healthcare analytics company since April 2019. Dr. Schimmel has also served as Managing Partner of Allied Health Advisors, LLC from 2012 to 2015. In 1992, Dr. Schimmel co-founded Allied Health Group and Florida Specialty Networks, which grew into a national medical management business overseeing the payment of approximately $450 million in healthcare claims annually, and he served as President and Chief Executive Officer of each of these companies from their founding until 1998 when they were sold to Magellan Health Services. In 1984, Dr. Schimmel was the founding Chairman of Megabank and served on its board of directors until 1993. Subsequently, Dr. Schimmel served on the board of directors of Executive National Bank from 1994 until 1997. Most recently, Dr. Schimmel served as the Chief Medical Officer for QualMetrix from 2013 until March 2019 when it was acquired by Clinigence Health. In addition, Dr. Schimmel practiced general and vascular surgery in the Miami community for 17 years. Dr. Schimmel received his B.A. from Rutgers College and his M.D. from New Jersey College of Medicine. We believe that Mr. Schimmel’s qualifications to sit on our Board include his executive leadership and management experience, his prior bank board experience, and financial expertise gained from the successful operations of his own businesses.
Daniel R. Sheehan has served as a director of Professional Bank since its inception in 2008, Chairman of the Board of Professional Bank since September 2013, Chief Executive Officer of Professional Bank since 2019, and Chairman of the Board and Chief Executive Officer of the Company since its inception in 2014. From 2016 until 2019, Mr. Sheehan was a real estate investment banker with Walker & Dunlop, Inc. and held a similar position with Cohen Financial from 2005 through 2016. Following the execution of his employment agreement in May 2018, Mr. Sheehan began winding down his involvement in real estate investment banking to focus full time on the Company and the Bank. Mr. Sheehan started his career at Bear Stearns, and subsequently has been directly involved in the investment and deployment of over $10 billion of institutional real estate capital throughout the U.S. while holding various positions at national real estate investment banks and financial intermediaries. He has significant experience in capital markets, structured finance, investment banking, community banking and shadow banking industries that provided him with valuable strategic insight on capital flows and associated risk as well as transactional and execution experience. Mr. Sheehan received his Bachelor of Science in Business Administration from the University of Florida and his M.B.A. from the University of Miami. We believe Mr. Sheehan’s qualifications to sit on our Board include his more than 20 years of financial, credit and transactional experience.
Executive Officers
The following provides certain information about our non-director Executive Officers:
Ryan L. Gorney has served as Chief Information/Digital Officer of Professional Bank since 2018. Prior to joining Professional Bank, he led the digital strategy and execution for KeyBank, an approximately $135 billion financial services company headquartered in Cleveland, Ohio from 2014 to 2016. He was a senior manager at Ernst & Young LLP from 2012 to 2014 and an executive director between 2016 and 2018. Prior to his service at KeyBank and Ernst & Young, Mr. Gorney was a senior manager at Accenture from 2003 to 2012 where he focused on providing advisory services to some of the largest financial services companies across the globe. Mr. Gorney is the son Jon L. Gorney, a director of the Company. Mr. Gorney received his Bachelor of Science in Business Administration degree from the University of Dayton.
Mary Usategui has served as Executive Vice President and Chief Financial Officer of Professional Bank and as Corporate Secretary of the Company since April 2014. Ms. Usategui previously served as Vice President and Controller for Professional Bank from May 2010 until March 2014. Prior to joining Professional Bank, she served in various roles, including most recently as Senior Financial Officer with Grove Bank and Trust (formerly Coconut Grove Bank) in Miami, Florida from 2003 to 2010. In all, she has over 15 years of banking experience. Ms. Usategui has also served as a bank advisory board member for the AAA Scholarship Foundation since 2016. Ms. Usategui is a Florida-licensed Certified Public Accountant and received her Master of Accounting degree from the University of Miami and both her Master of Science in Finance degree and her Bachelor of Business Administration degree in Finance and International Business, from Florida International University.
Corporate Governance
Corporate Governance Guidelines.   We are committed to sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board has adopted Corporate Governance Guidelines, which will become effective upon completion of our initial public offering and set forth the framework within which our Board, assisted by the committees of our Board, oversees the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, committees of our Board and selection of new directors. Upon completion of our initial public offering, our Corporate Governance Guidelines will be available on our website at www.myprobank.com under the “Investor Relations” tab.
Director Qualifications.   We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Our Corporate Governance Guidelines restrict directors from serving on more than four other boards of public companies in addition to our Board. We believe their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. When considering potential director candidates, our Board also considers the candidate’s character, judgment, diversity, skill set, specific business background and global or international experience in the context of our needs and those of our Board.
Director Independence.   Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our Board within a specified period of time of our initial public offering. The rules of the Nasdaq Stock Market, as well as those of the SEC, impose several other requirements with respect to the independence of our directors. Our Board has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our Board has affirmatively determined that Messrs. DiGasbarro, Garcia, Martens, Schimmel and Schutz are “independent directors” under the applicable rules. We have determined that Messrs. Sheehan, Iglesias and Gorney are not “independent directors” under the applicable rules. Our Board determined that Messrs. Sheehan and Iglesias do not qualify as independent directors because Mr. Sheehan is an executive officer of both the Company and the Bank and Mr. Iglesias is an executive officer of the Bank. Additionally, Mr. Gorney does not qualify as independent since his son, Ryan L. Gorney, is employed as Chief Information/Digital Officer at the Bank.
Director Age Limits.   Pursuant to our Corporate Governance Guidelines, directors may not stand for election after they reach the age of 72, unless, on the recommendation of the Nominating and Corporate Governance Committee, our Board waives this requirement as to a director on the basis that such waiver is in the best interests of the Company, in which case the basis for this waiver shall be disclosed in the proxy statement for the annual meeting of shareholders. A director elected to our Board prior to his or her 72nd birthday may continue to serve until the next annual shareholders meeting coincident with or next following his or her 72nd birthday, subject to the waiver process described in the preceding sentence. In addition, our Board believes that it is advisable that non-employee directors have a varied mix of tenures and will strive to maintain the average tenure of non-employee directors at a level less than 10 years. The Board believes this policy will help encourage a diversity of experience and viewpoints.
Leadership Structure.   Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board, as our Board believes that it is in the best interests of our shareholders to make that determination from time to time based on the position and direction of our Company and the membership of our Board.
Currently, Mr. Sheehan serves as Chairman of our Board and of the Bank and the Chief Executive Officer of the Company and Bank. We believe this structure is currently appropriate for us. We believe that having a combined Chairman and Chief Executive Officer role at the Company and Bank allows Mr. Sheehan to primarily focus on strategic aspects of our business while Mr. Iglesias, as the President of the Bank, is able to focus primarily on managing the day-to-day operations of the Bank.
Code of Ethics and Business Conduct.   Our Board has adopted a Code of Ethics and Business Conduct that will become effective upon the completion of our initial public offering, which applies to all of our directors, officers and employees. This code provides fundamental ethical principles to which these individuals are expected to adhere and will operate as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. Our Code of Ethics and Business Conduct, upon the completion of our initial public offering, will be available on our website at www.myprobank.com under the “Investor Relations” tab. We expect that any amendments to our Code of Ethics and Business Conduct, or any waivers of its requirements, will be disclosed on our website, as well as by any other means required by Nasdaq Stock Market rules.

Risk Management and Oversight.   Our Board oversees our risk management process, which is a company-wide approach to risk management that is carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process (including oversight of capital adequacy in relation to risk), its committees oversee risk within their respective areas of oversight. Additionally, the Bank Board has several committees, including a Credit Committee, Asset Liability Management Committee, Compliance Committee, IT and Operations Committee, and Risk Committee (which primarily focuses on the Bank’s enterprise risk management) to assist with risk management related to matters within the purview of each committee. Management regularly reports on applicable risks to the relevant committee or the full Board, both at the Bank and Company levels, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
Board Committees
Our Board has established the following standing committees in connection with the discharge of its responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Our Board also may establish other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.
Audit Committee.   The members of our Audit Committee are Messrs. DiGasbarro (Chairman) and Martens and Dr. Schimmel. Our Board has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under Nasdaq Stock Market rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. DiGasbarro has the financial sophistication required by the rules of the Nasdaq Stock Market due to his experience and background and that he qualifies as a “audit committee financial expert” under the rules and regulations of the SEC.
The Audit Committee assists our Board in its oversight of the integrity of our financial statements, the management of our independent auditor that audits and reports on our consolidated financial statements, the performance of our internal audit function, the review of reports of bank regulatory agencies, monitoring management’s compliance with the recommendations contained in those reports and our compliance with legal and regulatory requirements related to our financial statements and reporting. Among other things, our Audit Committee has responsibility for:
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selecting and reviewing the performance of our independent auditor, setting the independent auditor’s compensation and approving, in advance, all audit services;

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pre-approving all permitted non-audit services to be performed by our independent auditor;

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reviewing reports from the independent auditor regarding its internal quality control procedures and any material issues raised by the most recent internal quality-control review or peer review or by governmental or professional authorities, and any steps taken to deal with such issues;

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reviewing the independence of our independent auditor and monitoring audit partner rotation and independent auditor rotation in accordance with applicable laws, rules and regulations;

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reviewing our policies and procedures, and keeping our independent auditor informed of, relationships and transactions with related parties and reviewing and discussing internally and with our independent auditor identification of, accounting for, and disclosure of such relationships and transactions;

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reviewing with our independent auditor (a) the auditor’s responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process; (b) the overall audit strategy and the scope and timing of our annual audit; (c) any problems or difficulties encountered in the course of the audit work, and management’s response; (d) any questions, comments or suggestions the independent auditor may have relating to our internal controls, accounting practices and related procedures, and the independent auditor’s evaluation of the adequacy of the two-way communication between the independent auditor and the Audit Committee; (e) any significant risks identified during the independent auditor’ risk assessment procedures; and (f) when completed, the results, including significant findings, of the annual audit;
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resolving any disagreements between the independent auditor and management;

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reviewing with our independent auditor all critical accounting policies and practices to be used in the annual audit, alternative treatments of financial information within GAAP and the ramifications of such alternative treatment, and material written communications between our independent auditor and management;

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reviewing the procedures for implementing accepted recommendations made by our independent auditor;

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reviewing with our independent auditor and management the adequacy and effectiveness of our systems of internal controls, accounting practices, and disclosure controls and procedures and current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate;

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reviewing with management and our independent auditor our annual and quarterly financial statements;

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reviewing and discussing with our independent auditor any other matters required to be discussed under PCAOB rules;

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recommending to our Board, based on review and discussion with the Company’s independent auditor, whether the financial statements should be included in our annual report on Form 10-K, and produce the audit committee report required to be included in our annual proxy statement;

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reviewing earnings press releases, as well as our policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

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reviewing compliance by our Chief Executive Officer and Chief Financial Officer with applicable certification requirements;

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discussing our policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to us, and relevant major legislative and regulatory developments that could materially impact our contingent liabilities and risks;

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engaging in such review and discussion as appropriate regarding bank regulatory examination reports or other regulatory reports and filings and other legal, regulatory or other matters;

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developing and recommending to our Board for approval a code of conduct and ethics (and any changes thereto), monitoring compliance with such code, investigating any alleged violations of such code, enforce the provisions of such code;

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establishing and overseeing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

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establishing policies for the hiring of employees and former employees of our independent auditor; and

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conducting an annual performance evaluation of the Audit Committee, annually reviewing the Audit Committee Charter, and recommending changes to our Board.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee will be available on our website at www.myprobank.com upon completion of our initial public offering.

Compensation Committee.   The members of our Compensation Committee are Messrs. Martens (Chairman), Garcia and Schutz, and Dr. Schimmel. Our Board has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.
Our Board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act.
The Compensation Committee assists our Board in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives. The Compensation Committee also reviews and oversees the compensation determinations of our NEOs as well as the administration of our compensation and benefit plans.
Among other things, our Compensation Committee has responsibility for:
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reviewing and approving our overall compensation philosophy and overseeing the administration of related compensation and benefit programs, policies and practices;

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reviewing and approving our peer companies and data sources for purposes of evaluating compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

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annually reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of these goals and objectives, and approving the CEO’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation;

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annually reviewing and approving the corporate goals and objectives relevant to the compensation of executive officers other than the CEO, evaluate each such executive officer’s performance in light of these goals and objectives and the CEO’s recommendations concerning such executive officers, and recommending that our Board approve each such executive officer’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation;

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annually evaluating director compensation and recommending to our Board the appropriate level of director compensation, including compensation for service as a member or chair of a Board committee;

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reviewing and recommending to our Board incentive compensation plans and equity-based plans for executive officers and other employees, and where appropriate or required, recommending that such plans be submitted for approval by our shareholders;

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administering our equity-based and other compensation plans in accordance with their terms, including granting equity and other awards under such plans;

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in connection with our proxy statement or annual report on Form 10-K, if we include a Compensation Discussion and Analysis, or CD&A, (a) reviewing and discussing with management such CD&A and any related executive compensation information, (b) recommending whether the CD&A and related executive compensation information should be included in the proxy statement or annual report on Form 10-K and, (c) to the extent required by applicable law or regulation, producing the compensation committee report on executive officer compensation;

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reviewing and recommending to our Board any employment agreements and any severance arrangements or plans for the CEO and other executive officers, including the ability to adopt, amend and terminate such agreements, arrangements or plans;

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determining stock ownership guidelines for directors, the CEO and other executive officers and monitor compliance with such guidelines;

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reviewing benefits, including retirement benefits, and perquisites of the CEO and other executive officers to determine whether such benefits and perquisites are reasonable, competitive, and consistent with our overall executive compensation program;

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reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

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if required, reviewing and recommending to our Board for approval the frequency with which we will conduct a shareholder advisory vote on executive compensation, taking into account the results of the most recent vote on frequency of such votes (if such vote was held by the Company), and reviewing and approving the proposals regarding the shareholder advisory vote on executive compensation and the frequency of such vote to be included in the Company’s proxy statement;

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conducting an annual performance evaluation of the Compensation Committee, annually reviewing the Compensation Committee Charter, and recommend changes to our Board;

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performing such other duties and carrying out such other responsibilities as are consistent with the Compensation Committee Charter or are delegated by our Board.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee will be available on our website at www.myprobank.com upon completion of our initial public offering.
Nominating and Corporate Governance Committee.   The members of our Nominating and Corporate Governance Committee are Messrs. DiGasbarro, Garcia, and Martens and Dr. Schimmel. Our Board has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.
The Nominating and Corporate Governance Committee assists our Board in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the board of the Company and each of our subsidiaries, developing, reviewing and monitoring the corporate governance policies and practices of the Company.
Among other things, our Nominating and Corporate Governance Committee is responsible for:
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determining the desired qualifications, qualities, skills, and other attributes of directors and develop, and recommend to our Board for its approval, criteria to be considered in selecting nominees for election as directors;

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identifying and evaluating individuals to be considered for election as directors, including individuals recommended by our shareholders;

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recommending to our Board the individuals to stand for election as directors at the annual meetings of shareholders or to fill any vacancies on our Board;

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overseeing and monitoring the development by management of an orientation program for new directors and a continuing education program for current directors;

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developing, recommending to our Board, and administering corporate governance guidelines and reviewing these guidelines at least annually and recommending any changes to our Board;

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overseeing our corporate governance documents, policies, practices and procedures and reviewing and recommending to our Board for approval any changes to such documents, policies, practices and procedures;

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developing a process for an annual evaluation of our Board and its committees and overseeing the conduct of each annual evaluation;

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reviewing our Board’s committee structure and composition and making recommendations to our Board regarding the designation of committees and appointment of directors to serve as members and the chair of each committee annually;

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overseeing the periodic assessment of our directors’ and officers’ liability and other insurance coverage for directors and officers;

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reviewing all shareholder proposals and, after consultation with other Board committees that may have expertise or responsibility for the subject matter of such proposals, recommending to our Board appropriate action on each such proposal; and

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performing such other duties and carrying out such other responsibilities as are consistent with the Nominating and Governance Committee Charter or are delegated by our Board.

Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Nominating and Corporate Governance Committee will be available on our website at www.myprobank.com upon completion of our initial public offering.
In carrying out its functions, the Nominating and Corporate Governance Committee develops, and recommends to the Board for its approval, qualification criteria for all potential nominees for election, including incumbent directors, Board nominees and shareholder nominees to be included in the Company’s future proxy statements.
The Nominating and Corporate Governance Committee also evaluates potential nominees for our Board to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with applicable SEC and Nasdaq Stock Market rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating and Corporate Governance Committee may consider the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other factors that may contribute to the effectiveness of our Board.
Prior to recommending an existing director for re-election to our Board, the Nominating and Corporate Governance Committee may consider and review the following attributes with respect to each sitting director:
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attendance and performance at meetings of our Board and the committees on which such director serves;

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length of service on our Board;

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experience, skills and contributions that the sitting director brings to our Board;

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independence and any conflicts of interest; and

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any significant change in the director’s status, including with respect to the attributes considered for initial membership our Board.

Executive Committee.   In the future, we expect to form an Executive Committee with authority to exercise all of the powers of our Board during the intervals between meetings of our Board, except as limited by the laws of the State of Florida, our Articles of Incorporation, our Bylaws and other applicable laws and regulations. We do not expect that the Executive Committee will operate under a written charter.

EXECUTIVE COMPENSATION
Unless the context requires otherwise, references in this “Executive Compensation” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
Introduction
As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers”, or NEOs. This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For 2019, our named executive officers, or NEOs, were:
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Daniel R. Sheehan, Chairman and Chief Executive Officer of the Company and the Bank;

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Abel L. Iglesias, President and Chief Operating Officer of the Bank; and

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Mary Usategui, Executive Vice President and Chief Financial Officer of the Bank.

Summary Compensation Table
The following table sets forth information concerning the total compensation awarded to, earned by or paid to the NEOs for the fiscal year ended December 31, 2018, calculated in accordance with SEC rules and regulations.
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Other	Total
Daniel R. Sheehan Chairman and Chief Executive Officer	2019	$400,000	$100,000	$665,000	$58,900	$1,223,900
Abel L. Iglesias President and Chief Operating Officer	2019	352,917	120,000	162,502	58,004	$693,422
Ryan L. Gorney Chief Information/Digital Officer	2019	350,000	50,000	95,000	37,619	$532,619
All Other Compensation
Name	Year	401(k) Match	Health Savings Account	Auto Allowance	Health & Welfare	Other(1)	Total
Daniel R. Sheehan	2019	$16,462	$—	$6,000	$36,437	$—	$58,900
Abel L. Iglesias	2019	14,883	—	8,500	32,221	2,400	$58,004
Ryan L. Gorney	2019	7,593	—	—	30,026	—	$37,619

(1)
Includes a monthly auto allowance and payments for cellular telephone and data services.

Narrative Discussion of Summary Compensation Table
General.   We have compensated our NEOs through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites. Each of our NEOs has substantial responsibilities in connection with our day-to-day operations.
Base Salary.   Our Compensation Committee reviews the base salaries of our NEOs and recommends that the Board approve each such executive officer’s base salary. In setting the base salary of each NEO for the period presented above, the Compensation Committee relied on market data provided by our human resources department and survey data from industry resources. In the future, the Compensation Committee may also retain one or more consultants (including compensation consultants), legal counsel or other advisors it deems necessary to assist in this process and on such terms as the Compensation Committee deems appropriate, but has not retained a consultant at this time. Salary levels are typically considered annually as part of our regularly scheduled performance review process and otherwise upon a promotion or other change in job duties or responsibilities.
Cash Bonuses.   Our NEOs are also eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards are intended to recognize and reward those NEOs who contribute meaningfully to our performance for the corresponding year. Our Board has discretion to determine whether and in what amounts any such bonuses will be paid in a given year.
Equity Awards.   The equity awards referred to in the table above relate to share appreciation rights units issued pursuant to our 2014 Share Appreciation Rights Plan, as amended, which, as described more fully below, allows the Compensation Committee to establish the terms and conditions of the awards, subject to the plan terms. SAR units are granted with a base price equal to the fair market value of our Class A Common Stock on the date of grant. The awards generally vest after five years of continuous service following the grant date or upon the occurrence of certain corporate events, such as a change in control. Unit appreciation payments are generally paid shortly after the occurrence of certain non-performance-related events in accordance with the 2014 Plan and unit agreement. For information regarding the vesting and exercisability of these SAR unit awards and other terms and conditions applicable to awards under this plan see “Executive Compensation — 2014 Share Appreciation Rights Plan.” In 2019, our Board and shareholders adopted the 2019 Equity Incentive Plan, or 2019 Plan. Under the 2019 Plan, the Compensation Committee has the power to grant incentive stock options, non-qualified stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance shares or share units, cash awards, or other equity-based awards, or any combination of the foregoing. The Compensation Committee may determine the terms and conditions of each award under the 2019 Plan. We believe these equity and equity-linked awards to our executive officers help align the interests of management and our shareholders as well as reward our executive officers for improved Company performance.
Professional Bank 401(k) Plan.   Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Our NEOs may elect to participate in the 401(k) Plan on the same basis as all other employees. We match 100% of our employees’ contribution of the first 3% of salary and 50% of the next 2% of salary (for a total of a 4% match assuming a contribution by an employee of 5% of his or her salary).
Health and Welfare Benefits.   Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. We also include imputed income for service fees paid by the Bank related to bank-owned life insurance policies, and premiums for supplemental disability insurance and life insurance in the amounts reported in the table above.
Perquisites.   We provide our NEOs with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The perquisites received by our NEOs in 2019 included automobile allowances and reimbursement for mobile telephone and data services.
Effect of the Pending Merger with Marquis.   We are restricted in our ability to take certain actions, subject to certain exceptions, without the prior consent of Marquis under the terms of the merger agreement in connection with our proposed acquisition of Marquis, including but not limited to actions to issue additional shares of capital stock (other than in connection with the exercise of outstanding stock options, in the ordinary course of business consistent with past practice or as our Board determines to be appropriate in connection with our initial public offering); enter into, adopt, renew, modify, or terminate employment agreements or benefit plans for executive officers or directors; increase salary or employee benefits (including incentive or bonus payments) subject to certain exceptions; hire new executive officers (unless an executive officer position becomes vacant); or enter into, establish, adopt, modify, amend, renew or terminate any benefit plan or take any action to accelerate the vesting of benefits payable thereunder.
Agreements with Named Executive Officers
We, the Bank, or both we and the Bank have entered into employment agreements with our Chairman and Chief Executive Officer, Daniel R. Sheehan, the President and Chief Operating Officer of the Bank, Abel L. Iglesias, and our Chief Financial Officer, Mary Usategui, each of which is summarized below.
Employment Agreement with Daniel R. Sheehan
On May 2, 2018, the Company and the Bank entered into an employment agreement with Mr. Sheehan pursuant to which he serves as Chairman and Chief Executive Officer of the Company and as Chairman of the Bank. The employment agreement provides for an initial term of three years with renewals for an additional year each year thereafter, unless we or Mr. Sheehan provide written notice to the other of non-renewal no more than three months prior to the date on which the agreement is set to expire.
Annual Base Salary; Annual and Long-Term Incentive Compensation.   Under the employment agreement, Mr. Sheehan is entitled to an annual base salary of  $400,000 and has the opportunity to earn an annual bonus targeted at no less than 30% of his annual base salary on the last day of the applicable fiscal year (the actual amount of the bonus is determined by our Board or our Compensation Committee), which incentive bonus will be paid in cash on or prior to the January 15 immediately following the end of the prior fiscal year. The employment agreement provides that Mr. Sheehan will be granted, by January 15 of each year, equity awards. Each award granted in the form of stock options or restricted stock awards is to vest in four equal installments beginning on the last business day of each fiscal year following the fiscal year in which such award relates (subject to accelerated vesting upon a change in control and termination of employment without Cause or for Good Reason, in each case as defined in his employment agreement), and any SARs are to vest as determined by our Board or Compensation Committee at the time of each grant. Pursuant to the employment agreement, on January 1, 2019, we granted Mr. Sheehan 60,000 SARs. We also provide reimbursements to Mr. Sheehan for reasonable expenses incurred in connection with his employment, as well as an automobile allowance of  $500 per month, and he is eligible to receive benefits under any employee benefit plans made available by us to senior executives including, but not limited to, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives. We also provide Mr. Sheehan with supplemental disability and life insurance.
Payments upon Termination of Employment.   Mr. Sheehan’s employment agreement provides for compensation and benefits upon termination. Following Mr. Sheehan’s termination by us without Cause or Mr. Sheehan’s resignation for Good Reason, in each case as defined in his employment agreement, we are obligated to pay the following amounts to Mr. Sheehan:
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all accrued but unpaid base salary and unused vacation as of the date of termination, reimbursable expenses incurred by Mr. Sheehan up to and including the date of termination or resignation, and any earned or vested compensation or benefits to which Mr. Sheehan may be entitled as of the date of termination or resignation pursuant to the terms of any compensation or benefit plans, including any vested benefits under retirement plans;

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a separation allowance, payable in equal installments in accordance with our normal payroll practices over the 18-month period beginning immediately following the date of termination, equal to the product of  (i) one and one-half  (1.5) multiplied by (ii) the sum of  (A) his annual base salary as of immediately prior to the date of termination or resignation and (B) his target bonus, which shall be no less than 30% of the annual base salary on the last day of the applicable fiscal year, as of immediately prior to the date of termination or resignation (or, if none has been established, his target bonus in respect of the fiscal year completed prior to the date of termination or resignation);

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any earned but unpaid annual bonus for a prior completed fiscal year in a lump sum no later than 30 days following the date of termination or resignation (or any later date as may be required by Section 409A of the Internal Revenue Code); and

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prorated annual bonus with respect to the fiscal year in which the event of termination or resignation occurs for the portion of the fiscal year worked in a lump sum no later than 30 days following the date of termination or resignation (or any later date as may be required by Section 409A of the Internal Revenue Code).

For the purposes of Mr. Sheehan’s employment agreement, “Good Reason” means: (i) the assignment of duties, titles, status, offices and reporting requirements materially inconsistent with his positions, or the assignment or material diminution of authority, duties or responsibilities as contemplated in the employment agreement, except as a result of illness, disability, regulatory orders, or temporary suspensions due to a Board investigation; (ii) a change in reporting structure; (iii) a reduction in compensation or compensation opportunity; (iv) a change in work location by greater than 35 miles; (v) notice of nonrenewal of the employment agreement term; or (vi) a material breach of his agreement by the Company or Bank, in each case which is not cured within 30 days after notice of the same. For the purposes of Mr. Sheehan’s employment agreement, “Cause” means: (i) the willful failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any law, regulation, or regulatory order; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs that has or may adversely affects the business or reputation of the Company or Bank or reporting to work under the influence of alcohol or drugs; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of guilty or plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.
In addition, we will pay and arrange for Mr. Sheehan to continue to participate, on substantially the same terms as immediately prior to the date of termination, in the medical, dental, vision, disability and life insurance programs provided in his employment agreement until the earlier of  (i) the end of the 18-month period beginning on the date of termination or resignation, or (ii) such time as the Mr. Sheehan is eligible to be covered by comparable benefit(s) of a subsequent employer. Also, Mr. Sheehan’s outstanding compensatory equity awards will fully vest, with the vesting of any performance-based awards to be determined based on the actual performance measured as of the latest practicable date prior to the date of termination of resignation. However, if Mr. Sheehan’s termination or resignation under the foregoing scenarios occurs within 12 months of a change in control, the separation allowance will be paid in a lump sum within 30 days following the date of termination or resignation to the extent permitted by Section 409A of the Internal Revenue Code.
If we terminate Mr. Sheehan for Cause, he resigns without Good Reason, or he separates from service as a result of the expiration of his employment agreement, Mr. Sheehan will be entitled to: (a) all accrued but unpaid base salary and unused vacation as of the date of termination, expenses incurred by Mr. Sheehan up to and including the date of termination, and any earned or vested compensation or benefits to which Mr. Sheehan may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans, including any vested benefits under retirement plans, payable within 30 days after his termination or resignation in the case of salary, unused vacation, and reimbursable expenses, and in the case of earned or vested compensation or benefits, in accordance with the terms of the applicable benefit plan; and (b) all of Mr. Sheehan’s equity awards (including SARs) that are outstanding and vested as of the termination date, including a pro rata portion of unvested awards subject to time-based vesting conditions at termination.
Following Mr. Sheehan’s termination as a result of his death or disability, we are obligated to pay the following amounts to him or his estate, as applicable: (a) all accrued but unpaid base salary and unused vacation as of the date of termination, reimbursable expenses incurred by Mr. Sheehan up to and including the date of termination, and any earned or vested compensation or benefits to which Mr. Sheehan may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans, including any vested benefits under retirement plans; (b) any earned but unpaid annual bonus for a prior completed calendar year in a lump sum no later than 30 days following the date of termination (or any later date as may be required by Section 409A of the Internal Revenue Code); and (c) prorated annual bonus with respect to the year in which the event of termination occurs for the portion of the calendar year worked in a lump sum no later than 30 days following the date of termination (or any later date as may be required by Section 409A of the Internal Revenue Code). Additionally, all vested equity awards outstanding as of the date of death or disability, including a pro rata portion of unvested awards subject to time-based vesting conditions at termination, will become fully vested and will be paid to Mr. Sheehan or his estate, as applicable.
The payment of the foregoing compensation and benefits upon termination is contingent upon Mr. Sheehan’s execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.
In addition, Mr. Sheehan’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for 12 months following termination of employment.
The preceding description of Mr. Sheehan’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.1 to our registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
Employment Agreement with Abel L. Iglesias
On July 16, 2019, the Bank entered into an employment agreement with Mr. Iglesias pursuant to which he serves as President and Chief Operating Officer of the Bank. The agreement provides for a term of three years.
Base Salary; Annual and Long-Term Incentive Compensation.   Under the agreement, Mr. Iglesias is entitled to an annual base salary of  $380,000 and is eligible to receive such incentive bonuses as may be authorized by the Bank Board from time to time. The Bank paid Mr. Iglesias a $40,000 signing bonus, which was paid 50% in cash and 50% in shares of restricted stock in the Company, which shall be valued at fair market value as defined in the Company’s 2019 Equity Incentive Plan. Mr. Iglesias is also entitled to participate in the Company’s 2014 Share Appreciation Rights Plan. The Bank also provides reimbursements to Mr. Iglesias for reasonable expenses incurred in connection with his employment, an automobile allowance of  $1,000 per month, and benefits including, but not limited to, medical, dental, disability, and life insurance as well as any other benefits generally provided to the other employees of the Bank, as the Bank Board will determine from time to time to offer.
Payments upon Termination of Employment.   Mr. Iglesias’ employment agreement provides for compensation and benefits upon termination. Following Mr. Iglesias’ termination by the Bank without Cause or Mr. Iglesias’ resignation for Good Reason, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Iglesias, for a period of six months after such termination or resignation, at the base annual salary rate stated in his employment agreement on the date of such termination or resignation (or, if greater, the highest annual salary rate in effect for Mr. Iglesias within the 36-month period prior to such termination or resignation less any amounts owed to the Bank by him).
Following Mr. Iglesias’ termination by the Bank for Cause or as a result of his death or disability, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Iglesias or his estate, as applicable, any salary, vacation, and bonus amounts accrued and unpaid at the date of termination (less any amounts owed to the Bank by Mr. Iglesias). Following Mr. Iglesias’ resignation for other than Good Reason, the Bank is obligated to pay Mr. Iglesias any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of the 30-day notice period Mr. Iglesias is required to provide the Bank of his intent to resign for other than Good Reason (less any amounts owed to the Bank by Mr. Iglesias).
For the purposes of Mr. Iglesias’s employment agreement, “Good Reason” means: (i) any material breach by the Company or Bank of any provision the employment agreement, or any significant reduction, without his prior written consent, in the duties, responsibilities, authority or title as an officer, except for any reduction in duties, responsibilities, authority or title due to illness or disability, an order from any regulatory authority having jurisdiction over the Company or Bank, temporary suspensions due to a Board investigation, the appointment of market presidents or other positions created by the Company or Bank, or Mr. Iglesias no longer serving as Chief Operating Officer of the Bank provided that he is appointed Chief Administrative Officer of the Bank on or about that time; or (ii) a change in work location by greater than 35 miles. For the purposes of Mr. Iglesias’s employment agreement. “Cause” means: (i) the failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank, or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any law, regulation, or regulatory order; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs that adversely affects the business or reputation of the Company or Bank; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.
If Mr. Iglesias’ termination or resignation occurs within the 12-month period following a change of control event (as defined in his employment agreement), the Bank is obligated to pay Mr. Iglesias, on the Bank’s regular payroll payment date next following the 30th day after the date of termination, an amount equal to one times the average base annual salary received by Mr. Iglesias during the three-year period prior to such termination.
In all cases, the payment of the foregoing amounts and benefits is contingent upon Mr. Iglesias’ execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.
In addition, Mr. Iglesias’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for one year following termination of employment.
The preceding description of Mr. Iglesias’ employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.2 to our registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
Employment Agreement with Ryan L. Gorney
On November 28, 2018, the Bank entered into an employment agreement with Mr. Gorney pursuant to which he serves as Chief Digital Officer and Chief Information Officer of the Bank. The employment agreement provides for an initial term of three years.
Annual Base Salary; Annual and Long-Term Incentive Compensation. Under the agreement, Mr. Gorney is entitled to an annual base salary of  $350,000 and is eligible to receive such incentive bonuses as may be authorized by the Bank board from time to time. Mr. Gorney will be entitled to participate in the Company’s 2014 Share Appreciation Rights Plan. The Bank also provides reimbursements to Mr. Gorney for reasonable expenses incurred in connection with his employment and benefits including, but not limited to, medical, health, disability, and life insurance as well as any other benefits generally provided to the other employees of the Bank, as the Bank Board will determine from time to time to offer.
Payments upon Termination of Employment.   Mr. Gorney’s employment agreement provides for compensation benefits upon termination. Following the Mr. Gorney’s termination by the Bank without Cause or Mr. Gorney’s resignation for Good Reason, in each case as defined in his employment agreement, the Bank will pay Mr. Gorney, for a period which is the longer of  (a) 12 months after such termination or resignation or (b) the remainder of the then term of his employment agreement (but, in either case, in no event beyond the date Mr. Gorney commences employment elsewhere), in accordance with the Bank’s payroll policies, his annual base salary as of immediately prior to such termination or resignation, less any amounts owed to the Bank by Mr. Gorney, with such payments to commence on the Bank’s regular payroll payment date next following the 30th day after the date of such termination or resignation (but retroactive to such date).

Following Mr. Gorney’s termination by the Bank for Cause or as a result of his death or disability, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Gorney, or his estate, as applicable any salary, vacation, and bonus amounts accrued and unpaid at the date of such termination (less any amounts owed to the Bank by Mr. Gorney). If Mr. Gorney resigns for other than Good Reason, the Bank is obligated to pay to Mr. Gorney only any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of the ninety-day notice period Mr. Gorney is required to provide the Bank of his intent to resign for other than Good Reason (less any amounts owed to the Bank by Mr. Gorney).
If Mr. Gorney’s termination or resignation occurs within the 12-month period following a Change of Control event (as defined in his employment agreement), (i) the Bank will pay Mr. Gorney, on the Bank’s regular payroll payment date next following the 30th day after such termination or resignation, an amount equal to one times the average base annual salary received by Mr. Gorney during the three-year period prior to such termination or resignation, and (ii) the Bank, at its sole expense, will pay to maintain in full force and effect for the continued benefit of Mr. Gorney and his dependents, if any, or will pay for a period of one year after such termination or resignation, all benefits provided by the Bank in which Mr. Gorney and/or his dependents were participating immediately prior to such termination or resignation at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Mr. Gorney for such benefits) as existed immediately prior to such termination or resignation (except to the extent that Mr. Gorney and/or his dependents may be ineligible for one or more such benefits under applicable plan terms).
For purposes of Mr. Gorney’s employment agreement, “Good reason” means any material breach by the Bank of any provision of the employment agreement, or any significant reduction, without his prior written consent, in the duties, responsibilities, authority or title as an officer of the Bank, except for any reduction in duties, responsibilities, authority or title due to (i) illness or disability, (ii) an order from any regulatory authority having jurisdiction over any of the Company or Bank, (iii) temporary suspension of duties, responsibilities, authority or title pending results of any Board commissioned investigation as to a potential Cause for termination of employment, or (iv) the appointment of other positions created by the Company or Bank. “Cause” means (i) the willful failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank, or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any banking law, regulation, or regulatory order or other agreement with any banking agency having jurisdiction over the Bank; (iv) engaging in habitual abuse of alcohol or controlled substance or reporting to work under the influence of alcohol or controlled substance; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment of employees or customers; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.
In all cases, the payment of the foregoing amounts and benefits is contingent upon Mr. Gorney’s execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.
In addition, Mr. Gorney’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for one year following termination of employment.
The preceding description of Mr. Gorney’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.4 to our registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
2012 Share Appreciation Rights Plan
General.   The 2012 Share Appreciation Rights Plan, or the 2012 Plan, was originally adopted by the Board of Directors of the Bank on December 18, 2012. The 2012 Plan was subsequently assumed by the Company upon its formation as the Bank’s holding company, but was subsequently replaced with the 2014

Plan. As of December 31, 2019, there are no awards outstanding pursuant to the 2012 Plan and we do not intend to issue any additional awards under the 2012 Plan. The 2012 Plan will terminate on December 17, 2022. The 2012 Plan was designed to provide appropriate incentives to directors and to certain key employees who have been or will be given responsibility for the management or administration of the business affairs of the Company or the Bank; to provide for distinct plans for our Board and for management in order to maximize incentives offered while minimizing expenses; and to enable the Company to obtain and retain the services of the type of professional, technical and managerial employees considered essential to both the Company’s and the Bank’s long-range success.
Units Available for Awards.   The number of units available for award under the 2012 Plan was limited to 50% of the share options available under our original stock option plan, or 62,500 units.
Administration; Amendment.   The Compensation Committee administers the 2012 Plan. Among other powers, the Compensation Committee has full authority to interpret. enact, amend and rescind any rules and regulations relating to the 2012 Plan, to grant awards, and to determine the number of shares of our Class A Common Stock that will be subject to the awards. The decisions of the Compensation Committee under the 2012 Plan, in its sole and absolute discretion, will be conclusive and binding. The unit agreements under the 2012 Plan may be amended or modified by written agreement between the Company and Bank, on one hand, and the participant on the other hand.
Eligibility for Participation.   The 2012 Plan was available to employees or officers of the Bank. Subject to the provisions of the 2012 Plan, the Compensation Committee has the authority to determine the nature and amount of each award.
Unit Agreements; Vesting.   The Compensation Committee may grant units pursuant to a Unit Agreement to Participants. The Unit Agreement includes, among other things, the base price for each unit granted, which is no lower than the fair market value of the our Class A common stock on the date of grant. Subject to a one-year minimum vesting period, units vest, or partially vest depending on certain circumstances, upon the occurrence of a liquidity event, which is defined under the 2012 Plan as an event that triggers an exit opportunity for holders of common stock to liquidate their holdings through a reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, going public transaction or other similar corporate transaction or event that results in the ability of holders of common stock to receive a cash payment in exchange for their shares of common stock; provided, however, that the formation of a holding company is not be considered a Liquidity Event. An award expires if the participant is not an employee at the time of the liquidity event and any portion of an award to a participant which is not exercisable at termination of employment shall not thereafter become exercisable.
Unit Appreciation Payments; Noncompetition Requirement.   A unit appreciation payment for vested units under is generally payable in a lump sum following the date such units become vested upon the occurrence of a liquidity event and are exercised by the participant, provided that a participant may receive a unit appreciation payment upon the occurrence of a liquidity event within six months after the a participant’s termination without cause. The amount of the unit appreciation payment is determined based on the difference between the fair market value of the our Class A common stock on the date of exercise and the base price of the unit, provided that the fair market value is subject to a high water mark such that the fair market value shall never decrease below its highest level. All awards are subject to nullification if the participant breaches the one-year noncompetition obligation (or such shorter period as determined by the Compensation Committee and set forth in the applicable unit agreement), which generally restricts the participant’s ability to compete with us through service to another bank or financial institution or any entity that accepts deposits or makes loans (whether presently existing or subsequently established) that has an office located within 50 miles of any office of the Bank.
2014 Associate Stock Purchase Plan
General.   The 2014 Associate Stock Purchase Plan, or the ASPP, was effective on October 21, 2014 and will continue in effect for a term of 10 years unless earlier terminated. The purpose of the ASPP is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase our

Class A common stock of the Company through accumulated payroll deductions. We intend the ASPP to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code. Under the ASPP, the Company will sell shares to participants at a price equal to 95% of the fair market value of the our Class A Common Stock on the enrollment or exercise date, whichever is lower. The Board believes that the ASPP encourages broader stock ownership by employees and thereby provides an incentive for employees to contribute to our profitability and success. The Board also believes that employees’ continuing economic interest, as shareholders, in the performance and success of the Company will enhance the entrepreneurial spirit of the Company, which can greatly contribute to our long-term growth and profitability.
Shares Subject to the ASPP Stock Plan.   Under the terms of the ASPP, the shares our Class A common stock are purchased by participants directly from the Company. The maximum number of shares available under the ASPP is 2,000,000 shares. However, the maximum number of shares available under the ASPP may be subject to adjustment in the case of a change in our capitalization. In the event of a merger or sale of substantially all of our assets, each option under the plan will be assumed or an equivalent option will be substituted.
Administration.   The ASPP is administered by the Compensation Committee, which has full and exclusive discretionary authority to construe, interpret, and apply the terms of the ASPP, to determine eligibility and to adjudicate all disputed claims filed under the ASPP. Every finding, decision, and determination made by the Compensation Committee shall, to the full extent permitted by law, be final and binding upon all parties.
Stock Purchase Rights.   All employees are be eligible to participate in the ASPP, with the exception of any employee who owns five percent or more of our Class A Common Stock and excluding our Chief Executive Officer, if he is considered a highly compensated employee, as defined in Section 414 of the Internal Revenue Code. Participating employees, on the enrollment date of each offering period, will be granted an option to purchase on the exercise date of such offering period (at the applicable purchase price) up to a number of shares of our Class A Common Stock determined by dividing such person’s payroll deductions accumulated prior to such exercise date and retained in the participant’s account as of the exercise date by the applicable purchase price; provided, in no event shall a participant be permitted to receive an option under the ASPP if such option will permit the participating employee’s rights to purchase stock under all employee stock purchase plans to accrue at a rate which exceeds $25,000 worth of stock for each calendar year.
All options are automatically exercised on the last date of the offering period, subject to certain limitations, and the maximum number of shares subject to such option will be purchased using the accumulated payroll deductions in the participant’s account. The payroll deductions are credited to the accounts maintained under the ASPP for each participant. No interest will be credited on contributions pending investment. No participant has the right to vote or direct the voting of shares until such option has been exercised.
Termination.   A participant’s enrollment in the ASPP may be terminated at any time prior to the last day of the offering period. Enrollment will also terminate upon termination of a participant’s employment by the Company and its subsidiaries. Upon termination of enrollment, cash amounts resulting from previous contributions will be repaid to the participant. A participant may reduce contributions to the ASPP for future offering periods without thereby terminating enrollment.
Amendment.   The Compensation Committee may, without further action by the our shareholders, amend the ASPP or condition or modify awards under the ASPP in response to changes in laws or regulations. The Compensation Committee has the right to terminate or modify the ASPP from time to time, without the approval of our shareholders, unless shareholder consent is required under Section 423 of the Internal Revenue Code or the Compensation Committee is materially amending the ASPP. No termination may, without the consent of the affected participant, adversely affect stock options previously granted, provided, that an offering period may be terminated by the Compensation Committee on any exercise date if the Compensation Committee determines that the termination of the ASPP is in the best interests of the Company and its shareholders.

2014 Share Appreciation Rights Plan
General.   The 2014 Share Appreciation Rights Plan, or the 2014 Plan, was originally adopted by our Board on October 21, 2014 and terminates on October 21, 2024. The 2014 Plan was subsequently amended in 2016 and 2017. The 2014 Plan was designed to provide appropriate incentives to directors and to certain key employees who have been or will be given responsibility for the management or administration of the business affairs of the Company or the Bank; to provide for distinct plans for operating management in order to maximize incentives offered while minimizing expenses; and to enable the Company to obtain and retain the services of directors and the type of professional, technical and managerial employees considered essential to both the Company’s and the Bank’s long-range success.
Units Available for Awards.   We have limited the number of units available for award under the 2014 Plan to 1,200,000 units. The maximum number of units available under 2014 Plan and the awards granted under the 2014 Plan will also be subject to adjustment in the event of any stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, exchanges or other changes in capitalization.
Administration.   The Compensation Committee administers the 2014 Plan. Among other powers, the Compensation Committee has full and exclusive discretionary authority to construe, interpret and apply the terms of the 2014 Plan, to grant awards, to determine the number of shares of our Class A Common Stock that will be subject to the awards, and to adjudicate all disputed claims filed under the 2014 Plan. Every finding, decision and determination made by the Compensation Committee shall, to the full extent permitted by law, be final and binding upon all parties.
Eligibility for Participation.   The 2014 Plan is available to a director, and/or a select group of management or highly compensated employees who are in the regular employment of the Company, and who are expected to be primarily responsible for the management, growth or supervision of some or all of our business. The Compensation Committee determines who is a participant subject to this criteria. Subject to the provisions of the 2014 Plan, the Compensation Committee has the authority to determine the nature and amount of each award.
Unit Agreements; Vesting.   The Compensation Committee may grant units pursuant to a Unit Agreement to Participants designated by our Compensation Committee as someone who has already made or is in a position to make a significant contribution to the success of the Company. Grants of units under the 2014 Plan are made in consideration of the services to be rendered by the participant and are subject to the terms and conditions of the 2014 Plan and unit agreement. The 2014 Plan provides that units vest on the earlier of the following events: (i) completion of 1,825 full calendar days of continuous service with the Company from grant date; (ii) an involuntary separation from service without cause that occurs within the 180 day period preceding a liquidity event; (iii) upon disability or death of the participant (as defined in the 2014 Plan); or (iv) upon the occurrence of a liquidity event.
Unit Appreciation Payments; Noncompetition Requirement.   Each participant must elect in the Unit Agreement to receive payment of a unit appreciation payment under the 2014 Plan pursuant to either Option 1 or Option 2. A unit appreciation payment for vested units under Option 1 is generally made in a lump sum on the 90th day following the date such units become vested, provided that a participant may receive a unit appreciation payment under Option 1 upon the occurrence of a liquidity event within 180 days after the participant’s involuntary separation from service for any reason other than for cause, death or disability. A unit appreciation payment for vested units under Option 2 is generally made only upon the occurrence of a liquidity event and pursuant to the same terms and conditions of the liquidity event as holders of our Class A common stock, provided that a participant may receive a unit appreciation payment under Option 2 upon the occurrence of a liquidity event within 180 days after the participant’s involuntary separation from service for any reason other than for cause, death or disability. The amount of the unit appreciation payment under Option 1 is determined based on the difference between the fair market value of the our Class A common stock on the date of vesting and the base price of the unit. The amount of the unit appreciation payment under Option 2 is determined based on the difference between the price of the our Class A common stock as determined by the liquidity event and the base price of the unit. Unit appreciation payments may be paid either in cash or shares of our Class A common stock with cash for fractional shares and for the payment of withholding and payroll taxes, or in kind consideration as provided in the liquidity event with cash for fractional shares and for the payment of withholding and payroll taxes. at the discretion of the Compensation Committee.

All unit appreciation payments are subject to repayment by the participant if the participant breaches the noncompetition requirement, which generally restricts the participant’s ability to compete with the Company and Bank through service to another bank or financial institution or any entity that accepts deposits or makes loans (whether presently existing or subsequently established) that has an office located within 50 miles of any office of the Bank for 365 days following separation. If terminated for any reason other than involuntary separation without cause and the participant fails to comply with such noncompetition requirement, the participant will forfeit all vested units.
Amendment and Termination.   The Compensation Committee may, without further action by our Board and without receiving further consideration from the participants, amend the 2014 Plan or condition or modify awards under the 2014 Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to the 2014 Plan or to comply with applicable self-regulatory organization rules or requirements. The Compensation Committee may also, at any time and from time to time, terminate or modify or amend the 2014 Plan in any respect, except that, without Board approval, the Compensation Committee may not materially amend the 2014 Plan.
2016 Amended and Restated Stock Option Plan
General.   The 2016 Amended and Restated Stock Option Plan, or the 2016 Plan, was originally adopted by the Bank Board and approved by the Bank’s shareholders in 2014. The 2016 Plan was subsequently assumed by the Company upon its formation as the Bank’s bank holding company and was amended and restated in 2016 to increase the number of shares of our Class A Common Stock that may be issued under the 2016 Plan from 205,000 to 265,000, which amendment was approved by our shareholders on April 19, 2016. The purpose of the 2016 Plan is to closely associate the interests of the key persons with the interests of the Company; to encourage the key persons to focus on the growth and development of the Company, as reflected in increased shareholder value; to maintain competitive compensation levels; and to provide an incentive for the key persons to maintain association or employment with the Company so that the Company may retain the services of the most highly qualified individuals in high level capacities.
Shares Available for Awards.   We may not issue in excess of the 265,000 shares of our issued and outstanding Class A Common Stock (unless there is a prospective reduction in outstanding common stock in which case any previously issued awards will remain valid and exercisable). The shares available under 2016 Plan and the awards granted under the 2016 Plan will be subject to adjustment in the event of any stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, exchanges or other changes in capitalization or in the event of any change in applicable laws or circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants or as otherwise determined by the Compensation Committee to be equitable.
Administration.   The Compensation Committee administers the 2016 Plan. Among other powers, the Compensation Committee has sole discretion to grant awards, make all determinations necessary or desirable for the administration of the 2016 Plan, interpret the 2016 Plan, grant awards, and to make all other determinations necessary or advisable for the implementation and administration of the 2016 Plan.
Eligibility for Participation.   The 2016 Plan is available to key persons (selected by the Compensation Committee) who have been selected as participants eligible to receive stock option awards.
Awards.   The Compensation Committee may grant stock options intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or the Internal Revenue Code, or “nonqualified stock options,” or NQSOs, that are not intended to so qualify as ISOs, or any combination of ISOs and NQSOs. Each award will be reflected in an agreement between the Company and the relevant recipient and will be subject to the terms of the 2016 Plan, together with any other terms or conditions contained therein that are consistent with the 2016 Plan and that the Compensation Committee deems appropriate.
The Compensation Committee will determine the terms of each option, including the exercise price per share for stock options on the date of grant provided that the exercise price of any stock option granted under the 2016 Plan can never be less than the fair market value of the underlying shares of our Class A

Common Stock on the date of grant. The Compensation Committee may impose in an award agreement such limitations, restrictions and conditions upon any award as it deems appropriate, but each award agreement is subject to certain restrictions on transfer as required under the terms of the 2016 Plan.
Amendment and Termination.   The Compensation Committee may, without further action by the shareholders and without receiving further consideration from the participants, amend the 2016 Plan or condition or modify stock option awards under the 2016 Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to the 2016 Plan or to comply with stock exchange rules or requirements. Additionally, the Compensation Committee may at any time and from time to time terminate or modify or amend the 2016 Plan in any respect, except that, without shareholder approval, the Compensation Committee may not materially amend the 2016 Plan, including, but not limited to, the following: (i) materially increase the number of shares of our Class A Common Stock to be issued under the 2016 Plan; (ii) materially increase benefits to participants, including any material change to (A) permit a re-pricing (or decrease in exercise price) of outstanding stock options, (B) reduce the price at which stock options may be offered, or (C) extend the duration of the 2016 Plan; (iii) materially expand the class of participants eligible to participate in the 2016 Plan; and (iv) expand the types of stock options or other awards provided under the 2016 Plan.
Acceleration Events.   If  (i) a change in control occurs and notwithstanding any vesting schedule provided for in the 2016 Plan (or any award agreement thereunder) or by the Compensation Committee with respect to an award of stock options under the 2016 Plan all stock options issued under the 2016 Plan will become immediately exercisable with respect to 100% of the shares subject to such stock options or (ii) an event occurs in the opinion of our Board is likely to lead to a change in control, whether or not a change of control actually occurs, our Board may direct the Compensation Committee to declare all of the options granted under the plan shall become immediately vested; provided, however, that, in each case, to the extent that accelerating the time an ISO may first be exercised would cause the $100,000 annual limitation for ISOs to be exceeded, such ISOs shall instead first become exercisable in so many of the next following years as is necessary to comply with such limitation. In addition, the vesting of option awards granted under the 2016 Plan may be accelerated if the participant’s employment or service to the Company terminates by reason of the participant’s death or disability.
2019 Equity Incentive Plan
General.   The 2019 Equity Incentive Plan, the 2019 Plan, was adopted by our Board on March 14, 2019 and approved by our shareholders on April 18, 2019. The 2019 Plan will terminate on March 14, 2029. The 2019 Plan was designed to enable us to attract and retain key employees, consultants and directors who will contribute to our long-term success, to provide incentives that align the interests of employees, consultants and directors with those of our shareholders, and to promote the success of our business.
Shares Available for Awards.   We have limited the aggregate number of shares of our Class A Common Stock to be awarded under the 2019 Plan to 300,000 shares. However, the number of shares available for issuance under the 2019 Plan will automatically increase (but not decrease) annually on the first day of each subsequent fiscal year such that the number of shares available under the 2019 Plan will equal 5% of our issued and outstanding shares as of each such date, provided that the maximum number of shares available for issuance in connection with ISOs will be limited to 300,000 and will not increase. The maximum number of shares available under 2019 Plan and the awards granted under the 2019 Plan will also be subject to adjustment, as determined by the Compensation Committee, in the event of any stock or extraordinary cash dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other changes in capitalization occurring after the grant date of any award.
Administration.   The 2019 Plan shall be administered by the Compensation Committee, or in our Board’s sole discretion, by our Board. Among other powers, the Compensation Committee has the authority to interpret the 2019 Plan and apply its provisions, promulgate, amend and rescind rules and regulation relating to the administration of the 2019 Plan, grant awards, and to determine the number of shares of our Class A Common Stock that will be subject to the awards.
Eligibility for Participation.   The 2019 Plan is available to all directors, employees and consultants or its affiliates and such other individuals designated by the Compensation Committee who are reasonably expected to become directors, employees and consultants after receipt of awards.

Types of Awards.   The Compensation Committee or our Board may grant various forms of incentive awards, including ISOs, NQSOs, SARs, restricted awards (including restricted stock and restricted stock units), performance share awards, cash awards, and other equity-based awards, or any combination of the foregoing. Each award will be reflected in an agreement between the Company and the relevant recipient and will be subject to the terms of the 2019 Plan.
Stock Options.   The Compensation Committee may grant stock options intended to qualify as ISOs within the meaning of Section 422 of the Code or NQSOs that are not intended to so qualify as ISOs, or any combination of ISOs and NQSOs. The Compensation Committee will determine the term of each stock option and the exercise price per share for stock options on the date of grant, provided that the exercise price of any stock option granted under the 2019 Plan can never be less than the fair market value of the underlying shares of our Class A Common Stock on the date of grant. The Compensation Committee may impose in an award agreement such restrictions on the shares deliverable upon exercise of a stock option as it deems appropriate, but each option is subject to certain restrictions on transfer as required under the terms of the 2019 Plan.
Unless otherwise provided in an award agreement or employment agreement or terminated for cause, if an optionholder’s continuous service terminates (other than for death or disability), the optionholder may exercise his or her option (to the extent such optionholder was able to exercise such option at the date of termination) for a period the earlier of  (i) three months following termination or (ii) the expiration of the option under the terms of the award agreement. If the optionholder’s continuous service terminates for death or disability, such person’s outstanding options may be exercised for a period the earlier of 12 months following such termination or the expiration of the term of the option under the terms of the award agreement.
Stock Appreciation Rights.   The Compensation Committee will determine the period when SARs vest and become exercisable, as well as the fair market value of the shares of our Class A Common Stock underlying the SARs on the date of grant and the date of exercise which shall be the closing price of a share of our Class A common stock after our Class A common stock is listed on the Nasdaq Global Market. The exercise price of any SAR that is intended to be an exempt stock right under Section 409A of the Internal Revenue Code can never be less than the fair market value of the underlying share of our Class A common stock on the date of grant. A SAR may only be exercised when the fair market value of the underlying share of our Class A common stock exceeds the fair market value of the shares on the grant date. Upon exercise of a SAR, the participant will receive an amount equal to the excess of the fair market value of the underlying shares on the date of exercise over the exercise price specified in the SAR. Payment of such amount may be made in the form of shares of Class A common stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Compensation Committee), cash or a combination thereof, as determined by the Compensation Committee.
Restricted Stock.   An award of restricted stock involves the immediate transfer by the Company to the participant of a specific number of shares of our Class A common stock, which are subject to a risk of forfeiture and a restriction on transferability. This restriction will lapse following a stated period of time. The participant does not pay for the restricted stock and has all of the rights of a holder of a share of our Class A common stock (except for the restriction on transferability), including the right to vote and receive dividends unless otherwise determined by the Compensation Committee and set forth in the award agreement.
Restricted Stock Units.   An award of a restricted stock unit is similar to a restricted stock award, except that no shares are issued at the time of the grant, instead hypothetical Class A common stock units are credited to the accounts of participants. In addition, holders of restricted stock units will have no voting rights, but they may be entitled, if so determined by the Compensation Committee, to receive dividend equivalents. Upon the lapse of the restrictions related to a restricted stock unit, the participant is entitled to receive, without any payment to the Company, an amount of shares of our Class A common stock, or cash if explicitly stated in the award agreement, equal to the fair market value of the shares of our Class A common stock represented by the restricted stock unit on the date of exercise.
Performance Share Awards.   Performance share awards are evidenced by an award agreement and are usually earned by a participant depending on the extent to which certain performance goals are attained within the applicable performance period. The amount earned with respect to an award of performance shares will usually be payable in our Class A common stock or share units. The Compensation Committee may, however, vary the composition of a performance share award and any conditions that may be required to be satisfied at its discretion.
Repricings and Substitutions of Awards.   The Compensation Committee may modify the purchase price or exercise price of any outstanding awards under the 2019 Plan, provided that if the modification effects a repricing, shareholder approval is required before the repricing is effective.
Amendment and Termination.   Our Board may, at any time and from time to time, amend or terminate the 2019 Plan without shareholder approval unless shareholder approval is required by any applicable laws, rules or regulations or requirements of a stock exchange. Our Compensation Committee may amend the terms of one or more awards without the consent of the participant unless such amendment would otherwise constitute an impairment of the rights under any award.
Change in Control.   The 2019 Plan contains a “double-trigger” change in control provision. Upon a change in control, options, stock appreciation rights, restricted stock and restricted stock units under the 2019 Plan subject to vesting will accelerate and become fully vested if the participant is terminated without cause or for good reason during the 12-month period following a change in control event. Performance share awards and cash awards will similarly be accelerated upon a change in control only if a participant is terminated without cause or for good reason within 12 months after a change in control event. In addition, upon a change in control, the Compensation Committee, with 10 days’ notice, may cancel any outstanding awards and pay to the holders thereof the value of such awards.
Potential Payments Upon Termination or Change in Control
If we experience a change in control, our named executive officers may be entitled to certain payments and other benefits under certain circumstances, such as the payment of a separation allowance and accelerated vesting of equity awards. The payment of these benefits is generally subject to the named executive officer’s execution of a customary general release in favor of the Company. For more information see “Executive Compensation — Agreements with Named Executive Officers,” “Executive Compensation —  2012 Share Appreciation Rights Plan,” “Executive Compensation — 2014 Share Appreciation Rights Plan, “ “Executive Compensation — 2016 Amended and Restated Stock Option Plan,” and “Executive Compensation — 2019 Equity Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards for each of our NEOs as of December 31, 2019.
	Option Awards(1)			Share Appreciation Right Unit Awards(2)			Stock Awards
Name	Number of Securities Underlying Unexercised Option Awards Exercisable	Number of Securities Underlying Unexercised Option Awards Unexercisable	Option Exercise Price	Number of Securities Underlying Unexercised Units Exercisable	Number of Securities Underlying Unexercised Units Unexercisable	Base Price	Number of Shares That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Grant Date	Expiration Date
Daniel R. Sheehan	2,000	—	$10.00						4/30/2010	4/30/2020
Daniel R. Sheehan	6,000	—	$12.50						1/1/2013	1/1/2023
Daniel R. Sheehan	5,000	—	$12.50						10/1/2013	10/1/2023
Daniel R. Sheehan				—	10,000	$11.50			10/27/2014	N/A
Daniel R. Sheehan	5,000	—	$13.00						12/31/2014	12/31/2021
Daniel R. Sheehan				—	40,000	$11.50			12/31/2015	N/A
Daniel R. Sheehan				—	125,000	$12.75			12/20/2016	N/A
Daniel R. Sheehan				—	75,000	$15.00			12/31/2017	N/A
Daniel R. Sheehan				—	60,000	$18.25			12/31/2018	N/A
Daniel R. Sheehan							35,000	$665,000	12/31/2019	N/A
Abel L. Iglesias				—	12,000	$12.50			3/1/2013	N/A
Abel L. Iglesias				—	5,000	$11.50			12/31/2014	N/A
Abel L. Iglesias				—	20,000	$11.50			12/31/2015	N/A
Abel L. Iglesias				—	15,000	$12.75			11/15/2016	N/A
Abel L. Iglesias				—	25,000	$15.00			12/31/2017	N/A
Abel L. Iglesias				—	27,500	$18.25			12/31/2018	N/A
Abel L. Iglesias							1,096	$20,000	7/15/2019	N/A
Abel L. Iglesias							7,500	$142,500	12/31/2019	N/A
Ryan L. Gorney							5,000	$95,000	12/31/2019	N/A

(1)
All option awards were fully earned and vested as of December 31, 2019.

(2)
Share Appreciation Rights vest upon the earlier of 1,825 calendar days of continuous service after the grant date or the occurrence of certain specified, nonperformance-related events, subject to an election by the recipient. Unit appreciation payments are paid at or shortly following certain specified, nonperformance-related events, such as a change in control of the Company, in accordance with the participant’s election. The Share Appreciation Rights do not expire and the Compensation Committee has discretion pay the unit appreciation payments in cash or stock. See “Executive Compensation — 2012 Share Appreciation Rights Plan” and “Executive Compensation — 2014 Share Appreciation Rights Plan.”

Director Compensation
The following table sets forth compensation paid or awarded to, or earned by, each of our directors (except for Messrs. Sheehan and Iglesias, whose compensation is disclosed under “Summary Compensation Table” above) during 2019.
Name	Fees earned or paid in cash	Stock Awards	Total Compensation
Rolando DiGasbarro(1)	$24,000	$10,000	$34,000
Carlos M. Garcia(2)	24,000	10,000	34,000
Jon L. Gorney(3)	24,000	10,000	34,000
Herbert Martens, Jr.(4)	24,000	10,000	34,000
Dr. Lawrence Schimmel(5)	24,000	10,000	34,000
Anton V. Schutz(6)	24,000	10,000	34,000

(1)
Mr. DiGasbarro held an aggregate 2,500 options, 526 shares of restricted stock, and 27,500 share appreciation right units as of December 31, 2019.

(2)
Mr. Garcia held an aggregate of 526 shares of restricted stock and 27,500 share appreciation right units as of December 31, 2019.

(3)
Mr. Gorney held an aggregate of 526 shares of restricted stock and 25,000 share appreciation right units as of December 31, 2019.

(4)
Mr. Martens held an aggregate of 7,500 options, 526 shares of restricted stock, and an aggregate of 27,500 share appreciation right units as of December 31, 2019.

(5)
Dr. Schimmel held an aggregate of 9,500 options, 526 shares of restricted stock, and an aggregate of 27,500 share appreciation right units as of December 31, 2019.

(6)
Mr. Schutz held an aggregate of 526 shares of restricted stock and 25,000 share appreciation right units as of December 31, 2019.

Our non-employee directors received a cash fee of  $2,000 per month in consideration for their service on the Board of Directors of both the Company and the Bank and their respective committees during 2019. This cash fee will increase to $2,500 per month in 2020. Our directors are also entitled to participate in our equity incentive plans and each non-employee director received a $10,000 restricted stock award in 2019, which will vest in equal annual installments over a three-year vesting period. Travel reimbursements are made for those directors that travel more than 50 miles to attend Board or committee meetings. Directors are also entitled to the protection provided by the indemnification provisions in our Articles of Incorporation and Bylaws, as well as the articles of incorporation and bylaws of the Bank.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Unless the context requires otherwise, references in this “Certain Relationships and Related Party Transactions” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions since January 1, 2016 to which we have been a party in which the amount involved exceeded or will exceed $120,000 or one percent of the average of the total assets at year-end for the last two completed fiscal years, and in which any of our directors (including nominees for election as directors), executive officers or beneficial holders of 5% or more of our voting securities, or their respective immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Policies and Procedures Regarding Related Party Transactions
We have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates). Additionally, certain loan transactions are subject to the Federal Reserve’s Regulation O, which governs certain loans by the Bank to its executive officers, directors and principal shareholders.
In addition, our Board has adopted a written policy governing the approval of related party transactions that will comply with all applicable requirements of the SEC and the Nasdaq Stock Market concerning related party transactions. Under the terms of our related transaction policy, a related party transaction is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships in which the amount involved exceeds $120,000 or exceeds one percent of the average of the total assets at year-end for the last two completed fiscal years. Related party transactions are transactions in which we or the Bank participate (whether or not we or the Bank are a direct party to the transaction), and in which a related party had, has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, beneficial owners of 5% or more of our total equity and immediate family members of any of the foregoing.
Our related party transaction policy will be administered by our Audit Committee. This policy will require the Audit Committee to ensure that we maintain an ongoing review process for all related party transactions for potential conflicts of interest and require that our Audit Committee pre-approve any such transactions or, if for any reason pre-approval is not obtained, to review, ratify and approve or cause the termination of such transactions. Our Audit Committee shall consider all relevant facts and circumstances and shall approve or ratify only those transactions that are deemed to be in the best interests of the Company. Our Audit Committee shall take into account, among other factors it deems appropriate, whether the transaction was undertaken in the ordinary course of business or at arms-length terms, whether the transaction was initiated by us or the related person, the purpose of, and the potential benefits to us, the approximate dollar value of the transaction, particularly as it relates to the related person, the related person’s interest in the transaction and any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the Bank, if so directed by our Audit Committee or our Board, taking into account all relevant facts and circumstances factors as deemed appropriate and relevant.
Ordinary Banking Relationships
Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are clients of, or have or have entered into transactions with us in the ordinary course of business. These transactions include deposits, loans and other financial services-related transactions. Related party transactions are entered into in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors or principal shareholders, as well as their immediate family members and affiliates, are approved by our Board in accordance with the Bank’s regulatory requirements.
As of September 30, 2019, our officers and directors as well as their immediate families and affiliated companies, as a group, were indebted directly and indirectly to us in the amount of  $4.4 million, while deposits from this group totaled $11.8 million as of such date. As of September 30, 2019, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.
Agreements with Certain Institutional Investors
On February 17, 2017 and December 18, 2018, we sold shares of our Class A common stock in exempt private securities offerings resulting in gross proceeds of  $18,853,857 and $19,999,993, respectively. Affiliates of Messrs. Garcia and Schutz purchased $2,098,107 and $4,703,815 of our Class A common stock, respectively, in the 2017 private offering. Messrs. Martens and Schutz, through their respective related persons, purchased $208,525 and $3,413,809 of our Class A common stock, respectively, in the 2018 private offering. Additionally, Messrs. Jon Gorney and Ryan Gorney and his wife together purchased $99,992 and $61,995 of our Class A common stock, respectively, in the 2018 private offering.
Additionally, in connection with the 2017 private offering, we entered into letter agreements and registration rights agreements with related persons of Messrs. Garcia (BayBoston) and Schutz (Mendon Capital QP LP, Mendon Capital Master Fund Ltd., and Iron Road Multi-Strategy Fund LP) and certain other institutional shareholders. These letter agreements, copies of which are included as Exhibits 10.17 through 10.24 to our Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, among other things, provide for certain rights which are described in more detail below. In connection with our initial public offering, each of BayBoston, EJF Sidecar Fund, Series LLC — Series E and the entities associated with RMB Capital Management (Iron Road Multi-Strategy Fund LP, Mendon Capital QP LP and Mendon Capital Master Fund Ltd.), or RMB Capital, who we refer to as the institutional investors, have agreed to waive their contractual preemptive and registration rights.
Board Representation and Observer Rights.    We have agreed to nominate one person designated by BayBoston to our Board and the Bank Board. The letter agreement providing for this right, dated April 1, 2015, as amended by the letter agreement, dated February 17, 2017, does not provide for termination terms with respect to this appointment right. Currently, Mr. Garcia serves on our Board as the representative of BayBoston.
In addition, in the letter agreement, dated February 17, 2017, we agreed to invite one person designated by EJF Sidecar Fund, Series LLC — Series E to attend all meetings of our Board and the Bank Board and receive copies of all notices, minutes, consents and other materials that we provide to our directors. These board observation rights will continue with respect to EJF Sidecar Fund, Series LLC —  Series E for so long as EJF Sidecar Fund, Series LLC — Series E, together with its affiliates, continues to hold 9.9% or more of our issued and outstanding Class A common stock on an as-converted basis.
Exchange of Class B Non-Voting Common Stock.    We gave the institutional investors the right to exchange shares of our Class B Common Stock for an equal number of our Class A common stock if (i) our Board approves the exchange and the exchange would not result in such institutional investor or its affiliates owning greater than 9.9% of our Class A common stock or (ii) upon the consummation of  (a) a transfer pursuant to a widely distributed public offering, (b) a transfer in which no transferee acquires greater than two percent of our Class A common stock, (c) a transfer to a person that beneficially owns greater than 50% of our issued and outstanding Class A common stock or (d) a transfer approved by the Federal Reserve.
Contractual Preemptive Rights.    Other than transactions involving a change of control, a stock split, dividend, and certain other circumstances, we gave each of these institutional investors the contractual right to purchase its pro rata share of any securities, options or debt that are convertible or exchangeable into our stock for the same price and on the same terms as such securities are offered to others. On the consummation of a firm commitment underwritten public offering of our stock pursuant to a registration statement resulting in gross proceeds to us of at least $25 million, such contractual preemptive rights will terminate. We expect these contractual preemptive rights to terminate in connection with the closing of our initial public offering.
Registration Rights.   In connection with the 2017 private offering, we entered into individual Registration Rights Agreements, each dated February 17, 2017, with each of the institutional investors. The Registration Rights Agreements provide that, after February 17, 2021, each such investor may request one registration of our Class A common stock or shares of our Class A common stock issued upon the exchange of our Class B common stock purchased in our 2017 private offering or issued in any reorganization. We have agreed to use best efforts to cause the registration statement to be filed within 180 days after the date of the initial request by such institutional investor and cause such registration statement to be declared effective as soon as practical thereafter.
The Registration Rights Agreements also provide certain “piggyback” registration rights to the institutional investors for so long as such investors own shares of our Class A common stock or shares of our Class B common stock purchased in our 2017 private offering or issued with respect to a reorganization. Subject to certain limitations, in the event that we register any of our equity securities under the Securities Act (other than in connection with registration statements on Form S-4 or Form S-8), we must give notice to the institutional investors of our intention to file such registration statement and must include in the registration statement all registrable securities for which we have received a written request for inclusion.
We have agreed to pay all expenses in connection with the registration of our securities under the Registration Rights Agreements, including all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company and expenses of any special audits of our financial statements incidental or required by the registration, but excluding any underwriters’ fees, discounts or commissions relating to the securities of such institutional investors. We have also agreed to indemnify such institutional investors and underwriters for any untrue statement or omission in documentation relating to the registration of such securities.
Voting Agreements
In connection with our proposed acquisition of Marquis, we entered into shareholder voting agreements with each of our directors, except Mr. Schutz who does not own any shares, and the entities affiliated with RMB Capital. Pursuant to the terms of each voting agreement, each signatory agreed to vote or direct the voting of the shares it is entitled to vote, (i) in favor of the issuance of our Class A common stock in connection with the proposed acquisition of Marquis and the other transactions contemplated by the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement contained in the merger agreement and (iii) against any action, agreement or transaction that is intended, or could reasonably be expected to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transaction, the issuance of stock in connection with the merger or the other transactions contemplated by the merger agreement or this voting agreement. Each of the directors (excluding Mr. Schutz) and RMB Capital, under the terms of their respective voting agreements, agreed not to directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares over which he has control and has agreed not to interfere, in each director’s capacity as a shareholder, with or inhibit the timely consummation of the merger. Each voting agreement will terminate automatically upon the completion of the merger, termination of the merger agreement or upon agreement between the parties to each voting agreement.
Underwriting Agreement
In connection with our initial public offering, we propose to enter into an underwriting agreement with Stephens Inc. and Keefe, Bruyette & Woods, Inc., as representatives for the underwriters, a copy of which is filed as Exhibit 1.1 to our registration statement on Form S-1. As of December 31, 2019, Stephens Inc. beneficially owned greater than five percent of our Class A common stock.

Engagement of Stephens Inc.
We have engaged Stephens Inc., an underwriter in our initial public offering and an affiliate of Stephens Professional Holding LLC, which holds over 5% of our Class A common stock, as a financial advisor in connection with our proposed acquisition of Marquis. We have paid Stephens Inc. $100,000 to date in connection with this engagement and will pay Stephens Inc. an additional $400,000 if the closing of our acquisition of Marquis occurs, in addition to reasonable out-of-pocket expenses. We also agreed to indemnify Stephens Inc., its affiliates and agents in connection with its advisory services.
Familial Relationship
Ryan Gorney, the son of Jon L. Gorney, a director of the Company, was hired as the Executive Vice President and Chief Information Officer/Digital Officer of the Bank on November 28, 2018 and is entitled to an annual base salary of  $350,000, incentive bonuses (as determined by the Bank Board), medical, health, disability and life insurance as well as other benefits determined by the Bank Board from time to time, and other benefits as described in his employment agreement, a copy of which is filed as Exhibit 10.4 to our registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
Indemnification Agreements
Our Bylaws provide that we shall indemnify our directors, officers, and employees, and may indemnify agents, in certain circumstances, from expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding to which he or she is or was a party, or threatened to be made a party, by reason of his or her position with the Company or because he or she was serving at the request of the Company.
Additionally, we have entered into indemnification agreements with each of our directors that contractually obligate us to indemnify our directors to the fullest extent permitted under applicable law. These agreements generally require both the Company and Bank to indemnify each director if the director is, or is threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of the Company or the Bank to procure a judgment in the favor of the Company or the Bank or a proceeding by a federal banking agency if the director acted in good faith and in a manner the director reasonably believed to be in, or not opposed to, the best interests of the Company or the Bank, as applicable, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that the director’s conduct was unlawful. Each director is further required to be indemnified for all expenses reasonably incurred by the director or on behalf of the director if the director is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of the Company or the Bank to procure a judgment in favor of the Company or the Bank, provided that the director acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or the Bank. Notwithstanding the foregoing, no indemnification is available to a director in respect of any claim, issue or matter as to which the director is finally adjudged by a court to be liable to the Company, the Bank, or both, as the case may be, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnification for such expenses. The indemnification agreements also generally provide for indemnification of expenses in connection with certain specific scenarios, including proceedings by federal banking regulators, subject to certain customary exclusions. The indemnification agreements also obligate the Company and Bank to advance expenses to a director, subject to the director’s obligation to repay the advance if and to the extent it is determined that the director is not entitled to be indemnified by the Company or Bank.
Share Repurchase
On September 5, 2019, we repurchased 200,000 shares of our Class A common stock at a price of $17.50 per share, for an aggregate purchase price of  $3,500,000 from one of our largest shareholders, De Linea CV. This repurchase was a result of an unsolicited offer by De Linea CV to us to repurchase these shares. Under the terms of the merger agreement with Marquis, we were required to obtain Marquis’s consent to consummate this repurchase, which we obtained. The approximate dollar value of De Linea CV’s interest in the proposed transaction, without regard to profit or loss, is $3,500,000.

PRINCIPAL STOCKHOLDERS OF PROFESSIONAL
Unless the context requires otherwise, references in this “Principal Stockholders of Professional” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
The following table sets forth information as of December 31, 2019 regarding the beneficial ownership of our common stock by:
•
each person or group known by us to beneficially owns more than 5% of our outstanding shares of common stock;

•
each of our NEOs;

•
each of our directors; and

•
all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 5,115,262 shares of our Class A common stock and 752,184 shares of our Class B common stock, in each case outstanding as of December 31, 2019, and [   ] shares of our Class A common stock and 752,184 shares of our Class B common stock outstanding after completion of our initial public offering. The table does not reflect any shares of our Class A common stock that may be purchased in our initial public offering by directors, executive officers or beneficial holders of more than 5% of our outstanding common stock.
Unless otherwise indicated in the table below, the address for each beneficial owner is c/o Professional Holding Corp., 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134.

	Class A Common Stock Beneficially Owned Prior to Our Initial Public Offering		Class B Common Stock Beneficially Owned Prior to Our Initial Public Offering		% of Total Voting Power before the Offering	Class A Common Stock Beneficially Owned After the Initial Public Offering
Name and Address of Beneficial Owner	Number	Percent of Class A	Number	Percent of Class B		Number	Percent (if option not exercised)	Percent (if option is exercised)	Pro Forma Percent(1)
5% or Greater Shareholders
BayBoston Capital L.P.(2)	423,416	8.3%	60,880	8.1%	8.3%	423,416	5.2%	4.9%	3.3%
1280 Center Street, Suite 2 Newton Center, MA 02459
EJF Capital, LLC(3)	499,981	9.8%	340,753	45.3%	9.8%	499,981	6.1%	5.8%	3.9%
2107 Wilson Blvd., Suite 240 Arlington, VA 22201
Emerald Advisers, Inc.(4)	279,177	5.5%	—	*	5.5%	279,177	3.4%	3.2%	2.2%
3195 Oregon Pike Leola, PA 17540
RMB Capital Management, LLC(5)	499,981	9.8%	350,551	46.6%	9.8%	499,981	6.1%	5.8%	3.9%
115 S. La Salle St. Chicago, IL 60603
Stephens Professional Holding LLC(6)	279,177	5.5%	—	*	5.5%	279,177	3.4%	3.2%	2.2%
111 Center Street Little Rock, AR 72201
Named Executive Officers and Directors
Rolando DiGasbarro(7)	23,260	*	—	*	*	23,260	*	*	*
Carlos M. Garcia(8)	423,416	8.3%	60,880	8.1%	8.3%	423,416	5.2%	4.9%	3.3%
Jon L. Gorney(9)	6,005	*	—	*	*	6,005	*	*	*
Ryan L. Gorney(10)	8,103	*	—	*	*	8,103	*	*	*
Abel L. Iglesias(11)	9,406	*	—	*	*	9,406	*	*	*
Herbert Martens(12)	41,736	*	—	*	*	41,736	*	*	*
Dr. Lawrence Schimmel, M.D.(13)	57,794	1.1%	—	*	1.1%	57,794	*	*	*
Daniel R. Sheehan(14)	93,734	1.8%	—	*	1.8%	93,734	1.1%	1.1%	*
Anton V. Schutz(15)	500,507	9.8%	350,551	46.6%	9.8%	500,507	6.1%	5.7%	3.9%
All Directors and Executive Officers as a Group (10 Persons)	1,173,877	22.8%	411,431	54.7%	22.8%	1,173,887	14.2%	13.5%	9.1%

*
Less than 1%

(1)
Pro Forma Percent assumes the full exercise of the underwriters’ option and the issuance of approximately 4,119,438 shares of Class A Common Stock to MBI shareholders upon consummation of our proposed acquisition of MBI.

(2)
Pursuant to an agreement entered into in connection with our 2015 private offering, we agreed to permit BayBoston Capital L.P. to appoint one director to our Board and the Bank’s Board of Directors. Currently, Carlos M. Garcia is BayBoston Capital L.P.’s representative serving as a director on our Board and the Bank’s Board of Directors. Mr. Garcia also serves as a member of our Board’s Compensation Committee and Nominating and Governance Committee. Shares beneficially owned by BayBoston Capital L.P. are also reported as beneficially owned by Carlos M. Garcia.

(3)
Includes (i) 77,091 shares of Class A common stock and 100,169 shares of Class B common stock owned by EFJ Sidecar Fund Series LLC — Small Financial Equities Series and (ii) 422,890 shares of Class A common stock and 240,584 shares of Class B common stock owned by EFJ Sidecar Fund Series LLC — Series E for which EJF Capital, LLC has voting and investment power.

(4)
Includes 175,683 shares of Class A Common Stock held directly by Age & Co. for the benefit of Emerald Banking and Finance Fund, which may be deemed to be beneficially owned by Emerald Advisers, Inc.

(5)
Includes (i) 264,900 shares of Class A Common Stock and 125,300 shares of Class B Common Stock beneficially owned by Mendon Capital Master Fund Ltd., (ii) 200,643 shares of our Class A Common Stock and 207,711 shares of our Class B Common Stock beneficially owned by Mendon Capital QP LP, (iii) 34,438 shares of our Class A Common Stock and 17,540 shares of Class B Common Stock beneficially owned by Iron Road Multi Strategy Fund LP, for which RMB Capital Management, LLC may be deemed to have shared voting and investment power, and (iv) 562 shares of restricted Class A Common Stock beneficially owned by Anton V. Schutz. Shares beneficially owned by RMB Capital Management, LLC are also reported as beneficially owned by Anton V. Schutz.

(6)
Stephens Professional Holding LLC is an affiliate of Stephens Inc., an underwriter of this offering.

(7)
Includes (i) 20,234 shares of Class A Common Stock owned jointly with his wife, (ii) 2,500 exercisable stock options and (iii) 562 shares of restricted Class A Common Stock.

(8)
Includes (i) 422,890 shares of Class A Common Stock and (ii) 60,880 shares of Class B Common Stock shares beneficially owned by BayBoston Capital L.P. for which Carlos M. Garcia shares voting and investment power. Shares beneficially owned by Carlos M. Garcia are also reported as beneficially owned by BayBoston Capital L.P. Also includes 562 shares of restricted Class A Common Stock.

(9)
Includes 562 shares of restricted Class A Common Stock.

(10)
Includes 562 shares of restricted Class A Common Stock.

(11)
Includes (i) 10 shares of Class A Common Stock owned directly, (ii) 5,596 shares of restricted Class A Common Stock, and (iii) 800 shares of Class A Common stock owned jointly with his spouse as tenants by the entirety.

(12)
Includes (i) 7,500 exercisable stock options, (ii) 33,710 shares of Class A Common Stock beneficially owned by the Herbert R. Martens Trust for which Herbert R. Martens serves as trustee, and (iii) 562 shares of restricted Class A Common Stock.

(13)
Includes (i) 9,500 exercisable stock options, (ii) 17,768 shares of Class A Common Stock owned jointly with his wife, (iii) 30,000 shares of Class A Common Stock owned by Millennium Trust Company, LLC for the benefit of Dr. Schimmel, and (iv) 562 shares of restricted Class A Common Stock.

(14)
Includes (i) 18,000 exercisable stock options, (ii) 40,734 shares of Class A Common Stock beneficially owned by Juno Invest, LLC for which Mr. Sheehan has sole voting and investment power, and (iii) 35,000 shares of restricted Class A Common Stock.

(15)
Includes (i) 499,981 shares of Class A Common Stock and (ii) 350,551 shares of Class B Common Stock beneficially owned by RMB Capital Management, LLC. Anton V. Schutz may be deemed to share voting and investment power over these shares. Shares beneficially owned by Anton V. Schutz are also reported as beneficially owned by RMB Capital Management, LLC. Also includes 562 shares of restricted Class A Common Stock.

BUSINESS OF MARQUIS
About Marquis Bancorp, Inc.
Marquis Bancorp, Inc., a Florida corporation incorporated in 2016, is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Marquis Bank, a Florida-chartered non-member bank, and is subject to the supervision and regulation of the Federal Reserve Board and Florida Office of Financial Regulation. Marquis conducts all of its material business operations through Marquis Bank, its primary asset. Marquis Bank is a full-service commercial bank, which commenced operations in 2007. Marquis Bank is headquartered in Coral Gables, Florida and also has branches in Aventura and Fort Lauderdale, Florida. At September 30, 2019, Marquis had total consolidated assets of approximately $676.8 million, total consolidated deposits of approximately $577.9 million, total consolidated net loans of approximately $560.0 million, and total consolidated shareholders’ equity of approximately $56.4 million.
The revenues of Marquis Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities, and service charge income generated from demand accounts. The principal sources of funds for Marquis Bank’s lending activities are its deposits (primarily consumer deposits), loan repayments, and proceeds from investment securities. The principal expenses of Marquis Bank are the interest paid on deposits, and operating and general administrative expenses.
Marquis Bank focuses its commercial loan originations on small and mid-sized business. These loan relationships tend to also generate significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Marquis Bank offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial customers.
Marquis Bank’s retail banking activities emphasize consumer deposit and checking accounts. In addition to traditional products and services, Marquis Bank offers contemporary products and services, such as debit cards, internet banking and electronic bill payment services. Consumer loan products offered by Marquis Bank include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines.
As is the case with many banking institutions, Marquis Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market forces. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.
Historically, Marquis Bank’s market area has been served both by large banks headquartered out of state and a number of community banks offering a higher level of personal attention, recognition and service relative to the larger competitors. Marquis Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans.
The following tables present certain financial and statistical information about the assets, liabilities and operations of Marquis. These tables should be read together with, and are qualified by reference to, the historical consolidated financial information contained in Marquis’s consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The historical results of operations for Marquis included here and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of future performance.
Net Income
The following table presents information regarding Marquis’s net income for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017, and 2016.

Net income for the nine months ended September 30, 2019 was $5.5 million, an increase of $0.6 million, or 12.0%, from net income of  $4.9 million for the nine months ended September 30, 2018. This increase was primarily due to an increase in interest income of  $3.9 million which was partially offset by an increase in interest expense of  $2.8 million, resulting in an increase to net interest income of  $1.1 million for the nine months ended September 30, 2019 compared to the same period in the prior year, as well as an increase in noninterest expense of  $1.1 million. The increase in Marquis’s interest income was primarily due to average earning assets increasing $63.0 million, or 10.9% (primarily average loans of  $55.1 million), with a greater average yield of 35 basis points or by 7.4%. The increase in Marquis’s interest expense was primarily due to greater average interest-bearing liabilities of  $48.4 million, or 11.4%, with a greater average yield of 63 basis points, or 40.9%. The increase in MBI’s noninterest expense was primarily due to an increase in salary and benefits expense.
Net income for the year ended December 31, 2018 was $6.8 million, an increase of  $2.9 million, or 71.8%, from net income of  $4.0 million for the year ended December 31, 2017. This increase was primarily due to an increase in interest income of  $6.9 million which was partially offset by an increase in interest expense of  $3.1 million, resulting in a net interest income increase of  $3.9 million for the 12 months ended December 31, 2018 compared to the same period in the prior year, as well as an increase in noninterest expense of  $1.7 million. The increase in Marquis’s interest income was primarily due to average earning assets increasing to $112.4 million, or by 23.7%, (primarily average loans of  $102.5 million), with a greater average yield of 32 basis points, or 7.2%. The increase in Marquis’s interest expense was primarily due to greater average interest-bearing liabilities of  $102.1 million, or by 31.1% with a greater average yield of 42 basis points, or 34.5%. The increase in Marquis’s noninterest expense was primarily due to an increase in salary and benefits expense.
Net income for the year ended December 31, 2017 was $4.0 million, an increase of  $0.5 million, or 14.1%, from net income of  $3.5 million for the year ended December 31, 2016 . This increase was primarily due to an increase in interest income of  $4.5 million which was partially offset by an increase in interest expense of  $1.4 million, resulting in a net interest income increase of  $3.2 million for the 12 months ended December 31, 2017 compared to the same period in the prior year, as well as an increase in noninterest expense of  $1.7 million. The increase in Marquis’s interest income was primarily due to greater average earning assets of  $81.3 million, or 20.7%, (primarily average loans of  $83.1 million), with a greater average yield of 23 basis points or by 5.3%. The increase in Marquis’s interest expense was primarily due to greater average interest-bearing liabilities of  $49.2 million, or 17.7% with a greater average yield of 28 basis points, or 29.9%. The increase in Marquis’s noninterest expense was primarily due to an increase in salary and benefits expense.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Change
Interest income	$24,317	$20,438	19.0%
Interest expense	7,664	4,891	56.7%
Net Interest income	16,653	15,546	7.1%
Provision for loan losses	367	712	(48.5)%
Net interest income after provision	16,286	14,834	9.8%
Noninterest income	1,140	830	37.3%
Noninterest expense	10,121	9,054	11.8%
Income before income taxes	7,305	6,611	10.5%
Income tax expense	1,844	1,737	6.2%
Net income	$5,461	$4,874	12.0%

	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Change	2017	2016	Change
Interest income	$28,240	$21,303	32.6%	$21,303	$16,765	27.1%
Interest expense	7,073	4,012	76.3%	4,012	2,625	52.8%
Net Interest income	21,167	17,292	22.4%	17,292	14,140	22.3%
Provision for loan losses	1,149	921	24.7%	921	640	44.0%
Net interest income after provision	20,018	16,370	22.3%	16,370	13,500	21.3%
Noninterest income	1,257	1,309	(3.9)%	1,309	1,168	12.0%
Noninterest expense	12,326	10,637	15.9%	10,637	8,975	18.5%
Income before income taxes	8,949	7,042	27.1%	7,042	5,693	23.7%
Income tax expense	2,141	3,080	(30.5)%	3,080	2,214	39.1%
Net income	$6,808	$3,963	71.8%	$3,963	$3,479	13.9%
Preferred stock dividend declared	—	—	—	—	7	(100.0)%
Net income available to common shareholders	$6,808	$3,963		$3,963	$3,472	14.1%
Average Balances
The following table presents Marquis’s average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017, and 2016.
	For the Nine Months Ended September 30,
	2019			2018
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$49,179	$859	2.34%	$45,600	$604	1.77%
Federal funds sold	—	—	0.00%	—	—	0.00%
Federal Reserve Bank stock, FHLB stock and other corporate stock	2,077	—	0.00%	2,246	—	0.00%
Investment securities	31,751	690	2.58%	27,280	454	2.25%
Loans	557,712	22,849	5.48%	502,582	19,380	5.16%
Total interest earning assets	640,719	24,317	5.08%	577,708	20,438	4.73%
Noninterest earning assets	18,720	—		14,737	—
Total assets	659,439	24,317	4.93%	592,445	20,438	4.61%
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	426,884	6,387	2.00%	372,229	3,758	1.35%
Borrowed funds	45,320	1,277	3.78%	51,616	1,133	2.94%
Total interest-bearing liabilities	472,204	7,664	2.17%	423,845	4,891	1.54%
Noninterest-bearing liabilities
Noninterest-bearing deposits	130,521			119,955
Other noninterest-bearing liabilities	2,732			2,574
Shareholders’ equity	53,982			46,071
Total liabilities and shareholders’ equity	$659,439			$592,445
Net interest spread			2.91%			3.19%
Net interest income		$16,653			$15,547
Net interest margin			3.48%			3.60%

	For the Years Ended December 31,
	2018			2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$41,500	$779	1.88%	$44,238	$483	1.09%	$48,476	$244	0.50%
Federal funds sold	—	—	0.00%	—	—	0.00%	315	—	0.00%
Federal Reserve Bank stock, FHLB stock and other corporate stock	2,274	—	0.00%	1,614	—	0.00%	1,282	—	0.00%
Investment securities	29,132	664	2.29%	17,122	299	1.77%	14,686	244	1.68%
Loans(1)	514,258	26,797	5.21%	411,801	20,521	4.98%	328,733	16,277	4.95%
Total interest earning assets	587,164	28,240	4.81%	474,774	21,303	4.49%	393,492	16,765	4.26%
Noninterest earning assets	15,069	—		12,825	—		11,027	—
Total assets	602,233	28,240	4.69%	487,599	21,303	4.37%	404,519	16,765	4.15%
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	378,111	5,473	1.45%	289,856	2,910	1.00%	254,967	2,315	0.91%
Borrowed funds	52,304	1,600	3.06%	38,289	1,101	2.88%	23,939	311	1.30%
Total interest-bearing liabilities	430,415	7,073	1.64%	328,145	4,012	1.22%	278,906	2,625	0.94%
Noninterest-bearing liabilities
Noninterest-bearing deposits	122,571			116,049			85,944
Other noninterest-bearing liabilities	10,156			2,084			1,631
Shareholders’ equity	47,018			41,321			38,038
Total liabilities and shareholders’ equity	$602,233			$487,599			$404,519
Net interest spread(2)			3.17%			3.27%			3.32%
Net interest income		$21,167			$17,292			$14,140
Net interest margin(3)			3.60%			3.64%			3.59%

(1)
Includes nonaccrual loans.

(2)
Net interest spread is the difference between the average rate earned on interest earning assets and the average rate paid on interest-bearing liabilities.

(3)
Net interest margin is the ratio of net interest income divided by average interest earning assets.

Rate/Volume
The level of net interest income is affected primarily by variations in the volume and mix of assets and liabilities, as well as changes in interest rates. The following table shows the effect that these factors had on the interest earned from Marquis’s interest earning assets and interest incurred on our interest-bearing liabilities for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017, and 2016.

	For the Nine Months Ended September 30, 2019 Compared to 2018
	Change Due To
(Dollars in thousands)	Volume	Rate	Interest Variance
Interest income
Interest-bearing deposits	$47	$208	$255
Federal funds sold	—	—	—
Federal Reserve Bank stock, Federal Home Loan Bank stock and other corporate stock	—	—	—
Investment securities	75	80	155
Loans	2,126	1,343	3,469
Total interest income	$2,248	$1,631	$3,879
Interest expense
Interest-bearing deposits	552	2,077	2,629
Borrowed funds	(138)	282	144
Total interest expense	$414	$2,359	$2,773
Net interest income	$1,834

	For the Years Ended December 31, 2018 Compared to 2017			For the Years Ended December 31, 2017 Compared to 2016
	Change Due To			Change Due To
(Dollars in thousands)	Volume	Rate	Interest Variance	Volume	Rate	Interest Variance
Interest income
Interest-bearing deposits	$(30)	$326	$296	$(21)	$260	$239
Federal funds sold	—	—	—	—	—	—
Federal Reserve Bank stock, Federal Home Loan Bank stock and other corporate stock	—	—	—	—	—	—
Investment securities	212	153	365	41	14	55
Loans	5,106	1,170	6,276	4,113	131	4,244
Total interest income	$5,288	$1,649	$6,937	$4,133	$405	$4,538
Interest expense
Interest-bearing deposits	885	1,678	2,563	317	278	595
Borrowed funds	403	96	499	186	604	790
Total interest expense	$1,288	$1,774	$3,062	$503	$882	$1,385
Net interest income	$4,000			$3,630
Noninterest Income
The following table presents information regarding Marquis’s noninterest income for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017, and 2016.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Increase (Decrease)
Noninterest income
Deposit account service charges	$593	$554	$39
Gain (loss) on sale of loans	312	116	196
Other fees and charges	235	161	74
Total noninterest income	$1,140	$831	$309

	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Increase (Decrease)	2017	2016	Increase (Decrease)
Noninterest income
Deposit account service charges	$750	$615	$136	$615	$408	$207
Gain (loss) on sale of loans	250	527	(277)	527	626	(100)
Other fees and charges	257	167	89	167	134	34
Total noninterest income	$1,257	$1,309	$(52)	$1,309	$1,168	$141
Noninterest Expense
The following table presents information regarding Marquis’s noninterest expense for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017, and 2016.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Increase (Decrease)
Noninterest expense
Salaries and benefits	$6,155	$5,531	$624
Occupancy and equipment	1,111	1,010	101
Professional services	516	337	179
Data Processing	456	403	53
Advertising	96	147	(51)
Other real estate owned expense	107	—	107
Regulatory assessments	199	342	(143)
Directors’ compensation	756	693	63
Other	725	591	134
Total noninterest expense	$10,121	$9,054	$1,067

	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Increase (Decrease)	2017	2016	Increase (Decrease)
Noninterest expense
Salaries and benefits	$7,320	$6,275	$1,045	$6,275	$5,259	$1,016
Occupancy and equipment	1,335	1,110	225	1,110	1,150	(40)
Professional services	415	432	(17)	432	339	93
Data Processing	545	499	46	499	485	14
Advertising	193	138	55	138	112	27
Regulatory assessments	442	239	203	239	280	(40)
Directors’ compensation	930	738	192	738	429	308
Other	1,146	1,205	(59)	1,205	920	284
Total noninterest expense	$12,326	$10,637	$1,689	$10,637	$8,975	$1,662

Investment Securities
The following table shows the book value and weighted average yield on the investment securities in Marquis’s securities portfolio based on maturity as of September 30, 2019.
At September 30, 2019	One Year or Less		More than One Year Through Five Years		More than Five Years Through 10 Years		More than 10 Years		Total
(Dollars in thousands)	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Fair Value	Weighted Average Yield
Securities Available for Sale
U.S. Government-sponsored agencies	$2,000	1.44%	$7,000	2.66%	$—		$—		$9,000	$9,036	2.39%
Mortgage-backed securities	—	—	—	—	6,362	2.43%	5,430	1.52%	11,792	11,874	2.01%
U.S. Agency obligations	—	—	—	—	1,254	3.27%	2,013	2.30%	3,267	3,180	2.67%
State, county, and municipals	—	—	—	—	1,048	2.30%	—	—	1,048	1,075	2.30%
Corporate bonds	501	3.53%	499	3.29%	—	—	—	—	1,000	1,006	3.41%
Total	$2,501		$7,499		$8,664		$7,443		$26,107	$26,171
Securities Held to Maturity
U.S Treasury securities	—	—	$201	1.80%	$—		$—		$201	$201	1.80%
U.S. Government-sponsored agencies	—		—		—		—		—	—	—
Mortgage-backed securities	3	5.43%	—		—		294	1.21%	297	292	1.25%
Foreign Sovereign (Israel)	—		1,000	2,68%	—		—		1,000	1,000	2.68%
Total	$3		$1,201		$—		$294		$1,498	$1,493

The following tables shows the book value of the investment securities in Marquis’s securities portfolio as of September 30, 2019 and December 31, 2018, 2017, and 2016.
			December 31,
	September 30, 2019		2018		2017		2016
(Dollars in thousands)	Book Value	Percent	Book Value	Percent	Book Value	Percent	Book Value	Percent
Securities Available for Sale
U.S. Government agencies	$3,267	12.51%	$4,182	12.96%	$5,533	32.96%	$5,477	40.80%
U.S. government-sponsored entities	20,792	79.64%	25,533	79.12%	8,692	51.78%	4,874	36.31%
State, county and municipal bonds	1,048	4.01%	1,054	3.27%	1,061	6.32%	1,068	7.96%
Corporate bonds	1,000	3.83%	1,501	4.65%	1,502	8.95%	2,004	14.93%
Total	$26,107	100.00%	$32,270	100.00%	$16,788	100.00%	$13,423	100.00%
Securities Held to Maturity
U.S. Treasuries	$201	13.42%	$200	12.91%	$200	12.35%	$200	11.74%
U.S. government-sponsored entities	297	19.83%	349	22.53%	420	25.93%	503	29.54%
Foreign sovereign (Israel)	1,000	66.76%	1,000	64.56%	1,000	61.73%	1,000	58.72%
Total	$1,498	100.00%	$1,549	100.00%	$1,620	100.00%	$1,703	100.00%

Loan Portfolio
The following table shows the composition of Marquis’s loan portfolio as of September 30, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014.
			December 31,
	September 30, 2019		2018		2017		2016		2015		2014
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$404,087	71.4%	$384,697	69.1%	$298,677	64.5%	$240,623	66.0%	$201,833	70.2%	$132,386	64.8%
Owner Occupied	165,662	—	171,924	—	135,101	—	102,593	—	66,032	—	30,032	—
Non-Owner Occupied	238,425	—	212,773	—	163,576	—	138,030	—	135,801	—	102,354	—
Residential real estate	64,985	11.5%	69,568	12.5%	72,006	15.5%	60,500	16.6%	44,081	15.3%	41,154	20.2%
Commercial	72,902	12.9%	80,172	14.4%	61,661	13.3%	46,408	12.7%	38,170	13.3%	22,593	11.1%
Construction and development	18,713	3.3%	18,747	3.4%	28,629	6.2%	13,932	3.8%	400	0.1%	2,614	1.3%
Consumer and other loans	4,882	0.9%	3,408	0.6%	2,210	0.5%	3,061	0.8%	3,125	1.1%	5,457	2.7%
Total loans	$565,569	100.0%	$556,593	100.0%	$463,183	100.0%	$364,524	100.0%	$287,609	100.0%	$204,204	100.0%
Unearned loan origination fees (costs), net	(300)		(366)		(115)		136		(152)		(157)
Allowance for loan losses	(5,294)		(4,863)		(4,199)		(3,625)		(3,000)		(2,711)
Loans, net	$559,975		$551,364		$458,869		$361,035		$284,457		$201,336

The following tables below show the industry and geographic concentrations of Marquis’s commercial real estate and construction and development combined portfolios.
	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
CRE and Construction & Development Loans, combined
1 – 4 Family Construction	$2,845	0.7%
Commercial 1 – 4 Family Residential	35,958	8.5%
Auto (Car Lot/Auto Repair)	1,025	.2%
Gas Station	51,817	12.3%
Commercial Construction	15,039	3.6%
Educational Facility	4,435	1.0%
Hotel	30,003	7.1%
Land Development	11,824	2.8%
Multifamily	19,270	4.6%
Office	50,632	12.0%
Other/Special Use	2,104	.5%
Religious Facility	5,084	1.2%
Retail	120,140	28.4%
Warehouse	72,624	17.2%
Total	$422,800	100.0%

	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
CRE and Construction & Development Loans, combined
Broward	$83,645	19.8%
Miami-Dade	265,508	62.8%
Palm Beach	21,642	5.1%
Other FL County	42,427	10.0%
Out of State	9,578	2.3%
Total	$422,800	100.0%

As of September 30, 2019, approximately $165.7 million and $238.4 million of Marquis’s commercial real estate portfolio was owner-occupied and non-owner-occupied, respectively.
The following table shows the industry concentrations for Marquis’s commercial loan portfolio as of September 30, 2019.
	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
Commercial and Industrial Loans
Business Products	$3,878	5.3%
Business Services	5,188	7.1%
Information	4,442	6.1%
Construction	1,525	2.1%
Finance	15,330	21.0%
Healthcare	4,239	5.8%
Real Estate	8,797	12.1%
Services	9,252	12.7%
Trade	19,187	26.3%
Transportation	1,064	1.5%
Total	$72,902	100.0%
Loan Maturity
The table below shows amounts and maturities for Marquis’s loan portfolio by loan type as of September 30, 2019.
	September 30, 2019
(Dollars in thousands)	Due in One Year or Less	Due in One to Five Years	Due After Five Years	Total
Commercial Real Estate	$34,552	$159,190	$210,345	$404,087
Residential Real Estate	9,002	41,972	14,011	64,985
Commercial	37,269	22,937	12,696	72,902
Construction and Development	6,591	12,122	—	18,713
Consumer and Other	1,336	885	2,661	4,882
Total loans	$88,750	$237,106	$239,713	$565,569
Amounts with fixed rates	$25,120	$148,367	$55,399	$228,886
Amounts with floating rates	$63,630	$88,739	$184,314	$336,683

Credit Quality
The table below shows Marquis’s classified loans by loan type as of September 30, 2019 and December 31, 2018, 2017, and 2016.
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2019
Commercial real estate	$404,087	—	—	—	$404,087
Residential real estate	64,875	—	110	—	64,985
Commercial	72,902	—	—	—	72,902
Construction and development	18,713	—	—	—	18,713
Consumer	4,882	—	—	—	4,882
Total	$565,459	$—	$110	$—	$565,569
December 31, 2018
Commercial real estate	$384,697	—	—	—	$384,697
Residential real estate	69,458	—	110	—	69,568
Commercial	80,172	—	—	—	80,172
Construction and development	18,747	—	—	—	18,747
Consumer	3,408	—	—	—	3,408
Total	$556,482	$—	$110	$—	$556,592
December 31, 2017
Commercial real estate	$298,677	—	—	—	$298,677
Residential real estate	69,906	—	2,100	—	72,006
Commercial	61,356	—	305	—	61,661
Construction and development	28,629	—	—	—	28,629
Consumer	2,210	—	—	—	2,210
Total	$460,778	$—	$2,405	$—	$463,183
December 31, 2016
Commercial real estate	$240,623	—	—	—	$240,623
Residential real estate	59,958	—	542	—	60,500
Commercial	41,695	4,713	—	—	46,408
Construction and development	13,932	—	—	—	13,932
Consumer	3,061	—	—	—	3,061
Total	$359,269	$4,713	$542	$—	$364,524

Nonperforming Assets
The following table shows Marquis’s nonperforming assets as of September 30, 2019 and the years ended December 31, 2018, 2017, 2016, 2015, and 2014.
	September 30, 2019	December 31,
(Dollars in thousands)		2018	2017	2016	2015	2014
Accruing loans 90 or more days past due	$—	$—	$—	$—	$—	$—
Nonaccrual Loans
Commercial real estate
Residential real estate	—	—	—	—	—	—
Commercial	110	110	2,100	—	—	20
Construction and development	—	294	306	—	—	—
Consumer and other loans	—	—	—	—	—	—
Total nonperforming loans	$110	$404	$2,406	$—	$—	$20
Other real estate owned	1,708	1,708	—	—	720	743
Total nonperforming assets	$1,818	$2,112	$2,406	$—	$720	$763
Restructured loans – nonaccrual	$—	$—	$—	$—	$—	$—
Restructured loans – accruing	$—	$—	$—	$—	$—	$—
Ratio of nonperforming loans to total loans	0.02%	0.07%	0.51%	0.00%	0.00%	0.01%
Ratio of nonperforming assets to total assets	0.27%	0.32%	0.45%	0.00%	0.21%	0.27%
Allowance for Loan Losses
The following table show changes in Marquis’s allowance for loan losses for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017, 2016, 2015, and 2014.
	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Balance at beginning of period	$4,863	$4,199	$4,199	$3,625	$3,000	$2,711	$2,541
Charge-offs
Commercial real estate	—	—	—	—	—	—	48
Residential real estate	—	—	491	—	—	—	—
Commercial	—	—	—	310	—	—	—
Construction and development	—	—	—	—	—	—	—
Consumer and other	—	—	—	41	16	9	—
Total Charge-offs	—	—	491	351	16	9	48
Recoveries	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—	—
Commercial	60	—	—	—	—	—	14
Construction and development	—	—	—	—	—	—	—
Consumer and other	4	3	6	3	1	—	—
Total recoveries	64	3	6	3	1	—	14
Net charge-offs (recoveries)	(64)	(3)	485	348	15	9	34
Provision for loan losses	367	712	1,149	922	640	298	204
Balance at end of period	$5,294	$4,914	$4,863	$4,199	$3,625	$3,000	$2,711
Ratio of net charge-offs to average loans	(0.01)%	0.00%	0.09%	0.08%	0.00%	0.00%	0.02%
ALLL as a percentage of loans at end of period	0.94%	0.91%	0.87%	0.91%	0.99%	1.04%	1.33%
ALLL as a multiple of net charge-offs	(82.72)	(1,638.00)	10.03	12.07	241.67	333.33	79.74
ALLL as a percentage of nonperforming loans	4,812.73%	204.41%	1,203.71%	174.52%	N/A	N/A	13,555.00%

Allocation of ALLL
The following table shows Marquis’s allocation of Marquis’s allowance for loan losses as of September 30, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014.
	September 30, 2019		December 31, 2018		December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014
(Dollars in thousands)	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent
Commercial real estate	$3,577	65.57%	$3,082	63.38%	$2,758	65.68%	$2,314	63.83%	$2,009	66.97%	$1,860	68.61%
Residential real estate	708	13.37%	687	14.13%	600	14.29%	652	17.99%	553	18.43%	572	21.10%
Commercial	758	14.32%	846	17.40%	568	13.53%	506	13.96%	412	13.73%	215	7.97%
Construction and development	192	3.63%	216	4.44%	236	5.62%	125	3.45%	3	0.10%	28	1.03%
Consumer and other	59	1.11%	32	0.66%	37	0.88%	28	0.77%	24	0.77%	35	1.29%
Total allowance for loan losses	$5,294	100.00%	$4,863	100.00%	$4,199	100.00%	$3,625	100.00%	$3,001	100.00%	$2,710	100.00%

Deposits
The following table shows Marquis’s average deposit balance by type for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017, and 2016. As of September 30, 2019, Marquis had total brokered deposits of  $45.0 million, 8.1% of total, of which $37.5 million, or 83.4%, were fully insured with a remaining maturity of one year or less.
	For the Nine Months Ended September 30, 2019		For the Year Ended December 31
			2018		2017		2016
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
NOW accounts	$19,583	0.05%	$20,097	0.05%	$14,342	0.05%	$14,347	0.06%
Money market accounts	128,256	1.36%	138,225	0.98%	135,475	0.82%	116,650	0.76%
Savings accounts	3,801	0.20%	4,278	0.20%	2,859	0.20%	2,872	0.20%
Certificates of deposit	275,244	2.46%	215,511	1.90%	137,180	1.30%	121,071	1.17%
Total interest-bearing deposits	426,884	2.00%	378,111	1.45%	289,856	1.00%	254,941	0.91%
Noninterest-bearing deposits	130,521	0.00%	114,771	0.00%	110,976	0.00%	82,323	0.00%
Total deposits	$557,405	1.53%	$492,881	1.11%	$400,832	0.73%	$337,264	0.69%

Time Deposits
The following table shows the maturities of Marquis’s time deposits as of September 30, 2019.
(Dollars in thousands)	Three Months or Less	Over Three Through Six Months	Over Six Months Through 12 Months	Over 12 Months	Total
$100,000 or more	$69,558	$52,287	$50,455	$55,270	$227,570
Less than $100,000	3,883	1,843	4,012	5,903	15,641
Total	$73,441	$54,130	$54,467	$61,173	$243,211

FHLB Borrowings
The following table shows information related to Marquis’s FHLB borrowings as of and for the nine months ended September 30, 2019 and as of and for the years ended December 31, 2018, 2017, and 2016.
	Nine Months Ended September 30, 2019	Years Ended December 31,
(Dollars in thousands)		2018	2017	2016
Amount outstanding at period-end	$30,000	$75,000	$39,000	$36,000
Weighted average interest rate at period-end	2.09%	2.63%	1.44%	0.87%
Maximum month-end balance during period	$56,000	$75,000	$39,000	$36,000
Average balance outstanding during period	$35,630	$42,663	$28,674	$22,213
Weighted average interest rate during period	2.65%	1.95%	1.11%	0.83%
Performance Ratios
The following table shows certain performance ratios of Marquis for the nine months ended September 30, 2019 and for the years ended December 31, 2018, 2017, and 2016.
	Nine Months Ended September 30, 2019	Years Ended December 31,
		2018	2017	2016
Return on Average Assets	1.11%	1.13%	0.81%	0.86%
Return on Average Equity	13.53%	14.35%	9.58%	9.13%
Average Equity to Average Assets	8.19%	7.81%	8.47%	9.40%
Capital Ratios
The following table shows the regulatory capital ratios for Marquis and Marquis Bank as of September 30, 2019 and December 31, 2018, 2017, and 2016. The amounts presented exclude the capital conservation buffer. See “Supervision and Regulation — Professional Holding Corp. — Capital Regulations.”
	Actual		Minimum for capital adequacy		Minimum to be well capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2019
Total risk-based capital ratio
Marquis Bank	$70,920	12.2%	$46,619	8.0%	$58,274	10.0%
Marquis	71,839	12.3%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio
Marquis Bank	65,188	11.2%	34,964	6.0%	46,619	8.0%
Marquis	56,397	9.7%	N/A	N/A	N/A	N/A
Tier 1 leverage ratio
Marquis Bank	65,188	9.7%	26,838	4.0%	33,548	5.0%
Marquis	56,397	8.4%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio
Marquis Bank	65,188	11.2%	26,223	4.5%	37,878	6.5%
Marquis	56,397	9.7%	N/A	N/A	N/A	N/A

	Actual		Minimum for capital adequacy		Minimum to be well capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2018
Total risk-based capital ratio
Marquis Bank	$65,167	11.4%	$45,768	8.0%	$57,210	10.0%
Marquis	65,980	11.5%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio
Marquis Bank	59,885	10.5%	34,326	6.0%	$45,768	8.0%
Marquis	51,028	8.9%	N/A	N/A	N/A	N/A
Tier 1 risk-based leverage ratio
Marquis Bank	59,885	9.5%	25,251	4.0%	31,564	5.0%
Marquis	51,028	8.1%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio
Marquis Bank	59,885	10.5%	25,744	4.5%	37,186	6.5%
Marquis	51,028	8.9%	N/A	N/A	N/A	N/A
December 31, 2017
Total risk-based capital ratio
Marquis Bank	$55,528	11.8%	$37,620	8.0%	$47,025	10.0%
Marquis	57,400	12.2%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio
Marquis Bank	50,995	10.8%	28,215	6.0%	37,620	8.0%
Marquis	43,254	9.2%	N/A	N/A	N/A	N/A
Tier 1 leverage ratio
Marquis Bank	50,995	9.7%	20,983	4.0%	26,229	5.0%
Marquis	43,254	8.2%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio
Marquis Bank	50,995	10.8%	21,161	4.5%	30,566	6.5%
Marquis	43,254	9.2%	N/A	N/A	N/A	N/A
December 31, 2016
Total risk-based capital ratio
Marquis Bank	$50,303	13.7%	$29,410	8.0%	$36,763	10.0%
Marquis	51,856	14.2%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio
Marquis Bank	46,678	12.7%	22,058	6.0%	29,410	8.0%
Marquis	38,678	10.6%	N/A	N/A	N/A	N/A
Tier 1 leverage ratio
Marquis Bank	46,678	11.1%	16,847	4.0%	21,059	5.0%
Marquis	38,678	9.4%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio
Marquis Bank	46,678	12.7%	16,543	4.5%	23,896	6.5%
Marquis	38,678	10.6%	N/A	N/A	N/A	N/A

Contractual Obligations
The following table shows the timing of amounts due under Marquis’s contractual obligations as of September 30, 2019.
(Dollars in thousands)	Due in One Year or Less	Due after One Through Three Years	Due After Three Through Five Years	Due After Five Years	Total
FHLB Advances	$30,000	$—	$—	$—	$30,000
Certificates of deposit $100,000 or more	172,300	54,411	859	—	227,570
Certificates of deposit less than $100,000	9,738	5,822	81	—	15,641
Operating leases	710	1,161	125		1,996
Subordinated Debt, net of issuance	—	—	—	—	—
Total	$212,748	$61,394	$1,065	$—	$275,207
Credit Commitments
The following table shows Marquis’s credit commitments as of September 30, 2019 and December 31, 2018, 2017, and 2016.
		As of December 31,
(Dollars in thousands)	As of September 30, 2019	2018	2017	2016
Unfunded lines of credit	$129,063	$119,327	$113,150	$73,405
Commitments to extend credit	22,718	27,017	37,687	34,987
Letters of credit	2,010	1,502	2,568	4,076
Total credit extension commitments	$153,791	$147,845	$153,405	$112,468
Government Regulation
Like Professional, Marquis must comply with state and federal banking laws and regulations that control virtually all aspects of its operations. These laws and regulations generally aim to protect Marquis Bank’s depositors, not necessarily Marquis’s shareholders or Marquis’s creditors. Any changes in applicable laws or regulations may materially affect Marquis’s business and prospects. Proposed legislative or regulatory changes may also affect Marquis’s operations. Marquis and Marquis Bank are subject to the same laws and regulations described in the section captioned “Supervision and Regulation” as Professional and Professional Bank, respectively.
Merger Agreement
Under the terms of the merger agreement, prior to the consummation of the merger or earlier termination of the merger agreement, Marquis shall, and shall cause each of its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including with its employees, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay any necessary regulatory approvals or to timely consummate the transactions contemplated. In addition, Marquis has agreed, under the terms of the merger agreement, prior to the consummation of the merger or the earlier termination of the merger agreement, to refrain from, without our prior written consent, taking certain actions to, including but not limited to, issue additional shares of capital stock (other than in connection with the exercise of outstanding stock options); declare or pay dividends to Marquis shareholders, repurchase shares of capital stock; enter into, adopt, renew, modify, or terminate employment agreements or benefit plans for executive officers or directors; dispose of assets in a manner inconsistent with past practices; make any acquisition of a third party; sell or acquire loans or loan participations (other than in the ordinary course of business consistent with past practice or to bring a loan in compliance with legal lending limits); amend the organizational documents of those of its subsidiary; implement or adopt any material change in its accounting principles, practices or methods; enter into, renew or terminate any material contracts or materially amend such contracts; settle claims in excess of $125,000; make material changes in deposit taking, lending, investment, risk management, and other bank activities of Marquis Bank; make individual capital expenditures in excess of  $100,000 (or $500,000 in aggregate); incur indebtedness (other than in the ordinary course of business); enter into new lines of business; make, change, or revoke any material tax election; or take any action or knowingly fail to take any action that would jeopardize the tax-free nature of the proposed merger or that would materially impair or delay the consummation of the merger.
Employees
As of September 30, 2019, Marquis had 70 employees, all located in the United States. None of MBI’s employees are represented by a labor union or covered by a collective bargaining agreement. Marquis believes it has a positive relationship with its employees.
Facilities
Marquis’s headquarters is located in Coral Gables, Florida. Marquis operates through two additional full-service bank branches located in Aventura, Florida and Fort Lauderdale, Florida. Marquis leases each of its locations and believes that the leases are generally on terms consistent with prevailing market terms. The following table summarizes the details of Marquis’s branch office locations.
Location	Street Address	City & State
Coral Gables	355 Alhambra Circle, Suite 125	Coral Gables, FL
Aventura	19058 NE 29th Avenue	Aventura, FL
Fort Lauderdale	201 Southeast 12th Street	Fort Lauderdale, FL
Legal Proceedings
Marquis is not currently subject to any material legal proceedings. Marquis is, from time to time, subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violations of banking and other applicable regulations, competition laws, labor laws and consumer protection laws, as well as claims or litigation relating to intellectual property, securities, breach of contract and tort. Marquis intends to defend itself vigorously against any pending or future claims and litigation.
At this time, in the opinion of Marquis’s management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on Marquis’s combined results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against Marquis (or us following the consummation of the merger) could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention and may materially adversely affect Marquis’s reputation (or our reputation after the consummation of the merger), even if resolved in Marquis’s favor.
Seasonality
Marquis does not believe its business to be seasonal in nature.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARQUIS
Unless the context requires otherwise, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marquis” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Marquis and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Marquis Bank.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the accompanying notes and other financial information appearing elsewhere in this joint proxy statement/prospectus. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences include, but are not limited to, those identified below, and those described in the sections titled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors” of this joint proxy statement/prospectus.
Overview
This section presents our financial condition and results of operations on a consolidated basis. However, we conduct all of our material business operations through our wholly owned bank subsidiary, Marquis Bank, which we refer to as the Bank, and the discussion and analysis that follows primarily relates to activities conducted by the Bank. We currently conduct operations through our headquarters in Coral Gables, Florida, and our three branches in, Coral Gables, Aventura and Ft. Lauderdale, Florida.
Our principal business is lending to and accepting deposits from small to medium sized businesses, the owners and operators of these businesses, as well as other professionals, entrepreneurs and high net worth individuals. We generate the majority of our revenue from interest earned on loans, investments and other interest earning assets, such as federal funds sold and interest earning deposits with other institutions; loan and deposit fees and service charges; and fees relating to the sale of SBA loan originations. We incur interest expense on deposits and other borrowed funds, as well as operating expenses, such as salaries and employee benefits and occupancy expenses.
Our management’s discussion and analysis is intended to provide the reader with information that will assist in understanding our business, results of operations, financial condition and financial statements; changes in certain key items in our financial statements from period to period; and the primary factors that we believe impact our financial results.
2019 Highlights
Highlights of our performance and financial condition as of and for the nine months ended September 30, 2019 and other key events that have occurred during 2019 are provided below.
Results of Operations
•
Net income of  $5.5 million, which represented an increase of  $0.6 million, or 12.0%, compared to the same period in 2018.

•
Net interest income of  $16.7 million, which represented an increase of  $1.1 million, or 7.1%, compared to the same period in 2018. This increase was primarily due to loan growth and slightly increased yields on loans, partially offset by an increase in total deposits, as well as increased rates paid on deposit products.

•
Provision for loan losses was $0.4 million, which represented a decrease of approximately $0.4 million, or 48.5%, compared to the same period in 2018.

•
Noninterest income totaled $1.1 million, which represented an increase of  $0.3 million, or 37.3%, compared to the same period in 2018. This increase was primarily due to increased gain on sale of SBA loans, deposit service charges, and Federal Home Loan Bank of Atlanta (“FHLB”) dividend income.

•
Noninterest expense of  $10.1 million, which represented an increase of  $1.1 million, or 11.8%, compared to the same period in 2018. This increase was primarily due to increased employee headcount, and expenses related to a full period of operating our Ft. Lauderdale branch that opened during the fourth quarter of 2018.

Financial Condition
•
Total assets increased to $676.8 million, which represented an increase of  $14.5 million, or 2.2%, compared to December 31, 2018. This increase was largely attributable to net loan growth of  $8.6 million.

•
Net loans increased to $560 million, an increase of  $8.6 million, or 1.6%, compared to December 31, 2018. Loan growth was primarily in commercial real estate loans.

•
Nonperforming assets totaled $1.8 million, which includes one other real estate owned (“OREO”) property with a book value of  $1.7 million and one loan in nonaccrual status with a book value of $0.1 million. The same nonperforming assets were outstanding at December 31, 2018. The OREO property was under contract at September 30, 2019, and closed on October 4, 2019 at no additional loss to the bank.

•
As of September 30, 2019, we were well-capitalized, with a total risk-based capital ratio of 12.3%, a tier 1 risk-based capital ratio of 9.7%, a common equity tier 1 capital ratio of 9.7%, and a leverage ratio of 8.4%. As of September 30, 2019, all of our regulatory capital ratios exceeded the thresholds to be well capitalized under the applicable bank regulatory requirements.

•
In August 2019, we entered into a merger agreement to be acquired by Professional Holding Corporation, for shares of their Class A Common Stock.

Results of Marquis Bancorp, Inc.’s Operations for the Nine Months Ended September 30, 2019 and 2018
Net Income
The following table sets forth the principal components of net income for the periods indicated.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Change
Interest income	$24,317	$20,438	19.0%
Interest expense	7,664	4,891	56.7%
Net Interest income	16,653	15,547	7.1%
Provision for loan losses	367	712	(48.5)%
Net interest income after provision	16,286	14,835	9.8%
Noninterest income	1,140	830	37.3%
Noninterest expense	10,121	9,054	11.8%
Income before income taxes	7,305	6,612	10.5%
Income tax expense	1,844	1,737	6.2%
Net income	$5,461	$4,875	12.0%
Net income for the nine months ended September 30, 2019 was $5.5 million, an increase of  $0.6 million, or 12%, from net income for the nine months ended September 30, 2018 of  $4.9 million. Interest income increased $3.9 million while interest expense increased $2.8 million, resulting in a net interest income increase of  $1.1 million for the nine months ended September 30, 2019 compared to the same period in the prior year. The increase in our interest income was primarily due to loan growth of  $26 million and higher loan yields. Provision for loan losses decreased by $0.4 million for the nine months ended September 30, 2019 compared to the same period in the prior year due to lower required reserves and mix of the portfolio. Noninterest income increased $0.3 million and noninterest expense increased $1.1 million for the nine months ended September 30, 2019 compared to the same period in the prior year. The increase in noninterest expense for the nine months ended September 30, 2019 compared to the same period in the prior year was primarily a result of increased employee headcount, and a full period of expenses for the Ft. Lauderdale office during the fourth quarter of 2018.
Net Interest Income and Net Interest Margin Analysis
We analyze our ability to maximize income generated from interest earning assets and control the interest expenses of our liabilities, measured as net interest income, through our net interest margin and net interest spread. Net interest income is the difference between the interest and fees earned on interest earning assets, such as loans and securities, and the interest expense paid on interest bearing liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period. Net interest spread is the difference between average interest rates earned on interest earning assets and average interest rates paid on interest-bearing liabilities.
Changes in market interest rates and the interest rates we earn on interest earning assets or pay on interest-bearing liabilities, as well as in the volume and types of interest earning assets, interest bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest income, net interest margin and net interest spread. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment rates, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, the economic and competitive conditions in the Miami-Dade metropolitan area, as well as developments affecting the real estate, technology, government services, hospitality and tourism and financial services sectors within the Miami-Dade metropolitan area. Our ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of our net interest income and net interest margin as our primary sources of earnings.
The following table shows the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	For the Nine Months Ended September 30,
	2019			2018
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$49,179	$859	2.34%	$45,600	$604	1.77%
Federal funds sold	—	—	0.00%	—	—	0.00%
Federal Reserve Bank stock, FHLB stock and other corporate stock	2,077	—	0.00%	2,246	—	0.00%
Investment securities	31,751	609	2.58%	27,280	454	2.25%
Loans(1)	557,712	22,849	5.48%	502,582	19,380	5.16%
Total interest earning assets	640,719	24,317	5.08%	577,708	20,438	4.73%
Noninterest earning assets	18,720			14,737
Total assets	659,439			592,445
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	426,884	6,387	2.00%	372,229	3,758	1.35%
Borrowed funds(5)	45,320	1,277	3.78%	51,616	1,133	2.94%
Total interest-bearing liabilities	472,204	7,664	2.17%	423,845	4,891	1.54%
Noninterest-bearing liabilities
Noninterest-bearing deposits	130,521			119,955
Other noninterest-bearing liabilities	2,732			2,574
Shareholders’ equity	53,982			46,071
Total liabilities and shareholders’ equity	$659,439			$592,445
Net interest spread(2)			2.91%			3.19%
Net interest income		$16,653			$15,547
Net interest margin(3)			3.48%			3.60%

(1)
Includes nonaccrual loans

(2)
Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities

(3)
Net interest margin is a ratio of net interest income to average interest earning assets for the same period.

(4)
Interest income on loans includes loan fees of  $331 and $143 for the nine months ended September 30, 2019 and 2018, respectively.

(5)
Borrowed funds includes subordinated notes payable, $10 million principal, 7% fixed rate until October 30, 2021, variable thereafter at LIBOR plus 576 basis points, final maturity October 30, 2026, can be redeemed by Marquis anytime on or after October 30, 2021.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.
	For the Nine Months Ended September 30, 2019 Compared to 2018
	Change Due To
(Dollars in thousands)	Volume	Rate	Total
Interest income
Interest-bearing deposits	$47	$208	$255
Federal funds sold	—	—	—
Federal Reserve Bank stock, Federal Home Loan Bank stock and other corporate stock	—	—	—
Investment securities	75	80	155
Loans	2,126	1,343	3,469
Total	$2,248	$1,631	$3,879
Interest expense
Interest-bearing deposits	552	2,077	2,629
Borrowed funds	(138)	282	144
Total	$414	$2,359	$2,773
Net interest income increased by $1.1 million to $16.7 million for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Our total interest income was impacted by an increase in interest earning assets, primarily due to organic growth in our loan portfolio, and one market rate increase and two market rate reductions between September 30, 2018 and September 30, 2019 due to change in the federal funds rate by the Federal Reserve. Average total interest earning assets were $640.7 million for the first nine months of 2019 compared with $577.7 million for the first nine months of 2018. The annualized yield on those interest earning assets increased 35 basis points from 4.73% for the first nine months of 2018 to 5.08% for the first nine months of 2019. However, due to the recent reduction in the federal funds target interest rate by the Federal Reserve in July and September 2019, we expect our yield on interest earning assets to decline during the second half of 2019. The increase in the average balance of interest earning assets was driven almost entirely by organic growth in our loan portfolio of  $55 million, representing an increase of 11%, to $557.7 million for the nine months ended September 30, 2019 compared to $502.6 million for the nine months ended September 30, 2018.
Average interest-bearing liabilities increased by $48.4 million, or 11.4%, from $423.8 million for the nine months ended September 30, 2018 to $472.2 million for the nine months ended September 30, 2019. The increase was primarily due to a $54.7 million increase in the average balance of interest-bearing deposits, or 14.7%. The increase in the average balance of interest-bearing deposits was primarily due to increases in certificates of deposit and money market accounts for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018, and, to a lesser extent, negotiable order of withdrawal accounts, or NOW accounts. The annualized average interest rate paid on average interest-bearing liabilities increased to 2.17% for the first nine months of 2019 compared to 1.54% for the first nine months of 2018, while the annualized average interest rate paid on interest-bearing deposits increased 65 basis points to 2.00% and the annualized average interest rate paid on borrowed funds increased by 84 basis points to 3.78%. The increases in annualized average interest rates primarily reflected an increase in market interest rates due to changes in the federal funds target interest rate. Average noninterest-bearing deposits increased $10.6 million, or 8.8%, from $120 million to $130.5 million for the same periods. For the first nine months of 2019, our annualized net interest margin was 3.48% and net interest spread was 2.91%. For the first nine months of 2018, annualized net interest margin was 3.60% and net interest spread was 3.19%. Our net interest margin was adversely affected by 0.12% during the first nine months of 2019, compared to the same period in 2018 due to rates paid on our interest-bearing deposits, (our primary funding source) and increased cost of wholesale funding, rising faster than loan yields, adversely impacted by falling yields on 5 and10-year treasury notes, which significantly influences how banks price their commercial and mortgage loans, increasing competitive pricing pressures in the local loan market. As a result of recent reductions in the federal funds target interest rate coupled with continued declines in the 5- and 10-year treasury yield, we expect average rates earned on interest earning assets and average rates paid on our interest-bearing deposits to both generally decline during the fourth quarter of 2019 compared to the first nine months of 2019.
Provision for Loan Losses
The provision for loan losses is a charge to income in order to bring our allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by our management in determining the allowance for loan losses see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marquis — Allowance for Loan Losses.” Our provision for loan losses amounted to $0.4 million for the first nine months of 2019 and $0.7 million for the first nine months of 2018, the decrease was due to the reclassification of allowance to our unfunded commitments reserve. Our allowance for loan losses as a percentage of total loans was 0.94% at September 30, 2019 compared to 0.91% at September 30, 2018. Net charge-offs for the nine month periods ended September 30, 2019 was a net recovery of  $64,000 and a net recovery of  $3,000 at September 30, 2018.
Noninterest Income
Our primary sources of recurring noninterest income are service charges on deposit accounts, gain on sale of SBA loans and other fees and charges. Noninterest income does not include loan origination fees to the extent they exceed the direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method. The following table presents the major categories of noninterest income for the periods indicated.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Increase (Decrease)
Noninterest income
Deposit account service charges	$593	$554	7.0%
Mortgage banking revenue	—	—	—
Gain (loss) on sale of securities	—	—	—
Gain (loss) on sale of loans	312	116	169.0%
Other fees and charges	235	161	46.0%
Total noninterest income	$1,140	$831	37.2%
Noninterest income for the nine months ended September 30, 2019 was $1.1 million, a $0.3 million or 37% increase compared to noninterest income of  $0.8 million for the nine months ended September 30, 2018. The increase was primarily due to an increase in gain on sale of SBA loans of  $0.2 million, or 169%, during the first nine months of 2019 to $0.3 million compared to $0.1 million for the first nine months of 2018. We also experienced a slight increase in deposit account service charge fees, primarily due to account analysis fees from core deposit growth and an increase in loan prepayment fees of  $0.1 million, or 87%, during the 2019 period compared to the 2018 period. This is due to loans repaying as borrowers deleverage and refinance loans at lower rates.

Noninterest Expense
Generally, noninterest expense is composed of all employee expenses and costs associated with operating our facilities, obtaining and retaining client relationships and providing banking services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy and equipment expenses, professional fees, data processing expenses, advertising expenses, loan processing expenses and other general and administrative expenses, including FDIC assessments, communications, travel, meals, training, supplies and postage. The following table presents the major categories of noninterest expense for the periods indicated.
	Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	Increase (Decrease)
Noninterest expense
Salaries and employee benefits	$6,155	$5,531	11.3%
Occupancy and equipment	1,111	1,010	10.0%
Professional services	516	337	53.1%
Data processing	456	403	13.2%
Advertising	96	147	(34.7)%
Other real estate owned expense	107	—	100%
Regulatory assessments	199	342	(41.8)%
Directors’ compensation	756	693	9.1%
Other	725	591	22.7%
Total noninterest expense	$10,121	$9,054	11.8%
Noninterest expense amounted to $10.1 million for the nine months ended September 30, 2019, an increase of  $1.1 million, or 12%, compared to $9.1 million for the nine months ended September 30, 2018. The increase was primarily due to an increase in salaries and benefits, primarily due to increased employee headcount and, to a lesser extent, increases in occupancy and equipment expense, professional services expense, and other overhead expenses.
Income Tax Expense
Income tax expense was $1.8 million for the first nine months of 2019 compared to $1.7 million for the first nine months of 2018. Our effective tax rates for those periods were 25.2% and 26.3%, respectively.

Results of Operations for the Years Ended December 31, 2018, 2017, and 2016
Net Income
The following table sets forth the principal components of net income for the periods indicated.
	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Change	2017	2016	Change
Interest income	$28,240	$21,303	32.6%	$21,303	$16,765	27.1%
Interest expense	7,073	4,012	76.3%	4,012	2,625	52.8%
Net Interest income	21,167	17,292	22.4%	17,292	14,140	22.3%
Provision for loan losses	1,149	921	24.7%	921	640	44.0%
Net interest income after provision	20,018	16,371	22.3%	16,371	13,500	21.3%
Noninterest income	1,257	1,309	(3.9)%	1,309	1,168	12.0%
Noninterest expense	12,326	10,637	15.9%	10,637	8,975	18.5%
Income before income taxes	8,949	7,043	27.1%	7,043	5,693	23.7%
Income tax expense	2,141	3,080	(30.5)%	3,080	2,214	39.1%
Net income	$6,808	$3,963	71.8%	$3,963	$3,479	13.9%
Preferred stock dividend declared	—	—	—	—	7	(100.0)%
Net income available to common shareholders	$6,808	$3,963	71.8%	$3,963	$3,472	14.1%
Year ended December 31, 2018 compared to year ended December 31, 2017
Net income for the year ended December 31, 2018 was $6.8 million, an increase of  $2.8 million, or 71.8%, from net income for the year ended December 31, 2017 of  $4.0 million. This increase was due to an increase in interest income primarily related to growth in our loan portfolio and rising interest rates, which improved loan yields. This increase in interest income was partially offset by a $3.1 million increase in interest expense due to deposit and wholesale funding growth and increased rates paid on each. Provision for loan losses increased by $0.2 million due to loan growth.
Noninterest expenses rose primarily due to increased employee headcount, opening of our first branch in the Broward county market and continued investment in our infrastructure. The $0.1 million decline in noninterest income was primarily due to lower gain on sale of SBA loans offset by greater deposit service charges. Income tax expense decreased $0.9 million for the year ended December 31, 2018 compared to the year ended December 31, 2017 due to the enactment of the Tax Act in December 2017, which reduced the corporate income tax rate. We also recognized a one-time charge in 2017 of approximately $0.6 million as a result of the revaluation of our deferred tax asset due to the change in the corporate tax rate.
Year ended December 31, 2017 compared to year ended December 31, 2016
Net income for the year ended December 31, 2017 increased $0.5 million, or 14.1%, to $4 million compared to $3.5 million for the year ended December 31, 2016. This increase was primarily driven by continued loan growth of  $98 million or by 27% and an increase in noninterest income. Interest income increased $4.5 million and interest expense increased $1.4 million resulting in an increase to net interest income of  $3.2 million, or 22% for the year ended December 31, 2017. Noninterest income increased $0.1 million, or 12.1%, primarily due to a $0.2 million increase in deposit charges, partially offset by a $0.1 million reduction in gain on sale of SBA loans. The increase in noninterest expense was primarily due to greater investment in infrastructure improvements. Income tax expense increased $0.9 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to a one-time charge in 2017 of approximately $0.6 million as a result of the revaluation of our deferred tax asset due to the change in the corporate tax rates.

Net Interest Income and Net Interest Margin Analysis
The following table shows the average outstanding balance of each principal category of our assets, liabilities and shareholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing income or expense by the average daily balances of the corresponding assets or liabilities for the same period.
	For the Years Ended December 31,
	2018			2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/ Rate
Assets
Interest earning assets
Interest-bearing deposits	$41,500	$779	1.88%	$44,238	$483	1.09%	$48,476	$244	0.50%
Federal funds sold	—	—	0.00%	—	—	0.00%	315	—	0.00%
Federal Reserve Bank stock, FHLB stock and other corporate stock	2,274	—	0.00%	1,614	—	0.00%	1,282	—	0.00%
Investment securities	29,132	664	2.29%	17,122	299	1.77%	14,686	244	1.68%
Loans(1)	514,258	26,797	5.21%	411,801	20,521	4.98%	328,733	16,277	4.95%
Total interest earning assets	587,164	28,240	4.81%	474,774	21,303	4.49%	393,492	16,765	4.26%
Noninterest earning assets	15,069			12,825			11,027
Total assets	602,233			487,599			404,519
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	378,111	5,473	1.45%	289,856	2,910	1.00%	254,967	2,315	0.91%
Borrowed funds(5)	52,304	1,600	3.06%	38,289	1,101	2.88%	23,939	311	1.30%
Total interest-bearing liabilities	430,415	7,073	1.64%	328,145	4,011	1.22%	278,906	2,625	0.94%
Noninterest-bearing liabilities
Noninterest-bearing deposits	122,571			116,049			85,944
Other noninterest-bearing liabilities	2,229			2,084			1,631
Shareholders’ equity	47,018			41,321			38,038
Total liabilities and shareholders’ equity	$602,233			$487,599			$404,519
Net interest spread(2)			3.17%			3.27%			3.32%
Net interest income		$21,167			$17,292			$14,140
Net interest margin(3)			3.60%			3.64%			3.59%

(1)
Includes nonaccrual loans.

(2)
Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities.

(3)
Net interest margin is a ratio of net interest income to average interest earning assets for the same period.

(4)
Interest income on loans includes loan fees of  $214, $222, and $247 for the years ended December 31, 2018, 2017, and 2016, respectively.

(5)
Borrowed funds includes subordinated notes payable, $10 million principal, 7% fixed rate until October 30, 2021, variable thereafter at LIBOR plus 576 basis points, final maturity October 30, 2026, can be redeemed by Marquis anytime on or after October 30, 2021.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been proportionately allocated to both volume and rate.
	For the Years Ended December 31, 2018 Compared to 2017			For the Years Ended December 31, 2017 Compared to 2016
	Change Due To			Change Due To
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Interest-bearing deposits	$(30)	$326	$296	$(21)	$260	$239
Federal funds sold	—	—	—	—	—	—
Federal Reserve Bank stock, Federal Home Loan Bank stock and other corporate stock	—	—	—	—	—	—
Investment securities	212	153	365	41	14	55
Loans	5,106	1,170	6,276	4,113	131	4,244
Total	$5,288	$1,649	$6,937	$4,133	$405	$4,538
Interest expense
Interest-bearing deposits	885	1,678	2,563	317	278	595
Borrowed funds	403	96	499	186	604	790
Total	$1,288	$1,774	$3,062	$503	$882	$1,385
Year ended December 31, 2018 compared to year ended December 31, 2017
Net interest income increased by $3.9 million to $21.2 million, or 22.4%, for the year ended December 31, 2018. Our total interest income was positively impacted by an increase in interest earning assets and a rising interest rates. Average total interest earning assets were $587.2 million in 2018 compared with $474.8 million in 2017, an increase of 23.7%. The yield on interest earning assets increased by 32 basis points from 4.49% in 2017 to 4.81% in 2018. The increase in the average balance of interest earning assets was driven primarily by organic growth in our loan portfolio. All loan categories increased in 2018, except construction and development, resulting in an increase in the average balance of the loan portfolio of $102.5 million, or 24.9%, to $514.3 million for 2018 compared to $411.8 million for 2017 categories (see “Financial Condition — Loan Portfolio” in this section for further details about the changes in our loan portfolio). Average interest-bearing liabilities increased by $102.3 million from $328.1 million for the year ended December 31, 2017 to $430.4 million for the year ended December 31, 2018. The increase was due to an increase in the average balance of interest-bearing deposits of  $88.3 million, or 30.4%, and an increase in the average balance of borrowed funds of  $14 million, or 36.6%. The increase in the average balance of interest-bearing deposits was primarily due to increases in other time deposits and money market accounts for the period ended December 31, 2018 compared to December 31, 2017, and, to a lesser extent, certificates of deposit and NOW accounts. We also experienced growth in our average noninterest-bearing deposits of  $6.5 million, or 5.6%. The increase in the average balance of borrowed funds was primarily caused by an increase in FHLB, advances. The average rate paid on interest-bearing liabilities increased to 1.64% for 2018 compared to 1.22% for 2017 as the average rate paid on interest-bearing deposits and borrowed funds increased by 45 basis points and 18 basis points, respectively, during the same period. These increases reflected an increase in market interest rates in 2018. In 2018, our net interest margin was 3.60% and net interest spread was 3.17%. In 2017, net interest margin was 3.64% and net interest spread was 3.27%. These decreases in 2018 were primarily due to increasing rates paid on our deposit products outpacing increases in loan yields in 2018.
Year ended December 31, 2017 compared to year ended December 31, 2016
Net interest income increased by $3.2 million to $17.3 million for the year ended December 31, 2017. The Company’s total interest income was impacted by an increase in interest earning assets and a slowly rising interest rate environment in 2017. Average total interest earning assets were $ 474.8 million in 2017 compared with $393.5 million in 2016. The increase in the average balance of interest earning assets in 2017 was primarily driven by growth in our loan portfolio. The average balance of the loan portfolio increased $83.1 million, or 25.3%, to $411.8 million for 2017 compared to $328.7 million for 2016. All loan categories increased between December 31, 2016 and December 31, 2017 with the most significant increase in the commercial real estate and construction and land development loan categories (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marquis — Loan Portfolio” in this section for further details about the changes in our loan portfolio). The yield on interest earning assets increased by 23 basis points from 4.26% in 2016 to 4.49% in 2017 primarily due to the increase in higher yielding commercial real estate loans in 2017. Average interest-bearing liabilities increased by $49.2 million from $278.9 million for the year ended December 31, 2016 to $328.1 million for the year ended December 31, 2017, for an increase of 17.7%. The increase was due to an increase in the average balance of interest-bearing deposits of  $34.9 million, or 13.7%. The average rate paid on interest-bearing liabilities increased by 28 basis points in 2017 to 1.22% from 0.94% in 2016, which was primarily due to the increase in borrowed funds. Noninterest-bearing deposits also increased by approximately $30.1 million, or 35%, due to an increase in our demand deposit account balance. In 2017, our net interest margin was 3.64% and net interest spread was 3.27%, which compares favorably to the 2016 net interest margin of 3.59% and net interest spread of 3.32%. The increases to net interest income were primarily a result of the increased yield on our loan portfolio.
Provision for Loan Losses
Our provision for loan losses amounted to $1.1 million for 2018 and $0.9 million for 2017. The increase from 2017 to 2018 was primarily a result of the growth of our loan portfolio. The allowance for loan losses as a percentage of total loans was 0.87%, 0.91% and 0.99% for the years ended December 31, 2018, 2017, and 2016, respectively. Our provision for loan losses equaled $0.9 million for 2017 and $0.6 million for 2016.
Noninterest Income
Our primary sources of recurring noninterest income are service charges on deposit accounts, gain on sale of SBA loans, and other fees and charges. Noninterest income does not include loan origination fees to the extent they exceed the direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method. The following table presents the major categories of noninterest income for the periods indicated.
	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Increase (Decrease)	2017	2016	Increase (Decrease)
Noninterest income
Deposit account service charges	$750	$615	22.0%	$615	$408	50.7%
Mortgage banking revenue	—	—	—	—	—	—
Gain (loss) on sale of securities	—	—	—	—	—	—
Gain (loss) on sale of loans	250	527	(52.6)%	527	626	(15.8)%
Other fees and charges	257	167	53.9%	167	134	24.6%
Total noninterest income	$1,257	$1,309	(4.0)%	$1,309	$1,168	12.1%
Year ended December 31, 2018 compared to year ended December 31, 2017
Noninterest income for 2018 was $1.3 million, a $0.1 million or 4% decline compared to noninterest income of  $1.3 million for 2017. The decline in 2018 was primarily due to lower gain on sale of SBA loans offset by greater
Year ended December 31, 2017 compared to year ended December 31, 2016
Noninterest income for 2017 was $1.3 million, a $0.1 million, or 12.1%, increase compared to noninterest income of  $1.2 million for 2016. The increase in 2017 was primarily due to a $0.2 million, or 50.7%, increase in deposit service charges offset by a decline in gain on sale of SBA loans.

Noninterest Expense
Noninterest expense includes, among other things: (i) salaries and employee benefits; (ii) occupancy and equipment expense; (iii) professional fees; (iv) data processing fees; (v) advertising expense; (vi) loan processing expenses; and (vii) other general and administrative expenses, which include expenses associated with FDIC assessments, communications, travel, meals, training, supplies and postage. The following table presents the major categories of noninterest expense.
	Years Ended December 31,			Years Ended December 31,
(Dollars in thousands)	2018	2017	Increase (Decrease)	2017	2016	Increase (Decrease)
Noninterest expense
Salaries and benefits	$7,320	$6,275	16.7%	$6,275	$5,259	19.3%
Occupancy and equipment	1,335	1,110	20.3%	1,110	1,150	(3.5)%
Professional services	415	432	(3.9)%	432	339	27.4%
Data processing	545	499	9.2%	499	485	2.9%
Advertising	193	138	39.9%	138	112	23.2%
Other real estate owned expense	—	—	—	—	—	—
Regulatory assessments	442	239	84.9%	239	280	(14.6)%
Directors’ compensation	930	738	26.1%	738	429	72.0%
Other	1,146	1,205	(4.9)%	1,205	920	31.2%
Total noninterest expense	$12,326	$10,636	15.9%	$10,636	$8,974	18.5%
Year ended December 31, 2018 compared to year ended December 31, 2017
Noninterest expense amounted to $12.3 million in 2018, an increase of  $1.7 million, or 15.9%, compared to $10.6 million for 2017. The increase in 2018 was primarily due to an increase in salary and benefits expense due to the increase in employee headcount, opening of our new Ft. Lauderdale location, and to a lesser extent increases in advertising and director compensation. We also experienced an increase of other noninterest expense of approximately $0.2 million, or 84.9%, which includes FDIC assessments (which increased due to deposit growth).
Year ended December 31, 2017 compared to year ended December 31, 2016
Noninterest expense amounted to $10.6 million in 2017, an increase of  $1.7 million, or 18.5%, compared to $9 million for 2016. The increase in 2017 was primarily due to higher salaries and benefits, professional services, and advertising expenses.
Income Tax Expense
The amount of income tax expense we incur is influenced by the amounts of our pre-tax income, and other nondeductible expenses. Deferred tax assets and liabilities are reflected at current income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, such as the Tax Act, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
Year ended December 31, 2018 compared to year ended December 31, 2017
Income tax expense was $2.1 million for 2018 and $3.1 million for 2017. Total income tax expense decreased $0.9 million in 2018 primarily as a result of the Tax Act, which included a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate to 21% for tax years beginning after December 31, 2017. Also, as a result of the Tax Act, we recognized a one-time charge of approximately $0.6 million in 2017 as a result of the revaluation of our deferred tax asset, which also increased our tax expense in 2017. Our effective tax rates for 2018 and 2017 were 23.9% and 43.7%, respectively.

Year ended December 31, 2017 compared to year ended December 31, 2016
Income tax expense was $3.1 million for the year ended December 31, 2017 as compared to $2.2 million for the year ended December 31, 2016. Total income tax expense increased $0.9 million in 2017 primarily as a result of the $0.6 million charge related to the revaluation of our deferred tax asset in 2017 as a result of the Tax Act and, to a lesser extent, increased pre-tax income in 2017. Our effective tax rates for 2017, and 2016 were 43.7% and 38.9%, respectively.
Financial Condition
For the nine months ended September 30, 2019, our total assets increased $14.5 million, or 2.2%, to approximately $676.8 million. Interest-bearing deposits at other financial institutions increased due to our decision to maintain our excess liquidity in assets with a greater level of liquidity, such as deposits with interest-bearing deposits, as opposed to investing excess liquidity in less liquid investment due to the thin spread between overnight and longer-term security rates. This strategy provided us with greater liquidity to fund loan growth. Shareholders’ equity increased $5.6 million, or 11.1%, to $56.4 million at September 30, 2019 compared to December 31, 2018, primarily due to our net income for the first nine months of 2019.
For the year ended December 31, 2018, our total assets increased by $123 million, or 22.8%, from $539.2 million at December 31, 2017 to $662.3 million at December 31, 2018. Increases in net loans, interest-bearing deposits at other financial institutions, and federal funds sold were supported by increases in both noninterest-bearing and interest-bearing deposits, as well as FHLB advances. Shareholders’ equity increased $7.7 million, or 17.7%, to $50.8 million at December 31, 2018 compared to the prior year-end primarily due to net income for the year of  $6.8 million.
For the year ended December 31, 2017, our total assets increased by $106.4, or 24.6%, from $432.8 million at December 31, 2016 to $539.2 million at December 31, 2017. The increase was primarily driven by organic growth in net loans of  $97.8 million and increases of  $2.9 million in interest-bearing deposits at other financial institutions. Asset growth was funded by a $96.8 million increase in total deposits and a $3.0 million increase in FHLB advances. Shareholders’ equity increased $4.6 million, or 11.8%, to $43.2 million at December 31, 2017 compared to the prior year-end primarily due to net income for the year of  $4.0 million.
Interest-Bearing Deposits at Other Financial Institutions
Cash that is not immediately needed to fund loans by the Bank is invested in liquid assets that also earn interest, including deposits with other financial institutions. For the nine months ended September 30, 2019, interest-bearing deposits at other financial institutions increased $17.3 million, or 34.7%, to $67.2 million from $49.9 million at December 31, 2018. The increase was primarily due to our decision to maintain our excess liquidity in overnight interest-bearing deposits, as opposed to investing in less liquid investments due to the thin spreads between overnight and longer-term security rates. This strategy provided us with greater liquidity to fund loan growth. Interest-bearing deposits at other financial institutions increased from $55.8 million at December 31, 2017 to $49.9 million at December 31, 2018, or 18.6%. The increase was primarily due to our decision to maintain our excess liquidity in overnight interest-bearing deposits, as opposed to investing in less liquid investments due to the thin spread between overnight and longer-term security rates. This strategy provided us with greater liquidity to fund loan growth.
Investment Securities
We use our securities portfolio to provide a secondary source of liquidity, achieve additional interest income through higher yields on funds invested (compared to other options, such as interest-bearing deposits at other banks or fed funds sold), manage interest rate risk, and meet both collateral and regulatory capital requirements.
Securities may be classified as either trading, held-to-maturity or available-for-sale. Trading securities (if any) are held principally for resale and recorded at their fair value with changes in fair value included in income. Held-to-maturity securities are those which the Corporation has the positive intent and ability to hold to maturity and are reported at amortized cost. Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. Available-for-sale securities consist of securities not classified as trading securities nor as held-to maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from income and reported in comprehensive income or loss. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.
Our investment portfolio declined by $5.9 million, or 17.5%, from $33.5 million at December 31, 2018, to $27.7 million at September 30, 2019 primarily due to called or maturing securities not reinvested due to the thin spread between overnight and longer-term rates.
Our investment portfolio increased by $15.3 million, or 83.5%, from $18.3 million at December 31, 2017, to $33.5 million at December 31, 2018. Our investment portfolio increased by 21.7% from December 31, 2016 to December 31, 2017 from $15 million to $18.3 million, respectively. The primary reason for the increase was better rates to invest excess liquidity.
The following tables summarize the contractual maturities and weighted-average yields of investment securities as of September 30, 2019 and the amortized cost and carrying value of those securities as of the indicated dates.
			December 31,
	September 30, 2019		2018		2017		2016
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Securities Available for Sale
U.S. Government-sponsored agencies	$9,000	$9,036	$15,683	$15,618	$4,999	$4,952	$3,499	$3,485
Mortgage-backed securities	11,792	11,874	9,850	9,730	3,693	3,632	1,375	1,344
U.S. Agency obligations	3,267	3,180	4,182	4,075	5,533	5,482	5,477	5,428
State, county, and municipals	1,048	1,075	1,054	1,039	1,061	1,069	1,068	1,056
Corporate bonds	1,000	1,006	1,501	1,509	1,502	1,510	2,004	1,987
Total	$26,107	$26,171	$32,270	$31,971	$16,788	$16,645	$13,423	$13,300
Securities Held to Maturity
U.S. Treasury securities	201	201	200	199	199	198	200	200
Mortgage-backed securities	297	292	349	335	420	412	503	490
Foreign Sovereign (Israel)	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Total	$1,498	$1,493	$1,549	$1,534	$1,619	$1,610	$1,703	$1,690

	One Year or Less		More than One Year Through Five Years		More than Five Years Through 10 Years		More than 10 Years		Total
At September 30, 2019 (Dollars in thousands)	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Weighted Average Yield	Book Value	Fair Value	Weighted Average Yield
Securities Available for Sale
U.S. Government-sponsored agencies	$2,000	1.44%	$7,000	2.66%	$—	0.00%	$—	0.00%	$9,000	$9,036	2.39%
Mortgage-backed securities	—	0.00%	—	0.00%	6,362	2.43%	5,430	1.52%	11,792	11,874	2.01%
U.S. Agency obligations	—	0.00%	—	0.00%	1,254	3.27%	2,013	2.30%	3,267	3,180	2.67%
State, county, and municipals	—	0.00%	—	0.00%	1,048	2.30%	—	0.00%	1,048	1,075	2.30%
Corporate bonds	501	3.53%	499	3.29%	—	0.00%	—	0.00%	1,000	1,006	3.41%
Total	$2,501	1.86%	$7,499	2.71%	$8,664	2.53%	$7,443	1.73%	$26,107	$26,171	2.29%
Securities Held to Maturity
U.S. Treasury securities	$—	0.00%	$201	1.80%	$—	0.00%	$—	0.00%	$201	$201	1.80%
Mortgage-backed securities	3	5.43%	—	0.00%	—	0.00%	294	1.21%	297	292	1.25%
Foreign Sovereign (Israel)	—	0.00%	1,000	2.68%	—	0.00%	—	0.00%	1,000	1,000	2.68%
Total	$3	5.43%	$1,201	2.53%	$—	0.00%	$294	1.21%	$1,498	$1,493	2.27%

Loan Portfolio
Our primary source of income is derived from interest earned on loans. Our loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development and other consumer loans. Our loan clients primarily consist of small to medium sized businesses, the owners and operators of these businesses as well as professionals, entrepreneurs and high net worth individuals. Our owner-occupied and investment commercial real estate loans, residential construction loans and commercial business loans provide us with higher risk-adjusted returns and are complemented by our residential real estate loans to individuals. Our lending activities are principally directed to our primary market consisting of the Miami-Dade metropolitan area. The following table summarizes and provides additional information about certain segments of our loan portfolio as of the dates indicated.
			December 31,
	September 30, 2019		2018		2017		2016		2015		2014
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$404,087	71.4%	$384,697	69.1%	$298,677	64.5%	$240,623	66.0%	$201,833	70.2%	$132,386	64.8%
Owner Occupied	165,662	—	171,924	—	135,101	—	102,593	—	66,032	—	30,032	—
Non-Owner Occupied	238,425	—	212,773	—	163,576	—	138,030	—	135,801	—	102,354	—
Residential real estate	64,985	11.5%	69,568	12.5%	72,006	15.5%	60,500	16.6%	44,081	15.3%	41,154	20.2%
Commercial	72,902	12.9%	80,172	14.4%	61,661	13.3%	46,408	12.7%	38,170	13.3%	22,593	11.1%
Construction and development	18,713	3.3%	18,747	3.4%	28,629	6.2%	13,932	3.8%	400	0.1%	2,614	1.3%
Consumer and other loans	4,882	0.9%	3,408	0.6%	2,210	0.5%	3,061	0.8%	3,125	1.1%	5,457	2.7%
Total loans	$565,569	100.0%	$556,593	100.0%	$463,183	100.0%	$364,524	100.0%	$287,609	100.0%	$204,204	100.0%
Unearned loan origination fees (costs), net	(300)		(366)		(115)		136		(152)		(157)
Allowance for loan losses	(5,294)		(4,863)		(4,199)		(3,625)		(3,000)		(2,711)
Loans, net	$559,975		$551,364		$458,869		$361,035		$284,457		$201,336

Commercial Real Estate Loans.   We originate both owner-occupied and non-owner-occupied commercial real estate loans. These loans may be more adversely affected by conditions in the real estate markets or in the general economy. Commercial real estate loans that are secured by owner-occupied commercial real estate and primarily rely on operating cash flows from the business for debt service are also included in this category of loans. As of September 30, 2019, we had $165.7 million of owner-occupied commercial real estate loans and $238.4 million of investment commercial real estate loans, representing

41% and 59%, respectively, of our commercial real estate portfolio. As of September 30, 2019, the average balance of an individual loan in our commercial real estate loan portfolio was $1.1 million for owner- occupied and $1.6 million for non-owner occupied. Commercial real estate loan terms are generally extended for 10 years or less and amortize generally over 25 years or less. The maximum loan to value is generally, 80% of the market value or purchase price, but may be as high as 90% for SBA 504 owner- occupied loans. Our credit policy also usually requires a minimum debt service coverage ratio of 1.25x. The interest rates on our commercial real estate loans have initial fixed rate terms that adjust typically at five years and we routinely charge an origination fee for our services. We generally require personal guarantees from the principal owners of the business, supported by a review of the principal owners’ personal financial statements and global debt service obligations. All commercial real estate loans with an outstanding balance of  $1 million or more are reviewed at least annually. The properties securing the portfolio are located primarily throughout our market and are generally diverse in terms of type. This diversity helps reduce the exposure to adverse economic events that affect any single industry.
Construction and Development Loans.   The majority of our construction loans are offered within the Miami-Dade metropolitan operating area. Our construction loans typically have terms of 12 to 18 months with the goal of transitioning the borrowers to permanent financing. According to our credit policy, the loan to value ratio may not exceed 70% of the appraised value, as established by an independent appraisal. All construction and development loans require an interest reserve account, which is sufficient to pay the loan through completion of the project. We also closely monitor our borrowers’ progress in construction buildout and strictly enforce our original underwriting guidelines for construction milestones and completion timelines.
	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
CRE and Construction & Development Loans, combined
1 – 4 Family Construction	$2,845	0.7%
Commercial 1 – 4 Family Residential	35,958	8.5%
Auto (Car Lot/Auto Repair)	1,025	0.2%
Gas Station	51,817	12.3%
Commercial Construction	15,039	3.6%
Educational Facility	4,435	1.0%
Hotel	30,003	7.1%
Land Development	11,824	2.8%
Mixed Use	0	0.0%
Multifamily	19,270	4.6%
Office	50,632	12.0%
Other / Special Use	2,104	0.4%
Religious Facility	5,084	1.2%
Retail	120,140	28.4%
Vacant Land	0	0.0%
Warehouse	72,624	17.2%
Total	$422,800	100.0%

	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
CRE and Construction & Development Loans, combined
Broward	$83,645	19.8%
Miami-Dade	265,508	62.8%
Palm Beach	21,642	5.1%
Other FL County	42,427	10.0%
Out of State	9,578	2.3%
Total	$422,800	100.0%
As of September 30, 2019, non-owner occupied commercial real estate loans of  $238.4 million represented 336% of total risk-based capital and total construction and land development loans of  $18.7 million represented 26% of total risk-based capital.
Residential Real Estate Loans.   We offer home equity lines of credit (HELOCs) primarily on owner-occupied primary residences and, to a lesser extent, loans to finance investor-owned residences. Total residential loans include home equity lines of credit, which totaled $65 million, or 11.5% of our loan portfolio.
Commercial Loans.   In addition to our other loan products, we provide general commercial loans, including commercial lines of credit, working capital loans, term loans, equipment financing, letters of credit and other loan products, primarily in our market, and underwritten based on each borrower’s ability to service debt from income. These loans are primarily made based on the identified cash flows of the borrower, as determined based on a review of the client’s financial statements, and secondarily, on the underlying collateral provided by the borrower. The average balance of the loans in our commercial loan portfolio was $72.9 million as of September 30, 2019. For commercial loans over $500,000, a global cash flow analysis is generally required, which forms the basis for the credit approval, “Global cash flow” is defined as a cash flow calculation which includes all income sources of all principals in the transaction as well as all debt payments, including the debt service associated with the proposed transaction. In general, a minimum debt service coverage is preferred, 1.25x. Most commercial business loans are secured by a lien on general business assets including, among other things, available real estate, accounts receivable, promissory notes, inventory and equipment, and we generally obtain a personal guaranty from the borrower or other principal. The following chart shows our commercial loan portfolio by industry segment as of September 30, 2019.
	As of September 30, 2019
(Dollars in thousands)	Amount	Percent
Commercial Loans
Business Products	$3,878	5.3%
Business Services	5,188	7.1%
Information	4,442	6.1%
Construction	1,525	2.1%
Finance	15,330	21.0%
Healthcare	4,239	5.8%
Services	9,252	12.7%
Trade	19,187	26.3%
Real Estate	8,797	12.1%
Transportation	1,064	1.5%
Total	$72,902	100.0%
Consumer and Other Loans.   We offer consumer, or retail credit, to individuals for household, family, or other personal expenditures. Generally, these are either in the form of closed-end/installment credit loans or open-end/revolving credit loans

The repayment of loans is a source of additional liquidity for us. The following table details maturities and sensitivity to interest rate changes for our loan portfolio at September 30, 2019.
	September 30, 2019
(Dollars in thousands)	Due in One Year or Less	Due in One to Five Years	Due After Five Years	Total
Commercial Real Estate	$34,552	$159,190	$210,345	$404,087
Residential Real Estate	9,002	41,972	14,011	64,985
Commercial	37,269	22,937	12,696	72,902
Construction and Development	6,591	12,122	—	18,713
Consumer and Other	1,336	885	2,661	4,882
Total loans	$88,750	$237,106	$239,713	$565,569
Amounts with fixed rates	$25,120	$148,367	$55,399	$228,886
Amounts with floating rates	$63,630	$88,739	$184,314	$336,683
Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. In general, we place loans on nonaccrual status when they become 90 days past due. We also place loans on nonaccrual status if they are less than 90 days past due if the collection of principal or interest is in doubt. When interest accrual is discontinued, all unpaid accrued interest is reversed from income. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are, in management’s opinion, reasonably assured. Any loan which the Bank deems to be uncollectible, in whole or in part, is charged off to the extent of the anticipated loss. Loans that are past due for 180 days or more are charged off unless the loan is well secured and in the process of collection. As of September 30, 2019, we did not have any loans 90 days or greater past due that were in accrual status. We have one loan that is 90 days or greater past due, in nonaccrual status. The outstanding balance of the loan is $110,199, the total market value of the collateral is $319,165. We believe our disciplined lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. We have several procedures in place to assist us in maintaining the overall quality of our loan portfolio, such as annual reviews of the underlying financial performance of all commercial loans in excess of  $500,000. We also engage in stress testing of the loan portfolio twice per year, and proactive collection and timely disposition of past due loans. Our bankers follow established underwriting guidelines, and we also monitor our delinquency levels for any negative trends. As a result, we have experienced a relatively low level of nonperforming assets in recent history. We had nonperforming assets of  $1.8. million as of September 30, 2019, or 0.27% of total assets. Nonperforming assets as of December 31, 2018, 2017 and 2016, were $2.1 million, $2.4 million and $0, respectively. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

	September 30, 2019	December 31,
(Dollars in thousands)		2018	2017	2016	2015	2014
Nonaccrual Loans
Commercial real estate	$—	$—	$—	$—	$—	$—
Residential real estate	110	110	2,100	—	—	20
Commercial	—	294	306	—	—	—
Construction and development	—	—	—	—	—	—
Consumer and other loans	—	—	—	—	—	—
Accruing loans 90 or more days past due	—	—	—	—	—	—
Total nonperforming loans	$110	$404	$2,406	$—	$—	$20
Other real estate owned	1,708	1,708	—	—	720	743
Total nonperforming assets	$1,818	$2,112	$2,406	$—	$720	$763
Restructured loans – nonaccrual	$—	$—	$—	$—	$—	$—
Restructured loans – accruing	$—	$—	$—	$—	$—	$—
Ratio of nonperforming loans to total loans	0.02%	0.07%	0.51%	0.00%	0.00%	0.01%
Ratio of nonperforming assets to total assets	0.27%	0.32%	0.45%	0.00%	0.21%	0.27%
Credit Quality Indicators
We strive to manage and control credit risk in our loan portfolio by adhering to well-defined underwriting criteria and account administration standards established by our management team and approved by our Board. Our written loan policies document underwriting standards, approval levels, exposure limits and other limits or standards that our management team and Board deem appropriate for an institution of our size and character. Loan portfolio diversification at the obligor, product and geographic levels are actively managed to mitigate concentration risk, to the extent possible. Credit risk management includes an independent credit review process that assesses compliance with policies, risk rating standards and other critical credit information. Additionally, we adhere to sound credit principles and evaluate our clients’ borrowing needs and capacity to repay, in conjunction with their character and history. Our management team and Board place significant emphasis on maintaining a healthy risk profile and sustainable growth. Our approach to lending seeks to balance the risks necessary to achieve our strategic goals while ensuring that our risks are appropriately managed and remain within our defined limits. We believe that our credit culture is a key factor in our relatively low levels of nonperforming loans and nonperforming assets compared to other institutions within our market.
We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt including: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Generally, all credits, greater than $1,000,000 are reviewed no less than annually to monitor and adjust, if necessary, the credit risk profile. Loans classified as “substandard”, “special mention” or “pass/watch”, are reviewed quarterly for further evaluation to determine if they are appropriately classified and whether there is any impairment. Beyond the annual review, all loans are graded at initial issuance. In addition, during the renewal process of any loan, as well as if a loan becomes past due, we will determine the appropriate loan grade. Loans excluded from the review process above are generally classified as “pass” credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the client contacts us for a modification. In these circumstances, the loan is specifically evaluated for potential reclassification to special mention, substandard, doubtful, or even a charged-off status. We use the following definitions for risk ratings:
Pass.   A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary. The pass category includes the following:
•
Cash Secured:   Essentially risk free credits secured by cash on deposit at Marquis. Verification that an appropriate security interest has been executed and an appropriate hold has been placed against the deposit on the accounting system is essential to the assignment of this grade.

•
Liquid Margin Collateral:   Loans secured by liquid collateral with adequate margin of protection but subject to value fluctuations or control risks. This includes loans secured by cash or stand-by letters of credit at other highly accredited financial institutions, or pledged securities under Marquis control subject to price fluctuations.

•
Excellent:   Loans to well established companies with strong credit history, management and guarantor support analyzed on a global basis. Overall position provides for minimal credit risk. Credit would have a desirable purpose, satisfactory repayment program, and would be supported by low loan to value ratios on collateral assigned. Loan to value on developed real estate of less than 50%. Financial ratios would place borrower in the upper quartile of its RMA peer group. Unqualified audited financial statements provided with no loan exceptions to policy noted. Portion of loans subject to SBA guarantee could be included in this rating with portion not guaranteed subject to separate rating if split rating possible.

•
Good:   Loans that are considered satisfactory credit risks, having no identifiable risk of collection and conforming in all respects to Marquis Loan Policy. Loans in this category exhibit reasonable terms and purpose. Borrower provides reasonable cash flow and collateral protection is within loan policy. Credit has strong guarantor support. Leverage and liquidity are within RMA’s median.

•
Acceptable:   This is the minimal rating for new loans. Loans conform to Marquis Loan Policy but may exhibit exceptions approved by Loan Committee or authorized officer. Loans in this category exhibit a higher level of risk and require a greater degree of monitoring than a Risk Rating 4 loan. Loans in this category may exhibit lower quartile ratios when compared to the industry in RMA analysis and weaker guarantor support. A loan may be downgraded to this rating based on declining trends that are not expected to affect performance. DSC meets policy minimum for the specific type of loan. If a split rating is used on an SBA or other government partially guaranteed loan, the portion not guaranteed would be rated in this category.

•
Pass/Watch:   Loans may fall into this category after inception at a higher risk rating due to evidence of minor potential weaknesses or deterioration that is considered of a temporary nature. Loan officer is addressing corrective action but loan warrants monitoring by the Loan Review Committee on a monthly basis. The following factors may contribute to this rating:

•
Minor documentation exceptions that remain uncorrected after a reasonable period of time.

•
Lack of current financial information on the borrower or guarantors when associated with other indications of minor weakness.

•
Indication of temporary cash flow issues, slow payments, NSF or overdrawn deposit accounts.

•
Deterioration in collateral position when the customer is performing as agreed.

•
Cost overruns on construction financing delaying completion of construction project but funded by borrower.

•
Declining industry trends.

•
DSC falling below 1X with performance supported by guarantor with minor delays in payment.

•
Borrowing base loans that become over extended on temporary basis.

•
Other deterioration in minor weaknesses noted on a Risk Rating 5 loans that are correctable and being addressed by the loan officer.

This would be a temporary rating. A more severe rating would apply if the weaknesses noted are not corrected within a reasonable period of time. A corrective action plan addressing concerns would return the loan to an acceptable category when properly executed.

Special mention.   A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or our credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard.   A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardizes the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.
Doubtful.   A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss.   A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2019
Commercial real estate	$404,087	$—	$—	$—	$404,087
Residential real estate	64,875	—	110	—	64,985
Commercial	72,902	—	—	—	72,902
Construction and development	18,713	—	—	—	18,713
Consumer	4,882	—	—	—	4,882
Total	$565,459	$—	$110	$—	$565,569
December 31, 2018
Commercial real estate	$384,697	$—	$—	$—	$384,697
Residential real estate	69,458	—	110	—	69,568
Commercial	80,172	—	—	—	80,172
Construction and development	18,747	—	—	—	18,747
Consumer	3,408	—	—	—	3,408
Total	$556,482	$—	$110	$—	$556,592
December 31, 2017
Commercial real estate	$298,677	$—	$—	$—	$298,677
Residential real estate	69,906	—	2,100	—	72,006
Commercial	61,356	—	305	—	61,661
Construction and development	28,629	—	—	—	28,629
Consumer	2,210	—	—	—	2,210
Total	$460,778	$—	$2,405	$—	$463,183
December 31, 2016
Commercial real estate	$240,623	$—	$—	$—	$240,623
Residential real estate	59,958	—	542	—	60,500
Commercial	41,6956	4,713	—	—	46,408
Construction and development	13,932	—	—	—	13,932
Consumer	3,061	—	—	—	3,061
Total	$359,269	$4,713	$542	$—	$364,524

Allowance for Loan Losses
We believe that we maintain our allowance for loan losses at a level sufficient to provide for probable credit losses inherent in the loan portfolio as of the balance sheet date. Credit losses arise from the borrowers’ inability or unwillingness to repay, and from other risks inherent in the lending process including collateral risk, operations risk, concentration risk, and economic risk. We consider all of these risks of lending when assessing the adequacy of our allowance. The allowance for loan losses is established through a provision charged to expense. Loans are charged-off against the allowance when losses are probable and reasonably quantifiable. Our allowance for loan losses is based on management’s judgment of overall credit quality, which is a significant estimate based on a detailed analysis of the loan portfolio. Our allowance can and will change based on revisions to our assessment of our loan portfolio’s overall credit quality and other risk factors both internal and external to us.
We evaluate the adequacy of the allowance for loan losses on a quarterly basis. The allowance consists of two components. The first component consists of those amounts reserved for impaired loans. A loan is deemed impaired when, based on current information and events, it is probable that the Bank will not be able to collect all amounts due (principal and interest), according to the contractual terms of the loan agreement. Loans are monitored for potential impairment through our ongoing loan review procedures and portfolio analysis. Classified loans and past due loans over a specific dollar amount, and all troubled debt restructurings are individually evaluated for impairment.
The approach for assigning reserves for the impaired loans is determined by the dollar amount of the loan and loan type. Impairment measurement for loans over a specific dollar are determined on an individual loan basis with the amount reserved dependent on whether repayment of the loan is dependent on the liquidation of collateral or from some other source of repayment. If repayment is dependent on the sale of collateral, the reserve is equivalent to the recorded investment in the loan less the fair value of the collateral after estimated sales expenses. If repayment is not dependent on the sale of collateral, the reserve is equivalent to the recorded investment in the loan less the estimated cash flows discounted using the loan’s effective interest rate. The discounted value of the cash flows is based on the anticipated timing of the receipt of cash payments from the borrower. The reserve allocations for individually measured impaired loans are sensitive to the extent market conditions or the actual timing of cash receipts change. Impairment reserves for smaller-balance loans under a specific dollar amount are assigned on a pooled basis utilizing loss factors for impaired loans of a similar nature.
The second component is a general reserve on all loans other than those identified as impaired. General reserves are assigned to various homogenous loan pools, including commercial, commercial real estate, construction and development, residential real estate, and consumer. General reserves are assigned based on historical loan loss ratios determined by loan pool and internal risk ratings that are adjusted for various internal and external risk factors unique to each loan pool. The following table analyzes the activity in the allowance over the past five years and the nine-month periods ended September 30, 2019 and 2018.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Balance at beginning of period	$4,863	$4,199	$4,199	$3,625	$3,000	$2,711	$2,541
Charge-offs
Commercial real estate	—	—	—	—	—	—	48
Residential real estate	—	—	491	—	—	—	—
Commercial	—	—	—	310	—	—	—
Construction and development	—	—	—	—	—	—	—
Consumer and other	—	—	—	41	16	9	—
Total Charge-offs	—	—	491	351	16	9	48
Recoveries
Commercial real estate	—	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—	—
Commercial	60	—	—	—	—	—	14
Construction and development	—	—	—	—	—	—	—
Consumer and other	4	3	6	3	1	—	—
Total recoveries	64	3	6	3	1	—	14
Net charge-offs (recoveries)	(64)	(3)	485	348	15	9	34
Provision for loan losses	367	712	1,149	922	640	298	204
Balance at end of period	$5,294	$4,914	$4,863	$4,199	$3,625	$3,000	$2,711
Ratio of net charge-offs to average loans	(0.01)%	0.00%	0.09%	0.08%	0.00%	0.00%	0.02%
ALLL as a percentage of loans at end of period	0.94%	0.91%	0.87%	0.91%	0.99%	1.04%	1.33%
ALLL as a multiple of net charge-offs	(82.72)	(1,638.00)	10.03	12.07	241.67	333.33	79.74
ALLL as a percentage of nonperforming loans	4812.73%	204.41%	1203.71%	174.52%	668.82%	N/A	13555.00%
We had recoveries of  $64,000 for the nine months ended September 30, 2019, compared to recoveries of  $3,000 for the nine months ended September 30, 2018, and net charge-offs of  $485,000 for the year ended December 31, 2018. At September 30, 2019, the allowance for loan losses of  $5.3 million was 0.94% of outstanding loans (net of overdrafts) and provided coverage of 4,812.7% of nonperforming loans. We had $110,000 of nonperforming loans outstanding as of September 30, 2018. At December 31, 2018, the allowance for loan losses of  $4.9 million was 0.87% of outstanding loans (net of overdrafts) compared to 0.91% and 0.99% at December 31, 2017 and 2016, respectively. We had $0.4 million, $2.4 million and $0 of nonperforming loans at December 31, 2018, 2017, and 2016. The following table provides an allocation of the allowance for loan losses to specific loan types as of September 30, 2019 and as of the end of the fiscal year for each of the past five years.
	September 30, 2019		December 31, 2018		December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014
(Dollars in thousands)	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent
Commercial real estate	$3,577	67.57%	$3,082	63.38%	$2,758	65.68%	$2,314	63.83%	$2,009	66.97%	$1,860	68.61%
Residential real estate	708	13.37%	687	14.13%	600	14.29%	652	17.99%	553	18.43%	572	21.10%
Commercial	758	14.32%	846	17.40%	568	13.53%	506	13.96%	412	13.73%	215	7.97%
Construction and development	192	3.63%	216	4.44%	236	5.62%	125	3.45%	3	0.10%	28	1.03%
Consumer and other	59	1.11%	32	0.66%	37	0.88%	28	0.77%	24	0.77%	35	1.29%
Total allowance for loan losses	$5,294	100.0%	$4,863	100.0%	$4,199	100.0%	$3,625	100.0%	$3,001	100.0%	$2,710	100.0%

At September 30, 2019, the recorded investment in impaired loans was $0.1 million, which did not require a specific reserve, compared to a recorded investment in impaired loans of  $0.4 million at December 31, 2018, which required a specific reserve of  $69,000. This loan was paid off as of September 30, 2019.
There were no loans modified as troubled debt restructurings at September 30, 2019, December 31, 2018, December 31, 2017 or December 31, 2016.
Our allowance for loan losses was $5.3 million at September 30, 2019 compared to $4.9 million at December 31, 2018, an increase of 8.9%. The increase was primarily due growth of our loan portfolio. The allowance for loan losses totaled $4.9 million at December 31, 2018 compared to $4.2 million at December 31, 2017 and $3.6 million at December 31, 2016. The increase for all years is due to growth in our loan portfolio. We believe our allowance at September 30, 2019 was adequate to absorb probable losses inherent in our loan portfolio.
Deposits
Deposits are our primary source of funding. We offer a variety of deposit products including checking, NOW, savings, money market and time accounts all of which we actively market at competitive pricing. We generate deposits from our clients on a relationship basis and through the efforts of our lenders. We supplement our deposits with wholesale funding sources such as Qwickrate, CDARS and brokered deposits. However, we do not significantly rely on wholesale funding sources, which are generally viewed as less stable compared to core deposits due to the relatively higher price elasticity of demand for deposits from wholesale sources. As of September 30, 2019 and December 31, 2018, these wholesale deposits represented 15.5% and 22.9%, respectively, of our total deposits. Reliance on these funds are declining as core deposits are rising.
Interest-bearing deposits increased $23.4 million, or 5.7%, from December 31, 2018 to September 30, 2019 primarily due to a $60.2 million increase in money market account balances offset by a decrease of $39.1 million in certificates of deposit. In order to fund our loan growth, all of our bankers are actively involved with our strategic efforts and are incentivized to grow core deposits. The average rate paid on interest-bearing deposits increased 55 basis points from 1.45% for the year ended December 31, 2018 to 2.00% for the nine months ended September 30, 2019. Rates paid on certificates of deposit increased 56 basis points, or 29.5%, over the same period. The increase in average rates paid on interest-bearing deposits and certificates of deposit was a result of a continued increase market rates of interest during the first nine months of 2019, as well as upward competitive pricing pressures. As of September 30, 2019, we had approximately $45.0 million in deposits that were classified as brokered deposits, a decrease of  $58.6 million, or 56.2% from December 31, 2018.
Interest-bearing deposits increased $70.1 million, or 20.8%, from December 31, 2017 to December 31, 2018. Certificates of deposit increased $119.3 million. Money market accounts and NOW accounts declined by $50.1 million. The average rate paid on interest-bearing deposits increased 45 basis points for the year ended December 31, 2018 compared to the year ended December 31, 2017. The average rate paid on certificates of deposit increased 60 basis points over the same period. The increase in average rates paid on interest-bearing deposits and certificates of deposit was a result of increasing market interest rates during 2018, and upward competitive pricing pressures. Brokered deposits increased by $64.2 million or by 160.3% to $104.2 million at December 31, 2018 from $40 million at December 31, 2017.
For the year ended December 31, 2017, interest-bearing deposits increased $82.8 million, or 32.6%, certificates of deposit increased $39.3 million or by 31.8% million and Money market accounts and NOW accounts increased $39.3 million compared to December 31, 2016. Average rates paid for interest-bearing deposits increased 9 basis points, or 10%, from the prior year. The following table presents the average balances and average rates paid on deposits for the periods indicated.

	For the Nine Months Ended September 30, 2019		For the Year Ended December 31
			2018		2017		2016
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
NOW accounts	$19,583	0.05%	$20,097	0.05%	$14,342	0.05%	$14,348	0.06%
Money market accounts	128,256	1.36%	138,225	0.98%	135,475	0.82%	116,650	0.76%
Savings accounts	3,801	0.20%	4,278	0.20%	2,859	0.20%	2,872	0.20%
Certificates of deposit	275,244	2.46%	215,511	1.90%	137,180	1.30%	121,097	1.17%
Total interest-bearing deposits	426,884	2.00%	378,111	1.45%	289,856	1.00%	254,967	0.91%
Noninterest-bearing deposits	130,521	0.00%	122,571	0.00%	116,049	0.00%	85,944	0.00%
Total deposits	$557,405	1.53%	$500,682	1.09%	$405,905	0.72%	$340,911	0.68%
The following table presents the ending balances and percentage of total deposits for the periods indicated.
	For the Nine Months Ended September 30, 2019		For the Year Ended December 31
			2018		2017		2016
(Dollars in thousands)	Ending Balance	% of Total	Ending Balance	% of Total	Ending Balance	% of Total	Ending Balance	% of Total
NOW accounts	$17,654	3.05%	$15,196	2.90%	$14,330	3.23%	$10,100	2.91%
Money market accounts	166,184	28.76%	105,969	20.21%	156,768	35.31%	117,716	33.91%
Savings accounts	3,549	0.61%	3,751	0.72%	3,067	0.69%	2,810	0.81%
Certificates of deposit	243,211	42.08%	282,321	53.85%	163,000	36.71%	123,711	35.64%
Total interest-bearing deposits	430,598	74.50%	407,237	77.68%	337,165	75.94%	254,337	73.27%
Noninterest-bearing deposits	147,308	25.50%	116,995	22.32%	106,800	24.06%	92,790	26.73%
Total deposits	$577,906	100.00%	$524,232	100.00%	$443,965	100.00%	$347,127	100.00%
The following table presents the maturities of our certificates of deposit as of September 30, 2019.
(Dollars in thousands)	Three Months or Less	Over Three Through Nine Months	Over Nine Months Through 12 Months	Over 12 Months	Total
$100,000 or more	$69,558	$52,287	$50,455	$55,270	$227,570
Less than $100,000	3,883	1,843	4,012	5,903	15,641
Total	$73,441	$54,130	$54,467	$61,173	$243,211
Borrowings
We primarily use short-term and long-term borrowings to supplement deposits to fund our lending and investment activities.
FHLB Advances.   The FHLB allows us to borrow up to 25% of our assets on a blanket floating lien status collateralized by certain securities and loans. As of September 30, 2019, approximately $107.1 million in real estate loans were pledged as collateral for our FHLB borrowings. We utilize these borrowings to meet liquidity needs. As of September 30, 2019, we had $30.0 million in outstanding advances and $52.6 million in available borrowing capacity from the FHLB based on the collateral that we have currently pledged. The following table sets forth certain information on our FHLB borrowings during the periods presented.
	Nine Months Ended September 30, 2019	Years Ended December 31,
(Dollars in thousands)		2018	2017	2016
Amount outstanding at period-end	$30,000	$75,000	$39,000	$36,000
Weighted average interest rate at period-end	2.09%	2.63%	1.44%	0.87%
Maximum month-end balance during period	$56,000	$75,000	$39,000	$36,000
Average balance outstanding during period	35,630	42,663	28,674	22,213
Weighted average interest rate during period	2.65%	1.95%	1.11%	0.83%

Federal Reserve Bank of Atlanta.   The Federal Reserve Bank of Atlanta has an available borrower in custody arrangement which allows us to borrow on a collateralized basis. No advances were outstanding under this facility as of September 30, 2019.
Liquidity and Capital Resources
Capital Resources
Shareholders’ equity increased $5.6 million for the nine months ended September 30, 2019 compared to the year ended December 31, 2018. Net income of  $5.4 million, offset by dividends paid to shareholders of  $0.8 million increased retained earnings. Option holders exercised 7,242 grants increasing shareholder equity by $0.6 million as of September 30, 2019. Shareholders’ equity increased $7.7 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. Net income resulted in an increase to retained earnings of  $6.8 million as of December 31, 2018.
For the year ended December 31, 2017, shareholders’ equity increased $4.6 million, primarily from net income of  $3.9 million.
We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum ratios of common equity Tier 1, Tier 2, and total capital as a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 150%. We are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio.
In July 2013, federal bank regulatory agencies issued a final rule that revised their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with certain standards that were developed by Basel III and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions and bank holding companies and savings and loan holding companies with total consolidated assets of more than $1 billion, which we refer to below as “covered” banking organizations. We were required to implement the new Basel III capital standards as of January 1, 2015 and January 1, 2018, respectively.
As of September 30, 2019, we were in compliance with all applicable regulatory capital requirements to which we were subject, and the Bank was classified as “well capitalized” for purposes of the prompt corrective action regulations. As we deploy our capital and continue to grow our operations, our regulatory capital levels may decrease depending on our level of earnings. However, we intend to monitor and control our growth in order to remain in compliance with all regulatory capital standards applicable to us. See “Supervision and Regulation — Capital Adequacy Guidelines” for additional discussion regarding the regulatory capital requirements applicable to the Company and the Bank.

The following table presents our regulatory capital ratios as of the dates indicated.
	Actual		Minimum for capital adequacy		Minimum to be well capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2019
Total capital ratio
Bank	$70,920	12.2%	$46,619	8.0%	$58,274	10.0%
Company	71,839	12.3%	N/A	N/A	N/A	N/A
Tier 1 capital ratio
Bank	65,188	11.2%	34,964	6.0%	46,619	8.0%
Company	56,397	9.7%	N/A	N/A	N/A	N/A
Tier1 leverage ratio
Bank	65,188	9.7%	26,838	4.0%	33,548	5.0%
Company	56,397	8.4%	N/A	N/A%	N/A	N/A
Common equity tier 1 capital ratio
Bank	65,188	11.2%	26,223	4.5%	37,878	6.5%
Company	56,397	9.7%	N/A	N/A	N/A	N/A
December 31, 2018
Total capital ratio
Bank	$65,167	11.4%	$45,768	8.0%	$57,210	10.0%
Company	65,980	11.5%	N/A	N/A	N/A	N/A
Tier 1 capital ratio
Bank	59,885	10.5%	34,326	6.0%	45,768	8.0%
Company	51,028	8.9%	N/A	N/A	N/A	N/A
Tier1 leverage ratio
Bank	59,885	9.5%	25,251	4.0%	31,564	5.0%
Company	51,028	8.1%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio
Bank	59,885	10.5%	25,744	4.5%	37,186	6.5%
Company	51,028	8.9%	N/A	N/A	N/A	N/A
December 31, 2017
Total capital ratio
Bank	$55,528	11.8%	$37,620	8.0%	$47,025	10.0%
Company	57,400	12.2%	N/A	N/A	N/A	N/A
Tier 1 capital ratio
Bank	50,995	10.8%	28,215	6.0%	37,620	8.0%
Company	43,254	9.2%	N/A	N/A	N/A	N/A
Tier1 leverage ratio
Bank	50,995	9.7%	20,983	4.0%	26,229	5.0%
Company	43,254	8.2%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio
Bank	50,995	10.8%	21,161	4.5%	30,566	6.5%
Company	43,254	9.2%	N/A	N/A	N/A	N/A
December 31, 2016
Total capital ratio
Bank	$50,303	13.7%	$29,410	8.0%	$36,763	10.0%
Company	51,856	14.2%	N/A	N/A	N/A	N/A
Tier 1 capital ratio
Bank	46,678	12.7%	22,058	6.0%	29,410	8.0%
Company	38,678	10.6%	N/A	N/A	N/A	N/A
Tier1 leverage ratio
Bank	46,678	11.1%	16,847	4.0%	21,059	5.0%
Company	38,678	9.4%	N/A	N/A	N/A	N/A
Common equity tier 1 capital ratio
Bank	46,678	12.8%	16,543	4.5%	23,896	6.5%
Company	38,678	10.6%	N/A	N/A	N/A	N/A

Liquidity
In general terms, liquidity is a measurement of our ability to meet our cash needs. Our objective in managing our liquidity is to maintain our ability to fund loan commitments, purchase securities, accommodate deposit withdrawals or repay other liabilities in accordance with their terms, without an adverse impact on our current or future earnings. Our liquidity strategy is guided by policies that are formulated and monitored by our Asset Liability Management Committee, or ALCO, and senior management, including our Liquidity Contingency Policy, and which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. We regularly evaluate all of our various funding sources with an emphasis on accessibility, stability, reliability and cost-effectiveness. Our principal source of funding has been our clients’ deposits, supplemented by our short-term borrowings, primarily from FHLB borrowings. We believe that the cash generated from operations, our borrowing capacity and our access to capital resources are sufficient to meet our future operating capital and funding requirements.
At September 30, 2019, we had the ability to generate approximately $184.1 million in additional liquidity through all of our available resources beyond our overnight funds sold position. In addition to the primary borrowing outlets mentioned above, we also have the ability to generate liquidity by borrowing from the CDARS one-way buy market on an auction basis and through other brokered deposits. We recognize the importance of maintaining liquidity and have developed a Contingent Liquidity Plan, which addresses various liquidity stress levels and our response and action based on the level of severity. We periodically test our credit facilities for access to the funds, but also understand that as the severity of the liquidity level increases, certain credit facilities may no longer be available. We conduct quarterly liquidity stress tests and the results are reported to our Asset-Liability Management Committee and our Board. We believe the liquidity available to us is sufficient to meet our ongoing needs.
We also view our investment portfolio as a liquidity source and have the option to pledge securities in our portfolio as collateral for borrowings or deposits, and/or sell selected securities. Our portfolio primarily consists of debt issued by the federal government and governmental agencies. The weighted-average maturity of our portfolio was 3.24 years and 3.98 years at September 30, 2019 and December 31, 2018, respectively, and had a net unrealized pre-tax gain of  $59,000 and an after tax loss of  $0.3 million, respectively, in our available for sale securities portfolio as of those dates.
Our average net overnight funds sold position (defined as funds sold plus interest-bearing deposits with other banks less funds purchased) was $67.2 million during the first nine months of 2019 compared to an average net overnight funds sold position of  $49.9 million for the 2018 full year period. As we have continued to experience organic growth, we have preferred to maintain our excess liquidity in assets with greater liquidity, such as overnight interest-bearing deposits, as opposed to less liquid, but slightly higher yielding, assets, like investment securities.
Inflation
The impact of inflation on the banking industry differs significantly from that of other industries in which a large portion of total resources are invested in fixed assets such as property, plant and equipment. Assets and liabilities of financial institutions are virtually all monetary in nature, and therefore are primarily impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy.
Contractual Obligations
We have contractual obligations to make future payments on debt and lease agreements. While our liquidity monitoring and management consider both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on future obligations and summarizes our contractual obligations as of September 30, 2019.

(Dollars in thousands)	Due in One Year or Less	Due after One Through Three Years	Due After Three Through Five Years	Due After Five Years	Total
FHLB Advances	$30,000	$—	$—	$—	$30,000
Certificates of deposit $100,000 or more	172,300	54,411	859	—	227,570
Certificates of deposit less than $100,000	9,738	5,822	81	—	15,641
Operating leases	710	1,161	125	—	1,996
Total	$212,748	$61,394	$1,065	$—	$275,207
Off-Balance Sheet Items
In the normal course of business, we enter into various transactions that, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our clients. These transactions include commitments to extend credit and issue letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in our consolidated balance sheets. Our exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments. We are not aware of any accounting loss to be incurred by funding these commitments, however we maintain an allowance for off-balance sheet credit risk which is recorded in other liabilities on the consolidated balance sheet.
Our commitments associated with outstanding letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.
	As of September 30, 2019	As of December 31,
(Dollars in thousands)		2018	2017	2016
Unfunded lines of credit	$129,063	$119,327	$113,150	$73,405
Commitments to extend credit	22,718	27,017	37,687	34,987
Letters of credit	2,010	1,502	2,568	4,076
Total credit extension commitments	$153,791	$147,846	$153,405	$112,468
Unfunded lines of credit represent unused credit facilities to our current borrowers that represent no change in credit risk that exist in our portfolio. Letters of credit are conditional commitments issued by us to guarantee the performance of a client to a third party. Lines of credit generally have variable interest rates. In the event of nonperformance by the client in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the client from the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash or marketable securities. Our policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements and our credit risk associated with issuing letters of credit is essentially the same as the risk involved in extending loan facilities to our clients.
We minimize our exposure to loss under letters of credit and credit commitments by subjecting them to the same credit approval and monitoring procedures as we do for on-balance sheet instruments. The effect on our revenue, expenses, cash flows and liquidity of the unused portions of these letters of credit commitments cannot be precisely predicted because there is no guarantee that the lines of credit will be used.
Commitments to extend credit are agreements to lend funds to a client, as long as there is no violation of any condition established in the contract, for a specific purpose. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn, the total commitment amounts disclosed above do not necessarily represent future cash requirements. We evaluate each client’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by us, upon extension of credit is based on management’s credit evaluation of the client.
Certain Performance Metrics
The following table shows the return on average assets (computed as net income divided by average total assets), return on average equity (computed as net income divided by average equity) and average equity to average assets ratios for the nine months ended September 30, 2019 and for the years ended December 31, 2018, 2017, and 2016.
	Nine Months Ended September 30, 2019	Years Ended December 31
(Dollars in thousands)		2018	2017	2016
Return on Average Assets(1)	1.11%	1.13%	0.81%	0.86%
Return on Average Equity(1)	13.53%	14.48%	9.59%	9.15%
Average Equity to Average Assets	8.19%	7.81%	8.47%	9.40%

(1)
Annualized for the nine months ended September 30, 2019.

Market Risk and Interest Rate Sensitivity
Overview
Market risk arises from changes in interest rates, exchange rates, commodity prices, and equity prices. We have risk management policies designed to monitor and limit exposure to market risk and we do not participate in activities that give rise to significant market risk involving exchange rates, commodity prices, or equity prices. In asset and liability management activities, our policies are designed to minimize structural interest rate risk.
Interest Rate Risk Management
Our net income is largely dependent on net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest earning assets. When interest-bearing liabilities mature or reprice more quickly than interest earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest-bearing liabilities, falling market interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits and shareholders’ equity.
We have established what we believe to be a comprehensive interest rate risk management policy, which is administered by ALCO. The policy establishes limits of risk, which are quantitative measures of the percentage change in net interest income (a measure of net interest income at risk) and the fair value of equity capital (a measure of economic value of equity (“EVE”) at risk) resulting from a hypothetical change in interest rates for maturities from one day to 30 years. We measure the potential adverse impacts that changing interest rates may have on our short-term earnings, long-term value, and liquidity by employing simulation analysis through the use of computer modeling. The simulation model captures optionality factors such as call features and interest rate caps and floors imbedded in investment and loan portfolio contracts. As with any method of gauging interest rate risk, there are certain shortcomings inherent in the interest rate modeling methodology used by us. When interest rates change, actual movements in different categories of interest earning assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions used in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan clients’ ability to service their debts, or the impact of rate changes on demand for loan and deposit products.

The balance sheet is subject to testing for interest rate shock possibilities to indicate the inherent interest rate risk. We prepare a current base case and several alternative interest rate simulations (-400, -300, -200, -100, +100, +200, +300 and +400 basis points (bp)), at least once per quarter, and report the analysis to ALCO and our Board. We augment our interest rate shock analysis with alternative interest rate scenarios on a quarterly basis that may include ramps, parallel shifts, and a flattening or steepening of the yield curve (non-parallel shift). In addition, more frequent forecasts may be produced when interest rates are particularly uncertain or when other business conditions so dictate.
Our goal is to structure the balance sheet so that net interest earnings at risk over a 12-month period and the economic value of equity at risk do not exceed policy guidelines at the various interest rate shock levels. We attempt to achieve this goal by balancing, within policy limits, the volume of floating-rate liabilities with a similar volume of floating-rate assets, by keeping the average maturity of fixed-rate asset and liability contracts reasonably matched, by managing the mix of our core deposits, and by adjusting our rates to market conditions on a continuing basis.
Analysis
The following table indicates that, for periods less than one year, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a slightly liability-sensitive position. For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect.
REPRICING GAP
September 30, 2019 (Dollars in thousands)	Within One Month	After One Month Through Three Months	After Three Months Through 12 Months	Within One Year	Greater than One Year or Nonsensitive	Total
Assets
Interest earning assets
Loans(1)	$184,853	$19,118	$89,477	$293,448	$266,527	$559,975
Securities	3,386	2,597	9,093	15,076	12,593	27,669
Interest-bearing deposits at other financial institutions	67,235	—	—	67,235	—	67,235
Federal funds sold	—	—	—	—	—	—
Total interest earning assets	$255,474	$21,715	$98,570	$375,759	$279,120	$654,879
Liabilities
Interest-bearing liabilities
Interest-bearing deposits	$3,133	$184,254	$—	$187,387	$—	$187,387
Time deposits	8,456	66,738	109,447	184,641	58,570	243,211
Total interest-bearing deposits	11,589	250,992	109,447	372,028	58,570	430,598
Securities sold under agreements to repurchase	—	—	—	—	—	—
FHLB Advances	—	10,000	20,000	—	—	30,000
Other borrowed funds	—	—	—	—	9,710	9,710
Total interest-bearing liabilities	$11,589	$260,992	$129,447	$402,028	$68,280	$470,308
Period gap	$243,885	$(239,277)	$(30,877)	$(26,269)	$210,840
Cumulative gap	$243,885	$4,608	$(26,269)	$(26,269)	$184,571
Ratio of cumulative gap to total earning assets	95.46%	21.22%	(26.65)%	(6.99)%	66.13%
Ratio of cumulative gap to cumulative total earning assets	95.46%	1.66%	(6.99)%	(6.99)%	28.18%

(1)
Includes loans held for resale

CASH FLOW GAP
September 30, 2019 (Dollars in thousands)	Within One Month	After One Month Through Three Months	After Three Months Through 12 Months	Within One Year	Greater than One Year or Nonsensitive	Total
Assets
Interest earning assets
Loans(1)	$4,880	$15,469	$61,034	$81,383	$478,592	$559,975
Securities	—	—	1,003	1,003	26,666	27,669
Interest-bearing deposits at other financial institutions	67,235	—	—	67,235	—	67,235
Federal funds sold	—	—	—	—	—	—
Total interest earning assets	$72,115	$15,469	$62,037	$149,621	$505,258	$654,879
Liabilities
Interest-bearing liabilities
Interest-bearing deposits	$187,387	$—	$—	$187,387	$—	$187,387
Time deposits	7,330	66,110	103,533	176,973	66,238	243,211
Total interest-bearing deposits	194,717	66,110	103,533	364,360	66,238	430,598
Securities sold under agreements to repurchase	—	—	—	—	—	—
FHLB Advances	—	10,000	20,000	30,000	—	30,000
Other borrowed funds	—	—	—	—	9,710	9,710
Total interest-bearing liabilities	$194,717	$76,110	$123,533	$394,360	$75,948	$470,308
Period gap	$(122,602)	$(60,641)	$(61,496)	$(244,739)	$429,310
Cumulative gap	$(122,602)	$(183,243)	$(244,739)	$(244,739)	$184,571
Ratio of cumulative gap to total earning assets	(170.01)%	(1,184.58)%	(394.50)%	(163.57)%	36.53%

(1)
Includes loans held for sale

Measures of net interest income at risk produced by simulation analysis are indicators of an institution’s short-term performance in alternative rate environments. These measures are typically based upon a relatively brief period, and do not necessarily indicate the long-term prospects or economic value of the institution.
The following table summarizes the results of our net interest income at risk analysis in simulating the change in net interest income and fair value of equity over a 12-month and 24-month horizon as of September 30, 2019, and December 31, 2018 and 2017.
Net Interest Income at Risk – 12 months	-300bps	-200bps	-100bps	Flat	+100bps	+200bps	+300bps	+400bps
Policy Limit	(20.00)%	(15.00)%	(10.00)%	N/A	10.00%	15.00%	30.00%	40.00%
September 30, 2019	(15.15)%	(14.22)%	(5.97)%	N/A	5.31%	10.41%	15.40%	20.54%
December 31, 2018	(18.65)%	(13.45)%	(4.79)%	N/A	3.26%	6.29%	9.22%	12.35%
December 31, 2017	(13.44)%	(12.05)%	(7.31)%	N/A	6.69%	13.24%	19.58%	26.02%
Net Interest Income at Risk – 24 months	-300bps	-200bps	-100bps	Flat	+100bps	+200bps	+300bps	+400bps
Policy Limit	(20.00)%	(15.00)%	(10.00)%	N/A	10.00%	15.00%	30.00%	40.00%
September 30, 2019	(17.40)%	(16.13)%	(5.89)%	N/A	4.74%	9.09%	13.19%	17.75%
December 31, 2018	(19.37)%	(12.48)%	(1.86)%	N/A	(0.63)%	(1.48)%	(2.73)%	(3.76)%
December 31, 2017	(16.13)%	(13.72)%	(6.96)%	N/A	5.82%	11.35%	16.48%	22.05%

Using an economic value of equity, or EVE, approach, we analyze the risk to capital from the effects of various interest rate scenarios through a long-term discounted cash flow model. This measures the difference between the economic value of our assets and the economic value of our liabilities, which is an estimate of our liquidation value. While this provides some value as a risk measurement tool, management believes net interest income at risk is more appropriate in accordance with the going concern principle.
The following table illustrates the results of our EVE analysis as of September 30, 2019 and December 31, 2018 and 2017.
Economic Value of Equity as of	-300bps	-200bps	-100bps	Flat	+100bps	+200bps	+300bps	+400bps
Policy Limit	(35.0)%	(30.0)%	(15.0)%	N/A	15.00%	30.00%	35.00%	35.00%
September 30, 2019	(15.27)%	(13.99)%	(8.23)%	N/A	3.96%	5.88%	5.12%	2.72%
December 31, 2018	(15.91)%	(7.75)%	(1.62)%	N/A	(2.00)%	(5.67)%	(11.22)%	(18.80)%
December 31, 2017	(28.58)%	(22.08)%	(7.78)%	N/A	4.68%	7.08%	7.16%	3.90%
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.
We have identified the following accounting policies and estimates that, due to the difficult, subjective, or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of the financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. We believe that the judgments, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate.
Allowance for Loan Losses
The allowance for loan losses provides for known and inherent losses in the loan portfolio based upon management’s best assessment of the loan portfolio at each balance sheet date. It is maintained at a level estimated to be adequate to absorb potential losses through periodic charges to the provision for loan losses.
The allowance for loan losses consists of specific and general reserves. Specific reserves relate to loans classified as impaired. Loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the loan. Impaired loans include troubled debt restructurings, and performing and nonperforming loans. Impaired loans are reviewed individually and a specific allowance is allocated, if necessary, based on evaluation of either the fair value of the collateral underlying the loan or the present value of future cash flows calculated using the loan’s existing interest rate. General reserves relate to the remainder of the loan portfolio, including overdrawn deposit accounts, and are based on evaluation of a number of factors, such as current economic conditions, the quality and composition of the loan portfolio, loss history, and other relevant factors.
Our loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. However, the ability of borrowers to honor their contractual repayment obligations is substantially dependent on changing economic conditions. Because of the uncertainties associated with economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of loan losses in the loan portfolio and the amount of the allowance needed may change in the future. The determination of the allowance for loan losses is, in large part, based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In situations where the repayment of a loan is dependent on the value of the underlying collateral, an independent appraisal of the collateral’s current market value is customarily obtained and used in the determination of the allowance for loan loss.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in economic conditions. Also regulatory agencies, as an integral part of their examination process, periodically review management’s assessments of the adequacy of the allowance for loan losses. Such agencies may require us to recognize additional losses based on their judgments about information available to them at the time of their examination.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market inputs. For financial instruments that are traded actively and have quoted market prices or observable market inputs, there is minimal subjectivity involved in measuring fair value. However, when quoted market prices or observable market inputs are not fully available, significant management judgment may be necessary to estimate fair value. In developing our fair value estimates, we maximize the use of observable inputs and minimize the use of unobservable inputs.
The fair value hierarchy defines Level 1 valuations as those based on quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 2 valuations include inputs based on quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 3 valuations are based on at least one significant assumption not observable in the market, or significant management judgment or estimation, some of which may be internally developed.
Financial assets that are recorded at fair value on a recurring basis include investment securities available for sale, and loans held for sale.
Recent Accounting Pronouncements
The following provides a brief description of accounting standards that have been issued but are not yet adopted that could have a material effect on the our financial statements. Please also refer to the Notes to our consolidated financial statements included in this joint proxy statement/prospectus for a full description of recent accounting pronouncements, including the respective expected dates of adoption and anticipated effects on our results of operations and financial condition.
ASU 2016-13, Financial Instruments — Credit Loses (Topic 326)
In June 2016, FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss, or CECL, model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (i.e. loan commitments, standby letters of credit, financial guarantees and other similar instruments). We anticipated that this ASU would be effective for us on January 1, 2021, but the FASB announced on October 16, 2019, a delay of the effective date of ASU 2016-13 until January 1, 2023. We are in the process of evaluating and implementing changes to credit loss estimation models and related processes. Updates to business processes and the documentation of accounting policy decisions are ongoing. We may recognize an increase in the allowance for credit losses upon adoption, recorded as a one-time cumulative adjustment to retained earnings. However, the magnitude of the impact on our consolidated financial statements has not yet been determined. See “Supervision and Regulation — Current Expected Credit Losses.”

PRINCIPAL STOCKHOLDERS OF MARQUIS
The following table sets forth the beneficial ownership of Marquis voting stock as of            , 2020 by: (i) each person or entity who is known by Marquis to beneficially own more than 5% of the outstanding shares of Marquis voting stock; (ii) each director and executive officer of Marquis and Marquis Bank; and (iii) all directors and executive officers of Marquis as a group. Marquis is not aware of any other person who beneficially owns 5% or more of the aggregate Marquis voting stock, other than (i) Joseph Cohen (whose address is 526 Duval Street, Key West, Florida 33040) who owns 248,140 shares (7.26%) and (ii) Haim Yekezkel (whose address is c/o Elysee Investments, 210 71st Street, Miami, Florida 33141) who owns 190,000 shares (5.56%).
The percentage of beneficial ownership is calculated in relation to the 3,419,188 shares of Marquis voting stock and exercisable stock options. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of                  , 2020. Unless otherwise indicated, to Marquis’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Beneficial Owner(a)	Number of shares of Marquis Voting Stock Beneficially Owned	Percent of Outstanding Shares of Marquis’s Voting Stock
Directors:
Paul B. Chaplin	60,847(b)	1.77%
Norman S. Edelcup	100,097(c)	2.90%
Philip J. Feldman	196,545(d)	5.64%
Jarret L. Gross	64,911(e)	1.86%
Javier Holtz	389,695(f)	10.87%
Miriam Lopez	126,170(g)	3.59%
Jeffrey M. Perlow	150,445(h)	4.32%
Hillel Shohet	247,272(i)	7.10%
Executive Officers (not listed above):
Filip Feller	9,167(j)	0.27%
Philip Gassman	46,001(k)	1.33%
All Directors and Executive Officers as a group (10 individuals)	1,391,151(l)	34.30%

(a)
The address of each of Marquis’s executive officers and directors is c/o Marquis Bancorp, Inc., 355 Alhambra Circle, Suite 1200, Coral Gables, Florida 33134.

(b)
Includes 40,662 shares held by the Paul B. Chaplin Revocable Trust and 20,185 shares which may be acquired by him pursuant to exercisable stock options. Dr. Chaplin owns a 25% interest in an entity which owns 163,250 shares of Marquis common stock and a 30% interest in an entity which owns 1,219 shares of Marquis common stock. The shares of these two entities are not included in Dr. Chaplin’s beneficial holdings as Dr. Chaplin does not have voting dispositive power over the shares.

(c)
Includes 61,858 shares held by him and 38,239 shares which may be acquired pursuant to exercisable stock options.

(d)
Includes 112,156 shares held by an affiliated entity, 16,128 shares held in his IRA, 5,350 shares held by his spouse’s IRA, and 62,911 shares which may be acquired pursuant to exercisable stock options. Mr. Feldman’s address is 1199 S. Federal Hwy, Suite 410, Boca Raton, Florida 33432.

(e)
Includes 2,000 shares held by an affiliated entity, and 62,911 shares which may be acquired pursuant to exercisable stock options.

(f)
Includes 202,527 shares held jointly with his spouse, 22,500 held by his IRA, and 164,668 shares which may be acquired pursuant to exercisable stock options. Mr. Holtz’s address is 28 Indian Creek Island Road, Indian Creek Village, Florida 33154.

(g)
Includes 32,338 shares held jointly with her spouse and 93,832 shares which may be acquired pursuant to exercisable stock options.

(h)
Includes 84,094 shares held jointly with his spouse, 3,440 shares held by his IRA, and 62,911 shares which may be acquired pursuant to exercisable stock options.

(i)
Includes 106,015 shares held by him, 78,346 shares held jointly with his spouse, and 62,911 shares which may be acquired pursuant to exercisable stock options.

(j)
Represents shares which may be acquired pursuant to exercisable stock options.

(k)
Includes 100 shares held by him and 45,901 shares which may be acquired pursuant to exercisable stock options.

(l)
Includes 623,637 exercisable stock options.

DESCRIPTION OF PROFESSIONAL’S CAPITAL STOCK
The following descriptions include summaries of the material terms of Professional’s amended and restated articles of incorporation and its amended and restated bylaws as will be in effect upon completion of the merger. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the articles of incorporation and bylaws, copies of which will be filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and applicable law.
General
Professional is incorporated in the State of Florida. The rights of Professional’s shareholders are generally governed by Florida law and Professional’s articles of incorporation and bylaws (each as may be amended and restated from time to time). The terms of Professional’s capital stock are therefore subject to Florida law, including the FBCA, and the common and constitutional law of Florida.
Professional’s articles of incorporation authorize it to issue up to 50,000,000 shares of Class A common stock, par value $0.01 per share, 10,000,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The authorized but unissued shares of Professional’s capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
Common Stock
Shares Outstanding.   As of December 31, 2019, there were 5,115,262 shares of Professional’s Class A common stock and 752,184 shares of its Class B common stock outstanding held by approximately 325 shareholders of record. As of December 31, 2019, Professional had 200,784 shares of its Class A common stock available for issuance in connection with stock-based awards that may be granted under its 2019 Plan and 152,100 shares of its Class A common stock subject to outstanding stock options issued and 35,914 shares available for issuance under its 2016 Plan. Professional has also reserved up to 2,000,000 shares of its Class A common stock for issuance under its 2014 Associate Stock Purchase Plan. In connection with the merger, Professional expects to issue approximately [      ] shares of its Class A common stock to former holders of Marquis common stock as consideration in the merger.
Voting.   Each holder of Professional Class A common stock is entitled to one vote on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Holders of Professional Class B common stock are not entitled to vote on any matters submitted to a vote of shareholders, except as otherwise required by law. The members of Professional’s Board are divided into three classes serving staggered three-year terms and are elected by a plurality of the votes cast. The Professional articles of incorporation expressly prohibit cumulative voting. In connection with the merger, each of Professional’s directors, except Mr. Schutz who does not own any shares directly, and RMB Capital, which Mr. Schutz is affiliated with, entered into voting agreements pursuant to which each of them agreed to vote all shares beneficially owned by them in favor of the transaction at the special meeting of shareholders to be held for such purpose. See “Certain Relationships and Related Party Transactions — Voting Agreements” and “Information about the Professional Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers” for additional details.
Dividends and Other Distributions.   Subject to certain regulatory restrictions and restrictions under the merger agreement and terms of Marquis’s subordinated notes due 2026 which Professional will assume in connection with the merger, and to the rights of holders of any preferred stock that Professional may issue, all shares of Professional common stock, including its Class A common stock and Class B common stock, are entitled to share equally in dividends when, as, and if declared by the Professional Board. Upon any voluntary or involuntary liquidation, dissolution or winding up of Professional’s affairs, all shares of its common stock would be entitled to share equally in all of our remaining assets available for distribution to Professional shareholders after payment of creditors and subject to any prior distribution rights related to Professional preferred stock. Professional has never paid any cash dividends on its common stock and does not intend to pay dividends for the foreseeable future.

The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies such as Professional. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Professional may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. Professional’s ability to pay dividends and make other distributions to its shareholders depends in part upon the receipt of dividends from Professional Bank and is limited by federal law. Professional Bank is a legal entity separate and distinct from Professional. As a depository institution, the deposits of which are insured by the FDIC, Professional Bank’s primary federal regulator, the Federal Reserve, is authorized, and under certain circumstances is required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. The Florida Financial Institutions Code generally allows a Florida bank to pay dividends on common stock up to an amount equal to the bank’s retained earnings for the prior two fiscal years, plus the amount of any net profits for the current year-to-date period. Additionally, the Federal Deposit Insurance Act, or FDIA, generally prohibits an insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. See “Supervision and Regulation — Dividends.”
Preemptive Rights.   Professional’s articles of incorporation prohibit holders of its common stock from having preemptive or subscription rights to acquire any part of any new or additional issue of stock of any class whether now or hereafter authorized, or of any bond, debentures, notes or other securities. However, in connection with Professional’s 2017 offering, Professional entered into letter agreements pursuant to which it agreed to provide contractual preemptive rights to certain shareholders in that offering. Pursuant to the letter agreements, the contractual preemptive rights will cease upon the closing of Professional’s initial public offering resulting in gross proceeds of at least $25 million.
Right to Exchange Class B Common Stock.   Professional has entered into agreements with the institutional investors that, among other things, permit such holders to exchange all or a portion of their shares of Class B common stock for an equal number of shares of Class A common stock if  (i) the Professional Board approves the exchange and the exchange would not result in such institutional investor or its affiliates owning greater than 9.9% of the Class A common stock or (ii) upon the consummation of (a) a transfer pursuant to a widely distributed public offering, (b) a transfer in which no transferee acquires greater than two percent of the Class A common stock, (c) a transfer to a person that beneficially owns greater than 50% of Professional’s issued and outstanding Class A common stock or (d) a transfer approved by the Federal Reserve.
Restrictions on Ownership.   The BHC Act generally permits a company to acquire control of Professional with the prior approval of the Federal Reserve. However, any such company is restricted to banking activities, other activities closely related to the banking business as determined by the Federal Reserve and, for some companies, certain other financial activities. The BHC Act defines control in general as ownership of 25% or more of any class of voting securities, the authority to appoint a majority of the board or other exercise of a controlling influence. Federal Reserve regulations provide that a company that owns less than 5% of the outstanding shares a class of voting securities of a bank holding company is presumed not to control the bank holding company. As a supervisory matter, if a company owns more than 7.5% of a class of voting securities, the Federal Reserve expects the company to consult with the agency and in some cases will require the company to enter into passivity or anti-association commitments. Separately, an individual or company that is not required to register as a bank holding company that acquires 10% or more of a class of voting securities of a bank holding company is presumed, if the bank holding company has registered securities under Section 12 of the Exchange Act or if the investor would be the largest holder of that class of securities, to have acquired control and may be required to file a change in control notice with the Federal Reserve under the CBCA.
Preferred Stock
Under Professional’s articles of incorporation, upon authorization of the Professional Board, Professional may issue shares of one or more series of its preferred stock from time to time. The

Professional Board may, without any action by holders of our common stock or, except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, holders of preferred stock, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the Professional Board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The Professional Board has not designated or established any series of preferred stock.
The rights of any series of preferred stock may include, among others:
•
general or special voting rights;

•
preferential liquidation or preemptive rights;

•
preferential cumulative or noncumulative dividend rights;

•
redemption or put rights; and

•
conversion or exchange rights.

Professional may issue shares of, or rights to purchase shares of, one or more series of its preferred stock that have been designated from time to time, the terms of which might:
•
adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•
discourage an unsolicited proposal to acquire Professional; or

•
facilitate a particular business combination involving Professional.

The existence of shares of authorized undesignated preferred stock enables Professional to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives Professional flexibility in that it would allow Professional to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of the Class A common stock.
Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of the Professional shareholders might believe to be in their best interests or in which the Professional shareholders might receive a premium for their shares over Professional’s then market price.
Anti-Takeover Effects of Provisions of Professional’s Articles of Incorporation, Bylaws and Florida Law
The provisions of the FBCA and Professional’s articles of incorporation and bylaws could have the effect of discouraging others from attempting an unsolicited offer to acquire Professional. Such provisions may also have the effect of preventing changes in Professional’s management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Election and Removal of Directors.   Pursuant to Professional’s bylaws, the Professional Board is divided into three classes with terms ending at the annual meetings of shareholders in 2020, 2021 and 2022, respectively. Upon completion of their respective terms, each class of directors will be elected for a three-year term. Professional’s articles of incorporation provide that the directors may be removed only by the affirmative vote of at least 66⅔% of Professional’s then-outstanding Class A common stock and only for cause. For more information on the terms of Professional’s directors, see the section entitled “Management of Professional — Board of Directors.” This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of Professional’s directors.
Authorized But Unissued Shares.   The authorized but unissued shares of Professional’s common stock and its preferred stock will be available for future issuance without any further vote or action by Professional shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Professional’s common stock and its preferred stock could render more difficult or discourage an attempt to obtain control over Professional by means of a proxy contest, changes in our management, tender offer, merger or otherwise.
Shareholders Action; Advance Notification of Shareholder Nominations and Proposals.   Professional’s articles of incorporation and bylaws require that any action required or permitted to be taken by its shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by written consent. Professional’s articles of incorporation and bylaws also require that special meetings of shareholders be called by holders of at least 50% of all votes entitled to be cast on the issue proposed to be considered at the special meeting by signing, dating and delivering to Professional’s secretary one or more written demands for the meeting that describes the purpose for which the meeting is to be held. In addition, Professional’s bylaws allow special meetings of the shareholders to be held when directed by the Chairman of the Board, the President or the Board of Directors. In addition, Professional’s bylaws provide that candidates for director may be nominated by Professional’s Board or by any shareholder of any outstanding class of Professional’s capital stock entitled to vote for the election of directors. Nominations by shareholders shall be in writing to Professional’s secretary and shall be delivered to or mailed and received at Professional’s principal executive offices not less than 120 days and not more than 180 days prior to the date of the notice of annual meeting provided with respect to the previous year’s annual meeting. Professional may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of Professional. The Chairman of the meeting shall, if the facts warrant, determine and declare in the meeting that a nomination was not made in accordance with the requirements of the articles of incorporation and bylaws, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. These provisions may have the effect of deterring unsolicited offers to acquire Professional or delaying changes in Professional’s management, which could depress the market price of the Class A common stock.
Amendment of Certain Provisions in Professional’s Organizational Documents.   The amendment of provisions contained within Professional’s articles of incorporation that are (i) inconsistent with the bylaws or (i) contained in (a) Article IV(B) related to the designation of rights and authorized number of preferred stock, (b) Article V regarding action by shareholders without a meeting, (c) Article VI related to special meetings of shareholders, (d) Article VIII(B) regarding board vacancies, (e) Article VIII(C) related to the removal of directors, (f) Article IX regarding the power of amending the bylaws resting with the Professional Board, and (g) Article X regarding amending the articles of incorporation, would require approval by holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the capital stock then entitled to vote. Professional’s Board may generally amend the bylaws, from time to time, by majority approval except as otherwise required under the FBCA. These provisions may have the effect of deterring unsolicited offers to acquire Professional or delaying changes in Professional’s governance, which could depress the market price of the Class A common stock.
No Cumulative Voting.   The FBCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation provide otherwise. Professional’s articles of incorporation expressly prohibit cumulative voting.
Exclusive Forum for Certain Shareholder Actions.   As described below under the heading “Exclusive Forum for Certain Shareholder Proceedings,” Professional’s articles of incorporation were amended to include an exclusive forum provision. This provision provides that the state and federal courts in or for Miami-Dade County, Florida or Palm Beach County, Florida, will be the exclusive forums for certain actions. Any person purchasing or otherwise acquiring any interest in Professional’s shares will be deemed to have notice of and have consented to the forum selection clause contained in the articles of incorporation. This amendment is intended to reduce the risks and costs associated with multijurisdictional litigation and “forum shopping” by plaintiffs by limiting potential plaintiffs’ ability to initiate proceedings of the type described above in courts outside of Miami-Dade and Palm Beach County. However, this provision may limit the ability of a shareholder to bring lawsuits in the shareholder’s preferred venue or make it more difficult or expensive to litigate the foregoing matters. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, Professional may incur additional costs associated with resolving such action in jurisdictions outside of Florida, which could have a material adverse effect on Professional’s business, financial condition, results of operations and growth prospects. The Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce duties or liabilities created by the Exchange Act. Federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability arising under the Securities Act. We note that there is uncertainty as to whether a court would enforce the exclusive forum provision with regard to any claim over which federal courts may have exclusive jurisdiction because investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Therefore, it is uncertain whether the exclusive forum provision would apply to claims under the Securities Act or Exchange Act. Although Professional believes this provision benefits Professional, it may have the effect of discouraging lawsuits against Professional’s directors and officers..
Florida Law and Federal Banking Laws.   The FBCA contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series, with holders of the outstanding shares of a class or series being entitled to vote as a separate class if the proposed control-share acquisition would, if fully carried out, result in certain changes specified under the statute and each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding shares held or controlled by the acquiring person.
The FBCA also provides that an “affiliated transaction” between a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the board of directors and by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The FBCA defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation subject to certain exceptions. However, during the 2019 legislative session, the Florida legislature passed a bill amending the FBCA, including the provisions thereof related to affiliated transactions. The amendments to the FBCA, which will take effect on January 1, 2020, revise the definition of an “interested shareholder” to mean any person who is the beneficial owner of 15% or more of the outstanding voting shares of the corporation, subject to certain exceptions.
Furthermore, the BHC Act and the CBCA banking laws impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of bank holding companies. These laws could delay or prevent an acquisition.
Limitation of Liability and Indemnification
In addition to requirements under the FBCA, Professional’s bylaws also provide that Professional shall indemnify its directors, officers, and employees, and may indemnify agents, from any expenses, liabilities or other matters and are similar to the current provisions of the FBCA with respect to indemnification. Professional’s bylaws provide that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and such person failed to comply with the required standards of conduct. The limitation of liability and indemnification provisions in Professional’s bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against directors and officers.
Additionally, Professional has entered into indemnification agreements with each of its directors that contractually obligate Professional to indemnify its directors to the fullest extent permitted under applicable law. These agreements generally require both Professional and Professional Bank to indemnify each director if the director is, or is threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of Professional or Professional Bank to procure a judgment in the favor of Professional or Professional Bank or a proceeding by a federal banking agency if the director acted in good faith and in a manner the director reasonably believed to be in, or not opposed to, the best interests of Professional or Professional Bank, as applicable, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that the director’s conduct was unlawful. Each director is further required to be indemnified for all expenses reasonably incurred by the director or on behalf of the director if the director is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of Professional or Professional Bank to procure a judgment in favor of Professional or Professional Bank, provided that the director acted in good faith and in a manner such director reasonably believed to be in, or not opposed to, the best interests of Professional or Professional Bank. Notwithstanding the foregoing, no indemnification is available to a director in respect of any claim, issue or matter as to which the director is finally adjudged by a court to be liable to Professional, Professional Bank or both, as the case may be, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnification for such expenses. The indemnification agreements also generally provide for indemnification of expenses in connection with certain specific scenarios, including proceedings by federal banking regulators, subject to certain customary exclusions. The indemnification agreements also obligate Professional and Professional Bank to advance expenses to a director, subject to the director’s obligation to repay the advance if and to the extent it is determined that the director is not entitled to be indemnified by Professional or Professional Bank. A shareholder’s investment may be harmed to the extent Professional pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Professional has also agreed to indemnify former officers, directors, and employees of Marquis and its subsidiaries against all costs and expenses (including attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim arising out of actions or omissions of such persons in the course of performing their duties for Marquis occurring at or before the effective time of the merger, to the greatest extent as such persons are indemnified or have the right to the advancement of expenses pursuant to (i) Marquis’s articles of incorporation and bylaws or the comparable organization documents of Marquis Bank, each as in effect on the date of the merger agreement, and (ii) the FBCA.
To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.
Exclusive Forum for Certain Shareholder Proceedings
On April 19, 2019, Professional’s articles of incorporation were amended to include an exclusive forum provision. This provision provides that the state and federal courts in or for Miami-Dade County, Florida or Palm Beach County, Florida, will be the exclusive forums for (i) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of Professional to Professional or Professional’s shareholders; (ii) any derivative action or proceeding brought on behalf of Professional; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the FBCA, or the Professional articles of incorporation or bylaws; or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine (not included in clauses (i) through (iii)); provided that if such state and federal courts lack personal or subject matter jurisdiction over an action, the sole and exclusive forum for such proceeding will be in another court located in Florida. Any person purchasing or otherwise acquiring any interest in Professional’s shares will be deemed to have notice of and have consented to the forum selection clause contained in the articles of incorporation.
This amendment was intended to reduce the risks and costs associated with multijurisdictional litigation and “forum shopping” by plaintiffs by limiting potential plaintiffs’ ability to initiate proceedings of the type described above in courts outside of Miami-Dade and Palm Beach Counties. However, this provision may limit the ability of a shareholder to bring lawsuits in the shareholder’s preferred venue or make it more difficult or expensive to litigate the foregoing matters. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, Professional may incur additional costs associated with resolving such action in jurisdictions outside of Florida, which could have a material adverse effect on Professional’s business, financial condition, results of operations and growth prospects. The Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce duties or liabilities created by the Exchange Act. Federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability arising under the Securities Act. We note that there is uncertainty as to whether a court would enforce the exclusive forum provision with regard to any claim over which federal courts may have exclusive federal jurisdiction because investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Therefore, it is uncertain whether the exclusive forum provision would apply to claims under the Securities Act or Exchange Act. Although Professional believes this provision benefits Professional, it may have the effect of discouraging lawsuits against Professional’s directors and officers.
Listing
Professional has applied to list its Class A common stock on the Nasdaq Global Market under the symbol “PFHD.” Professional has agreed to cause the shares of Professional Class A common stock to be issued to the holders of Marquis common stock in the merger to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.
Transfer agent and registrar
Computershare N.A. serves as Professional’s transfer agent and registrar for its Class A common stock.

SUPERVISION AND REGULATION
Unless the context requires otherwise, references in this “Supervision and Regulation” section of this joint proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Professional and its wholly owned subsidiaries on a consolidated basis, and references to the “Bank” refer to Professional Bank.
We must comply with state and federal banking laws and regulations that control virtually all aspects of our operations. These laws and regulations generally aim to protect our depositors, not necessarily our shareholders or our creditors. Any changes in applicable laws or regulations may materially affect our business and prospects. Proposed legislative or regulatory changes may also affect our operations. The following description summarizes some of the laws and regulations to which we are subject. References to applicable statutes and regulations are brief summaries, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.
Professional Holding Corp.
We are registered with the Board of Governors of the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, or BHC Act. As a result, we are subject to supervisory regulation and examination by the Federal Reserve. The Gramm-Leach-Bliley Act, the BHC Act, and other federal laws subject financial holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.
Permitted Activities
The Gramm-Leach-Bliley Act modernized the U.S. banking system by: (i) allowing bank holding companies that qualify as “financial holding companies,” such as Professional Holding Corp., to engage in a broad range of financial and related activities; (ii) allowing insurers and other financial service companies to acquire banks; (iii) removing restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and (iv) establishing the overall regulatory scheme applicable to bank holding companies that also engage in insurance and securities operations. The general effect of the law was to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers. Activities that are financial in nature are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.
In contrast to financial holding companies, bank holding companies are limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition, and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.
Changes in Control
Subject to certain exceptions, the BHC Act and the CBCA, together with the applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any acquisition of  “control” of a bank or bank holding company. Under the BHC Act, a company (a broadly defined term that includes partnerships among other things) that acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution is deemed to control the institution and to be a bank holding company. A company that acquires less than 5% of any class of voting security (and that does not exhibit the other control factors) is presumed not to have control. For ownership levels between the 5% and 25% thresholds, the Federal Reserve has developed an extensive body of law on the circumstances in which control may or may not exist. The current guidance includes a 2008 policy statement on minority equity investments in banks and bank holding companies that generally permits investors to (i) acquire up to 33% of the total equity of a target bank or bank holding company, subject to certain conditions, including (but not limited to) that the investing firm does not acquire 15% or more of any class of voting securities, and (ii) designate at least one director, without triggering the various regulatory requirements associated with control. In April 2019, the Federal Reserve proposed several changes to its control rules under the BHC Act; when or if this proposal will be finalized is unknown.
Under the CBCA, if an individual or a company that acquires 10% or more of any class of voting securities of an insured depository institution or its holding company and either that institution or company has registered securities under Section 12 of the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the acquisition, then that investor is presumed to have control and may be required to file a change in bank control notice with the institution’s or the holding company’s primary federal regulator. Our Class A Common Stock is registered under Section 12 of the Exchange Act.
As a financial holding company, we are required to obtain prior approval from the Federal Reserve before (i) acquiring all or substantially all of the assets of a bank or bank holding company, (ii) acquiring direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless we own a majority of such bank’s voting shares), or (iii) acquiring, merging or consolidating with any other bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the companies records of addressing the credit needs of the communities they serve, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.
Under Florida law, a person or entity proposing to directly or indirectly acquire control of a Florida bank must also obtain permission from the Florida Office of Financial Regulation. Florida statutes define “control” as either (i) indirectly or directly owning, controlling or having power to vote 25% or more of the voting securities of a bank; (ii) controlling the election of a majority of directors of a bank; (iii) owning, controlling, or having power to vote 10% or more of the voting securities as well as directly or indirectly exercising a controlling influence over management or policies of a bank; or (iv) as determined by the Florida Office of Financial Regulation. These requirements affect us because the Bank is chartered under Florida law and changes in control of the Company are indirect changes in control of the Bank.
Tying
Financial holding companies and their affiliates are prohibited from tying the provision of certain services, such as extending credit, to other services or products offered by the holding company or its affiliates, such as deposit products.
Capital; Dividends; Source of Strength
The Federal Reserve imposes certain capital requirements on financial holding companies under the BHC Act, including a minimum leverage ratio and a minimum ratio of  “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.” Subject to its capital requirements and certain other restrictions, we are generally able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to us. We are also able to raise capital for contributions to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.
It is the Federal Reserve’s policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policies and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. The Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.
Bank holding companies are expected to consult with the Federal Reserve before redeeming any equity or other capital instrument included in tier 1 or tier 2 capital prior to stated maturity, if such redemption could have a material effect on the level or composition of the organization’s capital base. In addition, a bank holding company may not repurchase shares equal to 10% or more of its net worth if it would not be well-capitalized (as defined by the Federal Reserve) after giving effect to such repurchase. Bank holding companies experiencing financial weaknesses, or that are at significant risk of developing financial weaknesses, must consult with the Federal Reserve before redeeming or repurchasing common stock or other regulatory capital instruments.
In accordance with Federal Reserve policy, which has been codified by the Dodd-Frank Act, we are expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which we might not otherwise do so. In furtherance of this policy, the Federal Reserve may require a financial holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the financial holding company. Further, federal bank regulatory authorities have additional discretion to require a financial holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.
Safe and Sound Banking Practices
Bank holding companies and their non-banking subsidiaries are prohibited from engaging in activities that represent unsafe and unsound banking practices or that constitute a violation of law or regulations. Under certain conditions the Federal Reserve may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice. The Federal Reserve also has the authority to regulate the debt of bank holding companies, including the authority to impose interest rate ceilings and reserve requirements on such debt. Under certain circumstances the Federal Reserve may require a bank holding company to file written notice and obtain its approval prior to purchasing or redeeming its equity securities, unless certain conditions are met.
Professional Bank
Professional Bank is a state-chartered commercial banking institution that is chartered by and headquartered in the State of Florida, and is subject to supervision and regulation by the Florida Office of Financial Regulation. The Florida Office of Financial Regulation supervises and regulates all areas of our operations including, without limitation, the making of loans, the issuance of securities, the conduct of our corporate affairs, and the satisfaction of capital adequacy requirements, the payment of dividends, and the establishment or closing of banking centers. We are also a member bank of the Federal Reserve System, which makes our operations subject to broad federal regulation and oversight by the Federal Reserve. In addition, our deposit accounts are insured by the FDIC up to the maximum extent permitted by law, and the FDIC has certain supervisory and enforcement powers over us.
As a state-chartered bank in the State of Florida, we are empowered by statute, subject to the limitations contained in those statutes, to take and pay interest on, savings and time deposits, to accept demand deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of banks and corporations and to provide various other banking services for the benefit of our clients. Various consumer laws and regulations also affect our operations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit opportunity laws, and fair credit reporting. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, prohibits insured state chartered institutions from conducting activities as principal that are not permitted for national banks. A bank, however, may engage in an otherwise prohibited activity if it meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the Deposit Insurance Fund.
Economic Growth Act
The Economic Growth Act, which was signed into law in May 2018, provides certain limited amendments to the Dodd-Frank Act, as well as certain targeted modifications to prior financial services reform regulatory requirements. As a result of the Economic Growth Act, we expect to experience the rollback of some of the more burdensome requirements resulting from the Dodd-Frank Act. Provisions in the Economic Growth Act generally address access to mortgage credit; consumer access to credit; protections for veterans, consumers, and homeowners; and protections for student borrowers. One of the Economic Growth Act’s highlights with potential implications for us is its increase in the asset threshold under the Federal Reserve’s Small Bank Holding Company Policy Statement from $1.0 billion to $3.0 billion. Another potentially significant provision is the Economic Growth Act’s requirement that the federal bank regulatory agencies adopt a threshold for a community bank leverage ratio, or CBLR, of not less than 8.0% and not more than 10.0% for banking organizations with $10.0 billion or less in total consolidated assets and that meet certain other conditions. A qualifying organization that satisfies the CBLR is deemed to satisfy the capital rules and to be well-capitalized for the purpose of the prompt corrective action regulations, subject to certain exceptions. The agencies have proposed a CBLR of 9.0%, but we do not know if or when the agencies will finalize the proposal. A number of the other specific provisions of this legislation are discussed in other parts of this “Supervision and Regulation” section.
At this time, it is difficult to anticipate the continued impact this expansive legislation will have on our business, our clients, and the financial industry generally. Changes resulting from further implementation of, changes to or repeal of the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements, or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with any new requirements may negatively impact our results of operations and financial condition.
Safety and Soundness Standards / Risk Management
The federal banking agencies have adopted guidelines establishing operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.
In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the financial institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If a financial institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator’s order is cured, the regulator may restrict the financial institution’s rate of growth, require the financial institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal bank regulatory agencies, including cease and desist orders and civil money penalty assessments.
During the past decade, the bank regulatory agencies have increasingly emphasized the importance of sound risk management processes and strong internal controls when evaluating the activities of the financial institutions they supervise. Properly managing risks has been identified as critical to the conduct of safe and sound banking activities and has become even more important as new technologies, product innovation and the size and speed of financial transactions have changed the nature of banking markets. The agencies have identified a spectrum of risks facing a banking institution including, but not limited to, credit, market, liquidity, operational, legal and reputational risk. In particular, recent regulatory pronouncements have focused on operational risk, which arises from the potential that inadequate information systems, operational problems, breaches in internal controls, fraud or unforeseen catastrophes will result in unexpected losses. New products and services, third party risk management and cybersecurity are critical sources of operational risk that financial institutions are expected to address in the current environment. The Bank is expected to have active board and senior management oversight; adequate policies, procedures and limits; adequate risk measurement, monitoring and management information systems; and comprehensive internal controls.
Reserves
The Federal Reserve requires all depository institutions to maintain reserves against transaction accounts (noninterest-bearing and NOW checking accounts). The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. An institution may borrow from the Federal Reserve Bank “discount window” as a secondary source of funds, provided that the institution meets the Federal Reserve Bank’s credit standards.
Dividends
The Bank is subject to legal limitations on the frequency and amount of dividends that can be paid to the Company. The Federal Reserve may restrict the ability of the Bank to pay dividends if such payments would constitute an unsafe or unsound banking practice. Additionally, financial institutions are required to maintain a capital conservation buffer of at least 2.5% of risk-weighted assets in order to avoid restrictions on capital distributions and other payments. If a financial institution’s capital conservation buffer falls below the minimum requirement, its maximum payout amount for capital distributions and discretionary payments declines to a set percentage of eligible retained income based on the size of the buffer. See “Capital Regulations,” below for additional details on this new capital requirement.
In addition, Florida law and Federal regulation place restrictions on the declaration of dividends from state chartered banks to their holding companies. Pursuant to the Florida Financial Institutions Code, the board of directors of a state-chartered bank, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, may quarterly, semi-annually or annually declare a dividend of up to the aggregate net profits of that period combined with the bank’s retained net profits for the preceding two years and, with the approval of the Florida Office of Financial Regulation and Federal Reserve, declare a dividend from retained net profits which accrued prior to the preceding two years. Before declaring such dividends, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of the bank until this fund becomes equal to the amount of the bank’s common stock then issued and outstanding. A state-chartered bank may not declare any dividend if  (i) its net income (loss) from the current year combined with the retained net income (loss) for the preceding two years aggregates a loss or (ii) the payment of such dividend would cause the capital account of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Office of Financial Regulation or a federal regulatory agency. Under Federal Reserve regulations, a state member bank may, without the prior approval of the Federal Reserve, pay a dividend in an amount that, when taken together with all dividends declared during the calendar year, does not exceed the sum of the bank’s net income during the current calendar year and the retained net income of the prior two calendar years. The Federal Reserve may approve greater amounts.
Insurance of Accounts and Other Assessments
Our deposit accounts are currently insured by the Deposit Insurance Fund generally up to a maximum of  $250,000 per separately insured depositor. We pay deposit insurance assessments to the Deposit Insurance Fund, which are determined through a risk-based assessment system.

Under the current system, deposit insurance assessments are based on a bank’s assessment base, which is defined as average total assets minus average tangible equity. For established small institutions, such as the Bank, the FDIC sets deposit assessment rates based on the Financial Ratios Method, which takes into account several ratios that reflect leverage, asset quality, and earnings at each individual institution and then applies a pricing multiplier that is the same for all institutions. An institution’s rate must be within a certain minimum and a certain maximum, and the range varies based on the institution’s composite CAMELS rating. The deposit insurance assessment is calculated by multiplying the bank’s assessment base by the total base assessment rate.
All FDIC-insured institutions have been required to pay assessments to the FDIC at a current annual rate of approximately five tenths of a basis point of its assessment base to fund interest payments on bonds issued by the Financing Corporation, or FICO, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. The last of the FICO bonds matured in 2019. The FDIC made its final collection of the assessment for these bonds in March 2019. FDIC-insured institutions accordingly are no longer required to pay the FICO bond assessment.
Under the FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.
Transactions With Affiliates and Insiders
Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of the Bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an affiliate generally must be collateralized and certain transactions between the Bank and its affiliates, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable nonaffiliated transactions. In addition, the Bank generally may not purchase securities issued or underwritten by affiliates.
Loans to executive officers and directors of an insured depository institution or any of its affiliates or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank, which we refer to as 10% Shareholders, or to any political or campaign committee the funds or services of which will benefit those executive officers, directors, or 10% Shareholders or which is controlled by those executive officers, directors or 10% Shareholders, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and the corresponding regulations (Regulation O) and Section 13(k) of the Exchange Act relating to the prohibition on personal loans to executives (which exempts financial institutions in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act). Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire board. Section 22(h) of the Federal Reserve Act prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed our unimpaired capital and unimpaired surplus. Section 22(g) identifies limited circumstances in which we are permitted to extend credit to executive officers of the Bank.
Community Reinvestment Act
The Community Reinvestment Act and its corresponding regulations are intended to encourage banks to help meet the credit needs of the communities they serve, including low and moderate income neighborhoods, consistent with safe and sound banking practices. These regulations provide for regulatory assessment of a bank’s record in meeting the credit needs of its market area. Federal banking agencies are required to publicly disclose each bank’s rating under the Community Reinvestment Act. The Federal Reserve considers a bank’s Community Reinvestment Act rating when the bank submits an application to establish bank branches, merge with another bank, or acquire the assets and assume the liabilities of another bank. In the case of a financial holding company, the Community Reinvestment Act performance record of all banks involved in a merger or acquisition are reviewed in connection with the application to acquire ownership or control of shares or assets of a bank or to merge with another bank or bank holding company. An unsatisfactory record can substantially delay or block the transaction. We received a satisfactory rating on our most recent Community Reinvestment Act assessment.
Capital Regulations
The federal banking regulators have adopted risk-based, capital adequacy guidelines for financial holding companies and their subsidiary banks based on the Basel III standards. Under these guidelines, assets and off-balance sheet items are assigned to specific risk categories each with designated risk weightings. The new risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets, and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. Final rules implementing the capital adequacy guidelines became effective, with various phase-in periods, on January 1, 2015 for community banks. All of the rules were fully phased in as of January 1, 2019. These final rules represent a significant change to the prior general risk-based capital rules and are designed to substantially conform to the Basel III international standards.
In computing total risk-weighted assets, bank and bank holding company assets are given risk-weights of 0%, 20%, 50%, 100% and 150%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. Most loans will be assigned to the 100% risk category, except for performing first mortgage loans fully secured by 1-to-4 family and certain multi-family residential property, which carry a 50% risk rating. Most investment securities (including, primarily, general obligation claims on states or other political subdivisions of the United States) will be assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In covering off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. Transaction-related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% conversion factor. Short-term commercial letters of credit are converted at 20% and certain short-term unconditionally cancelable commitments have a 0% factor.
Under the final rules, minimum requirements increased for both the quality and quantity of capital held by banking organizations. In this respect, the final rules implement strict eligibility criteria for regulatory capital instruments and improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. Consistent with the international Basel III framework, the rules include a new minimum ratio of Common Equity Tier 1 Capital to Risk-Weighted Assets of 4.5%. The rules also create a Common Equity Tier 1 Capital conservation buffer of 2.5% of risk-weighted assets. This buffer is added to each of the three risk-based capital ratios to determine whether an institution has established the buffer. The rules raise the minimum ratio of Tier 1 Capital to Risk-Weighted Assets from 4% to 6% and include a minimum leverage ratio of 4% for all banking organizations. If a financial institution’s capital conservation buffer falls below 2.5% — e.g., if the institution’s Common Equity Tier 1 Capital to Risk-Weighted Assets is less than 7.0% — then capital distributions and discretionary payments will be limited or prohibited based on the size of the institution’s buffer. The types of payments subject to this limitation include dividends, share buybacks, discretionary payments on Tier 1 instruments, and discretionary bonus payments.
The new capital regulations may also impact the treatment of accumulated other comprehensive income, or AOCI, for regulatory capital purposes. Under the new rules, AOCI generally flows through to regulatory capital, however, community banks and their holding companies may make a one-time irrevocable opt-out election to continue to treat AOCI the same as under the old regulations for regulatory capital purposes. This election was required to be made on the first call report or bank holding company annual report (on form FR Y-9C) filed after January 1, 2015. We made the opt-out election. Additionally, the new rules also permit community banks with less than $15 billion in total assets to continue to count certain non-qualifying capital instruments issued prior to May 19, 2010 as Tier 1 capital, including trust preferred securities and cumulative perpetual preferred stock (subject to a limit of 25% of Tier 1 capital). However, non-qualifying capital instruments issued on or after May 19, 2010 do not qualify for Tier 1 capital treatment.
Additionally, effective August 30, 2018, under the Federal Reserve Board’s Small Bank Holding Company and Savings and Loan Holding Company Policy Act, bank holding companies with less than $3 billion in total consolidated assets are considered small bank holding companies. The small bank holding company policy statement eases the transfer of ownership of small community banks by allowing their holding companies to operate with higher levels of debt than would normally be permitted and excludes them from consolidated capital requirements. As such, we are excluded from consolidated capital requirements until such time that our total consolidated assets exceed $3 billion or the Federal Reserve Board decides that we are no longer to be considered a small bank holding company. However, if we were to be subject to the consolidated capital requirements, we would be in compliance.
On November 21, 2018, federal regulators released a proposed rulemaking that would, if enacted, provide certain banks and their holding companies with the option to elect out of complying with the Basel III capital rules. Under the proposal, a qualifying community banking organization would be eligible to elect the community bank leverage ratio framework if it has a community bank leverage ratio, or CBLR, greater than 9% at the time of election.
A qualifying community banking organization, or QCBO, is defined as a bank, a savings association, a bank holding company or a savings and loan holding company with:
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total consolidated assets of less than $10 billion;

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total off-balance sheet exposures (excluding derivatives other than credit derivatives and unconditionally cancelable commitments) of 25% or less of total consolidated assets;

•
total trading assets and trading liabilities of 5% or less of total consolidated assets;

•
Mortgage servicing rights assets of 25% or less of CBLR tangible equity; and

•
temporary difference Deferred tax assets of 25% or less of CBLR tangible equity.

A QCBO may elect out of complying with the Basel III capital rules if, at the time of the election, the QCBO has a CBLR above 9%. The numerator of the CBLR is referred to as “CBLR tangible equity” and is calculated as the QCBO’s total capital as reported in compliance with Call Report and FR Y-9C instructions, which are referred to as Reporting Instructions, prior to including non-controlling interests in consolidated subsidiaries, less:
•
AOCI;

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Intangible assets, calculated in accordance with Reporting Instructions, other than mortgage servicing assets; and

•
Deferred tax assets that arise from net operating loss and tax credit carry forwards net of any related valuations allowances.

The denominator of the CBLR is the QCBO’s average assets, calculated in accordance with Reporting Instructions and less intangible assets and deferred tax assets deducted from CBLR tangible equity. We will continue to monitor this rulemaking. If and when the rulemaking goes into effect, we will consider whether it would be possible and advantageous at that time to elect to comply with the community bank leverage ratio framework.
Commercial Real Estate Concentration Guidelines
The federal banking regulators have implemented guidelines to address increased concentrations in commercial real estate loans. These guidelines describe the criteria regulatory agencies will use as indicators to identify institutions potentially exposed to commercial real estate concentration risk. An institution that has (i) experienced rapid growth in commercial real estate lending, (ii) notable exposure to a specific type of commercial real estate, (iii) total reported loans for construction, land development, and other land representing 100% or more of total capital, or (iv) total commercial real estate (including construction) loans representing 300% or more of total capital and the outstanding balance of the institutions commercial real estate portfolio has increased by 50% or more in the prior 36 months, may be identified for further supervisory analysis of a potential concentration risk.
As of September 30, 2019, the Bank’s ratio of construction loans to total capital was 45.1%, its ratio of total commercial real estate loans to total capital was 185.3% and, therefore, the Bank was under the 100% and 300% thresholds, respectively, set forth in clauses (iii) and (iv) above. As of September 30, 2019, Marquis Bank’s ratio of construction loans to total capital was 26.4%, below the 100% threshold in clause (iii) above. Its ratio of total commercial real estate loans to total capital was 336.2%, and this portfolio had increased by approximately 65.3% since September 30, 2016. Marquis Bank thus exceeded the 300% regulatory guideline threshold for commercial real estate, set forth in clause (iv) above. As a result, we are not deemed to have a concentration in commercial real estate lending under applicable regulatory guidelines, but Marquis Bank may be deemed to have such a concentration. However, we expect that the combined institution will fall below the regulatory guideline thresholds and would be deemed not to have a concentration in commercial real estate.
Prompt Corrective Action
Federal law and regulations establish a capital-based regulatory scheme designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well-capitalized” institution under the new rules in effect as of January 1, 2015, a bank must have a leverage ratio of not less than 5%, a Tier 1 Common Equity ratio of not less than 6.5%, a Tier 1 Capital ratio of not less than 8%, and a total risk-based capital ratio of not less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.
Under the regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories.
Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the FDIA which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (iv) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.
As of September 30, 2019, we exceeded the requirements contained in the applicable regulations, policies and directives pertaining to capital adequacy to be classified as “well capitalized” and are unaware of any material violation or alleged violation of these regulations, policies or directives (see table below). Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change our capital position in a relatively short period of time, making additional capital infusions necessary.

	Actual		Minimum for capital adequacy		Minimum to be well capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2019
Total risk-based capital ratio
Bank	$84,082	12.4%	$54,424	8.0%	$68,030	10.0%
Company	85,091	12.5%	54,424	8.0%	N/A	N/A
Tier 1 risk-based capital ratio
Bank	77,026	11.3%	40,818	6.0%	54,424	8.0%
Company	78,036	11.5%	40,818	6.0%	N/A	N/A
Tier1 leverage ratio
Bank	77,026	8.3%	33,713	4.0%	46,240	5.0%
Company	78,036	8.4%	33,713	4.0%	N/A	N/A
Common equity tier 1 capital ratio
Bank	77,026	11.3%	30,614	4.5%	44,220	6.5%
Company	78,036	11.5%	30,614	4.5%	N/A	N/A
Interstate Banking and Branching
The BHC Act, as amended by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, permits adequately capitalized and managed financial and bank holding companies to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks are preempted. States are not permitted to enact laws opting out of this provision; however, states are allowed to adopt a minimum age restriction requiring that target banks located within the state be in existence for a period of time, up to a maximum of five years, before a bank may be subject to the Riegle-Neal Act. Also, the Dodd-Frank Act added deposit caps, which prohibit acquisitions that result in the acquiring company controlling 30% or more of the deposits of insured banks and thrift institutions held in the state in which the target maintains a branch or 10% or more of the deposits nationwide. States have the authority to waive the 30% deposit cap. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state institutions, and the federal deposit caps apply only to initial entry acquisitions.
As a result of the Dodd-Frank Act, national banks and state banks are able to establish branches in any state if that state would permit the establishment of the branch by a state bank chartered in that state. Florida law permits a state bank to establish a branch of the bank anywhere in the state. Accordingly, a bank with its headquarters outside the State of Florida may establish branches anywhere within the state.
Anti-money Laundering
The USA PATRIOT Act provides the federal government with additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, or BSA, the USA PATRIOT Act puts in place measures intended to encourage information sharing among bank regulatory and law enforcement agencies. In addition, certain provisions of the USA PATRIOT Act impose affirmative obligations on a broad range of financial institutions.
The USA PATRIOT Act and the related Federal Reserve regulations require banks to establish anti-money laundering programs that include, at a minimum:
•
internal policies, procedures and controls designed to implement and maintain the savings association’s compliance with all of the requirements of the USA PATRIOT Act, the BSA and related laws and regulations;

•
systems and procedures for monitoring and reporting of suspicious transactions and activities;

•
a designated compliance officer;

•
employee training;

•
an independent audit function to test the anti-money laundering program;

•
procedures to verify the identity of each client upon the opening of accounts; and

•
heightened due diligence policies, procedures and controls applicable to certain foreign accounts and relationships.

Additionally, the USA PATRIOT Act requires each financial institution to develop a customer identification program, or CIP, as part of its anti-money laundering program. The key components of the CIP are identification, verification, government list comparison, notice and record retention. The purpose of the CIP is to enable the financial institution to determine the true identity and anticipated account activity of each customer. To make this determination, among other things, the financial institution must collect certain information from customers at the time they enter into the customer relationship with the financial institution. This information must be verified within a reasonable time. Furthermore, all customers must be screened against any CIP-related government lists of known or suspected terrorists. On May 11, 2018, the U.S. Treasury’s Financial Crimes Enforcement Network issued a final rule under the BSA requiring banks to identify and verify the identity of the natural persons behind their customers that are legal entities — the beneficial owners. We and our affiliates have adopted policies, procedures and controls designed to comply with the BSA and the USA PATRIOT Act.
Moreover, South Florida has been designated as a “High Intensity Financial Crime Area,” or HIFCA, by FinCEN and a “High Intensity Drug Trafficking Area,” or HIDTA, by the Office of National Drug Control Policy. The HIFCA program is intended to concentrate law enforcement efforts to combat money laundering efforts in higher-risk areas. The HIDTA designation makes it possible for local agencies to benefit from ongoing HIDTA-coordinated program initiatives that are working to reduce drug use. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the Treasury Department’s Office of Foreign Assets Control.
Regulatory Enforcement Authority
Federal and state banking laws grant substantial regulatory authority and enforcement powers to federal and state banking regulators. This authority permits bank regulatory agencies to assess civil money penalties, to issue cease and desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for either violations of laws or regulations or for unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.
Federal Home Loan Bank System
The Bank is a member of the Federal Home Loan Bank of Atlanta, which is one of 11 regional Federal Home Loan Banks. Each FHLB serves as a quasi-reserve bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the FHLB system. A FHLB makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Trustees of the FHLB.
As a member of the FHLB of Atlanta, the bank is required to own capital stock in the FHLB in an amount at least equal to 0.09% (or 9 basis points), which is subject to annual adjustments, of the Bank’s total assets at the end of each calendar year (up to a maximum of  $15 million), plus 4.25% of its outstanding advances (borrowings) from the FHLB of Atlanta under the activity-based stock ownership requirement. As of December 31, 2019, the Bank was in compliance with this requirement.

Privacy
Under the Gramm-Leach-Bliley Act, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties.
Overdraft Fee Regulation
The Electronic Fund Transfer Act prohibits financial institutions from charging consumers fees for paying overdrafts on automated teller machines, or ATM, and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those types of transactions. If a consumer does not opt in, any ATM transaction or debit that overdraws the consumer’s account will be denied. Overdrafts on the payment of checks and regular electronic bill payments are not covered by this new rule. Before opting in, the consumer must be provided a notice that explains the financial institution’s overdraft services, including the fees associated with the service, and the consumer’s choices. Financial institutions must provide consumers who do not opt in with the same account terms, conditions and features (including pricing) that they provide to consumers who do opt in.
Consumer Laws and Regulations
The Bank is also subject to other federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Check Clearing for the 21st Century Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair and Accurate Credit Transactions Act, the Mortgage Disclosure Improvement Act, and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with clients when taking deposits or making loans to such clients. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing client relations.
In addition, the Consumer Financial Protection Bureau issues regulations and standards under these federal consumer protection laws that affect our consumer businesses. These include regulations setting “ability to repay” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards, which generally require creditors to make a reasonable, good faith determination of a consumer’s ability to repay any consumer credit transaction secured by a dwelling (excluding an open-end credit plan, timeshare plan, reverse mortgage, or temporary loan) and establishes certain protections from liability under this requirement for loans that meet the requirements of the “qualified mortgage” safe harbor. In addition, on October 3, 2015, the new TILA-RESPA Integrated Disclosure, or TRID, rules for mortgage closings took effect for new loan applications. The new TRID rules were further amended in 2017.
Future Legislative Developments
Various bills are from time to time introduced in Congress and the Florida legislature. This legislation may change banking statutes and the environment in which our banking subsidiary and we operate in substantial and unpredictable ways. We cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon our financial condition or results of operations or that of our banking subsidiary.
Current Expected Credit Loss Accounting Standard
In June 2016, the Financial Accounting Standards Board, or FASB, issued a new current expected credit loss rule, or CECL, which requires banks to record, at the time of origination, credit losses expected throughout the life of the asset portfolio on loans and held-to-maturity securities, as opposed the current practice of recording losses when it is probable that a loss event has occurred. The update also amends the accounting for credit losses on available-for-sale debt securities and financial assets purchased with credit deterioration. The accounting standard change will be effective for us, as a smaller reporting company, on January 1, 2023 after the FASB elected to delay implementation for smaller reporting companies. The change in accounting standards could result in an increase in our reserve for probable loan losses and require us to book loan losses sooner than under the current requirements. We are taking the necessary steps to be in compliance with the CECL accounting standard which we expect will become a critical accounting policy.
Effect of Governmental Monetary Policies
The commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowing, availability of borrowing at the “discount window,” open market operations, changes in the Fed Funds target interest rate, the imposition of changes in reserve requirements against member banks’ deposits and assets of foreign banking centers and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, which may affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The Federal Reserve’s policies are primarily influenced by the dual mandate of price stability and full employment, and to a lesser degree by short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. Government. Future changes in monetary policy and the effect of such changes on our business and earnings in the future cannot be predicted.
London Inter-Bank Offered Rate (LIBOR)
We have contracts, including loan agreements, which are currently indexed to LIBOR. The use of LIBOR as a reference rate in the banking industry is beginning to decline. In 2014, a committee of private-market derivative participants and their regulators, the Alternative Reference Rate Committee, or ARRC, was convened by the Federal Reserve to identify an alternative reference interest rate to replace LIBOR. In June 2017, the ARRC announced the Secured Overnight Funding Rate, or SOFR, a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities, as its preferred alternative to LIBOR. In July 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced its intention to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. In April 2018, the Federal Reserve Bank of New York began to publish SOFR rates on a daily basis. The International Swaps and Derivatives Association, Inc. provided guidance on fallback contract language related to derivative transactions in late 2019. We are currently evaluating risks and potential process changes arising from these developments.
Income Taxes
We are subject to income taxes at the federal level and subject to state taxation based on the laws of each state in which we operate. We file a consolidated federal tax return with a fiscal year ending on December 31. On December 22, 2017, the United States enacted tax reform legislation known as the H.R.1, commonly referred to as the “Tax Cuts and Jobs Act,” resulting in significant modifications to existing law. We completed the accounting for the effects of the new law during this period. Our financial statements for the year ended December 31, 2017, reflected certain effects of the new law, which included a reduction in the corporate tax rate from 35% to 21%, as well as other changes.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Professional and Marquis are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of Marquis who receive shares of Professional Class A common stock in the merger will be determined by reference to Professional’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Marquis shareholders and Professional shareholders. Professional and Marquis believe that this summary describes the material differences between the rights of holders of Professional Class A common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Marquis common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. This discussion is qualified in its entirety by reference to the FBCA and to the articles of incorporation and bylaws of Professional and Marquis, each as may be amended from time to time.
	MARQUIS	PROFESSIONAL
Capital Stock	Holders of Marquis capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Marquis’s articles of incorporation and bylaws.	Holders of Professional capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Professional’s articles of incorporation and bylaws.
Authorized	Marquis’s authorized capital stock consists of (i) 5,000,000 shares of common stock, par value $5.00 per share and (ii) 500,000 shares of preferred stock.	Professional’s authorized capital stock consists of (i) 50,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 10,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share.
Outstanding	As of the record date, there were [ ] shares of Marquis common stock outstanding and no shares of Marquis preferred stock outstanding.	As of the record date, there were [ ] shares of Professional Class A common stock outstanding, [ ] shares of Professional Class B common stock outstanding and no shares of Professional preferred stock outstanding.
Voting Rights	Holders of Marquis common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of Professional Class A common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of Professional Class B common stock are not entitled to vote on any matters submitted to a vote of shareholders, except as otherwise required by law.
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Number of Directors	Marquis’s bylaws provide that the number of directors serving on the Marquis board may not be less than five nor more than 25 and shall be fixed from time to time by the majority of the full Marquis board.	Professional’s bylaws provide that the number of directors serving on the Professional board of directors shall be such number as determined from time to time by the board of directors, but not less than one director.

	MARQUIS	PROFESSIONAL

The Marquis board is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next annual shareholder meeting, at which meeting the new director positions are filled by a shareholder vote.
Marquis directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.
Professional’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected each year. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.
Election of Directors	Under the FBCA and Marquis’s bylaws, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Marquis’s articles of incorporation do not otherwise provide for the vote required to elect directors.	Professional directors are similarly elected in accordance with the FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.
Removal of Directors	Marquis’s bylaws provide that Marquis directors may be removed with or without cause by a majority of the shares entitled to vote or for cause by a majority vote of disinterested directors. The term “cause” means (i) an act of willful misconduct, self dealing, malfeasance, gross negligence, personal dishonesty, breach of fiduciary duty including personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); (ii) conduct which could negatively reflect on Marquis in its market area or in the banking or regulatory communities; (iii) act or failure to act which is inconsistent with an oral or written commitment made to the board and which jeopardizes Marquis’s financial condition, business opportunities or reputation in its market area or in the banking and regulatory communities; or (iv) failure to telephonically or personally attend any three consecutive Board meetings, failure to telephonically or personally attend any two consecutive meetings of any	Professional’s articles of incorporation and bylaws provide that directors may only be removed for cause by the affirmative vote of 66 2∕3% of the shares of Professional entitled to vote. The term “cause” means a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, or such director having been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to Professional in a matter of substantial importance to Professional and such adjudication is no longer subject to direct appeal.

	MARQUIS	PROFESSIONAL
board committee on which that director serves, or failure to personally attend two-thirds of the board meetings in a calendar year.
Vacancies on the Board of Directors	Marquis’s bylaws provide that vacancies in the Marquis board of directors may be filled by the affirmative vote of the majority of the remaining directors.	Professional’s bylaws provide that vacancies in the Professional board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Professional board of directors, or by the shareholders.
Shareholder Action by Written Consent	Marquis’s bylaws provide that any action required or permitted to be taken by the shareholders of Marquis may be taken without a meeting if consent in writing, setting forth the action to be taken, and signed by such shareholders pursuant to the FBCA.	Professional’s articles of incorporation and bylaws prohibit shareholder action by written consent.
Advance Notice Requirements for Shareholder Nominations and Other Proposals	Marquis’s bylaws provide that any new business to be taken up at the annual shall be stated in writing and filed with Marquis at least 30 days before the date of the annual meeting.
Professional’s bylaws provide that a shareholder who desires to nominate a person for election to the Professional board of directors at a meeting of shareholders must give written notice of the proposed nomination to the Secretary of Professional at the principal executive office of Professional not less than 120 nor more than 180 calendar days prior to the date of Professional’s notice of annual meeting provided with respect to the previous year’s annual meeting. However, if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s statement, such notice by the shareholder to be timely must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.
For a shareholder proposal (other than a director nomination) to be timely, a shareholder’s notice must be received by the Secretary of Professional as of the date set forth in Professional’s proxy statement relating to the annual meeting for the preceding year. However, if no such date is stated, then such date shall be 120 calendar days in advance of the date (with respect to the forthcoming annual

	MARQUIS	PROFESSIONAL
meeting) that Professional’s proxy statement was released to its shareholders in connection with the previous year’s annual meeting of security holders; and provided further that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, a proposal shall be received by Professional no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.
Notice of Shareholder Meetings	Marquis’s bylaws provide that notice of each shareholder meeting must be mailed to each shareholder entitled to vote not less than 10, nor more than 60, days before the date of the meeting.	Professional’s bylaws have similar notice provisions.
Amendments to Articles of Incorporation
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.
Section 607.1002 of the FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).
Professional’s articles of incorporation provide that any amendments to the articles of incorporation that are (i) inconsistent with the bylaws or (i) contained in (a) Article IV(B) related to the designation of rights and authorized number of preferred stock, (b) Article V regarding action by shareholders without a meeting, (c) Article VI related to special meetings of shareholders, (d) Article VIII(B) regarding board vacancies, (e) Article VIII(C) related to the removal of directors, (f) Article IX regarding the power of amending the bylaws resting with the Professional Board, and (g) Article X regarding amending the articles of incorporation, would require approval by holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the capital stock then entitled to vote.

	MARQUIS	PROFESSIONAL
Amendments to Bylaws	Marquis’s bylaws may be altered, amended or repealed in a manner consistent with the FBCA at any time by a majority of the full board of directors. Under the FBCA, Marquis’s shareholders have the power to adopt, amend or repeal the bylaws.	Professional’s bylaws may similarly be amended by the board of directors or the shareholders.
Special Meeting of Shareholders	Marquis’s bylaws provide that special meetings of the shareholders may be called by a majority of the authorized directors, the Chairman, the Chief Executive Officer or the President of Marquis or when requested in writing by the holders of at least 10% of the outstanding shares of Marquis.	Professional’s bylaws provide that special meetings of the shareholders shall be held when directed by the Chairman of the Board, the President or the board of directors, or when requested in writing by holders of not less than 50% of all the votes entitled to be cast on any issue proposed to be considered at the meeting.
Quorum	Marquis’s bylaws provide that a majority of the outstanding shares of Marquis entitled to vote constitutes a quorum at any shareholder meeting.	Professional’s bylaws have a similar provision.
Proxy	Under Marquis’s bylaws, a proxy is valid for no more than one year unless a longer period is expressly provided in the appointment form.	Under Professional’s bylaws, a proxy is valid for no more than 11 months unless a longer period is expressly provided in the appointment form.
Preemptive Rights	Marquis’s shareholders do not have preemptive rights.	Professional’s shareholders do not have preemptive rights.
Shareholder Rights Plan	Marquis does not currently have a shareholder rights plan in effect.	Professional does not currently have a shareholder rights plan in effect.
Indemnification of Directors and Officers	Marquis’s articles of incorporation and bylaws provide for indemnification coverage for its present and former directors, officers, employees and agents to the fullest extent permitted under law. Marquis’s bylaws also provide that Marquis shall advance expenses in connection with proceedings for which indemnification may be sought, provided that such director or officer undertakes to repay all amounts so advanced in the event that it is ultimately determined that such person is not entitled to be indemnified by Marquis.	Professional’s articles of incorporation and bylaws have similar provisions.
Certain Business Combination Restrictions	Control Share Acquisitions. Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) of an “issuing public corporation” acquired in a control-share acquisition have the	Professional has not opted out of these provisions.

MARQUIS	PROFESSIONAL
same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions.

Affiliated Transactions. FBCA Section 607.0901 provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested shareholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder. However, during the 2019 legislative session, the Florida legislature passed a bill amending the FBCA, including the provisions thereof related to affiliated transactions. The amendments to the FBCA, which became effective on January 1, 2020, revise the definition of an “interested shareholder” to mean any person who is the beneficial owner of 15% or more of the outstanding voting shares of the corporation and also explicitly require the approval of the board of directors of an affiliated transaction.
Marquis has not opted out of these provisions.

LEGAL MATTERS
The validity of the shares of Professional Class A common stock to be issued in connection with the merger will be passed upon for Professional by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax matters relating to the merger will also be passed upon for Professional by Wachtell, Lipton, Rosen & Katz and for Marquis by Crowe LLP.
EXPERTS
The consolidated financial statements of Professional Holding Corp. and its subsidiary as of and for the years ended December 31, 2018 and 2017, have been included herein in reliance upon the report of Crowe LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as an expert in accounting and auditing.
The consolidated financial statements of Marquis Bancorp, Inc. and its subsidiary as of and for the years ended December 31, 2018 and 2017, have been included herein in reliance upon the report of Crowe LLP, an independent auditor, appearing elsewhere herein, and upon the authority of such firm as an expert in accounting and auditing.

SHAREHOLDER PROPOSALS
To be eligible under Rule 14a-8 under the Exchange Act and under Professional’s bylaws for inclusion in Professional’s proxy statement, proxy card, and presentation at Professional’s 2020 annual meeting of shareholders, a proper shareholder proposal must have been received by Professional at its principal office at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134 no later than [           ]. The notice must be in the manner and form required by Professional’s bylaws and Rule 14a-8 under the Exchange Act.

FINANCIAL STATEMENTS OF PROFESSIONAL HOLDING CORP.

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands, except share data)
	September 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$18,870	$10,451
Interest-bearing deposits	85,227	54,391
Federal funds sold	26,398	22,041
Cash and cash equivalents	130,495	86,883
Securities available for sale, at fair value	28,236	19,585
Securities held to maturity (fair value Sept 30, 2019 – $236; fair value Dec 31, 2018 – $265)	224	259
Equity securities	975	942
Loans, net of allowance of $6,449 and $5,685 as of September 30, 2019 and December 31, 2018, respectively	764,663	601,480
Federal Home Loan Bank stock, at cost	2,782	2,192
Federal Reserve Bank stock, at cost	2,001	1,472
Accrued interest receivable	2,451	1,979
Premises and equipment, net	3,999	3,349
Company owned life insurance	16,728	8,449
Deferred tax asset	1,627	1,750
Other assets	9,012	1,283
	$963,193	$729,625
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$187,927	$130,245
Money market, NOW accounts, and savings accounts	523,155	379,479
Time deposits	111,983	93,578
Total deposits	823,065	603,302
Federal Home Loan Bank advances	50,000	40,000
Official checks	2,178	1,958
Income taxes payable	144	37
Accrued interest and other liabilities	9,834	4,647
Total liabilities	885,221	649,944
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; 50,000,000 shares authorized, 4,988,302 and 5,171,700 shares issued and outstanding as of September 30, 2019 and December 31, 2018	53	52
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, 752,184 shares issued and outstanding as of September 30, 2019 and December 31, 2018	7	7
Treasury stock, at cost	(4,155)	(220)
Additional paid-in capital	76,667	76,152
Retained earnings	5,463	4,115
Accumulated other comprehensive loss	(63)	(425)
Total stockholders’ equity	77,972	79,681
	$963,193	$729,625
See notes to unaudited condensed financial statements.

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Dollar amounts in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest income
Loans, including fees	$9,502	$6,671	$26,289	$18,015
Taxable securities	172	160	504	463
Dividend income on restricted stock	73	70	200	156
Other	583	399	1,607	808
Total interest income	10,330	7,300	28,600	19,442
Interest expense
Deposits	2,789	1,392	7,200	3,332
Federal Home Loan Bank advances	288	225	795	503
Total interest expense	3,077	1,617	7,995	3,835
Net interest income	7,253	5,683	20,605	15,607
Provision for loan losses	380	300	762	790
Net interest income after provision for loan losses	7,633	5,383	19,843	14,817
Non-interest income
Service charges on deposit accounts	399	152	542	437
Income from Company owned life insurance	136	71	278	216
Gain on sale of securities	—	—	3	—
Other	309	191	1,304	665
Total non-interest income	844	414	2,127	1,318
Non-interest expense
Salaries and employee benefits	4,662	3,112	13,534	9,331
Occupancy and equipment	701	497	1,824	1,400
Data processing	165	153	489	466
Marketing	128	60	400	279
Professional fees	524	128	1,106	400
Regulatory assessments	46	149	353	402
Other	815	884	2,382	1,928
Total non-interest expense	7,041	4,983	20,088	14,206
Income before income taxes	676	814	1,882	1,929
Income tax provision	(182)	(240)	(534)	(609)
Net income	494	574	1,348	1,320
Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	1	(22)	485	(224)
Tax effect	—	6	(123)	57
Other comprehensive loss, net of tax	1	(16)	362	(167)
Comprehensive income	$495	$558	$1,710	$1,153
Earnings per share:
Basic	$0.09	$0.12	$0.23	$0.27
Diluted	$0.08	$0.11	$0.22	$0.26
See notes to unaudited condensed financial statements.

PROFESSIONAL HOLDING CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)
(Dollar amounts in thousands, except share data)
	Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount
Balance at June 30, 2019	—	$—	5,937,987	$60	$(655)	$76,612	$4,969	$(64)	$80,922
Issuance of Common Stock, net of cost	—	—	—	—	—	—	—	—	—
Employee stock purchase plan	—	—	—	—	—	30	—	—	30
Repurchase Treasury Stock	—	—	(200,000)	—	(3,500)	—	—	—	(3,500)
Net income	—	—	—	—	—	—	494	—	494
Other comprehensive loss	—	—	—	—	—	—	—	1	1
Stock based compensation	—	—	2,499	—	—	25	—	—	25
Balance at September 30, 2019	—	—	5,740,486	60	(4,155)	76,667	5,463	(63)	77,972
Balance at June 30, 2018	—	$—	4,818,267	$48	$(220)	$56,025	$2,755	$(353)	$58,255
Issuance of Common Stock, net of cost	—	—	—	—	—	—	—	—	—
Employee stock purchase plan	—	—	—	—	—	27	—	—	27
Repurchase Treasury Stock	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	574	—	574
Other comprehensive loss	—	—	—	—	—	—	—	(16)	(16)
Stock based compensation	—	—	—	—	—	11	—	—	11
Balance at September 30, 2018	—	$—	4,818,267	$48	$(220)	$56,063	$3,329	$(369)	$58,851
Balance at December 31, 2018	—	$—	5,923,884	$59	$(220)	$76,152	$4,115	$(425)	$79,681
Issuance of Common Stock, net of cost	—	—	39,103	1	—	385	—	—	386
Employee stock purchase plan	—	—	2,499	—	—	130	—	—	130
Repurchase Treasury Stock	—	—	(225,000)	—	(3,935)	—	—	—	(3,935)
Net income	—	—	—	—	—	—	1,348	—	1,348
Other comprehensive loss	—	—	—	—	—	—	—	362	362
Stock based compensation	—	—	—	—	—	—	—	—	—
Balance at September 30, 2019	—	—	5,740,486	60	(4,155)	76,667	5,463	(63)	77,972
Balance at December 31, 2017	—	$—	4,818,267	$48	$(220)	$55,957	$2,009	$(202)	$57,592
Issuance of Common Stock, net of cost	—	—	—	—	—	—	—	—	—
Employee stock purchase plan	—	—	—	—	—	70	—	—	70
Repurchase Treasury Stock	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	1,320	—	1,320
Other comprehensive loss	—	—	—	—	—	—	—	(167)	(167)
Stock based compensation	—	—	—	—	—	36	—	—	36
Balance at September 30, 2018	—	$—	4,818,267	$48	$(220)	$56,063	$3,329	$(369)	$58,851
See notes to unaudited condensed financial statements.

PROFESSIONAL HOLDING CORP.
CONSOLIDATED SATEMENTS OF CASH FLOWS (Unaudited)
(Dollar amounts in thousands)
	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$1,348	$1,320
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	762	790
Deferred income tax benefit	199	68
Depreciation and amortization	948	582
Gain on sale of securities	3	—
Change in fair value of equity securities	(33)	9
Net amortization of securities	(107)	409
Net amortization on deferred loan fees	487	478
Employee stock purchase plan	87	—
Stock compensation	—	36
Income from company owned life insurance	(279)	(178)
Changes in operating assets and liabilities:
Accrued interest receivable	(472)	(491)
Other assets	(656)	(134)
Official checks, accrued interest payable, and other liabilities	(1,557)	7,121
Net cash from operating activities	730	10,010
Cash flows from investing activities
Proceeds from maturities and paydowns of securities available for sale	4,247	4,835
Proceeds from paydowns of securities held to maturity	34	44
Purchase of securities available for sale	(17,008)	—
Sale of securities available for sale	4,501	—
Loans originations, net of principal repayments	(164,432)	(123,245)
Purchase of Federal Reserve Bank stock	(529)	(345)
Purchase of Federal Home Loan Bank Stock	(590)	(996)
Proceeds of Federal Home Loan Bank Stock	—	213
Purchase of company owned life insurance	(8,000)	—
Purchases of premises and equipment	(1,598)	(1,445)
Net cash used in investing activities	(183,375)	(120,939)
Cash flows from financing activities
Net increase in deposits	219,763	135,204
Proceeds from issuance of stock	386	—
Issuance costs of common stock	43	70
Purchase of treasury stock	(3,935)	—
Proceeds from Federal Home Loan Bank advances	20,000	20,000
Repayments of Federal Home Loan advances	(10,000)	(5,000)
Net cash provided by financing activities	226,257	150,274
Increase in cash and cash equivalents	43,612	39,345
Cash and cash equivalents at beginning of year	86,883	37,126
Cash and cash equivalents at end of year	$130,495	$76,471
Supplemental cash flow information:
Cash paid during the year for interest	$7,985	$3,678
Cash paid during the year for taxes	$637	$585
Supplemental noncash disclosures:
Other comprehensive loss – change in unrealized loss on securities available for sale, net of tax	$362	$(168)
Adoption of right of use asset – lease recognition standard	$5,673	$—
See notes to unaudited condensed financial statements.

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)
(Tables in thousands, except share data)
NOTE 1 — BASIS OF PRESENTATION
Basis of Presentation:   The accompanying unaudited condensed consolidated financial statements of Professional Holding Corp. and its subsidiary, Professional Bank, collectively (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain prior period amounts have been reclassified to conform to the current period presentation.
Operating results for the nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or any other period. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Financial Statements for the year ended December 31, 2018.
Adoption of new accounting pronouncements:
ASU 2016-02:   On January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2016-02, “Leases”, and all the related amendments (collectively, Accounting Standards Codification “ASC” Topic 842) through a cumulative-effect adjustment.
The new guidance requires a lessee to recognize at the transition date right-of-use assets (“ROUA”) and lease liabilities for all operating leases. Upon adoption, the Company recognized ROUAs of  $5.9 million and lease liabilities of  $6.2 million with no impact to equity. Operating lease liabilities are measured based on the present value of lease payments over the lease term. At the transition date, ROUA was determined by adjusting lease liabilities for the carrying balances of deferred rent under ASC Topic 840 Leases, cease-use liabilities under ASC Topic 420 Exit or Disposal Cost Obligations, and assets and liabilities recognized under ASC Topic 805 Business Combinations for acquired operating leases, which aggregated to $300 thousand.
We determine if an arrangement is a lease at the inception of a lease. ROUAs represent our right to use the underlying asset and lease liabilities represent our obligation to make lease payments for the lease term. Operating lease ROUAs and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the appropriate term and information available at commencement date in determining the present value of lease payments. The lease term may include options to extend the lease when it is reasonably certain that we will exercise that option. ROUAs and operating lease liabilities are reported in Other Assets and Other Liabilities, respectively, in the Consolidated Balance Sheet. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
The Company elected certain practical expedients offered by the FASB for all classes of leased assets. As a result, the Company has not reassessed whether existing contracts are or contain leases, nor has the Company reassessed the classification of existing leases. The Company elected not to separate lease and non-lease components and instead accounts for them as a single lease component. The Company also elected to exclude short-term leases from the recognition of right-of-use assets and lease liabilities. Therefore, if the lease term is equal to or less than twelve months (including the renewal options that we are reasonably certain to exercise) and we are not reasonably certain to exercise any available purchase options in the lease, we do not apply the new lease accounting guidance for those leases. The Company elected the hindsight practical expedient, which allows entities to use hindsight when determining lease term and impairment of ROUAs.

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 2 — RECENTLY ISSUED ACCOUNTING STANDARDS, NOT YET ADOPTED
The following provides a brief description of accounting standards that have been issued but are not yet adopted that could have a material effect on the Company’s financial statements:
ASU 2016-13, Financial Instruments – Credit Losses (Topic 326)
Description	In June 2016, FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (i.e. loan commitments, standby letters of credit, financial guarantees and other similar instruments).
Date of Adoption	For PBEs that are non-SEC filers and for SEC filers that are considered emerging growth companies, it is effective for January 1, 2023.
Effect on the Consolidated Financial Statements	The Company’s management is in the process of evaluating and implementing changes to credit loss estimation models and related processes. Updates to business processes and the documentation of accounting policy decisions are ongoing. The company may recognize an increase in the allowance for credit losses upon adoption, recorded as a one-time cumulative adjustment to retained earnings. However, the magnitude of the impact on the Company’s consolidated financial statements has not yet been determined. The Company will adopt this accounting standard effective January 1, 2023.
NOTE 3 — EARNINGS PER SHARE
Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding plus the effect of employee stock options during the year.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Basic earnings per share:
Net Income	$494	$574	$1,348	$1,320
Total weighted average common stock outstanding	5,807	4,818	5,883	4,818
Net income per share	$0.09	$0.12	$0.23	$0.27
Diluted earnings per share:
Net Income	$494	$574	$1,348	$1,320
Total weighted average common stock outstanding	5,807	4,818	5,883	4,818
Add: Dilutive effect of employee stock options	181	219	202	219
Total weighted average diluted stock outstanding	5,988	5,037	6,085	5,037
Net income per share	$0.08	$0.11	$0.22	$0.26

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 3 — EARNINGS PER SHARE (Continued)

For both the three and nine months ended September 30, 2019 and September 30, 2018, there were no stock options that were anti-dilutive.
NOTE 4 — SECURITIES
The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at September 30, 2019 and December 31, 2018 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive loss and gross unrecognized gains and losses:
September 30, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Small Business Administration loan pools	$16,139	$18	$(133)	$16,024
Mortgage-backed securities	5,688	3	(63)	5,628
US Agency Securities	4,493	92	—	4,585
Corporate bonds	2,000	—	(1)	1,999
Total available-for-sale	$28,320	$113	$(197)	$28,236

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity
Mortgage-backed securities	$224	$12	$—	$236
Total Held-to-Maturity	$224	$12	$—	$236

December 31,2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Small Business Administration loan pools	$7,563	$—	$(114)	$7,449
Mortgage-backed securities	6,533	2	(227)	6,308
US Agency Securities	—	—	—	—
Corporate bonds	6,000	21	(193)	5,828
Total available-for-sale	$20,096	$23	$(534)	$19,585

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity
Mortgage-backed securities	$259	$6	$—	$265
Total Held-to-Maturity	$259	$6	$—	$265
As of September 30, 2019, and December 31, 2018, Corporate bonds are comprised primarily of investments in the financial services industry. Proceeds from the sales of securities during the three and nine months ended September 30, 2019 were $0 and $4.5 million, with gross realized gains of  $0 and $44 thousand, and gross realized losses of  $0 and $41 thousand, respectively. There were no sales of securities for the year ended December 31, 2018.

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 4 — SECURITIES (Continued)

The scheduled maturities of securities as of September 30, 2019 are as follows. The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.
	September 30, 2019
	Amortized Cost	Fair Value
Available-for-sale
Due in one year or less	$—	$—
Due after one year through five years	5,808	5,844
Due after five years through ten years	13,163	13,140
Due after ten years	3,661	3,679
Mortgage backed securities	5,688	5,573
Total	$28,320	$28,236
Held-to-maturity
Mortgage-backed securities	$224	$236
Total	$224	$236
At September 30, 2019 and December 31, 2018, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
The tables below indicate the fair value of debt securities with unrealized losses and the period of time for which these losses were outstanding at September 30, 2019 and December 31, 2018, respectively, aggregated by major security type and length of time in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or Longer		Total
September 30, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale
SBA loan pools	$14,651	$(101)	$1,373	$(32)	$16,024	$(133)
Mortgage-backed	—	—	4,597	(63)	4,597	(63)
US Agency Securities	—	—	—	—	—	—
Corporate bonds	1,499	(1)	500	—	1,999	(1)
Total available-for-sale	$16,150	$(102)	$6,470	$(95)	$22,620	$(197)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale
SBA loan pools	$1,212	$(16)	$5,934	$(98)	$7,146	$(114)
Mortgage-backed	—	—	5,964	(227)	5,964	(227)
US Agency Securities	—	—	—	—	—	—
Corporate bonds	1,812	(188)	495	(5)	2,307	(193)
Total available-for-sale	$3,024	$(204)	$12,393	$(330)	$15,417	$(534)

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 4 — SECURITIES (Continued)

The unrealized holding losses within the investment portfolio are considered to be temporary and are mainly due to changes in the interest rate cycle. The unrealized loss positions may fluctuate positively or negatively with changes in interest rates or spreads. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at September 30, 2019. No credit losses were recognized in operations during the nine months ended September 30, 2019 or during 2018.
NOTE 5 — LOANS
Loans at September 30, 2019 and December 31, 2018 were as follows:
	September 30, 2019	December 31, 2018
Commercial real estate	$262,761	$191,930
Residential real estate	349,306	311,404
Commercial	114,003	83,276
Construction and development	37,925	17,608
Consumer and other loans	7,900	3,244
	771,895	607,462
Less –
Unearned loan origination fees (costs), net	(783)	(297)
Allowance for loan losses	(6,449)	(5,685)
	$764,663	$601,480
The recorded investment in loans excludes accrued interest receivable and net deferred loan fees due to immateriality.
The bank had two loans for $1.6 million in nonaccrual as of September 30, 2019. The bank had no loans on nonaccrual as of December 31, 2018.
There are two loans for $3.2 million past due over 90 days still accruing as of September 30, 2019. There are no loans past due over 90 days still accruing as of December 31, 2018.
The following table presents the aging of the recorded investment in past due loans as of September 30, 2019 and December 31, 2018 by class of loans:
September 30, 2019	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 89 Days Past Due	Nonaccrual	Total Past Due	Total Loans Not Past Due	Total
Commercial real estate	$—	$—	$2,446	$—	$2,446	$260,315	$262,761
Residential real estate	—	—	—	487	487	348,819	349,306
Commercial	98	138	728	1,068	2,032	111,971	114,003
Construction and land dev	—	—	—	—	—	37,925	37,925
Consumer and other	—	—	—	—	—	7,900	7,900
Total	$98	$138	$3,174	$1,555	$4,965	$766,930	$771,895

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 5 — LOANS (Continued)

December 31, 2018	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 89 Days Past Due	Nonaccrual	Total Past Due	Total Loans Not Past Due	Total
Commercial real estate	$2,478	$—	$—	$—	$2,478	$189,452	$191,930
Residential real estate	257	—	—	—	257	311,147	311,404
Commercial	1,081	—	—	—	1,081	82,195	83,276
Construction and land dev	—	—	—	—	—	17,608	17,608
Consumer and other	—	—	—	—	—	3,244	3,244
Total	$3,816	$—	$—	$—	$3,816	$603,646	$607,462
At September 30, 2019, there were five impaired loans with recorded investments totaling $4.0 million with no allowance. There was one loan impaired with a recorded investment of  $1.1 million with $619 thousand allowance. At December 31, 2018, there were two impaired residential real estate loans with recorded investments totaling $357 thousand with no allowance. The three and nine-month average net investment on the impaired residential real estate and commercial loans during 2019 was $1,437 thousand and $1,441 thousand, accordingly. The residential real estate loans had $13 thousand interest income recognized which was equal to cash basis interest income.
Troubled Debt Restructurings:
The principal carrying balance of loans that specifically met the criteria for consideration as a troubled debt restructuring was $376 thousand and $357 thousand as of September 30, 2019 and December 31, 2018, respectively. The Company has allocated no specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of September 30, 2019 and December 31, 2018. The Company has not committed any additional amounts to customers whose loans are classified as a troubled debt restructuring.
There were no loans modified as troubled debt restructurings during the period ending September 30, 2019 or December 31, 2018.
Credit Quality Indicators:
The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt including: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Generally, all credits, aside from residential loans, greater than $500 thousand are reviewed no less than annually to monitor and adjust, if necessary, the credit risk profile. Loans classified as substandard or special mention are reviewed quarterly by the Corporation for further evaluation to determine if they are appropriately classified and whether there is any impairment. Beyond the annual review, all loans are graded upon initial issuance. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Corporation will determine the appropriate loan grade.

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 5 — LOANS (Continued)

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Corporation for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard, doubtful, or even charged-off. The Corporation uses the following definitions for risk ratings:
Pass:   A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary. The pass category includes the following:
Riskless:   Loans that are fully secured by liquid, properly margined collateral (listed stock, bonds, or other securities; savings accounts; certificates of deposit; loans or that portion thereof which are guaranteed by the U.S. Government or agencies backed by the “full faith and credit” thereof; loans secured by properly executed letters of credit from prime financial institutions).
High Quality Risk:   Loans to recognized national companies and well-seasoned companies that enjoy ready access to major capital markets or to a range of financing alternatives. Borrower’s public debt offerings are accorded highest ratings by recognized rating agencies, e.g., Moody’s or Standard & Poor’s. Companies display sound financial conditions and consistent superior income performance. The borrower’s trends and those of the industry to which it belongs are positive.
Satisfactory Risk:   Loans to borrowers, reasonably well established, that display satisfactory financial conditions, operating results and excellent future potential. Capacity to service debt is amply demonstrated. Current financial strength, while financially adequate, may be deficient in a number of respects. Normal comfort levels are achieved through a closely monitored collateral position and/or the strength of outside guarantors.
Moderate Risk:   Loans to borrowers who are in non-compliance with periodic reporting requirements of the loan agreement, and any other credit file documentation deficiencies, which do not otherwise affect the borrower’s credit risk profile. This may include borrowers who fail to supply updated financial information that supports the adequacy of the primary source of repayment to service the Bank’s debt and prevents bank management to evaluate the borrower’s current debt service capacity. Existing loans will include those with consistent track record of timely loan payments, no material adverse changes to underlying collateral, and no material adverse change to guarantor(s) financial capacity, evidenced by public record searches.
Special mention:   A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Corporation’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard:   A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected.
Doubtful:   A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss:   A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 5 — LOANS (Continued)

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
September 30, 2019	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$258,569	$1,746	$2,446	$—	$262,761
Residential real estate	348,549	757	—	—	349,306
Commercial	111,774	432	1,797	—	114,003
Construction and land development	37,925	—	—	—	37,925
Consumer	7,900	—	—	—	7,900
Total	$764,717	$2,935	$4,243	$—	$771,895

December 31, 2018	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$189,228	$2,702	$—	$—	$191,930
Residential real estate	311,013	391	—	—	311,404
Commercial	82,668	577	31	—	83,276
Construction and land development	17,608	—	—	—	17,608
Consumer	3,244	—	—	—	3,244
Total	$603,761	$3,670	$31	$—	$607,462
NOTE 6 — Allowance for Loan Losses
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method for the three and nine month periods ended September 30, 2019 and 2018:
	Commercial Real Estate	Residential Real Estate	Commercial	Construction and land Development	Consumer and Other	Total
Three months ended September 30, 2019:
Allowance for loan losses:
Beginning balance	$1,311	$2,659	$1,578	$371	$150	$6,069
Provision for loan losses	477	633	(542)	(116)	(72)	380
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Total ending allowance balance	$1,788	$3,292	$1,036	$255	$78	$6,449

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 6 — Allowance for Loan Losses (Continued)

	Commercial Real Estate	Residential Real Estate	Commercial	Construction and land Development	Consumer and Other	Total
Three months ended September 30, 2018:
Allowance for loan losses:
Beginning balance	$1,158	$1,543	$2,039	$235	$50	$5,025
Provision for loan losses	87	71	145	(2)	(1)	300
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Total ending allowance balance	$1,245	$1,614	$2,184	$233	$49	$5,325

	Commercial Real Estate	Residential Real Estate	Commercial	Construction and land Development	Consumer and Other	Total
Nine months ended September 30, 2019:
Allowance for loan losses:
Beginning balance	$1,435	$1,822	$2,106	$262	$60	$5,685
Provision for loan losses	353	1,470	(1,070)	(7)	16	762
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	—	2	2
Total ending allowance balance	$1,788	$3,292	$1,036	$255	$78	$6,449

	Commercial Real Estate	Residential Real Estate	Commercial	Construction and land Development	Consumer and Other	Total
Nine months ended September 30, 2018:
Allowance for loan losses:
Beginning balance	$1,275	$1,590	$1,170	$452	$48	$4,535
Provision for loan losses	(30)	24	1,014	(219)	1	790
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Total ending allowance balance	$1,245	$1,614	$2,184	$233	$49	$5,325

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 6 — Allowance for Loan Losses (Continued)

	Commercial Real Estate	Residential Real Estate	Commercial	Construction and Land Development	Consumer and Other	Total
September 30, 2019:
Allowance for loan losses:
Ending allowance balance attributable to loans
Individually evaluated for impairment	$—	$—	$619	$—	$—	$619
Collectively evaluated for impairment	1,788	3,292	417	255	78	5,830
Total ending allowance balance	$1,788	$3,292	$1,036	$255	$78	$6,449
Loans:
Loans individually evaluated for impairment	$2,446	$863	$1,797	$—	$—	$5,106
Loans collectively evaluated for impairment	260,331	348,443	112,313	37,925	7,777	766,789
Total ending loans balance	$262,777	$349,306	$114,110	$37,925	$7,777	$771,895
December 31, 2018:
Allowance for loan losses:
Ending allowance balance attributableto loans
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,435	1,822	2,106	262	60	5,685
Total ending allowance balance	$1,435	$1,822	$2,106	$262	$60	$5,685
Loans:
Loans individually evaluated for impairment	$—	$357	$—	$—	$—	$357
Loans collectively evaluated for impairment	191,930	311,047	83,276	17,608	3,244	607,105
Total ending loans balance	$191,930	$311,404	$83,276	$17,608	$3,244	$607,462
NOTE 7 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 7 — FAIR VALUE (Continued)

Level 3 — Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The Company used the following methods and significant assumptions to estimate fair value:
Securities available for sale and equity securities:   Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly-liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations, corporate bonds, municipal bonds and U.S. agency notes. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 might include certain residual interests in securitizations and other less-liquid securities. As of September 30, 2019 and December 31, 2018, all securities available for sale were Level 2.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:
		Fair Value Measurements at September 30, 2019 Using:
September 30, 2019	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale
SBA loans pools	$16,024	$—	$16,024	$—
Mortgage backed securities	5,628	—	5,628	—
US Agency Securities	4,585	—	4,585	—
Corporate bonds	1,999	—	1,999	—
Total	$28,236	$—	$28,236	$—
Equity Securities
Mutual funds	$975	—	$975	—
Total	$975	$—	$975	$—

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 7 — FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2018 Using:
December 31, 2018	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale
SBA loans pools	$7,449	$—	$7,449	$—
Mortgage backed securities	6,308	—	6,308	—
Corporate bonds	5,828	—	5,828	—
Total	$19,585	$—	$19,585	$—
Equity Securities
Mutual funds	$942	—	$942	—
Total	$942	$—	$942	$—
There were no securities reclassified into or out of Level 3 during the year through September 30, 2019 or the year ended December 31, 2018.
Impaired loans:   Level 3 loans consist of commercial, commercial real estate impaired loans and residential TDR’s. For these loans, evaluations may be single valuation or a combination of approaches that include comparative sales, cost or income approach. Significant unobservable inputs are observed with these level 3 loans types, they include, appraisal adjustments for local market conditions and economic factors that may result in changes in value of an assets over time.
Assets measured at fair value on a non-recurring basis are summarized below:
Fair Value Measurements at September 30, 2019 Using:
(Dollars in thousands)	Total at September 30, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) for the nine months ended September 30, 2019
Impaired Loans:
Commercial real estate	$—	$—	$—	$—	$—
Residential real estate	—	—	—	—	—
Commercial	450	—	—	450	(619)
Construction and land development	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total	$450	$—	$—	$450	$(619)

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 7 — FAIR VALUE (Continued)

Fair Value Measurements at December 31, 2018 Using:
(Dollars in thousands)	Total at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Impaired Loans:
Commercial real estate	$—	$—	$—	$—	$—
Residential real estate	—	—	—	—	—
Commercial	—	—	—		—
Construction and land development	—	—	—	—
Consumer and other	—	—	—	—	—
Total	$—	$—	$—	$—	$—
The table below presents the approximate carrying amount and estimated fair value of the Bank’s financial instruments (in thousands):
September 30, 2019	Carrying Amount	Fair Value	FairValue Hierarchy
Financial Assets:
Cash & Due from Banks, including interest bearing deposits	$104,097	$104,097	Level 1
Federal Funds Sold	26,398	26,398	Level 1
Securities, Available for Sale	28,236	28,236	Level 2
Securities, Held to Maturity	224	236	Level 2
Equity securities	975	975	Level 2
Loans, net	764,663	784,899	Level 3
Federal Home Loan Bank Stock	2,782	N/A	N/A
Federal Reserve Bank Stock	2,001	N/A	N/A
Company Owned Life Insurance	16,728	16,728	Level 2
Accrued Interest Receivable	2,451	2,451	Level 3
Financial Liabilities:
Deposits	823,065	803,018	Level 2
Federal Home Loan Bank Advances	50,000	49,359	Level 2
Accrued Interest Payable	353	353	Level 2

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 7 — FAIR VALUE (Continued)

December 31, 2018	Carrying Amount	Fair Value	FairValue Hierarchy
Financial Assets:
Cash & Due from Banks, including interest bearing deposits	$64,842	$64,842	Level 1
Federal Funds Sold	22,041	22,041	Level 1
Securities, Available for Sale	19,585	19,585	Level 2
Securities, Held to Maturity	259	265	Level 2
Equity securities	942	942	Level 2
Loans, net	601,480	606,838	Level 3
Federal Home Loan Bank Stock	2,192	N/A	N/A
Federal Reserve Bank Stock	1,472	N/A	N/A
Company Owned Life Insurance	8,449	8,449	Level 2
Accrued Interest Receivable	1,979	1,979	Level 3
Financial Liabilities:
Deposits	603,302	602,937	Level 2
Federal Home Loan Bank Advances	40,000	39,834	Level 2
Accrued Interest Payable	342	342	Level 2
NOTE 8 — LEASES
ASC 842 establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.
The Company leases certain properties and equipment under operating leases that resulted in the recognition of ROU Lease Assets of  $5,673 and Lease Liabilities of  $6,025 on the Company’s Condensed Consolidated Balance Sheets as of September 30, 2019.
ASC 842 was effective on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company chose to use the adoption date of January 1, 2019 for ASC 842. As such, all periods presented after January 1, 2019 are under ASC 842 whereas periods presented prior to January 1, 2019 are in accordance with prior lease accounting of ASC 840. Financial information was not updated and the disclosures required under ASC 842 was not provided for dates and periods before January 1, 2019.
ASC 842 provides a number of optional practical expedients in transition. The Company has elected the package of practical expedients,’ which permits the Company not to reassess under the new standard the prior conclusions about lease identification, lease classification and initial direct costs. The Company also elected the use of the hindsight, a practical expedient which permits the use of information available after lease inception to determine the lease term via the knowledge of renewal options exercised not available as of the leases inception. The practical expedient pertaining to land easements is not applicable to the Company.
ASC 842 also requires certain accounting elections for ongoing application of ASC 842. The Company elected the short-term lease recognition exemption for all leases that qualify, meaning those with terms under twelve months. ROU assets or lease liabilities are not to be recognized for short-term leases. The

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 8 — LEASES (Continued)

Company also elected the practical expedient to not separate lease and non-lease components for all leases, the majority of which consist of real estate common area maintenance expenses. However, since these non-lease items are subject to change, they are treated and disclosed as variable payments in the quantitative disclosures below. Consequently, ASC 842’s changed guidance on contract components will not significantly affect our financial reporting. Similarly, ASC 842’s narrowed definition of initial direct costs will not significantly affect financial reporting.
Lessee Leases
The majority of the Company’s lessee leases are operating leases and consist of leased real estate for branches and operations centers. Options to extend and renew leases are generally exercised under normal circumstances. Advance notification is required prior to termination, and any noticing period is often limited to the months prior to renewal. Variable payments generally consist of common area maintenance and taxes. Rent escalations are generally specified by a payment schedule or are subject to a defined formula. The Company also elected the practical expedient to not separate lease and non-lease components for all leases, the majority of which consist of real estate common area maintenance expenses. Generally, leases do not include guaranteed residual values, but instead typically specify that the leased premises are to be returned in satisfactory condition with the Company liable for damages.
For operating leases, the lease liability and ROU asset (before adjustments) are recorded at the present value of future lease payments. ASC 842 requires the use of the lease interest rate; however, this rate is typically not known. As an alternative, ASC 842 permits the use of an entity’s fully secured incremental borrowing rate. The Company is electing to utilize the FHLB Atlanta Fixed Rate Advance index, as it is the most actively used institution-specific collateralized borrowing source available to the Company.
Lease cost for the three and nine months ended September 30, 2019 consists of:
	Three-month period ended September 30, 2019	Nine-month period ended September 30, 2019
Operating Lease and Interest Cost	282	726
Variable Lease Cost	92	269
Total Lease Cost	$374	$995
The following table provides supplemental information related to leases for the three and nine months ended September 30, 2019:
	Three-month period ended September 30, 2019	Nine-month period ended September 30, 2019
Operating Lease – Operating Cash Flows (Fixed Payments)	282	726
Operating Lease – Operating Cash Flows (Liability Reduction)	239	442
New ROU Assets – Operating Leases	—	411
Weighted Average Lease Term (Years) – Operating Leases		8.06
Weighted Average Discount Rate – Operating Leases		3.82%

PROFESSIONAL HOLDING CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited) (Continued)
(Tables in thousands, except share data)

NOTE 8 — LEASES (Continued)

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liabilities as of September 30, 2019 is as follows:
September 30, 2019
Operating lease payments due:
Within one year	$1,060
After one but within two years	1,064
After two but within three years	1,083
After three but within four years	1,115
After four years but within five years	1,022
After five years	2,218
Total undiscounted cash flows	7,562
Discount on cash flows	(933)
Total operating lease liabilities	$6,629
Lessor Leases
ASC 842 also impacted lessor accounting. Substantially, all the Company’s lessor leases are related to unused real estate office space owned by the Company. Most have defined terms, though some leases have gone month-to-month once the initial term has passed. The impact of subleases is not material. Income from operating leases are reported within Occupancy Expense as an offset to Non-interest Expense in the Company’s Condensed Consolidated Statements of Income and Comprehensive Income. Currently the Company does not have any lessor leases (formerly known as capital leases) to report on its financials.
NOTE 9 — SUBSEQUENT EVENTS
On August 9, 2019, Professional Holding Corp. entered into an Agreement and Plan of Merger, or Merger Agreement, with Marquis Bancorp. (MBI) and its wholly owned subsidiary, Marquis Bank, providing for the merger of Marquis Bancorp. with and into the Company and Marquis Bank with and into Professional Bank in an all-stock transaction, or merger, in which 100% of the Marquis Bancorp. (MBI) stock will be absorbed into Professional Holding Corp. stock, with the closing contingent upon various factors including regulatory approval. As of September 30, 2019, Marquis Bancorp. had total assets of  $677 million (unaudited), total loans of  $565 million (unaudited), and total deposits of  $578 million (unaudited).

Report of Independent Registered Public Accounting Firm
Shareholders and the Board of Directors of Professional Holding Corp.
Coral Gables, Florida
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Professional Holding Corp. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Crowe LLP
Crowe LLP
We have served as the Company’s auditor since 2016.
Fort Lauderdale, Florida
September 26, 2019

PROFESSIONAL HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
December 31, 2018 and 2017
(Dollar amounts in thousands, except share data)
	2018	2017
ASSETS
Cash and due from banks	$10,451	$9,012
Interest-bearing deposits	54,391	11,824
Federal funds sold	22,041	16,290
Cash and cash equivalents	86,883	37,126
Securities available for sale, at fair value	19,585	26,720
Securities held to maturity (fair value 2018 – $265, 2017 – $325)	259	316
Equity securities	942	—
Loans, net of allowance of $5,685 and $4,535 as of December 31, 2018 and 2017, respectively	601,480	465,587
Federal Home Loan Bank stock, at cost	2,192	1,409
Federal Reserve Bank stock, at cost	1,472	1,127
Accrued interest receivable	1,979	1,407
Premises and equipment, net	3,349	2,282
Company owned life insurance	8,449	8,212
Deferred tax asset	1,750	1,447
Other assets	1,283	1,388
	$729,625	$547,021
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$130,245	$100,847
Money market, NOW accounts, and savings accounts	379,479	283,025
Time deposits	93,578	75,302
Total deposits	603,302	459,174
Federal Home Loan Bank advances	40,000	25,000
Official checks	1,958	1,169
Income taxes payable	37	207
Accrued interest and other liabilities	4,647	3,879
Total liabilities	649,944	489,429
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; 50,000,000 shares authorized, 5,171,700 and 4,276,219 shares issued and outstanding as of December 31, 2018 and 2017	52	43
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, 752,184 and 542,048 shares issued and outstanding as of December 31, 2018 and 2017	7	5
Treasury stock, at cost	(220)	(220)
Additional paid-in capital	76,152	55,957
Retained earnings	4,115	2,009
Accumulated other comprehensive loss	(425)	(202)
Total stockholders’ equity	79,681	57,592
	$729,625	$547,021
See accompanying notes.

PROFESSIONAL HOLDING CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31,
(Dollar amounts in thousands)
	2018	2017
Interest income
Loans, including fees	$25,633	$17,857
Taxable securities	614	605
Tax-exempt securities	—	—
Dividend income on restricted stock	215	118
Other	1,288	277
Total interest income	27,750	18,857
Interest expense
Deposits	5,104	2,634
Federal Home Loan Bank advances	733	235
Total interest expense	5,837	2,869
Net interest income	21,913	15,988
Provision for loan losses	1,150	991
Net interest income after provision for loan losses	20,763	14,997
Non-interest income
Service charges on deposit accounts	283	194
Income from Company owned life insurance	288	306
Other	1,303	1,286
Total non-interest income	1,874	1,786
Non-interest expense
Salaries and employee benefits	13,538	8,672
Occupancy and equipment	1,872	1,473
Data processing	624	524
Marketing	430	180
Professional fees	693	396
Regulatory assessments	535	385
Other	2,170	1,495
Total non-interest expense	19,862	13,125
Income before income taxes	2,775	3,658
Income tax provision	(669)	(1,844)
Net income	2,106	1,814
Earnings per share:
Basic	$0.43	$0.39
Diluted	$0.41	$0.37
Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	(299)	1
Tax effect	76	(33)
Other comprehensive loss, net of tax	(223)	(32)
Comprehensive income	$1,883	$1,782
See accompanying notes.

PROFESSIONAL HOLDING CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2018 and 2017
(Dollar amounts in thousands, except share data)
	Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2017	—	$—	3,513,478	$35	$(220)	$37,066	$195	$(170)	$36,905
Issuance of common stock, net of Issuance cost	—	—	1,300,266	13	—	18,787	—	—	18,880
Stock Grant	—	—	600	—	—	9	—	—	9
Employee stock purchase plan	—	—	3,923	—	—	56	—	—	56
Net income	—	—	—	—	—	—	1,814	—	1,814
Other comprehensive loss	—	—	—	—	—	—	—	(32)	(32)
Stock based compensation	—	—	—	—	—	40	—	—	40
Balance at December 31, 2017	—	—	4,818,267	48	(220)	55,957	2,009	(202)	57,592
Issuance of common stock, net of Issuance cost	—	—	1,095,890	11	—	19,987	—	—	19,998
Stock Grant	—	—	3,955	—	—	72	—	—	72
Employee stock purchase plan	—	—	5,772	—	—	96	—	—	96
Net income	—	—	—	—	—	—	2,106	—	2,106
Other comprehensive loss	—	—	—	—	—	—	—	(223)	(223)
Stock based compensation	—	—	—	—	—	39	—	—	39
Balance at December 31, 2018	—	$—	5,923,884	$59	$(220)	$76,152	$4,115	$(425)	$79,681

See accompanying notes.

PROFESSIONAL HOLDING CORP.
CONSOLIDATED SATEMENTS OF CASH FLOWS
For the years ended December 31, 2018 and 2017
(Dollar amounts in thousands)
	2018	2017
Cash flows from operating activities
Net income	$2,106	$1814
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	1,150	991
Deferred income tax benefit	(227)	532
Depreciation and amortization	511	417
Net amortization of securities	238	285
Net amortization on deferred loan fees	(361)	184
Stock compensation	39	40
Income from company owned life insurance	(237)	(254)
Changes in operating assets and liabilities:
Accrued interest receivable	(572)	(403)
Other assets	105	1,065
Official checks, accrued interest, interest payable and other liabilities	1,386	899
Net cash from operating activities	4,138	5,570
Cash flows from investing activities
Proceeds from maturities and paydowns of securities available for sale	5,657	3,766
Proceeds from paydowns of securities held to maturity	55	89
Purchase of securities available for sale	—	—
Loans originations, net of principal repayments	(136,682)	(146,112)
Purchase of Federal Reserve Bank stock	(345)	(161)
Purchase of Federal Home Loan Bank Stock	(783)	(287)
Purchases of premises and equipment	(1,578)	(1,575)
Net cash used in investing activities	(133,676)	(144,280)
Cash flows from financing activities
Net increase in deposits	144,128	135,252
Proceeds from issuance of stock	20,169	18,918
Issuance costs of common stock	(2)	(54)
Proceeds from Federal Home Loan Bank advances	20,000	20,000
Repayments of Federal Home Loan advances	(5,000)	(15,000)
Net cash provided by financing activities	179,295	159,116
Increase in cash and cash equivalents	49,757	20,406
Cash and cash equivalents at beginning of year	37,126	16,720
Cash and cash equivalents at end of year	$86,883	$37,126
Supplemental cash flow information:
Cash paid during the year for interest	$5,692	$2,560
Cash paid during the year for taxes	885	1,957
Supplemental noncash disclosures:
Other comprehensive loss – change in unrealized loss on securities available for sale, net of tax	$(223)	$(32)
See accompanying notes.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of organization and corporate reorganization:   Professional Holding Corp. (the Corporation and/or the Company) is a financial holding company headquartered in Coral Gables, Florida, with one wholly owned subsidiary, Professional Bank, a Florida-chartered commercial bank (the Bank). Professional Holding Corp. was formed on January 14, 2014 and became the sole shareholder of the Bank on July 1, 2014 through the consummation of a statutory share exchange with the Bank’s then current shareholders whereby holders of the Bank’s common stock were exchanged for an equal number of shares of the Corporation’s Class A Voting Common Stock, par value $0.01 per share. In 2017, Professional Holding Corp. had a second subsidiary, Professional Insurance Management, LLC (the Insurance Company). The Insurance Company was formed in 2016 and its activities were not material for 2017 and 2018. In February 2018, the Holding Corp. decided to close the insurance company. The Corporation’s assets consist of cash and business activity as of December 31, 2018 pertaining to the investment in the Bank and December 31, 2017, pertains to the investment in the Bank and the Insurance Company.
Professional Bank commenced banking operations on September 8, 2008. The Bank is focused on meeting the financial service needs of individuals and businesses in South Florida. The Bank offers a full complement of commercial banking products and services. Deposit products include traditional checking, savings and money market accounts, as well as IRAs and certificates of deposit. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (the FDIC). Lending products include commercial loans, residential mortgage loans, home equity lines of credit, installment loans and consumer lines of credit. The Bank is subject to regulation, examination and supervision by the Federal Reserve Bank, (its primary regulator), the FDIC and the Office of Financial Regulation for the State of Florida (the OFR).
The consolidated financial statements include Professional Holding Corp. and its wholly-owned subsidiary, Professional Bank. Intercompany transactions and balances are eliminated in consolidation.
Concentration risks:   Most of the Corporation’s business activity is with customers located in South Florida. Therefore, the Corporation’s exposure to credit risk is significantly affected by changes in the economy of Miami-Dade, Broward and Palm Beach counties.
At December 31, 2018 and 2017, a deposit from one significant customer amounted to approximately 3.7% and 5.1% of total deposits.
A summary of the Corporation’s significant accounting policies is as follows:
Use of estimates:   In preparing consolidated financial statements in conformity with U.S generally accepted accounting principles (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Effect of new pronouncements:   In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities.” This ASU addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments by making targeted improvements to GAAP as follows: (1) require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer; (2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairments exists, an entity is required to measure the investment at fair value;

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(3) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (4) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (5) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet of the accompanying Notes to the Financial Statements; and (6) clarity that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU No. 2016-01 is effective for interim and annual reporting periods beginning after December 15, 2017. The new guidance did not materially impact the Company’s Consolidated Financial Statements.
Cash Flows:   For purposes of the statement of cash flows, cash and cash equivalents include cash, due from bank, interest-earning deposits, and federal funds sold, all of which had origination maturities of less than 90 days. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased and repurchase agreements.
Banks are required to maintain cash reserves in the form of vault cash or in an account with the Federal Reserve Bank or in noninterest-earning accounts with other qualified banks. This requirement is based on the Bank’s amount of transaction deposit accounts. The Bank’s cash reserve requirements at December 31, 2018 and 2017, was $11.2 million and $6.9 million; respectively.
Securities:   Securities may be classified as either trading, held-to-maturity or available-for-sale. Trading securities (if any) are held principally for resale and recorded at their fair value with changes in fair value included in income. Held-to-maturity securities are those which the Corporation has the positive intent and ability to hold to maturity and are reported at amortized cost. Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. Available-for-sale securities consist of securities not classified as trading securities nor as held-to maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from income and reported in comprehensive income or loss. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity. There were no investment securities classified as trading as of December 31, 2018 and 2017.
Management evaluates securities for other-than-temporary impairment (OTTI) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans:   Loans that management has the intent and the Bank has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.
All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for loan losses:   The allowance for loan losses, a valuation allowance for probable incurred credit losses, is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is probable. Subsequent recoveries, if any, are credited to the allowance.
The Corporation has divided the loan portfolio into five portfolio segments and classes, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with polices set forth and approved by the Corporation’s Board of Directors. The portfolio segments and class are the same and are identified by the Corporation as follows:
Commercial real estate:   Commercial real estate loans consist of loans to finance real estate purchases, refinancing’s, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, farms, retail and mixed-use properties, churches, warehouses and restaurants located within the market area. The Corporation’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are usually larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than that of residential real estate loans.
Residential real estate:   The Corporation originates mostly adjustable-rate mortgage loans for the purchase or refinance of residential properties. These loans are collateralized by first or second mortgages on owner-occupied, second homes or investment residential properties located in the Corporation’s market area. The Corporation’s underwriting analysis includes repayment capacity and source, value of the underlying property, credit history stability.
Commercial:   Commercial business loans and lines of credit consist of loans to small- and medium-sized companies in the Corporation’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Primarily all of the Corporation’s commercial loans are secured loans, along with a small amount of unsecured loans. The Corporation’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Commercial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing commercial loans may be difficult to appraise and may fluctuate in value based on the success of the business. The Corporation seeks to minimize these risks through our underwriting standards.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Construction and land development:   Construction loans consist of loans to individuals for the construction of their primary residences and, to a limited extent, loans to builders and commercial borrowers. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project.
Consumer and other:   Consumer loans mainly consist of variable-rate and fixed-rate personal loans and lines of credit and installment loans. Most of the Corporation’s consumer loans share approximately the same level of risk as residential mortgages.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. The allowance for loan losses is also reviewed by the Board of Directors on a quarterly basis. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. For such loans, an allowance is established when the discounted expected future cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience (if any) adjusted for qualitative factors.
The historical loss component of the allowance is determined by a combination of losses recognized by portfolio segment over the preceding five years, if any, and if no losses were recognized, the Bank uses historical loss data from peer banks. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include changes in property values and changes in credit availability. The historical experience and/or peer bank risk factors are adjusted for qualitative factors such as economic conditions including trends in real estate sales, housing statistics, local unemployment rates, commercial and retail vacancy rates and the past due loans and default rates as well as other trends or uncertainties that could affect management’s estimate of probable incurred losses.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for each class of loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Corporation determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.
Federal Reserve Bank stock (FRB):   The Corporation is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on the ultimate recovery of par value.
Federal Home Loan Bank stock (FHLB):   The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors. FHLB stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on the ultimate recovery of par value.
Foreclosed assets:   Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. As of December 31, 2018 and 2017, there were no foreclosed assets.
Premises and equipment:   Leasehold improvements, computer hardware and software, furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful life of each type of asset or the length of time the Corporation expects to lease the property.
Company-owned life insurance:   Company-owned life insurance is recorded at the estimated amount that can be realized under the insurance contract at the consolidated balance sheet date, which is the cash surrender value adjusted for other changes or amounts that are probable at settlement.
Transfer of financial assets:   Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Off-balance sheet financial instruments:   In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of unused lines of credit, commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.
Share-based compensation:   Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black Scholes model is utilized to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award if conditions are met for recognition.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense.
Earnings per Common Share:   Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.
Revenue Recognition:   On January 1, 2018, we adopted FASB ASU 2014-9, “Revenue from Contracts with Customers,” and all the related amendments (collectively, Accounting Standards Codification “ASC” Topic 606) using the modified retrospective approach applied to all contracts in place at that date. Adoption had no material impact on the Company’s consolidated financial statements including no change to the amount or timing of revenue recognized for contracts within the scope of the new standard. Most of the company’s revenue is not with in the scope of ASU 2014-09. The guidance explicitly excludes net interest income from financial assets and financial liabilities as well as non-interest income from loans and investment securities. Revenue recognized reflects the consideration to which we expect to be entitled in exchange for the services provided and is recognized when the promised services (performance obligations) are transferred to a customer, requiring the application of the following five-steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Activity in the scope of the new standard includes:
•
Service Charges on Deposits: Professional Bank offers a variety of deposit-related services to its customers through several delivery channels including branch offices, mobile, and internet banking. Transaction-based fees are recognized when services, each of which represents a performance obligation, are satisfied. Service fees may be assessed monthly, quarterly, or annually; however, the account agreements to which these fees relate can be canceled at any time by Professional and/or the customer. Therefore, the contract term is considered a single day (a day-to-day contract).

•
Interchange Income: Fees earned on card transactions depend upon the volume of activity, as well as the fees permitted by the payment network. Such fees are recognized by the Company upon fulfilling its performance obligation to approve the card transaction.

•
Loan servicing fees: Professional Bank from time to time services third party loans for a fee that is collected through the monthly payment received by the customer. This fee is recognized once the servicing is completed by the Bank.

Comprehensive income:   GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss contingencies:   Loss contingencies, including claims and legal actions arising in the ordinary course of business (if any), are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. Management does not currently believe there are such matters that will have a material effect on the consolidated financial statements.
Dividend restriction:   Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.
Operating Segments:   While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Discrete financial information is not available other than on a Company-wide basis. Accordingly, all of the financial services operations are considered by management to be aggregated in one reportable operating segment.
NOTE 2 — RECENTLY ISSUED ACCOUNTING STANDARDS, NOT ADOPTED AT DECEMBER 31, 2018
The following provides a brief description of accounting standards that have been issued but are not yet adopted that could have a material effect on the Company’s financial statements:
ASU 2016-02, Leases (Topic 842)
Description
In February 2016, the FASB amended existing guidance that requires lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date:
1.
A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis.

2.
A right-of-use specified asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align lessor accounting with the lessee accounting model and ASC Topic 606, Revenue from Contracts with Customers.

Date of Adoption	This amendment is effective for public business entities for reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted.
Effect on the Consolidated Financial Statements	The Company will adopt the new standard effective January 1, 2019. Upon adoption, the Company will record lease liabilities and right-of-use assets totaling approximately $6.2 million and $5.7 million, respectively. Adoption is not expected to be material to the Company’s consolidated results of operations or cash flows.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 2 — RECENTLY ISSUED ACCOUNTING STANDARDS, NOT ADOPTED AT DECEMBER 31, 2018 (Continued)

ASU 2016-13, Financial Instruments — Credit Losses (Topic 326)
Description	In June 2016, FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (i.e. loan commitments, standby letters of credit, financial guarantees and other similar instruments).
Date of Adoption	For PBEs that meet the definition of an SEC filer, the standard will be effective for fiscal years beginning after December 15, 2019, including interim periods in those fiscal years. For calendar year-end SEC filers, it is effective for March 31, 2020 interim financial statements. For PBEs that are non-SEC filers and for SEC filers that are considered emerging growth companies, it is effective for January 1, 2021.
Effect on the Consolidated Financial Statements	The Company’s management is in the process of evaluating and implementing changes to credit loss estimation models and related processes. Updates to business processes and the documentation of accounting policy decisions are ongoing. The company may recognize an increase in the allowance for credit losses upon adoption, recorded as a one-time cumulative adjustment to retained earnings. However, the magnitude of the impact on the Company’s consolidated financial statements has not yet been determined. The Company will adopt this accounting standard effective January 1, 2021.
NOTE 3 — SECURITIES
The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 2018 and 2017 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive loss and gross unrecognized gains and losses:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2018
Available-for-sale
Small Business Administration loan pools	$7,563	$—	$(114)	$7,449
Mortgage-backed securities	6,533	2	(227)	6,308
Corporate bonds	6,000	21	(193)	5,828
Total available-for-sale	$20,096	$23	$(534)	$19,585

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity
Mortgage-backed securities	$259	$6	$—	$265
Total Held-to-Maturity	$259	$6	$—	$265

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 3 — SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2017
Available-for-sale
Small Business Administration loan pools	$10,173	$7	$(69)	$10,111
Mortgage-backed securities	7,827	2	(203)	7,626
Mutual Funds	1,000	—	(37)	963
Corporate bonds	7,990	49	(19)	8,020
Total available-for-sale	$26,990	$58	$(328)	$26,720

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-Maturity
Mortgage-backed securities	$316	$9	$—	$325
Total Held-to-Maturity	$316	$9	$—	$325
As of December 31, 2018 and 2017, Corporate bonds are comprised primarily of investments in the financial services industry.
There were no sales of securities for the years ended December 31, 2018 and 2017.
The scheduled maturities of securities as of December 31, 2018 are as follows. The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.
	December 31, 2018
	Amortized Cost	Fair Value
Available-for-sale
Small Business Administration loan pools	$7,563	$7,449
Mortgage-backed securities	6,533	6,308
Corporate Bonds, One to Five Year Maturity	6,000	5,828
Total	$20,096	$19,585
Held-to-maturity
Mortgage-backed securities	$259	$265
Total	$259	$265
At year-end 2018 and 2017, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 3 — SECURITIES (Continued)

The following table summarizes securities with unrealized losses at December 31, 2018 and 2017, aggregated by major security type and length of time in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2018
Available-for-sale
SBA loan pools	$1,212	$—	$5,934	$(98)	$7,146	$(114)
Mortgage-backed	—	(16)	5,964	(227)	5,964	(227)
Corporate bonds	1,812	(188)	495	(5)	2,307	(193)
Total available-for-sale	$3,024	$(204)	$12,393	$(330)	$15,417	$(534)
December 31, 2017
Available-for-sale
SBA loan pools	$5,372	$(34)	$2,819	$(35)	$8,191	$(69)
Mortgage-backed	—	—	7,198	(203)	7,198	(203)
Mutual Funds	—	—	963	(37)	963	(37)
Corporate bonds	—	—	3,981	(19)	3,981	(19)
Total available-for-sale	$5,372	$(34)	$14,961	$(294)	$20,333	$(328)
The unrealized holding losses within the investment portfolio are considered to be temporary and are mainly due to changes in the interest rate cycle. The unrealized loss positions may fluctuate positively or negatively with changes in interest rates or spreads. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2018. No credit losses were recognized in operations during 2018 or 2017.
NOTE 4 — LOANS
Loans at December 31 were as follows:
	2018	2017
Commercial real estate	$191,930	$156,720
Residential real estate	311,404	224,246
Commercial	83,276	59,065
Construction and development	17,608	28,272
Consumer and other loans	3,244	1,755
	607,462	470,058
Less –
Unearned loan origination fees (costs), net	(297)	64
Allowance for loan losses	(5,685)	(4,535)
	$601,480	$465,587

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 4 — LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2018 and 2017:
	Commercial Real Estate	Residential Real Estate	Commercial	Construction and land Development	Consumer and Other	Total
December 31, 2018
Allowance for loan losses:
Beginning balance	$1,275	$1,590	$1,170	$452	$48	$4,535
Provision for loan losses	160	232	936	(190)	12	1,150
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Total ending allowance balance	$1,435	$1,822	$2,106	$262	$60	$5,685

	Commercial	Residential Real Estate	Commercial Real Estate	Construction and land Development	Consumer and Other	Total
December 31, 2017
Allowance for loan losses:
Beginning balance	$838	$1,281	$648	$742	$23	$3,532
Provision (credit) for loan losses	437	309	510	(290)	25	991
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	12	—	—	12
Total ending allowance balance	$1,275	$1,590	$1,170	$452	$48	$4,535

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 4 — LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2018 and 2017:
	Commercial Real Estate	Residential Real Estate	Commercial	Construction and Land Development	Consumer and Other	Total
December 31, 2018
Allowance for loan losses:
Ending allowance balance attributable to loans
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,435	1,822	2,106	262	60	5,685
Total ending allowance balance	$1,435	$1,822	$2,106	$262	$60	$5,685
Loans:
Loans individually evaluated for impairment	$—	$357	$—	$—	$—	$357
Loans collectively evaluated for impairment	191,930	311,047	83,276	17,608	3,244	607,105
Total ending loans balance	$191,930	$311,404	$83,276	$17,608	$3,244	$607,462
December 31, 2017
Allowance for loan losses:
Ending allowance balance attributable to loans
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,275	1,590	1,170	452	48	4,535
Total ending allowance balance	$1,275	$1,590	$1,170	$452	$48	$4,535
Loans:
Loans individually evaluated for impairment	$—	$378	$31	$—	$—	$409
Loans collectively evaluated for impairment	156,720	223,868	59,034	28,272	1,755	469,649
Total ending loans balance	$156,720	$224,246	$59,065	$28,272	$1,755	$470,058
As of December 31, 2018 and 2017, there are no loans individually evaluated for impairment with an allowance recorded. The recorded investment in loans excludes accrued interest receivable and net deferred loan fees due to immateriality.
The bank had no loans on nonaccrual as of December 31, 2018 and 2017.
There are no loans past due over 90 days still accruing as of December 31, 2018 or 2017.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 4 — LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2018 and 2017 by class of loans:
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2018
Commercial real estate	$2,478	$—	$—	$2,478	$189,452	$191,930
Residential real estate	257	—	—	257	311,147	311,404
Commercial	1,081	—	—	1,081	82,195	83,276
Construction and land dev	—	—	—	—	17,608	17,608
Consumer and other	—	—	—		3,244	3,244
Total	$3,816	$—	$—	$3,816	$603,646	$607,462

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2017
Commercial real estate	$—	$—	$—	$—	$156,720	$156,720
Residential real estate	—	—	—	—	224,246	224,246
Commercial	—	—	—	—	59,065	59,065
Construction and land dev	—	—	—	—	28,272	28,272
Consumer and other	—	—	—		1,755	1,755
Total	$—	$—	$—	$—	$470,058	$470,058
At December 31, 2018, there were two impaired residential real estate loans with recorded investments totaling $357 thousand with no allowance. The average net investment on the impaired residential real estate and commercial loans during 2018 was $351 thousand. The residential real estate loans had $15 thousand interest income recognized which was equal to cash basis interest income.
At December 31, 2017, there were two impaired residential real estate loans and one impaired commercial loan with recorded investments totaling $378 thousand and $31 thousand, respectively, with no allowance. The average net investment on the impaired residential real estate and commercial loans during 2017 was $381 thousand and $48 thousand, respectively. The residential real estate loans had $16 thousand interest income recognized which was equal to cash basis interest income. The commercial loans had recognized $3 in interest income which was equal to cash basis interest income.
Troubled Debt Restructurings:
The principal carrying balance of loans that specifically met the criteria for consideration as a troubled debt restructuring was $357 thousand and $409 thousand as of December 31, 2018 and 2017, respectively. The Company has allocated no specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2018 and 2017. The Company has not committed any additional amounts to customers whose loans are classified as a troubled debt restructuring.
There were no loans modified as troubled debt restructurings during the period ending December 31, 2018 or December 31, 2017.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 4 — LOANS (Continued)

Credit Quality Indicators:
The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt including: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Generally, all credits greater than $350 thousand are reviewed no less than annually to monitor and adjust, if necessary, the credit risk profile. Loans classified as substandard or special mention are reviewed quarterly by the Corporation for further evaluation to determine if they are appropriately classified and whether there is any impairment. Beyond the annual review, all loans are graded upon initial issuance. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Corporation will determine the appropriate loan grade.
Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Corporation for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard, doubtful, or even charged-off. The Corporation uses the following definitions for risk ratings:
Pass:   A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary. The pass category includes the following:
Riskless:   Loans that are fully secured by liquid, properly margined collateral (listed stock, bonds, or other securities; savings accounts; certificates of deposit; loans or that portion thereof which are guaranteed by the U.S. Government or agencies backed by the “full faith and credit” thereof; loans secured by properly executed letters of credit from prime financial institutions).
High Quality Risk:   Loans to recognized national companies and well-seasoned companies that enjoy ready access to major capital markets or to a range of financing alternatives. Borrower’s public debt offerings are accorded highest ratings by recognized rating agencies, e.g., Moody’s or Standard & Poor’s. Companies display sound financial conditions and consistent superior income performance. The borrower’s trends and those of the industry to which it belongs are positive.
Satisfactory Risk:   Loans to borrowers, reasonably well established, that display satisfactory financial conditions, operating results and excellent future potential. Capacity to service debt is amply demonstrated. Current financial strength, while financially adequate, may be deficient in a number of respects. Normal comfort levels are achieved through a closely monitored collateral position and/or the strength of outside guarantors.
Moderate Risk:   Loans to borrowers who are in non-compliance with periodic reporting requirements of the loan agreement, and any other credit file documentation deficiencies, which do not otherwise affect the borrower’s credit risk profile. This may include borrowers who fail to supply updated financial information that supports the adequacy of the primary source of repayment to service the Bank’s debt and prevents bank management to evaluate the borrower’s current debt service capacity. Existing loans will include those with consistent track record of timely loan payments, no material adverse changes to underlying collateral, and no material adverse change to guarantor(s) financial capacity, evidenced by public record searches.
Special mention:   A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Corporation’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 4 — LOANS (Continued)

Substandard:   A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected.
Doubtful:   A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss:   A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2018
Commercial real estate	$189,228	$2,702	$—	$—	$191,930
Residential real estate	311,013	391	—	—	311,404
Commercial	82,668	577	31	—	83,276
Construction and land development	17,608	—	—	—	17,608
Consumer	3,244	—	—	—	3,244
Total	$603,761	$3,670	$31	$—	$607,462
December 31, 2017
Commercial real estate	$155,671	$1,049	$—	$—	$156,720
Residential real estate	224,246	—	—	—	224,246
Commercial	58,936	98	31	—	59,065
Construction and land development	28,272	—	—	—	28,272
Consumer	1,755	—	—	—	1,755
Total	$468,880	$1,147	$31	$—	$470,058
NOTE 5 — PREMISES AND EQUIPMENT
Company premises and equipment, net are comprised of the following:
	2018	2017	Estimated Useful Lives (In Years)
Furniture, fixture, and equipment	$800	$723	5-7 years
Computer hardware and software	1,321	1,131	3-5 years
Leasehold improvements	2,161	2,021	10-12 years
Corporate Branding	117	—	3-5 years
	4,399	3,875
Accumulated depreciation and amortization	(1,050)	(1,593)
	$3,349	$2,282

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 5 — PREMISES AND EQUIPMENT (Continued)

Depreciation and amortization expense was $511 thousand and $417 thousand in 2018 and 2017, respectively.
The Corporation is obligated under non-cancelable operating leases for its main office and branch offices and for the rental of office equipment which expire through 2029. Rental expense totaled approximately $1.1 million and $948 thousand for the year ended December 31, 2018 and 2017 respectively. At December 31, 2018, future minimum rental commitments, under these non-cancellable leases were as follows:
2019	$976
2020	937
2021	922
2022	922
2023	922
Thereafter	2,797
$7,476
NOTE 6 — TIME DEPOSITS
Time deposits exceeding $250 thousand were approximately $58.5 million and $32.1 million at December 31, 2018 and 2017, respectively.
Scheduled maturities of time deposits at December 31, 2018 are as follows:
Year ending December 31	Amount
2019	$79,722
2020	8,344
2021	4,867
2022	515
2023	130
$93,578
NOTE 7 — FEDERAL HOME LOAN BANK ADVANCES
At year-end, advances from the Federal Home Loan Bank were as follows:
	2018	2017
Maturities of 2018, fixed rate of 1.08%	$—	$5,000
Maturities of 2019, fixed rates of 1.58%	5,000	5,000
Maturities of 2019, fixed rate hybrid of 2.42%	10,000	—
Maturities of 2020, fixed rates of 1.67%	5,000	5,000
Maturities of 2020, adjustable rates from 2.52% to 2.53% as of 12/31/18	20,000	10,000
	$40,000	$25,000

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 7 — FEDERAL HOME LOAN BANK ADVANCES (Continued)

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $88.7 million and $59.3 million of first mortgage loans under a blanket lien arrangement at year-end 2018 and 2017. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow up to a total of  $127.1 million at year-end 2018.
Payments over the next five years are as follows:
2019	$15,000
2020	25,000
NOTE 8 — COMMON STOCK AND PREFERRED STOCK
The Corporation has Class A Voting and Class B Non-voting common stock with par values of  $0.01 per share. As of December 31, 2018 there are 50,000,000 and 10,000,000 shares authorized as Class A and Class B of which 5,171,700 and 752,184 are outstanding, respectively. During the year ended December 31, 2018, the Corporation issued 531, 571, 4,670, and 889,709 shares of Class A voting stock at $14.50, $16.00, $17.00 and $18.25 per share and 210,136 of Class B non-voting stock at $18.25 per share; respectively, with a par value of  $0.01.
The Corporation has 10,000,000 shares of undesignated and unissued preferred stock.
NOTE 9 — INCOME TAXES
Components of the provision for income taxes for the years ended December 31, 2018 and 2017 are as follows:
	2018	2017
Current provision
Federal	$660	$1,066
State	236	215
Deferred provision
Federal	(172)	(217)
Adjustment for enacted tax rate	—	697
State	(55)	83
	$669	$1,844
The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate is due primarily to state taxes and permanent items.
	2018	2017
Federal statutory rate times financial statement income	21.0%	34.0%
Effect of:
Tax-exempt income	0.0%	0.0%
State taxes, net of federal benefit	4.3%	3.5%
Earnings from company owned life insurance	-1.8%	-2.4%
Other permanent differences	0.8%	0.9%
Change in rate	0.0%	19.1%
Other, net	-0.2%	-4.5%
	24.1%	50.4%

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 9 — INCOME TAXES (Continued)

The composition of the deferred tax assets:
	2018	2017
Deferred Tax assets:
Allowance for loan losses	$1,463	$1,172
Preopening expenses	70	82
Stock-based compensation	89	89
Deferred loan fees	75	(16)
Deferred rent	70	55
Unrealized loss on securities available for sale	144	68
Other	14	16
	1,926	1,483
Deferred Tax liabilities:
Property and equipment	(176)	(19)
Deferred Loan fees	—	(16)
	(176)	(35)
Net deferred tax asset	$1,750	$1,447
In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will be realized using all available evidence, both positive and negative. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
At December 31, 2018, the Company had no amounts recorded for uncertain tax positions. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest and penalties related to income tax matters in income tax expense. The Company is subject to U.S. federal income tax as well as income tax of the state of Florida. The Company is not subject to examination by taxing authorities for years prior to 2015.
NOTE 10 — RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Bank grants loans to and accepts deposits from executive officers, directors, and their affiliates. The amount of related party loans at year-end 2018 and 2017 were $4.5 million and $4.7 million, respectively.
Loans to principal officers, directors and their affiliates at year-end 2018 were as follows:
	2018	2017
Balance at January 1, 2018	$4,660	$5,206
New loans	—	—
Effect of changes in composition of related parties	—	(323)
Repayments	(184)	(223)
Balance at December 31, 2018	$4,476	$4,660
Deposits from principal officers, directors and their affiliates at year-end 2018 and 2017 were $10.3 million and $22.8 million, respectively.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 11 — OTHER EMPLOYEE BENEFITS
The Corporation, through the Bank, has adopted a 401(k) benefit plan (the Plan) covering substantially all eligible employees and contains a safe harbor provision whereby all employees who initially enroll are 100% vested. The Corporation, at its discretion, matches the employees’ annual contribution up to 4% of their annual salary. The Corporation contributed approximately $251 thousand and $165 thousand to the Plan in 2018 and 2017, respectively.
NOTE 12 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The Company used the following methods and significant assumptions to estimate fair value:
Securities available for sale:   Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly-liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations, corporate bonds, municipal bonds and U.S. agency notes. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 might include certain residual interests in securitizations and other less-liquid securities. As of December 31, 2018 and 2017, all securities available for sale were Level 2.
The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments:
Cash and cash equivalents:   The carrying amounts of cash and cash equivalents approximate their fair value.
Loans:   ASU 2016-1, “Recognition and Measurement of Financial Assets and Financial Liabilities,” requires the Company to use the exit price notion when measuring fair value of financial instruments for disclosure purposes effective January 1, 2018; therefore, the fair value presented in the following table may not be comparable to prior period. For performing loans, the fair value is based on a discounted cash flow analysis (income approach). The discounted cash flow was based on contractual maturity of the loan and market indication of rates, prepayment speeds, defaults and credit risk resulting in Level 3 classification. For non-performing loans, the fair value is determined based on the estimated values of the underlying collateral or individual analysis of receipts (asset approach) resulting in Level 3 classification. At December 31, 2017, the fair values of loans, excluding loans held for sale, were estimated as follows: for variable rate loans that reprice frequently and with no significant change in credit risk, fair values were

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 12 — FAIR VALUE (Continued)

based on carrying values resulting in a Level 3 classification. Fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans were value as described previously.
Securities:   The fair values of securities are based on the hierarchy for measuring fair value.
Federal Home Loan Bank stock:   It is not practical to determine fair value due to restrictions placed on transferability.
Federal Reserve Bank stock:   It is not practical to determine fair value due to restrictions placed on transferability.
Accrued interest receivable:   The carrying amounts of accrued interest approximate their fair values.
Deposits:   The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.
Federal Home Loan Bank advances:   Fair values are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.
Off-balance-sheet instruments:   Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:
		Fair Value Measurements at December 31, 2018 Using:
2018	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale
SBA loans pools	$7,449	$—	$7,449	$—
Mortgage backed securities	6,308	—	6,308	—
Corporate bonds	5,828	—	5,828	—
Total	$19,585	$—	$19,585	$—
Equity Securities
Mutual funds	$942	$—	$942	$—
Total	$942	$—	$942	$—

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 12 — FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2017 Using:
2017	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale
SBA loans pools	$10,110	$—	$10,110	$—
Mortgage backed securities	7,626	—	7,626	—
Mutual Funds	963	—	963	—
Corporate bonds	8,021	—	8,021	—
Total	$26,720	$—	$26,720	$—
There were no securities reclassified into or out of Level 3 during the year ended December 31, 2018 and 2017.
The table below presents the approximate carrying amount and estimated fair value of the Bank’s financial instruments (in thousands):
	2018
	Carrying Amount	Fair Value	Fair Value Hierarchy
Financial Assets:
Cash & Due from Banks, including interest bearing deposits	$64,842	$64,842	Level 1
Federal Funds Sold	22,041	22,041	Level 1
Securities, Available for Sale	19,585	19,585	Level 2
Securities, Held to Maturity	259	265	Level 2
Equity Securities	942	942	Level 2
Loans, net	601,480	606,838	Level 3
Federal Home Loan Bank Stock	2,192	N/A	N/A
Federal Reserve Bank Stock	1,472	N/A	N/A
Company Owned Life Insurance	8,449	8,449	Level 2
Accrued Interest Receivable	1,979	1,979	Level 3
Financial Liabilities:
Deposits	603,302	602,937	Level 2
Federal Home Loan Bank Advances	40,000	39,834	Level 2
Accrued Interest Payable	342	342	Level 2

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 12 — FAIR VALUE (Continued)

	2017
	Carrying Amount	Fair Value	Fair Value Hierarchy
Financial Assets:
Cash & Due from Banks, including interest bearing deposits	$20,836	$20,836	Level 1
Federal Funds Sold	16,290	16,290	Level 1
Securities, Available for Sale	26,720	26,720	Level 2
Securities, Held to Maturity	316	325	Level 2
Loans, net	465,587	465,232	Level 2
Federal Home Loan Bank Stock	1,409	N/A	N/A
Federal Reserve Bank Stock	1,127	N/A	N/A
Company Owned Life Insurance	8,212	8,207	Level 2
Accrued Interest Receivable	1,407	1,407	Level 2
Financial Liabilities:
Deposits	459,174	444,574	Level 2
Federal Home Loan Bank Advances	25,000	24,494	Level 2
Accrued Interest Payable	162	162	Level 2
NOTE 13 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amounts of financial instruments with off-balance-sheet risk at year-end were as follows:
	2018	2017
Available lines of credit	$106,866	$75,791
Unfunded loan commitments – fixed	20,243	5,210
Unfunded loan commitments – variable	10,356	37,599
Standby letters of credit	8,670	8,084
Commercial letters of credit	1,747	2,462
NOTE 14 — DIVIDENDS
The Corporation is limited in the amount of cash dividends that it may pay. The amount of cash dividends that may be paid is based on the Corporation’s net income of the current year combined with the Bank’s retained income of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Corporation must consider additional factors such as the amount of current

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 14 — DIVIDENDS (Continued)

period net income, liquidity, asset quality, capital adequacy and economic conditions at the Bank. It is likely that these factors would further limit the amount of dividends which the Corporation could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.
NOTE 15 — REGULATORY CAPITAL MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi- year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank and Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2018 is 1.875% and for 2017 was 1.25%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2018, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2018 and 2017, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category. Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion as well, all of which would have exceeded the “well-capitalized” level had the Company been subject to separate capital minimums.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 15 — REGULATORY CAPITAL MATTERS (Continued)

Actual and required capital amounts and ratios are presented below at year-end, the required amounts for capital adequacy shown below do not include the capital conservation buffer previously discussed.
	Actual		Required for Capital Adequacy Purposes		Well Capitalized Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2018
Total Capital ratio
Bank	$68,427	13.4%	$40,731	8.0%	$50,914	10.0%
Corporation	86,014	16.9	40,731	8.0	N/A	N/A
Tier 1 Capital ratio
Bank	62,519	12.3	30,549	6.0	40,731	8.0
Corporation	80,107	15.7	30,549	6.0	N/A	N/A
Tier 1 Leverage ratio
Bank	62,519	8.6	29,129	4.0	36,411	5.0
Corporation	80,107	11.0	29,129	4.0	N/A	N/A
Common Equity Tier 1
Bank	62,519	12.3	22,911	4.5	33,094	6.5
Corporation	80,107	15.7	22,911	4.5	N/A	N/A
2017
Total Capital ratio
Bank	$49,234	12.0%	$32,866	8.0%	$41,083	10.0%
Corporation	62,649	15.2	32,866	8.0	N/A	N/A
Tier 1 Capital ratio
Bank	44,476	10.8	24,650	6.0	32,866	8.0
Corporation	57,892	14.1	24,650	6.0	N/A	N/A
Tier 1 Leverage ratio
Bank	44,476	8.7	20,513	4.0	25,641	5.0
Corporation	57,892	11.3	20,513	4.0	N/A	N/A
Common Equity Tier 1
Bank	44,476	10.8	18,487	4.5	26,704	6.5
Corporation	57,892	14.1	18,487	4.5	N/A	N/A
NOTE 16 — LEGAL CONTINGENCIES
The Company is subject to legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 17 — STOCK BASED COMPENSATION
Stock Option Plan
The Corporation’s 2009 Employee Share Option Plan (the Plan, as amended in April 2012), permits the grant of share options to certain key employees and directors for up to 265,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Corporation common stock at the date of grant; those option awards have vesting periods up to three years and have a ten-year contractual term. Currently, the Corporation has a sufficient number of shares to satisfy expected share option exercises.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. The expected volatility is the five year volatility of the Bank stocks in the NASDAQ OMX ABA Community Bank Index. The computation of expected life is calculated based on the simplified method. The risk free interest rate for all periods is based upon a zero coupon U.S. Treasury bond with a similar life as the option at the time of grant.
The per share weighted-average grant-date fair value of options granted was $6.40 and $4.62 during the year ended December 31 , 2018 and 2017 using the Black-Scholes option-pricing model with the following weighted-average assumptions:
	2018	2017
Expected volatility	27.49%	23.46%
Risk-free interest rate	2.59%	2.33%
Expected life	7 years	7 years
Expected dividends	—	—
A summary of stock options were as follows:
	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2018	219,483	$11.46
Granted	15,750	18.25
Exercised	(8,750)	10.00
Expired	(2,750)	10.00
Forfeited	(1,400)	14.20	—
Balance at December 31, 2018	222,333	12.00	2.84	$1,390
Exercisable at December 31, 2018	194,783	$11.31	2.31	$1,352
At December 31, 2018 and 2017, there was $127 thousand and $59 thousand of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the Plan, respectively. The cost is expected to be recognized over a weighted-average period of two years. The total fair value of shares vesting and recognized as compensation expense was approximately $39 thousand and $36 thousand for the years ended December 31, 2018 and 2017, respectively. Additionally, the 8,750 options that were exercised were converted to stock based on the appreciation between the exercise price of $10 per share and the fair market value as of December 31, 2018 of  $18.25 per share, for a cost of $72 thousand or the stock equivalent of 3,955 shares of Class A Common Voting Stock.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 17 — STOCK BASED COMPENSATION (Continued)

During 2014, the Plan was modified with the Corporate reorganization described in Note 1 whereby the Corporation assumed the same provisions of the Plan established at the Bank in previous years. The options exchanged were equal in fair value and in terms to the original options received. No additional compensation expense was recognized as a result of the modification.
Employee Stock Purchase Plan
The Corporation’s 2014 Associate Stock Purchase Plan allows employees to purchase stock at a discounted price of fair market-value. The maximum amount of shares available under the plan is 2,000,000. The discount is 5% of fair market value with the difference recorded as compensation expense. The maximum an employee can participate is $25 thousand per calendar year. The December 31, 2018 fair value of the stock was determined based on the price of the most recent common stock offering ($18.25 per share).
Stock Appreciation Rights
The Corporation’s 2012 Stock Appreciation Rights Plan (SARs, as amended in 2014) is a grant awarded to selected employees and directors in recognition of their current and future contributions to the Corporation. A SAR unit provides the employee or director a “right” to the future appreciation of value in a share of common stock of the Corporation. The SAR unit is awarded at the then fair market value of the stock share as of the date of the grant (base price). As the stock appreciates in value, the difference between the base price and the fair market value is the potential benefit to the employee after it vests. Unlike a stock option, the employee is not required to pay any amount to exercise the SAR as the net amount of the increase in the stock value is paid (either in cash or stock) at the payment date after vesting occurs.
The SAR unit becomes vested at the earlier of: (i) five years of continuous service with the Corporation from the date of the grant; (ii) upon a liquidity event of the Corporation; and (iii) death or disability. Units granted under the SAR agreements have a base price ranging from $11.50 to $18.25 per common stock as of December 31, 2018. Total available units under the SAR program amount to 1.2 million as of December 31, 2018.
Total SARs granted were 243,000 and 270,500 in 2018 and 2017, respectively. There were no SARs exercised and there were 22,000 SARs forfeited for the year ended December 31, 2018. As of December 31, 2018, the company determined that a payout to employees under the SAR plan is unlikely and therefore no accrual has been made. There were no SARs exercised or forfeited during the year ended December 31, 2017. Total SARs outstanding as of December 31, 2018 were 944,500.

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 18 — EARNINGS PER SHARE
Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year.
	2018	2017
Basic earnings per share:
Net Income	$2,106	$1,814
Total weighted average common stock outstanding	4,910	4,706
Net income per share	$0.43	$0.39
Diluted earnings per share:
Net Income	$2,106	$1,814
Total weighted average common stock outstanding	4,910	4,706
Add: Dilutive effect of employee stock options	219	208
Total weighted average diluted stock outstanding	5,129	4,914
Net income per share	$0.41	$0.37
As of December 31, 2018, there were no stock options that were anti-dilutive. As of December 31, 2017, there were no stock options anti-dilutive.
NOTE 19 — PROFESSIONAL HOLDING CORP. (PARENT COMPANY ONLY) CONDENSED FINANCIAL INFORMATION
Balance Sheets
(In thousands)	2018	2017
Assets
Cash	$17,798	$13,265
Investment in Subsidiaries	62,087	44,280
Other Assets	—	50
	$79,885	$57,595
Liabilities and Shareholders’ Equity
Other Liabilities	204	3
Shareholders’ equity	79,681	57,592
	$79,885	$57,595
Statements of Income (Loss)
	2018	2017
(In thousands)
Income	$—	$—
Interest Expenses	—	—
Non-interest expenses	897	272
Income (loss) before income taxes and equity in undistributed income of subsidiaries	$(897)	$(272)
Income tax provision (benefit)	—	—
Income (loss) before equity in undistributed income of subsidiaries	(897)	(272)
Equity in undistributed income of subsidiaries	3,003	2,086
Net Income	$2,106	$1,814

PROFESSIONAL HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017
(Tables in thousands, except share data)

NOTE 19 — PROFESSIONAL HOLDING CORP. (PARENT COMPANY ONLY) CONDENSED FINANCIAL INFORMATION (Continued)

Statement of Cash Flows
Cash flows from operating activities
Adjustments to reconcile net income to net cash from operating activities:
Net income (loss)	$2,106	$1,814
Equity in undistributed income of subsidiaries	(3,003)	(2,086)
Net (increase) decrease in other assets	50	12
Net increase (decrease) in other liabilities	200	—
Net cash used in operating activities	(647)	(260)
Cash flows from investing activities
Investment in subsidiaries	(14,986)	(9,350)
Net cash used in investing activities	(14,986)	(9,350)
Cash flows from financing activities
Issuance of commons stock, net of related expense	19,998	18,880
Stock based employment benefit plans	168	105
Net cash provided by financing activities	20,166	18,905
Increase in cash and cash equivalents	4,533	9,295
Cash and cash equivalents at beginning of year	13,265	3,970
Cash and cash equivalents at end of year	$17,798	$13,265
Supplemental cash flow information:
Cash paid during the year for taxes	$1,005	$1,800
NOTE 20 — SUBSEQUENT EVENTS
Subsequent events:   Management has evaluated subsequent events for recognition and disclosure through September 26, 2019, which is the date the financial statements were available to be issued.
On August 9, 2019, Professional Holding Corp. entered into an Agreement and Plan of Merger, or Merger Agreement, with Marquis Bancorp. (MBI) and its wholly owned subsidiary, Marquis Bank, providing for the merger of Marquis Bancorp. with and into the Company and Marquis Bank with and into Professional Bank in an all-stock transaction, or merger, in which 100% of the Marquis Bancorp. (MBI) stock will be absorbed into Professional Holding Corp. stock, with the closing contingent upon various factors including regulatory approval. As of June 30, 2019, Marquis Bancorp. had total assts of $680 million (unaudited), total loans of  $558 million (unaudited), and total deposits of  $626 million (unaudited).

FINANCIAL STATEMENTS OF MARQUIS BANCORP, INC.

MARQUIS BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
	September 30, 2019	December 31, 2018
ASSETS
Cash on hand and due from financial institutions	$13,554,073	$16,720,631
Interest-bearing balances with financial institutions	67,235,456	49,907,408
Cash and cash equivalents	80,789,529	66,628,039
Securities available for sale, at fair value	26,170,629	31,970,846
Securities held to maturity, (fair value 2019 – $1,493,318 and 2018 − $1,533,969)	1,497,746	1,548,778
Loans, net of allowance of $5,293,897 in 2019 and $4,862,807 in 2018	559,975,268	551,363,715
Premises and equipment, net	1,000,300	1,048,857
Federal Home Loan Bank stock, at cost	1,871,100	3,672,800
Accrued interest receivable	1,712,194	1,920,074
Other real estate owned	1,707,825	1,707,825
Deferred tax asset, net	1,594,075	1,566,932
Other assets	500,522	896,040
	$676,819,188	$662,323,906
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$147,307,791	$116,994,924
Interest bearing	430,597,770	407,236,543
Total deposits	577,905,561	524,231,467
Federal Home Loan Bank advances	30,000,000	75,000,000
Subordinated notes payable, net	9,709,728	9,669,735
Accrued interest payable	689,083	559,962
Other liabilities	2,070,601	2,057,930
Total liabilities	620,374,973	611,519,094
Stockholders’ equity
Common stock, $5 par value, 5,000,000 shares authorized; issued and outstanding 3,419,188 shares in 2019; 3,411,946 shares in 2018	17,095,940	17,059,730
Additional paid-in capital	19,000,454	18,377,169
Retained earnings	20,300,502	15,591,404
Accumulated other comprehensive gain (loss)	47,319	(223,491)
Total stockholders’ equity	56,444,215	50,804,812
	$676,819,188	$662,323,906
See accompanying notes to condensed interim financial statements.

MARQUIS BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
For the Nine Months Ended September 30,
	2019	2018
Interest income
Loans, including fees	$22,848,987	$19,379,470
Investment securities	608,814	453,831
Interest bearing accounts in other financial institutions	859,423	604,379
	24,317,224	20,437,680
Interest expense
Deposits	6,386,713	3,757,781
Borrowings	1,277,683	1,133,557
	7,664,396	4,891,338
Net interest income	16,652,828	15,546,342
Provision for loan losses	367,000	712,000
Net interest income after provision for loan losses	16,285,828	14,834,342
Noninterest income
Service charges on deposit accounts	592,831	554,059
Gain on sale of loans	312,121	115,729
Other income	235,439	160,678
	1,140,391	830,466
Noninterest expense
Salaries and employee benefits	6,154,529	5,531,266
Occupancy and equipment	1,111,261	1,010,011
Telecommunication expense	111,805	83,509
Data processing	456,013	403,174
Other real estate owned expense	107,448	—
Professional fees	516,424	336,542
Printing and supplies	60,548	69,353
Regulatory assessments	199,414	342,433
Directors’ compensation	756,165	692,960
Marketing	96,061	147,316
Other	551,364	437,714
	10,121,032	9,054,278
Income before income taxes	7,305,187	6,610,530
Income tax expense	1,843,887	1,736,561
Net Income	$5,461,300	$4,873,969
Earnings per share:
Basic	$1.60	$1.43
Diluted	$1.43	$1.37
See accompanying notes to condensed interim financial statements.

MARQUIS BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
UNAUDITED
For the Nine Months Ended September 30,
	2019	2018
Net income	$5,461,300	$4,873,969
Other comprehensive gain (loss):
Unrealized gains (losses) on securities available for sale:
Unrealized holding gain (loss) arising during the period	362,748	(476,361)
Tax effect	(91,938)	120,734
Total other comprehensive gain (loss)	270,810	(355,627)
Comprehensive income	$5,732,110	$4,518,342
See accompanying notes to condensed interim financial statements.

MARQUIS BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
UNAUDITED
For the Nine Months Ended September 30,
	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2018	—	$—	3,394,690	$16,973,450	$17,497,406	$8,783,421	$(106,991)	$43,147,286
Common stock issuance	—	—	8,226	41,130	58,199	—	—	99,329
Stock based compensation	—	—	—	—	170,546	—	—	170,546
Net Income	—	—	—	—	—	1,579,788	—	1,579,788
Total other comprehensive loss	—	—	—	—	—	—	(164,852)	(164,852)
Balance at March 31, 2018	—	$—	3,402,916	$17,014,580	$17,726,151	$10,363,209	$(271,843)	$44,832,097
Common stock issuance	—	—	1,495	7,475	11,960	—	—	19,435
Stock based compensation	—	—	—	—	174,969	—	—	174,969
Net Income	—	—	—	—	—	1,642,142	—	1,642,142
Total other comprehensive loss	—	—	—	—	—	—	(52,340)	(52,340)
Balance at June 30, 2018	—	$—	3,404,411	$17,022,055	$17,913,080	$12,005,351	$(324,183)	$46,616,303
Common stock issuance	—	—	7,535	37,675	22,605	—	—	60,280
Stock based compensation	—	—	—	—	210,855	—	—	210,855
Net Income	—	—	—	—	—	1,652,038	—	1,652,038
Total other comprehensive loss	—	—	—	—	—	—	(138,435)	(138,435)
Balance at September 30, 2018	—	$—	3,411,946	$17,059,730	$18,146,540	$13,657,389	$(462,618)	$48,401,041

See accompanying notes to condensed interim financial statements.

MARQUIS BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
UNAUDITED
For the Nine Months Ended September 30,
	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2019	—	$—	3,411,946	$17,059,730	$18,377,169	$15,591,404	$(223,491)	$50,804,812
Stock based compensation	—	—	—	—	198,465	—	—	198,465
Net Income	—	—	—	—	—	1,912,011	—	1,912,011
Total other comprehensive income	—	—	—	—	—	—	102,215	102,215
Balance at March 31, 2019	—	$—	3,411,946	$17,059,730	$18,575,634	$17,503,415	$(121,276)	$53,017,503
Common stock issuance	—	—	7,142	35,710	27,997	—	—	63,707
Stock based compensation	—	—	—	—	199,505	—	—	199,505
Cash dividend declared ($0.11 per share)	—	—	—	—	—	(376,100)	—	(376,100)
Net Income	—	—	—	—	—	1,499,942	—	1,499,942
Total other comprehensive income	—	—	—	—	—	—	187,777	187,777
Balance at June 30, 2019	—	$—	3,419,088	$17,095,440	$18,803,136	$18,627,257	$66,501	$54,592,334
Common stock issuance	—	—	100	500	300	—	—	800
Stock based compensation	—	—	—	—	197,018	—	—	197,018
Cash dividend declared ($0.11 per share)	—	—	—	—	—	(376,100)	—	(376,100)
Net Income	—	—	—	—	—	2,049,345	—	2,049,345
Total other comprehensive loss	—	—	—	—	—	—	(19,182)	(19,182)
Balance at September 30, 2019	—	$—	3,419,188	$17,095,940	$19,000,454	$20,300,502	$47,319	$56,444,215

See accompanying notes to condensed interim financial statements.

MARQUIS BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
For the Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$5,461,300	$4,873,969
Adjustments to reconcile net income to net cash
From operating activities
Provision for loan losses	367,000	712,000
Loans originated held for sale	(534,000)	(1,486,000)
Proceeds from sales of loans held for sale	534,000	1,486,000
Net gain on sale of loans	(312,121)	(115,729)
Increase of deferred income tax	(119,082)	(422,548)
Depreciation and amortization	253,357	225,972
Shared based compensation	594,988	556,370
Provision for off – balance sheet items	18,633	85,628
Net amortization of premium and discount on securities	119,820	143,522
Amortization of subordinated note payable discount and debt issuance costs	39,993	42,885
Net change in:
Accrued interest receivable and other assets	603,399	(661,772)
Accrued interest payable and other liabilities	123,159	(992,573)
Net cash from operating activities	7,150,446	4,447,724
Cash flows from investing activities
Redemption of time deposits with financial institutions	—	1,406,983
Purchase of securities available for sale	(3,648,132)	(19,497,576)
Purchase of securities held to maturity	(1,201,259)	—
Proceeds from maturities and calls of securities available for sale	4,200,000	—
Proceeds from repayment of securities available for sale	5,494,516	2,054,585
Proceeds from repayment on securities held to maturity	49,050	52,299
Proceeds from maturities on securities held to maturity	1,200,000	—
Purchase of Federal Home Loan Bank stock	(5,380,800)	(4,515,700)
Proceeds from sale of Federal Home Loan Bank stock	7,182,500	3,527,500
Loan originations and payments, net	(8,666,432)	(75,691,484)
Capital expenditures	(204,800)	(81,130)
Net cash from investing activities	(975,357)	(92,744,523)
Cash flows from financing activities
Net increase in deposits	53,674,094	78,995,491
Proceeds from Federal Home Loan Bank Advances	124,000,000	110,000,000
Repayment of Federal Home Loan Bank Advances	(169,000,000)	(89,000,000)
Cash dividends to shareholders	(752,200)	—
Proceeds from issuance of common stock	64,507	179,044
Net cash from financing activities	7,986,401	100,174,535
Net change in cash and cash equivalents	14,161,490	11,877,736
Beginning cash and cash equivalents	66,628,039	54,609,504
Ending cash and cash equivalents	$80,789,529	$66,487,240
Supplemental cash flow information:
Interest paid	7,535,275	4,502,389
Income taxes paid	1,815,000	2,380,000
See accompanying notes to condensed interim financial statements.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018
NOTE 1 — BASIS OF PRESENTATION
The accompanying unaudited consolidated financial statements include Marquis Bancorp, Inc. (the “Bancorp”) and its wholly owned subsidiary, Marquis Bank (the “Bank”), together referred to as “the Company”. The Company provides financial services through its offices in Miami-Dade and Broward County. Its primary deposit products are checking, savings, and term certificates accounts, and its primary lending products are residential mortgages, commercial, and installment loans.
These unaudited consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) followed within the financial services industry for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information or notes required for complete financial statements.
In the opinion of management, all adjustments, consisting of normal and recurring items, considered necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts reported in prior periods have been reclassified to conform to current year presentation. These reclassifications did not have a material effect on previously reported net income, shareholders’ equity or cash flows.
Operating results for the nine-month period ended September 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019. These statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2018.
The Company’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2018. There were no new accounting policies or changes to existing policies adopted during the first nine months of 2019 which had a significant effect on the Company’s results of operations or statement of financial condition. For interim reporting purposes, the Company follows the same basic accounting policies and considers each interim period as an integral part of an annual period.
Earnings per Common Share:   Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.
Recently Adopted Accounting Standards
In May 2014, the FASB published ASU 2014-09, Revenue From Contracts With Customers (Topic 606). This guidance requires entities to recognize revenues when they transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance describes a 5-step process that entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information.
The Company adopted the guidance on January 1, 2019 using a modified retrospective method, in which the guidance applies to existing contracts in effect at January 1, 2018 and new contracts entered into after this date. Most of the Company’s revenue, including net interest income, gain on sale of loans, and loan fees is explicitly out of scope of the new revenue recognition guidance. The Company conducted an assessment of the revenue streams that were potentially affected by the new guidance and reviewed contracts in scope to ensure compliance with the new guidance.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 1 — BASIS OF PRESENTATION (Continued)

The Company has identified service charges on deposits and related cash management services, and card interchange income as its most significant revenue streams within the scope of the standard. For the revenue streams that were found in scope, management reviewed in detail its most significant contracts with corresponding customers. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.
Recently Issued Accounting Standards, Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 amends the existing standards for lease accounting effectively requiring that most leases be carried on the balance sheets of the related lessees by requiring them to recognize a right-of-use asset and a corresponding lease liability. ASU 2016-02 includes qualitative and quantitative disclosure requirements intended to provide greater insight into the nature of an entity’s leasing activities. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2020, and interim periods within those annual periods, resulting in no adjustment to amounts reported in prior periods.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and similar instruments) and net investments in leases recognized by a lessor. For debt securities with other-than-temporary impairment (OTTI), the guidance will be applied prospectively. Existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The assets will be grossed up for the allowance of expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance. Adoption is effective for interim and annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company has selected a software solution supported by a third-party vendor to be used in developing an expected credit loss model compliant with ASU 2016-13 and will continue to evaluate the impact of this new accounting standard through its effective date.
The Company has further evaluated other Accounting Standards Updates issued during 2019 but does not expect updates other than those summarized above to have a material impact on the consolidated financial statements.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 2 — SECURITIES
The following tables summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at September 30, 2019 and December 31, 2018 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive loss and gross unrecognized gains and losses:
September 30, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$3,266,627	$—	$(86,567)	$3,180,060
U.S. government sponsored entities	20,791,487	158,302	(39,782)	20,910,007
State, county and municipal bonds	1,048,860	26,166	—	1,075,026
Corporate bonds	1,000,271	5,265	—	1,005,536
Total Available for Sale	$26,107,245	$189,733	$(126,349)	$26,170,629

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held to Maturity
U.S. treasuries	$201,059	$160	$—	$201,219
U.S. government sponsored entities	296,687	117	(5,115)	291,689
Foreign Sovereign (Israel)	1,000,000	410	—	1,000,410
Total Held to Maturity	$1,497,746	$687	$(5,115)	$1,493,318

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$4,181,794	$—	$(107,668)	$4,074,126
U.S. government sponsored entities	25,533,218	35,662	(220,639)	25,348,241
State, county and municipal bonds	1,054,225	—	(15,169)	1,039,056
Corporate bonds	1,500,973	8,450	—	1,509,423
Total Available for Sale	$32,270,210	$44,112	$(343,476)	$31,970,846

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held to Maturity
U.S. treasuries	$199,912	$—	$(1,162)	$198,750
U.S. government sponsored entities	348,866	148	(13,795)	335,219
Foreign Sovereign (Israel)	1,000,000	—	—	1,000,000
Total Held to Maturity	$1,548,778	$148	$(14,957)	$1,533,969
The amortized cost and fair value of the investment securities portfolio are shown by contractual maturity in the following table. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 2 — SECURITIES (Continued)

	September 30, 2019
	Amortized Cost	Fair Value
Available for Sale
Within one year	$2,501,397	$2,499,217
One to five years	7,498,747	7,541,971
Over five to ten years	8,664,626	8,741,732
Over ten years	7,442,475	7,387,709
Total	$26,107,245	$26,170,629
Held to Maturity
Within one year	$2,948	$3,065
One to five years	1,201,059	1,201,629
Over five to ten years	—	—
Over ten years	293,739	288,624
Total	$1,497,746	$1,493,318

	December 31, 2018
	Amortized Cost	Fair Value
Available for Sale
Within one year	$500,000	$500,353
One to five years	16,684,471	16,627,417
Over five to ten years	9,416,578	9,315,487
Over ten years	5,669,161	5,527,589
Total	$32,270,210	$31,970,846
Held to Maturity
Within one year	$1,199,912	$1,198,750
One to five years	5,538	5,686
Over five to ten years	—	—
Over ten years	343,328	329,533
Total	$1,548,778	$1,533,969
There were no sales of securities in 2019 or 2018. Securities pledged at September 30, 2019 and December 31, 2018 had a carrying amount of  $201,059 and $199,912, respectively, and were pledged to secure US public deposits.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 2 — SECURITIES (Continued)

The following table summarizes the investment securities with unrealized losses at September 30, 2019 and December 31, 2018 aggregated by major security type and length of time in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or Longer		Total
September 30, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale
U.S. Gov. Agencies	$—	$—	$3,180,060	$(86,567)	$3,180,060	$(86,567)
U.S. Government sponsored entities	6,377,814	(14,811)	3,485,318	(24,971)	9,863,132	(39,782)
Total Available for Sale	$6,377,814	$(14,811)	$6,665,378	$(111,538)	$13,043,192	$(126,349)

	Less Than 12 Months		12 Months or Longer		Total
September 30, 2019	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Held to Maturity
U.S. Government sponsored entities	$—	$—	$288,624	$(5,115)	$288,624	$(5,115)
Total Held to Maturity	$—	$—	$288,624	$(5,115)	$288,624	$(5,115)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale
U.S. Gov. Agencies	$402,429	$(5,560)	$3,671,697	$(102,108)	$4,074,126	$(107,668)
U.S. Government sponsored entities	5,033,957	(36,305)	8,804,943	(184,334)	13,838,900	(220,639)
State, county and municipal bonds	525,225	(718)	513,831	(14,451)	1,039,056	(15,169)
Total Available for Sale	$5,961,611	$(42,583)	$12,990,471	$(300,893)	$18,952,082	$(343,476)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2018	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Held to Maturity
U.S. Gov. Agencies	$—	$—	$198,750	$(1,162)	$198,750	$(1,162)
U.S. Government sponsored entities	—	—	329,533	(13,795)	329,533	(13,795)
Total Held to Maturity	$—	$—	$528,283	$(14,957)	$528,283	$(14,957)
During the nine months ended September 30, 2019 and year ended December 31, 2018, there was no other than temporary impairment recognized on securities. The decline in fair value of securities is due to changes in interest rates and other market conditions and is not credit related. The fair value of all securities is expected to recover as the securities approach maturity. Accordingly, it is expected that the securities will not be settled at a price less than the amortized cost basis of the Company’s investments. Management does not intend, and it is likely that it will not be required to sell the securities prior to their anticipated recovery.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 3 — LOANS
Loans held to maturity at September 30, 2019 and December 31, 2018 were as follows:
	2019	2018
Commercial	$72,902,412	$80,171,846
Real Estate:
Residential	3,514,674	3,769,129
Commercial	422,799,372	403,444,475
Home equity lines of credit (HELOC)	61,470,715	65,798,734
Consumer and other	4,882,104	3,408,497
	565,569,277	556,592,681
Plus (Less): Fees and Costs	(300,112)	(366,159)
Less: Allowance for loan losses	(5,293,897)	(4,862,807)
Loans, net	$559,975,268	$551,363,715
The following table presents the activity in the allowance for loan losses by portfolio segment for the nine months ended September 30, 2019:
		Real Estate
	Commercial	Residential	Commercial	HELOC	Consumer & Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$846,485	$26,384	$3,298,020	$660,331	$31,587	$—	$4,862,807
Provision for loan losses	(148,126)	(1,781)	469,957	23,435	3,275	20,240	367,000
Charge-offs					(777)		(777)
Recoveries	59,867				5,000		64,867
Ending balance	$758,226	$24,603	$3,767,977	$683,766	$39,085	$20,240	$5,293,897
The following table presents the activity in the allowance for loan losses by portfolio segment for the nine months ended September 30, 2018:
		Real Estate
	Commercial	Residential	Commercial	HELOC	Consumer & Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$567,669	$22,733	$2,994,235	$577,204	$37,111	$—	$4,198,952
Provision for loan losses	215,874	(4,137)	218,847	127,043	5,458	148,915	712,000
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	3,298	—	3,298
Ending balance	$783,543	$18,596	$3,213,082	$704,247	$45,867	$148,915	$4,914,250

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 3 — LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of September 30, 2019:
		Real Estate			Consumer & Other
	Commercial	Residential	Commercial	HELOC		Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	758,226	24,603	3,767,977	683,766	39,085	20,240	5,293,897
Total ending balance	$758,226	$24,603	$3,767,977	$683,766	$39,085	$20,240	$5,293,897
Loans:
Loans individually evaluated for impairment	$—	$—	$—	$110,199	$—	$—	$110,199
Loans collectively evaluated for impairment	72,902,412	3,514,674	422,799,372	61,360,516	4,882,104	—	565,459,078
Total ending loans balance	$72,902,412	$3,514,674	$422,799,372	$61,470,715	$4,882,104	$—	$565,569,277
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2018:
		Real Estate			Consumer & Other
December 31, 2018	Commercial	Residential	Commercial	HELOC		Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$69,134	$—	$—	$69,134
Collectively evaluated for impairment	846,485	26,384	3,298,020	591,197	31,587	—	4,793,673
Total ending balance	$846,485	$26,384	$3,298,020	$660,331	$31,587	$—	$4,862,807
Loans:
Loans individually evaluated for impairment	$294,245	$—	$—	$110,199	$—	$—	$404,444
Loans collectively evaluated for impairment	79,877,601	3,769,129	403,444,475	65,688,535	3,408,497	—	556,188,237
Total ending loans balance	$80,171,846	$3,769,129	$403,444,475	$65,798,734	$3,408,497	$—	$556,592,681

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 3 — LOANS (Continued)

The following table presents the average balance of impaired loans for the period ended September 30, 2019 and December 31, 2018 and the interest income recognized during impairment:
	2019	2018
Average of individually impaired loans during year	$208,642	$404,444
Interest income recognized during impairment	—	61,015
Cash-basis interest income recognized	—	—
There were no loans past due 90 days and still on accrual as of September 30, 2019 and December 31, 2018. There was one non-accrual loan with an outstanding balance of  $110,199 as of September 30, 2019 and two non-accrual loans with an outstanding balance of  $404,444 as of December 31, 2018. Two commercial real estate loans were past due between 30-59 days with outstanding balances of approximately $1.19 million and $940 thousand as of September 30, 2019 and none as of December 31, 2018. All other loans were current as of September 30, 2019 and December 31, 2018.
Troubled Debt Restructurings
A loan whose terms are modified due to financial difficulties resulting in the borrower’s inability to meet the contractual repayment terms is considered a troubled debt restructuring. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the company’s internal underwriting policy.
There were no loans modified as troubled debt restructurings during the nine months ended September 30, 2019 and year ended December 31, 2018.
There were no loans modified as troubled debt restructurings for which there were payment defaults within twelve months following the modification during the nine months ended September 30, 2019 and year ended December 31, 2018. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk at inception. This credit risk rating is updated based on an annual review of loans with an outstanding balance greater than $ 500 thousand and is reviewed when a loan is delinquent 30 days or more or is delinquent on property tax payments if applicable. The Company uses the following definitions for risk ratings:
Special Mention:   A loan in this category has potential weaknesses that deserve management’s close attention. A loan in this category does not expose an institution to sufficient risk to warrant adverse classification at this time, but if left uncorrected these potential weaknesses may result in the deterioration of the repayment prospects on the loan at some future date.
Substandard:   A loan classified as substandard is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans rated substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the obligation. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 3 — LOANS (Continued)

Doubtful:   A loan classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.
Loans not meeting the criteria above are assigned risk ratings that are considered to be pass rated loans.
Based on the most recent analysis performed as of September 30, 2019 and December 31, 2018, the risk category of loans by portfolio segment is as follows:
2019	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$72,902,412	$—	$—	$—	$72,902,412
Real Estate:
Residential	3,514,674	—	—	—	3,514,674
Commercial	422,799,372	—	—	—	422,799,372
Home Equity Line of Credit	61,360,516	—	110,199	—	61,470,715
Consumer and other	4,882,104	—	—	—	4,882,104
Total	$565,459,078	$—	$110,199	$—	$565,569,277

2018	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$79,877,601	$—	$294,245	$—	$80,171,846
Real Estate:
Residential	3,769,129	—	—	—	3,769,129
Commercial	403,444,475	—	—	—	403,444,475
Home Equity Line of Credit	65,688,535	—	110,199	—	65,798,734
Consumer and other	3,408,497	—	—	—	3,408,497
Total	$556,188,237	$—	$404,444	$—	$556,592,681
NOTE 4 — PREMISES AND EQUIPMENT
Premises and equipment were as follows:
	September 30, 2019	December 31, 2018
Leasehold improvements	$1,161,544	$1,110,252
Furniture and equipment	1,528,311	1,374,803
	2,689,855	2,485,055
Less: Accumulated depreciation	(1,689,555)	(1,436,198)
	$1,000,300	$1,048,857
The Company leases its main office under an operating lease. The lease is for a ten year period and provides for an additional five year renewal option. The Company entered into operating leases in September 2015 for branch office space in Aventura, Florida and December 2018 for branch office space in Ft. Lauderdale, Florida. The branch lease in Aventura is for an initial term of 3 years with an additional three year option that the Company plans to exercise and the branch lease in Ft. Lauderdale is for an initial

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 4 — PREMISES AND EQUIPMENT (Continued)

term of 5 years with an additional five year option that the Company plans to exercise. Rent expense is recognized on a straight line basis over the ten years and six year terms of the respective leases. Rent expense was approximately $635,465 and $598,395 for the period ended September 30, 2019 and 2018, respectively.
The following is a schedule of future minimum lease payments as of September 30, 2019 under the amended operating lease on the Company’s facility.
October 1 – December 31, 2019	$176,253
2020	699,851
2021	677,658
2022	340,683
2023	100,887
Thereafter	—
$1,995,332
NOTE 5 — DEPOSITS
Time deposits of more than $250 thousand were approximately $100,556,608 and $129,824,915 at September 30, 2019 and December 31, 2018, respectively. At September 30, 2019, scheduled maturities of all time deposits were as follows:
2019	$73,440,672
2020	132,634,984
2021	14,655,234
2022	21,541,109
2023	300,000
2024	639,422
$243,211,421
NOTE 6 — FEDERAL HOME LOAN BANK ADVANCES
At September 30, 2019 and December 31, 2018, notes payable to the FHLB totaled $30,000,000 and $75,000,000, respectively. The advances are collateralized by a blanket lien on the Company’s real estate loan portfolio. The Company may borrow based on qualifying collateral reports submitted on a quarterly basis. Qualifying loans in the amount $117,310,996 and $111,035,140, respectively, were available as collateral for the quarter ended September 30, 2019 and December 31, 2018.
The Company was eligible to borrow an additional $140,067,750 and $85,892,500 at September 30, 2019 and December 31, 2018, respectively, under its available line of credit based on pledged qualifying loan collateral. Securities held in safe keeping at the FHLB of Atlanta may also be pledged to secure additional advances under the line of credit. No securities were pledged at September 30, 2019 and December 31, 2018 for this purpose.
The individual advances at September 30, 2019 and December 31, 2018 mature within the next year and bear fixed interest rates within the range of rates indicated below. Advances are subject to a prepayment penalty if repaid before maturity.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 6 — FEDERAL HOME LOAN BANK ADVANCES (Continued)

2019
Amount	Rate
$30,000,000	2.04% to 2.16%
2018
Amount	Rate
$75,000,000	2.35% to 2.82%
NOTE 7 — EARNINGS PER SHARE
The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:
	Nine Months Ended September 30,
	2019	2018
Basic
Net income	$5,461,300	$4,873,969
Weighted average common shares outstanding	3,416,730	3,406,258
Basic earnings per common share	$1.60	$1.43
	2019	2018
Diluted
Net income	$5,461,300	$4,873,969
Weighted average common shares outstanding for basic earnings per common share	3,416,730	3,406,258
Add: Dilutive effects of assumed exercises of stock options	394,308	150,041
Average shares	3,811,038	3,556,299
Diluted	$1.43	$1.37
NOTE 8 — INCOME TAXES
Income taxes for the nine months ended September 30, 2019 and 2018 were as follows:
	2019	2018
Current	$1,962,969	$2,159,109
Deferred	(119,082)	(422,548)
Total	$1,843,887	$1,736,561

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 8 — INCOME TAXES (Continued)

Period-end deferred tax assets and liabilities for September 30, 2019 and December 31, 2018 were due to the following:
	2019	2018
Deferred tax assets
Organizational and start-up expenses	$33,193	$41,980
Capital losses	25,345	25,345
Stock option expense	444,259	341,731
Allowance for loan losses	1,341,738	1,232,478
Securities available for sale	(16,065)	75,874
Accrued expenses	281,850	247,812
Other	2,172	414
	2,112,492	1,965,634
Deferred tax liabilities
Accumulated depreciation	197,996	65,721
Deferred loan fees	263,944	265,557
Other	31,132	42,079
	493,072	373,357
Valuation allowance	25,345	25,345
Net deferred tax asset	$1,594,075	$1,566,932
Effective tax rates differ from the federal statutory rate of 21% applied to 2018 and 2019 taxes due to the following:
	2019	2018
Federal statutory rate times financial statement income	$1,534,089	$1,388,211
Effect of state income tax (net of federal benefit)	264,423	293,148
Stock compensation	29,959	33,137
Other	15,416	22,065
	$1,843,887	$1,736,561
A valuation allowance for deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company recorded a valuation allowance for its capital loss carry forward.
The Company is subject to U.S. federal income tax as well as income tax of the state of Florida. The Company is no longer subject to examination by taxing authorities for all years prior to 2015.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 9 — SUBORDINATED NOTES PAYABLE
At September 30, 2019 and December 31, 2018, long-term debt was as follows:
	2019		2018
	Principal	Unamortized Discount and Debt Issuance Costs	Principal	Unamortized Discount and Debt Issuance Costs
7.0% subordinated debentures, due 2026 (discount is based on imputed interest rate of 7.458%)	$10,000,000	$(290,272)	$10,000,000	$(330,265)
Total	$10,000,000	$(290,272)	$10,000,000	$(330,265)
NOTE 10 — STOCK OPTION PLAN
The Company’s Board of Directors approved the granting of options on January 2, 2017 to purchase up to 96,102 of additional shares to directors and principal officers under the Marquis Bancorp Company 2009 Stock Option Plan. All 680,000 authorized share grants under the 2009 Stock Option Plan have been issued and no further grants will be authorized under this plan.
The Marquis Bancorp 2017 Stock Option Plan, (“the Option Plan”), was adopted and approved by the stockholders at the April 2017 stockholders’ annual meeting. The Option Plan authorizes granting 500,000 shares as incentive stock options or non-qualified stock options to purchase common stock of the Company to eligible participants including directors and principal officers of the Company. The Option Plan increased the aggregate number of shares of the Company’s common stock authorized for incentive stock option grants or non-qualified stock options to purchase common stock from 680,000 approved in 2015 to 1,180,000 in 2017.
During December 2017, the Company’s Board of Directors approved the granting of options to purchase up to 217,332 of additional shares to the directors and certain employees. During 2018, the Company’s Board of Directors approved the granting of an additional 140,000 shares to the directors and certain employees. Vesting periods and exercise terms are set on the grant date. Option awards are generally granted with an exercise price equal to or greater than the estimated fair value of the Company’s common stock at the date of grant and a vesting period of three years.
Share based compensation is recognized over the vesting period based on the use of the Black-Scholes Model for valuing stock options. Assumptions used in the model as to the expected life of the option and volatility are based on management’s expectation of the life of the option and the stock volatility of similar community banks. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Note rate for the expected life of the option in effect at the time of the grant.
There were no options granted in 2019. The fair value of options granted in 2018 were determined using the following weighted average assumptions as of the grant date:
2018
Risk-free interest rate	2.59% – 2.78%
Expected life	6 years
Expected volatility	30%
Dividend yield	0%
The average estimated fair value of the stock options granted in 2018 was $5.13. Share based compensation expense of  $594,989 and $556,370 was recognized for the nine months ended September 30, 2019 and 2018, respectively.

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 10 — STOCK OPTION PLAN (Continued)

A summary of option activity for 2019 follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding January 1, 2019	977,128	$11.88	6.6 years
Granted	—	—
Exercised	(7,242)	8.91
Forfeited/Expired	(5,500)	12.15
Outstanding September 30, 2019	964,386	$11.90	5.8 years
Options vested and exercisable at period end	686,329	$10.82	4.8 years
Options not vested	278,057	$14.58	8.3 years
A summary of option activity for 2018 follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding January 1, 2018	638,602	$10.17	6 years
Granted	358,332	14.85
Exercised	(17,256)	10.38
Forfeited/Expired	(2,550)	9.65
Outstanding December 31, 2018	977,128	$11.88	6.6 years
Options vested and exercisable at end of year	502,439	$9.60	4.4 years
Options not vested	474,689	$14.31	8.9 years
Unrecognized shared based compensation related to non-vested stock options granted amounts to $960,562 and $1,553,437 as of September 30, 2019 and December 31, 2018, respectively. This cost is recognized over a weighted average period of 36 months.
Intrinsic value represents the difference between the closing stock price of  $22.29 as of September 30, 2019 and the weighted average exercise price, multiplied by the number of options. The intrinsic value of option exercises was $96,909 and $88,424 as of September 30, 2019 and December 31, 2018, respectively. Cash received from option exercises was $64,507 and $179,044 during 2019 and 2018, respectively. The amount of tax benefit recognized was immaterial during 2019 and 2018.
NOTE 11 — REGULATORY CAPITAL MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 11 — REGULATORY CAPITAL MATTERS (Continued)

capital conservation buffer for 2019 is 2.5% and for 2018 is 1.875%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of September 30, 2019 and December 31, 2018, the Bank meets all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2019 and December 31, 2018, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
Holding companies with total assets under $3 billion are not subject to capital requirements. Actual and required capital amounts and ratios are presented below.
	Actual		Minimum Required To Be Adequately Capitalized Plus Conservation Buffer		Minimum Required To Be Well Capitalized
September 30, 2019	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets
Consolidated	$71,838,702	12.33%	N/A	N/A	N/A	N/A
Bank	$70,919,672	12.17%	$61,187,805	10.50%	$58,274,100	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$56,396,899	9.68%	N/A	N/A	N/A	N/A
Bank	$65,187,597	11.19%	$49,532,985	8.50%	$46,619,280	8.00%
Common Tier 1 (CET 1)
Consolidated	$56,396,899	9.68%	N/A	N/A	N/A	N/A
Bank	$65,187,597	11.19%	$40,791,870	7.00%	$37,878,165	6.50%
Tier 1 (Core) Capital to average assets
Consolidated	$56,396,899	8.41%	N/A	N/A	N/A	N/A
Bank	$65,187,597	9.72%	$26,838,502	4.00%	$33,548,128	5.00%

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 11 — REGULATORY CAPITAL MATTERS (Continued)

	Actual		Minimum Required To Be Adequately Capitalized Plus Conservation Buffer		Minimum Required To Be Well Capitalized
December 31, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets
Consolidated	$65,980,388	11.53%	N/A	N/A	N/A	N/A
Bank	$65,167,154	11.39%	$56,494,381	9.875%	$57,209,500	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$51,028,303	8.92%	N/A	N/A	N/A	N/A
Bank	$59,884,803	10.47%	$45,052,481	7.875%	$45,767,600	8.00%
Common Tier 1 (CET 1)
Consolidated	$51,028,303	8.92%	N/A	N/A	N/A	N/A
Bank	$59,884,803	10.47%	$36,471,056	6.375%	$37,186,175	6.50%
Tier 1 (Core) Capital to average assets
Consolidated	$51,028,303	8.08%	N/A	N/A	N/A	N/A
Bank	$59,884,803	9.49%	$25,251,000	4.000%	$31,563,750	5.00%
NOTE 12 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Investment Securities: The fair values for investment securities available for sale and held to maturity are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available or markets that are not active, fair values are calculated based on market prices of similar securities (Level 2).

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 12 — FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis are summarized below:
		Fair Value Measurements using:
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2019
Assets
U.S. government agencies	$3,180,060	$—	$3,180,060	$—
U.S. government sponsored entities	20,910,007	—	20,910,007	—
State, County and Municipal bonds	1,075,026	—	1,075,026	—
Corporate Bonds	1,005,536	—	1,005,536	—
Total securities available for sale	$26,170,629	$—	$26,170,629	$—
December 31, 2018
Assets
U.S. government agencies	$4,074,126	$—	$4,074,126	$—
U.S. government sponsored entities	25,348,241	—	25,348,241	—
State, County and Municipal bonds	1,039,056	—	1,039,056	—
Corporate Bonds	1,509,423	—	1,509,423	—
Total securities available for sale	$31,970,846	$—	$31,970,846	$—
There were no securities reclassified into or out of Level 3 during the nine months ended September 30, 2019 and year ended December 31, 2018.
Assets and liabilities measured at fair value on a non-recurring basis are summarized below:
		Fair Value Measurements using:
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2019
Impaired Loan (Home Equity)	$110,199	$—	$—	$110,199
Other Real Estate Owned (Residential)	1,707,825	—	1,707,825	—
December 31, 2018
Impaired Loan (Home Equity)	$110,199	$—	$—	$110,199
Impaired Loan (Commercial Line)	294,245	—	—	294,245
Other Real Estate Owned (Residential)	1,707,825	—	1,707,825	—
The Home Equity impaired loan which is measured for impairment using the fair value of the collateral had an outstanding principal balance of  $110,199 and no valuation allowance at September 30, 2019. The impaired loan resulted in a specific reserve of  $69,134 for the year ended December 31, 2018.
The Commercial impaired loan which is measured for impairment using the fair value of the collateral had an outstanding principal balance of  $294,425 with no valuation allowance at December 31, 2018. The

MARQUIS BANCORP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended September 30, 2019 and Year ended December 31, 2018

NOTE 12 — FAIR VALUE (Continued)

related loan collateral was sold to a third party in March 2019. The sale resulted in a recovery of  $59,867 for the nine months ended September 30, 2019.
Foreclosed real estate which is measured using the fair value less estimated selling costs of the collateral had an outstanding balance of  $1,707,825 with no valuation allowance at September 30, 2019. The related impaired loan resulted in a charge-off of  $491,208 through the provision for loan losses for the year ended December 31, 2018.

MARQUIS BANCORP, INC.
Coral Gables, Florida
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2018 and 2017

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Marquis Bancorp, Inc.
Coral Gables, Florida
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Marquis Bancorp, Inc., which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marquis Bancorp, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe LLP
Miami, Florida
March 18, 2019, except Note 7, as to which the date is December 12, 2019

MARQUIS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2018 and 2017
	2018	2017
ASSETS
Cash on hand and due from financial institutions	$16,720,631	$12,514,224
Interest-bearing balances with financial institutions	49,907,408	42,095,280
Cash and cash equivalents	66,628,039	54,609,504
Interest-bearing time deposits	—	1,406,983
Securities available for sale, at fair value	31,970,846	16,645,207
Securities held to maturity, (fair value 2018 – $1,533,969 and 2017 – $1,609,876)	1,548,778	1,619,395
Loans, net of allowance of $4,862,807 in 2018 and $4,198,952 in 2017	551,363,715	458,868,998
Premises and equipment, net	1,048,857	881,863
Federal Home Loan Bank stock, at cost	3,672,800	2,047,100
Accrued interest receivable	1,920,074	1,355,786
Other real estate owned	1,707,825	—
Deferred tax asset, net	1,566,932	1,144,724
Other assets	896,040	604,814
	$662,323,906	$539,184,374
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$116,994,924	$106,799,889
Interest bearing	407,236,543	337,165,005
Total deposits	524,231,467	443,964,894
Federal Home Loan Bank advances	75,000,000	39,000,000
Subordinated notes payable, net	9,669,735	9,613,047
Accrued interest payable	559,962	227,462
Other liabilities	2,057,930	3,231,685
Total liabilities	611,519,094	496,037,088
Stockholders’ equity
Common stock, $5 par value, 5,000,000 shares authorized; issued and outstanding 3,411,946 shares in 2018; 3,394,690 shares in 2017	17,059,730	16,973,450
Additional paid-in capital	18,377,169	17,497,406
Retained earnings	15,591,404	8,783,421
Accumulated other comprehensive loss	(223,491)	(106,991)
Total stockholders’ equity	50,804,812	43,147,286
	$662,323,906	$539,184,374
See accompanying notes to consolidated financial statements.

MARQUIS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2018 and 2017
	2018	2017
Interest income
Loans, including fees	$26,797,356	$20,520,930
Investment securities	663,805	298,991
Interest bearing accounts in other financial institutions	778,764	483,326
	28,239,925	21,303,247
Interest expense
Deposits	5,473,234	2,910,313
Borrowings	1,599,823	1,101,195
Net interest income	7,073,057	4,011,508
	21,166,868	17,291,739
Provision for loan losses	1,148,865	921,261
Net interest income after provision for loan losses	20,018,003	16,370,478
Noninterest income
Service charges on deposit accounts	750,342	614,540
Gain on sale of loans	249,756	526,573
Other income	256,964	167,497
	1,257,062	1,308,610
Noninterest expense
Salaries and employee benefits	7,319,899	6,275,276
Occupancy and equipment	1,335,161	1,110,152
Telecommunication expense	113,352	96,778
Data processing	544,608	499,081
Charitable contributions	294,694	300,702
Professional fees	414,807	432,147
Printing and supplies	103,899	79,314
Regulatory assessments	442,271	239,294
Directors’ compensation	929,759	737,504
Marketing	193,034	138,372
Other	634,098	728,095
	12,325,582	10,636,715
Net income before income taxes	8,949,483	7,042,373
Income tax expense	2,141,500	3,079,529
Net Income	$6,807,983	$3,962,844
Net income available to common stockholders	$6,807,983	$3,962,844
Earnings per share:
Basic	$2.00	$1.17
Diluted	$1.91	$1.14
See accompanying notes to consolidated financial statements.

MARQUIS BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2018 and 2017
	2018	2017
Net income	$6,807,983	$3,962,844
Other comprehensive loss:
Unrealized losses on securities available for sale:
Unrealized holding loss arising during the period	(156,050)	(19,344)
Tax effect	39,550	6,644
Total other comprehensive loss	(116,500)	(12,700)
Comprehensive income	$6,691,483	$3,950,144
See accompanying notes to consolidated financial statements.

MARQUIS BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2018 and 2017
	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2017	—	$—	3,376,759	$16,883,795	$16,991,251	$4,802,970	$(76,684)	$38,601,332
Common stock issuance	—	—	17,931	89,655	76,151	—	—	165,806
Stock based compensation	—	—	—	—	430,004	—	—	430,004
Net Income	—	—	—	—	—	3,962,844	—	3,962,844
Total other comprehensive loss	—	—	—	—	—	—	(12,700)	(12,700)
Reclassification due to new tax laws enacted	—	—	—	—	—	17,607	(17,607)	—
Balance at December 31, 2017	—	$—	3,394,690	$16,973,450	$17,497,406	$8,783,421	$(106,991)	$43,147,286
Common stock issuance	—	—	17,256	86,280	92,764	—	—	179,044
Stock based compensation	—	—	—	—	786,999	—	—	786,999
Net Income	—	—	—	—	—	6,807,983	—	6,807,983
Total other comprehensive loss	—	—	—	—	—	—	(116,500)	(116,500)
Balance at December 31, 2018	—	$—	3,411,946	$17,059,730	$18,377,169	$15,591,404	$(223,491)	$50,804,812

See accompanying notes to consolidated financial statements.

MARQUIS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2018 and 2017
	2018	2017
Cash flows from operating activities
Net income	$6,807,983	$3,962,844
Adjustments to reconcile net income to net cash
From operating activities
Provision for loan losses	1,148,865	921,261
Loans originated for sale	(1,486,000)	(1,881,980)
Proceeds from loan sales	1,486,000	4,841,603
Increase of deferred income tax	(382,657)	(1,983)
Depreciation and amortization	294,990	273,313
Shared based compensation	786,999	430,004
Provision for off-balance sheet items	85,628	331,666
Write-off of property and equipment	294	—
Net amortization of premium and discount on securities	194,286	175,476
Amortization of subordinated note payable discount and debt issuance costs	56,688	60,785
Net change in:
Accrued interest receivable and other assets	(855,514)	(621,424)
Accrued interest payable and other liabilities	(926,883)	1,595,614
Net cash from operating activities	7,210,679	10,087,179
Cash flows from investing activities
Increase in time deposits with financial institutions	—	(3,764)
Redemption of time deposits with financial institutions	1,406,983	—
Purchase of securities available for sale	(19,497,575)	(6,161,965)
Purchase of securities held to maturity	—	(199,656)
Proceeds from maturities and calls of securities available for sale	1,000,000	1,000,000
Proceeds from repayment of securities available for sale	2,825,744	1,626,280
Proceeds from repayment on securities held to maturity	66,473	78,032
Proceeds from maturities on securities held to maturity	—	200,000
Purchase of Federal Home Loan Bank stock	(1,625,700)	(205,400)
Loan originations and payments, net	(95,351,408)	(98,754,729)
Capital expenditures	(462,278)	(272,501)
Net cash from investing activities	(111,637,761)	(102,693,703)
Cash flows from financing activities
Net increase in deposits	80,266,573	96,837,683
Proceeds from Federal Home Loan Bank Advances	206,000,000	37,025,000
Repayment of Federal Home Loan Bank Advances	(170,000,000)	(34,025,000)
Proceeds from issuance of common stock	179,044	165,806
Net cash from financing activities	116,445,617	100,003,489
Net change in cash and cash equivalents	12,018,535	7,396,965
Beginning cash and cash equivalents	54,609,504	47,212,539
Ending cash and cash equivalents	$66,628,039	$54,609,504
Supplemental cash flow information:
Interest paid	6,740,557	3,974,839
Income taxes paid	2,930,000	2,965,000
Loans transferred to other real estate	1,707,825	—
See accompanying notes to consolidated financial statements.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation:   The consolidated financial statements include Marquis Bancorp, Inc. (the “Bancorp”) and its wholly owned subsidiary, Marquis Bank (the “Bank”), together referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation.
The Company provides financial services through its offices in Miami-Dade and Broward County. Its primary deposit products are checking, savings, and term certificates accounts, and its primary lending products are residential mortgages, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions in the area.
Use of Estimates:   To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.
Cash Flows:   Cash and cash equivalents include cash, and deposits with other financial institutions with maturities fewer than 90 days. Net cash flows are reported for customer loan and deposit transactions and interest bearing deposits in other financial institutions.
Interest Bearing Deposits in other Financial Institutions:   Interest-bearing time deposits in other financial institutions are carried at cost.
Securities:   Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive loss, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses realized on the sale of investment securities are recorded on the trade date and determined using the specific identification method. Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.
Loans:   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Most loans are secured by specific items of

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

collateral including business assets, consumer assets, and commercial and residential real estate. The Company segregates its loan portfolio into the following segments: Commercial, Real Estate-Residential, Real Estate-Commercial, Home Equity lines of credits (HELOC) and Consumer and Other.
Each portfolio segment has different source of payments and or risk characteristics. Commercial loans are expected to be repaid from cash flow generated from the operations of businesses. Commercial real estate loans are secured by either owner occupied operating businesses or are secured by investment properties that are income producing from rental activities. For commercial real estate loans that are not owner occupied, the customers’ ability to repay is dependent on the income produced by the real estate and general economic conditions in the area. Residential loans, home equity lines of credit (HELOC) and other consumer loans are repayable from the individual borrower’s personal cash flow.
The Company underwrites and originates loans sponsored by the U.S. Small Business Administration (“SBA”). Under the SBA 7a program the Company underwrites and originates loans that carry a partial SBA guarantee up to 75%. These loans are carried in the held to maturity. Participations in the SBA guaranteed portion of these loans may be sold to pool assemblers who securitize the loans into pools sold in the secondary market. The gains on the sale of SBA 7a loan participations net of origination costs are recorded as non-interest income.
The Company also is participating in the SBA 504 program. In this program the Company underwrites and originates a first mortgage loan that it retains in the held to maturity. It also funds a second mortgage loan intended for sale to a Community Development Corporation (“CDC”). The loan is initially funded by the Company pending the takeout by the CDC of the loan with funds provided by a debenture issued by the CDC with the second mortgage loan as collateral and with a full guarantee from the SBA. These 504 debenture loans are carried in the held for sale portfolio and are sold at par to the CDC. Loans originated and intended for sale to a CDC under the SBA 504 program market are carried at the outstanding balance of the loan pending takeout by a CDC. No gain or loss is recognized from the sale of these loans.
Interest income on substantially all loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. For all portfolio segments, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
When interest accrual is discontinued, uncollected interest is reversed against interest income. Interest income on non-accrual loans is recognized on a cash basis when paid by the borrower unless collection in full of principal and interest is not expected. In that case, interest payments received are applied to principal. Accrual of interest is generally not resumed until the customer is current on all principal and interest payments and has demonstrated the ability to make contractual payments for at least six months.
Concentration of Credit Risk:   Most of the Company’s business activity is with customers located within Miami-Dade County. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in that county. The Company’s largest lending segment is commercial real estate loans.
Allowance for Loan Losses:   The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the amount of the loan or a portion thereof is uncollectible. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using industry loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Troubled debt restructurings are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Company incorporates recent historical experience related to TDRs including the performance of TDRs that subsequently default into the calculation of the allowance by loan portfolio segment.
The general component covers pools of unimpaired loans sharing similar risk characteristics and is based on the Company’s loss experience factors adjusted for current environmental conditions as well as the Company’s internal risk grading of loans in the portfolio. Management estimates the general allowance amount required using the Company’s loss experience. The Company’s loss experience is applied by each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; impact on severe weather events; and effects of changes in credit concentrations.
Due to the added risks associated with loans which are graded as special mention or substandard that are not classified as impaired, an additional analysis is performed to determine whether an allowance is needed that is not fully captured by the historical loss experience.
Premises and Equipment:   Premises and equipment, which includes computer software, are stated at cost less accumulated depreciation. Depreciation or amortization is computed on a straight-line basis over the useful life of the asset. Amortization of leasehold improvements is computed utilizing the straight- line method over the shorter of the lease term or the useful life of the asset. Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Federal Home Loan Bank (FHLB) Stock:   The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned:   Foreclosed assets are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential or commercial real estate property collateralizing a consumer or commercial loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Loan Commitments and Related Financial Instruments:   Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Stock-Based Compensation:   Compensation cost is recognized for stock options and restricted stock awards issued to employees or directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options on the date of grant.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.
Income Taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes any interest and/or penalties related to income tax matters as other operating expenses.
Earnings per Common Share:   Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.
Comprehensive Income:   Comprehensive income consists of net income and other comprehensive loss. Other comprehensive loss includes unrealized losses on securities available for sale which are recognized as a separate component of stockholders’ equity.
Dividend Restrictions:   Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.
Loss Contingencies:   Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets:   Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Loans Held for Sale:   Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Loans held for sale are generally sold with servicing rights released. The carrying value of loans sold is reduced by the amount allocated to the servicing right, if any. Gains and losses on sales of loans are based on the difference between the selling price and the carrying value of the related loan sold.
Fair Value of Financial Instruments:   Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
NOTE 2 — SECURITIES
The following tables summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2018 and 2017 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive loss and gross unrecognized gains and losses:
2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$4,181,794	$—	$(107,668)	$4,074,126
U.S. government sponsored entities	25,533,218	35,662	(220,639)	25,348,241
State, county and municipal bonds	1,054,225	—	(15,169)	1,039,056
Corporate bonds	1,500,973	8,450	—	1,509,423
Total Available for Sale	$32,270,210	$44,112	$(343,476)	$31,970,846

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity
U.S. treasuries	$199,912	$—	$(1,162)	$198,750
U.S. government sponsored entities	348,866	148	(13,795)	335,219
Foreign Sovereign (Israel)	1,000,000	—	—	1,000,000
Total Held to Maturity	$1,548,778	$148	$(14,957)	$1,533,969

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 2 — SECURITIES (Continued)

2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$5,532,898	$709	$(51,148)	$5,482,459
U.S. government sponsored entities	8,692,485	—	(109,233)	8,583,252
State, county and municipal bonds	1,061,228	15,505	(7,598)	1,069,135
Corporate bonds	1,501,910	10,507	(2,056)	1,510,361
Total Available for Sale	$16,788,521	$26,721	$(170,035)	$16,645,207

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity
U.S. treasuries	$199,737	$—	$(1,518)	$198,219
U.S. government sponsored entities	419,658	233	(8,234)	411,657
Foreign Sovereign (Israel)	1,000,000	—	—	1,000,000
Total Held to Maturity	$1,619,395	$233	$(9,752)	$1,609,876
The amortized cost and fair value of the investment securities portfolio are shown by contractual maturity in the following table. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
	December 31, 2018
	Amortized Cost	Fair Value
Available for Sale
Within one year	$500,000	$500,353
One to five years	16,684,471	16,627,417
Over five to ten years	9,416,578	9,315,487
Over ten years	5,669,161	5,527,589
Total	$32,270,210	$31,970,846
Held to Maturity
Within one year	$1,199,912	$1,198,750
One to five years	5,538	5,686
Over five to ten years	—	—
Over ten years	343,328	329,533
Total	$1,548,778	$1,533,969

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 2 — SECURITIES (Continued)

	December 31, 2017
	Amortized Cost	Fair Value
Available for Sale
Within one year	$1,000,000	$993,567
One to five years	5,501,240	5,468,477
Over five to ten years	3,973,544	3,931,590
Over ten years	6,313,737	6,251,573
Total	$16,788,521	$16,645,207
Held to Maturity
Within one year	$—	$—
One to five years	1,209,237	1,207,952
Over five to ten years	—	—
Over ten years	410,158	401,925
Total	$1,619,395	$1,609,876
There were no sales of securities in 2018 or 2017. Securities pledged at December 31, 2018 and 2017 had a carrying amount of  $199,912 and $199,737, respectively, and were pledged to secure US public deposits.
The following table summarizes the investment securities with unrealized losses at December 31, 2018 and 2017 aggregated by major security type and length of time in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or Longer		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale
U.S. Gov. Agencies	$402,429	$(5,560)	$3,671,697	$(102,108)	$4,074,126	$(107,668)
U.S. Government sponsored entities	5,033,957	(36,305)	8,804,943	(184,334)	13,838,900	(220,639)
State, county and municipal bonds	525,225	(718)	513,831	(14,451)	1,039,056	(15,169)
Total Available for Sale	$5,961,611	$(42,583)	$12,990,471	$(300,893)	$18,952,082	$(343,476)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Held to Maturity
U.S. Gov. Agencies	$—	$—	$198,750	$(1,162)	$198,750	$(1,162)
U.S. Government sponsored entities	—	—	329,533	(13,795)	329,533	(13,795)
Total Held to Maturity	$—	$—	$528,283	$(14,957)	$528,283	$(14,957)

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 2 — SECURITIES (Continued)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2017	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale
U.S. Gov. Agencies	$3,430,696	$(31,630)	$1,482,444	$(19,518)	$4,913,140	$(51,148)
U.S. Government sponsored entities	5,512,605	(60,445)	3,070,647	(48,788)	8,583,252	(109,233)
State, county and municipal bonds	497,943	(7,598)	—	—	497,943	(7,598)
Corporate securities	523,761	(2,056)	—	—	523,761	(2,056)
Total Available for Sale	$9,965,005	$(101,729)	$4,553,091	$(68,306)	$14,518,096	$(170,035)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2017	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Held to Maturity
U.S. Gov. Agencies	$198,219	$(1,518)	$—	$—	$198,219	$(1,518)
U.S. Government sponsored entities	—	—	401,925	(8,234)	401,925	(8,234)
Total Held to Maturity	$198,219	$(1,518)	$401,925	$(8,234)	$600,144	$(9,752)
During the year ended December 31, 2018 and 2017, there was no other than temporary impairment recognized on securities. The decline in fair value of securities is due to changes in interest rates and other market conditions and is not credit related. The fair value of all securities is expected to recover as the securities approach maturity. Accordingly, it is expected that the securities will not be settled at a price less than the amortized cost basis of the Company’s investments. Management does not intend and it is likely that it will not be required to sell the securities prior to their anticipated recovery.
NOTE 3 — LOANS
Loans held to maturity at December 31, 2018 and 2017 were as follow:
	2018	2017
Commercial	$80,171,846	$61,661,118
Real Estate:
Residential	3,769,129	5,772,633
Commercial	403,444,475	327,306,009
Home equity lines of credit (HELOC)	65,798,734	66,233,804
Consumer and other	3,408,497	2,209,565
	556,592,681	463,183,129
Less: Fees and Costs	(366,159)	(115,179)
Less: Allowance for loan losses	(4,862,807)	(4,198,952)
Loans, net	$551,363,715	$458,868,998

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 3 — LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2018:
December 31, 2018	Commercial	Real Estate			Consumer & Other	Total
		Residential	Commercial	HELOC
Allowance for loan losses:
Beginning balance	$567,669	$22,733	$2,994,235	$577,204	$37,111	$4,198,952
Provision for loan losses	278,816	3,651	303,785	574,335	(11,722)	1,148,865
Loans charged-off	—	—	—	(491,208)	—	(491,208)
Recoveries	—	—	—	—	6,198	6,198
Total ending balance	$846,485	$26,384	$3,298,020	$660,331	$31,587	$4,862,807
The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2017:
December 31, 2017	Commercial	Real Estate			Consumer & Other	Total
		Residential	Commercial	HELOC
Allowance for loan losses:
Beginning balance	$505,828	$76,277	$2,439,450	$576,082	$27,731	$3,625,368
Provision for loan losses	372,140	(53,544)	554,785	1,122	46,758	921,261
Loans charged-off	(310,299)	—	—	—	(40,611)	(350,910)
Recoveries	—	—	—	—	3,233	3,233
Total ending balance	$567,669	$22,733	$2,994,235	$577,204	$37,111	$4,198,952
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2018:
December 31, 2018	Commercial	Real Estate			Consumer & Other	Total
		Residential	Commercial	HELOC
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$69,134	$—	$69,134
Collectively evaluated for impairment	846,485	26,384	3,298,020	591,197	31,587	4,793,673
Total ending balance	$846,485	$26,384	$3,298,020	$660,331	$31,587	$4,862,807
Loans:
Loans individually evaluated for impairment	$294,245	$—	$—	$110,199	$—	$404,444
Loans collectively evaluated for impairment	79,877,601	3,769,129	403,444,475	65,688,535	3,408,497	556,188,237
Total ending loans balance	$80,171,846	$3,769,129	$403,444,475	$65,798,734	$3,408,497	$556,592,681

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 3 — LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2017:
December 31, 2017	Commercial	Real Estate			Consumer & Other	Total
		Residential	Commercial	HELOC
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	567,669	22,733	2,994,235	577,204	37,111	4,198,952
Total ending balance	$567,669	$22,733	$2,994,235	$577,204	$37,111	$4,198,952
Loans:
Loans individually evaluated for impairment	$305,544	$—	$—	$2,100,000	$—	$2,405,544
Loans collectively evaluated for impairment	61,355,574	5,772,633	327,306,009	64,133,804	2,209,565	460,777,585
Total ending loans balance	$61,661,118	$5,772,633	$327,306,009	$66,233,804	$2,209,565	$463,183,129
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2018 and 2017:
	2018	2017
Average of individually impaired loans during year	$404,444	$2,405,544
Interest income recognized during impairment	61,015	104,073
Cash-basis interest income recognized	—	—
There were no loans past due 90 days and still on accrual on December 31, 2018 and 2017. There were two non-accrual loans with an outstanding balance of  $404,444 as of December 31, 2018 and two with an outstanding balance of  $2,405,544 as of December 31, 2017. There were no loans past due between 30 – 59 days as of December 31, 2018 and 2017. All other loans were current as of December 31, 2018 and 2017.
Troubled Debt Restructurings:
A loan whose terms are modified due to financial difficulties resulting in the borrower’s inability to meet the contractual repayment terms is considered a troubled debt restructuring. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the company’s internal underwriting policy.
There were no loans modified as troubled debt restructurings during the year ended December 31, 2018 and 2017.
There were no loans modified as troubled debt restructurings for which there were payment defaults within twelve months following the modification during the years ending December 31, 2018 and 2017. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 3 — LOANS (Continued)

Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk at inception. This credit risk rating is updated based on an annual review of loans with an outstanding balance greater than $ 500 thousand and is reviewed when a loan is delinquent 30 days or more or is delinquent on property tax payments if applicable. The Company uses the following definitions for risk ratings:
Special Mention:   A loan in this category has potential weaknesses that deserve management’s close attention. A loan in this category does not expose an institution to sufficient risk to warrant adverse classification at this time, but if left uncorrected these potential weaknesses may result in the deterioration of the repayment prospects on the loan at some future date.
Substandard:   A loan classified as substandard is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans rated substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the obligation. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful:   A loan classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.
Loans not meeting the criteria above are assigned risk ratings that are considered to be pass rated loans.
Based on the most recent analysis performed as of December 31, 2018 and 2017, the risk category of loans by portfolio segment is as follows:
2018	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$79,877,601	$—	$294,245	$—	$80,171,846
Real Estate:
Residential	3,769,129	—	—	—	3,769,129
Commercial	403,444,475	—	—	—	403,444,475
Home Equity Line of Credit	65,688,535	—	110,199	—	65,798,734
Consumer and other	3,408,497	—	—	—	3,408,497
Total	$556,188,237	$—	$404,444	$—	$556,592,681

2017	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$61,355,574	$—	$305,544	$—	$61,661,118
Real Estate:
Residential	5,772,633	—	—	—	5,772,633
Commercial	327,306,009	—	—	—	327,306,009
Home Equity Line of Credit	64,133,804	—	2,100,000	—	66,233,804
Consumer and other	2,209,565	—	—	—	2,209,565
Total	$460,777,585	$—	$2,405,544	$—	$463,183,129

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 4 — PREMISES AND EQUIPMENT
Premises and equipment were as follows:
	2018	2017
Leasehold improvements	$1,110,252	$859,859
Furniture and equipment	1,374,803	1,172,998
	2,485,055	2,032,857
Less: Accumulated depreciation	(1,436,198)	(1,150,994)
	$1,048,857	$881,863
The Company leases its main office under an operating lease. The lease is for a ten year period expiring May 2022, and provides for an additional five year renewal option. The Company entered into an operating lease in September 2014 for branch office space in Aventura, Florida for an initial term of three years with an additional three year renewal option that was exercised in 2017. In March 2018, the Company entered into an operating lease for branch office space in Davie, Florida for an initial term of five years with an additional five year renewal option. Rent expense is recognized on a straight line basis over the 10 years, six years and five year terms of the respective leases. Rent expense was approximately $806,236 and $674,666 for the period ended December 31, 2018 and 2017, respectively.
The following is a schedule of future minimum lease payments as of December 31, 2018 under the amended operating lease on the Company’s facility.
2019	699,323
2020	699,851
2021	677,658
2022	340,683
2023	100,887
Thereafter	—
$2,518,402
NOTE 5 — DEPOSITS
Time deposits of  $250,000 thousand or more were approximately $129,824,815 and $111,915,533 at December 31, 2018 and 2017, respectively. At December 31, 2018, scheduled maturities of all time deposits were as follows:
2019	266,916,257
2020	13,834,430
2021	500,038
2022	1,069,884
2023	—
$282,320,609
NOTE 6 — FEDERAL HOME LOAN BANK ADVANCES
At December 31, 2018 and 2017, notes payable to the FHLB totaled $75,000,000 and $39,000,000, respectively. The advances are collateralized by a blanket lien on the Company’s real estate loan portfolio. The Company may borrow based on qualifying collateral reports submitted on a quarterly basis. Qualifying loans in the amount $111,035,140 and $101,543,866, respectively, were available as collateral for the quarter ended December 31, 2018 and 2017.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 6 — FEDERAL HOME LOAN BANK ADVANCES (Continued)

The Company was eligible to borrow an additional $85,892,500 and $28,213,620 at December 31, 2018 and 2017, respectively, under its available line of credit based on pledged qualifying loan collateral. Securities held in safe keeping at the FHLB of Atlanta may also be pledged to secure additional advances under the line of credit. No securities were pledged at December 31, 2018 and 2017 for this purpose
The individual advances at December 31, 2018 and 2017 mature within the next year and bear fixed interest rates within the range of rates indicated below. Advances are subject to a prepayment penalty if repaid before maturity.
2018
Amount	Rate
$75,000,000	2.35% to 2.82%
2017
Amount	Rate
$39,000,000	0.88% to 1.79%
NOTE 7 — EARNINGS PER SHARE
The following table sets forth the computation of basic earnings per common share and diluted earnings per common share for the years ended December 31, 2018 and 2017:
	2018	2017
Basic
Net Income	$6,807,983	$3,962,844
Weighted average common shares outstanding	3,407,680	3,390,525
Basic earnings per common share	$2.00	$1.17
	2018	2017
Diluted
Net Income	$6,807,983	$3,962,844
Weighted average common shares outstanding for basic earnings per common share	3,407,680	3,390,525
Add: Dilutive effects of assumed exercises of stock options	155,001	72,062
Average shares	3,562,681	3,462,587
Diluted	$1.91	$1.14
NOTE 8 — INCOME TAXES
In 2017, new tax legislation was enacted, when H.R. 1, commonly referred to as the Tax Cuts and Jobs Act, was signed into law on December 22, 2017. Under the new tax law, the Company’s federal statutory rate will be reduced to 21%, from 34%, for tax years beginning January 1st, 2018. As such, U.S. generally accepted accounting principles require that the effect of changes in tax laws or rates be recognized in the period in which the legislation is enacted.
As a result, the Company’s deferred tax assets and deferred tax liabilities are required to be measured at the enacted tax rates expected to apply when these assets and liabilities are expected to be realized or settled. The impact of this remeasurement results in decreased deferred tax assets with a corresponding increase in income tax expense, and decreased deferred tax liabilities with a corresponding decrease in income tax expense.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 8 — INCOME TAXES (Continued)

The deferred tax effects of items reported in accumulated other comprehensive income are also recorded through income tax expense, and not through other comprehensive income. This creates a disproportionate tax effect in accumulated other comprehensive income for related deferred tax assets and deferred tax liabilities. The amount in accumulated other comprehensive income that does not reflect the appropriate tax rate is referred to as the stranded tax effects, resulting from enactment of the Tax Cuts and Jobs Act. Accounting Standards Update (ASU) 2018-2 — Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income — allows for the reclassification of the stranded tax effects from accumulated other comprehensive income to retained earnings. This reclassification is meant to increase the usefulness of the information reported to financial statement users. The underlying guidance that requires that the effect of changes in tax laws or rates be recognized through income in the period in which the legislation is enacted is not affected. The effect of the reclassification to the Consolidated Balance Sheet and Consolidated Statement of Stockholder’s Equity is as follows:
2017
Retained Earnings	$17,607
Accumulated Other Comprehensive Loss	$(17,607)
Income taxes for the years ended December 31, 2018 and 2017 were as follows:
	2018	2017
Current	$2,524,157	$3,081,512
Deferred	(382,657)	(1,983)
Total	$2,141,500	$3,079,529
Year-end deferred tax assets and liabilities were due to the following:
	2018	2017
Deferred tax assets
Organizational and start-up expenses	$41,980	$53,695
Capital losses	25,345	25,345
Stock option expense	341,731	199,916
Allowance for loan losses	1,232,478	1,034,485
Securities available for sale	75,874	36,323
Accrued expenses	247,812	176,434
Other	414	—
	1,965,634	1,526,198
Deferred tax liabilities
Accumulated depreciation	65,721	65,250
Deferred loan fees	265,557	289,191
Other	42,079	1,688
	373,357	356,129
Valuation allowance	25,345	25,345
Net deferred tax asset	$1,566,932	$1,144,724

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 8 — INCOME TAXES (Continued)

Effective tax rates differ from the federal statutory rate of 21% applied to 2018 income before income taxes, and 34% applied to 2017 income before income taxes due to the following:
	2018	2017
Federal statutory rate times financial statement income	$1,879,391	$2,394,407
Effect of state income tax (net of federal benefit)	192,935	92,159
Stock compensation	47,749	81,047
Other	21,425	(40,199)
Effect of tax rate change	—	552,115
	$2,141,500	$2,213,569
A valuation allowance for deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company recorded a valuation allowance for its capital loss carry forward.
The Company is subject to U.S. federal income tax as well as income tax of the state of Florida. The Company is no longer subject to examination by taxing authorities for all years prior to 2015. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
NOTE 9 — SUBORDINATED NOTES PAYABLE
At year-end, long-term debt was as follows:
	2018		2017
	Principal	Unamortized Discount and Debt Issuance Costs	Principal	Unamortized Discount and Debt Issuance Costs
7.0% subordinated debentures, due 2026 (discount is based on imputed interest rate of 7.458%)	$10,000,000	$(330,265)	$10,000,000	$(386,953)
Total	$10,000,000	$(330,265)	$10,000,000	$(386,953)
NOTE 10 — STOCK OPTION PLAN
The Company’s Board of Directors approved the granting of options on January 2, 2017 to purchase up to 96,102 of additional shares to directors and principal officers under the Marquis Bancorp Company 2009 Stock Option Plan. All 680,000 authorized share grants under the 2009 Stock Option Plan have been issued and no further grants will be authorized under this plan.
The Marquis Bancorp 2017 Stock Option Plan, (“the Option Plan”), was adopted and approved by the stockholders at the April 2017 stockholders’ annual meeting. The Option Plan authorizes granting 500,000 shares as incentive stock options or non-qualified stock options to purchase common stock of the Company to eligible participants including directors and principal officers of the Company. The Option Plan increased the aggregate number of shares of the Company’s common stock authorized for incentive stock option grants or non-qualified stock options to purchase common stock from 680,000 approved in 2015 to 1,180,000.
During December 2017, the Company’s Board of Directors approved the granting of options to purchase up to 217,332 of additional shares to the directors and certain employees. During 2018, the Company’s Board of Directors approved the granting of an additional 140,000 shares to the directors and

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 10 — STOCK OPTION PLAN (Continued)

certain employees. Vesting periods and exercise terms are set on the grant date. Option awards are generally granted with an exercise price equal to or greater than the estimated fair value of the Company’s common stock at the date of grant and a vesting period of three years.
Share based compensation is recognized over the vesting period based on the use of the Black-Scholes Model for valuing stock options. Assumptions used in the model as to the expected life of the option and volatility are based on management’s expectation of the life of the option and the stock volatility of similar community banks. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Note rate for the expected life of the option in effect at the time of the grant.
The fair value of options granted in 2018 and 2017 were determined using the following weighted average assumptions as of the grant date:
	2018	2017
Risk-free interest rate	2.59% – 2.78%	2.07% – 2.26%
Expected life	6 years	6 years
Expected volatility	30%	30%
Dividend yield	0%	0%
The average estimated fair value of the stock options granted in 2018 and 2017 was $5.13 and $4.35, respectively. Share based compensation expense of  $786,999 and $430,004 was recognized in 2018 and 2017, respectively.
A summary of option activity for 2018 follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding January 1, 2018	638,602	$10.17	6 years
Granted	357,332	14.85
Exercised	(17,256)	10.38
Forfeited/Expired	(2,550)	9.65
Outstanding December 31, 2018	976,128	$11.88	6.6 years
Options vested and exercisable at end of year	502,439	$9.60	4.4 years
Options not vested	473,689	$14.31	8.9 years
A summary of option activity for 2017 follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding January 1, 2017	534,433	$9.49	6.2 years
Granted	123,000	13.00
Exercised	(17,931)	9.25
Forfeited/Expired	(900)	11.66
Outstanding December 31, 2017	638,602	$10.17	6 years
Options vested and exercisable at end of year	414,455	$8.96	4.7 years
Options not vested	224,147	$12.41	8.5 years

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 10 — STOCK OPTION PLAN (Continued)

Unrecognized shared based compensation related to non-vested stock options granted amounts to $1,553,437 and $ 509,630 as of December 31, 2018 and 2017, respectively. This cost is expected to be recognized over a weighted average period of 36 months.
Intrinsic value represents the difference between the closing stock price of  $15.50 as of December 31, 2018 and the weighted average exercise price, multiplied by the number of options. The intrinsic value of option exercises was $88,424 and $94,138 as of December 31, 2018 and 2017, respectively. Cash received from option exercises was $179,044 and $165,806 during 2018 and 2017, respectively. No tax benefit from option exercises was recognized during 2018 and 2017.
NOTE 11 — REGULATORY CAPITAL MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2018 is 1.875% and for 2017 is 1.25%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2018 and 2017, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2018 and 2017, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
Actual and required capital amounts and ratios are presented below at year-end.
	Actual		Minimum Required To Be Adequately Capitalized Plus Conservation Buffer		Minimum Required To Be Well Capitalized
2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets
Consolidated	$65,980,388	11.53%	$56,495,776	9.875%	N/A	N/A
Bank	$65,167,154	11.39%	$56,494,381	9.875%	$57,209,500	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$51,028,303	8.92%	$45,053,594	7.875%	N/A	N/A
Bank	$59,884,803	10.47%	$45,052,481	7.875%	$45,767,600	8.00%

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 11 — REGULATORY CAPITAL MATTERS (Continued)

	Actual		Minimum Required To Be Adequately Capitalized Plus Conservation Buffer		Minimum Required To Be Well Capitalized
2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Tier 1 (CET 1)
Consolidated	$51,028,303	8.92%	$36,471,957	6.375%	N/A	N/A
Bank	$59,884,803	10.47%	$36,471,056	6.375%	$37,186,175	6.50%
Tier 1 (Core) Capital to average assets
Consolidated	$51,028,303	8.08%	$25,249,033	4.000%	N/A	N/A
Bank	$59,884,803	9.49%	$25,251,000	4.000%	$28,604,750	5.00%
	Actual		Minimum Required To Be Adequately Capitalized Plus Conservation Buffer		Minimum Required To Be Well Capitalized
2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets
Consolidated	$57,400,192	12.21%	$43,497,940	9.25%	N/A	N/A
Bank	$55,527,832	11.81%	$43,497,940	9.25%	$47,024,800	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$43,236,671	9.19%	$34,092,980	7.25%	N/A	N/A
Bank	$50,994,964	10.84%	$34,092,980	7.25%	$37,619,840	8.00%
Common Tier 1 (CET 1)
Consolidated	$43,236,671	9.19%	$27,039,260	5.75%	N/A	N/A
Bank	$50,994,964	10.84%	$27,039,260	5.75%	$30,566,120	6.50%
Tier 1 (Core) Capital to average assets
Consolidated	$43,236,671	8.24%	$20,983,080	4.00%	N/A	N/A
Bank	$50,994,964	9.72%	$20,983,080	4.00%	$23,512,400	5.00%
NOTE 12 — COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
Off-balance sheet financial instruments, such as loan commitments, credit lines, and letters of credit, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and have expiration dates. Commitments may expire without being used. Credit risk exists up to the face amount of these instruments. The same credit policies and underwriting standards are applied in issuing such commitments as for granting other extensions of credit including, obtaining collateral to support the credit exposure as considered appropriate.

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 12 — COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

Commitments at December 31, 2018 and 2017 were as follows:
	2018	2017
Commitments to extend credit	$146,343,914	$150,836,945
Stand-by letters of credit	1,501,541	620,918
Commercial letters of credit	—	1,946,887
NOTE 13 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Investment Securities:   The fair values for investment securities available for sale and held to maturity are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available or markets that are not active, fair values are calculated based on market prices of similar securities (Level 2).
Assets and liabilities measured at fair value on a recurring basis are summarized below:
		Fair Value Measurements at December 31 using:
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2018
Assets
U.S. government agencies	$4,074,126	$—	$4,074,126	$—
U.S. government sponsored entities	25,348,241	—	25,348,241	—
State, County and Municipal bonds	1,039,056	—	1,039,056	—
Corporate Bonds	1,509,423	—	1,509,423	—
Total securities available for sale	$31,970,846	$—	$31,970,846	$—
2017
Assets
U.S. government agencies	$5,482,459	$—	$5,482,459	$—
U.S. government sponsored entities	8,583,252	—	8,583,252	—
State, County and Municipal bonds	1,069,135	—	1,069,135	—
Corporate Bonds	1,510,361	—	1,510,361	—
Total securities available for sale	$16,645,207	$—	$16,645,207	$—

MARQUIS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2018 and 2017

NOTE 13 — FAIR VALUE (Continued)

There were no securities reclassified into or out of Level 3 during the year ended December 31, 2018 and 2017.
Assets and liabilities measured at fair value on a non-recurring basis are summarized below:
		Fair Value Measurements at December 31 using:
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2018
Impaired Loan (Home Equity)	$110,199	$—	$—	$110,199
Impaired Loan (Commercial Line)	294,245	—	—	294,245
Other Real Estate Owned (Residential)	1,707,825	—	1,707,825	—
2017
Impaired Loan (Home Equity)	$2,100,000	$—	$—	$2,100,000
Impaired Loan (Commercial Line)	305,544	—	—	305,544
The Home Equity impaired loan which is measured for impairment using the fair value of the collateral had an outstanding principal balance of  $110,199 with a $69,134 valuation allowance at December 31, 2018. The impaired loan resulted in a specific reserve of  $69,134 for the year ended December 31, 2018.
The Commercial impaired loan which is measured for impairment using the fair value of the collateral had an outstanding principal balance of  $294,425 with no valuation allowance at December 31, 2018.
Foreclosed real estate which is measured using the fair value less estimated selling costs of the collateral had an outstanding balance of  $1,707,825 with no valuation allowance at December 31, 2018. The related impaired loan resulted in a charge-off of  $491,208 through the provision for loan losses for the year ended December 31, 2018.
NOTE 14 — RELATED PARTY TRANSACTIONS
In the ordinary course of business, directors of the Company are customers of and engage in transactions with the Company. At December 31, 2018 and 2017, aggregate loans to related parties (directors) were approximately $764,303 and $465,886, respectively.
At December 31, 2018 and 2017, deposits from principal officers, directors and their affiliates were approximately $35,946,344 and $44,204,603, respectively.
NOTE 15 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events for recognition and disclosure through March 18, 2019, which is the date the financial statements were available to be issued. During this period, the Bank did not have any material subsequent events to be recorded or disclosed.

ANNEX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
By and Between
PROFESSIONAL HOLDING CORP.
and
MARQUIS BANCORP, INC.
Dated as of August 9, 2019

A-i

A-ii

A-iii

Exhibit A – Form of MBI Shareholder Voting Agreement
Exhibit B – Form of PHC Shareholder Voting Agreement
Exhibit C – Form of Bank Plan of Merger and Merger Agreement
Exhibit D – Form of Director Non-Competition and Non-Disclosure Agreement
Schedule 1.1 – Restrictive Covenant Agreement Counterparties
Schedule 1.5 – Definition of Cause
Schedule 1.7 – Directors of Surviving Company and Surviving Bank
A-iv

INDEX OF DEFINED TERMS
Acquisition Proposal	6.7(e)
Action	3.15
Agreement	Preamble
Articles of Merger	1.2
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Book-Entry Shares	1.4(d)
Business Day	9.1
Cancelled Shares	1.4(e)
Cash Payment	2.2(f)
Certificate	1.4(d)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(c)
Continuation Period	6.5(a)
Controlled Group Liability	3.11(b)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Derivative Transaction	3.21(b)
Director Restrictive Covenant Agreements	6.11
Disclosure Schedule	9.11
Dissenting Shares	1.4(f)
DPC Common Shares	1.4(e)
Effective Time	1.2
Environmental Law	3.17(b)
ERISA	3.11(b)
ERISA Affiliate	3.11(d)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Ratio	1.4(b)
Exchangeable Share	1.4(b)
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
A-v

Governmental Entity	3.4
Hazardous Substance	3.17(c)
Indemnified Parties	6.6(a)
Intellectual Property	3.19(b)
Intervening Event	6.7(e)
IRS	3.11(a)
Letter of Transmittal	2.2(a)
Liens	3.2(c)
Loss-Share Agreement	3.9(a)
Marquis Bank	1.8
Material Adverse Effect	3.7(a)
Materially Burdensome Regulatory Condition	6.1(f)
Maximum D&O Tail Premium	6.6(c)
MBI	Preamble
MBI Benefit Plans	3.11(a)
MBI Board Recommendation	6.3(a)
MBI Bylaws	3.1(b)
MBI Charter	3.1(b)
MBI Confidential Information	6.7(a)
MBI Equity Plans	1.5
MBI Financial Statements	3.6(a)
MBI Individuals	6.7(a)
MBI Insurance Policies	3.25
MBI Material Contract	3.9(a)
MBI Notes	6.14
MBI Regulatory Agreement	3.8(b)
MBI Representatives	6.7(a)
MBI Shareholder Approval	3.3(a)
MBI Shareholder Meeting	6.3(a)
MBI Shareholder Meeting Notice Date	6.3(a)
MBI Stock Option	1.5
MBI Voting Agreement	Recitals
Merger	Recitals
Merger Consideration	1.4(b)
Multiemployer Plan	3.11(d)
Nasdaq	3.4
OFR	6.1(c)
Parties	Preamble
Party	Preamble
PBGC	3.11(e)
Permits	3.8(a)
Person	3.2(c)
PHC	Preamble
PHC Benefit Plans	4.11(a)
A-vi

PHC Board Recommendation	6.3(b)
PHC Bylaws	4.1(b)
PHC Charter	4.1(b)
PHC Common Stock	1.4(a)
PHC Equity Plans	4.2(a)
PHC Financial Statements	4.6(a)
PHC Insurance Policies	4.25
PHC Material Contract	4.9(a)
PHC Regulatory Agreement	4.8(b)
PHC Shareholder Approval	4.3(a)
PHC Shareholder Meeting	6.3(b)
PHC Shareholder Meeting Notice Date	6.3(b)
PHC Stock Issuance	4.3(a)
PHC Stock Option	4.2(a), 1.5
PHC Voting Agreement	Recitals
Previously Disclosed	9.11
Professional Bank	1.8
Proxy Statement	3.4
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Returns	3.23(k)
Taxes	3.23(j)
Termination Fee	8.4(a)
Trust Account Common Shares	1.4(e)
Voting Debt	3.2(a)

A-vii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of the 9th day of August, 2019, by and between Professional Holding Corp., a Florida corporation (“PHC”), and Marquis Bancorp, Inc., a Florida corporation (“MBI” and, together with PHC, the “Parties” and each a “Party”).
RECITALS
WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which MBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into PHC (the “Merger”), with PHC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);
WHEREAS, as a condition to the willingness of PHC and MBI to enter into this Agreement, all of the directors of MBI set forth on Schedule 1.7 to this Agreement have entered into voting agreements (each a “MBI Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with PHC, pursuant to which each such director has agreed, among other things, to vote all of the MBI Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the MBI Voting Agreement, and all of the directors of PHC have entered into voting agreements (each a “PHC Voting Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with MBI, pursuant to which each such director has agreed, among other things, to vote all of the PHC Common Stock owned by such director in favor of the issuance of PHC Common Stock in connection with this Agreement and the transactions contemplated hereby, subject to the terms of the PHC Voting Agreement;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
WHEREAS, concurrently with the execution of this Agreement, PHC is entering into the Restrictive Covenant and Voting Agreements with the individuals set forth on Schedule 1.1 to this Agreement; and
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, MBI shall merge with and into PHC. PHC shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of MBI shall cease.
1.2   Effective Time.   Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and PHC shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).
1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4   Conversion of Stock.   By virtue of the Merger and without any action on the part of MBI, PHC or the holders of any of the following securities, at the Effective Time:
(a)   each share of Class A common stock, par value $.01 per share, of PHC (“PHC Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company; and
(b)   subject to Section 1.4(g) below, each share of MBI Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares cancelled pursuant to Section 1.4(e) below and (ii) shares held by shareholders who perfect their dissenters’ rights of appraisal as provided in Section 1.4(f) below) (collectively, the “Exchangeable Shares”, and each an “Exchangeable Share”) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.2048 shares of PHC Common Stock (the “Merger Consideration” and the “Exchange Ratio”).
(c)   [Reserved].
(d)   All of the Exchangeable Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of MBI Common Stock (each, a “Certificate”) and non-certificated shares of MBI Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of MBI Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and any cash lieu of fractional shares as specified in Section 2.2(f) as well as any dividends to which holders of MBI Common Stock become entitled in accordance with Section 2.2(c).
(e)   All shares of MBI Common Stock that are owned by MBI or PHC (other than (i) shares of MBI Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of MBI Common Stock held, directly or indirectly, by MBI or PHC in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no stock of PHC or other consideration shall be delivered in exchange therefor. All shares of MBI Common Stock that are owned by any wholly owned Subsidiary of MBI or by any wholly owned Subsidiary of PHC shall remain outstanding, adjusted to maintain relative ownership percentages, and no consideration shall be delivered in exchange therefor.
(f)   Notwithstanding anything in this Agreement to the contrary, shares of MBI Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of MBI Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(f) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of MBI Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. MBI shall give PHC (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of MBI Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by

MBI relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. MBI shall not, except with the prior written consent of PHC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.
(g)   If the number of shares of PHC Common Stock or MBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.
1.5   Treatment of MBI Stock Options.   Each stock option granted under the Marquis Bancorp, Inc. 2009 Stock Option Plan or the Marquis Bancorp, Inc. 2017 Stock Option Plan (collectively, “MBI Equity Plans”) and outstanding immediately prior to the Effective Time (each such award, an “MBI Stock Option”), whether vested or unvested, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into, at the Effective Time, an option to purchase PHC Common Stock (each, a “PHC Stock Option”), which, except as provided in this Section 1.5, shall be subject to substantially the same terms as applied to the corresponding MBI Stock Option as of immediately prior to the Effective Time; provided that (i) no PHC Stock Option held by a Person who, as of immediately prior to the Effective Time, was a director or employee of MBI or Marquis Bank shall terminate at the Effective Time because the holder thereof is no longer a director or employee of MBI or Marquis Bank solely as a result of MBI or Marquis Bank, as applicable, not being the surviving entity in the Merger or the Bank Merger, as applicable, (ii) any PHC Stock Option held by a Person who, as of immediately prior to the Effective Time, was a non-employee director of MBI shall be fully vested as of the Effective Time, while all other such PHC Stock Options shall remain subject to the vesting terms that applied to the corresponding MBI Stock Option as of immediately prior to the Effective Time (with service with PHC being counted as service with MBI for this purpose) and (iii) if, during the Continuation Period, any Person who, as of immediately prior to the Effective Time, was an employee of MBI or Marquis Bank (other than the Persons set forth on Schedule 1.1 to this Agreement) is terminated by PHC or its Subsidiaries other than for “cause” (as defined on Schedule 1.5 to this Agreement), then any PHC Stock Option held by such Person shall be fully vested as of immediately prior to such termination, subject to the execution by such Person of a release of claims against PHC and Professional Bank that is reasonably satisfactory to PHC; provided, further, that after the Effective Time: (i) the number of shares of PHC Common Stock purchasable upon exercise of each PHC Stock Option will equal the product of  (A) the number of shares of MBI Common Stock that were purchasable under the corresponding MBI Stock Option immediately before the Effective Time and (B) the Exchange Ratio (rounded down to the nearest whole share); and (ii) the per share exercise price for each PHC Stock Option will equal the quotient obtained by dividing (A) the per share exercise price of the corresponding MBI Stock Option in effect immediately before the Effective Time by (B) the Exchange Ratio (rounded up to the nearest whole cent). Prior to the Effective Time, MBI shall adopt such resolutions and take such other actions as are reasonably necessary or appropriate in order to effectuate the actions contemplated by this Section 1.5.
1.6   Incorporation Documents and Bylaws of the Surviving Company.   At the Effective Time, the articles of incorporation of PHC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of PHC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.
1.7   Directors and Officers.   The directors of the Surviving Company immediately following the Effective Time shall consist of up to thirteen (13) directors, including the eight (8) PHC directors set forth on Schedule 1.7 to this Agreement and up to five (5) of the MBI directors to be mutually agreed by MBI and PHC prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of PHC immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8   The Bank Merger.   Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Marquis Bank (“Marquis Bank”), a Florida state-chartered bank and first-tier subsidiary of MBI, shall be merged (the “Bank Merger”) with and into Professional Bank, a Florida state-chartered bank and wholly owned first-tier subsidiary of PHC (“Professional Bank”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Professional Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Parties shall cause the Boards of Directors of Marquis Bank and Professional Bank, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit C, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. The directors of the Surviving Bank immediately following the Effective Time shall consist of up to thirteen (13) directors, including the eight (8) PHC directors set forth on Schedule 1.7 to this Agreement and up to five (5) of the MBI directors to be mutually agreed by MBI and PHC as contemplated by Section 1.7 of this Agreement, provided that each such MBI director as contemplated by Section 1.7 to this Agreement shall be selected to serve on at least one of  (a) the Board of Directors of the Surviving Company or (b) the Board of Directors of the Surviving Bank. PHC shall cause the Bank Merger to be effected following the Effective Time in accordance with the FBCA. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of Professional Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Marquis Bank shall continue to operate under that name (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).
1.9   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
2.1   Exchange Agent.   Prior to the Effective Time, PHC shall appoint its transfer agent, Computershare Limited, pursuant to an agreement in a form reasonably acceptable to MBI (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
2.2   Delivery of Merger Consideration.
(a)   Promptly (and within five Business Days) after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of MBI Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of PHC Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.
(b)   Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of MBI Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to PHC shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of PHC Common Stock to be issued or paid in consideration therefor in respect of the shares of MBI Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of PHC Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), in accordance with the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Exchange Agent shall as soon as practicable following the Effective Time (and in any event within three (3) Business Days thereafter) pay to the holder, the Merger Consideration for each Book-Entry Share and any cash in lieu of fractional shares of PHC Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).
(c)   Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to PHC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PHC Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or payment of the Merger Consideration in respect of Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of PHC Common Stock represented by such Certificate or Book-Entry Shares and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of PHC Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the PHC Common Stock issuable with respect to such Certificate or Book-Entry Shares.
(d)   In the event of a transfer of ownership of a Certificate representing MBI Common Stock that is not registered in the stock transfer records of MBI, the Merger Consideration and cash in lieu of fractional shares of PHC Common Stock and dividends or distributions payable pursuant to Section 2.2(c) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such MBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of PHC that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the one-year anniversary of the Effective Time, PHC) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of PHC Common Stock otherwise payable pursuant to this Agreement to any holder of MBI Common Stock such amounts as the Exchange Agent or PHC, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or PHC, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of MBI Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or PHC, as the case may be. For purposes of Section 1.5, any required withholding shall be satisfied by the applicable holder tendering to the Surviving Company, the Exchange Agent or PHC, as applicable, a number of shares of PHC Common Stock with a fair market value equal to the amount required to be withheld.
(e)   After the Effective Time, there shall be no transfers on the stock transfer books of MBI of the shares of MBI Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of MBI Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of PHC Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which the holder is entitled pursuant to Section 2.2(c) in accordance with the procedures set forth in this Article II.

(f)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of PHC Common Stock shall be issued to the holder of Book-Entry Shares or upon the surrender of Certificates for exchange, no dividend or distribution with respect to PHC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PHC. In lieu of the issuance of any such fractional share, PHC shall pay to each former shareholder of MBI who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Cash Payment by (ii) the fraction of a share (after taking into account all shares of MBI Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of PHC Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4. “Cash Payment” means an amount of cash in lieu per fractional share of PHC Common Stock corresponding to the market value of PHC Common Stock and calculated as agreed by the Parties prior to the Effective Time.
(g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by PHC or the Exchange Agent, the posting by such Person of a bond in such amount as PHC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MBI
Except as Previously Disclosed, MBI hereby represents and warrants to PHC as follows:
3.1   Organization, Standing and Power.
(a)   Each of MBI and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except, in the case of clauses (i) (with respect to MBI’s Subsidiaries only), (ii) and (iii), where the failure to be so qualified or licensed would not have a Material Adverse Effect on MBI.
(b)   MBI has previously made available to PHC true and complete copies of MBI’s articles of incorporation (the “MBI Charter”) and bylaws (the “MBI Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither MBI nor any of its Subsidiaries is in violation of any provision of the MBI Charter or MBI Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.
(c)   As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).
3.2   Capitalization.
(a)   The authorized capital stock of MBI consists of  (i) 5,000,000 shares of MBI Common Stock, of which 3,419,088 shares are issued and outstanding as of the date hereof  (which excludes any shares of MBI Common Stock reserved for issuance or to be delivered in respect of MBI Stock Options), and (ii) 500,000 shares of preferred stock, no par value per share, none of which shares are issued or outstanding. As of the date hereof, there are 969,986 shares of MBI Common Stock reserved for issuance or to be delivered in respect of outstanding MBI Stock Options, which are the only MBI Stock Options that are outstanding and the exercise price for each such MBI Stock Options has been Previously Disclosed. All of the issued and outstanding shares of MBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of MBI may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b) and this Section 3.2(a), MBI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of MBI Common Stock, Voting Debt or any other equity securities of MBI or any securities representing the right to purchase or otherwise receive any shares of MBI Common Stock, Voting Debt or other equity securities of MBI. There are no contractual obligations of MBI or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of MBI or any equity security of MBI or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of MBI or its Subsidiaries or (ii) pursuant to which MBI or any of its Subsidiaries is or could be required to register shares of MBI capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), in each case, other than contractual obligations with respect to the issuance of shares of MBI Common Stock in respect of any exercise of MBI Stock Options outstanding on the date hereof. Immediately prior to the Effective Time, the total number of shares of MBI Common Stock outstanding or deemed outstanding for purposes of this Agreement, after giving effect to the exercise of MBI Stock Options, shall not exceed 4,389,074.
(b)   Other than 969,986 shares of MBI Common Stock issuable in respect of MBI Stock Options that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a MBI Stock Option, together with the number of shares subject to each such stock option, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option, the vesting date(s) of unvested stock options, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.
(c)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of MBI (and which, for purposes of this Agreement, shall include Marquis Bank) are owned by MBI, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are 3,375,375 shares of Marquis Bank common stock outstanding (which are the only shares of capital stock of Marquis Bank outstanding), all of which shares are owned by MBI. No Significant Subsidiary of MBI has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of MBI Subsidiaries, readily marketable securities, securities held-to-maturity in Marquis Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), neither MBI nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).
(d)   MBI does not have a dividend reinvestment plan or any shareholder rights plan.
3.3   Authority; No Violation.
(a)   MBI has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the MBI Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MBI. As of the date of this Agreement, the Board of Directors of MBI has determined that this Agreement is advisable and in the best interests of MBI and its shareholders and has directed that this Agreement be submitted to MBI’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of all the votes entitled to be cast by the holders of the outstanding MBI Common Stock at a meeting called therefor (the “MBI Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by MBI and (assuming due authorization, execution and delivery by PHC) constitutes the valid and binding obligations of MBI, enforceable against MBI in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).
(b)   Except as Previously Disclosed, neither the execution and delivery of this Agreement by MBI or the Bank Merger Agreement by Marquis Bank nor the consummation by MBI of the transactions contemplated in this Agreement or by Marquis Bank of the transactions in the Bank Merger Agreement, nor compliance by MBI or Marquis Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the MBI Shareholder Approval is duly obtained or given, violate any provision of the MBI Charter or MBI Bylaws or the organizational documents of Marquis Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to MBI, any of its Subsidiaries or any of their respective properties or assets in a manner that would reasonably be expected to have a Material Adverse Effect on MBI or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which MBI or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
3.4   Consents and Approvals.   Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from the Securities and Exchange Commission (the “SEC”), the Nasdaq Stock Market LLC (“Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of PHC Common Stock to be issued in the Merger, in which a joint proxy statement relating to the meetings of the shareholders of MBI and PHC to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable Governmental Entities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PHC Common Stock pursuant to this Agreement and the approval of listing of such PHC Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by MBI or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by MBI of this Agreement.
3.5   Reports.   MBI and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which MBI has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.
3.6   Financial Statements.
(a)   The audited consolidated balance sheets (including related notes and schedules, if any) of MBI and its Subsidiaries as of December 31, 2018, 2017 and 2016 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of MBI and its Subsidiaries for each of the three (3) years ended December 31, 2018, 2017 and 2016, and the unaudited interim consolidated financial statements of MBI and its Subsidiaries as of June 30, 2019 and for the period then ended (collectively, the “MBI Financial Statements”) have been previously made available to PHC or its representatives. The MBI Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and (with respect to the audited year-end financial statements) cash flows of MBI and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in such statements or in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of MBI and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b)   The call reports of Marquis Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2017, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.
(c)   There is no transaction, arrangement or other relationship between MBI or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the MBI Financial Statements.
(d)   The records, systems, controls, data and information of MBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on MBI’s (or any MBI Subsidiary’s) system of internal accounting controls.
(e)   Since December 31, 2016, (i) neither MBI nor, to the Knowledge of MBI, any director, officer, employee, auditor, accountant or representative of MBI or Marquis Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MBI or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that MBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MBI or any of its Subsidiaries, or other Person, whether or not employed by MBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by MBI or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of MBI or any of its Subsidiaries or any committee thereof or to any director or officer of MBI or any of its Subsidiaries. For purposes of this Agreement, “Knowledge” of MBI, shall mean the actual knowledge of the individuals listed in Section 3.6 of the MBI Disclosure Schedule, after reasonable inquiry.
3.7   Absence of Changes.
(a)   Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MBI. As used in this Agreement, the term “Material Adverse Effect” means, with respect to PHC or MBI, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is material and adverse to the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets or changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States, in each case generally affecting the industries in which such Party or its Subsidiaries operate and including changes to any previously correctly applied asset marks resulting therefrom, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof), or (E) any action taken by such Party with the other Party’s written consent or any action taken by such Party that is required by this Agreement (other than pursuant to Section 5.1, in the case of MBI, and Section 5.3, in the case of PHC), except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been or may be a Material Adverse Effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.
(b)   Since December 31, 2017, MBI and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).
3.8   Compliance with Applicable Law.
(a)   MBI and each of its Subsidiaries are, and at all times since December 31, 2016, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. MBI is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. MBI and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2016 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted, and to the Knowledge of MBI, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. MBI is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Marquis Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of MBI, threatened.
(b)   Since December 31, 2016, neither MBI nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring MBI or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, a “MBI Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither MBI nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither MBI nor any of its Subsidiaries is party to or subject to any MBI Regulatory Agreement.
(c)   Neither MBI nor any of its Subsidiaries (nor, to the Knowledge of MBI, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
3.9   Material Contracts; Defaults.
(a)   Except with respect to certain MBI Benefit Plans described in Section 3.11, neither MBI nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “MBI Material Contract”): (i) that (A) limits or would limit in any respect the manner in which, or the localities in which, MBI or any of its Subsidiaries may conduct its business, (B) obligates MBI or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of MBI or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of PHC or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; (ii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of

$100,000 or more or (y) aggregate payments of  $250,000 or more, other than contracts that can be terminated by MBI or a MBI Subsidiary on thirty (30) days or less written notice at any time without penalty or premium; or (iii) any contract or agreement that is a shared loss contract or agreement (including any related or ancillary contract or agreement) with the FDIC (each such contract, agreement or related or ancillary contract or agreement, a “Loss-Share Agreement”).
(b)   Neither MBI nor any of its Subsidiaries, nor, to the Knowledge of MBI, any counterparty or counterparties, is in breach of any MBI Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.
3.10   State Takeover Laws.   The Board of Directors of MBI has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.
3.11   MBI Benefit Plans.
(a)   Section 3.11(a) of the MBI Disclosure Schedule sets forth a list of each material MBI Benefit Plan (as defined below). With respect to each material MBI Benefit Plan, MBI has made available to PHC a current, correct and complete copy (or, to the extent no written copy exists, an accurate description) thereof and, to the extent applicable: (i) the MBI Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such MBI Benefit Plan); (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, if applicable; (iii) any summary plan description and summary of material modifications for such MBI Benefit Plan; (iv) all communications to or from the IRS or any other Governmental Entity relating to each MBI Benefit Plan; and (v) for the most recent year, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports. For purposes of this Agreement, “MBI Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, commission, vacation, stock option or other equity-based award, severance, termination, retention, change of control, profit-sharing, insurance, split dollar insurance, fringe benefit, perquisite or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, individual service provider, former individual service provider, director or former director of MBI or any of its Subsidiaries entered into, maintained or contributed to by MBI or any of its Subsidiaries or to which MBI or any of its Subsidiaries is obligated to contribute, or with respect to which MBI or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise, other than any Multiemployer Plan.
(b)   (i) Each MBI Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other laws; (ii) each MBI Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of MBI, nothing has occurred (whether by action or failure to act) that would reasonably be expected to adversely affect the qualified status of any such MBI Benefit Plan (or the exempt status of any related trust); (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that would reasonably be expected to result in liability has occurred with respect to any MBI Benefit Plan, and no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by MBI or any of its Subsidiaries with respect to any MBI Benefit Plan that has resulted, or would reasonably be expected to result, in any material liability with respect to any MBI Benefit Plan; (iv) no liability under Subtitle C or D of Title IV of ERISA has been or would reasonably be expected to be incurred by MBI or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of MBI or its Subsidiaries, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of MBI or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by MBI that any MBI Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to MBI or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any MBI Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) no MBI Benefit Plan provides for post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of MBI or any of its Subsidiaries, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the MBI Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; and (ix) all contributions required to have been made under the terms of any MBI Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each MBI Benefit Plan have been properly accrued and reflected in the MBI Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) Section 302 or 4068(a) of ERISA, (C) under Sections 412, 430 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(c)   With respect to each MBI Benefit Plan that is subject to Title IV of ERISA, as of the Effective Time, the assets of each such MBI Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such MBI Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.
(d)   Neither MBI nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with MBI or PHC, as applicable, under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
(e)   With respect to any MBI Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of MBI, threatened, (ii) to the Knowledge of MBI, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any MBI Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets or liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of MBI, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any MBI Benefit Plan or any fiduciary thereof  (other than rules of general applicability). With respect to each MBI Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (A) no MBI Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (B) there has been no determination that any MBI Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). None of the assets of MBI, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.
(f)   Except as described in Section 3.11(f) of the MBI Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) any payment or benefit (including severance, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of MBI or any of its Subsidiaries from MBI or any of its Subsidiaries under any MBI Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any MBI Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of MBI or any of its Subsidiaries to (A) amend, merge or terminate any MBI Benefit Plan or related trust or (B) receive a reversion of assets from any MBI Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or individual service provider of MBI or any of its Subsidiaries, or (vii) any payments under any of the MBI Benefit Plans or otherwise that would not be deductible under Section 280G of the Code.
(g)   No MBI Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
3.12   Approvals.   As of the date of this Agreement, MBI knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
3.13   Opinion.   The Board of Directors of MBI has received the opinion of Janney Montgomery Scott LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of MBI Common Stock in the Merger is fair from a financial point of view to such holders.
3.14   MBI Information.   None of the information supplied or to be supplied by MBI for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to MBI’s shareholders or PHC’s shareholders or at the time MBI’s shareholders vote on the matters constituting the MBI Shareholder Approval or PHC’s shareholders vote on the matters constituting the PHC Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by MBI in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by PHC or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by MBI or any of its Subsidiaries which should be set forth in an amendment or supplement to the Proxy Statement, the Form S-4 or in any amendment or supplement to any such other applications, notifications or other documents, MBI shall promptly so inform PHC.
3.15   Litigation.   There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of MBI, threatened against or affecting MBI or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of MBI, former) officer, director or employee of MBI or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of MBI and its Subsidiaries. Neither MBI nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).
3.16   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of MBI or any of its Subsidiaries. There is no labor dispute, strike, work stoppage, work slowdown or lockout, or, to the Knowledge of MBI, threat thereof, by or with respect to any employees of MBI or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, work slowdown, lockout or other work related disruption since December 31, 2016. To the Knowledge of MBI, there are no organizational efforts with respect to the formation of a collective bargaining unit or similar employee representative body presently being made or threatened involving employees of MBI or any of its Subsidiaries. MBI and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employee classification, family and medical leave, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that MBI or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel MBI or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of MBI, threatened with respect to MBI or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.
(b)   Neither MBI nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of MBI, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to MBI or any of its Subsidiaries and, to the Knowledge of MBI, no such investigation is in progress.
3.17   Environmental Matters.
(a)   (i) Neither MBI’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by MBI or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2017, neither MBI nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that MBI or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by MBI or any of its Subsidiaries or as a result of any operations or activities of MBI or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to MBI or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to MBI or any of its Subsidiaries under any Environmental Law; and (v) neither MBI or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of MBI, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.
(b)   As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.
(c)   As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.
3.18   Loan Matters.
(a)   There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of MBI or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.
(b)   Each outstanding loan held by MBI or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, MBI’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.
(c)   None of the agreements pursuant to which MBI or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein.
(d)   Each outstanding loan held by MBI or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).
(e)   With respect to the loans held by MBI or any of its Subsidiaries, MBI has provided or made available to PHC a list of the following: (i) all loans (A) that as of June 30, 2019, are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that as of June 30, 2019 are on non-accrual status, (C) that as of June 30, 2019 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, as of June 30, 2019, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) where a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the Knowledge of MBI, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; and (ii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
(f)   The allowance for loan losses reflected in the MBI Financial Statements was (and will be for periods ended after June 30, 2019) in compliance with its methodology for determining the adequacy of allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and was adequate under such standards.

3.19   Intellectual Property.
(a)   MBI and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither MBI nor any of its Subsidiaries is the licensor of material Intellectual Property to any third party. None of the Intellectual Property used by MBI or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person in any material respect. As of the date hereof, there is no Action pending or, to the Knowledge of MBI, threatened, which challenges the rights of MBI or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.
(b)   For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
3.20   Transactions with Affiliates.   There are no agreements, contracts, plans, arrangements or other transactions between MBI or any of its Subsidiaries, on the one hand, and any (i) officer or director of MBI or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of MBI, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of MBI, on the other hand, except those of a type available to non-affiliates of MBI generally and compensation or benefit arrangements with officers and directors.
3.21   Derivative Instruments and Transactions.
(a)   All Derivative Transactions, whether entered into for MBI’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of MBI or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither MBI nor its Subsidiaries, nor, to the Knowledge of MBI, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
(b)   As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
3.22   Trust Business.   Neither MBI nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.
3.23   Taxes.
(a)   All Tax Returns required to have been filed by or with respect to MBI or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by MBI or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith or for which adequate reserves have been established in the MBI Financial Statements or will be established in financial statements of MBI to be provided to PHC after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against MBI or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or adequately reserved for. There are no Liens for Taxes on the assets of MBI or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which MBI or any of its Subsidiaries may be subject. All Taxes not yet due and payable by MBI or its Subsidiaries have been properly accrued on the financial books and records of MBI and its Subsidiaries in accordance with GAAP.
(b)   None of MBI or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among MBI and its Subsidiaries).
(c)   MBI and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. MBI and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).
(d)   As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of MBI, threatened against or with respect to MBI or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.
(e)   Neither MBI nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.
(f)   No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to MBI or any of its Subsidiaries.
(g)   Neither MBI nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.
(h)   Neither MBI nor any of its Subsidiaries (i) is or has, since December 31, 2007, been a member of an affiliated group (other than a group the common parent of which is MBI or a MBI Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than MBI and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
(i)   Neither MBI nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(j)   As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.
(k)   As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24   Community Reinvestment Act Compliance.   Marquis Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of  “satisfactory” or better in its most recently completed exam, and MBI has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Marquis Bank having its current rating lowered.
3.25   Insurance.   MBI and each of its Subsidiaries are presently insured, with what MBI believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to MBI and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “MBI Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by MBI or any of its Subsidiaries under any of the MBI Insurance Policies or, to the Knowledge of MBI, by any other party to the MBI Insurance Policies, and neither MBI nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any MBI Insurance Policy nor, to the Knowledge of MBI, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by MBI or any of its Subsidiaries pending under any of such MBI Insurance Policies as to which coverage has been denied or disputed by the underwriters of such MBI Insurance Policies or in respect of which such underwriters have reserved their rights.
3.26   Title.   MBI and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the MBI Financial Statements and statutory Liens for amounts not yet due and payable and such other Liens as are not material. Any real property and facilities held under lease by MBI or its Subsidiaries are valid, subsisting and enforceable leases and none of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.
3.27   Investment Portfolio.   Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practice, and for FHLB stock, none of the investment securities reflected in the MBI Financial Statements and none of the investment securities since acquired by MBI or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of MBI or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.
3.28   Books and Records.   The corporate record books of MBI and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of MBI and its Subsidiaries.
3.29   Indemnification.   To the Knowledge of MBI, as of the date hereof no action or failure to take action by any present or former director, officer, employee or agent of MBI or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from MBI or any of its Subsidiaries.
3.30   Broker’s Fees.   Neither MBI nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Hovde Group LLC and FIG Partners LLC, pursuant to separate letter agreements between them and MBI, the terms of which have been previously disclosed.
3.31   No Other Representations.   MBI acknowledges that PHC makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to MBI or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article IV are made solely by PHC, and no representative of PHC shall have any responsibility or liability related thereto. MBI acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf PHC or any of its Subsidiaries, other than the representations and warranties expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PHC
Except as Previously Disclosed, PHC hereby represents and warrants to MBI as follows:
4.1   Organization, Standing and Power.
(a)   Each of PHC and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except, in the case of clauses (i) (with respect to PHC’s Subsidiaries only), (ii) and (iii), where the failure to be so qualified or licensed would not have a Material Adverse Effect on PHC.
(b)   PHC has previously made available to MBI true and complete copies of PHC’s articles of incorporation (the “PHC Charter”) and bylaws (the “PHC Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement and as in full force and effect. Neither PHC nor any of its Subsidiaries is in violation of any provision of the PHC Charter or PHC Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.
4.2   Capitalization.
(a)   The authorized capital stock of PHC consists of  (i) 50,000,000 shares of PHC Common Stock of which, as of the date hereof, 5,188,302 shares were issued and outstanding (not including shares held in treasury), which includes 2,499 shares of restricted stock granted under the PHC 2019 Equity Incentive Plan, and 3,848 shares of PHC Common Stock that have been purchased by employees under an employee stock purchase plan and pending issuance at year-end, (ii) 10,000,000 shares of Class B Non-Voting Common Stock, of which, as of the date hereof, 752,184 shares are issued or outstanding, and (iii) 10,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of PHC Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of PHC is issued or outstanding. As of the date hereof, PHC held 45,000 shares of PHC Common Stock in its treasury. As of the date of this Agreement, there are 181,233 shares of PHC Common Stock reserved for issuance or to be delivered in respect of outstanding stock options granted under the PHC Stock Option Plan and there are 954,500 shares of PHC Common Stock reserved for issuance or to be delivered in respect of outstanding stock appreciation rights granted under the PHC 2014 Stock Appreciation Rights Plan (together with the PHC 2019 Equity Incentive Plan, the “PHC Equity Plans”) and outstanding immediately prior to the Effective Time (each such award, an “PHC Stock Option”) and, except for such outstanding Stock Options, PHC does not have and is not bound by any Rights calling for the purchase or issuance of or the payment of any amount based on any shares of PHC Common Stock, Voting Debt of PHC or any other equity securities of PHC or any securities representing the right to purchase or otherwise receive any shares of PHC Common Stock, Voting Debt of PHC or other equity securities of PHC. The shares of PHC Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no contractual obligations of PHC or any of its

Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of PHC or any equity security of PHC or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of PHC or its Subsidiaries or (ii) pursuant to which PHC or any of its Subsidiaries is or could be required to register shares of PHC capital stock or other securities under the Securities Act, in each case, other than contractual obligations with respect to (A) the issuance of shares of PHC Common Stock in respect of any exercise of PHC Stock Options granted under the PHC Equity Plans or settlement of any equity or equity-based award granted under the PHC Equity Plans that is outstanding on the date hereof, and (B) the acquisition of shares of PHC Common Stock from a holder of a PHC stock option or PHC equity or equity-based award in satisfaction of withholding obligations or in payment of the exercise price.
(b)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of PHC (which, for purposes of this Agreement, shall include Professional Bank) are owned by PHC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of PHC has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of PHC Subsidiaries, readily marketable securities, securities held-to-maturity in PHC Bank’s investment portfolio and stock in the FHLB, neither PHC nor any of its Subsidiaries owns any equity or profit-and-loss interest in any Person.
(c)   PHC does not have a dividend reinvestment plan or any shareholder rights plan.
4.3   Authority; No Violation.
(a)   PHC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the PHC Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PHC. As of the date of this Agreement, the Board of Directors of PHC has determined that this Agreement is advisable and in the best interests of PHC and its shareholders and has directed that the issuance of shares of PHC Common Stock to be issued in connection with this Agreement and the Merger (the “PHC Stock Issuance”) be submitted to PHC’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the receipt of the affirmative vote to approve the PHC Stock Issuance by the holders of the PHC Common Stock by a majority of the total votes cast at a meeting called therefor (the “PHC Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by PHC and (assuming due authorization, execution and delivery by MBI) constitutes the valid and binding obligation of PHC, enforceable against PHC in accordance with its terms (subject to the Bankruptcy and Equity Exception).
(b)   Neither the execution and delivery of this Agreement by PHC or the Bank Merger Agreement by Professional Bank, nor the consummation by PHC of the transactions contemplated in this Agreement or by Professional Bank of the transactions in the Bank Merger Agreement, nor compliance by PHC or Professional Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the PHC Shareholder Approval is duly obtained or given, violate any provision of the PHC Charter or the PHC Bylaws or the organizational documents of Professional Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to PHC, any of its Subsidiaries or any of their respective properties or assets in a manner that would reasonably be expected to have a Material Adverse Effect on PHC, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PHC or any of its Subsidiaries under, any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which PHC or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
4.4   Consents and Approvals.   Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PHC Common Stock pursuant to this Agreement and approval of listing of such PHC Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by PHC or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by PHC of this Agreement.
4.5   Reports.   PHC and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which PHC has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.
4.6   Financial Statements.
(a)   The audited consolidated balance sheets (including related notes and schedules, if any) of PHC and its Subsidiaries as of December 31, 2018, 2017 and 2016 and the consolidated statements of operations, shareholders’ equity and cash flows (including related notes and schedules, if any) of PHC and its Subsidiaries for each of the three (3) years ended December 31, 2018, 2017 and 2016, and the unaudited interim consolidated financial statements of PHC and its Subsidiaries as of June 30, 2019 and for the period then ended (collectively, the “PHC Financial Statements”) have been previously made available to MBI or its representatives. The PHC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and (with respect to the audited year-end financial statements) cash flows of PHC and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in such statements or in the notes thereto. As of the date hereof, the financial and accounting books and records of PHC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b)   The call reports of Professional Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2017, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.
(c)   There is no transaction, arrangement or other relationship between PHC or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the PHC Financial Statements.
(d)   The records, systems, controls, data and information of PHC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PHC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on PHC’s (or any PHC Subsidiary’s) system of internal accounting controls.
(e)   Since December 31, 2016, (i) neither PHC nor, to the Knowledge of PHC, any director, officer, employee, auditor, accountant or representative of PHC or Professional Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PHC or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that PHC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing PHC or any of its Subsidiaries, or other Person, whether or not employed by PHC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by PHC or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of PHC or any of its Subsidiaries or any committee thereof or to any director or officer of PHC or any of its Subsidiaries. For purposes of this Agreement, “Knowledge” of PHC shall mean the actual knowledge of the individuals listed in Section 4.6(e) of the PHC Disclosure Schedule, after reasonable inquiry.
4.7   Absence of Changes.
(a)   Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PHC.
(b)   Since December 31, 2017, PHC and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).
4.8   Compliance with Applicable Law.
(a)   PHC and each of its Subsidiaries are, and at all times since December 31, 2016, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. PHC is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. PHC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2016, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted and, to PHC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. PHC is duly registered with the FRB as a bank holding company under the BHC Act. The deposit accounts of Professional Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of PHC, threatened.
(b)   Since December 31, 2016, neither PHC nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring PHC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, a “PHC Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither PHC nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither PHC nor any of its Subsidiaries is party to or subject to any PHC Regulatory Agreement.
(c)   Neither PHC nor any of its Subsidiaries (nor, to the Knowledge of PHC, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
4.9   Material Contracts; Defaults.
(a)   Neither PHC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “PHC Material Contract”) (i) that (A) limits or would limit in any respect the manner in which, or the localities in which, PHC or any of its Subsidiaries may conduct its business, (B) obligates PHC or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of PHC or any of its Subsidiaries to solicit prospective employees or customers or (ii) any contract or agreement that is a shared loss contract or agreement (including any related or ancillary contract or agreement) with the FDIC.
(b)   Neither PHC nor any of its Subsidiaries, nor, to the Knowledge of PHC, any counterparty or counterparties, is in breach of any PHC Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.
4.10   State Takeover Laws.   The Board of Directors of PHC has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.
4.11   PHC Benefit Plans.
(a)   Section 4.11(a) of the PHC Disclosure Schedule sets forth a list of each material PHC Benefit Plan (as defined below). With respect to each material PHC Benefit Plan, PHC has made available to PHC a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the PHC Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such PHC Benefit Plan); (ii) the most recent IRS determination or opinion letter, if applicable; (iii) any summary plan description and summary of material modifications for such PHC Benefit Plan; (iv) all communications to or from the IRS or any other Governmental Entity relating to each PHC Benefit Plan; and (v) for the most recent year, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports. For purposes of this Agreement, “PHC Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, commission, vacation, stock option or other equity-based award, severance, termination, retention, change of control, profit-sharing, insurance, split dollar insurance, fringe benefit, perquisite or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, individual service provider, former individual service provider, director or former director of PHC or any of its Subsidiaries entered into, maintained or contributed to by PHC or any of its Subsidiaries or to which PHC or any of its Subsidiaries is obligated to contribute, or with respect to which PHC or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise, other than any Multiemployer Plan.
(b)   (i) Each PHC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each PHC Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of PHC, nothing has occurred (whether by action or failure to act) that would reasonably be expected to adversely affect the qualified status of any such PHC Benefit Plan (or the exempt status of any related trust); (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that would reasonably be expected to result in liability has occurred with respect to any PHC Benefit Plan, and no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by PHC or any of its Subsidiaries with respect to any PHC Benefit Plan that has resulted, or would reasonably be expected to result, in any material liability with respect to any PHC Benefit Plan; (iv) no liability under Subtitle C or D of Title IV of ERISA has been or would reasonably be expected to be incurred by PHC or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of PHC or its Subsidiaries, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of PHC or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by PHC that any PHC Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to PHC or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any PHC Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) no PHC Benefit Plan provides for post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of PHC or any of its Subsidiaries, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the PHC Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; and (ix) all contributions required to have been made under the terms of any PHC Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each PHC Benefit Plan have been properly accrued and reflected in the PHC Financial Statements.
(c)   With respect to each PHC Benefit Plan that is subject to Title IV of ERISA, as of the Effective Time, the assets of each such PHC Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such PHC Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.
(d)   Neither PHC nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to a Multiemployer Plan within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA).
(e)   With respect to any PHC Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of PHC, threatened, (ii) to the Knowledge of PHC, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the

PBGC in respect of any PHC Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets or liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of PHC, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any PHC Benefit Plan or any fiduciary thereof  (other than rules of general applicability). With respect to each PHC Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (A) no PHC Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (B) there has been no determination that any PHC Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). None of the assets of PHC, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.
(f)   Except as described in Section 4.11(f) of the PHC Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) any payment or benefit (including severance, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of PHC or any of its Subsidiaries from PHC or any of its Subsidiaries under any PHC Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any PHC Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of PHC or any of its Subsidiaries to (A) amend, merge or terminate any PHC Benefit Plan or related trust or (B) receive a reversion of assets from any PHC Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or individual service provider of PHC or any of its Subsidiaries, or (vii) any payments under any of the PHC Benefit Plans or otherwise that would not be deductible under Section 280G of the Code.
(g)   No PHC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
4.12   Approvals.   As of the date of this Agreement, PHC knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
4.13   Opinion.   The Board of Directors of PHC has received the opinion of Stephens Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to PHC.
4.14   PHC Information.   None of the information supplied or to be supplied by PHC for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to MBI’s shareholders or PHC’s shareholders or at the time MBI’s shareholders vote on the matters constituting the MBI Shareholder Approval or PHC’s shareholders vote on the matters constituting the PHC Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by PHC in this Section 4.10 with respect to statements made or incorporated by reference therein based on information supplied by MBI or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by PHC or any of its Subsidiaries which should be set forth in an amendment or supplement to the Proxy Statement, the Form S-4 or in any amendment or supplement to any such other applications, notifications or other documents, PHC shall promptly so inform MBI.
4.15   Litigation.   There is no Action pending or, to the Knowledge of PHC, threatened against or affecting PHC or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of PHC, former) officer, director or employee of PHC or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of PHC and its Subsidiaries. Neither PHC nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).
4.16   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of PHC or any of its Subsidiaries. There is no labor dispute, strike, work stoppage, work slowdown or lockout, or, to the Knowledge of PHC, threat thereof, by or with respect to any employees of PHC or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, work slowdown, lockout or other work related disruption since December 31, 2016. To the Knowledge of PHC, there are no organizational efforts with respect to the formation of a collective bargaining unit or similar employee representative body presently being made or threatened involving employees of PHC or any of its Subsidiaries. PHC and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employee classification, family and medical leave, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that PHC or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel PHC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of PHC, threatened with respect to PHC or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.
(b)   Neither PHC nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of PHC, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to PHC or any of its Subsidiaries and, to the Knowledge of PHC, no such investigation is in progress.
4.17   Environmental Matters.
(a)   (i) Neither PHC’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by PHC or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2017, neither PHC nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that PHC or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by PHC or any of its Subsidiaries or as a result of any operations or activities of PHC or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to PHC or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to PHC or any of its Subsidiaries under any Environmental Law; and (v) neither PHC or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of PHC, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.
4.18   Loan Matters.
(a)   There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of PHC or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.
(b)   Each outstanding loan held by PHC or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, PHC’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.
(c)   None of the agreements pursuant to which PHC or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein.
(d)   Each outstanding loan held by PHC or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).
(e)   With respect to the loans held by PHC or any of its Subsidiaries, PHC has provided or made available to MBI a list of the following: (i) all loans (A) that as of June 30, 2019, are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that as of June 30, 2019 are on non-accrual status, (C) that as of June 30, 2019 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, as of June 30, 2019, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith or (F) where a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the Knowledge of PHC, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; and (ii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f)   The allowance for loan losses reflected in the PHC Financial Statements was (and will be for periods ended after June 30, 2019) in compliance with its methodology for determining the adequacy of allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and was adequate under such standards.
4.19   Intellectual Property.   PHC and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither PHC nor any of its Subsidiaries is the licensor of material Intellectual Property to any third party. None of the Intellectual Property used by PHC or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person in any material respect. As of the date hereof, there is no Action pending or, to the Knowledge of PHC, threatened, which challenges the rights of PHC or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.
4.20   Transactions with Affiliates.   There are no agreements, contracts, plans, arrangements or other transactions between PHC or any of its Subsidiaries, on the one hand, and any (i) officer or director of PHC or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of PHC, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of PHC, on the other hand, except those of a type available to non-affiliates of PHC generally, and compensation or benefit arrangements with officers and directors.
4.21   Derivative Instruments and Transactions.   All Derivative Transactions, whether entered into for PHC’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of PHC or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither PHC nor its Subsidiaries, nor, to the Knowledge of PHC, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
4.22   Trust Business.   Neither PHC nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.
4.23   Taxes.
(a)   All Tax Returns required to have been filed by or with respect to PHC or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by PHC or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith or for which adequate reserves have been established in the PHC Financial Statements or will be established in financial statements of PHC to be provided to MBI after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against PHC or any of its Subsidiaries that has not been satisfied by payment, settled, withdrawn or adequately reserved for. There are no Liens for Taxes on the assets of PHC or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which PHC or any of its Subsidiaries may be subject. All material Taxes not yet due and payable by PHC or its Subsidiaries have been properly accrued on the financial books and records of PHC and its Subsidiaries in accordance with GAAP.
(b)   None of PHC or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among PHC and its Subsidiaries).
(c)   PHC and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. PHC and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).
(d)   As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of PHC, threatened against or with respect to PHC or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.
(e)   Neither PHC nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.
(f)   No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to PHC or any of its Subsidiaries.
(g)   Neither PHC nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.
(h)   Neither PHC nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is PHC or a PHC Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than PHC and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
(i)   Neither PHC nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.24   Community Reinvestment Act.   Professional Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of  “satisfactory” or better in its most recently completed exam, and PHC has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Professional Bank having its current rating lowered.
4.25   Insurance.   PHC and each of its Subsidiaries are presently insured, with what PHC believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to PHC and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “PHC Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by PHC or any of its Subsidiaries under any of the PHC Insurance Policies or, to the Knowledge of PHC, by any other party to the PHC Insurance Policies, and neither PHC nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any PHC Insurance Policy nor, to the Knowledge of PHC, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by PHC or any of its Subsidiaries pending under any of such PHC Insurance Policies as to which coverage has been denied or disputed by the underwriters of such PHC Insurance Policies or in respect of which such underwriters have reserved their rights.
4.26   Title.   PHC and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the PHC Financial Statements and statutory Liens for amounts not yet due and payable and such other Liens as are not material. Any real property and facilities held under lease by PHC or its Subsidiaries are valid, subsisting and enforceable leases and none of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

4.27   Investment Portfolio.   Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practice, and for FHLB stock, none of the investment securities reflected in the PHC Financial Statements and none of the investment securities since acquired by PHC or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of PHC or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.
4.28   Books and Records.   The corporate record books of PHC and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of PHC and its Subsidiaries.
4.29   Indemnification.   To the Knowledge of PHC, as of the date hereof no action or failure to take action by any present or former director, officer, employee or agent of PHC or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from PHC or any of its Subsidiaries.
4.30   Broker’s Fees.   Neither PHC nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Stephens Inc.
4.31   Financing.   Prior to the Closing, PHC will have sufficient cash and shares of PHC Common Stock available for issuance as are necessary to satisfy all of its obligations under this Agreement and to consummate the transactions contemplated hereby, including the payment of the aggregate Merger Consideration to holders of MBI Common Stock and MBI equity awards and to pay all related expenses of PHC.
4.32   No Other Representations.   PHC acknowledges that MBI makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to PHC or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article III are made solely by MBI, and no representative of MBI shall have any responsibility or liability related thereto. PHC acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf MBI or any of its Subsidiaries, other than the representations and warranties expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of MBI Business Prior to the Effective Time.   Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of PHC (which shall not be unreasonably withheld, conditioned or delayed), or as Previously Disclosed, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, MBI shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including with its employees, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of MBI or PHC or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to timely consummate the transactions contemplated hereby.
5.2   MBI Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, MBI shall not, and shall not permit any of its Subsidiaries, without the prior written consent of PHC (which shall not be unreasonably withheld, conditioned or delayed), to:

(a)   Capital Stock.   Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, other than issuances of shares of MBI Common Stock in respect of any exercise of a MBI Stock Option that is outstanding on the date hereof in accordance with its terms as in effect on the date hereof.
(b)   Other Securities.   Issue or repurchase any other capital securities, Voting Debt, or other securities.
(c)   Dividends, Etc.   (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to MBI or to another wholly owned Subsidiary of MBI); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.
(d)   Compensation and Employment, Etc.   Except (i) as required by applicable law or any MBI Benefit Plan (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), or (ii) with respect to transactions Previously Disclosed to PHC, (A) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director or Executive Officer (as defined in Regulation O issued pursuant to the Federal Reserve Act) of MBI or any of its Subsidiaries; (B) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than (I) payment of normal individual increases in salary (not to exceed 5% per annum in the aggregate for all employees), (II) payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, and (III) payment of severance, in each case in the ordinary course of business consistent with past practice; or (C) hire and new Executive Officers.
(e)   Benefit Plans.   Except (i) as required by applicable law (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), (ii) required by any MBI Benefit Plan, or (iii) with respect to transactions Previously Disclosed to PHC, enter into, establish, adopt, modify, amend, renew, or terminate any MBI Benefit Plan, or take any action to grant, pay or accelerate the vesting of compensation or benefits payable thereunder.
(f)   Dispositions.   Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.
(g)   Leases or Licenses.   Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.
(h)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.
(i)   Loans, Loan Participations and Servicing Rights.   Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice or to bring a loan in compliance with legal lending limits, or sell or acquire any servicing rights.
(j)   Governing Documents.   Amend its organizational documents or the organizational documents of any of its Subsidiaries (or similar governing documents).
(k)   Accounting Methods.   Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l)   Contracts.   Except with respect to transactions Previously Disclosed to PHC, or to the extent permitted by Section 5.2(g), enter into or terminate any MBI Material Contract or amend or modify in any material respect or renew any existing MBI Material Contract other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice.
(m)   Claims.   Except in the ordinary course of business and involving an amount not in excess of  $125,000 (exclusive of any amounts paid directly or reimbursed to MBI or any of its Subsidiaries under any insurance policy maintained by MBI or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to MBI and its Subsidiaries, taken as a whole.
(n)   Deposit Taking and Other Bank Activities.   In the case of Marquis Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except pursuant to policies consistent with past practice and competitive factors in the marketplace or to be equivalent to interest rate offerings of Professional Bank; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.
(o)   Investments.   (i) Purchase any equity securities or purchase any debt securities, other than securities (A) fully guaranteed as to principal and interest by the U.S. government, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice.
(p)   Capital Expenditures.   Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of  $100,000 individually or $500,000 in the aggregate, except for emergency repairs or replacements.
(q)   Lending.   (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as previously provided; (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual fully unsecured loan or extension of credit in excess of 5% of MBI’s legal lending limit as of the date hereof or any individual secured loan or extension of credit in excess of 50% of MBI’s legal lending limit as of the date hereof in a single transaction or 75% of MBI’s legal lending limit as of the date hereof to a single borrower shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of Professional Bank, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual (and if not so rejected within such two (2) Business Day period, such loan request shall be deemed approved) or (iii) make any loans or extensions of credit that, individually or in the aggregate, would cause the aggregate principal balance of MBI’s commercial real estate loan portfolio to equal or exceed 105% of such aggregate principal balance as of June 30, 2019.
(r)   Risk Management.   Except as required by applicable law or regulation or guidance or at the direction of a Governmental Entity, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(s)   Indebtedness and Guaranties.   Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q) other than FHLB borrowings.
(t)   New Lines of Business.   Develop, market or implement any new line of business.
(u)   Tax Matters.   Make, change or revoke any material tax election, file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes, in each case except in the ordinary course of business consistent with past practice.
(v)   Reorganization.   Take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(w)   Performance of Obligations.   Take any action that is likely to materially impair or delay MBI’s ability to perform any of its obligations under this Agreement or Marquis Bank’s ability to perform any of its obligations under the Bank Merger Agreement.
(x)   Commitments.   Agree or commit to do any of the foregoing.
5.3   Conduct of PHC Business Prior to the Effective Time.   Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of MBI (which shall not be unreasonably withheld, conditioned or delayed) or as Previously Disclosed, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, PHC shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including with its employees, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of MBI or PHC or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.
5.4   PHC Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, PHC shall not, and shall not permit any of its Subsidiaries, without the prior written consent of MBI (which shall not be unreasonably withheld, conditioned or delayed), to:
(a)   Capital Stock.   Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, other than issuances of shares of PHC Common Stock in respect of any exercise of a PHC Stock Option that is outstanding on the date hereof in accordance with its terms as in effect on the date hereof.
(b)   Other Securities.   Issue or repurchase any other capital securities, Voting Debt, or other securities.
(c)   Dividends, Etc.   (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to PHC or to another wholly owned Subsidiary of PHC); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.
(d)   Compensation; Employment, Etc.   Except (i) as required by applicable law or any PHC Benefit Plan (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), or (ii) with respect to transactions Previously Disclosed to PHC, (A) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director or Executive Officer of PHC or any of its Subsidiaries; (B) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than (I) payment of normal individual increases in salary (not to exceed 5% per annum in the aggregate for all employees), (II) payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, and (III) payment of severance, in each case, in the ordinary course of business consistent with past practice; or (C) hire any new Executive Officers.
(e)   Benefit Plans.   Except (i) as required by applicable law (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code), (ii) required by any PHC Benefit Plan, or (iii) with respect to transactions Previously Disclosed to MBI enter into, establish, adopt, modify, amend, renew, or terminate any PHC Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)   Dispositions.   Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.
(g)   Leases or Licenses.   Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.
(h)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.
(i)   Loans, Loan Participations and Servicing Rights.   Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice or to bring a loan in compliance with legal lending limits, or sell or acquire any servicing rights.
(j)   Governing Documents.   Amend its organizational documents or the organizational documents of any its Significant Subsidiaries (or similar governing documents).
(k)   Accounting Methods.   Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)   Contracts.   Except with respect to transactions Previously Disclosed to MBI, or to the extent permitted by Section 5.2(g), enter into or terminate any PHC Material Contract or amend or modify in any material respect or renew any existing PHC Material Contract other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice.
(m)   Claims.   Except in the ordinary course of business and involving an amount not in excess of  $500,000 (exclusive of any amounts paid directly or reimbursed to PHC or any of its Subsidiaries under any insurance policy maintained by PHC or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to PHC and its Subsidiaries, taken as a whole.
(n)   Deposit Taking and Other Bank Activities.   In the case of Professional Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except pursuant to policies consistent with past practice and competitive factors in the marketplace or to be equivalent to interest rate offerings of Marquis Bank; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.
(o)   Investments.   (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher investment grade by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice.
(p)   Capital Expenditures.   Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of  $250,000 individually or $1,000,000 in the aggregate, except for emergency repairs or replacements.
(q)   Lending.   (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as previously provided; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual fully unsecured loan or extension of credit in excess of 5% of PHC’s legal lending limit as of the date hereof or any individual secured loan or extension of credit in excess of 50% of PHC’s legal lending limit as of the date hereof in a single transaction or 75% of PHC’s legal lending limit as of the date hereof to a single borrower shall require the prior written approval of a designee appointed by the Board of Directors of MBI, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual (and if not so rejected within such two (2) Business Day period, such loan request shall be deemed approved).
(r)   Risk Management.   Except as required by applicable law or regulation or guidance or at the direction of a Governmental Entity, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(s)   Indebtedness and Guaranties.   Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.4(q) other than FHLB borrowings.
(t)   New Lines of Business.   Develop, market or implement any new line of business.
(u)   Tax Matters.   Make, change or revoke any material tax election, file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes, in each case except in the ordinary course of business consistent with past practice.
(v)   Reorganization.   Take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(w)   Performance of Obligations.   Take any action that is likely to materially impair or delay PHC’s ability to perform any of its obligations under this Agreement or Professional Bank’s ability to perform any of its obligations under the Bank Merger Agreement.
(x)   Commitments.   Agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   As promptly as practicable following the date of this Agreement (but in no event later than ten (10) days following the first public filing of a registration statement relating to an initial public offering of PHC Common Stock), PHC, with the assistance and cooperation of MBI, shall promptly prepare and file with the SEC the Form S-4, and, if not included in the Form S-4, a Form S-8, together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the PHC Common Stock to be issued as a result of the Merger, and upon the exercise of the MBI Stock Options to be assumed by PHC pursuant to the terms of this Agreement. Each of PHC and MBI shall use its reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of MBI and PHC shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided that each of MBI and PHC shall use its reasonable best efforts to ensure that the Form S-4 is not declared effective prior to the consummation of the initial public offering of PHC Common Stock. Upon the Form S-4 being declared effective, PHC and MBI shall thereafter mail or deliver the Proxy Statement to their respective shareholders. PHC shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MBI shall furnish all information concerning MBI and the holders of MBI Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to MBI or PHC, or any of their respective affiliates, directors or officers, should be discovered by MBI or PHC that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to PHC’s and MBI’s shareholders.
(b)   In addition to their obligations pursuant to Section 6.1(a), MBI and PHC shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. PHC and MBI shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of PHC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of MBI and PHC, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)   Subject to the terms and conditions set forth in this Agreement, PHC and MBI shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of MBI (in the case of PHC) or PHC (in the case of MBI) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, PHC shall, and shall cause Professional Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the Florida Office of Financial Regulation (the “OFR”), the FDIC and applicable state banking agencies within forty-five (45) days of the date hereof. MBI and PHC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to MBI or PHC, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.
(d)   Each of PHC and MBI shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of PHC, MBI or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.
(e)   Each of PHC and MBI shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed. Without limiting the foregoing, each Party shall, to the extent permitted by applicable law, promptly advise the other of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby and cooperate with the other in preparing any response thereto.
(f)   Notwithstanding the obligations of PHC in this Section 6.1 or anything in this Agreement to the contrary, in no event shall PHC be required in connection with obtaining any Requisite Regulatory Approval to agree to any condition or restriction or take any action that would have a Material Adverse Effect on the Surviving Company and its Subsidiaries, taken as a whole, after giving effect to the Merger (each of the foregoing referred to as a “Materially Burdensome Regulatory Condition”).
6.2   Access to Information; Current Information; Attendance at Meetings.
(a)   Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither MBI nor PHC or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.
(b)   Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, each Party will deliver to the other party all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB, the OCC and the FDIC. Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to June 30, 2019.
(c)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of June 14, 2019 (the “Confidentiality Agreement”).
(d)   No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.
6.3   Shareholder Meetings.   (a) MBI shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the MBI Charter and the MBI Bylaws necessary to (A) call and give notice of a special meeting of MBI’s shareholders (the “MBI Shareholder Meeting”) for the purpose of seeking the MBI Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “MBI Shareholder Meeting Notice Date”) and (B) use its commercially reasonable best efforts to schedule the MBI Shareholder Meeting to take place on the same date as the PHC Shareholder Meeting; (ii) use its reasonable best efforts to (x) cause the MBI Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the MBI Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of MBI approve this Agreement (the “MBI Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, MBI shall have an unqualified obligation to submit this Agreement to a vote of its shareholders at the MBI Shareholder Meeting.
(b)   PHC shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the PHC Charter and the PHC Bylaws necessary to (A) call and give notice of a special meeting of PHC’s shareholders (the “PHC Shareholder Meeting”) for the purpose of seeking the PHC Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “PHC Shareholder Meeting Notice Date”) and (B) schedule the PHC Shareholder Meeting to take place on a date that is at least twenty (20) Business Days after the PHC Shareholder Meeting Notice Date; (ii) use its reasonable best efforts to (x) cause the PHC Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the PHC Shareholder Approval; and (iii) include in the Proxy Statement the recommendation that the shareholders of PHC approve the issuance of PHC Common Stock in connection with this Agreement and the Merger (the “PHC Board Recommendation”) unless including the PHC Board Recommendation in the Proxy Statement would violate applicable law or be inconsistent with the PHC Board of Directors’ fiduciary duties, in which case it may omit the PHC Board Recommendation from the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement PHC shall have an unqualified obligation to submit the issuance of PHC Common Stock in connection with this Agreement and the Merger to a vote of its shareholders at the PHC Shareholder Meeting.
6.4   Nasdaq Listing.   PHC shall use its reasonable best efforts to cause the shares of PHC Common Stock to be issued to the holders of MBI Common Stock in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5   Employee Matters.
(a)   From the Effective Time until the first anniversary thereof  (the “Continuation Period”), PHC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employed by MBI and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities during the portion of the Continuation Period that each such employee remains employed by PHC which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of PHC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of PHC or its Subsidiaries. PHC shall give the Covered Employees full credit for their prior service with MBI and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by PHC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any defined contribution retirement plans, welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by PHC; provided, however, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accruals under any defined benefit pension plan or (C) for purposes of any benefit plan that provides retiree or post-termination welfare benefits.
(b)   With respect to any employee benefit plan of PHC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate following the Closing Date, PHC or its applicable Subsidiary shall (i) cause any pre-existing condition limitations or eligibility waiting periods under such PHC or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the MBI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(c)   Prior to the Effective Time, MBI shall take, and shall cause its Subsidiaries to take, all actions requested by PHC that may be necessary or appropriate to (i) cause the MBI Benefits Plans set forth on Section 6.5(e) of the MBI Disclosure Schedule to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any such MBI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any such MBI Benefit Plan for such period as may be requested by PHC, and (iv) facilitate the merger of any such MBI Benefit Plan into any employee benefit plan maintained by PHC or a PHC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to PHC’s reasonable prior review, comment and approval, which shall not be unreasonably withheld, conditioned or delayed.
(d)   Nothing in this Section 6.5 shall be construed (i) to limit the right of PHC or any of its Subsidiaries (including, following the Closing Date, MBI and its Subsidiaries) to amend or terminate any MBI Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) to require PHC or any of its Subsidiaries (including, following the Closing Date, MBI and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, or (iii) to amend any MBI Benefit Plan or other employee benefit plan, arrangement or agreement.
(e)   If, during the Continuation Period, any Covered Employee is terminated by PHC or its Subsidiaries other than “for cause,” then PHC shall pay severance to such Covered Employee, subject to such Covered Employee’s execution and non-revocation of a general release of claims in a form satisfactory to PHC, in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with MBI or Marquis Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary.
(f)   At the Effective Time, all accrued and unused sick time for all employees of MBI and its subsidiaries and relating to periods prior to the Effective Time shall be carried over to, and assumed by, PHC or its Subsidiaries.
(g)   No later than thirty (30) days following the date of this Agreement, PHC and MBI shall agree upon the names of the MBI and PHC employees to whom PHC shall pay a stay bonus after the Closing and setting forth the compensation to be paid to each such employee, which shall be in addition to any severance payment to such employee otherwise provided pursuant to Section 6.5(e) of this Agreement.
(h)   Prior to the Closing Date, MBI shall submit to a vote of its stockholders all payments or benefits that, in the absence of such a vote, could reasonably constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) to any individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder). Such vote shall satisfy the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and all related materials (including the waiver agreement executed by the disqualified individuals and the disclosure statement provided to MBI’s stockholders) shall be in a form reasonably satisfactory to PHC.
(i)   Nothing in this Agreement shall confer upon any employee, director or individual service provider of PHC or MBI or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of PHC or its Subsidiaries or affiliates, or shall interfere with or restrict in any way the rights of PHC or its Subsidiaries or affiliates to discharge or terminate the services of any employee, director or individual service provider of PHC or MBI or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any MBI Benefit Plan, PHC Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of PHC or any of its Subsidiaries or affiliates to amend, modify or terminate any particular MBI Benefit Plan, PHC Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of PHC or MBI or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.6   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, PHC shall indemnify, defend and hold harmless the present and former directors, officers and employees of MBI and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for MBI occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the MBI Charter, the MBI Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of MBI’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify PHC upon learning of any Claim, provided that failure to so notify shall not affect the obligation of PHC under this Section 6.6 unless, and only to the extent that, PHC is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) PHC shall have the right to assume the defense thereof and PHC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; provided, that PHC shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) PHC shall not be liable for any settlement effected without its prior written consent (not to be unreasonably withheld) and (iv) PHC shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
(c)   For a period of six (6) years following the Effective Time, PHC will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of MBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by MBI; provided, however, that (i) if PHC is unable to maintain or obtain the insurance called for by this Section 6.6(c) then PHC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of MBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), PHC may purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage as described in this sentence. Whether or not PHC shall procure such coverage, in no event shall PHC be required to expend for such tail insurance a premium amount in excess of an amount equal to 300% of the annual premiums paid by MBI for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then PHC shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(d)   If PHC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of PHC and its Subsidiaries shall assume the obligations set forth in this Section 6.6. The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
(e)   These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party and his or her heirs, representatives or administrators. After the Closing, the obligations of PHC under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by PHC, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, then PHC shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against

PHC. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by PHC, and a court of competent jurisdiction determines that the Indemnified Party is not entitled to such indemnification or advancement of expense, the Indemnified Party shall pay PHC’s costs and expenses, including legal fees and expenses, incurred in connection with defending such claim against the Indemnified Party.
(f)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to PHC or MBI or any of their Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under such policies.
6.7   No Solicitation.
(a)   MBI agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “MBI Individuals”) not to, and will use its reasonable best efforts to cause MBI and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “MBI Representatives”) not to, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“MBI Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. MBI will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PHC with respect to any Acquisition Proposal and will, subject to applicable law, enforce and not waive any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any MBI Representative shall constitute a breach by MBI. Promptly after the date hereof, MBI shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to MBI all nonpublic information heretofore furnished by MBI or any MBI Representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its representatives.
(b)   Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the MBI Shareholder Approval, in the event MBI receives a bona fide, written Acquisition Proposal that did not result from a breach of Section 6.7(a), and the Board of Directors of MBI determines in good faith that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, MBI may, and may permit its Subsidiaries and the MBI Individuals and the MBI Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable in the aggregate to MBI than the Confidentiality Agreement, (ii) furnish or cause to be furnished MBI Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, provided that MBI provides PHC, prior to or substantially concurrently with the time such information is provided or made available to such Person, any MBI Confidential Information furnished to such other Person that was not previously furnished to PHC, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of MBI determines in good faith (following consultation with counsel) that failure to take such actions would or would reasonably be expected to cause the MBI Board of Directors to breach its fiduciary duties under applicable law.
(c)   Subject to the succeeding sentence, the Board of Directors of MBI shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to PHC, the MBI Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to PHC the MBI Board

Recommendation (any such action, a “Change in Recommendation”). The foregoing notwithstanding, at any time prior to obtaining the MBI Shareholder Approval and subject to compliance with Section 6.7(d), the MBI Board of Directors may make a Change in Recommendation in response to (A) a Superior Proposal or (B) an Intervening Event, in the case of each of Clause (A) and (B), if the MBI Board of Directors concludes in good faith after consultation with outside legal advisors that the failure to take such action would reasonably be expected to cause the MBI Board of Directors to breach its fiduciary duties under applicable law.
(d)   The MBI Board of Directors shall not be entitled to exercise its right to make a Change in Recommendation pursuant to Section 6.7(c) unless (i) MBI has given PHC at least five (5) Business Days’ prior written notice of its intention to take such action set forth above, which notice shall (A) if relating to a Superior Proposal specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and attached an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal, or (B) in respect to an Intervening Event, describe such Intervening Event and the reasons for the proposed Change in Recommendation; (ii) if the Change in Recommendation is in response to a Superior Proposal, before effecting such Change in Recommendation, MBI has negotiated, and has caused its representatives to negotiate, in good faith with PHC during such notice period to the extent PHC wishes to negotiate, to enable PHC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (iii) if the Change in Recommendation is in response to an Intervening Event, during such five (5) Business Days period, if requested by PHC, MBI shall engage in good faith negotiations with PHC to amend this Agreement in such a manner that obviates the need for a Change in Recommendation as a result of the Intervening Event; and (iv) if the Change in Recommendation is in response to a Superior Proposal, the Board of Directors of MBI determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by PHC under Section 6.7(d)(ii). In the event of any material change to the terms of such Superior Proposal, MBI shall, in each case, be required to deliver to PHC a new written notice, the notice period shall have recommenced and MBI shall be required to comply with its obligations under this Section 6.7 with respect to each such new written notice.
(e)   MBI will advise PHC in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof  (including the identity of the Person making such Acquisition Proposal), and will keep PHC reasonably apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(f)   As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal”   means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving MBI in which any third-party would acquire more than twenty percent (20%) of the voting power of MBI or the surviving entity in such merger or business combination or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, MBI and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.
“Intervening Event”   means a material event or circumstance (other than an event or circumstance relating to an Acquisition Proposal, changes in general economic, political or financial conditions or markets or changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof) that was not known to the MBI Board of Directors on this date of this Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by the MBI Board of Directors as of the date of this Agreement), which event or circumstance, or any material consequences thereof, become known to the MBI Board of Directors prior to the time at which MBI receives the MBI Shareholder Approval.

“Superior Proposal”   means a written Acquisition Proposal that the Board of Directors of MBI concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, PHC acknowledging that Hovde Group LLC and FIG Partners LLC is each a nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of  “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to eighty percent (80%).
6.8   Notification of Certain Matters.   Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give such notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of a condition contained in Article VII unless the underlying breach would independently result in a failure of a condition set forth in Article VII. Each of the Parties shall promptly inform the other in writing upon receiving notice of any material Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.9   System Integration.   From and after the date hereof, subject to applicable law and regulation, MBI shall cause Marquis Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Marquis Bank’s data processing consultants and software providers to, cooperate and assist Marquis Bank and Professional Bank in connection with an electronic and systematic conversion of all applicable data of Marquis Bank to the PHC system following the Effective Time, including the training of Marquis Bank employees without undue disruption to Marquis Bank’s business, during normal business hours and at the expense of PHC (not to include Marquis Bank’s standard employee payroll).
6.10   Coordination; Integration.   Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, MBI shall cause the Chief Executive Officer of Marquis Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of Professional Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Professional Bank, as the resulting institution in the Bank Merger.
6.11   Director Non-Competition and Non-Disclosure Agreement.   MBI has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon Closing, each non-employee director of MBI (other than those set forth on Schedule 1.7 to this Agreement) to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”).
6.12   Tax Treatment.   Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to use its reasonable best efforts to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.
6.13   Failure to Fulfill Conditions.   In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.
6.14   Assumption of MBI Subordinated Notes.   Upon the Effective Time, PHC shall assume the due and punctual payment of the principal of and any premium and interest on MBI’s 7% Fixed-to-Floating Rate Subordinated Notes Due 2026 in the principal amount of  $10,000,000 (the “MBI Notes”) according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of MBI to be performed or observed. In connection therewith, PHC and MBI shall cooperate and use reasonable best efforts to execute and deliver any documents required to make such assumption effective as of the Effective Time.
6.15   Restructuring Efforts.   Subject to Section 8.1 of this Agreement, if either MBI or PHC shall have failed to obtain the MBI Shareholder Approval or the PHC Shareholder Approval at the duly convened MBI Shareholder Meeting or PHC Shareholder Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of MBI Common Stock as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective shareholders for approval.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligations.   The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of MBI and PHC, at or prior to the Closing, of the following conditions:
(a)   Shareholder Approvals.   The MBI Shareholder Approval and the PHC Shareholder Approval shall have been obtained.
(b)   Nasdaq Listing.   The shares of PHC Common Stock to be issued in exchange for MBI Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
(c)   Form S-4.   The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.
(e)   Regulatory Approvals.   All regulatory approvals from the FRB and any other Regulatory Approvals required to consummate the Merger the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on the Surviving Company shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods, the “Requisite Regulatory Approvals”), and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
7.2   Conditions to Obligations of PHC.   The obligation of PHC to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by PHC, at or prior to the Closing, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of MBI (in each case after giving effect to the lead in to Article III) (i) set forth in the first, third and fourth sentences of Section 3.2(a) (Capitalization) regarding the number of outstanding MBI Common Stock and MBI Stock Options, and the first sentence of Section 3.2(b) (Capitalization) regarding the number of outstanding MBI Stock Options shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement); (ii) set forth in the remainder of Section 3.2(a) (Capitalization), in Section 3.2(b) (Capitalization), and in Section 3.3(a) (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) set forth in Section 3.7(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. All other representations and warranties of MBI contained in this Agreement (in each case after giving effect to the lead in to Article III) shall be true and correct (disregarding any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on MBI. PHC shall have received a certificate signed on behalf of MBI by the Chief Executive Officer or the Chief Financial Officer of MBI to the foregoing effect.
(b)   Performance of Obligations of MBI.   MBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PHC shall have received a certificate signed on behalf of MBI by the Chief Executive Officer or the Chief Financial Officer of MBI to such effect.
(c)   No MBI Material Adverse Effect.   Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on MBI, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on MBI.
(d)   Tax Opinion.   PHC shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to PHC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of MBI and PHC, reasonably satisfactory in form and substance to such counsel.
7.3   Conditions to Obligations of MBI.   The obligation of MBI to effect the Merger is also subject to the satisfaction or waiver by MBI at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of PHC (in each case after giving effect to the lead in to Article IV) (i) set forth in the first and fifth sentences of Section 4.2(a) (Capitalization) regarding the number of outstanding shares of PHC Common Stock and the number of outstanding shares of PHC Common Stock issuable in respect of outstanding PHC Rights, shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement); (ii) set forth in the remainder of Section 4.2(a) (Capitalization), and in Section 4.3(a) (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) set forth in Section 4.14(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time. All other representations and warranties of PHC contained in this Agreement (in each case after giving effect to the lead in to Article IV) shall be true and correct (disregarding any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects”, “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on PHC. MBI shall have received a certificate signed on behalf of PHC by the Chief Executive Officer or the Chief Financial Officer of PHC to the foregoing effect.
(b)   Performance of Obligations of PHC.   PHC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and MBI shall have received a certificate signed on behalf of PHC by the Chief Executive Officer or the Chief Financial Officer of PHC to such effect.
(c)   No PHC Material Adverse Effect.   Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on PHC, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on PHC.
(d)   Tax Opinion.   MBI shall have received the opinion of Crowe LLP, in form and substance reasonably satisfactory to MBI, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of MBI and PHC, reasonably satisfactory in form and substance to such counsel.
(e)   Initial Public Offering.   PHC shall have closed an underwritten public offering of PHC Common Stock pursuant to an effective registration statement under the Securities Act on Form S-1 or any similar or successor form.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.
(a)   This Agreement may be terminated at any time prior to the Effective Time, whether before or after the MBI Shareholder Approval or the PHC Shareholder Approval:
(i)   by mutual consent of MBI and PHC in a written instrument authorized by the Boards of Directors of MBI and PHC;
(ii)   by either MBI or PHC, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;
(iii)   by either MBI or PHC, if the Merger shall not have been consummated on or before the date that is one year following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;
(iv)   by either MBI or PHC (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MBI, in the case of a termination by PHC, or PHC, in the case of a termination by MBI, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, in the case of a termination by PHC, or Section 7.3, in the case of a termination by MBI, and which is not cured within twenty (20) Business Days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;
(v)   by PHC if  (i) the Board of Directors of MBI (or any committee thereof) shall have failed to make the MBI Board Recommendation or shall have made a Change in Recommendation, or (ii) MBI shall have materially breached any of the provisions set forth in Section 6.7;
(vi)   by PHC, if the shareholders of MBI fail to provide the MBI Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;
(vii)   by MBI if the Board of Directors of PHC (or any committee thereof) shall have failed to make the PHC Board Recommendation or shall have withdrawn or modified, in a manner adverse to MBI, the PHC Board Recommendation or made or caused to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to MBI the PHC Board Recommendation; or
(viii)   by MBI, if the shareholders of PHC fail to provide the PHC Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
8.2   Effect of Termination.   In the event of termination of this Agreement by either MBI or PHC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of MBI, PHC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.
8.3   Fees and Expenses.   Except as provided in Section 8.4 and with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by PHC and MBI, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by PHC, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.
8.4   Termination Fees.
(a)   In recognition of the efforts, expenses and other opportunities foregone by PHC while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v), then MBI shall, within three (3) Business Days after such termination, pay PHC an amount equal to $4 million (the “Termination Fee”) by wire transfer of same-day funds.
(b)   If this Agreement is terminated by PHC under Section 8.1(a)(vi) or Section 8.1(a)(iv), and prior to the MBI Shareholder Meeting there has been publicly announced (and not publicly withdrawn) an Acquisition Proposal, then if within twelve (12) months of such termination MBI or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to an Acquisition Proposal or (ii) consummates an Acquisition Proposal, MBI shall, within three (3) Business Days after the first to occur of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay PHC the Termination Fee by wire transfer of same-day funds.
(c)   If this Agreement is terminated (i) by MBI pursuant to Section 8.1(a)(vii), or (ii) by MBI pursuant to Section 8.1(a)(iv) following a material breach by PHC of any of the provisions of Section 6.1 (which for the avoidance of doubt shall not be deemed to include any delay in or failure to launch or complete an initial public offering of PHC Common Stock, due to market conditions, SEC review or comments, or other factors outside the control of PHC, or a failure to comply with the provisions therein that provide for a specific filing deadline with respect to applications or filings with Governmental Entities), PHC shall, within three (3) Business Days after such termination, pay MBI the Termination Fee by wire transfer of same-day funds.
(d)   Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 8.4 shall fully discharge the Party paying such Termination Fee from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall MBI or PHC be required to pay the Termination Fee on more than one occasion.
(e)   The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.
8.5   Amendment.   This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of MBI or PHC; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of MBI or PHC, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6   Extension; Waiver.   At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the other Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Coral Gables, Florida time, at the offices of PHC, on the fourth (4th) Business Day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays on which banking organizations in Florida are authorized or required by law to be closed.

9.2   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Articles I and II, and Sections 6.3, 6.4, 6.5 and 6.6.
9.3   Notices.   All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)
if to PHC, to:
Professional Holding Corp
5100 PGA Boulevard, Suite 101
Palm Beach Gardens, Florida 33418
Attn: Mr. Daniel R. Sheehan
Fax: (305) 675-8045

with a copy (which shall not constitute notice to PHC) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Matthew M. Guest, Esq.
Fax: (212) 403-2341
(b)
if to MBI, to:
Marquis Bancorp, Inc.
355 Alhambra Circle, Suite 125
Coral Gables, Florida 33134
Attn: Mr. Javier J. Holtz
Chairman and Chief Executive Officer
Fax: (305) 774-9937

with a copy (which shall not constitute notice to MBI) to:
Smith Mackinnon, PA
255 South Orange Avenue, Suite 1200
Orlando, Florida 32801
Attn: John P. Greeley, Esq.
Fax: (407) 843-2448
9.4   Interpretation.
(a)   For the purposes of this Agreement, references to the date hereof refer to the date of this Agreement.
(b)   The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(d)   The word “or” as used in this Agreement shall not be exclusive.

(e)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(f)   A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.
(g)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(h)   If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5   Counterparts.   This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.
9.6   Entire Agreement.   This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7   Governing Law; Waiver of Jury Trial.   This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8   Publicity.   Other than in connection with the matters described in Section 6.7, neither MBI nor PHC shall, and neither MBI nor PHC shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of PHC, in the case of a proposed announcement or statement by MBI, or MBI, in the case of a proposed announcement or statement by PHC; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9   Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except (i) for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (ii) if the Effective Time occurs, the right of the holders of MBI Common Stock and MBI Stock Options to receive the Merger Consideration and the option conversion rights pursuant to this Agreement, and (iii) the right of each Party’s shareholders to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of any premium offered to such shareholders) and other relief, including equitable relief, for a material breach by the other Party of its obligations under this Agreement, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement; provided that the rights granted pursuant to the preceding clause (iii) shall be enforceable on behalf of each Party’s shareholders only by the applicable Party, in its sole and absolute discretion, and any amounts received by such Party in connection therewith may be retained by such Party.
9.10   Specific Performance; Time of the Essence.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11   Disclosure Schedule.   Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV or one or more covenants of the disclosing Party contained herein, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).
9.12   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, PHC and MBI have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
PROFESSIONAL HOLDING CORP
By:
/s/ Daniel Sheehan

Daniel R. Sheehan
Chairman and Chief Executive Officer
MARQUIS BANCORP, INC.
By:
/s/ Javier Holtz

Javier Holtz
Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

List of Exhibits and Schedules Omitted from the Purchase Agreement
Referenced in Exhibit 2.1 Above
Pursuant to Regulation S-K, Item 601(a)(5), the Exhibits and Schedules to the Purchase Agreement referenced in Exhibit 2.1 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.
Schedules:
Schedule 1.1:	Restrictive Covenant Agreement Counterparties
Schedule 1.5:	Definition of Cause
Schedule 1.7:	Directors of Surviving Company and Surviving Bank
Exhibits:
Exhibit A:	Shareholder Voting Agreement
Exhibit B:	Shareholder Voting Agreement
Exhibit C:	Plan of Merger and Merger Agreement
Exhibit D:	Non-Competition and Non-Disclosure Agreement

ANNEX B
August 12, 2019
Board of Directors
Marquis Bancorp, Inc.
355 Alhambra Circle
Suite 1200
Coral Gables, FL 33134
Dear Members of the Board of Directors:
We understand that Marquis Bancorp, Inc. (or “Marquis”) has entered into an Agreement and Plan of Merger with Professional Holding Corp. (or “Professional”), dated as of August 12, 2019 (the “Agreement”), pursuant to which, among other things, the Marquis will merge with and into the Professional (the “Merger”), and Marquis’s bank subsidiary will merge with and into Professional’s bank subsidiary. Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each share of Marquis Common Stock shall be converted into the right to receive 1.2048 shares (the “Exchange Ratio”) of Professional common stock (the “Merger Consideration”). In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of Marquis pursuant to the Agreement. Unless otherwise defined in this letter, capitalized terms used herein will have the same meaning as in the Agreement.
Janney Montgomery Scott LLC (or “Janney”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by Janney’s compliance officer consistent with internal policy and it has been reviewed by a fairness committee. In addition, Janney has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.
We were retained exclusively by Marquis to act as its financial advisor in connection with the Merger and in rendering this fairness opinion. We will receive compensation from Marquis in connection with our services upon delivery of the fairness opinion dated August 12, 2019. Marquis has agreed to indemnify us for certain liabilities arising out of our engagement.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed the Agreement;

(ii)
reviewed certain historical, publicly available business and financial information concerning Marquis and Professional;

(iii)
held discussions with members or representatives of the senior management of Marquis and Professional for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the Merger;

(iv)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(v)
reviewed the current and historical financial results of Marquis and Professional;

(vi)
performed a comparison of certain Marquis and Professional operating and trading information with other similar publicly traded companies;

(vii)
performed such other analyses and considered such other factors as we have deemed appropriate.

B-1

Marquis Bancorp, Inc.
August 12, 2019

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.
In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Marquis and Professional and in the discussions with the respective management teams or representatives of Marquis and Professional. In that regard, we have assumed that any financial forecasts, including, without limitation, the synergies and Marquis projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Marquis and Professional and that such financial results will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities Marquis and Professional or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Marquis and Professional or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.
We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Marquis and Professional. In rendering this Opinion, we have been advised by Marquis and Professional, and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.
Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
This letter is solely for the information of the Board of Directors of Marquis and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of Marquis Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of Marquis Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Marquis.
Sincerely,
/s/ Janney Montgomery Scott, LLC
Janney Montgomery Scott, LLC
B-2

ANNEX C
August 9, 2019
Board of Directors
Professional Holding Corp.
396 Alhambra Circle, Suite 255
Coral Gables, FL 33134
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed acquisition of Marquis Bancorp, Inc. (the “Target”) by Professional Holding Corp. (the “Company”) (the “Transaction”), and you have requested that we provide our opinion (the “Opinion”) as to whether the Exchange Ratio is fair to the Company from a financial point of view.
The terms and conditions of the Transaction are more fully set forth in an Agreement and Plan of Merger (the “Agreement”) between the Company and the Target. Pursuant to the Agreement and for purposes of our Opinion, we understand that the consideration expected to be exchanged by the Company for the outstanding common stock and options of the Target consists of 1.2048 shares of the Class A common stock of the Company (“Exchange Ratio”) for each outstanding share of the Target and options for the Class A common stock of the Company will be issued to replace outstanding options for common stock of the Target based on the Exchange Ratio.
In connection with rendering our Opinion, we have:
(i)
analyzed certain publicly available financial statements and reports regarding the Company and the Target;

(ii)
analyzed the audited financial statements and certain management reports regarding the Company and the Target;

(iii)
analyzed certain internal financial statements and other financial and operating data concerning the Company and the Target prepared by management of the Company and Target, respectively;

(iv)
compared the financial performance of the Company with that of certain publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(v)
analyzed the Exchange Ratio relative to each company’s contribution to the pro forma entity using both June 30, 2019 financials and projections provided by Company management;

(vi)
analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Company;

(vii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(viii)
discussed with management of the Company the operations of and future business prospects for the Company and the Target and the anticipated financial consequences of the Transaction to the Company;

(ix)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Target; and

(x)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Target and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. Management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Target, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Target under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Target. With respect to the financial forecasts prepared by the Company, including the forecasts of potential cost savings and purchase accounting adjustments, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Target, and that the financial results reflected by such projections will be realized as predicted. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Target. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with the Company, including (but not limited to) potentially serving as an underwriter in the Company’s initial public offering. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction. As you know, affiliates and employees of Stephens Inc. (including, among others, employees involved in preparing this Opinion) own, in the aggregate, approximately five percent of the outstanding stock of the Company.
We are not legal, accounting, regulatory or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any material adverse legal, regulatory, accounting or tax consequences for the Company.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated in all material respects on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory approvals, or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This Opinion is for the use and benefit of the Board of Directors of the Company for purposes of assisting with its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing, distribution or publication of such communications.
Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the Exchange Ratio is fair from a financial point of view to the Company.
Very truly yours,
/s/ Stephens Inc.
STEPHENS INC.

ANNEX D
Florida Statutes § 607.1301
Appraisal rights; definitions.
The following definitions apply to ss. 607.1301—607.1340:
(1)
“Accrued interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest determined for judgments pursuant to s. 55.03, determined as of the effective date of the corporate action.

(2)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)
“Corporate action” means an event described in s. 607.1302(1).

(4)
“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322—607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)
“Fair value” means the value of the corporation’s shares determined:

(a)
Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)
Without discounting for lack of marketability or minority status.

(6)
“Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)
“Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.
Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.
In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates in the corporate action, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7)
“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)
Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

Florida Statutes § 607.1302
Right of shareholders to appraisal.
(1)
A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)
Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)
Consummation of a merger to which such corporation is a party:

1.
If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.
If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.
Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.
The disposition of assets is not an interested transaction;

(e)
An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)
Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)
An amendment to the articles of incorporation or bylaws of the corporation, the effect of which is to alter or abolish voting or other rights with respect to such interest in a manner that is adverse to the interest of such shareholder, except as the right may be affected by the voting or other rights of new shares then being authorized of a new class or series of shares;

(h)
An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(i)
With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.
Altering or abolishing any preemptive rights attached to any of his or her shares;

2.
Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.
Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.
Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.
Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(j)
An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(k)
An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(l)
A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(m)
A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)
Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), and (e) shall be limited in accordance with the following provisions:

(a)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.
A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;

2.
Not a covered security, but traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries, by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.
Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

(b)
The applicability of paragraph (a) shall be determined as of:

1.
The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.
If there will be no meeting of shareholders and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)
Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(3)
Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)
No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b)
Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

Florida Statutes § 607.1303
Assertion of rights by nominees and beneficial owners.
(1)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or a voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)
A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)
Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b) 2.

(b)
Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

Florida Statutes § 607.1320
Notice of appraisal rights.
(1)
If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035), must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301—607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)
Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301—607.1340 must accompany such written notice; and

(b)
Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301—607.1340 must accompany such written notice.

(4)
Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)
Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and
(b)
The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5)
The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

Florida Statutes § 607.1321
Notice of intent to demand payment.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and

(b)
Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)
If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed action is effected; and

(b)
Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4)
A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

Florida Statutes § 607.1322
Appraisal notice and form.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)
The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a)
Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.
The shareholder’s name and address.

2.
The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.
That the shareholder did not vote for or consent to the transaction.

4.
Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.
If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest.

(b)
State:

1.
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.
The corporation’s estimate of the fair value of the shares.

4.
An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.
The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)
If not previously provided, be accompanied by a copy of ss. 607.1301—607.1340.

Florida Statutes § 607.1323
Perfection of rights; right to withdraw.
(1)
A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b) 2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b) 6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301—607.1340.

Florida Statutes § 607.1324
Shareholder’s acceptance of corporation’s offer.
(1)
If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)
Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

Florida Statutes § 607.1326
Procedure if shareholder is dissatisfied with offer.
(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b) 4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b) 2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b) 4.

Florida Statutes § 607.1330
Court action.
(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest from the date of the corporate action. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)
The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)
Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus accrued interest, as found by the court.

(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

Florida Statutes § 607.1331
Court costs and counsel fees.
(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)
The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

Florida Statutes § 607.1332
Disposition of acquired shares.
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.

Florida Statutes § 607.1333
Limitation on corporate payment.
(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)
Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)
Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)
The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

Florida Statutes § 607.1340
Other remedies limited.
(1)
A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)
Not authorized and approved in accordance with the applicable provisions of this chapter;

(b)
Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)
Nothing in this section operates to override or supersede the provisions of s. 607.0832.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers

The Florida Business Corporation Act, or FBCA, permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation, or indemnified party, with respect to any threatened, pending or completed action, suit or proceeding to which such person is or was a party because of his or her being a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in such proceeding; provided, however, that such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA also permits indemnification against expenses and amounts paid in settlement actually and reasonably incurred in connection with such proceeding. Unless ordered by a court, a corporation may not indemnify an indemnified party unless authorized for a specific proceeding after a determination that indemnification is permissible because the director or officer has met the relevant standard of conduct by either, depending on the circumstances, (i) a majority of directors or a committee designated by the board if a quorum is not obtainable, (ii) independent special legal counsel selected by the board, or (iii) the shareholders (excluding shares voted by a party to the proceeding).
Under the FBCA, a corporation must indemnify an indemnified party who was successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director, officer, employee, or agent of the corporation against expenses incurred by the individual in connection with the proceeding.
A corporation may, under the FBCA, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an officer or director who is a party to the proceeding because that individual is or was a director or an officer if such person delivers to the corporation a signed written undertaking to repay any funds advanced if such person is not entitled to indemnification under the FBCA. Expenses incurred by other employees and agents may be paid in advance upon the terms the board of directors of a corporation decide to be appropriate.
Unless a corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, the FBCA permits an indemnified party to apply for indemnification or an advance for expenses, or both, to a court having jurisdiction.
Notwithstanding other sections of the FBCA regarding indemnification, unless ordered by a court in certain circumstances, the FBCA prohibits indemnification or the advancement of expenses to an indemnified party if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder, (ii) a transaction in which a director or officer derived an improper personal benefit, (iii) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, or (iv) in the case of a director, a circumstance under which the liability provisions related to unlawful distributions are applicable.
In addition to the authority granted to us by the FBCA to indemnify our directors and officers, certain other provisions of the FBCA have the effect of further limiting the personal liability of our directors and officers. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act as a director except in the case of certain qualifying breaches of the director’s duties.
Additionally, in 2019, the Florida Legislature enacted legislation amending the FBCA, which amendments are scheduled to take effect on January 1, 2020. Professional does not expect that these amendments will materially affect the indemnification rights of its officers or directors. However, the amendments to the FBCA do not address indemnification of employees and agents under the new statute. Notwithstanding these amendments, Professional does not believe the amendments will or are intended to substantively cut back on the power of a corporation to indemnify its employees or agents, and the new statute affirmatively provides that nothing therein limits the power of the corporation to indemnify agents and employees. Therefore, Professional does not believe the amendments to the FBCA will have a material impact on Professional with respect to indemnification.
Professional’s bylaws also provide that Professional must indemnify its directors, officers and employees, and may indemnify agents, in a manner similar to the rights to indemnification such persons would have generally under the FBCA. Professional’s bylaws state it must indemnify such person from expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a claim, action or suit by reason of his or her position or is serving in such position at the our request if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Professional and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Professional’s bylaws require it to indemnify a director, officer, employee or agent who is successful on the merits and entitled to indemnification under the bylaws. We must also indemnify any director, officer or employee and may indemnify an agent for expenses actually and reasonably incurred in connection with a claim, action or suit by or in the right of Professional. Any indemnification under Professional’s bylaws is subject to a determination that such person met the applicable standard of conduct by a majority of the board of directors or, in certain circumstances, a committee, by independent legal counsel or the shareholders by a majority vote. Professional may advance expenses, including attorneys’ fees, upon a preliminary determination that such person met the applicable standard of conduct, or as authorized by the board of directors in a specific case or, in either event, upon receipt of a written commitment from or on behalf of such person to repay the expenses unless it is ultimately determined he or she is entitled to indemnification. Professional’s bylaws provide that indemnification under the bylaws is not exclusive and any indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and such person complied with the required standards of conduct. Professional’s bylaws further provide that it may purchase and maintain insurance on behalf of Professional’s directors, officers, employees and agents in their capacities as such, or serving at the request of Professional, against any liabilities asserted against such persons and incurred by such persons in any capacity, or arising of such persons status as such, whether or not Professional would have the power to indemnify such persons against such liability under Professional’s bylaws.
Additionally, Professional has entered into indemnification agreements with each of its directors that contractually obligate Professional to indemnify its directors to the fullest extent permitted under applicable law. These agreements generally require both Professional and Professional Bank to indemnify each director if the director is, or is threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of Professional or Professional Bank to procure a judgment in the favor of Professional or Professional Bank or a proceeding by a federal banking agency if the director acted in good faith and in a manner the director reasonably believed to be in, or not opposed to, the best interests of Professional or Professional Bank, as applicable, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that the director’s conduct was unlawful. Each director is further required to be indemnified for all expenses reasonably incurred by the director or on behalf of the director if the director is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of Professional or Professional Bank to procure a judgment in favor of Professional or Professional Bank, provided that the director acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of Professional or Professional Bank. Notwithstanding the foregoing, no indemnification is available to a director in respect of any claim, issue or matter as to which the director is finally adjudged by a court to be liable to Professional, Professional Bank or both, as the case may be, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnification for such expenses. The indemnification agreements also generally provide for indemnification of expenses in connection with certain specific scenarios, including proceedings by federal banking regulators, subject to certain customary exclusions. The indemnification agreements also obligate Professional and Professional Bank to advance expenses to a director, subject to the director’s obligation to repay the advance if and to the extent it is determined that the director is not entitled to be indemnified by Professional or Professional Bank.
Professional maintains liability insurance policies that cover certain liabilities of its directors and officers arising out of proceedings based on acts or omissions in their capacities as directors or officers, including directors and officers liability insurance and excess directors and officers liability insurance.
Professional has also agreed to indemnify former officers, directors, and employees of Marquis and its subsidiaries against all costs and expenses (including attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim arising out of actions or omissions of such persons in the course of performing their duties for Marquis occurring at or before the effective time of the merger, to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) Marquis’s articles of incorporation and Marquis’s bylaws or the comparable organization documents of its subsidiaries, each as in effect on the date of the merger agreement, and (ii) the FBCA.
The foregoing is only a general summary of certain aspects of the FBCA and Professional’s governing documents and agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to Professional’s bylaws and its form of indemnification agreement, which are filed as an exhibit to this registration statement, and to the relevant provisions of the FBCA.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for Professional’s directors and officers, or for persons controlling Professional, pursuant to Professional’s articles of incorporation, its bylaws or the FBCA, or pursuant to an indemnification agreement, Professional acknowledges that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.
Exhibits and Financial Statement Schedules

(a)
Exhibits

2.1†	Agreement and Plan of Merger, dated as of August 9, 2019, by and between Professional Holding Corp. and Marquis Bancorp, Inc. (attached as Annex A to the joint proxy statement/prospectus).
3.1	Articles of Incorporation of Professional Holding Corp.
3.2	Articles of Amendment to Articles of Incorporation of Professional Holding Corp., effective as of April 19, 2019.
3.3	Amended and Restated Bylaws of Professional Holding Corp., effective as of August 23, 2019.
4.1	Form of Class A Common Stock Certificate of Professional Holding Corp.
4.2	Form of Class B Common Stock Certificate of Professional Holding Corp.
5.1*	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities being registered.
8.1*	Form of Tax Opinion of Wachtell, Lipton, Rosen & Katz.
8.2*	Form of Tax Opinion of Crowe LLP.
10.1+	Employment Agreement among Professional Holding Corp., Professional Bank and Daniel R. Sheehan.
10.2+	Employment Agreement among Professional Holding Corp., Professional Bank and Abel L. Iglesias.
10.3+	Employment Agreement among Professional Holding Corp., Professional Bank and Mary Usategui.

10.4+	Employment Agreement among Professional Holding Corp., Professional Bank and Ryan Gorney.
10.5+	Professional Holding Corp. 2012 Share Appreciation Rights Plan
10.6+	Professional Holding Corp. 2014 Associate Stock Purchase Plan.
10.7+	Professional Holding Corp. 2014 Share Appreciation Rights Plan.
10.8+	Amendment No.1 to Professional Holding Corp. 2014 Share Appreciation Rights Plan.
10.9+	Amendment No. 2 to Professional Holding Corp. 2014 Share Appreciation Rights Plan.
10.10+	Form of Unit Agreement for Professional Holding Corp. 2014 Share Appreciation Rights Plan.
10.11+	Professional Holding Corp. 2016 Amended and Restated Stock Option Plan.
10.12+	Professional Holding Corp. 2019 Equity Incentive Plan.
10.13+	Form of Restricted Stock Award Agreement for the Professional Holding Corp. 2019 Equity Incentive Plan.
10.14	Form of Indemnification Agreement.
10.15	Form of Stock Purchase Agreement (2017 Private Offering).
10.16	Form of Subscription Agreement (2018 Private Offering).
10.17	Letter Agreement between the Professional Holding Corp. and BayBoston Capital L.P., dated as of April 1, 2015.
10.18	Amendment to Letter Agreement Dated April 1, 2015 between the Company and BayBoston Capital L.P., dated as of February 17, 2017.
10.19	Letter Agreement between the Professional Holding Corp. and EJF Sidecar Fund, Series LLC — Series E, dated as of February 17, 2017.
10.20	Letter Agreement between the Professional Holding Corp. and BayBoston Capital L.P., dated as of February 17, 2017.
10.21	Form of Letter Agreement between the Professional Holding Corp. and each of Mendon Capital QP LP, Mendon Capital Master Fund LP, and Iron Road Multi Strategy Fund LP.
10.22	Registration Rights Agreement between the Professional Holding Corp. and EJF Sidecar Fund, Series LLC — Series E, dated as of February 17, 2017.
10.23	Registration Rights Agreement between the Professional Holding Corp. and BayBoston Capital L.P., dated as of February 17, 2017.
10.24	Form of Registration Rights Agreement between the Professional Holding Corp. and each of Mendon Capital QP LP, Mendon Capital Master Fund LP, and Iron Road Multi Strategy Fund LP.
10.25	Form of Voting Agreement between Marquis Bancorp, Inc. and each of the directors of Professional Holding Corp. (except Anton V. Schutz) and Mendon Capital QP LP, Mendon Capital Master Fund LP, and Iron Road Multi Strategy Fund LP.
10.26	Form of Voting Agreement between Professional Holding Corp. and each of the directors of Marquis Bancorp, Inc.
21.1	Subsidiaries of Professional Holding Corp.
23.1	Consent of Crowe LLP (with respect to Professional Holding Corp.).
23.2	Consent of Crowe LLP (with respect to Marquis Bancorp, Inc.).

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.5	Consent of Crowe LLP (included in Exhibit 8.2).
24	Power of Attorney (included with signature pages to this Registration Statement).
99.1*	Form of Proxy of Professional Holding Corp.
99.2*	Form of Proxy of Marquis Bancorp, Inc.
99.3	Consent of Stephens Inc.
99.4	Consent of Janney Montgomery Scott LLC.

†
Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request

*
To be filed by amendment

+
Indicates a management contract or compensatory plan

(b)
Financial Statement Schedules

Not applicable.
Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.
Item 22.
Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.
The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on January 28, 2020.
PROFESSIONAL HOLDING CORP.
/s/ Daniel R. Sheehan

Daniel R. Sheehan
Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers, has made, constituted, and appointed, and does hereby make, constitute, and appoint Daniel R. Sheehan and Mary Usategui, and each of them, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 28, 2020.
Signature	Title
/s/ Daniel R. Sheehan Daniel R. Sheehan	Chairman, Chief Executive Officer and Director (Principal executive officer)
/s/ Mary Usategui Mary Usategui	Chief Executive Officer (Principal financial officer and principal accounting officer)
/s/ Rolando DiGasbarro Rolando DiGasbarro	Director
/s/ Carlos M. Garcia Carlos M. Garcia	Director
/s/ Jon L. Gorney Jon L. Gorney	Director
Abel L. Iglesias Abel L. Iglesias	Director

Signature	Title
/s/ Herbert Martens, Jr. Herbert Martens, Jr.	Director
/s/ Lawrence Schimmel, M.D. Dr. Lawrence Schimmel, M.D.	Director
/s/ Anton V. Schutz Anton V. Schutz	Director